Exhibit 10.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

Paul D. Leake

Lisa Laukitis

Shana A. Elberg

Evan A. Hill

One Manhattan West

New York, New York 10001

Telephone: (212) 735-3000

Fax: (212) 735-2000

Counsel for Debtors and Debtors in Possession

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

In re	Chapter 11

ENDO INTERNATIONAL plc, et al.,	Case No. 22-22549 (JLG)

Debtors.[1]	(Jointly Administered)

Related Docket No. 20, 1502

NOTICE OF FILING OF

SECOND AMENDED AND RESTATED RESTRUCTURING SUPPORT AGREEMENT

PLEASE TAKE NOTICE that, on August 16, 2022 (the “Petition Date”), Endo International plc and its debtor affiliates, as debtors and debtors in possession (collectively, the “Debtors”) commenced the above-captioned chapter 11 cases in the United States Bankruptcy Court for the Southern District of New York (the “Chapter 11 Cases”).

PLEASE TAKE FURTHER NOTICE that on August 16, 2022, prior to the commencement of the Chapter 11 Cases, the Debtors entered into a restructuring support agreement [Docket No. 20] (the “RSA”) with the Required Consenting First Lien Creditors (as defined in the RSA).

PLEASE TAKE FURTHER NOTICE that on March 24, 2023, the Debtors filed an amended and restated RSA [Docket No. 1502] (the “Amended RSA”) reflecting certain resolutions reached among the parties thereto.

[1]

The last four digits of Debtor Endo International plc’s tax identification number are 3755. Due to the large number of debtors in these chapter 11 cases, a complete list of the debtor entities and the last four digits of their federal tax identification numbers is not provided herein. A complete list of such information may be obtained on the website of the Debtors’ claims and noticing agent at https://restructuring.ra.kroll.com/Endo. The location of the Debtors’ service address for purposes of these chapter 11 cases is: 1400 Atwater Drive, Malvern, PA 19355.

PLEASE TAKE FURTHER NOTICE that on December 19, 2023, the Debtors filed the Joint Chapter 11 Plan of Reorganization of Endo International plc and its Affiliated Debtors [Docket No. 3355] (as may be revised and amended from time, the “Plan”) and the disclosure statement with respect thereto [Docket No. 3356].

PLEASE TAKE FURTHER NOTICE that in connection with the Plan, the Debtors have made certain amendments to the Amended RSA (the “Second Amended RSA”),2 attached hereto as Exhibit 1.

PLEASE TAKE FURTHER NOTICE that a redline of the Second Amended RSA against the Amended RSA is attached hereto as Exhibit 2.

[Remainder of Page Intentionally Left Blank]

[2]	Capitalized terms used but not defined herein have the meanings ascribed to them in the Second Amended RSA.

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Dated:	December 28, 2023 New York, New York		SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

		By:	/s/ Paul D. Leake
Paul D. Leake
Lisa Laukitis
Shana A. Elberg
Evan A. Hill
One Manhattan West
New York, New York 10001
Telephone: (212) 735-3000
Fax: (212) 735-2000

Counsel for the Debtors and Debtors in Possession

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EXHIBIT 1

Second Amended RSA

EXECUTION VERSION

SECOND AMENDED AND RESTATED RESTRUCTURING SUPPORT AGREEMENT

This SECOND AMENDED AND RESTATED RESTRUCTURING SUPPORT AGREEMENT (as amended, modified, or otherwise supplemented from time to time, this “Agreement”), dated as of December 28, 2023 amends and restates the A&R RSA (defined below) and is by and among:

(a)

Endo International plc (“Parent”) and each of its subsidiaries, including each subsidiary that signed the Original RSA (defined below) (each, including Parent, a “Debtor,” and collectively, the “Debtors”);

(b)

First Lien Creditors that have executed and delivered counterpart signature pages to the Original RSA, the A&R RSA, or a Joinder Agreement to either of the foregoing to counsel to the Debtors and counsel to the Ad Hoc First Lien Group before the Second Amendment Effective Date, certain of which have also executed and delivered counterpart signature pages to this Agreement on the Second Amendment Effective Date, in each case, in each such entity’s respective capacity as lender under, holder of, or investment advisor, beneficial holder, investment manager, manager, nominee, advisor, or subadvisor to lenders, holders or funds that beneficially own, certain of the Loans, First Lien Notes, Second Lien Notes, and Unsecured Notes (each defined below); and

(c)

any First Lien Creditors that accede to this Agreement from and after the Second Amendment Effective Date in accordance with Section 19 (together with the First Lien Creditors described in the immediately preceding clause (b), the “Consenting First Lien Creditors”).

The Debtors, the Consenting First Lien Creditors, and any Person that subsequently becomes a party hereto in accordance with Section 19, are collectively referred to herein as the “Parties” and each individually as a “Party.” Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Plan or the Standalone Sale Term Sheet (each defined below), as applicable.

RECITALS

WHEREAS, certain of the Consenting First Lien Creditors and the Debtors entered into that certain Restructuring Support Agreement dated as of August 16, 2022 (including any schedules and exhibits attached thereto, the “Original RSA”) pursuant to which the Debtors and the Consenting First Lien Creditors party thereto agreed to undertake and support a financial restructuring of the existing Claims against, and Interests in, the Debtors in accordance with the terms and subject to the conditions set forth in the Original RSA and in the restructuring term sheet attached thereto as Exhibit A (including all schedules and exhibits attached thereto, the “Original Restructuring Term Sheet”), including the implementation through the sale and/or enforcement of security as approved by the Bankruptcy Court to the extent such approval is required, of substantially all of the assets of the Debtors, in accordance with (1) the PSA or (2) in the event one or more third-party purchaser(s) is determined to have submitted the highest or otherwise best offer or offers for the Transferred Assets in accordance with the Bidding Procedures Order that (a) provides for a Bidder Cash Purchase Price (as defined in the Bidding Procedures) that is equal to or exceeds the Minimum Bid Amount (as defined in the Bidding Procedures) and (b) contemplates the indefeasible payment to the Prepetition First Lien Secured Parties (as defined in the Cash Collateral Order) at the closing of the applicable Transaction (as defined in the Bidding Procedures) in cash and in at least the dollar amount equivalent of the sum of (i) the Prepetition First Lien Indebtedness, plus (ii) the Stalking Horse Expense Reimbursement, plus (iii) all outstanding fees and expenses due to the Prepetition First Lien Secured Parties under the Cash Collateral Order, including, for the avoidance of doubt, outstanding accrued and unpaid First Lien Adequate Protection Payments (as defined in the Cash Collateral Order) (without duplication of the Stalking Horse Expense Reimbursement), to be paid from the Bidder Cash Purchase Price and/or cash on the Debtors’ balance sheet that is not subject to such Bid (as defined in the Bidding Procedures), the purchase agreement(s) agreed to by the Debtors and such third-party purchaser(s) (in each case, as approved pursuant to the Sale Order, and the sale or sales to be consummated thereunder, the “Sale”) in the voluntary cases (the “Chapter 11 Cases”) commenced by certain of the Debtors on August 16, 2022 (the “Petition Date”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) (such financial restructuring, as modified by this Agreement and expressly incorporating both the Plan Transaction Process and, in the event of a Standalone Sale Toggle, the Standalone Sale Process (each defined below), the “Restructuring”);

WHEREAS, on October 27, 2022, the Bankruptcy Court entered the Amended Final Order (I) Authorizing Debtors to Use Cash Collateral; (II) Granting Adequate Protection to Prepetition Secured Parties; (III) Modifying Automatic Stay; and (IV) Granting Related Relief [Docket No. 535] (as may be amended from time to time and as entered by the Bankruptcy Court, the “Cash Collateral Order”), which, among other things, set forth the terms upon which the Debtors were authorized to use Cash Collateral;

WHEREAS, on November 22, 2022, Consenting First Lien Creditors holding more than 50% of the principal amount of Prepetition First Lien Indebtedness executed and delivered a Direction Letter (defined below) to the First Lien Collateral Trustee;

WHEREAS, on November 23, 2022, the Debtors filed the Debtors’ Motion for an Order (I) Establishing Bidding, Noticing, and Assumption and Assignment Procedures, (II) Approving Certain Transaction Steps, (III) Approving the Sale of Substantially all of the Debtors’ Assets and (IV) Granting Related Relief [Docket No. 728] (the “Bidding Procedures and Sale Motion”);

WHEREAS, on December 14, 2022, the Debtors filed the Motion of Debtors for an Order Pursuant to Bankruptcy Code Section 1121(d) Extending the Debtors’ Exclusive Periods to File a Chapter 11 Plan and Solicit Acceptances Thereof [Docket No. 979] (the “First Exclusivity Motion”);

WHEREAS, on January 9, 2023, the Ad Hoc Cross-Holder Group filed The Ad Hoc Cross-Holder Group’s Objection to the Debtors’ Extension of Exclusivity and Statement Regarding the Proposed Process Going Forward for These Cases [Docket No. 1148] (the “Cross- Holder Objection”);

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WHEREAS, on January 23, 2022, the Official Committee of Unsecured Creditors appointed in the Chapter 11 Cases (the “Creditors’ Committee”) and the Official Committee of Opioid Claimants appointed in the Chapter 11 Cases (the “Opioid Claimants’ Committee” and, together with the Creditors’ Committee, the “Committees”) filed the Motion of the Official Committee of Unsecured Creditors and the Official Committee of Opioid Claimants for (I) Entry of an Order Granting Leave, Standing, and Authority to Commence and Prosecute Certain Claims on Behalf of the Debtors and (II) Settlement Authority in Respect of Such Claims [Docket No. 1243] (the “Joint Standing Motion”), which attached, among other things, the forms of four proposed complaints (collectively, the “Challenge Complaints”), consisting of (i) three (3) complaints that the Committees sought standing to commence and prosecute that related to the validity of the liens of the Prepetition First Lien Secured Parties (among other matters), and (ii) one (1) complaint that the Committees sought standing to commence and prosecute that related to matters related to the prepetition compensation of the Debtors’ executives and other personnel (collectively, the “Challenge Claims”);

WHEREAS, on January 27, 2023, the Bankruptcy Court entered the Stipulation and Order (A) Granting Mediation and (B) Referring Matters to Mediation [Docket No. 1257] (the “Mediation Order”), pursuant to which the Debtors, the Ad Hoc First Lien Group, the Ad Hoc Cross-Holder Group, the Committees, the United States of America, and certain other parties in interest participated in the Mediation (as defined in the Mediation Order);

WHEREAS, on March 24, 2023, the Ad Hoc First Lien Group filed the Stipulation Among the Debtors, Official Committee of Unsecured Creditors, Official Committee of Opioid Claimants, and Ad Hoc First Lien Group Regarding Resolution of Joint Standing Motion and Related Matters [Docket No. 1505] (the “Resolution Stipulation”), setting forth the resolutions of the Parties’ respective disputes related to, among other things, the Joint Standing Motion, the Bidding Procedures and Sale Motion, and the First Exclusivity Motion;

WHEREAS, on April 3, 2023, the Bankruptcy Court entered (a) the Order (I) Establishing Bidding, Noticing, and Assumption and Assignment Procedures, (II) Approving Certain Transaction Steps, and (III) Granting Related Relief [Docket No. 1765] (as may be amended from time to time and as entered by the Bankruptcy Court, the “Bidding Procedures Order” and, the bidding procedures set forth therein, the “Bidding Procedures”); and (b) the Order Pursuant to Bankruptcy Code Section 1121(d) Extending the Debtors’ Exclusive Period to File a Chapter 11 Plan and Solicit Acceptances Thereof [Docket No. 1766] (the “First Exclusivity Order”);

WHEREAS, on March 24, 2023, in resolution of the disputes and controversies amongst the Parties and/or with the Committees, including, among other things, with respect to the Cash Collateral Order, the Joint Standing Motion, the Challenge Claims, the Bidding Procedures and Sale Motion, the First Exclusivity Motion, the Bidding Procedures, the Bidding Procedures Order, the Cross-Holder Objection, the Restructuring, and the Standalone Sale Process, the Consenting First Lien Creditors entered into, and the Debtors acknowledged the resolutions set forth in, that certain Amended and Restated Restructuring Support Agreement (including any schedules and exhibits attached thereto, the “A&R RSA”), the restructuring term sheet attached thereto as Exhibit A (including all schedules and exhibits attached thereto, the “Amended Restructuring Term Sheet” or the “Restructuring Term Sheet”), and the Resolution Stipulation;

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WHEREAS, on June 12, 2023, the Debtors filed Second Motion of Debtors for an Order Pursuant to Bankruptcy Code Section 1121(d) Extending the Debtors’ Exclusive Periods to File a Chapter 11 Plan and Solicit Acceptances Thereof [Docket No. 2168] (the “Second Exclusivity Motion” and, together with the First Exclusivity Motion and any subsequent motions filed by the Debtors for an order extending the Debtors’ exclusive period to file a chapter 11 plan and solicit acceptances thereof, the “Exclusivity Motions”), which relief was granted on July 31, 2023 with the Bankruptcy Court entering the Second Order Pursuant to Bankruptcy Code Section 1121(d) Extending the Debtors’ Exclusive Period to File a Chapter 11 Plan and Solicit Acceptances Thereof [Docket No. 2560] (the “Second Exclusivity Order” and, together with the First Exclusivity Order and any subsequent orders entered by the Bankruptcy Court extending the Debtors’ exclusive period to file a chapter 11 plan and solicit acceptances thereof, the “Exclusivity Orders”);

WHEREAS, on June 20, 2023, the Debtors filed the Notice of (I) Debtors’ Termination of the Sale and Marketing Process, (II) Naming the Stalking Horse Bidder as the Successful Bidder, and (III) Scheduling of the Accelerated Sale Hearing [Docket No. 2240] naming the Stalking Horse Bidder as the sole Successful Bidder (as defined in the Bidding Procedures Order) and setting the Sale Objection Deadline (as defined in the Bidding Procedures Order);

WHEREAS, on or before the Sale Objection Deadline (as the same was modified from time to time), objections to the Sale were filed by (or anticipated to be filed by), among others, (1) Roger Frankel, as the court-appointed legal representative for Future Claimants (as such term is defined in the Order (I) Appointing Roger Frankel as Future Claimants’ Representative, Effective as of the Petition Date; and (II) Granting Related Relief [Docket No. 318], subject to paragraph 5 thereof) (the “FCR”), (2) the Canadian Provinces (defined below), (3) the Public School District Creditors (defined below), (4) the Office of the United States Trustee (the “U.S. Trustee”), and (5) the United States of America (the “United States”), acting through the United States Department of Justice and on behalf of the (i) United States Attorney’s Office, (ii) the United States Department of Justice Civil Division’s Consumer Protection Branch (“DOJ-CPB”) and Fraud Section (“DOJ-FS”), (iii) the Internal Revenue Service (“IRS”), (iv) the Office of Inspector General of the Department of Health and Human Services (“OIG-HHS”), (v) the Department of Health and Human Services’ (“HHS”) Centers for Medicare and Medicaid Services (“CMS”) and Indian Health Service (“IHS”), (vi) the Office of Personnel Management (“OPM”), as administrator of the Federal Employees Health Benefits program (“FEHBP”), (vii) the Defense Health Agency (“DHA”), as administrator of the TRICARE program (“TRICARE”), and (viii) the United States Department of Veterans Affairs (the “VA”);

WHEREAS, to resolve the disputes and controversies raised by the FCR, as well as those set forth in the Canadian Governments Objection and the Public School District Creditors Objection (each as defined below), the Required Consenting Global First Lien Creditors reached the agreements memorialized in the Future Trust Term Sheet, the Canadian Governments Term Sheet, and the Public School District Creditors Term Sheet (each as defined below);

WHEREAS, in the interest of resolving the disputes and controversies raised in the United States Government Objection and the Motion for Appointment of a Chapter 11 Trustee (each as defined below), among other things, the Parties agreed to pursue the Restructuring through a plan of reorganization in lieu of a Standalone Sale Process, as further set forth in and in accordance with the Plan; provided that the Parties retained the ability to implement the Restructuring through the Standalone Sale Process in the event of a Standalone Sale Toggle;

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WHEREAS, on November 20, 2023, a summary of key economic terms reached in Mediation among certain representatives of the United States and certain representatives of the Ad Hoc First Lien Group in the interest of reaching a potential resolution of the United States Government Objection was filed with the Bankruptcy Court [Docket No. 3118] (as may be amended from time to time, the “U.S. Government Economic Term Sheet”); and

WHEREAS, the Parties desire to express to each other their mutual support and agreement in respect of the matters set forth in this Agreement, the Plan, and, as applicable, the Standalone Sale Term Sheet.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS; RULES OF CONSTRUCTION.

(a) Definitions. The following terms shall have the following definitions:

“Ad Hoc Cross-Holder Advisors” has the meaning set forth in the Cash Collateral Order.

“Ad Hoc Cross-Holder Group” means that certain ad hoc group of First Lien Creditors, Second Lien Creditors, and Unsecured Notes Creditors (together with their respective successors and permitted assigns) represented by Paul Weiss and Perella Weinberg, as may be reconstituted from time to time.

“Ad Hoc First Lien Group” means that certain ad hoc group of First Lien Creditors (together with their respective successors and permitted assigns) represented by Gibson Dunn, Evercore, and FTI.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent under the Credit Agreement.

“Administrative Expense Claims” has the meaning ascribed to it in the Plan.

“Agreement” has the meaning set forth in the preamble hereof, and includes, for the avoidance of doubt, the Restructuring Terms, and all schedules and exhibits attached hereto and thereto.

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“Alternative Proposal” means any plan of reorganization or liquidation, proposal, settlement, term sheet, offer, transaction, dissolution, winding up, liquidation, reorganization, receivership, examinership (or otherwise any enforcement of security over any of the shares or assets of any of the Debtors), assignment for the benefit of creditors, financing or refinancing (debt or equity), recapitalization, restructuring, merger, scheme of arrangement, takeover, reverse takeover, acquisition, consolidation, business combination, joint venture, partnership, sale of assets, liabilities or equity of a Debtor or a subsidiary of a Debtor, or any other procedure or process similar to any of the foregoing (other than the sale or disposition of de minimis assets) proposed or occurring in, or under the laws of, any jurisdiction, in each case, (i) to the extent material and (ii) other than the transactions contemplated by and in accordance with (x) the Plan or the PSA, or (y) in the event of a Standalone Sale Toggle, the Standalone Sale Term Sheet, the PSA, or the Standalone Sale Process.

“Amended Restructuring Term Sheet” has the meaning set forth in the recitals hereof.

“Amendment Effective Date” means the date on which (a) counterpart signature pages to the A&R RSA were executed and delivered by (i) Consenting First Lien Creditors constituting Required Consenting First Lien Creditors under the Original RSA and (ii) the Consenting Other First Lien Creditors; (b) signature pages to the Transaction Support Agreement and the Direction Letter (or joinders thereto) were delivered to Gibson Dunn, to be held in escrow, by each Consenting First Lien Creditor party to the A&R RSA; and (c) the Debtors (i) delivered written acknowledgment to the A&R RSA and (ii) paid in full all reasonable, documented, and heretofore unpaid fees and expenses of the Ad Hoc Cross-Holder Advisors and Jones Day accrued through such date pursuant to invoices delivered to the Debtors three (3) Business Days before such date.

“Assumed Liabilities” has the meaning set forth in the PSA.

“Astora Recognition Proceedings” means recognition proceedings (a) in England or Scotland pursuant to the Cross-Border Insolvency Regulations 2006, and (b) in Australia pursuant to the Cross-Border Insolvency Act 2008, in each case in respect of the Chapter 11 Case for Astora Women’s Health, LLC.

“Backstop Commitment Agreements” has the meaning ascribed to it in the Plan.

“Bankruptcy Code” has the meaning set forth in the recitals hereof.

“Bankruptcy Court” has the meaning set forth in the recitals hereof.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure.

“Bidding Procedures” has the meaning set forth in the recitals hereof.

“Bidding Procedures and Sale Motion” has the meaning set forth in the recitals hereof.

“Bidding Procedures Order” has the meaning set forth in the recitals hereof.

“Business Day” means any day other than a Saturday, Sunday, or legal holiday as defined in Bankruptcy Rule 9006(a).

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“Canadian Governments Objection” means the Objection of His Majesty the King in Right of the Province of British Columbia and Other Canadian Governments to the Debtors’ Motion for an Order (I) Establishing Bidding, Noticing, and Assumption and Assignment Procedures, (II) Approving Certain Transaction Steps, (III) Approving the Sale of Substantially all of the Debtors’ Assets and (IV) Granting Related Relief and Approval of the Sale of Substantially All of the Assets of the Debtors to the Stalking Horse Bidder as Set Forth Therein [Docket No. 2418].

“Canadian Governments Term Sheet” has the meaning ascribed to it in the Plan.

“Canadian Provinces” has the meaning ascribed to it in the Plan.

“Cash Collateral” has the meaning set forth in section 363(a) of the Bankruptcy Code.

“Cash Collateral Order” has the meaning set forth in the recitals hereof.

“Cause of Action” has the meaning ascribed to it in the Plan.

“Chapter 11 Cases” has the meaning set forth in the recitals hereof.

“Claim” means any claim as that term is defined in section 101(5) of the Bankruptcy Code.

“Closing Date” means, solely in the event of a Standalone Sale Toggle, the date upon which all conditions precedent to the closing of the Standalone Sale Transaction have been satisfied or are expressly waived and the Standalone Sale Transaction is consummated; provided that for purposes of Section 27(b), the term Closing Date shall have the meaning of “Plan Effective Date” in connection with the Plan Transaction Process.

“Confirmation Order” has the meaning ascribed to it in the Plan.

“Consenting First Lien Creditors” has the meaning set forth in the preamble hereof.

“Consenting Global First Lien Creditor Termination Event” has the meaning set forth in Section 7(a).

“Consenting Other First Lien Creditors” means the Other First Lien Creditors that acceded to the A&R RSA through the execution and delivery of counterpart signature pages thereto on the Amendment Effective Date.

“Corporate Governance Documents” has the meaning ascribed to it in the Plan.

“Credit Agreement” means that certain Credit Agreement, dated as of April 27, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, including, without limitation, by that certain Amendment and Restatement Agreement, dated as of March 25, 2021), by and among Parent, Endo Luxembourg Finance Company I S.à r.l., Endo LLC, the lenders from time to time party thereto, the Administrative Agent, issuing bank and swingline lender, and each of the other Secured Parties (as defined therein).

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“Credit Documents” means the Credit Agreement together with all other documentation executed in connection therewith, including without limitation, the Collateral Documents and each other Loan Document (each as defined in the Credit Agreement); provided that the Credit Documents shall not include any Swap Agreement or any Banking Services Agreements (each as defined in the Credit Agreement).

“Debtor Termination Event” has the meaning set forth in Section 7(b).

“Debtors” has the meaning set forth in the preamble hereof.

“Definitive Documents” means the documents that are necessary to implement the Restructuring and/or consummate the Plan or, in the event of a Standalone Sale Toggle, the Standalone Sale Process, which documents shall in each case be materially consistent with this Agreement and in form and substance acceptable to the Debtors and the Required Consenting Global First Lien Creditors as follows, including the following documents:

Definitive Document	Required Consenting Global First Lien Creditors Consent Rights	Debtors Consent Rights
Disclosure Statement	Acceptable	Acceptable

Solicitation Materials	Reasonably acceptable	Reasonably acceptable

Plan	Acceptable	Acceptable

Plan Supplement (other than Definitive Documents separately identified herein that are filed as part of the Plan Supplement)	Acceptable	Acceptable

Confirmation Order	Acceptable	Acceptable

PSA (in a Plan Transaction Process or in the event of a Standalone Sale Toggle)	Acceptable	Acceptable

Cash Collateral Order; provided that the Cash Collateral Order has been entered by the Bankruptcy Court and remains in effect as of the Second Amendment Effective Date	Reasonably acceptable	Reasonably acceptable

Section 105(a) Order; provided that the Section 105(a) Order has been entered by the Bankruptcy Court and remains in effect as of the Second Amendment Effective Date	Acceptable	Acceptable

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Definitive Document	Required Consenting Global First Lien Creditors Consent Rights	Debtors Consent Rights
Voluntary Operating Injunction; provided that the order establishing the Voluntary Operating Injunction has been entered by the Bankruptcy Court and remains in effect as of the Second Amendment Effective Date	Acceptable	Acceptable

Voluntary Opioid Operating Injunction	Acceptable	Acceptable

Backstop Commitment Agreements	Acceptable	Acceptable

Any postpetition key employee incentive and/or retentive based compensation program; provided that the foregoing shall not apply to any actions taken by a Debtor with respect to any employee who is part of the Debtors’ band D (including senior managers or below)	Acceptable	Acceptable

In the event of a Standalone Sale Toggle, the Sale Order	Acceptable	Acceptable

Corporate Governance Documents (which shall be in form and substance consistent with the Plan and the Governance Term Sheet, or, in the event of a Standalone Sale Toggle, consistent with the Standalone Sale Term Sheet and the Governance Term Sheet)	Acceptable	Reasonably acceptable

Definitive documentation implementing the resolutions set forth in the UCC Resolution Term Sheet, the OCC Resolution	Each subject to the consent rights set forth in the Plan	Each subject to the consent rights set forth in the Plan

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Definitive Document	Required Consenting Global First Lien Creditors Consent Rights	Debtors Consent Rights

Term Sheet, the FCR Resolution Term, the Canadian Governments Term Sheet, the Public Schools Term Sheet, and the Public/Tribal Term Sheet

U.S. Government Resolution Documents	Acceptable	Acceptable

(i) Subscription Materials (other than the Backstop Commitment Agreements) and (ii) Exit Financing Documents, as well as any other documents implementing or governing any rights offering (or procedures in respect thereof), and any amendments, modifications, or supplements to any of the foregoing	Acceptable	Reasonably acceptable; provided that, to the extent that any provision of any of the aforementioned agreements in this row impose a material obligation on the Debtors, such provision shall be acceptable to the Debtors

Other than

(x)Administrative Expense Claims with respect to trade creditors in the ordinary course of business, or (y) as set forth in the proviso to Section 4(b)(x), all agreements to settle (A) any Opioid Claims or with any holders of Opioid Claims or (B) any Administrative Expense Claims (other than Claims held by a Debtor or a subsidiary of a Debtor against a Debtor), in each case in this sub-clause (B), in excess of $5,000,000 individually or $20,000,000 in the aggregate

	Reasonably acceptable	Reasonably acceptable

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Definitive Document	Required Consenting Global First Lien Creditors Consent Rights	Debtors Consent Rights
The documents (including any agreements, instruments, schedules, or exhibits) necessary to implement the Reconstruction Steps	Reasonably acceptable	Reasonably acceptable

In addition, any supplement to the Direction Letter or any Direction Letter entered into after the Second Amendment Effective Date (provided any such supplement or new Direction Letter is entered into after the Second Amendment Effective Date (collectively, the “Post-Amendment Direction Letter”) shall be delivered to the Debtors, and the Debtors may comment on such Post- Amendment Direction Letter to the extent it materially and adversely affects a material interest or right of the Debtors, it being understood that the Direction Letter in existence as of the Second Amendment Effective Date is acceptable to the Debtors (including the terms and provisions that pertains to such interests or rights (the “Existing DL Debtor Language”)) and the inclusion of any Existing DL Debtor Language in any Post-Amendment Direction Letter shall be deemed acceptable to the Debtors to the extent such Existing DL Debtor Language is used in a manner that has the same meaning and the same consequences as the Existing DL Debtor Language contained in the Direction Letter in existence as of the Second Amendment Effective Date).

“Direction Letter” has the meaning set forth in Section 3(a)(vi).

“Disclosure Statement” has the meaning ascribed to it in the Plan.

“Disclosure Statement Order” has the meaning ascribed to it in the Plan.

“Evercore” means Evercore Group LLC, as financial advisor to the Ad Hoc First Lien Group.

“Executory Contract” has the meaning ascribed to it in the Plan.

“Exit Financing Documents” has the meaning ascribed to it in the Plan.

“Future Trust Term Sheet” has the meaning ascribed to it in the Plan.

“Fiduciary Out” has the meaning set forth in Section 4(a)(xvi).

“First Lien Backstop Commitment Agreement” means the Amended and Restated Backstop Commitment Agreement with Respect to the First Lien Creditor Offering, dated as of December 28, 2023, as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with its terms, attached hereto as Exhibit B.

“First Lien Backstop Commitment Parties” has the meaning ascribed to it in the Plan.

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“First Lien Collateral Trust Agreement” means that certain Collateral Trust Agreement, dated as of April 27, 2017 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time), by and among Parent, Endo Luxembourg Finance Company I S.à r.l., Endo LLC, Endo Designated Activity Company, Endo Finance LLC, Endo Finco Inc., the other grantors from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent under the Credit Agreement and Wells Fargo Bank, National Association, as indenture trustee.

“First Lien Collateral Trustee” means Wilmington Trust, National Association, as collateral trustee on behalf of the Secured Parties (as defined in the First Lien Collateral Trust Agreement) (in such capacity and including any successors thereto) under the First Lien Collateral Trust Agreement.

“First Lien Creditors” has the meaning ascribed to it in the Plan.

“First Lien Notes” has the meaning ascribed to it in the Plan.

“First Lien Notes Documents” means the First Lien Notes together with all other related documents, instruments, and agreements, in each case as supplemented, amended, restated, or otherwise modified from time to time.

“First Lien Notes Indenture Trustee” has the meaning ascribed to it in the Plan.

“First Lien Notes Indentures” has the meaning ascribed to it in the Plan.

“First Lien Rights Offering” has the meaning ascribed to it in the Plan.

“First Lien Rights Offering Documents” has the meaning ascribed to it in the Plan.

“First Lien Rights Offering Procedures” has the meaning ascribed to it in the Plan.

“First Lien Subscription Rights” has the meaning ascribed to it in the Plan.

“Foreign Debtor” means any Debtor incorporated in any jurisdiction other than the United States, any State thereof or the District of Columbia.

“FTI” means FTI Consulting, Inc., as financial advisor to the Ad Hoc First Lien Group.

“Gibson Dunn” means Gibson, Dunn & Crutcher LLP, as legal counsel to the Ad Hoc First Lien Group.

“Governance Term Sheet” means a term sheet, if any, setting forth a summary of material terms for the governance of Purchaser Parent, which shall (i) be consistent with the Plan or, if applicable, the Standalone Sale Term Sheet (including the section entitled “Newco Governance”) and (ii) be in form and substance acceptable to the Required Consenting Global First Lien Creditors and reasonably acceptable to the Debtors.

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“Governmental Authority” has the meaning ascribed to it in the Plan.

“GUC Backstop Commitment Agreement” means the Amended and Restated Backstop Commitment Agreement with Respect to the Unsecured Creditor Offering, dated as of December 28, 2023, as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with its terms, and attached hereto as Exhibit C.

“GUC Rights Offering” has the meaning ascribed to it in the Plan.

“GUC Rights Offering Documents” has the meaning ascribed to it in the Plan.

“GUC Subscription Rights” has the meaning ascribed to it in the Plan.

“Indenture Trustees” means, collectively, the First Lien Notes Indenture Trustee, Second Lien Notes Indenture Trustee, and Unsecured Notes Indenture Trustee.

“Indentures” means any of the First Lien Notes Indentures, the Second Lien Notes Indenture, or Unsecured Notes Indentures.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of June 16, 2020, by and between the First Priority Representative and the Second Priority Representative (each as defined therein) (as amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Interest” has the meaning ascribed to it in the Plan.

“Irish Companies Act” means the Companies Act of 2014 of Ireland (as amended from time to time).

“Irish Court” means the High Court of Ireland.

“Joinder Agreement” has the meaning set forth in Section 8(a).

“Jones Day” means Jones Day, as legal counsel to the Non-RSA First Lien Lender Group before the Amendment Effective Date.

“Law” means any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Authority.

“Legal Reservations” means: (a) the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganization and other laws generally affecting the rights of creditors; (b) the time barring of claims under the Statute of Limitations 1957 to 2000 of Ireland and other similar laws in any other jurisdiction and defenses of set-off or counterclaim; and (c) rules, defenses or limitations equivalent to those set out in (a) or (b) under the laws of any applicable jurisdiction.

“Listing Event” has the meaning ascribed to it in the Plan.

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“Loans” means the “Loans” (as such term is defined in the Credit Agreement).

“Make-Whole Claims” has the meaning ascribed to it in the Plan.

“Mandatory Offer Requirement” means a requirement to make a mandatory cash offer for the Debtors under Rule 9 of the Irish Takeover Panel Act, 1997, Takeover Rules, 2022 of Ireland.

“Material Adverse Effect” means any event, change, condition, occurrence or effect that has individually or in the aggregate (a) resulted in, or would be reasonably likely to result in, a material adverse effect on the business, properties, financial condition or results of operations of the Business (as defined in the Standalone Sale Term Sheet), taken as a whole, or (b) prevented, materially delayed or materially impeded the performance by the Debtors of their obligations under this Agreement or the consummation of the transactions contemplated hereby, other than, in the case of clause (a), any event, change, condition, occurrence or effect to the extent arising out of, attributable to or resulting from, alone or in combination, any of the following (none of which, to the applicable extent, will constitute or be considered in determining whether there has been, a Material Adverse Effect): (i) general changes or developments in the industries in which the Business operates, (ii) changes in general economic, financial market or geopolitical conditions or political conditions, (iii) natural or man-made disasters, calamities, major hostilities, outbreak or escalation of war or any act of terrorism or sabotage, (iv) any global or national health concern, epidemic, disease outbreak, pandemic (whether or not declared as such by any governmental body, and including the “Coronavirus” or “COVID-19”) or any law issued by a governmental body requiring business closures, quarantine or “sheltering-in-place” or similar restrictions that arise out of such health concern, epidemic, disease outbreak or pandemic (including the “Coronavirus” or “COVID-19”) or any change in such law, (v) the Excluded Liabilities (as defined in the PSA), including the Retained Litigation (as defined in the Standalone Sale Term Sheet), (vi) following the date of this Agreement, changes in any applicable laws or GAAP or in the administrative or judicial enforcement or interpretation thereof, (vii) the announcement or other publicity or pendency of the transactions contemplated by this Agreement (it being understood that the exception in this clause (viii) will not apply with respect to the representations and warranties in Section 5 intended to address the consequences of the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby), (ix) the filing or continuation of the Chapter 11 Cases and any orders of, or action or omission approved by, the Bankruptcy Court (or any other Governmental Authority of competent jurisdiction in connection with any such action), (x) customary occurrences as a result of events leading up to and following the commencement of a proceeding under chapter 11 of the Bankruptcy Code, (xi) a decline in the trading price or trading volume of any securities issued by the Debtors or any change in the ratings or ratings outlook for the Debtors (provided that the underlying causes thereof, to the extent not otherwise excluded by this definition, may be deemed to contribute to a Material Adverse Effect), or (xii) the failure to meet any projections, guidance, budgets, forecasts or estimates with respect to the Debtors (provided that the underlying causes thereof, to the extent not otherwise excluded by this definition, may be deemed to contribute to a Material Adverse Effect); provided that any event, change, condition, occurrence or effect set forth in clauses (i), (ii), (iii), (iv) or (vi) may be taken into account in determining whether there has been or is a Material Adverse Effect to the extent any such event, change, condition, occurrence or effect has a material and disproportionate adverse impact on the Business, taken as a whole, relative to the other participants in the industries and markets in which the Business operates. For purposes of this definition, the term “Business” shall refer to the Business as of the Second Amendment Effective Date.

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“Milestone” has the meaning set forth in Section 7(a)(x).

“Motion for Appointment of a Chapter 11 Trustee” means The United States’ Motion to Appoint Chapter 11 Trustee [Docket No. 2486].

“New Takeback Debt” has the meaning ascribed to it in the Plan.

“Non-RSA First Lien Lender Group” means the ad hoc group of First Lien Creditors represented by Jones Day before the Amendment Effective Date and identified on the most recent verified statement filed by Jones Day on the docket in the Chapter 11 Cases pursuant to Bankruptcy Rule 2019.

“OCC Resolution Term Sheet” has the meaning ascribed to it in the Plan.

“Opioid Claim” has the meaning ascribed to it in the Plan.

“Other First Lien Creditors” means the First Lien Creditors that were members of the Ad Hoc Cross-Holder Group and, to the extent applicable, the Non-RSA First Lien Lender Group, before the Amendment Effective Date (in each case, as disclosed on the most recent verified statements filed by Paul Weiss, in respect of the Ad Hoc Cross-Holder Group, and Jones Day, in respect of the Non-RSA First Lien Lender Group, on the docket of the Chapter 11 Cases pursuant to Bankruptcy Rule 2019).

“Other Termination Event” has the meaning set forth in Section 7(c).

“Outside Date” has the meaning set forth in Section 7(a)(x)(F).

“Parent” has the meaning set forth in the preamble hereof.

“Party” has the meaning set forth in the preamble hereof.

“Paul Weiss” means Paul, Weiss, Rifkind, Wharton & Garrison LLP, as legal counsel to the Ad Hoc Cross-Holder Group.

“Perella Weinberg” means Perella Weinberg Partners L.P., as financial advisor to the Ad Hoc Cross-Holder Group.

“Person” has the meaning ascribed to it in the Plan.

“Petition Date” has the meaning set forth in the recitals hereof.

“Plan” means the joint chapter 11 plan of reorganization, including and incorporating by reference all attachments, exhibits, appendices, and schedules thereto (including any appendices, schedules, and supplements to the Plan, including any documents contained in the Plan Supplement), in the form filed at Docket No. 3355 of the Bankruptcy Court in the Chapter 11 Cases and attached hereto as Exhibit A-1, as the same shall be revised and amended from time to time in accordance with the terms hereof, the Bankruptcy Code, and the Bankruptcy Rules, including to include the revisions set forth in Exhibit A-2.

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“Plan Administration Estimate” means the estimate attached hereto as Exhibit D, as the same may be updated from time to time in accordance with the terms of this Agreement, the Plan, and the Plan Administrator Agreement, as applicable. For the avoidance of doubt, the version of the Plan Administration Estimate attached hereto as Exhibit D is a preliminary version of the Plan Administration Estimate. The form of the Plan Administration Estimate shall be agreed to between the Plan Administrator and the Purchaser Entities and include an initial amount to be funded by the Purchaser Entities under the Plan Administrator Agreement, which initial amount (a) may be adjusted as agreed between the Plan Administrator and the Purchaser Entities as reasonably necessary for the Plan Administrator to implement the terms of the Plan Administrator Agreement; and (b) is not, and shall not be deemed to be, a cap on any amounts to be funded by the Purchaser Entities based upon subsequent requests of the Plan Administrator.

“Plan Administrator” has the meaning ascribed to it in the Plan.

“Plan Administrator Agreement” has the meaning ascribed to it in the Plan.

“Plan Effective Date” has the meaning ascribed to “Effective Date” in the Plan.

“Plan Transaction” has the meaning ascribed to it in the Plan.

“Plan Transaction Process” means a process in which the Debtors pursue and prosecute the Plan and the Plan Transaction, the parameters of which are set forth in this Agreement and the Plan.

“Plan Supplement” has the meaning ascribed to it in the Plan.

“Prepetition First Lien Indebtedness” has the meaning ascribed to it in the Plan.

“Prepetition First Lien Lenders” means the lenders under the Credit Agreement.

“Prepetition First Lien Notes Indebtedness” means the indebtedness of the Debtors outstanding as of the Petition Date under the First Lien Notes Documents, including the First Lien Notes and accrued and unpaid interest with respect thereto and any additional fees, costs, premiums, expenses (including any attorneys’, accountants’, consultants’, appraisers’, financial advisors’, and other professionals’ fees and expenses), reimbursement obligations, indemnification obligations, guarantee obligations, other contingent obligations, and other charges of whatever nature, whether or not contingent, whenever arising, due, or owing, and all other Secured Obligations (as defined in each of the First Lien Notes Indentures) owing, in each case pursuant to the terms of the First Lien Notes Documents; provided that the Prepetition First Lien Notes Indebtedness shall not include any amounts for unpaid interest or fees to the extent corresponding equivalent amounts were paid under the Cash Collateral Order pursuant to Sections 4(d) and 4(g) thereof.

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“Prepetition First Lien Secured Loan Indebtedness” means the indebtedness of the Debtors outstanding as of the Petition Date under the Credit Documents, including the Loans and accrued and unpaid interest with respect thereto and any additional fees, costs, premiums, expenses (including any attorneys’, accounts’, consultants’, appraisers’, financial advisors’, and other professionals’ fees and expenses), reimbursement obligations, indemnification obligations, guarantee obligations, other contingent obligations, and other charges of whatever nature, whether or not contingent, whenever arising, due, or owing, in each case pursuant to the terms of the Credit Agreement, and all other Obligations (as defined in the Credit Agreement) owing under or in connection with the Credit Documents (other than any Swap Obligations or Banking Services Obligations (each as defined in the Credit Agreement)); provided that the Prepetition First Lien Secured Loan Indebtedness shall not include any amounts for unpaid interest or fees to the extent corresponding equivalent amounts were paid under the Cash Collateral Order pursuant to Sections 4(d) and 4(g) thereof.

“Prepetition Second Lien Notes Indebtedness” means the indebtedness of the Debtors outstanding as of the Petition Date under the Second Lien Notes Documents, including the Second Lien Notes and accrued and unpaid interest as of the Petition Date with respect thereto and any additional fees, costs, premiums, expenses (including any attorneys’, accountants’, consultants’, appraisers’, financial advisors’, and other professionals’ fees and expenses), reimbursement obligations, indemnification obligations, guarantee obligations, other contingent obligations, and other charges of whatever nature, whether or not contingent, whenever arising, due, or owing, and all other Secured Obligations (as defined in the Second Lien Notes Indenture) owing, in each case pursuant to the terms of the Second Lien Notes Documents.

“Prepetition Unsecured Notes Indebtedness” means the indebtedness of the Debtors outstanding as of the Petition Date under the Unsecured Notes Documents, including the Unsecured Notes and accrued and unpaid interest as of the Petition Date with respect thereto and any additional fees, costs, premiums, expenses (including any attorneys’, accountants’, consultants’, appraisers’, financial advisors’, and other professionals’ fees and expenses), reimbursement obligations, indemnification obligations, guarantee obligations, other contingent obligations, and other charges of whatever nature, whether or not contingent, whenever arising, due, or owing, and all other Obligations (as defined in the Unsecured Notes Indenture) owing, in each case pursuant to the terms of the Unsecured Notes Documents.

“Proceeding” has the meaning set forth in Section 12(a).

“PSA” has the meaning ascribed to it in the Plan; provided that in the event of a Standalone Sale Toggle, the PSA shall mean the definitive purchase and sale agreement, the form of which is attached as Exhibit C to the Debtors’ Motion for an Order Authorizing Internal Reorganization Transaction [Docket No. 2352], by and between certain Debtors and Purchaser Parent, which, for the avoidance of doubt, shall be consistent in all respects with this Agreement and the Standalone Sale Term Sheet.

“Public School District Creditors” has the meaning ascribed to it in the Plan.

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“Public School District Creditors Objection” means the Objection of the Public School District Creditors to the Proposed Sale of Substantially All of the Assets of Endo International plc and Its Debtor Affiliates [Docket No. 2420].

“Public Schools Term Sheet” has the meaning ascribed to it in the Plan.

“Public/Tribal Term Sheet” has the meaning ascribed to it in the Plan.

“Purchaser” or “Newco” or “Stalking Horse Bidder” shall have the meaning ascribed to “Buyer” in the PSA.

“Purchaser Entity” has the meaning ascribed to it in the Plan.

“Purchaser Equity” has the meaning ascribed to it in the Plan.

“Purchaser Obligors” has the meaning ascribed to it in the Plan.

“Purchaser Parent” has the meaning ascribed to it in the Plan.

“Qualified Marketmaker” means an entity that (i) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from and sell to customers Claims, or enter with customers into long or short positions in Claims, in its capacity as a dealer or market maker in such Claims, and (ii) is, in fact, regularly in the business of making a market in claims, interests or securities of issuers or borrowers (including debt securities or other debt).

“Reconstruction Steps” has the meaning set forth in the Bidding Procedures and Sale Motion.

“Rejection Schedule” has the meaning ascribed to it in the Plan.

“Required Consenting First Lien Creditors” means, as of any date of determination, the Consenting First Lien Creditors holding at least 66.7% of the principal amount of Prepetition First Lien Indebtedness held by the Consenting First Lien Creditors in the aggregate; provided that the Claims of any beneficial holder of or lender (or investment advisor or manager in respect of the foregoing) that owns or manages any Prepetition First Lien Indebtedness and is a member (or an affiliate of a member) of (i) an ad hoc or informal group of creditors other than the Ad Hoc First Lien Group or (ii) a group or committee other than the Ad Hoc First Lien Group that files a verified statement under Federal Rule of Bankruptcy Procedure 2019 in the Chapter 11 Cases, in each case, shall be excluded from the foregoing calculation.

“Required Consenting Global First Lien Creditors” means, as of any date of determination after the Amendment Effective Date, the Consenting First Lien Creditors holding more than 50% of the principal amount of Prepetition First Lien Indebtedness held by all Consenting First Lien Creditors; provided, further, that any modification, amendment, or supplement to this definition shall require the written consent of each Consenting First Lien Creditor.

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“Required Consenting Other First Lien Creditors” means, as of any date of determination after the Amendment Effective Date, the Consenting Other First Lien Creditors holding more than 50% of the principal amount of Prepetition First Lien Indebtedness held by the Consenting Other First Lien Creditors in the aggregate and without duplication; provided, for the avoidance of doubt, that the Claims of any Consenting Other First Lien Creditor that, as of the applicable date of determination after the Amendment Effective Date, is a member (or an affiliate of a member) of the Ad Hoc First Lien Group shall be excluded from the foregoing calculation; provided, further, that any modification, amendment, or supplement to this definition shall require the written consent of each Consenting Other First Lien Creditor.

“Required First Lien Backstop Commitment Parties” has the meaning ascribed to it in the Plan.

“Required GUC Backstop Commitment Parties” has the meaning ascribed to it in the Plan.

“Resolution Stipulation” has the meaning ascribed to it in the Plan.

“Restructuring” has the meaning set forth in the recitals hereof.

“Restructuring Terms” means the Plan or, solely in the event of a Standalone Sale Toggle, the Standalone Sale Term Sheet.

“Restructuring Support Period” means, with respect to any Party, the period of time commencing on the earlier of the date such Party (a) first became a party to the Original RSA or the A&R RSA or (b) becomes a party hereto and ending on the earlier of the Termination Date and the Plan Effective Date, or, solely in the event of a Standalone Sale Toggle, the Closing Date.

“Restructuring Transaction” means the Standalone Sale Transaction or the Plan Transaction (which, for the avoidance of doubt, incorporates the Sale Transaction), as applicable.

“RSA Resolution Fundamental Matters” means (a) the definition of “Required Consenting Global First Lien Creditors”; (b) the modifications reflected, as of the Amendment Effective Date, in the “Newco Capitalization” section of the Amended Restructuring Term Sheet; (c) the Second Lien Credit Bid Participation Right (as defined in Section 3(d)(x)); (d) the Voluntary GUC Creditor Trust Rights Consideration (as defined in the UCC Resolution Term Sheet attached to the Amended Restructuring Term Sheet as Exhibit E); (e) the obligation with respect to the payment of the fees and expenses of the Ad Hoc Cross-Holder Advisors in accordance with Section 27(b); and (f) the ICA Provision (as defined in Section 27(c)); provided that any modification, amendment, or supplement to this definition shall require the written consent of the Required Consenting Other First Lien Creditors and the Required Consenting First Lien Creditors.

“Sale” has the meaning set forth in the recitals hereof.

“Sale Order” means an order of the Bankruptcy Court approving a Sale or Sales, which order shall be in form and substance acceptable to the Required Consenting Global First Lien Creditors and the Debtors.

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“Sale Transaction” means the transactions among the Sellers (as defined in the PSA) and the Purchaser contemplated by, and as set forth and in accordance with, the PSA.

“Scheme” has the meaning ascribed to it in the Plan.

“Second Amendment Effective Date” means the date on which (a) counterpart signature pages to this Agreement are executed and delivered by Consenting First Lien Creditors constituting Required Consenting Global First Lien Creditors under the A&R RSA and (b) the Debtors deliver written acknowledgement to this Agreement.

“Second Lien Collateral Trustee” means Wilmington Trust, National Association, as collateral trustee (in such capacity and including any successors thereto) under that certain Second Lien Collateral Trust Agreement, dated as of June 16, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among Parent, Endo Designated Activity Company, Endo Finance LLC, Endo Finco Inc., the other grantors from time to time party thereto, the Second Lien Notes Indenture Trustee, and the Second Lien Collateral Trustee.

“Second Lien Creditors” means the holders of Prepetition Second Lien Notes Indebtedness.

“Second Lien Notes” means any notes issued pursuant to that certain Indenture, dated as of June 16, 2020, for the 9.500% Senior Secured Second Lien Notes due 2027, by and among, Endo Designated Activity Company, Endo Finance, LLC, and Endo Finco Inc., as issuers, the guarantors party thereto, and the Second Lien Notes Indenture Trustee as trustee.

“Second Lien Notes Documents” means the Second Lien Notes Indenture together with all other related documents, instruments, and agreements, in each case as supplemented, amended, restated, or otherwise modified from time to time.

“Second Lien Notes Indenture” means the indenture pursuant to which the Second Lien Notes were issued.

“Second Lien Notes Indenture Trustee” means Wilmington Savings Fund Society, FSB, as trustee (in such capacity and including any successors thereto) pursuant to the Second Lien Notes Indenture.

“Section 105(a) Order” means the Order Granting Debtors’ Motion for a Preliminary Injunction Pursuant to Section 105(a) of the Bankruptcy Code [Adv. Proc. 22-07039 (JLG) Docket No. 63], preliminarily enjoining any Person (or unit thereof) from pursuit of any Opioid Claim against any Debtor or subsidiary of a Debtor.

“Securities Act” means the Securities Act of 1933, as amended.

“Skadden” means Skadden, Arps, Slate, Meagher & Flom LLP, as legal counsel to the Debtors.

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“Solicitation Materials” means the voting and solicitation materials for the Plan, including without limitation, the motion to approve (including to conditionally approve) the Disclosure Statement, the ballots, the Solicitation Procedures, any attorney directives or similar materials, and all associated documents, notices, pleadings, and orders related to or required in order to give effect to any of the foregoing, including, for the avoidance of doubt, the Disclosure Statement Order.

“Solicitation Procedures” has the meaning ascribed to it in the Plan.

“Standalone Sale Transaction” means the Sale Transaction as implemented pursuant to the Sale Order and, for the avoidance of doubt, not pursuant to the Plan.

“Standalone Sale Process” or “Sale Process” means a sale and marketing process involving the Debtors’ assets, the parameters of which are set forth in the Bidding Procedures Order.

“Standalone Sale Term Sheet” means the Amended Restructuring Term Sheet (as amended in accordance with Section 2(b) and as the same may further amended from time to time in accordance with the terms hereof).

“Standalone Sale Toggle” means the pursuit by the Debtors of the Standalone Sale Transaction pursuant to section 363 of the Bankruptcy Code in lieu of the Plan Transaction Process pursuant to a Standalone Sale Toggle Decision.

“Standalone Sale Toggle Decision” means a written decision mutually agreed between the Debtors and Consenting First Lien Creditors constituting Required Consenting Global First Lien Creditors (an email from Gibson Dunn being sufficient) pursuant to which the Debtors will pursue the Standalone Sale Process in lieu of the Plan Transaction Process.

“Subject Claims” has the meaning set forth in Section 8(a).

“Subscription Materials” means the subscription materials for the First Lien Rights Offering, the First Lien Rights Offering Documents, the GUC Rights Offering Documents, and all associated documents, notices, pleadings, and orders related to or required in order to give effect to any of the foregoing.

“Syndicated Exit Financing” has the meaning ascribed to it in the Plan.

“Termination Date” means, with respect to any Party, the date on which this Agreement terminates in accordance with Section 7.

“Termination Event” means any Debtor Termination Event, Consenting Global First Lien Creditor Termination Event, or Other Termination Event.

“Transaction Steps Plan” has the meaning ascribed to it in the Plan.

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“Transaction Support Agreement” means the Transaction Support Agreement to be entered into among certain holders of Loans, First Lien Notes, Second Lien Notes, and Unsecured Notes and certain Consenting Governmental Entities (as defined in the Transaction Support Agreement), as supplemented, amended, restated, or otherwise modified from time to time.

“Transfer” has the meaning set forth in Section 8(a).

“Transferred Assets” has the meaning set forth in the PSA.

“U.S. Government Economic Term Sheet” has the meaning set forth in the recitals hereof.

“U.S. Government Resolution Documents” has the meaning ascribed to it in the Plan.

“UCC Resolution Term Sheet” has the meaning ascribed to it in the Plan.

“Unexpired Lease” has the meaning ascribed to it in the Plan.

“United States Government Objection” means the Objection of the United States of America to the Debtors’ Motion for an Order (I) Establishing Bidding, Noticing, and Assumption and Assignment Procedures, (II) Approving Certain Transaction Steps, (III) Approving the Sale of Substantially All of the Debtors’ Assets and (IV) Granting Related Relief – and – Memorandum of Law in Support of Motion to Appoint Chapter 11 Trustee [Docket No. 2460].

“Unsecured Notes” means any notes issued pursuant to (a) that certain Indenture, dated as of June 30, 2014, between Endo Finance LLC and Endo Finco Inc., as issuers, the guarantors party thereto, and the Unsecured Notes Indenture Trustee as trustee; (b) that certain Indenture, dated as of January 27, 2015, between Endo Limited, Endo Finance LLC, and Endo Finco Inc., as issuers, the guarantors party thereto, and the Unsecured Notes Indenture Trustee as trustee; (c) that certain Indenture, dated as of July 9, 2015, between Endo Limited, Endo Finance LLC, and Endo Finco Inc., as issuers, the guarantors party thereto, and the Unsecured Notes Indenture Trustee as trustee; or (d) that certain Indenture, dated as of June 16, 2020, between Endo Designated Activity Company, Endo Finance LLC, and Endo Finco Inc., as issuers, the guarantors party thereto, and the Unsecured Notes Indenture Trustee as trustee.

“Unsecured Notes Creditors” means the holders of Prepetition Unsecured Notes Indebtedness.

“Unsecured Notes Documents” means the Unsecured Notes Indentures together with all other related documents, instruments, and agreements, in each case as supplemented, amended, restated, or otherwise modified from time to time.

“Unsecured Notes Indenture Trustee” means U.S. Bank, National Association, as trustee (in such capacity and including any successors thereto) pursuant to the Unsecured Notes Indentures.

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“Unsecured Notes Indentures” means the indentures pursuant to which the Unsecured Notes were issued.

“UST Objection” means the Amended Objection of the United States Trustee to Order Approving the Sale of Substantially All of the Debtors’ Assets [Docket No. 2464].

“Voluntary Operating Injunction” means the voluntary injunction entered by the Bankruptcy Court, enjoining the Debtors from, among other things, engaging in certain conduct related to the manufacture, marketing, promotion, sale, and distribution of opioids [Adv. Proc. No. 22-7039-JLG, Docket No. 63].

“Voluntary Opioid Operating Injunction” has the meaning ascribed to it in the Plan.

(b) Rules of Construction. When a reference is made in this Agreement to a Section, Exhibit, or Schedule, such reference shall be to a Section, Exhibit, or Schedule, respectively, of or attached to this Agreement unless otherwise indicated. Unless the context of this Agreement otherwise requires, (i) words using the singular or plural number also include the plural or singular number, respectively, (ii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement, (iii) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation,” (iv) references to “$,” “dollar,” or any other currency are to United States dollars, (v) all references to time of day refer to Eastern time, as in effect in New York, New York on such day, and (vi) the word “or” shall not be exclusive and shall be read to mean “and/or.” It is the intent of the Parties that the Restructuring (previously to be implemented as a Sale solely through section 363 of the Bankruptcy Code) be implemented as a Sale pursuant to the confirmation and consummation of the Plan and as such, to the extent that a provision of this Agreement impedes such implementation, the Debtors and the Required Consenting Global First Lien Creditors shall work together in good faith to resolve the impediment in a manner faithful to such intention; provided that the recoveries and economic outcome for such holders of Prepetition First Lien Indebtedness and other material terms of this Agreement are preserved in any such resolution of such impediment, and, for the avoidance of doubt, that Required Consenting Global First Lien Creditors shall be under no obligation to agree to any such resolution in the event such resolution requires a material incremental cost, expenditure, or reduction in recoveries to holders of First Lien Indebtedness relative to the recoveries reasonably anticipated based on the facts and financial and cash projections available to Required Consenting Global First Lien Creditors before the identification of such impediment. In the event of a Standalone Sale Toggle, it is the intent of the Parties that the Restructuring be implemented as a Sale pursuant to section 363 of the Bankruptcy Code and as such, to the extent that a provision of this Agreement impedes such implementation, the Debtors and the Required Consenting Global First Lien Creditors shall work together in good faith to resolve the impediment in a manner faithful to such intention; provided that the recoveries and economic outcome for such holders of Prepetition First Lien Indebtedness and other material terms of this Agreement are preserved in any such resolution of such impediment, and, for the avoidance of doubt, that Required Consenting Global First Lien Creditors shall be under no obligation to agree to any such resolution in the event such resolution requires a material incremental cost, expenditure, or reduction in recoveries to holders of First Lien Indebtedness relative to the recoveries reasonably anticipated based on the facts and financial and cash projections available to Required Consenting Global First Lien Creditors before the identification of such impediment.

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(c) Applicability to Non-U.S. Processes. Where the provisions of this Agreement and the Restructuring Terms refer or apply to the Chapter 11 Cases, the Bankruptcy Court, the Restructuring (including the Definitive Documents and any other documentation relating or relevant thereto), or events, circumstances, or procedures in the United States (the “US Process”) but do not equally reference or apply to (a) Canadian recognition proceedings under Part IV of the Companies’ Creditors Arrangement Act (Canada), the Ontario Superior Court of Justice (Commercial List), and/or the order(s) recognizing the Chapter 11 Cases, Bankruptcy Court orders and the Restructuring in Canada (including the Definitive Documents or any other documentation relating or relevant thereto) or equivalent events, circumstances, or procedures in Canada (the “Canadian Process”), (b) Astora Recognition Proceedings, (c) a Scheme (solely to the extent that the Standalone Sale Toggle does not occur), or (d) any other similar proceeding to recognize or implement the Chapter 11 Cases, the Restructuring, or orders of the Bankruptcy Court in any non-U.S. jurisdiction, if any (inclusive of any Canadian Process, any Scheme, and the Astora Recognition Proceedings, each an “Other Ancillary Process”), those provisions relating to the US Process shall be deemed to apply or refer equally to any Other Ancillary Process (and, if necessary, this Agreement and the Restructuring Terms will be deemed to include provisions relating to any Other Ancillary Process which correspond to provisions relating to the US Process) to ensure that the rights and obligations of the Parties under this Agreement apply equally to any Other Ancillary Process in the same way as the US Process, to the fullest extent necessary in order to implement the Restructuring in accordance with the terms, spirit, and intent of this Agreement and the Restructuring Terms; provided that prior to commencing any Other Ancillary Process in addition to the Canadian Process, the Scheme, and the Astora Recognition Proceedings, the Debtors and the Required Consenting Global First Lien Creditors shall discuss the necessity and scope of such proceedings, procedures, and/or processes in good faith and the Debtors shall only commence any such proceedings, procedures, and/or processes upon receipt of prior written consent of the Required Consenting Global First Lien Creditors not to be unreasonably withheld; provided, further, that such consent shall not be required in the event that the applicable board of directors or other governing body of any Debtor determines that commencing such process for such Debtor is required by the law applicable to such Debtor or in the exercise of fiduciary duties under the law applicable to such Debtor (in each case, after consultation with counsel).

(d) Special Luxembourg Provisions. Without prejudice to the generality of any provision of this Agreement, to the extent this Agreement relates to a Debtor incorporated under the laws of the Grand Duchy of Luxembourg, a reference to: (a) a winding-up, administration or dissolution includes, without limitation, bankruptcy (faillite), insolvency, liquidation, composition with creditors (concordat préventif de faillite), moratorium or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally; (b) a receiver, administrative receiver, administrator, trustee, custodian, sequestrator, conservator or similar officer appointed for the reorganization or liquidation of the business of a person includes, without limitation, a juge délégué, commissaire, juge-commissaire, mandataire ad hoc, administrateur provisoire, liquidateur or curateur; (c) a lien or security interest includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security; (d) creditors process means an executory attachment (saisie exécutoire) or conservatory attachment (saisie conservatoire); and (e) a director includes administrateurs or gérants.

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2. THE RESTRUCTURING TERMS.

(a) The Plan is expressly incorporated herein by reference and made a part of this Agreement as if fully set forth herein. The terms and conditions of the Restructuring are set forth in the Plan; provided that the Plan is supplemented by the terms and conditions of this Agreement and the applicable Definitive Documents implementing the Restructuring. In the event of any inconsistencies between the terms of this Agreement and the Plan, the Plan shall govern.

(b) In the event of a Standalone Sale Toggle, the Standalone Sale Term Sheet shall (i) be deemed to incorporate the PSA, the FCR Resolution Term Sheet, the OCC Resolution Term Sheet, the Canadian Governments Term Sheet, the Public Schools Term Sheet, the Public/Tribal Term Sheet, and the U.S. Government Resolution Documents; (ii) solely with respect to the First Lien Rights Offering and solely to the extent that the subscription period therefor has not yet commenced, the term “Eligible 1L Holders” (as defined and used in the Amended Restructuring Term Sheet) will include any Consenting First Lien Creditor that is a party to this Agreement (including a joinder hereto) at the commencement of such subscription period, subject to the specific terms set forth in the First Lien Rights Offering Procedures; provided that, to the extent the subscription process for the First Lien Rights Offering has already commenced at the time of a Standalone Sale Toggle, the results of such subscription process shall be binding in the Standalone Sale Process, subject to the terms and conditions set forth in the First Lien Rights Offering Procedures; and (iii) be further amended as necessary to give effect to applicable transactions and resolutions reached in connection with the Plan Transaction Process, and such amendments (including the determination as to the need therefor) shall be made following the occurrence of the Standalone Sale Toggle.

3. COVENANTS OF THE CONSENTING FIRST LIEN CREDITORS.

(a) Affirmative Covenants of the Consenting First Lien Creditors. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, each Consenting First Lien Creditor agrees, severally and not jointly, that it shall:

(i) use commercially reasonable efforts to (A) support and (B) take all actions as are necessary and appropriate to, facilitate the implementation and consummation of, the Restructuring, including the transactions contemplated under this Agreement, the Restructuring Terms, and the other Definitive Documents;

(ii) negotiate in good faith the Definitive Documents;

(iii) in the event of a Plan Transaction Process, as long as the Plan has not been modified in a manner inconsistent with this Agreement and its votes have been solicited in a manner that complies with the requirements of Bankruptcy Code sections 1125 and 1126, including receipt of the Disclosure Statement following its approval by the Bankruptcy Court under Bankruptcy Code section 1125, timely vote (when solicited to do so in accordance with this Agreement and the applicable Solicitation Materials) any and all of its Claims and Interests held as of the Voting Record Date (in all cases, in accordance with the applicable Solicitation Materials) in favor of the Plan, and not change or withdraw such vote;

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(iv) in the event of a Plan Transaction Process, timely opt in to, or not opt out of, as applicable, any releases under the Plan;

(v) use commercially reasonable efforts to negotiate and agree to a method of implementation of the Restructuring in jurisdictions outside the United States, which is, in the reasonable opinion of the directors of any Foreign Debtor having taken legal advice, compliant with all local laws, including with respect to fiduciary duties, applicable to that Foreign Debtor or its directors and officers, in their respective capacities as such in such jurisdiction;

(vi) as applicable, use commercially reasonable efforts to (1) execute, perform its obligations under, and consummate the transactions contemplated by, the Definitive Documents to which it is or will be a party or for which its approval or consent is required (including causing the Purchaser to enter into the PSA), including, to the extent necessary or appropriate, directing or instructing the First Lien Collateral Trustee to credit bid (or effect the assignment of related rights) or take other actions (including enforcing security as approved by the Bankruptcy Court to the extent such approval is required) necessary to implement the Restructuring Transaction or a “Successful Bid” pursuant to and as defined in the Bidding Procedures (a direction or instruction in respect of any of the foregoing, the “Direction Letter”); provided that the Consenting First Lien Creditors shall deliver a form of Direction Letter to the First Lien Collateral Trustee that contains an indemnity from the Stalking Horse Bidder with respect to actions to be taken by the First Lien Collateral Trustee at the direction of the Consenting First Lien Creditors and the other holders of Prepetition First Lien Indebtedness; provided, further, that, notwithstanding anything else herein, to the extent that delivering a Direction Letter would require the Consenting First Lien Creditors or other holders of Prepetition First Lien Indebtedness to provide any indemnity (other than an indemnity from the Stalking Horse Bidder) or incur material out-of-pocket costs or liabilities similar to an indemnity (or any out-of-pocket costs or liabilities similar to an indemnity prohibited by a Consenting First Lien Creditors’ organizational or constitutional documents), the Debtors’ sole remedy as a result of such Consenting First Lien Creditors’ failure to provide the Direction Letter shall be the termination of this Agreement pursuant to Section 7; and (2) to the extent applicable, execute any supplement to, or replacement of, the Direction Letter that is consistent with and reflects the terms of the Restructuring Terms;

(vii) use commercially reasonable efforts to (A) support and (B) take all actions as are necessary and appropriate to, obtain any and all required governmental, licensing, Bankruptcy Court, regulatory and other approvals (including any necessary third-party approvals or consents) necessary to implement or consummate the Restructuring and to cooperate with any efforts undertaken by the Debtors with respect to obtaining any required regulatory or third-party approvals in connection therewith;

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(viii) support and not object to (x) the Cash Collateral Order and, (y) (A) in the event of a Plan Transaction Process, the Disclosure Statement Order, the Confirmation Order, and any order approving the First Lien Rights Offering or other form of exit financing, and (B) in the event of a Standalone Sale Process, the Sale Order, in each case, solely to the extent that such order is consistent with the terms of this Agreement;

(ix) to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring, negotiate with the Consenting First Lien Creditors and the Debtors in good faith appropriate additional or alternative provisions to address any such impediment; provided that the recoveries and economic outcome for such Consenting First Lien Creditor and other material terms of this Agreement are preserved in any such provisions;

(x) timely provide to Gibson Dunn any and all information required to be provided in connection with any regulatory filings;

(xi) timely vote (or cause to be voted) its Claims or Interests against any Alternative Proposal; and

(xii) upon request by the Debtors or their advisors, but in no event more frequently than once per month, promptly provide to Skadden the aggregate principal amount of each Consenting First Lien Creditor’s claims, by debt instrument, as of the date of such request (which may be provided indirectly through Gibson Dunn).

(b) Negative Covenants of the Consenting First Lien Creditors. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, each Consenting First Lien Creditor agrees, severally and not jointly, that it shall not:

(i) take any actions that are materially inconsistent with this Agreement, the Definitive Documents, or the implementation of the Restructuring, including, in the event of a Plan Transaction Process, (A) vote any of its Claims to reject the Plan; (B) opt out of, or fail to opt in to, any third party release contemplated by the Plan; provided that such release and vote shall be deemed revoked and void ab initio at any time following termination of this Agreement (other than as a result of the occurrence of the Plan Effective Date); and (C) change or withdraw (or cause to be changed or withdrawn) any such vote or release described in Section 3(a)(iii) and 3(a)(iv) above; provided that such vote or release shall be deemed revoked and void ab initio at any time following termination of this Agreement (other than as a result of the occurrence of the Plan Effective Date);

(ii) file any pleading, motion, declaration, supporting exhibit or Definitive Document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that is not materially consistent with this Agreement or other Definitive Documents; provided that the Consenting First Lien Creditors shall retain the right to object to any Indication of Interest, Qualified Bid, Successful Bid, or Back-Up Bid (each as defined in, and subject to the terms of, the Bidding Procedures);

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(iii) directly or indirectly, (A) object to, impede, or take (or direct or encourage any agents, any official or unofficial committee, or any other Person to object to, impede, or take) any action to unreasonably interfere with or postpone the acceptance, consummation, or implementation of the Restructuring on the terms set forth in this Agreement, the Restructuring Terms, and any other applicable Definitive Document, (B) solicit, encourage, propose, file, support, participate in the formulation of or vote for, any Alternative Proposal, other than at the request, or with the consent, of the Debtors, or (C) otherwise take any action that could in any material respect interfere with or postpone the consummation of the Restructuring in connection with the US Process or an Other Ancillary Process;

(iv) authorize, encourage, or direct the First Lien Collateral Trustee, the Administrative Agent, the Second Lien Collateral Trustee, or any Indenture Trustee under the Indentures with respect to which the Consenting First Lien Creditors hold debt to exercise rights or remedies under the Credit Agreement, the Indentures, or any related financing or security document, as applicable, that the Consenting First Lien Creditors (either by this Agreement or any other agreement) have expressly agreed to forbear from exercising;

(v) directly or indirectly object to the allowance and payment by the Debtors of the reasonable and documented fees and expenses of the Debtors’ professionals in the Chapter 11 Cases; or

(vi) take any action that is reasonably expected to trigger a Mandatory Offer Requirement.

(c) The covenants of the Consenting First Lien Creditors in this Section 3 are several and not joint. For the avoidance of doubt, the Consenting First Lien Creditors shall comply with the covenants in this Section 3 in all of their respective capacities, including as Lenders under (and as defined in) the Credit Agreement and holders of First Lien Notes, Second Lien Notes and Unsecured Notes, as applicable.

(d) Additional Provisions Regarding the Commitments of the Consenting First Lien Creditors. Notwithstanding anything to the contrary herein, nothing in this Agreement shall:

(i) affect the ability of any Consenting First Lien Creditor to consult with any other Consenting First Lien Creditor, the Debtors, the Committees, or any other party in interest in the Chapter 11 Cases (including any other official committee or the United States Trustee);

(ii) impair or waive the rights of any Consenting First Lien Creditor to assert or raise any objection permitted under, and not inconsistent with, this Agreement in connection with the Restructuring;

(iii) prevent any Consenting First Lien Creditor from enforcing any right, remedy, condition, consent, or approval requirement under this Agreement or any other Definitive Document (to the extent it has rights thereunder), or from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, such documents;

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(iv) limit any Consenting First Lien Creditor’s rights under any applicable Indenture, the Credit Agreement, the Credit Documents, or applicable law to appear and participate as a party in interest in any matter to be adjudicated in the Chapter 11 Cases (subject to the terms of any applicable intercreditor agreement), so long as such appearance and the positions advocated in connection therewith are not inconsistent with the terms of this Agreement;

(v) prevent any Consenting First Lien Creditor from taking any customary perfection step or other action as is necessary to preserve or defend the validity, priority, extent, or existence of its Claims against or Interests in the Debtors or any lien or security interest securing such Claims (including the filing of proofs of claim);

(vi) subject to Section 3(a)(vi), require that any Consenting First Lien Creditor (a) give any notice, order, instruction, or direction to any administrative agent, collateral trustee or indenture trustee (as applicable) or other such agent or trustee if the Consenting First Lien Creditors are required to incur any material out-of-pocket costs or liabilities or provide any indemnity in connection therewith, (b) be required to make any capital commitment without its express consent, or (c) incur, assume, or become liable for any material financial or other material liability or material obligation, provided, in each case, that no Consenting First Lien Creditor shall be required to incur any out-of-pocket costs or incur, assume, or become liable for any financial or other liability, commitment, or obligation that is otherwise prohibited by such Consenting First Lien Creditor’s organizational or constitutional documents;

(vii) [reserved];

(viii) with respect to the Cash Collateral Order, (i) be construed to prohibit any Consenting First Lien Creditor, if applicable, from enforcing any right, remedy, condition, consent, or approval requirement under the Cash Collateral Order or (ii) impair or waive the rights of any Consenting First Lien Creditor, if applicable, to assert or raise any objection arising under the Cash Collateral Order;

(ix) (a) prevent any Consenting First Lien Creditor from taking any action that is required by applicable Law or (b) require any Consenting First Lien Creditor to take any action that is prohibited by applicable Law or to waive or forego the benefit of any applicable legal privilege; provided that, if any Consenting First Lien Creditor proposes to take any action that is inconsistent with this Agreement in order to comply with applicable Law, such Consenting First Lien Creditor shall use commercially reasonable efforts to provide at least five (5) Business Days’ advance notice to the Debtors to the extent the provision of such notice is legally permissible; or

(x) limit the right of any Consenting First Lien Creditor to participate in the Sale Process (including Phase 1, Phase 2, and the Auction (each term as defined in the form of Bidding Procedures filed at Docket No. 1395 of the Bankruptcy Court in the Chapter 11 Cases)) in its capacity as a holder of Second Lien Notes in connection with (x) formulating a Bid, (y) the submission by holders of Second Lien Notes or their designee at their direction of a Bid (as defined in the form of Bidding Procedures filed at Docket No. 1395 of the Bankruptcy Court in the Chapter 11 Cases) that includes a credit bid with respect to the obligations under and the liens securing the Second Lien Notes and (z) the direction of the Second Lien Collateral Trustee in connection therewith (the rights set forth in this Section 3(d)(x), the “Second Lien Credit Bid Participation Right”).

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4. COVENANTS OF THE DEBTORS.

(a) Affirmative Covenants of the Debtors. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, each of the Debtors shall:

(i) use commercially reasonable efforts to (A) support and (B) take all actions as are necessary and appropriate to, facilitate the implementation and consummation of, the Restructuring, including the transactions contemplated under this Agreement, the Restructuring Terms, and the other Definitive Documents;

(ii) negotiate in good faith the Definitive Documents;

(iii) use commercially reasonable efforts to negotiate and agree to a method of implementation of the Restructuring in jurisdictions outside the United States which is, in the reasonable opinion of the directors of any Foreign Debtor having taken legal advice, compliant with all local laws, including with respect to fiduciary duties, applicable to that Foreign Debtor or its directors and officers, in their respective capacities as such in such jurisdiction;

(iv) as applicable, execute, perform its obligations under, and consummate the transactions contemplated by the Definitive Documents to which it is or will be a party or for which its approval or consent is required (including causing the applicable Debtors to enter into the PSA);

(v) timely file a formal written objection or response to (1) any motion filed with the Bankruptcy Court by a third party seeking entry of an order (A) directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code), (B) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (C) dismissing the Chapter 11 Cases, or (D) modifying or terminating the Debtors’ exclusive right to file or solicit acceptances for a plan of reorganization; or (2) any objection to the Disclosure Statement, the Disclosure Statement Order or the other Solicitation Materials, the Plan, the Subscription Materials, the Backstop Commitment Agreements, the Exit Financing Documents, the Sale Order or to any motion of the Debtors seeking to extend the time periods governing the Debtors’ exclusive right to file or solicit acceptances for a plan of reorganization;

(vi) use commercially reasonable efforts to (A) support and (B) take all actions as are necessary and appropriate to, (1) obtain any and all required governmental, regulatory, licensing, Bankruptcy Court, and other approvals (including any necessary third-party approvals or consents) necessary to implement or consummate the Restructuring and (2) effectuate a Listing Event and, in each case, to cooperate with any efforts undertaken at the reasonable request of the Consenting First Lien Creditors with respect to obtaining any required regulatory or third-party approvals in connection therewith;

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(vii) actively oppose and object to the efforts of any person seeking to object to, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Restructuring (including, if applicable, the filing of timely filed objections or written responses) to the extent such opposition or objection is reasonably necessary to facilitate implementation of the Restructuring; provided that this covenant shall not impede (i) the Debtors from considering or advancing Alternative Proposals in a manner consistent with Section 4(a)(xvi) and (ii) a Foreign Debtor complying with all local laws, including fiduciary duties, applicable to that Foreign Debtor or its directors and officers;

(viii) upon reasonable request, inform the legal and financial advisors to the Ad Hoc First Lien Group (as well as to any Consenting First Lien Creditor that has executed a confidentiality agreement acceptable to the Debtors and such Consenting First Lien Creditor) as to (A) the material business and financial performance (including liquidity position) of the Debtors and their businesses (including the provision of any information or materials reasonably requested in furtherance of any financing efforts contemplated by the Restructuring (including by the Purchaser Entities)) and (B) the status of obtaining any necessary or desirable authorizations (including consents) from each Consenting First Lien Creditor, any competent judicial body, Governmental Authority, banking, taxation, supervisory, or regulatory body or any stock exchange, provided that the Debtors shall not be required to violate any privilege or obligation of confidentiality;

(ix) without interfering with either the Restructuring or the Debtors’ ability to consider or advance Alternative Proposals in a manner consistent with Section 4(a)(xvi), (A) support and take all commercially reasonable actions necessary and appropriate, including those actions reasonably requested by the Required Consenting Global First Lien Creditors to facilitate the Restructuring, and the other transactions contemplated thereby, in accordance with this Agreement within the timeframes contemplated herein, (B) use commercially reasonable efforts to obtain and maintain Bankruptcy Court approval of the Cash Collateral Order, the Disclosure Statement, the Disclosure Statement Order and the other Solicitation Materials, the Plan, the Backstop Commitment Agreements, the Subscription Materials, and the Exit Financing Documents, including, for the avoidance of doubt, by filing and prosecuting one or motions to approve the Backstop Commitment Agreements and the Subscription Materials, in each case, within the timeframes contemplated in this Agreement, as applicable, and (C) in the event of a Standalone Sale Toggle, use commercially reasonable efforts to obtain and maintain Bankruptcy Court approval of the Bidding Procedures Order, the Cash Collateral Order, and the Sale Order, each within the timeframes contemplated in this Agreement, as applicable;

(x) to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring, negotiate with the Consenting First Lien Creditors in good faith appropriate additional or alternative provisions to address any such impediment;

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(xi) to the extent not already known to any of the advisors to the Ad Hoc First Lien Group, provide prompt written notice to Gibson Dunn (email being sufficient) as soon as reasonably practicable after becoming aware (and in any event within two (2) Business Days after becoming so aware) of (A) the occurrence of a Consenting Global First Lien Creditor Termination Event; (B) any matter or circumstance that is, or is reasonably likely to be (in the case of such reasonably likely matter or circumstance the Debtors shall provide such prompt notice thereof within four (4) Business Days after becoming so aware), a material impediment to the implementation or consummation of the Restructuring, (C) any notice of any commencement of any insolvency proceeding or legal suit, or enforcement action from or by any person or entity in respect of any Debtor or subsidiary thereof, in each case to the extent that it would materially impede or frustrate the Restructuring, (D) any challenge as to the validity, priority or extent of, or any action to avoid, (1) any lien or security interest securing the Prepetition First Lien Indebtedness or (2) any of the Prepetition First Lien Indebtedness, in each case, pursuant to a motion, pleading, complaint or other filing filed with the Bankruptcy Court, and (E) any representation made by the Debtors under this Agreement being incorrect in any material respect when made;

(xii) pay all accrued and unpaid fees and out-of-pocket expenses in accordance with Section 27;

(xiii) except as otherwise expressly set forth in this Agreement, (i) conduct its businesses and operations in the ordinary course in a manner that is materially consistent with past practices and in compliance with applicable law (taking into account the Restructuring and the pendency, if applicable, of the Chapter 11 Cases) and (ii) use commercially reasonable efforts to preserve intact its businesses and relationships with third parties (including creditors, lessors, licensors, suppliers, distributors, and customers) and employees;

(xiv) except as otherwise provided in the Plan or the PSA, maintain good standing (or a normal status or its equivalent, to the extent applicable in the jurisdiction of incorporation of any Foreign Debtor) under the laws of the state or other jurisdiction in which each Debtor or subsidiary is formed, incorporated or organized; provided that the foregoing shall not apply to any changes to a Debtor’s status arising from or relating to the pursuit or implementation by a Debtor of an Other Ancillary Process in accordance with this Agreement;

(xv) (A) provide Gibson Dunn with copies of any written proposals for any Alternative Proposals proposed by the Debtors or received by the Debtors within seventy-two (72) hours following the delivery or receipt, as applicable, by the Debtors or following the delivery of any responses by the Debtors, which materials shall be provided on a “professional eyes only” basis unless otherwise agreed by the Debtors, and (B) provide to counsel to the Ad Hoc First Lien Group draft copies of all Definitive Documents and all other pleadings, motions, declarations, supporting exhibits and proposed orders and any other document that the Debtors intend to file with the Bankruptcy Court or in an Other Ancillary Process, in each case to the extent (x) material or related to relief material to the Debtors’ business or assets, or (y) concerning (1) any Consenting First Lien Creditor or its

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rights or recoveries (or any financial or other analysis in respect hereof) in respect of its Claims against the Debtors or under the Credit Documents or the First Lien Notes Documents, (2) the ability of any Debtor to implement and consummate the Restructuring, or (3) the rights or obligations of any of the Parties under this Agreement, in any case, as soon as reasonably practicable, but at least two (2) calendar days prior to the date when the Debtors intend to file or execute such documents and, if requested by Gibson Dunn, consult in good faith with such counsel regarding the form and substance of such documents; and

(xvi) notify Gibson Dunn of any decision by the board of directors or other governing body of any Debtor to exercise the Debtors’ rights under Section 7(b)(iii) to pursue an Alternative Proposal (a “Fiduciary Out”) within forty-eight (48) hours of such decision.

(b) Negative Covenants of the Debtors. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, the Debtors shall not (except with the prior written consent of the Required Consenting Global First Lien Creditors or Gibson Dunn as authorized by the Required Consenting Global First Lien Creditors), directly or indirectly:

(i) take any actions that are materially inconsistent with this Agreement, or is intended to, or that would reasonably be expected to prevent, interfere with, or impede any Definitive Document, or the implementation of the Restructuring; provided that the Debtors’ ability to conduct the Restructuring and to consider or advance Alternative Proposals in a manner consistent with Section 4(a)(xvi) shall not be impaired by this covenant;

(ii) file or support another party in filing with the Bankruptcy Court or any other court (A) a motion, application, pleading, or proceeding challenging the amount, validity, enforceability, extent, perfection, or priority of, or seeking avoidance or subordination of, any Claim held by any Consenting First Lien Creditor against the Debtor or any liens or security interests securing such Claim, or (B) a motion, application, pleading or proceeding asserting (or seeking standing to assert) any purported Claims or causes of action against any of the Consenting First Lien Creditors, or take or support any corporate action for the purpose of authorizing any of the foregoing;

(iii) omit to take any material action required by, this Agreement or the Restructuring;

(iv) take, nor encourage any other person to take, any action which would reasonably be expected to breach or be inconsistent with this Agreement in any material respect or materially impede or take any other negative action, directly or indirectly, to materially interfere with any Definitive Document or the Restructuring; provided that the Debtors’ ability to conduct the Restructuring and to consider or advance Alternative Proposals in a manner consistent with Section 4(a)(xvi) shall not be impaired by this covenant;

(v) redeem or make or declare any dividends, distributions, or other payments on accounts of their Interests, or otherwise make any transfers or payments on accounts of their Interests, except as otherwise approved in an order of the Bankruptcy Court;

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(vi) amend any of their corporate organizational documents in a manner that is inconsistent with this Agreement or any Definitive Document;

(vii) except as agreed by the Required Consenting Global First Lien Creditors, file any pleading, motion, declaration, supporting exhibit, or Definitive Document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement, the Restructuring, or any Definitive Documents, or that could reasonably be expected to frustrate or materially impede the implementation and consummation of the Restructuring, or that is inconsistent in any material respect with the Restructuring Terms, this Agreement, the Cash Collateral Order, the PSA, or, unless the Standalone Sale Toggle occurs, the Plan;

(viii) without the prior written consent of the Required Consenting Global First Lien Creditors (such consent not to be unreasonably withheld) and except as provided in the Restructuring Terms or any applicable Definitive Document, engage in any merger, consolidation, material disposition, material acquisition, investment, dividend, or incurrence of indebtedness for borrowed money outside of the ordinary course of business other than (A) the transactions contemplated herein or (B) any transaction with any Debtor or direct or indirect subsidiary of the Debtors, so long as such transaction is consistent with the applicable Definitive Document(s) or this Agreement and does not otherwise impede or frustrate the Restructuring or require the Purchaser to pay more than a de minimis amount of additional cash consideration in connection with the Restructuring Transaction;

(ix) without the prior written consent of the Required Consenting Global First Lien Creditors (such consent not to be unreasonably withheld) enter into, terminate, or otherwise modify any material operational contracts, leases, or other arrangements other than in the ordinary course of business; and

(x) without the prior written consent of the Required Consenting Global First Lien Creditors (such consent not to be unreasonably withheld) enter into any proposed settlement of any Claim, litigation, dispute, controversy, cause of action, proceeding, appeal, determination or investigation that (A) will materially impair the Debtors’ ability to consummate the Restructuring or (B) that results in the allowance of (1) an Opioid Claim or Claim of holders of Opioid Claims or (2) other than with respect to trade creditors in the ordinary course of business, an administrative expense Claim against any of the Debtors in excess of $5,000,000 individually or $20,000,000 in the aggregate, provided that the Debtors may settle any claim for an amount in excess of the consent thresholds set forth herein in accordance with the Plan Administration Estimate without such consent of the Required Consenting Global First Lien Creditors if (x) such settled claim is not payable prior to the earlier of the Plan Effective Date and the Closing Date, and (y) to the extent such claim is otherwise contemplated to be payable from the Plan Administration Estimate, the Debtors provide to Gibson Dunn written notice of their election to reduce the Plan Administration Estimate by the amount payable pursuant to such settlement, in which case the Plan Administration Estimate shall be reduced, upon payment of such settlement, in an amount equal to such settlement payment.

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(c) Additional Provisions Regarding the Commitments of the Debtors. Notwithstanding anything to the contrary herein, nothing in this Agreement shall:

(i) affect the ability of any Debtor to consult with any party in interest in the Chapter 11 Cases (including any official committee or the United States Trustee);

(ii) prevent any Debtor from enforcing any right, remedy, condition, consent, or approval requirement under this Agreement or any other Definitive Document (to the extent it has rights thereunder), or from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, such documents;

(iii) (a) prevent any Debtor from taking any action that is required by applicable Law or (b) require any Debtor to take any action that is prohibited by applicable Law or to waive or forego the benefit of any applicable legal privilege; provided that, if any Debtor proposes to take any action that is inconsistent with this Agreement in order to comply with applicable Law, such Debtor shall provide at least five (5) Business Days’ advance notice to Gibson Dunn to the extent the provision of such notice is legally permissible; and

(iv) require any Foreign Debtor or any director or officer of a Foreign Debtor to take any action which in the reasonable opinion of the directors of that Foreign Debtor, or that director or officer, having taken legal advice, is not compliant with applicable local law, including fiduciary duties.

5. REPRESENTATIONS AND WARRANTIES.

(a) Each Party, severally and not jointly, represents and warrants to each other Party that the following statements are true, correct and complete as of the earlier of the date such Party first became a party to the Original RSA, the A&R RSA, and the date such Party becomes a Party hereto:

(i) such Party is validly existing and, to the extent applicable, in good standing (or a normal status or its equivalent, to the extent applicable in the jurisdiction of incorporation of any Foreign Debtor) under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate, partnership, limited liability company, or similar authority to enter into this Agreement and carry out the transactions contemplated hereby and perform its obligations hereunder. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, limited liability company, partnership, or other similar action on its part (other than, in the case of the Debtors, any required approvals or authorizations of the Bankruptcy Court);

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(ii) the execution, delivery, or performance by such Party of this Agreement does not and will not (A) violate any material provision of law, rule, or regulation applicable to it or its charter, constitution or bylaws (or other similar governing documents), or (B) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party (provided, however, that with respect to the Debtors, it is understood that commencing the Chapter 11 Cases may have resulted in a breach of or constituted a default under such obligations);

(iii) this Agreement is (subject to Legal Reservations) the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, examinership, receivership, liquidation, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, including the filing of the Chapter 11 Cases or the initiation of court proceedings in respect of the Canadian Process or any Other Ancillary Process; and

(iv) it has (A) sufficient knowledge and experience to evaluate properly the terms and conditions of this Agreement and the Restructuring and (B) it has made its own analysis and decision to enter into this Agreement.

(b) The Debtors represent and warrant to the Consenting First Lien Creditors that as of the date of the Original RSA:

(i) other than by the Bankruptcy Court, the execution and delivery by the Debtors of this Agreement does not and will not require any material registration or filing with, consent or approval of, or notice to, or other action, with or by, any federal, state, or governmental authority or regulatory body;

(ii) they have not entered into any material agreement, arrangement, or undertaking (including with any individual creditor, equity holder, stakeholder, or third party) that is materially inconsistent with the terms of this Agreement or constitutes an Alternative Proposal, in each case, that has not been disclosed to Gibson Dunn; and

(iii) to the best of their knowledge, no order has been made, petition presented, or resolution passed for the winding up of or appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, examiner, or other similar officer in respect of them or any of their respective assets, and no analogous procedure has been commenced in any jurisdiction.

(c) Each Consenting First Lien Creditor severally (and not jointly) represents and warrants to the Debtors that as of the later of the date such Party first became a party to the Original RSA or the A&R RSA, if applicable, and the date such Party becomes a Party hereto:

(i) such Consenting First Lien Creditor (A) is or, after taking into account the settlement of any pending assignments or trades of Loans (pursuant to the Credit Documents), First Lien Notes, Second Lien Notes, and/or Unsecured Notes to which such Consenting First Lien Creditor is a party as of the date of this representation, will be the beneficial owner of (or investment manager, advisor, or subadvisor to one or more beneficial owners of) the aggregate outstanding principal amount of Loans, First Lien Notes, Second Lien Notes, or Unsecured Notes set forth below its name on the signature

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page hereto (or below its name on the signature page of the Original RSA, the A&R RSA, or a joinder to either of the foregoing for any Consenting First Lien Creditor that does not execute this Agreement or a Joinder Agreement for any Consenting First Lien Creditor that becomes a party hereto after the date hereof), as the case may be, or (B) has or, after taking into account the settlement of any pending assignments or trades of Loans (pursuant to the Credit Documents), First Lien Notes, Second Lien Notes, and/or Unsecured Notes to which such Consenting First Lien Creditor is a party as of the date of this representation, will have with respect to the beneficial owner(s) of such Loans, First Lien Notes, Second Lien Notes, or Unsecured Notes (as may be set forth on a schedule to such Consenting First Lien Creditor’s signature page), (x) sole investment or voting discretion (including any such discretion delegated to its investment advisor) with respect to such Loans, First Lien Notes, Second Lien Notes, or Unsecured Notes, (y) full power and authority to vote on and consent to matters concerning such Loans, First Lien Notes, Second Lien Notes, or Unsecured Notes, and to exchange, assign, and transfer such Loans, First Lien Notes, Second Lien Notes, or Unsecured Notes, and (z) full power and authority to bind or act on the behalf of, such beneficial owner(s);

(ii) other than pursuant to this Agreement, such Loans, First Lien Notes, Second Lien Notes, or Unsecured Notes are free and clear of any pledge, lien, security interest, charge, claim, option, proxy, voting restriction, right of first refusal, or other limitation on disposition or encumbrance of any kind, that would prevent in any way such Consenting First Lien Creditor’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed; provided that notwithstanding anything to the contrary herein, the Consenting First Lien Creditors that are entering into this Agreement by an undersigned investment manager and/or investment advisor shall not be deemed to have breached this Agreement as a result of any swap, borrowing, hypothecation or re-hypothecation of the First Lien Notes, Second Lien Notes, or Unsecured Notes (each, a “Lending Arrangement”); provided, further, that each of the undersigned investment managers and/or investment advisors shall use commercially best efforts to ensure the Consenting First Lien Creditors holding First Lien Notes, Second Lien Notes, or Unsecured Notes subject to a Lending Arrangement comply with the terms of this Agreement and shall promptly notify the Debtors in the event that they become aware that such Consenting First Lien Creditor has not complied with the terms of this Agreement;

(iii) such Consenting First Lien Creditor is not the beneficial owner of (or investment manager, advisor, or subadvisor to one or more beneficial owners of) any other Loans, First Lien Notes, Second Lien Notes, or Unsecured Notes that are not set forth on its signature page hereto (or on its signature page to the Original RSA or the A&R RSA or a joinder thereto for any Consenting First Lien Creditor that does not execute this Agreement or on the signature page of a Joinder Agreement for any Consenting First Lien Creditor that becomes a party hereto after the date hereof);

(iv) to the best of its knowledge, such Consenting First Lien Creditor does not hold any interest in any litigation claim (including an Opioid Claim) asserted against any Debtor (including any right to receive proceeds in connection with the prosecution of such litigation claim, whether by way of litigation financing or otherwise);

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(v) except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements relating to the Debtors or any Claims against the Debtors that have not been disclosed to Skadden; and

(vi) (x) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) an institutional accredited investor (as defined in Rule 501(a)(1), (2), (3), or (7) under the Securities Act), or (C) for a holder located outside of the U.S. (within the meaning of Regulation S under the Securities Act), a non-U.S. person under Regulation S under the Securities Act, and (y) any securities of the Debtors acquired by the Consenting First Lien Creditor in connection with the Restructuring will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.

6. DEFINITIVE DOCUMENTS; GOOD FAITH COOPERATION; FURTHER ASSURANCES.

(a) Subject to the terms and conditions hereof, during the Restructuring Support Period, each Party, severally and not jointly, hereby covenants and agrees to cooperate with each other in good faith in connection with, and shall exercise commercially reasonable efforts with respect to the pursuit, approval, negotiation, execution, delivery, implementation and consummation of the Restructuring, as well as the negotiation, drafting, execution, and delivery of the Definitive Documents, as applicable, and such Definitive Documents shall, upon completion, contain terms, conditions, representations, warranties, and covenants consistent in all material respects with the terms of this Agreement and be in form and substance acceptable to the Debtors and the Required Consenting Global First Lien Creditors (except as set forth in definition of Definitive Documents).

(b) Subject to the terms and conditions hereof, during the Restructuring Support Period, each of the Parties shall take such action as may be reasonably necessary or reasonably requested by the other Parties to carry out the purposes and intent of this Agreement, including making and filing any required regulatory filings, and shall refrain from taking any action that would frustrate the purposes and intent of this Agreement; provided that no Party shall be required to take any action (or refrain from taking any action, as the case may be) that is not compliant with applicable local law or fiduciary duties.

7. TERMINATION OF AGREEMENT.

This Agreement shall automatically terminate after delivery of written notice (i) to the Debtors (in accordance with Section 23) from the Required Consenting Global First Lien Creditors or, with respect to Section 7(a)(xx), the Required Consenting First Lien Creditors, and with respect to Section 7(a)(xxi), the Required Consenting Other First Lien Creditors, in each case, at any time after and during the continuance of any applicable Consenting Global First Lien Creditor Termination Event; or (ii) from Parent to the Required Consenting Global First Lien Creditors or Gibson Dunn (in accordance with Section 23) at any time after the occurrence and during the continuance of any Debtor Termination Event. Notwithstanding any provision to the contrary in this Section 7, no Party may exercise any of its respective termination rights as set forth herein if such Party has failed to perform or comply in all material respects with the terms and

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conditions of this Agreement (unless such failure to perform or comply arises as a result of another Party’s actions or inactions in breach of this Agreement), if such failure to perform causes, or results in, the occurrence of a Consenting Global First Lien Creditor Termination Event or Debtor Termination Event, as applicable. This Agreement shall terminate automatically on the Plan Effective Date or, in the event of a Standalone Sale Toggle, the Closing Date without any further required action or notice.

Notwithstanding the foregoing, any of the dates set forth in this Section 7 may be extended by written agreement among the Debtors and the Required Consenting Global First Lien Creditors.

(a) A “Consenting Global First Lien Creditor Termination Event” shall mean the occurrence of any of the following:

(i) The breach, in any material respect, by any Debtor of any of the undertakings or covenants of the Debtors set forth herein that, if capable of being cured, remains uncured for a period of seven (7) Business Days after the receipt of written notice from the Required Consenting Global First Lien Creditors to the Debtors detailing such breach pursuant to this Section 7 and in accordance with Section 23 (as applicable).

(ii) Any representation or warranty in this Agreement made by any Debtor shall have been untrue in any material respect when made, and such breach remains uncured (to the extent curable) for a period of seven (7) Business Days after the receipt of written notice from the Required Consenting Global First Lien Creditors to the Debtors detailing such breach pursuant to this Section 7 and in accordance with Section 23 (as applicable).

(iii) Entry of an order granting relief from the automatic stay imposed by section 362 of the Bankruptcy Code authorizing any party to proceed against any material asset of the Debtors that would have a Material Adverse Effect on (x) the Debtors’ ability to operate its businesses in the ordinary course or (y) the ability of either the Debtors or the Consenting First Lien Creditors to consummate the Restructuring.

(iv) Any Debtor files any motion, pleading, petition, or related document with the Bankruptcy Court or any other court of competent jurisdiction (including the Irish Court) that is materially inconsistent with this Agreement, the Restructuring Terms, the Cash Collateral Order, or any other applicable Definitive Documents (or any amendment, modification or supplement to any of the foregoing, as applicable) and such motion, pleading, petition, or related document has not been withdrawn or amended to cure such inconsistency within seven (7) Business Days after the Debtors receive written notice from the Required Consenting Global First Lien Creditors (in accordance with Section 23) that such motion, petition, or pleading is materially inconsistent with this Agreement.

(v) Any Definitive Document (or any amendment, modification or supplement thereto) filed by a Debtor or any related order entered by the Bankruptcy Court, in the Chapter 11 Cases, is inconsistent with the terms and conditions set forth in this Agreement or is otherwise not in accordance with this Agreement, in each case to the extent material, or, which remains uncured for seven (7) Business Days after the receipt by the Debtors of written notice from the Required Consenting Global First Lien Creditors pursuant to Section 23.

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(vi) (A)(1) Solely in the event of a Plan Transaction Process, if the Cash Collateral Order, Disclosure Statement Order, the order or orders approving the Backstop Commitment Agreements and/or the Subscription Materials, or the Confirmation Order is reversed, dismissed, vacated, reconsidered, modified, or amended without the consent of the Required Consenting Global First Lien Creditors, or (2) solely in the event of a Standalone Sale Toggle, the Cash Collateral Order, the Bidding Procedures Order, or the Sale Order is reversed, dismissed, vacated, reconsidered, modified, or amended without the consent of the Required Consenting Global First Lien Creditors (with such consent not to be unreasonably withheld), or (B) a motion for reconsideration, reargument, or rehearing with respect to any such order has been filed and the Debtors have failed to object timely to such motion.

(vii) Except as permitted or the subject of a reservation of rights in this Agreement or in the Definitive Documents, any Debtor files or supports another party in filing (A) a motion, application, pleading, or proceeding challenging the amount, validity, enforceability, extent, perfection, or priority of, or seeking avoidance or subordination of, any Claims held by any Consenting First Lien Creditor against the Debtor or any liens or security interests securing such Claim, (B) any plan of reorganization, liquidation, dissolution, administration, moratorium, receivership, winding up, bankruptcy, or sale of all or substantially all of any Debtor’s assets other than as contemplated by the Restructuring Terms and this Agreement, (C) a motion, application, pleading, or proceeding asserting (or seeking standing to assert) any purported Claims or causes of action against any of the Consenting First Lien Creditors, or (D) takes any corporate action for the purpose of authorizing any of the foregoing, which event remains uncured for a period of ten (10) Business Days following the Debtors’ (as applicable) receipt of notice from counsel to the Required Consenting Global First Lien Creditors pursuant to Section 23.

(viii) The Bankruptcy Court enters an order granting relief against any Consenting First Lien Creditor (or the First Lien Collateral Trustee, Administrative Agent, or First Lien Notes Indenture Trustee, each in its representative capacity on behalf of holders of Prepetition First Lien Indebtedness) with respect to (A) a motion, application, pleading, or proceeding challenging the amount, validity, enforceability, extent, perfection, or priority of, or seeking avoidance or subordination of, any Claims held by any Consenting First Lien Creditor against any Debtor or any liens or security interests securing such Claims or (B) a motion, application, pleading or proceeding asserting any purported Claims or causes of action against any of the Consenting First Lien Creditors (or the First Lien Collateral Trustee, Administrative Agent, or First Lien Notes Indenture Trustee, each in its representative capacity on behalf of the applicable holders of Prepetition First Lien Indebtedness), in each case, which would (i) impede the Restructuring, (ii) require the Purchaser to expend more than a de minimis amount of cash in connection therewith as compared to its obligations under the Restructuring Terms or the PSA, or (iii) render the obligations of the Consenting First Lien Creditors under the Plan, or Purchaser under the PSA, incapable of performance.

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(ix) Without the prior consent of the Required Consenting Global First Lien Creditors (not to be unreasonably withheld) or otherwise as consistent with this Agreement, the Debtors (A) voluntarily commence any case or files any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief under any federal, state, or foreign bankruptcy, insolvency, administrative receivership, or similar law now or hereafter in effect other than as required to implement the Restructuring, including the Reconstruction Steps, (B) consent to the institution of, or fail to contest in a timely and appropriate manner, any involuntary proceeding or petition described below, (C) file an answer admitting the material allegations of a petition filed against it in any proceeding, (D) apply for or consent to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official, trustee, or an examiner pursuant to section 1104 of the Bankruptcy Code in any of the Chapter 11 Cases, (E) make a general assignment or arrangement for the benefit of creditors, or (F) take any corporate action for the purpose of authorizing any of the foregoing.

(x) The Debtors shall have failed to achieve any of the following milestones (each, a “Milestone” and, collectively, the “Milestones”), as applicable, unless otherwise expressly and mutually agreed in writing (including by email, including by Gibson Dunn as authorized by the Required Consenting Global First Lien Creditors) by the Required Consenting Global First Lien Creditors unless such failure is the result of a breach of this Agreement by the Required Consenting Global First Lien Creditors:

(A)	not later than 11:59 p.m. prevailing Eastern Time on January 17, 2024, the Bankruptcy Court shall have entered one or more orders approving the Disclosure Statement and the Solicitation Materials;

(B)	not later than 11:59 p.m. prevailing Eastern Time on March 22, 2024, the Bankruptcy Court shall have entered the Confirmation Order;

(C)

not later than 11:59 p.m. prevailing Eastern Time on March 22, 2024, the Bankruptcy Court shall have entered one or more orders approving the Backstop Commitment Agreements and the Subscription Materials;

(D)	not later than 11:59 p.m. prevailing Eastern Time on April 22, 2024, the Plan Effective Date shall have occurred;

(E)

solely in the event of a Standalone Sale Toggle, not later than 11:59 p.m. prevailing Eastern Time on the date that is forty- five (45) days after an election to pursue a Standalone Sale Toggle, the Bankruptcy Court shall have entered the Sale Order; and

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(F)

solely in the event of a Standalone Sale Toggle, not later than 11:59 p.m. prevailing Eastern Time on the date that is thirty (30) days after the entry of the Sale Order (the “Outside Date”), the Closing Date shall have occurred; provided that to the extent the Closing Date is not achieved by the Outside Date (after giving effect to any extensions thereof) due solely to any regulatory or third-party approval or consent remaining outstanding, the Outside Date shall be automatically extended by forty-five (45) additional calendar days;

provided that any failure to achieve a Milestone shall be deemed cured upon the achievement of such Milestone.

(xi) The occurrence of a Material Adverse Effect.

(xii) The occurrence of an Other Termination Event.

(xiii) The occurrence of a “Termination Event” under, and as defined in, the Cash Collateral Order.

(xiv) The waiver, modification, amendment, or supplement to this Agreement in a manner that has a disproportionate adverse effect on the Prepetition First Lien Indebtedness held by, or rights or economic recoveries of, a Consenting First Lien Creditor or its treatment relative to the rights, economic recoveries or treatment of, or in respect of, the Prepetition First Lien Indebtedness held by all other Consenting First Lien Creditors hereunder or as set forth in the Restructuring Terms; provided that, notwithstanding anything else to the contrary herein, only such adversely affected Consenting First Lien Creditor shall have the right to terminate this Agreement on the basis of this Consenting Global First Lien Creditor Termination Event and such termination shall terminate this Agreement only with respect to such Consenting First Lien Creditor and this Agreement shall remain in effect as to other Consenting First Lien Creditors.

(xv) The waiver, modification, amendment, or supplement to this Agreement in a manner that has a disproportionate adverse effect on the Prepetition Second Lien Notes Indebtedness or Prepetition Unsecured Notes Indebtedness held by, or rights or economic recoveries of, a Consenting First Lien Creditor or its treatment relative to the rights, economic recoveries or treatment of, or in respect of, the Prepetition Second Lien Notes Indebtedness or Prepetition Unsecured Notes Indebtedness, respectively held by all other Consenting First Lien Creditors hereunder or as set forth in the Restructuring Terms; provided that, notwithstanding anything else to the contrary herein, only such adversely affected Consenting Other First Lien Creditor shall have the right to terminate this Agreement on the basis of this Consenting Global First Lien Creditor Termination Event and such termination shall terminate this Agreement only with respect to such Consenting Other First Lien Creditor and this Agreement shall remain in effect as to other Consenting First Lien Creditors.

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(xvi) The (1)(i) entry by any Debtor into any settlement or other agreement or (ii) motion, proceeding, or other action that is commenced, supported, or encouraged by any Debtor seeking, or otherwise consenting to any settlement of, or other agreement, in each case, with respect to any claims, clauses of action, or other rights related to, or in connection with, (x) any Opioid Claims or holders of Opioid Claims or (y) other than with respect to trade creditors in the ordinary course of business, any administrative expense Claim in excess of $5,000,000 individually or $20,000,000 in the aggregate or (2) the entry of an order of the Bankruptcy Court allowing any of the claims described in the immediately preceding clauses (x) and (y), in each case of clauses (1) and (2), without the consent of the Required Consenting Global First Lien Creditors not to be unreasonably withheld; provided that it shall not constitute a Consenting Global First Lien Creditor Termination Event if the Debtors settle any claim for an amount in excess of the consent thresholds set forth herein in accordance with the Plan Administration Estimate without such consent of the Required Consenting Global First Lien Creditors if (x) such settled claim is not payable prior to the Closing Date, and (y) to the extent such claim is otherwise contemplated to be payable from the Plan Administration Estimate, the Debtors provide to Gibson Dunn written notice of their election to reduce the Plan Administration Estimate by the amount payable pursuant to such settlement, in which case the Plan Administration Estimate shall be reduced, upon payment of such settlement, in an amount equal to such settlement payment.

(xvii) Except as a result of any terms or conditions imposed by the Bankruptcy Court, the failure of the Debtors to pay all accrued and unpaid fees and out-of- pocket expenses in accordance with Section 27 and such fees and expenses remain outstanding following a period of five (5) Business Days after receipt by a Debtor of written notice from a Consenting First Lien Creditor or Gibson Dunn detailing such failure.

(xviii) The Debtors enter into any commitment or agreement to receive or obtain, or the Bankruptcy Court enters any order approving, debtor in possession financing, cash collateral usage, exit financing, and/or other financing arrangements, other than as expressly contemplated in the Restructuring Terms or the Cash Collateral Order or the Debtors incur any liens, security interests or Claims that are made senior to, or pari passu with, the liens, security interests, and Claims granted with respect to the Prepetition First Lien Indebtedness, other than any liens and security interests incurred in ordinary course of business and that (A) would not require the approval of the Bankruptcy Court to be effective and (B) would not constitute a Termination Event under the Cash Collateral Order.

(xix) The Debtors (i) publicly announce their intention not to support the Restructuring, (ii) provide notice to Gibson Dunn of the exercise of their Fiduciary Out, or (iii) publicly announce, or execute a definitive written agreement with respect to, an Alternative Proposal.

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(xx) The Required Consenting First Lien Creditors shall be entitled to terminate this Agreement upon the occurrence of any waiver, modification, amendment, or supplement to the RSA Resolution Fundamental Matters reflected in this Agreement, as of the Amendment Effective Date, that is not consented to by the Required Consenting First Lien Creditors, and the Agreement shall terminate as to all Parties.

(xxi) The Required Consenting Other First Lien Creditors shall be entitled to terminate this Agreement upon the occurrence of any waiver, modification, amendment, or supplement to the RSA Resolution Fundamental Matters reflected in this Agreement, as of the Amendment Effective Date, that is not consented to by the Required Consenting Other First Lien Creditors; provided that the Agreement shall remain in force and effect as to the then non-terminating Parties hereto.

(b) A “Debtor Termination Event” shall mean the occurrence of any of the following:

(i) The breach, in any material respect, by one or more of the Consenting First Lien Creditors of any of the undertakings or covenants of the Consenting First Lien Creditors set forth herein which, if capable of being cured, remains uncured for a period of seven (7) Business Days after the receipt of written notice of such breach pursuant to this Section 7 and in accordance with Section 23 (as applicable) and, as a result, as of the date that is five (5) Business Days after the Consenting First Lien Creditors’ receipt of the aforementioned written notice from the Debtors, the non-breaching Consenting First Lien Creditors hold, in the context of the Plan Transaction Process, less than two-thirds, and in the context of a Standalone Sale Process, less than fifty percent (50%), of the aggregate principal amount of the Prepetition First Lien Indebtedness then outstanding; provided that the Debtors may, at their option, terminate this Agreement solely as to any Consenting First Lien Creditor that breaches, in any material respect, any of the undertakings or covenants set forth herein (to the extent breach remains uncured for a period of five (5) Business Days after the receipt of written notice of such breach pursuant to this Section 7 and in accordance with Section 23 (as applicable)), whether or not such breach would entitle the Debtors to terminate this Agreement with respect to all Consenting First Lien Creditors.

(ii) Any representation or warranty in this Agreement made by any Consenting First Lien Creditors shall have been untrue in any material respect when made, and such breach remains uncured (to the extent curable) for a period of seven (7) Business Days after the receipt of written notice from the Debtors to the Required Consenting Global First Lien Creditors detailing such breach pursuant to this Section 7 and in accordance with Section 23 (as applicable) and, as a result, as of the date that is ten (10) Business Days after the Consenting First Lien Creditors’ receipt of the aforementioned written notice from the Debtors, the non-breaching Consenting First Lien Creditors hold, in the context of the Plan Transaction Process, less than two-thirds, and in the context of a Standalone Sale Process, less than fifty percent (50%), of the aggregate principal amount of the Prepetition First Lien Indebtedness then outstanding; provided that the Debtors may, at their option, terminate this Agreement solely as to any Consenting First Lien Creditor that breaches, in any material respect, any of the representations or warranties set forth herein (to the extent

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breach remains uncured for a period of five (5) Business Days after the receipt of written notice of such breach pursuant to this Section 7 and in accordance with Section 23 (as applicable)), whether or not such breach would entitle the Debtors to terminate this Agreement with respect to all Consenting First Lien Creditors.

(iii) The board of directors or other governing body of any Debtor determines in good faith after consultation with counsel that continued performance under this Agreement or the Definitive Documents (including taking any action or refraining from taking any action) would be inconsistent with the exercise of its fiduciary duties under applicable law.

(iv) The Cash Collateral Order, the Disclosure Statement Order, Confirmation Order, or, solely in the event of a Standalone Sale Toggle, the Bidding Procedures Order or the Sale Order is reversed, stayed, dismissed, vacated, reconsidered or is modified or amended after entry in a manner that is not acceptable to the Debtors.

(v) Solely in the event of a Standalone Sale Toggle, the occurrence of the Outside Date if the Closing Date has not occurred; provided that either (i) the Sale Order has not yet been entered by the Bankruptcy Court, (ii) the Sale Order has been entered by the Bankruptcy Court and the Stalking Horse Bidder was designated as the Successful Bidder or Back-Up Bidder (each such term as defined in the Bidding Procedures), or (iii) the Sale Order has been entered by the Bankruptcy Court and the Debtors have used commercially reasonable efforts to engage in a Standalone Sale Transaction with the Stalking Horse Bidder in connection with termination of the applicable purchase agreement with the Successful Bidder and the Back-Up Bidder.

(vi) The occurrence of an Other Termination Event.

(vii) The Consenting First Lien Creditors hold, in the context of the Plan Transaction Process, less than two-thirds, and in the context of a Standalone Sale Process, less than fifty percent (50%), of the aggregate principal amount of the Prepetition First Lien Indebtedness then outstanding; provided that the Consenting First Lien Creditors shall have ten (10) Business Days from the date of the delivery by the Debtors of notice of this Termination Event pursuant to Section 23 to cure this Termination Event.

(c) Other Termination Events. An “Other Termination Event” shall mean the occurrence of any of the following:

(i) Any Governmental Authority, including any regulatory authority or court of competent jurisdiction, issues any ruling, judgment, or order enjoining the consummation of, or rendering illegal, a material portion of the Restructuring (including consummation of the Plan and/or closing of the Sale), which ruling, judgment, or order has not been not stayed, reversed, or vacated within fifteen (15) Business Days after such issuance.

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(ii) At 11:59 p.m. on the date that an order is entered by the Bankruptcy Court or a court of competent jurisdiction either: (A) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (B) involuntarily dismissing any of the Chapter 11 Cases, (C) appointing of a trustee, liquidator or analogous officeholder or examiner with expanded powers (as such term is used in the Bankruptcy Code) in one or more of the Chapter 11 Cases, (D) winding up any Debtor and/or appointing a provisional or official liquidator to any Debtor pursuant to the Irish Companies Act, (E) appointing an examiner (including an interim examiner) to any Debtor pursuant to the Irish Companies Act, (F) enforcing any right to (1) appoint one or more receivers and/or receivers and managers over any of the shares and/or assets of any Debtor or (2) enforce security over any of the shares or assets of any Debtor, or (G) any other order that is analogous to any of the foregoing under the laws of any jurisdiction, the effect of which would render the Restructuring incapable of consummation on the material terms set forth in this Agreement; provided that no right to terminate will arise if such order is entered or any of steps (A) through (G) (subject to Bankruptcy Court approval) is taken for the purpose of completing the Restructuring; and provided further that if such termination is the result of any act or omission on the part of a Party or any representative thereof in violation of its obligations under this Agreement, then this Other Termination Event shall not be available to such Party as a basis for termination of this Agreement.

(iii) The PSA is not entered into by the Debtors or the Purchaser in accordance with the Plan or the Bidding Procedures Order, as applicable; provided that entry into the PSA by the parties thereto shall be deemed a waiver of this Other Termination Event.

(iv) The PSA is terminated pursuant to the terms set forth therein other than with respect to the Debtors’ acceptance of a higher or better bid pursuant to this Agreement or the Bidding Procedures; provided that if such termination is the result of any act, omission or delay on the part of a Party or any representative thereof in violation of its obligations under this Agreement, then this Other Termination Event shall not be available to such Party as a basis for termination of this Agreement.

(d) Mutual Termination; Automatic Termination.

(i) This Agreement may be terminated as to all Parties by the mutual, written agreement of the Debtors and the Required Consenting Global First Lien Creditors.

(ii) This Agreement shall automatically terminate (A) as to any Consenting First Lien Creditor, upon its transfer of all (but not less than all) of its Claims in accordance with Section 8 (provided that this Agreement shall terminate only with respect to such Consenting First Lien Creditor on the date of such transfer and shall remain in effect as to other Consenting First Lien Creditors) or (B) on the earlier of the Plan Effective Date and the Closing Date.

(e) Effect of Termination. Subject to the provisions contained in Section 14, upon the termination of this Agreement in accordance with this Section 7, this Agreement shall become void and of no further force or effect and each Party shall, except as otherwise provided in this Agreement, be immediately released from its respective liabilities, obligations, commitments, undertakings, and agreements under or related to this Agreement, shall have no further rights, benefits, or privileges hereunder, and shall have all the rights and remedies that it

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would have had and shall be entitled to take all actions, whether with respect to the Restructuring or otherwise, that it would have been entitled to take had it not entered into this Agreement and no such rights or remedies shall be deemed waived pursuant to a claim of laches or estoppel by virtue of such Party’s compliance with the terms of this Agreement in respect of such rights or remedies during the Restructuring Support Period; provided in no event shall any such termination relieve a Party from liability for its breach or non-performance of its obligations hereunder before such termination or any obligations under this Agreement which by their terms expressly survive termination.

(f) Automatic Stay. The Debtors acknowledge that the giving of notice of termination by any Party pursuant to this Agreement shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code; provided that nothing herein shall prejudice any Party’s rights to argue that the giving of notice of termination was not proper under the terms of this Agreement.

8. TRANSFER OF CLAIMS.

(a) Each Consenting First Lien Creditor agrees that, during the Restructuring Support Period, it shall not sell, transfer, loan, issue, pledge, hypothecate,1 assign, or otherwise dispose of (each, a “Transfer”, provided that any pledge, lien, security interest, or other encumbrance in favor of a bank or broker dealer at which a Consenting First Lien Creditor maintains an account, where such bank or broker dealer holds a security interest in or other encumbrances over property in the account generally shall not be deemed a “Transfer” for any purposes hereunder) any of its Claims or any option thereon or any right or interest therein or any other Claims against or interests in the Debtors at any time acquired or managed by such Consenting First Lien Creditor (such Claims, the “Subject Claims”) (including, other than as set forth herein, grant any proxies, deposit any Subject Claims into a voting trust or enter into a voting agreement with respect to any such Subject Claims), unless the transferee thereof either (i) is a Consenting First Lien Creditor or (ii) before such Transfer, agrees in writing for the benefit of the Parties to become a Consenting First Lien Creditor and to be bound by all of the terms of this Agreement applicable to the Consenting First Lien Creditors (including with respect to any and all Subject Claims it already may hold against or in the Debtors before such Transfer) by executing a joinder agreement substantially in the form attached hereto as Exhibit E (a “Joinder Agreement”) (and such joinder agreement may be used for both Transfers hereunder and under the Transaction Support Agreement and Direction Letter), and, in each case (including, for the avoidance of doubt, Transfers under clauses (i) and (ii) above), both the transferor and the transferee deliver notice of such Transfer, which notice shall disclose the principal amount of Subject Claims transferred and the identities of both the transferor and the transferee of the Subject Claims transferred, and an executed copy of the Joinder Agreement, if applicable, within two (2) Business Days following such Transfer, to (x) Skadden and (y) Gibson Dunn (provided that the timely delivery of such notice of Transfer and Joinder Agreement, if applicable, by either the transferor or the transferee shall be deemed effective for purposes of this Section 8(a); provided, further, that the timely delivery of such notice of Transfer and Joinder Agreement, if applicable, to Gibson Dunn and

[1]

Provided that the prohibition with respect to pledges and hypothecations set forth in this Section 8(a) shall not apply with respect to any pledges or hypothecations that are granted as part of a collateralized loan obligation structure by any Consenting First Lien Creditor that is a collateralized loan obligation issuer or manager.

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Skadden by a Consenting First Lien Creditor shall be deemed effective for purposes of this Section 8(a)), in which event (1) the transferee shall be deemed to be a Consenting First Lien Creditor hereunder to the extent of such transferred rights and obligations and all other Subject Claims it may own or control, and (2) the transferor shall be deemed to relinquish its rights (and be released from its obligations, except for any claim for breach of this Agreement that occurs prior to such Transfer and any remedies with respect to such claim) under this Agreement to the extent of such transferred rights and obligations; provided, however, that with respect to any Transfer by a Consenting First Lien Creditor to the Purchaser (to the extent applicable) for purposes of effecting a credit bid for the Debtors’ assets as part of the Restructuring Transaction, any such transferor shall also remain obligated under this Agreement until the end of the Restructuring Support Period. Each Consenting First Lien Creditor agrees that any Transfer of any Subject Claims that does not comply with the terms and procedures set forth herein shall be deemed void ab initio, and each other Party shall have the right to enforce the voiding of such Transfer; provided, however, for the avoidance of doubt, that upon any purchase, acquisition, or assumption by any Consenting First Lien Creditor of any Loans, First Lien Notes, Second Lien Notes, or Unsecured Notes, or by Purchaser (to the extent applicable), such Claims shall automatically be deemed to be subject to all the terms of this Agreement. Notwithstanding anything herein, from and after the Amendment Effective Date, the form of Joinder Agreement attached hereto as Exhibit E shall be the only form of Joinder Agreement that shall be utilized by holders of Loans, First Lien Notes, Second Lien Notes, and Unsecured Notes to effect Transfers of such Subject Claims under this Agreement, the Transaction Support Agreement, and the Direction Letter.

(b) Notwithstanding anything to the contrary herein, a Consenting First Lien Creditor may Transfer its Subject Claims (pursuant to this Agreement) to an entity that is acting in its capacity as a Qualified Marketmaker solely with the purpose and intent of acting as a Qualified Marketmaker for such Subject Claims without the requirement that the Qualified Marketmaker become a Party only if (i) such transferor provides notice to Gibson Dunn and Skadden of such Transfer within two (2) business days of such Transfer, which notice shall disclose the principal amount of Subject Claims transferred and the identities of the transferor and the Qualified Marketmaker to whom the Subject Claims or any right or interest therein has been transferred; (ii) (A) such Qualified Marketmaker subsequently Transfers such Subject Claims within five (5) Business Days of its acquisition to a transferee that is not an affiliate, affiliated fund, or affiliated entity with a common investment advisor of such Qualified Marketmaker (provided that any Subject Claims that are the subject of a pending trade, assignment, and/or Transfer as of the execution date of this Agreement shall comply with this Section 8(b) within ten (10) Business Days of this Agreement), and (B) such transferee of such Subject Claims from the Qualified Marketmaker is or shall become a Consenting First Lien Creditor hereunder and comply in all respects with the terms of this Agreement (including executing and delivering a Joinder Agreement); provided that, if a Qualified Marketmaker fails to comply with its obligations in this Section 8(b), such Qualified Marketmaker shall be deemed, without further action, to have acceded to this Agreement solely with respect to such Subject Claims and shall be obligated to perform the obligations under this Agreement with respect to such Subject Claims; provided further that the Qualified Marketmaker shall automatically, and without further notice or action, no longer be deemed to have acceded to this Agreement with respect to such Subject Claims at such time that the Qualified Marketmaker Transfers such Subject Claims in accordance with this Section 8(b); and (iii) notwithstanding anything to the contrary in this Agreement, to the extent that a Consenting

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First Lien Creditor, acting in its capacity as a Qualified Marketmaker, acquires any Subject Claims from a holder of such Subject Claims that is not a Consenting First Lien Creditor, such Qualified Marketmaker may Transfer such Subject Claims without the requirement that the transferee be or become a Consenting First Lien Creditor.

(c) Additional Subject Claims. Each Consenting First Lien Creditor agrees that if a Consenting First Lien Creditor acquires or owns additional Subject Claims (other than in its capacity as a Qualified Marketmaker), then without any further action such Subject Claims shall be subject to this Agreement (including the obligations of the Consenting First Lien Creditors under this Section 8).

(d) Forbearance. During the Restructuring Support Period, each Consenting First Lien Creditor agrees to forbear from the exercise of its rights (including any right of set-off) or remedies it may have under any of the Indentures, each other Notes Document, the Credit Agreement, each other Credit Document and any agreement contemplated thereby or executed in connection therewith, as applicable, and under applicable U.S. or non-U.S. law or otherwise, in each case, with respect to any breaches, defaults, events of defaults or potential defaults by the Debtors. Each Consenting First Lien Creditor specifically agrees that this Agreement constitutes a direction to the First Lien Notes Indenture Trustee, the First Lien Collateral Trustee, the Second Lien Collateral Trustee, the Unsecured Notes Indenture Trustee and the Administrative Agent, as applicable, to refrain from exercising any remedy available or power conferred to such Persons against the Debtors or any of its assets except as necessary to effectuate the terms of this Agreement and/or the Restructuring. The Original RSA constituted a request and notice under Section 2.08(e) of the Credit Agreement that as of the Petition Date (i) no outstanding Borrowing may be converted or continued as a Eurocurrency Borrowing or a Borrowing of CDOR Loans and (ii) (A) each Eurocurrency Borrowing shall be converted to an ABR Borrowing (and any such Eurocurrency Borrowing denominated in a Foreign Currency shall be redenominated in Dollars, based on the Dollar Amounts thereof, at the time of such conversion) at the end of the Interest Period applicable thereto and (B) each Borrowing of CDOR Loans shall be converted at the end of the Interest Period applicable thereto to a Canadian Prime Rate Borrowing (each capitalized term in this sentence not defined herein shall have the meaning set forth in the Credit Agreement). For the avoidance of doubt, nothing in this paragraph (d) shall restrict or limit the Consenting First Lien Creditors, the First Lien Notes Indenture Trustee, the First Lien Collateral Trustee, the Second Lien Collateral Trustee, the Unsecured Notes Indenture Trustee or the Administrative Agent, as applicable, from taking any action permitted or required to be taken hereunder for the purposes of the Restructuring.

(e) For the avoidance of doubt, nothing in this Agreement shall impose any obligation on the Debtors to issue any “cleansing” letter or otherwise publicly disclose information for the purpose of enabling a Consenting First Lien Creditor to Transfer any Subject Claims.

9. DISCLOSURE; PUBLICITY. To the extent reasonably practicable, the Debtors shall submit drafts to Gibson Dunn of any press releases regarding the Restructuring at least one (1) Business Day prior to making any such disclosure; provided that, the Debtors shall not include the name of any Consenting First Lien Creditor in a press release or any other public filing without the express written consent (email being sufficient) of such Consenting First Lien Creditor or as required by applicable law, rule, or regulation. Except as required by applicable

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law, rule, or regulation and notwithstanding any provision of any other agreement between the Debtors and such Consenting First Lien Creditor to the contrary, no Party or its advisors shall disclose to any Person (including, for the avoidance of doubt, any other Consenting First Lien Creditor), other than advisors to the Debtors, the Ad Hoc First Lien Group, and the Ad Hoc Cross-Holder Group, the principal amount or percentage of any Claims against the Debtors held by any Consenting First Lien Creditor without such Consenting First Lien Creditor’s prior written consent; provided that (a) if such disclosure is required by law, subpoena, or other legal process or regulation, the disclosing Party shall afford the relevant Consenting First Lien Creditor a reasonable opportunity to review and comment before such disclosure and shall take commercially reasonable measures to limit such disclosure, (b) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate outstanding principal amount of Loans, First Lien Notes, Second Lien Notes, or Unsecured Notes held by all Consenting First Lien Creditors, and (c) any Party may disclose information requested by a regulatory or self-regulatory authority with jurisdiction over its operations to such authority on a confidential basis without limitation or notice to any other Party. All signature pages executed by Consenting First Lien Creditors shall (a) to the extent delivered to other Consenting First Lien Creditors, be delivered in a redacted form that removes such Consenting First Lien Creditors’ beneficially owned outstanding principal amount of Loans, First Lien Notes, Second Lien Notes, and Unsecured Notes, and (b) be delivered to the Debtors, Skadden, and the Debtors’ other advisors in an unredacted form, but which shall be held confidentially by such recipients to the maximum extent permitted by applicable law, including the Bankruptcy Code, unless otherwise agreed by the applicable Consenting First Lien Creditor.

10. AMENDMENTS AND WAIVERS.

(a) Except as otherwise expressly set forth herein, this Agreement (including any exhibits or schedules hereto) may not be waived, modified, amended, or supplemented except in a writing signed by the Debtors and the Required Consenting First Lien Creditors (with an email from Skadden and Gibson Dunn being sufficient with respect to each such party).

(b) Notwithstanding Section 10(a):

(i) any waiver, modification, amendment, or supplement to Section 3(d)(vi), this Section 10 or the definitions of “Required Consenting First Lien Creditors” shall require the written consent of each Consenting First Lien Creditor and the Debtors; and

(ii) any waiver, modification, amendment, or supplement to this Agreement in a manner that has a material, disproportionate, and adverse effect on the Prepetition First Lien Indebtedness held by, or rights or economic recoveries of, a Consenting First Lien Creditor or its treatment relative to the rights or economic recoveries or treatment of all other Consenting First Lien Creditors hereunder or as set forth in the Restructuring Term Sheet shall require the prior written consent of such disproportionately and adversely affected Consenting First Lien Creditor to effectuate such modification, amendment, supplement, or waiver.

(c) Amendments to any Definitive Document that is in full force and effect shall be governed as set forth in such Definitive Document.

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11. EFFECTIVENESS. This Agreement shall become effective and binding upon the occurrence of the Second Amendment Effective Date. Notwithstanding anything else to the contrary herein, after the Amendment Effective Date, this Agreement (including any exhibits or schedules hereto) may not be waived, modified, amended, or supplemented except in a writing signed by the Debtors and the Required Consenting Global First Lien Creditors (with an email to or from Skadden to or from Gibson Dunn, as applicable, being sufficient with respect to each such party).

12. GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL.

(a) This Agreement shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the State of New York, without giving effect to the conflict of laws principles thereof. The Parties irrevocably agree that any legal action, suit, or proceeding (each, a “Proceeding”) arising out of or relating to this Agreement brought by any Party or its successors or assigns shall be brought and determined exclusively in the Bankruptcy Court, and the Parties hereby irrevocably and generally submit to the exclusive jurisdiction of the Bankruptcy Court with respect to any Proceeding arising out of or relating to this Agreement or the Restructuring. The Parties agree not to commence any Proceeding relating hereto or thereto except in the Bankruptcy Court. The Parties further agree that notice as provided in Section 23 shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. The Parties hereby irrevocably and unconditionally waive and agree not to assert that a Proceeding in the Bankruptcy Court is brought in an inconvenient forum, the venue of such Proceeding is improper, or that the Bankruptcy Court lacks authority to enter a final order pursuant to Article III of the United States Constitution.

(b) THE PARTIES HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

13. SPECIFIC PERFORMANCE/REMEDIES. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (including attorneys’ fees and costs) as a remedy of any such breach, without the necessity of proving the inadequacy of money damages as a remedy. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a Party from pursuing other rights and remedies to the extent available under this Agreement, at law, or in equity. The Parties hereby waive any requirement for the security or posting of any bond in connection with such remedies. Notwithstanding anything to the contrary in this Agreement, none of the Parties will be liable for, and none of the Parties shall claim or seek to recover on the basis of anything in this Agreement, any punitive, special, indirect, or consequential damages or damages for lost profits, in each case against any other Party to this Agreement.

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14. SURVIVAL. Notwithstanding the termination of this Agreement pursuant to Section 7, Sections 1, 12 – 29 shall survive such termination and shall continue in full force and effect in accordance with the terms hereof; provided that any liability of a Party for failure to comply with the terms of this Agreement shall survive such termination.

15. HEADINGS. The headings of the sections, paragraphs, and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

16. NO WAIVER OF PARTICIPATION AND PRESERVATION OF RIGHTS. Nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights, remedies, claims, and defenses or any waiver of any rights such Party may have under any subordination or intercreditor agreement, and the Parties expressly reserve any and all of their respective rights, remedies, claims, and defenses, except as expressly provided herein and subject to the transactions contemplated hereby.

17. SUCCESSORS AND ASSIGNS; SEVERABILITY. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors, administrators, and representatives; provided that nothing contained in this Section 17 shall be deemed to permit Transfers of any Claims other than in accordance with the express terms of this Agreement. If any provision of this Agreement, or the application of any such provision to any Person or circumstance, shall be held invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement shall continue in full force and effect. Upon any such determination of invalidity, the Parties shall negotiate in good faith to modify this Agreement so as to effectuate the original intent of the Parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

18. SEVERAL, NOT JOINT, OBLIGATIONS. The agreements, representations, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

19. ACCESSION. After the Second Amendment Effective Date or the date hereof, as applicable, additional holders of Loans and/or First Lien Notes (which holders may also hold Second Lien Notes, or Unsecured Notes) may become Consenting First Lien Creditors by executing a Joinder Agreement and delivering such Joinder Agreement in accordance with Section 8.

20. RELATIONSHIP AMONG PARTIES. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other Person shall be a third- party beneficiary hereof. It is understood and agreed that no Consenting First Lien Creditor has any fiduciary duty, duty of trust or confidence in any kind or form with any other Consenting First Lien Creditor, the Debtors, the Committees, or any other stakeholder of the Debtors and, except as expressly provided in this Agreement or any Definitive Document, there are no commitments among or between them. No Party shall have any responsibility for the transfer, sale, purchase, or other disposition of securities by any other entity (other than any beneficial owner with respect to which it has investment or voting discretion over such security) by virtue of this Agreement. No prior history, pattern, or practice of sharing confidences among the Parties shall in any way affect

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or negate this understanding and agreement. The Parties have no agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any securities of the Debtors and do not constitute a “group” within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended.

21. PRIOR NEGOTIATIONS; ENTIRE AGREEMENT. This Agreement, including the exhibits and schedules hereto (including the Restructuring Terms), constitutes the entire agreement of the Parties, and supersedes all other prior negotiations regarding the subject matters hereof and thereof, except that the Parties acknowledge that any confidentiality agreements executed between the Debtors and each Consenting First Lien Creditor before the execution of this Agreement and all intercreditor agreements shall continue in full force and effect.

22. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this Agreement delivered by PDF shall be deemed to be an original for the purposes of this paragraph.

23. NOTICES. All notices hereunder shall be deemed given if in writing and delivered, if contemporaneously sent by electronic mail, courier or by registered or certified mail (return receipt requested) to the following addresses or such other addresses of which notice is given pursuant hereto:

(a) if to the Debtors, to:

Endo International plc

1400 Atwater Drive

Malvern, PA 19355

Attn: Chief Legal Officer

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

Attention: Paul Leake, Lisa Laukitis, and Shana Elberg

E-mail:     paul.leake@skadden.com, lisa.laukitis@skadden.com,

                 shana.elberg@skadden.com

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(b) if to a First Lien Creditor or a transferee thereof, to the addresses, facsimile numbers, or e-mail addresses set forth below such First Lien Creditor’s signature hereto (or as directed by any transferee thereof), as the case may be, with copies (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Ave

New York, New York 10166

Attention: Scott Greenberg, Michael J. Cohen, Joshua K. Brody, and Christina Brown

E-mail:     SGreenberg@gibsondunn.com,

                 MCohen@gibsondunn.com, JBrody@gibsondunn.com,

                 christina.brown@gibsondunn.com

and, solely to the extent such First Lien Creditor is a Consenting Other First Lien Creditor, to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention: Andrew Rosenberg, Alice Eaton, and Andrew Parlen

Email:       arosenberg@paulweiss.com, aeaton@paulweiss.com,

                  aparlen@paulweiss.com

Any notice given by mail, or courier shall be effective when received. Any notice given by facsimile or electronic mail shall be effective upon transmission.

24. NO SOLICITATION; REPRESENTATION BY COUNSEL.

(a) This Agreement is not and shall not be deemed to be a solicitation for consents to any chapter 11 plan. The votes of the holders of Claims against the Debtors will not be solicited unless and until such holders that are entitled to vote on a chapter 11 plan have received such plan, the disclosure statement approved by the Bankruptcy Court with respect thereto, related ballots, and other required solicitation materials.

(b) Each Party acknowledges that it, or its advisors, has had an opportunity to receive information from the other Parties and that it has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.

(c) Each party hereby waives the application of any law, regulation, holding, or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

25. NO ADMISSION. Pursuant to Rule 408 of the Federal Rules of Evidence, any applicable state rules of evidence, and any other applicable Law, foreign or domestic, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms. This Agreement shall in no event be construed as, or deemed to be evidence of, an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims and defenses which it has asserted or could assert.

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26. MAKE-WHOLE RESERVATION OF RIGHTS. The Standalone Sale Term Sheet does not provide for the treatment of the Make-Whole Claims, and in the event of a Standalone Sale Toggle all Parties’ rights related thereto are fully reserved. Notwithstanding anything to the contrary in this Agreement, it is expressly understood and agreed that a Consenting First Lien Creditor may hold Loans, First Lien Notes, Second Lien Notes and/or Unsecured Notes and that the entry into this Agreement does not limit, waive, impair, or otherwise affect any Consenting First Lien Creditor’s right to negotiate for and seek allowance of, or to object to and seek disallowance of, any Make-Whole Claims in connection with the Sale. Nothing contained herein or in the Cash Collateral Order limits, waives, impairs, or otherwise affects the Debtors’ right to object to, or seek disallowance of, any Make-Whole Claims in connection with the Sale and any such actions taken in connection with defending or objecting to the Make-Whole Claims is not inconsistent with the Debtors’ obligations under this Agreement. Any settlement and/or compromise of any Make-Whole Claim in the event of a Standalone Sale Toggle shall be acceptable to the Debtors and the Required Consenting Global First Lien Creditors, and any documents evidencing such settlement and/or compromise shall be in form and substance acceptable to the Debtors and the Required Consenting Global First Lien Creditors.

27. FEES AND EXPENSES.

(a) The Debtors shall reimburse all reasonable and documented fees and out- of-pocket expenses (including success or completion fees) (regardless of whether such fees and expenses were incurred before or after the Petition Date and, in each case, in accordance with any applicable engagement letter or fee reimbursement letter with the Debtors, which agreements shall not be terminated by the Debtors before the termination of this Agreement) of the following professionals and advisors within eight (8) Business Days of the delivery to the Debtors of any invoice in respect thereto: (a) Gibson Dunn, (b) Evercore, and (c) FTI; provided that to the extent that the Debtors terminate this Agreement under Section 7(b), the Debtors’ reimbursement obligations under this Section 27 shall survive with respect to any and all such fees and expenses incurred on or prior to the Termination Date.

(b) Pursuant to the Cash Collateral Order, from and after the Amendment Effective Date through and including the Closing Date, the Debtors shall reimburse all reasonable and documented fees and out-of-pocket expenses (including success or completion fees) set forth on invoices delivered to the Debtors no more frequently than monthly, of (i) the Ad Hoc Cross- Holder Advisors, up to an aggregate amount of $7,500,000 (including success or completion fees); and (ii) the Second Lien Notes Indenture Trustee, up to an aggregate amount of $200,000.

(c) The Consenting First Lien Creditors agree that the Sale Order approving the Sale Transaction shall provide that the holders of over 50% in amount of Prepetition First Lien Indebtedness agree, effective as of Closing, not to enforce, and to waive, any turnover, or payment over or transfer rights under the Intercreditor Agreement against any Prepetition Second Lien Secured Notes Parties (as defined in the Cash Collateral Order) in respect of any Voluntary GUC Creditor Trust Consideration provided by the Stalking Horse Bidder to the Voluntary GUC Creditor Trust (and to which any Voluntary GUC Trust Beneficiary may be entitled on or after Closing) as contemplated by the UCC Resolution Term Sheet (the Sale Order provision set forth herein, the “ICA Provision”).

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28. BUSINESS DAY CONVENTION. When a period of days under this agreement ends on a Saturday, Sunday, or any legal holiday as defined in Bankruptcy Rule 9006(a), then such period shall be extended to the specified hour of the next Business Day.

29. FIDUCIARY DUTIES.

(a) Notwithstanding anything to the contrary herein, nothing herein shall require the Debtors or their subsidiaries or affiliates or any of their respective directors, managers, officers or members, as applicable (each in such person’s capacity as a director, manager, officer or member), to take any action, or to refrain from taking any action, to the extent that taking such action or refraining from taking such action would be inconsistent with, or cause such party to breach, such party’s fiduciary obligations under applicable law. Notwithstanding anything to the contrary herein, except as required under applicable law, nothing in this Agreement shall create any additional fiduciary obligations on the part of the Parties, or any members, partners, managers, managing members, officers, directors, employees, advisors, principals, attorneys, professionals, accountants, investment bankers, consultants, agents or other representatives of the same or their respective affiliated entities, in such person’s capacity as a member, partner, manager, managing member, officer, director, employee, advisor, principal, attorney, professional, accountant, investment banker, consultant, agent or other representative of such Party or its affiliated entities, that such entities did not have prior to the execution of this Agreement. Nothing in this Agreement shall (i) impair or waive the rights of the Parties to assert or raise any objection permitted under this Agreement in connection with the Restructuring or (ii) prevent the Parties from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

(b) Notwithstanding anything to the contrary in this Agreement the Debtors and their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the right to: (i) consider, respond to, and facilitate Alternative Proposals; (ii) subject to the terms and conditions of this Agreement, provide access to non-public information concerning the Debtors to any entity or enter into confidentiality agreements or nondisclosure agreements with any entity; (iii) maintain or continue discussions or negotiations with respect to any Alternative Proposal; (iv) otherwise cooperate with, assist, participate in, or facilitate any inquiries, proposals, discussions, or negotiation of each Alternative Proposal; and (v) enter into or continue discussions or negotiations with holders of claims against or equity interests in a Debtor, any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee), or any other entity regarding each Alternative Proposal.

30. ACTION BY THE REQUIRED CONSENTING GLOBAL FIRST LIEN CREDITORS. Each Consenting First Lien Creditor agrees and acknowledges that any action, approval, direction, consent or waiver taken, provided or approved by the Required Consenting Global First Lien Creditors, the Required Consenting Other First Lien Creditors, or the Required Consenting First Lien Creditors, as applicable, under this Agreement and all Exhibits hereto (including, for the avoidance of doubt, any orders entered by the Bankruptcy Court the

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forms of which are attached as Exhibits hereto) shall be deemed to constitute the action, approval, direction, consent or waiver of, or by, each Consenting First Lien Creditor, whether or not such Consenting First Lien Creditor has assented to such action, approval, direction, consent or waiver. In furtherance of the foregoing, subject to the consent rights set forth in Section 10, each Consenting First Lien Creditor agrees to take any action or inaction as may be reasonably requested in respect of the Restructuring by (i) the Debtors and consented to by the Required Consenting Global First Lien Creditors, the Required Consenting Other First Lien Creditors, or the Required Consenting First Lien Creditors, as applicable, or (ii) the Required Consenting Global First Lien Creditors, the Required Consenting Other First Lien Creditors, or the Required Consenting First Lien Creditors, as applicable, in each case in order to effectuate any action, approval, direction, consent or waiver taken, provided or approved by the Required Consenting Global First Lien Creditors, the Required Consenting Other First Lien Creditors, or the Required Consenting First Lien Creditors, as applicable.

[Signature pages intentionally omitted.]

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Exhibit A-1

Plan Filed at Docket No. 3355

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

In re	Chapter 11

ENDO INTERNATIONAL plc, et al.,	Case No. 22-22549 (JLG)

Debtors.[1]	(Jointly Administered)

JOINT CHAPTER 11 PLAN OF REORGANIZATION OF

ENDO INTERNATIONAL PLC AND ITS AFFILIATED DEBTORS

Paul D. Leake

Lisa Laukitis

Shana A. Elberg

Evan A. Hill

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

One Manhattan West

New York, New York 10001

(212) 735-3000

Counsel for Debtors and Debtors-in-Possession

Dated: December 19, 2023

THIS DRAFT OF THE PLAN REMAINS SUBJECT TO CONTINUING NEGOTIATIONS WITH ALL PARTIES IN INTEREST AND THE FINAL VERSION MAY CONTAIN MATERIAL DIFFERENCES. FOR THE AVOIDANCE OF DOUBT, NO PARTY HAS CONSENTED TO THIS VERSION AS THE FINAL FORM, AND ALL PARTIES RESERVE THEIR RESPECTIVE RIGHTS WITH RESPECT TO THIS DOCUMENT AND ANY RELATED DOCUMENTS. THE DEBTORS SHALL FILE A REDLINE VERSION WITH THE BANKRUPTCY COURT CONCURRENTLY WITH THE FILING OF ANY AMENDED OR MODIFIED VERSION OF THIS PLAN.

[1]

The last four digits of Debtor Endo International plc’s tax identification number are 3755. Due to the large number of debtors in these chapter 11 cases, a complete list of the debtor entities and the last four digits of their federal tax identification numbers is not provided herein. A complete list of such information may be obtained on the website of the Debtors’ claims and noticing agent at https://restructuring.ra.kroll.com/Endo. The location of the Debtors’ service address for purposes of these chapter 11 cases is: 1400 Atwater Drive, Malvern, PA 19355.

i

v

INTRODUCTION

The above-captioned Debtors respectfully propose the following joint chapter 11 plan of reorganization for the treatment and resolution of all outstanding Claims against and Interests in the Debtors.

Although proposed jointly for administrative purposes, this Plan constitutes a separate chapter 11 plan for each Debtor for the treatment and resolution of outstanding Claims against and Interests in such Debtor pursuant to the Bankruptcy Code, and unless otherwise set forth herein, the classifications and treatment of Claims against and Interests in the Debtors set forth in Article III and Article IV of this Plan apply separately with respect to each Debtor. Each Debtor is a proponent of this Plan within the meaning of section 1129 of the Bankruptcy Code. This Plan does not contemplate substantive consolidation of any of the Debtors.

Reference is made to the Disclosure Statement for a discussion of the Debtors’ history, business, results of operations, historical financial information, projections, and future operations, as well as a summary and analysis of this Plan and certain related matters, including Distributions to be made under this Plan. There also are other agreements and documents, which will be filed with the Bankruptcy Court, that are referenced in this Plan, the Plan Supplement, or the Disclosure Statement as exhibits and schedules. All such exhibits and schedules are incorporated into and are a part of this Plan as if set forth in full herein.

Subject to section 1127 of the Bankruptcy Code, Rule 3019 of the Federal Rules of Bankruptcy Procedure, and this Plan, the Debtors reserve the right to alter, amend, modify, revoke, or withdraw this Plan prior to substantial consummation.

ALL HOLDERS OF CLAIMS AND INTERESTS ENTITLED TO VOTE ON THIS PLAN ARE ENCOURAGED TO READ THIS PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

ARTICLE I

DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, AND GOVERNING LAW

Section 1.1 Defined Terms

Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form:

1.1.1 “Ad Hoc Committee of NAS Children” means that certain ad hoc group of parents and guardians advocating on behalf of children born with NAS as set forth on the Verified Statement of the Ad Hoc Committee of NAS Children Pursuant to Bankruptcy Rule 2019 [Docket No. 134], as such group may be reconstituted from time to time.

1.1.2 “Ad Hoc Cross-Holder Group” means that certain ad hoc group of Prepetition Secured Parties and holders of Unsecured Notes as set forth on the Fourth Amended Verified Statement of the Ad Hoc Cross–Holder Group Pursuant to Bankruptcy Rule 2019 [Docket No. 1811], as such group may be reconstituted from time to time.

1.1.3 “Ad Hoc First Lien Group” means that certain ad hoc group of First Lien Creditors (together with their respective successors and permitted assigns) as set forth on the Amended Verified Statement of the Ad Hoc First Lien Group Pursuant to Bankruptcy Rule 2019 [Docket No. 2038], as such group may be reconstituted from time to time.

1.1.4 “Ad Hoc Group of Hospitals” means that certain ad hoc group of hospitals as set forth in the Second Amended Verified Statement of the Ad Hoc Group of Hospitals Pursuant to Bankruptcy Rule 2019 filed in In re Purdue Pharma L.P., Case No. 19-23649 (SHL) [Docket No. 1536], as such group may be reconstituted from time to time.

1.1.5 “Ad Hoc Group of Personal Injury Victims” means that certain ad hoc group of Persons as set forth on the Verified Statement of the Ad Hoc Group of Personal Injury Victims Pursuant to Bankruptcy Rule 2019 [Docket No. 285], as such group may be reconstituted from time to time.

1.1.6 “Ad Hoc Group of Public Schools” means that certain ad hoc group of public school districts as set forth on Exhibit A to the Amended Verified Statement of Binder & Schwartz LLP Under Federal Rule of Bankruptcy Procedures 2019 [Docket No. 2417], as such group may be reconstituted from time to time.

1.1.7 “Ad Hoc Group of Unsecured Noteholders” means that certain ad hoc group of holders of Unsecured Notes as set forth on the Amended Verified Statement of the Ad Hoc Group of Unsecured Noteholders Pursuant to Bankruptcy Rule 2019 [Docket No. 1810], as such group may be reconstituted from time to time.

1.1.8 “Additional Advisor Excluded Parties” means the third-party advisors, consultants, and brokers set forth in Exhibit A to the [•]2 filed on [•], 2024 [Docket No. [•]].

1.1.9 “Additional Third-Party Excluded Parties” means the third parties set forth in Exhibit B to the [•]3 filed on [•], 2024 [Docket No. [•]].

[2]

List of any Additional Advisor Excluded Parties to be agreed on by the Debtors, the Required Consenting Global First Lien Creditors, and the Creditors’ Committee and filed with a notice before the Voting Deadline. Such Additional Advisor Excluded Parties to be included only to the extent necessary to realize the benefit of certain of the GUC Trust Litigation Consideration.

[3]

List of any Additional Third-Party Excluded Parties to be agreed on by the Debtors, the Required Consenting Global First Lien Creditors, and the Creditors’ Committee and filed with a notice before the Voting Deadline. Such Additional Third-Party Excluded Parties to be included only to the extent necessary to realize the benefit of certain of the GUC Trust Litigation Consideration.

1.1.10 “Adequate Assurance Objection” means a timely filed objection by a counterparty to an Executory Contract or Unexpired Lease objecting to the Purchaser Entities’ or a proposed assignee’s, as applicable, ability to provide adequate assurance of future performance within the meaning of section 365 of the Bankruptcy Code, in accordance with the Disclosure Statement Order.

1.1.11 “Administrative Claims Bar Date” means the deadline for filing Proofs of Claim for payment of Administrative Expense Claims, which deadline shall be 30 days after the Effective Date, unless otherwise ordered by the Bankruptcy Court.

1.1.12 “Administrative Expense Claims” means any and all Claims, other than Claims of the U.S. Government (including U.S. Government Claims (which include, without limitation, IRS Administrative Expense Claims)), for costs and expenses of administration of the Debtors’ Estates pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses, incurred on or after the Petition Date through and including the Effective Date, of preserving the Estates and operating the business of the Debtors; (b) Allowed Fee Claims; (c) all Allowed requests for compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4), and (5) of the Bankruptcy Code; (d) fees and charges assessed against the Estates pursuant to 28 U.S.C. 123 § 1930; and (e) all other Claims entitled to administrative claim status pursuant to a Final Order of the Bankruptcy Court.

1.1.13 “Affiliate” means, with respect to any specified Person or Entity, any (a) Person or Entity that directly or indirectly owns, controls, or holds with power to vote, 20% or more of the outstanding voting securities (as defined in section 101(49) of the Bankruptcy Code) of the specified Person or Entity, other than a Person or Entity that holds such securities (i) in a fiduciary or agency capacity without sole discretionary power to vote such securities; or (ii) solely to secure a debt (as defined in section 101(12) of the Bankruptcy Code), if such entity has not in fact exercised such power to vote; (b) corporation (as defined in section 101(9) of the Bankruptcy Code), 20% or more of whose outstanding voting securities (as defined in section 101(49) of the Bankruptcy Code) are directly or indirectly owned, controlled, or held with power to vote, by a Person or Entity, or by a Person or Entity that directly or indirectly owns, controls, or holds with power to vote, 20% or more of the outstanding voting securities (as defined in section 101(49) of the Bankruptcy Code) of the specified Person or Entity, other than a Person or Entity that holds such securities (as defined in section 101(49) of the Bankruptcy Code), (i) in a fiduciary or agency capacity without sole discretionary power to vote such securities (as defined in section 101(49) of the Bankruptcy Code); or (ii) solely to secure a debt (as defined in section 101(12) of the Bankruptcy Code), if such Person or Entity has not in fact exercised such power to vote; (c) Person or Entity whose business is operated under a lease or operating agreement by the specified Person or Entity, or Person or Entity, substantially all of whose property is operated under an operating agreement with the specified Person or Entity; or (d) Person or Entity that operates the business or substantially all of the property of the specified Person or Entity under a lease or operating agreement.

1.1.14 “Allowed” means (a) with respect to a Trust Channeled Claim, such Trust Channeled Claim has been allowed in accordance with the applicable Trust Documents; and (b) with respect to any Claim (other than a Trust Channeled Claim) against a Debtor, such Claim (i) is allowed pursuant to this Plan or a Final Order; (ii) is evidenced by a Proof of Claim timely filed by the applicable Bar Date and as to which no objection has been timely filed (or is intended to be filed) by the Debtors or the applicable Post-Emergence Entities within the periods of limitation fixed by this Plan, or that is not required to be evidenced by a filed Proof of Claim under this Plan, the Bankruptcy Code, or a Final Order; or (iii) has been agreed, compromised, settled, or otherwise resolved pursuant to the authority of the Debtors. Except as otherwise specified in this Plan or any Final Order, the amount of any Allowed Claim shall not include interest or other charges on such Claim on or after the Petition Date. No Claim of any Person subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Person pays in full the amount for which it is liable to the applicable Debtor as provided in section 502(d). Correlative terms such as “Allow” and “Allowance” shall have correlated meanings.

1.1.15 “API” means active pharmaceutical ingredients.

1.1.16 “Arnold & Porter Parties” means Arnold & Porter Kaye Scholer LLP and any applicable Affiliates, subsidiaries, partners, employees, or other related Entities or Persons (other than, for the avoidance of doubt, (a) with respect to the Non-GUC Releases, any directors (including any Persons in analogous roles under applicable law), officers, or employees of the Debtors that are Non-GUC Released Parties; and (b) with respect to the GUC Releases, any directors (including any Persons in analogous roles under applicable law), officers, or employees of the Debtors that are GUC Released Parties).

1.1.17 “Assets” means all of the rights, title, and interests of the Debtors, of any nature in property of any kind, wherever located, as specified in section 541 of the Bankruptcy Code.

1.1.18 “Assumption and Assignment Procedures” means the Assumption and Assignment Procedures approved by the Bankruptcy Court pursuant to the Bidding Procedures Order, as incorporated by reference in, and amended by, the Disclosure Statement Order.

1.1.19 “ATOP” means DTC’s Automated Tender Offer Program.

1.1.20 “Automatic Transfer Employees” means each individual, as of immediately prior to the Effective Date, (a) who is “employed” (as defined under any applicable Canadian Labor Law), or has an outstanding offer of employment to be employed in Canada, by any of the Debtors or their Non-Debtor Affiliates; and (b) whose employment by such Debtor or Non-Debtor Affiliate would transfer automatically by operation of law to the applicable Purchaser Entity as a result of the consummation of the Plan Transaction.

1.1.21 “Avoidance Action” means any Claim, Cause of Action, or right arising under section 542, 544, 545, 547, 548, 549, 550, 551, 552, or 553 of the Bankruptcy Code.

1.1.22 “Backstop Commitment Agreements” means, collectively, (a) the First Lien Backstop Commitment Agreement; and (b) the GUC Backstop Commitment Agreement.

1.1.23 “Backstop Premiums” means any premiums payable under the Backstop Commitment Agreements, including the First Lien Backstop Commitment Premium and the GUC Backstop Commitment Premium.

1.1.24 “Ballots” means the ballots upon which holders of Claims and Interests entitled to vote on this Plan shall cast their votes to accept or reject this Plan and make any other elections as may be made thereon, if applicable.

1.1.25 “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. § 101, et seq., as amended from time to time.

1.1.26 “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York having jurisdiction over these Chapter 11 Cases.

1.1.27 “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and any corresponding local rules of the Bankruptcy Court.

1.1.28 “Bar Date” means, as applicable, the General Bar Date, the Governmental Bar Date, the Administrative Claims Bar Date, or any other date established by the Bankruptcy Court as the deadline by which Proofs of Claim or requests for payment of Administrative Expense Claims must be filed in these Chapter 11 Cases.

1.1.29 “Bidding Procedures Order” means the Order (I) Establishing Bidding, Noticing, and Assumption and Assignment Procedures, (II) Approving Certain Transaction Steps, and (III) Granting Related Relief [Docket No. 1765], as may be amended from time to time and as entered by the Bankruptcy Court.

1.1.30 “Bar Date Order” means the Further Amended Order (I) Establishing Deadlines for Filing Proofs of Claim; (II) Approving Procedures for Filing Proofs of Claim; (III) Approving the Proof of Claim Forms; (IV) Approving the Form and Manner of Notice Thereof; and (V) Approving the Confidentiality Protocol [Docket No. 2442] and any amendments or supplements thereto that have the effect of fixing, amending, or extending the deadline to file Proofs of Claim, in each case, as entered by the Bankruptcy Court.

1.1.31 “Business Day” means any day other than a Saturday, Sunday, or “Legal Holiday” as defined in Bankruptcy Rule 9006(a).

1.1.32 “Canadian Court” means the Ontario Superior Court of Justice (Commercial List).

1.1.33 “Canadian Debtors” means Debtor Paladin Labs Canadian Holding Inc. and Debtor Paladin Labs Inc.

1.1.34 “Canadian First Nations” means any and all Indigenous, Metis, First Nation, or Inuit communities and governments in Canada, including Peter Ballantyne Cree Nation and Lac La Ronge Indian Band, on their own behalf and as proposed representative plaintiffs on behalf of all Indigenous, Metis, First Nation, or Inuit communities and governments in Canada.

1.1.35 “Canadian Governments” means [(a) the Canadian Provinces; (b) the Canadian Municipalities; (c) the Canadian First Nations; and (d) the Canadian federal government].

1.1.36 “Canadian Governments Claimants” means holders of Canadian Governments Claims.

1.1.37 “Canadian Governments Claims” means any and all Claims and Causes of Action held by Canadian Governments, whether existing as of the Petition Date or arising thereafter, against any of the Debtors, in any way arising out of or relating to the Canadian Opioid Products manufactured or sold by any of the Debtors, any Non-Debtor Affiliate, any of their respective predecessors, or any other Released Party, in each case, prior to the Effective Date, including, for the avoidance of doubt, and without limitation, Claims for indemnification (contractual or otherwise), contribution, or reimbursement against any of the Debtors on account of payments or losses in any way arising out of or relating to the Canadian Opioid Products manufactured or sold by any the Debtors, any Non-Debtor Affiliate, any of their respective predecessors, or any other Non-GUC Released Party prior to the Effective Date, including any Claims and Causes of Action alleging deceptive marketing and/or sale of the Canadian Opioid Products.

1.1.38 “Canadian Governments Consideration” means a minimum aggregate amount of $725,000 in Cash, which amount may be increased up to a maximum aggregate amount of $7.25 million in Cash depending on the number of holders of Canadian Governments Claims that grant the Non-GUC Releases.

1.1.39 “Canadian Governments Distribution Documents” means either (a) the Canadian Governments Trust Agreement and the Canadian Governments Trust Distribution Procedures; or (b) any allowance and distribution agreement that may be agreed to in lieu of either or both of the foregoing documents in the foregoing clause (a), each as may be amended from time to time pursuant to the terms thereof, and including all schedules, exhibits, supplements, and any other attachments thereto, and which shall be (i) otherwise acceptable to the Debtors, the Required Consenting Global First Lien Creditors, and the Canadian Governments; (ii) drafted in accordance with this Plan, the Confirmation Order, and the Canadian Governments Term Sheet; and (iii) filed with the Plan Supplement. The Canadian Governments Distribution Documents shall include provisions (1) governing the submission and resolution procedures with respect to all Canadian Governments Claims; (2) governing the determination of any Distributions to be made on account of Allowed Canadian Governments Claims; and (3) providing for the discontinuance or withdrawal of any lawsuits relating to any such Canadian Governments Claims and the filing of any proceedings necessary to effect such discontinuance or withdrawal.

1.1.40 “Canadian Governments Objection” means the Objection of His Majesty the King in Right of the Province of British Columbia and Other Canadian Governments to the Debtors’ Motion for an Order (I) Establishing Bidding, Noticing, and Assumption and Assignment Procedures, (II) Approving Certain Transaction Steps, (III) Approving the Sale of Substantially All of the Debtors’ Assets and (IV) Granting Related Relief and Approval of the Sale of Substantially All of the Assets of the Debtors to the Stalking Horse Bidder as Set Forth Therein [Docket No. 2418].

1.1.41 “Canadian Governments Term Sheet” means the Voluntary Canadian Governments Resolution Term Sheet filed with the Bankruptcy Court on September 29, 2023 [Docket No. 2988], as may be amended from time to time.

1.1.42 “Canadian Governments Trust” means the trust to be established pursuant to the Canadian Governments Distribution Documents in accordance with the Canadian Governments Term Sheet for the benefit of the Canadian Governments.

1.1.43 “Canadian Governments Trust Agreement” means the trust agreement establishing and delineating the terms and conditions for the creation and operation of the Canadian Governments Trust.

1.1.44 “Canadian Governments Trust Distribution Procedures” means the trust distribution procedures governing (a) the processing, including the Allowance or Disallowance, of Canadian Governments Claims; and (b) the determination and payment of Distributions, if any, in each case, by the Canadian Governments Trust.

1.1.45 “Canadian Labor Laws” means all laws of a federal, provincial, territorial, or other Governmental Authority in Canada in connection with the transfer of employment by operation of law as applicable to individuals employed by any Debtor or Non-Debtor Affiliate as of the time of consummation of the Plan Transaction, including, without limitation, section 2097 of the Civil Code of Quebec, S.Q. 1991, c. 64, and section 97 of the Act respecting labour standards, CQLR, c. N-1.1 (Que.).

1.1.46 “Canadian Municipalities” means any political subdivision located in Canada (other than, for the avoidance of doubt, (a) the Canadian Provinces; (b) the Canadian First Nations; or (c) the Canadian federal government), including (i) the city of Grand Prairie and the Corp. City of Brantford, as representative class plaintiffs for all Canadian municipalities; (ii) the city of Grand Prairie, individually; (iii) the city of Wetaskiwin, individually; and (iv) the city of Lethbridge, individually.

1.1.47 [“Canadian Opioid Products” means all current and future medications containing opioids approved by Health Canada and listed on a schedule to the Canadian federal Controlled Drugs and Substances Act and regulations thereunder (including but not limited to ABSTRAL® (fentanyl citrate), DARVON-N® (propoxyphene napsylate), METADOL® (methadone hydrochloride), METADOL-D® (methadone hydrochloride), NUCYNTA® CR (tapentadol), NUCYNTA® Extended-Release (tapentadol), TRIDURAL® (tramadol hydrochloride), STATEX® (morphine sulfate), buprenorphine, codeine, fentanyl, hydrocodone, hydromorphene, meperidine, methadone, morphine, oxycodone, oxymorphone, tapentadol, and tramodol); provided, however, that, “Canadian Opioid Products” shall not include the following items, notwithstanding that such items would otherwise satisfy this definition of Canadian Opioid Products: (a) methadone products, buprenorphine products, or other products with a Health-Canada-approved product monograph that lists the treatment of opioid or other substance use disorder, abuse, addiction, dependence or overdose in the “INDICATIONS” or “INDICATIONS AND CLINICAL USE” section, insofar as the product is being used to treat opioid abuse, addiction, dependence or overdose (except that the term “Canadian Opioid Products” shall include METADOL-D® (methadone hydrochloride)); or (b) raw materials, immediate precursors, and/or active pharmaceutical ingredients used in the manufacture or study of opioids or Canadian Opioid Products, but only when such materials, immediate precursors, and/or active pharmaceutical ingredients are sold or marketed exclusively to manufacturers or researchers licensed by the Canadian Office of the Controlled Substances.]

1.1.48 “Canadian Plan Recognition Order” means an order of the Canadian Court in recognition proceedings in respect of the Chapter 11 Cases under Part IV of the Companies’ Creditors Arrangement Act (Canada) recognizing and giving full force and effect in Canada to the Confirmation Order and this Plan.

1.1.49 “Canadian Provinces” means (a) His Majesty the King in Right of the Province of British Columbia; (b) His Majesty the King in Right of Alberta; (c) the Government of Saskatchewan; (d) His Majesty the King in Right of the Province of Manitoba; (e) His Majesty the King in Right of the Province of Ontario; (f) the Attorney General of Quebec; (g) His Majesty the King in Right of the Province of New Brunswick; (h) His Majesty the King in Right of the Province of Nova Scotia; (i) His Majesty the King in Right of the Province of Newfoundland & Labrador; (j) the Government of Prince Edward Island; (k) the Government of Nunavut; (l) the Government of the Northwest Territories; and (m) the Government of Yukon.

1.1.50 “Cash” means legal tender of the United States of America.

1.1.51 “Cash Collateral Order” means the Amended Final Order (I) Authorizing Debtors to Use Cash Collateral; (II) Granting Adequate Protection to Prepetition Secured Parties; (III) Modifying Automatic Stay; and (IV) Granting Related Relief [Docket No. 535], as may be amended from time to time and as entered by the Bankruptcy Court.

1.1.52 “Cause of Action” means any Claim, action, class action, cross-claim, counterclaim, third-party claim, cause of action, controversy, dispute, demand, right, lien, indemnity, contribution, rights of subrogation, reimbursement, guaranty, suit, obligation, liability, debt, damage, judgment, loss, cost, attorneys’ fees and expenses, account, defense, remedy, offset, power, privilege, license, or franchise, in each case, of any kind, character, or nature whatsoever, asserted or unasserted, accrued or unaccrued, known or unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, foreseen or unforeseen, direct or indirect, choate or inchoate, secured or unsecured, Allowed or Disallowed, assertible directly or derivatively (including, without limitation, under alter-ego theories), in rem, quasi in rem, in personam, or otherwise, whether arising before, on, or after the Petition Date, whether arising under federal statutory law, state statutory law, common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement, or otherwise, in contract or in tort, at law, in equity, or pursuant to any other theory or principle of law, including fraud, negligence, gross negligence, recklessness, reckless disregard, deliberate ignorance, public or private nuisance, breach of fiduciary duty, avoidance, willful misconduct, veil piercing, unjust enrichment, disgorgement, restitution, contribution, indemnification, rights of subrogation, and joint liability, regardless of where in the world accrued or arising. For the avoidance of doubt, “Cause of Action” expressly includes (a) any Cause of Action held by a natural person who is not yet born or who has not yet attained majority as of the Petition Date or as of the Effective Date, as applicable; (b) any right of setoff, counterclaim, or recoupment, and any Cause of Action for breach of contract or for breach of duty imposed by law or in equity; (c) the right to object to or otherwise contest Claims or Interests; (d) any Cause of Action pursuant to section 362 of the Bankruptcy Code or chapter 5 of the Bankruptcy Code; (e) any claim or defense, including fraud, mistake, duress and usury, and any other defense set forth in section 558 of the Bankruptcy Code; and (f) any claim under any federal, state, or foreign law, including for the recovery of any fraudulent transfer or similar theory.

1.1.53 “CBA” means the collective bargaining agreement between the Debtors and United Steelworkers Local Union 176 covering employees at the Debtors’ manufacturing facility in Rochester, Michigan that are members of United Steelworkers Local Union 176.

1.1.54 “Change of Control” has the meaning set forth in the First Lien Notes Indentures.

1.1.55 “Chapter 11 Cases” means the Debtors’ chapter 11 cases pending under chapter 11 of the Bankruptcy Code.

1.1.56 “Claim” means any “claim” as defined in section 101(5) of the Bankruptcy Code.

1.1.57 “Claims Objection Deadline” means, for each Claim that is not a Trust Channeled Claim, the later of (a) the first Business Day that is at least 180 days after the Effective Date; and (b) such other date for objecting to Claims as may be specifically fixed by a Final Order of the Bankruptcy Court upon the request of the applicable Post-Emergence Entities.

1.1.58 “Class” means a category of Claims or Interests as set forth in Article III of this Plan and classified as set forth in Article III and Article IV of this Plan pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.

1.1.59 “CMS” means the Centers for Medicare & Medicaid Services.

1.1.60 “Co-Defendant” means any Person or Entity that is named as a defendant in any Cause of Action in any way related to any of the Debtors’ Products in which any of the Debtors is also named as a party defendant.

1.1.61 “Co-Defendant Claims” means any and all Claims against the Debtors held by a Co-Defendant based upon indemnity, contribution, or similar theory with respect to any Cause of Action involving such Co-Defendant, which Cause of Action is in any way related to any of the Debtors’ Products and in which any of the Debtors is also named as a party defendant.

1.1.62 “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and any rules or regulations promulgated thereunder.

1.1.63 “Committees” means the Creditors’ Committee and the Opioid Claimants’ Committee.

1.1.64 “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

1.1.65 “Confirmation Date” means the date of entry of the Confirmation Order.

1.1.66 “Confirmation Hearing” means the hearing held before the Bankruptcy Court on Confirmation of this Plan pursuant to section 1128 of the Bankruptcy Code, as such hearing may be continued from time to time.

1.1.67 “Confirmation Order” means the order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code and approving the transactions contemplated hereby.

1.1.68 “Consenting First Lien Creditors” has the meaning set forth in the RSA.

1.1.69 “Consenting Other First Lien Creditors” has the meaning set forth in the RSA.

1.1.70 “Continuing Employees” means all of the individuals who are employed by the Debtors as of immediately prior to the Effective Date who are or become, as of the Effective Date, employees of the applicable Purchaser Entities.

1.1.71 “Corporate Governance Documents” means the certificate of incorporation, certificate of formation, limited liability company agreement, bylaws, constitutions, memoranda and articles of association, and/or other formation documents or forms of such documents of the Purchaser Entities, as such documents may be amended or restated and which shall be in form and substance acceptable to the Required Consenting Global First Lien Creditors and reasonably acceptable to the Debtors and, with respect to any provisions materially, adversely, and disproportionately impacting the rights or entitlements of the constituencies or members of the Creditors’ Committee, reasonably acceptable to the Creditors’ Committee; provided, however, that, notwithstanding the foregoing, until the Purchaser Equity is listed on a national securities exchange, an over-the-counter market (OTCQX or OTCQB) or otherwise registered under the Securities Exchange Act of 1934, as amended, the Corporate Governance Documents shall (a) provide that there shall not be any equity securities of any class or series ranking senior in priority to the Purchaser Equity in respect of dividends or distributions, including liquidation distributions, or have any pay-in- kind or other accreting feature, nor shall there be outstanding any rights to acquire such securities; (b) not contain provisions to squeeze out or compel the disposition of Purchaser Equity acquired by the GUC Trust or the beneficiaries thereof unless such squeeze out or disposition is part of a sale of at least a majority of Purchaser Equity then outstanding and is on the same terms; and (c) otherwise contain customary minority protections reasonably acceptable to the Creditors’ Committee.

1.1.72 “Covenant Not To Collect” has the meaning set forth in Section 10.4 of this Plan.

1.1.73 “Creditors’ Committee” means the Official Committee of Unsecured Creditors appointed in these Chapter 11 Cases.

1.1.74 “CSA” means the federal Controlled Substances Act, 21 U.S.C. § 801 et seq.

1.1.75 “Cure” means the Debtors’ Cash payment, or the Distribution of other property pursuant to an agreement of the applicable parties or a Final Order of the Bankruptcy Court, in each case, as necessary to cure applicable defaults under, and permit the assumption or assumption and assignment under sections 365(a) and 1123 of the Bankruptcy Code of, any Executory Contract or Unexpired Lease of one or more Debtors.

1.1.76 “Cure Amount” means the amount of any Cure payment made in connection with the Debtors’ assumption or assumption and assignment of an Executory Contract or Unexpired Lease.

1.1.77 “Cure Notice” means, collectively, (a) the initial notice of potential assumption and assignment that was served upon the counterparties to the Debtors’ Executory Contracts and Unexpired Leases (to the extent such Executory Contracts and Unexpired Leases were not (i) expired according to their own terms; (ii) terminated; or (iii) rejected prior to the service of such notice), which notice included, among other things, the proposed Cure Amounts, the form of which notice was attached as Exhibit B to Victor Wong’s Affidavit of Service [Docket No. 1872]; and (b) any subsequent notices amending the initially proposed Cure Amounts on the notice referenced in the foregoing clause (a), including but not limited to, the Notice of Amended Cure Cost Schedule [Docket No. 2392] and the Notice of the Second Amended Cure Cost Schedule [Docket No. 2522], as may be amended or supplemented from time to time.

1.1.78 “Cure Objection” means an objection by a counterparty to an Executory Contract or Unexpired Lease that was timely filed by the Cure Objection Deadline and in accordance with the Assumption and Assignment Procedures.

1.1.79 “Cure Objection Deadline” means (a) May 16, 2023; or (b) solely with respect to the counterparties whose Cure Amounts were modified pursuant to the Notice of Amended Cure Cost Schedule [Docket No. 2392], July 24, 2023.

1.1.80 “Customer Programs Order” means the Final Order (I) Authorizing Debtors to Honor Prepetition Obligations to Customers and Related Third Parties and to Otherwise Continue Customer Programs; (II) Granting Relief from Stay to Permit Setoff in Connection with the Customer Programs; (III) Authorizing Financial Institutions to Honor and Process Related Checks and Transfers; and (IV) Granting Related Relief [Docket No. 316], as may be amended from time to time and as entered by the Bankruptcy Court.

1.1.81 “D&O Insured Person” means any current or former director, officer, employee, or other natural person, in each case, serving in such role with any Debtor, their Estates, or any Non-Debtor Affiliate, which natural person is covered by any Non-GUC Trust D&O Insurance Policy or any GUC Trust D&O Insurance Policy.

1.1.82 “DEA” means the United States Drug Enforcement Administration.

1.1.83 “Debtor Insurance Policies” means, collectively, all of the Debtors’ insurance policies as of immediately prior to the Effective Date, including the GUC Trust Insurance Policies, as applicable, the GUC Trust D&O Insurance Policies, and the Non-GUC Trust Insurance Policies.

1.1.84 “Debtor Released Parties” means the GUC Released Parties.

1.1.85 “Debtor Releases” means the releases by the Debtors, their Estates, and the Post-Emergence Entities as set forth in Section 10.2 of this Plan; provided, that, notwithstanding anything to the contrary herein or in any other document, the Debtors, their Estates, and the Post-Emergence Entities shall not release or be deemed to release any (a) GUC Trust Litigation Claim which, for the avoidance of doubt, shall be preserved and transferred to the GUC Trust pursuant to this Plan and in accordance with the UCC Resolution Term Sheet and the GUC Trust Documents; or (b) Specified Avoidance Action.

1.1.86 “Debtors” means Endo International plc and its affiliated debtors in the Chapter 11 Cases.

1.1.87 “Deemed Opioid Claims Pool” means $[4.5 trillion].

1.1.88 “DHHS Secretary” means the Secretary of the Department of Health and Human Services.

1.1.89 “Disallowed” means (a) with respect to a Trust Channeled Claim, such Trust Channeled Claim, or any portion thereof, has been Disallowed in accordance with the applicable Trust Documents; and (b) with respect to any Claim against a Debtor (other than a Trust Channeled Claim), such Claim, or any portion thereof, (i) has been Disallowed under this Plan, by a Final Order, or pursuant to a settlement or stipulation pursuant to the authority of the Debtors or the applicable Post-Emergence Entities; (ii) is listed on the Schedules as $0.00 or as contingent, disputed, or unliquidated and as to which a Bar Date has been established but no Proof of Claim has been timely filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court, including the Bar

Date Order, or otherwise deemed timely filed under applicable law; or (iii) is not listed on the Schedules and as to which a Bar Date has been established but no Proof of Claim has been timely filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court or otherwise deemed timely filed under applicable law. Correlative terms such as “Disallow” and “Disallowance” have correlative meanings.

1.1.90 “Disbursing Agent” means the Purchaser Entities or the Person or Persons chosen by the Purchaser Entities to make or facilitate Distributions pursuant to this Plan other than in respect of Trust Channeled Claims (other than Notes Claims); provided, that, all Distributions on account of Notes Claims shall be made to, or at the direction of, the applicable Indenture Trustee in accordance with this Plan and following the procedures specified in the applicable Indenture and, to the extent any Distribution is made by the First Lien Agent or an Indenture Trustee under this Plan, such Person shall be deemed a “Disbursing Agent” under this Plan for purposes of such Distribution. For the avoidance of doubt, “Disbursing Agents” shall not include any Trustees.

1.1.91 “Disclosure Statement” means the disclosure statement for this Plan [Docket No. [•]], including all exhibits and schedules thereto, as each may be amended, supplemented, or modified from time to time.

1.1.92 “Disclosure Statement Order” means the Order (I) Scheduling a Combined Hearing for Approval of the Disclosure Statement and Confirmation of the Plan; (II) Conditionally Approving the Adequacy of the Disclosure Statement; (III) Approving (A) Procedures for Solicitation, (B) Forms of Ballots and Notices, (C) Procedures for Tabulation of Votes, and (D) Procedures for Objections; and (IV) Granting Related Relief [Docket No. [•]].

1.1.93 “Disputed” means, with respect to a Claim or Interest (other than a Trust Channeled Claim), a Claim or Interest (other than a Trust Channeled Claim) (a) that is neither Allowed nor Disallowed under this Plan or a Final Order, nor deemed Allowed under section 502, 503, or 1111 of the Bankruptcy Code; or (b) as to which an objection or request for estimation has been timely filed (or is intended to be filed) by the Debtors or the applicable Post-Emergence Entities, and such objection or request for estimation has not yet been withdrawn or determined by a Final Order. If only a portion of a Claim is disputed, such Claim shall be deemed Allowed or Disallowed, as applicable, in any amount not disputed, and shall be Disputed as to the balance of such Claim. For the avoidance of doubt, no Trust Channeled Claims shall be deemed Disputed Claims, and any disputes with respect to the Allowance or Disallowance or otherwise with respect to Trust Channeled Claims shall be governed by the procedures set forth in the applicable Trust Documents.

1.1.94 “Distribution” means any payment or transfer of consideration in respect of Allowed Claims under this Plan pursuant to any Plan Documents.

1.1.95 “Distribution Date” means the date, occurring on or as soon as reasonably practicable after the Effective Date, on which Distributions under this Plan are made to holders of Allowed Claims that are not Trust Channeled Claims and any date thereafter on which Distributions under this Plan are made to holders of Allowed Claims that are not Trust Channeled Claims. Any Distributions on account of Allowed Trust Channeled Claims shall be made on the dates and terms set forth in the applicable Trust Documents.

1.1.96 “Distribution Licenses” means all licenses, permits, authorizations, and registrations issued by Health Canada or any other Governmental Authority, including drug establishment licenses, natural health product site licenses, medical device establishment licenses, if any, narcotics licenses, dealer’s licenses, precursor licenses, and cannabis drug licenses.

1.1.97 “Distribution Record Date” means the date for determining which holders of Allowed Interests and Allowed Claims that are not Trust Channeled Claims (other than Notes Claims) are eligible to receive Distributions, which Distribution Record Date shall be (a) with respect to Claims other than Notes Claims and First Lien Credit Agreement Claims, five Business Days before the Effective Date; (b) with respect to First Lien Credit Agreement Claims, such date as designated by the First Lien Agent; (c) with respect to First Lien Notes Claims, such date as designated by the First Lien Indenture Trustee; (d) with respect to Second Lien Deficiency Claims and Unsecured Notes Claims, such date as designated by the applicable Indenture Trustee or the GUC Trust, as applicable; or (e) such other date as designated by a Final Order of the Bankruptcy Court. For the avoidance of doubt, (i) the Distribution Record Date shall not apply with respect to holders of Trust Channeled Claims other than Notes Claims, and the date for determining which holders of Allowed Trust Channeled Claims other than Notes Claims are eligible to receive Distributions from a Trust shall be set forth in and governed by the applicable Trust Documents; and (ii) the Distribution Record Date does not apply with respect to the Debtors’ public securities, the holders of which will receive any Distributions pursuant to the standard and customary procedures of the DTC and any other applicable securities depositories.

1.1.98 “Distribution Sub-Trust Claims” means Generics Price Fixing Claims, Mesh Claims, Ranitidine Claims, and Reverse Payment Claims.

1.1.99 “Distribution Sub-Trust Documents” means the Generics Price Fixing Claims Trust Documents, the Mesh Claims Trust Documents, the Ranitidine Claims Trust Documents, and the Reverse Payment Claims Trust Documents.

1.1.100 “Distribution Sub-Trust Documents Approval Process” means the process for Bankruptcy Court approval of the Distribution Sub-Trust Documents as set forth in Section 5.20(b)(vi) of this Plan.

1.1.101 “Distribution Sub-Trusts” means the Generics Price Fixing Claims Trust, the Mesh Claims Trust, the Ranitidine Claims Trust, and the Reverse Payment Claims Trust.

1.1.102 “DMP Stipulation” means the Amended Stipulation Among the Debtors and the DMPs Resolving the DMPs’ Objection to the Bidding Procedures and Sale Motion as approved by the Bankruptcy Court [Docket No. 2574].

1.1.103 “DOJ” means the United States Department of Justice.

1.1.104 “DOJ Civil Claim” means Claim No. 3157, filed by the DOJ against Debtors Endo International plc, Endo Health Solutions Inc., and Endo Pharmaceuticals Inc., as such Claim may be amended, supplemented, or modified from time to time, together with any Claims that could be asserted with respect thereto.

1.1.105 “DOJ Criminal Claim” means Claim No. 3056, filed by the DOJ against Debtors Endo International plc, Endo Health Solutions Inc., and Endo Pharmaceuticals Inc. and the pending criminal investigation of the aforementioned Debtors by the DOJ, as such Claim may be amended, supplemented, or modified from time to time, together with any Claims that could be asserted with respect thereto.

1.1.106 “DST Act” means the Delaware Statutory Trust Act, 12 Del. C. § 3801 et seq. or any successor statute, in each case, as may be amended from time to time.

1.1.107 “DTC” means the Depository Trust Company and its successors and assigns.

1.1.108 “Effective Date” means the first date upon which all provisions, terms, and conditions specified in Article XI of this Plan have been satisfied or waived pursuant to the terms set forth therein.

1.1.109 “Endo EC” means the Multi-State Endo Executive Committee, comprised of the seven States identified as such in the Third Amended Verified Statement of the Multi- State Endo Executive Committee Pursuant to Bankruptcy Rule 2019 [Docket No. 2511], as may be reconstituted from time to time.

1.1.110 “Endo EC Professional Fees” means (a) the reasonable and documented expenses of, and the professional fees at the prevailing hourly rate incurred by, Pillsbury Winthrop Shaw & Pittman LLP on behalf of the Endo EC; (b) the fees owed to Houlihan Lokey Capital, Inc. pursuant to its prepetition agreement with the Debtors relating to its representation of the Endo EC, including the “Deferred Fee” (as defined therein), which Deferred Fee will be earned upon consummation of this Plan; and (c) the reasonable and documented expenses of, and the professional fees at the prevailing hourly rate incurred by, Brown Rudnick LLP, as special trust counsel to the Endo EC.

1.1.111 “Entity” means any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization, governmental unit, or other entity.

1.1.112 “Escrowed Equity” means 0.32% of the Purchaser Equity (subject to dilution only by any issuances under the Management Incentive Plan) to be deposited by the Purchaser Parent on the Effective Date in escrow with a third-party escrow agent acceptable to the Required Consenting Global First Lien Creditors and the Creditors’ Committee, subject to an escrow agreement acceptable to the Required Consenting Global First Lien Creditors and the Creditors’ Committee.

1.1.113 “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

1.1.114 “ETA” means the Excise Tax Act, R.S.C., 1985, c. E-15 (Canada), as amended, and the regulations promulgated thereunder.

1.1.115 “European Economic Area” means: (a) the 27 countries of the European Union, consisting of Austria, Belgium, Bulgaria, Croatia, Republic of Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, and Sweden; and (b) Iceland, Liechtenstein, and Norway.

1.1.116 “Excluded D&O Parties” means Non-Continuing Directors and Excluded Former Officers.

1.1.117 “Excluded Former Officers” means individuals who, as of the Petition Date, were former officers (or officer equivalents, e.g., managers of an LLC) of Endo International plc or a UCC Specified Subsidiary, and, as of the Petition Date, were no longer an officer of any of the Debtors;4 provided, however, that, if any such individual is, immediately following the Effective Date, (a) a director or officer of any of the Purchaser Entities or any of their Affiliates; or (b) a senior-level employee that continues serving in a senior-level employment position post-Effective Date and performing services commensurate with such position(s), then such individual shall not be an Excluded Former Officer.

1.1.118 “Excluded Parties” means (a) the McKinsey Parties; (b) the Arnold & Porter Parties; (c) any of the Debtors’ current or former third-party agents, partners, representatives, or consultants involved in the production, distribution, marketing, promotion, or sale of Opioids or Opioid Products (excluding the Debtors’ (i) current and former officers, directors, and employees (in each case, solely in their respective capacities as such); and (ii) Professionals retained by the Debtors in the Chapter 11 Cases (which, for the avoidance of doubt, shall (1) include any ordinary course professionals; but (2) exclude any Additional Advisor Excluded Parties)); (d) Practice Fusion, Inc.; (e) the Publicis Health Parties; (f) the ZS Associates Parties; (g) solely with respect to the Releases provided by the PPOC Trust, each PPOC Sub-Trust, any Present Private Opioid Claimant, the Future PI Trust, any Future PI Claimant, the Canadian Governments Trust, any Canadian Governments Claimant, and any Public School District Creditor, the Co-Defendants (for the avoidance of doubt, Co-Defendants shall not be “Excluded Parties” with respect to (i) the Releases provided by any Non-GUC Releasing Party other than the PPOC Trust, the PPOC Sub-Trusts, Present Private Opioid

[4]

For the avoidance of doubt, if an officer does not continue in any senior-level position post-Effective Date, such individual shall be an Excluded Former Officer; provided, that, such individual, to the extent employed immediately prior to the Effective Date in a senior-level non-director position, was offered employment by any of the Purchaser Entities.

Claimants, the Future PI Trust, Future PI Claimants, the Canadian Governments Trust, Canadian Government Claimants, or Public School District Creditors; or (ii) the GUC Releases); and (h) solely with respect to the Releases provided by the PPOC Trust, each PPOC Sub-Trust, any Present Private Opioid Claimant, the Future PI Trust, any Future PI Claimant, the Canadian Governments Trust, any Canadian Governments Claimant, and any Public School District Creditor, any distributor, manufacturer, or pharmacy engaged in the distribution, manufacture, or dispensing/sale of Opioids or Opioid Products (for the avoidance of doubt, such distributors, manufacturers, and pharmacies shall not be “Excluded Parties” with respect to (i) the Releases provided by any Non-GUC Releasing Party other than the PPOC Trust, the PPOC Sub-Trusts, Present Private Opioid Claimants, the Future PI Trust, Future PI Claimants, the Canadian Governments Trust, Canadian Governments Claimants, or Public School District Creditors; or (ii) the GUC Releases). Notwithstanding anything to the contrary herein, none of the following shall be an “Excluded Party”: the Debtors’ (1) current and former directors (including any Persons in analogous roles under applicable law), officers, and employees, in each case, solely in their respective capacities as such; and (2) Professionals retained by the Debtors in the Chapter 11 Cases (which, for the avoidance of doubt, shall (A) include any ordinary course professionals; but (B) exclude any Additional Advisor Excluded Parties) and, for the avoidance of doubt, each Person identified in the foregoing clauses (1) and (2) shall be a Non-GUC Released Party.

1.1.119 “Exculpated Claim” means, in each case, solely to the extent related to an act or omission, or arising, prior to the Effective Date, any Claim, obligation, suit, judgment, damage, demand, debt, right, Cause of Action, remedy, loss, and liability for any Claim related to any act or omission in connection with, relating to, or arising out of the Debtors’ in- or out- of-court restructuring efforts leading up to the Chapter 11 Cases, the Chapter 11 Cases, or the administration of the Chapter 11 Cases; any foreign recognition proceedings or the administration of such foreign recognition proceedings; the Sale Process, including the negotiation and pursuit thereof, any documents related thereto, and any transactions contemplated thereby or in connection therewith; the negotiation and pursuit of this Plan and the Plan Documents, the Disclosure Statement, the RSA, the Exit Financing, the Rights Offerings, the Scheme, and the Scheme Circular; this Plan, the Plan Transaction, the Restructuring Transactions, the Plan Settlements, and any other transactions contemplated in connection with the foregoing; the negotiation and establishment of the PPOC Trust, any of the PPOC Sub-Trusts, the GUC Trust, any of the Distribution Sub-Trusts, the Future PI Trust, the Public Opioid Trust, the Tribal Opioid Trust, the Canadian Governments Trust, the Trust Documents, the Special Education Initiative Governing Documents, the U.S. Government Resolution, and the U.S. Government Resolution Documents; the solicitation of votes for, and Confirmation of, this Plan, the Plan Transaction, and any other transactions or documents contemplated hereby or thereby or in connection herewith or therewith; the funding of this Plan; the pursuit of Confirmation; the occurrence of the Effective Date; the closing of the Plan Transaction; the implementation and administration of this Plan; or any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date; provided, however, that, “Exculpated Claims” shall not include any Claim, obligation, suit, judgment, damage, demand, debt, right, Cause of Action, remedy, loss, or liability for any Claim for, or relating to, any act or omission, in each case, determined by a Final Order to be intentional fraud, gross negligence, or willful misconduct.

1.1.120 “Exculpated Parties” means (a)(i) the Debtors, solely in their respective capacities as such; (ii) the Post-Emergence Entities, solely in their respective capacities as such; (iii) the Creditors’ Committee and each of the members thereof, in each case, solely in their respective capacities as such, and each of the advisors thereto or of the individual members thereof, in each case, solely in their respective capacities as such; (iv) the Opioid Claimants’ Committee and each of the members thereof, in each case, solely in their respective capacities as such, and each of the advisors thereto or of the individual members thereof, in each case, solely in their respective capacities as such; (v) the FCR, solely in his capacity as such, and each of the advisors thereto, solely in their respective capacities as such; and (vi) the Plan Administrator and any advisors thereto, in each case, solely in their respective capacities as such; (b) solely to the extent consistent with section 1125(e) of the Bankruptcy Code: (i) the Prepetition Secured Parties, solely in their respective capacities as such; (ii) the Ad Hoc First Lien Group and each of the members thereof, in each case, solely in their respective capacities as such, and each of the advisors thereto or of the individual members thereof, in each case, solely in their respective capacities as such; (iii) the Ad Hoc Cross-Holder Group and each of the members thereof, in each case, solely in their respective capacities as such, and each of the advisors thereto or of the individual members thereof, in each case, solely in their respective capacities as such; (iv) the PPOC Trust, each PPOC Sub-Trust, the GUC Trust, each Distribution Sub-Trust, the Future PI Trust, the Public Opioid Trust, the Tribal Opioid Trust, and the Trustees, administrators, boards or governing bodies of, any advisors to, and any other Persons with similar administrative or supervisory roles in connection with any of the foregoing, in each case, solely in their respective capacities as such; (v) the GUC Backstop Commitment Parties, solely in their respective capacities as such; (vi) the First Lien Backstop Commitment Parties, solely in their respective capacities as such; (vii) the Unsecured Notes Indenture Trustees, solely in their respective capacities as such; (viii) the Endo EC and each of the States that are members thereof and their respective officers and Representatives, in each case, solely in their respective capacities as such; and (c)(i) with respect to the Persons listed in the foregoing clauses (a) and (b), such Persons’ predecessors, successors, permitted assigns, current and former subsidiaries and Affiliates, respective heirs, executors, estates, and nominees, in each case, solely in their respective capacities as such; and (ii) current and former directors (including any Persons in analogous roles under applicable law), officers, employees, and Representatives of each of the Persons listed in the foregoing clauses (a) through (c)(i), in each case, solely in their respective capacities as such. For the avoidance of doubt, and notwithstanding anything to the contrary herein, (1) no Excluded Party shall be an Exculpated Party; and (2) no GUC Excluded Party shall be exculpated from any GUC Trust Litigation Claim.

1.1.121 “Executory Contract” means a contract to which one or more of the Debtors is a party that is subject to assumption or rejection under sections 365 and 1123 of the Bankruptcy Code.

1.1.122 “Existing Equity Interests” means equity Interests in Endo International plc that existed as of immediately before the Effective Date.

1.1.123 “Exit Cash” means,as of the applicable date of measurement, (a) unrestricted Cash held by all of the Debtors; and (b) any restricted Cash that is released and becomes unrestricted Cash held by any of the Debtors on or prior to the Effective Date.

1.1.124 “Exit Financing” means indebtedness in an amount up to $2.5 billion that will be incurred or deemed to be incurred, as applicable, by the Purchaser Obligors on the Effective Date, which may be in the form of the Syndicated Exit Financing, the New Takeback Debt, or a combination of both Syndicated Exit Financing and New Takeback Debt. The terms of any Exit Financing shall be acceptable to the Required Consenting Global First Lien Creditors and reasonably acceptable to the Debtors; provided, however, that, the advisors to Debtors and the Required Consent Global First Lien Creditors shall consult with the advisors to the Creditors’ Committee with respect to the terms of any Exit Financing, and the Debtors and the Required Consent Global First Lien Creditors shall consider in good faith any comments to the terms of any Exit Financing and Exit Financing Documents reasonably requested by the Creditors’ Committee.

1.1.125 “Exit Financing Documents” means any agreements, indentures, commitment letters, documents, or instruments relating to any exit financing facility or facilities, including the Syndicated Exit Financing and/or the New Takeback Debt, as applicable, to be entered into by the Purchaser Obligors as of the Effective Date.

1.1.126 “Exit Minimum Cash Sweep” means, in the event the Exit Minimum Cash Sweep Trigger occurs, the transfer, on the Effective Date, of any Exit Cash held by the Debtors, on a collective basis and after giving effect to the transactions occurring on the Effective Date, in excess of $200 million to the First Lien Creditors, which transfer shall be on a pro rata basis until the Debtors or the Purchaser Entities, as applicable, in each case, on a collective basis, hold no more than $200 million of Exit Cash (excluding, for the avoidance of doubt, any amounts allocated to the Plan Administrator or otherwise under the Plan Administrator Agreement).

1.1.127 “Exit Minimum Cash Sweep Trigger” means more than $200 million of Exit Cash held by all of the Debtors, on a collective basis, as of immediately before the Effective Date.

1.1.128 “Fallback Date” means 210 days after the Effective Date.

1.1.129 “Fallback Listing Determination Date” means, in the event a Listing Event occurs prior to the Fallback Date, the date that is 30 days after such Listing Event.

1.1.130 “FCR” means the future claimants’ representative appointed by the Bankruptcy Court pursuant to the FCR Order, and any successor thereto.

1.1.131 “FCR Order” means the Order (I) Appointing Roger Frankel as Future Claimants’ Representative; and (II) Granting Related Relief [Docket No. 318], as amended by the Amended Order (I) Appointing Roger Frankel as Future Claimants’ Representative; and (II) Granting Related Relief [Docket No. 2582], as may be further amended from time to time and as entered by the Bankruptcy Court.

1.1.132 “FCR Resolution” means the resolution reached as a result of the Mediation with the FCR resolving certain disputes, the terms of which are set forth in the Future Trust Term Sheet.

1.1.133 “FDA” means the United States Food and Drug Administration and any successor thereto.

1.1.134 “Fee Claim” means a Claim for accrued, contingent, and/or unpaid fees (including success fees) for legal, financial advisory, accounting, and other services, and all obligations for reimbursement of expenses rendered or incurred by any retained Professional in the Chapter 11 Cases, in each case, before the Effective Date and subject to any applicable fee caps, that (a) are Allowable under sections 328, 330(a), 331, 363, and/or 503 of the Bankruptcy Code; and (b) have been or, in the future are, approved by the Bankruptcy Court, in each case, to the extent not previously paid.

1.1.135 “FFDCA” means the Federal Food, Drug and Cosmetic Act, 21 U.S.C § 301, et seq.

1.1.136 “Final Order” means an order or judgment of a court of competent jurisdiction with respect to the relevant subject matter, which order or judgment has not been reversed, stayed, modified, or amended, and as to which the time to appeal, petition for certiorari, or move for reargument, reconsideration, or rehearing has expired or has been waived and no appeal, petition for certiorari, or motion for reargument, reconsideration, or rehearing has been timely taken or filed, or as to which any appeal, petition for certiorari, or motion for reargument, reconsideration, or rehearing that has been taken or any petition for certiorari that has been, or may be, filed has been resolved by the highest court to which such order or judgment could be appealed or from which certiorari could be sought, or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order or judgment, or has otherwise been dismissed with prejudice; provided, however, that, the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure or any comparable rule may be filed relating to such order or judgment shall not cause such order or judgment to not be a Final Order.

1.1.137 “Firm” has the meaning set forth in the Disclosure Statement Order.

1.1.138 “First A&R RSA” means the Amended and Restated Restructuring Support Agreement filed with the Bankruptcy Court on March 24, 2023 [Docket No. 1502].

1.1.139 “First Lien Accrued and Unpaid Adequate Protection Payments” means the accrued and unpaid First Lien Adequate Protection Payments through and including the Effective Date payable in respect of the applicable Allowed First Lien Claim pursuant to the Cash Collateral Order.

1.1.140 “First Lien Adequate Protection Payments” has the meaning set forth in the Cash Collateral Order.

1.1.141 “First Lien Agent” means JP Morgan Chase Bank, N.A., in its capacity as administrative agent under the First Lien Credit Agreement.

1.1.142 “First Lien Backstop Commitment Agreement” means the Backstop Commitment Agreement with Respect to the First Lien Creditor Offering, dated as of May 9, 2023, as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time. For the avoidance of doubt, no Debtor or Non-Debtor Affiliate was a party to the First Lien Backstop Commitment Agreement and, notwithstanding anything herein to the contrary, no Debtor or Non-Debtor Affiliate has any obligation to any Person under such agreement and no such obligations are created or implied thereby.

1.1.143 “First Lien Backstop Commitment Parties” means the Consenting First Lien Creditors party to the First Lien Backstop Commitment Agreement.

1.1.144 “First Lien Backstop Commitment Premium” means the “Commitment Premium” as defined in the First Lien Backstop Commitment Agreement.

1.1.145 “First Lien Claims” means any and all Claims on account of Prepetition First Lien Indebtedness, including, without limitation, any Make-Whole Claims.

1.1.146 “First Lien Collateral Trustee” means Wilmington Trust, National Association, in its capacity as collateral trustee under that certain Collateral Trust Agreement, dated as of April 27, 2017, as amended, restated, amended and restated, supplemented, or otherwise modified from time to time.

1.1.147 “First Lien Credit Agreement” means that that certain amended and restated credit agreement, dated as of March 25, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), among Endo International, plc, Endo Luxembourg Finance Company I S.à r.l, and Endo LLC, the First Lien Agent, JP Morgan Chase Bank, N.A., in its capacity as swingline lender and issuing bank, and certain Prepetition First Lien Lenders, together with all other documentation executed in connection therewith, including, without limitation, the Collateral Documents (as defined in the First Lien Credit Agreement) and each other Loan Document (as defined in the First Lien Credit Agreement) executed in connection therewith.

1.1.148 “First Lien Credit Agreement Claims” means the First Lien Claims arising under the First Lien Credit Agreement.

1.1.149 “First Lien Creditors” means holders of Allowed First Lien Claims.

1.1.150 “First Lien ERO Amount” means $340 million.

1.1.151 “First Lien Notes” means any notes issued pursuant to the First Lien Notes Indentures.

1.1.152 “First Lien Notes Claims” means the First Lien Claims arising under the First Lien Notes Indentures.

1.1.153 “First Lien Notes Indenture Trustee” means Computershare Trust Company, National Association (as successor trustee to Wells Fargo Bank, National Association), as indenture trustee under each of the First Lien Notes Indentures.

1.1.154 “First Lien Notes Indentures” mean (a) that certain Indenture, dated as of April 27, 2017, for the 5.875% Senior Secured Notes due 2024, by and among Endo Designated Activity Company, Endo Finance LLC, and Endo Finco Inc., as issuers, each of the guarantors party thereto, and the First Lien Notes Indenture Trustee; (b) that certain Indenture, dated as of March 28, 2019, for the 7.500% Senior Secured Notes due 2027, by and among Par Pharmaceutical, Inc., as issuer, each of the guarantors party thereto, and the First Lien Notes Indenture Trustee; and (c) that certain Indenture, dated as of March 25, 2021, for the 6.125% Senior Secured Notes due 2029, by and among Endo Luxembourg Finance Company I S.à r.l. and Endo U.S. Inc., as issuers, each of the guarantors party thereto, and the First Lien Notes Indenture Trustee, in each case, together with all other related documents, instruments, and agreements, and as each may be supplemented, amended, restated, or otherwise modified from time to time.

1.1.155 “First Lien Rights Offering” means a new money rights offering to be consummated by Purchaser Parent and backstopped in accordance with the First Lien Backstop Commitment Agreement, pursuant to which holders of Allowed First Lien Claims shall have the opportunity to exercise their respective First Lien Subscription Rights in accordance with the First Lien Rights Offering Procedures, the Rights Offering Order, and this Plan.

1.1.156 “First Lien Rights Offering Documents” means the First Lien Rights Offering Procedures, the First Lien Backstop Commitment Agreement, the Rights Offering Order, and any other definitive documents governing the First Lien Rights Offering.

1.1.157 “First Lien Rights Offering Procedures” means the procedures governing the First Lien Rights Offering as set forth in Exhibit [B-1] to the Rights Offering Order, as may be amended, modified, or supplemented in accordance with the terms of the Rights Offering Order, which procedures shall be in form and substance acceptable to the Debtors and the Required First Lien Backstop Commitment Parties.

1.1.158 “First Lien Subscription Rights” means the right of holders of Allowed First Lien Claims to acquire Purchaser Equity pursuant to the First Lien Rights Offering.

1.1.159 “Foreign Debtors” means any Debtors which are incorporated pursuant to the laws of a jurisdiction other than (a) the United States or (b) Canada.

1.1.160 “FSMA” means the UK Financial Services and Markets Act 2000, as amended.

1.1.161 “Future Mesh Claims” means any and all Claims against the Debtors held by individuals (a) who have had a transvaginal mesh Product manufactured by any of the Debtors, the Non-Debtor Affiliates, any of their respective current and former Affiliates, or any of their respective predecessors implanted in such individual before the Petition Date; and (b) whose first injury from such implantation manifested after the General Bar Date. For the avoidance of doubt, any Claim of any individual (1) who filed a Proof of Claim (or who had a Proof of Claim filed on their behalf) in the Chapter 11 Cases; (2) who has had a transvaginal mesh product sold, manufactured, or marketed by any of the Debtors, the Non-Debtor Affiliates, or any of their respective predecessors implanted into such individual before the Petition Date; and (3) whose first injury from such implantation manifested before the General Bar Date, is not a Future Mesh Claim.

1.1.162 “Future Mesh Trust Balance” means, at the applicable time of measurement, the amount of funds held by the Future PI Trust for Trust Operating Expenses and Distributions to holders of Allowed Future Mesh Claims.

1.1.163 “Future Mesh Trust Distribution Procedures” means the trust distribution procedures governing (a) the processing, including the Allowance or Disallowance, of Future Mesh Claims; and (b) the determination and payment of Distributions, if any, in each case, by the Future PI Trust.

1.1.164 “Future Mesh Trust Share” means the funding provided to the Future PI Trust for Distributions to holders of Allowed Future Mesh Claims, which shall be funded by the Debtors and/or the Purchaser Entities, as applicable, in an aggregate amount of up to $495,000 in Cash.

1.1.165 “Future NAS PI Claims” means any and all Claims held by natural persons who (a) were diagnosed with NAS resulting from such natural person’s intrauterine exposure to Qualifying Opioids; and (b) are born after the General Bar Date but before the date that is the later of (i) 10 months after the General Bar Date; and (ii) the Effective Date.

1.1.166 “Future NAS PI Trust Distribution Procedures” means the trust distribution procedures governing (a) the processing, including the Allowance or Disallowance, of Future NAS PI Claims; and (b) the determination and payment of Distributions, if any, in each case, by the Future PI Trust.

1.1.167 “Future Opioid PI Claims” means any and all Claims held by a natural person (a) who has been diagnosed by a licensed medical provider with a medical, physical, cognitive, or emotional condition resulting from such natural person’s exposure to Opioids or opioid replacement or treatment medication; (b) arising from such natural person’s own use of a Qualifying Opioid, or arising from the use by a decedent of a Qualifying Opioid, in each case, prior to January 1, 2019; and (c) whose first injury resulting from such use manifested after the General Bar Date. For the avoidance of doubt, any Claims involving opioid use where the first use of a Qualifying Opioid was on January 1, 2019, or later are not Future Opioid PI Claims.

1.1.168 “Future Opioid PI Trust Distribution Procedures” means the trust distribution procedures governing (a) the processing, including the Allowance or Disallowance, of Future Opioid PI Claims; and (b) the determination and payment of Distributions, if any, in each case, by the Future PI Trust.

1.1.169 “Future Opioid PI/NAS PI Trust Balance” means, at the applicable time of measurement, the amount of funds held by the Future PI Trust for Trust Operating Expenses and Distributions to holders of Allowed Future NAS PI Claims and Allowed Future Opioid PI Claims.

1.1.170 “Future Opioid PI/NAS PI Trust Share” means the funding provided to the Future PI Trust for Distributions to holders of Allowed Future Opioid PI Claims and Allowed Future NAS PI Claims, as applicable, which shall be funded by the Debtors and/or the Purchaser Entities, as applicable, in an aggregate amount of up to $11.385 million in Cash.

1.1.171 “Future PI Claimants” means holders of Future PI Claims.

1.1.172 “Future PI Claims” means Future Mesh Claims, Future NAS PI Claims, and Future Opioid PI Claims.

1.1.173 “Future PI Trust” means the future personal injury trust to be established to, among other things, (a) assume all liability for Future PI Claims; (b) receive the Future PI Trust Consideration; (c) administer Future PI Claims; and (d) make Distributions to holders of Allowed Future PI Claims, in each case, in accordance with the Future PI Trust Documents.

1.1.174 “Future PI Trust Agreement” means the trust agreement establishing and delineating the terms and conditions for the creation and operation of the Future PI Trust.

1.1.175 “Future PI Trust Consideration” means (a) the Future Opioid PI/NAS PI Trust Share, plus (b) the Future Mesh Trust Share.

1.1.176 “Future PI Trust Distribution Procedures” means, collectively, the Future Mesh Trust Distribution Procedures, the Future NAS PI Trust Distribution Procedures, and the Future Opioid PI Trust Distribution Procedures.

1.1.177 “Future PI Trust Documents” means the Future PI Trust Agreement and the Future PI Trust Distribution Procedures, each as may be amended from time to time pursuant to the terms thereof, and including all schedules, exhibits, supplements, and any other attachments thereto, and which shall be otherwise acceptable to the Debtors, the Required Consenting Global First Lien Creditors, and the FCR. The Future PI Trust Documents shall be drafted in accordance with this Plan, the Confirmation Order, and the Future Trust Term Sheet, and shall be filed with the Plan Supplement.

1.1.178 “Future PI Trust Indemnified Parties” means the Future PI Trustee, the Delaware Trustee (as defined in the Future PI Trust Agreement), the FCR, and the respective professionals of the Future PI Trust (including the claims administrator thereof and its staff and agents).

1.1.179 “Future PI Trustee” means [Edgar C. Gentle, III, Esq.] and any successors or replacements duly appointed by the FCR.

1.1.180 “Future Trust Term Sheet” means the Stalking Horse Bidder-FCR Resolution Term Sheet filed with the Bankruptcy Court on July 13, 2023 [Docket No. 2415], as may be amended from time to time.

1.1.181 “General Bar Date” means July 7, 2023, at 5:00 p.m. (prevailing Eastern Time).

1.1.182 “Generics Price Fixing Claims” means any and all Claims or Causes of Action against the Debtors (a) arising out of, relating to, or in connection with alleged price fixing of generics products, specifically (i) all Claims and Causes of Action against the Debtors in the Generics Price Fixing MDL, including any opt-outs from the Generics Price Fixing MDL; and (ii) any other similar Claims and Causes of Action against the Debtors arising from the same nucleus of operative allegations at issue in the Generics Price Fixing MDL; and (b) for which a Proof of Claim was filed by the General Bar Date (including, for the avoidance of doubt, any consolidated, “class,” or similar Proof of Claim submitted in accordance with the Bar Date Order).

1.1.183 “Generics Price Fixing Claims Trust” means the trust to be established as a Distribution Sub-Trust in accordance with the Generics Price Fixing Claims Trust Documents, whose beneficiaries are the holders of Generics Price Fixing Claims.

1.1.184 “Generics Price Fixing Claims Trust Agreement” means the trust agreement establishing and delineating the terms and conditions for the creation and operation of the Generics Price Fixing Claims Trust.

1.1.185 “Generics Price Fixing Claims Trust Consideration” means $16 million in Cash from the GUC Trust Consideration to be distributed by the GUC Trust to the Generics Price Fixing Claims Trust and used as set forth in the Generics Price Fixing Claims Trust Agreement, including for Distributions to holders of Allowed Generics Price Fixing Claims.

1.1.186 “Generics Price Fixing Claims Trust Distribution Procedures” means the trust distribution procedures governing (a) the processing, including the Allowance or Disallowance, of Generics Price Fixing Claims; and (b) the determination and payment of Distributions, if any, in each case, by the Generics Price Fixing Claims Trust. The Generics Price Fixing Claims Trustee shall determine the allocation of funds among holders of Allowed Generics Price Fixing Claims in accordance with the Generics Price Fixing Claims Trust Documents, which allocation shall be reasonably acceptable to the Debtors, the Required Consenting Global First Lien Creditors, and acceptable to the Creditors’ Committee. For the avoidance of doubt, the Generics Price Fixing Claims Trust Distribution Procedures may be contained in or included as part of the Generics Price Fixing Claims Trust Agreement.

1.1.187 “Generics Price Fixing Claims Trust Documents” means the GUC Trust Documents, the Generics Price Fixing Claims Trust Agreement, and/or the Generics Price Fixing Claims Trust Distribution Procedures, each as may be amended from time to time pursuant to the terms thereof, and including all schedules, exhibits, supplements, and any other attachments thereto, and which shall each be acceptable to the Debtors and the Creditors’ Committee and reasonably acceptable to the Required Consenting Global First Lien Creditors; provided, that, once the Generics Price Fixing Claims Trust Documents are agreed to by the Debtors, the Required Consenting Global First Lien Creditors, and the Creditors’ Committee, any subsequent amendments or modifications to the Generics Price Fixing Claims Trust Documents shall be reasonably acceptable to the Debtors, the Required Consenting Global First Lien Creditors, and the Creditors’ Committee; provided, further, that, with respect to (a) any provisions in any of the Generics Price Fixing Claims Trust Documents providing for an increase in the amount of any Distribution to be made to a holder of an Allowed Generics Price Fixing Claim in exchange for such holder granting the GUC Releases, such provisions shall be acceptable to the Debtors, the Required Consenting Global First Lien Creditors, and the Creditors’ Committee; and (b) the allocation of the Generics Price Fixing Claims Trust Consideration, such allocation shall be acceptable to the Creditors’ Committee and reasonably acceptable to the Debtors and the Required Consenting Global First Lien Creditors. The Generics Price Fixing Claims Trust Documents shall be drafted in accordance with this Plan, the Confirmation Order, and the UCC Resolution Term Sheet, and shall be filed pursuant to the Distribution Sub-Trust Approval Process.

1.1.188 “Generics Price Fixing Claims Trustee” means the Person identified as serving in such capacity in the Generics Price Fixing Claims Trust Agreement and any successors or replacements duly appointed in accordance with the Generics Price Fixing Trust Documents.

1.1.189 “Generics Price Fixing MDL” means the case of In re Generics Pharmaceuticals Pricing Antitrust Litigation, 16-MD2724 (E.D. Pa.) (MDL 2724).

1.1.190 “Governmental Authority” means any United States or non-United States national, federal, provincial, territorial, state, municipal, or local governmental, regulatory or administrative authority, agency, court or commission, or any other judicial or arbitral body (including, without limitation, the Bankruptcy Court), and including any “governmental unit” as defined in section 101(27) of the Bankruptcy Code.

1.1.191 “Governmental Bar Date” means May 31, 2023, at 5:00 p.m. (prevailing Eastern time).

1.1.192 “GST/HST” means any goods and services tax and harmonized sales tax payable under Part IX of the ETA (including, for greater certainty, the provincial component of any harmonized sales tax).

1.1.193 “GUC Backstop Commitment Agreement” means the Backstop Commitment Agreement with Respect to the Unsecured Creditor Offering, dated as of April 24, 2023, as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time. For the avoidance of doubt, no Debtor or Non-Debtor Affiliate was a party to the GUC Backstop Commitment Agreement and, notwithstanding anything herein to the contrary, no Debtor or Non-Debtor Affiliate has any obligation to any Person under such agreement and no such obligations are created or implied thereby.

1.1.194 “GUC Backstop Commitment Parties” means the Consenting First Lien Creditors party to the GUC Backstop Commitment Agreement.

1.1.195 “GUC Backstop Commitment Premium” means the “Commitment Premium” as defined in the GUC Backstop Commitment Agreement.

1.1.196 “GUC Excluded Parties” means (a) the Excluded Parties; and (b)(i) the TPG Parties; (ii) the Insurance Advisor Parties; (iii) the Additional Advisor Excluded Parties; (iv) the Additional Third-Party Excluded Parties and (v) the Excluded D&O Parties (subject to the Covenant Not To Collect).

1.1.197 “GUC Released Parties” means (a) the Debtors and their Estates; (b) the Non-Debtor Affiliates; (c) the Post-Emergence Entities; (d) each Consenting First Lien Creditor and Prepetition Secured Party, in each case, solely in their respective capacities as such; (e) the Ad Hoc Cross-Holder Group, the Ad Hoc First Lien Group, and each of the members of the foregoing, in each case, solely in their respective capacities as such, and each of the advisors thereto or of the individual members thereof, in each case, solely in their respective capacities as such; (f) the Opioid Claimants’ Committee and each of the members thereof, in each case, solely in their respective capacities as such, and each of the advisors thereto or of the individual members thereof, in each case, solely in their respective capacities as such; (g) the Creditors’ Committee and each of the members thereof, in each case, solely in their respective capacities as such, and each of the advisors thereto or of the members thereof, in each case, solely in their respective capacities as such; (h) the FCR, solely in his capacity as such, and the advisors to the FCR, solely in their respective capacities as such; (i) the Endo EC and each of the States that are members thereof and their respective officers and Representatives, in each case, solely in their respective capacities as such; (j) the PPOC Trust, the PPOC Sub-Trusts, the GUC Trust, the Distribution Sub-Trusts, the Future PI Trust, the Public Opioid Trust, the Tribal Opioid Trust, and the Trustees, administrators, boards or governing bodies of, any advisors to, and any other Persons with similar administrative or supervisory roles in connection with any of the foregoing, in each case, solely in their respective capacities as such; (k) the First Lien Backstop Commitment Parties and the GUC Backstop Commitment Parties, in each case, solely in their respective capacities as such; (l) the Unsecured Notes Indenture Trustees, solely in their respective capacities as such; (m) the Debtors’ current officers (as of or after the Petition Date); (n) the Debtors’ directors (including any Persons in any analogous roles under applicable law) that continue serving in their capacity as directors with, or become directors of, any of the Purchaser Entities after the Effective Date or continue or begin serving in any other prior senior-level employment position5 after the Effective Date and performing services commensurate with such prior position;6 (o) current and former officers and directors (including any Persons in any analogous roles under applicable law) of subsidiaries of Endo International plc that are not UCC Specified Subsidiaries; (p) with respect to each of the foregoing Persons listed in clauses (a) through (c), such Persons’ predecessors, successors, assigns, current and former subsidiaries and Affiliates, heirs, executors, estates, nominees, current and former employees, and Representatives (including any professional retained by the Debtors in the Chapter 11 Cases except, with respect to ordinary course professionals, as may be agreed on a case-by-case basis, and excluding the Arnold & Porter Parties, the McKinsey Parties, the Insurance Advisor Parties, and the Additional Advisor Excluded Parties), in each case, solely in their respective capacities as such; and (q) with respect to each of the foregoing Persons listed in clauses (d) through (l), such Persons’ predecessors, successors, permitted assigns, current and former subsidiaries and Affiliates, respective heirs, executors, estates, nominees, current and former officers, directors (including any Persons in any analogous roles under applicable law), employees, and Representatives, in each case, solely in their respective capacities as such. For the avoidance of doubt, no GUC Excluded Party shall be a GUC Released Party.

1.1.198 “GUC Releases” means the releases by the GUC Releasing Parties set forth in Section 10.4 of this Plan.

1.1.199 “GUC Releasing Parties” means (a) the GUC Trust; (b) each Distribution Sub-Trust; (c) each holder of (i) an Other General Unsecured Claim; (ii) a Mesh Claim; or (iii) a Ranitidine Claim, in each case, that (1) votes to accept this Plan; (2) was solicited to vote to accept or reject this Plan but who does not vote either to accept or reject this Plan and, further, opts in to grant the GUC Releases; or (3) votes to reject this Plan and opts in to grant the GUC Releases; (d) each holder of (i) a Second Lien Deficiency Claim; (ii) an Unsecured Notes Claim; (iii) a Generics Price Fixing Claim; or (iv) a Reverse Payment Claim, in each case, that (1) votes to accept this Plan; (2) was solicited to vote to accept or reject this Plan but who does not vote either to accept or reject this Plan and, further, does not opt out of granting the GUC Releases; or (3) votes to reject this Plan and opts in to grant the GUC Releases; and (e) Representatives of each Person in the foregoing clauses (a) through (d), in each case, solely in their respective capacities as such.

[5]	For the avoidance of doubt, any individual serving in a position of Band D or higher shall be deemed to be serving in a senior-level employment position.
[6]

For the avoidance of doubt, if a director does not continue in the same position or one or more position(s) of similar seniority post-Effective Date, such individual shall not be a GUC Released Party or a Non-GUC Released Party under this clause (n); provided, that, to the extent employed immediately prior to the Effective Date in a senior-level non-director position, such individual was offered employment by any of the Purchaser Entities.

1.1.200 “GUC Rights Offering” means the new money rights offering to be consummated by Purchaser Parent and backstopped pursuant to the GUC Backstop Commitment Agreement, the subscription for which was commenced on June 21, 2023, permitting holders of Allowed Second Lien Deficiency Claims and Allowed Unsecured Notes Claims to exercise their respective GUC Subscription Rights in accordance with the GUC Rights Offering Documents.

1.1.201 “GUC Rights Offering Documents” means the GUC Rights Offering Procedures, the GUC Backstop Commitment Agreement, the letter from the UCC describing the GUC Rights Offering included in the materials distributed by the Debtors in connection with the Bar Date Order, the Rights Offering Order, and any other definitive documents governing the GUC Rights Offering.

1.1.202 “GUC Rights Offering Procedures” means the procedures governing the GUC Rights Offering, including the GUC Rights Offering Supplement, as set forth in Exhibit [•] to the Rights Offering Order, as may be amended, modified, or supplemented in accordance with the Rights Offering Order, which shall be in form and substance acceptable to the Debtors, the Required GUC Backstop Commitment Parties, and the Creditors’ Committee.

1.1.203 “GUC Rights Offering Supplement” means the supplement to the initial GUC Rights Offering Procedures, effective June 21, 2023, extending withdrawal rights for holders of Allowed Second Lien Deficiency Claims and Allowed Unsecured Notes Claims that exercised their GUC Subscription Rights in the GUC Rights Offering prior to the GUC Subscription Deadline.

1.1.204 “GUC Subscription Deadline” means July 18, 2023, at 5:00 p.m. (prevailing Eastern Time).

1.1.205 “GUC Subscription Rights” means the rights of holders of Allowed Second Lien Deficiency Claims and Allowed Unsecured Notes Claims to acquire Purchaser Equity pursuant to the GUC Rights Offering.

1.1.206 “GUC Trust” means the Voluntary GUC Creditor Trust to be established pursuant to the UCC Resolution Term Sheet and in accordance with the GUC Trust Documents.

1.1.207 “GUC Trust Agreement” means the trust agreement establishing and delineating the terms and conditions for the creation and operation of the GUC Trust, filed with the Bankruptcy Court on July 7, 2023 [Docket No. 2384], as may be amended from time to time.

1.1.208 “GUC Trust Cash Consideration” means $60 million in Cash, subject to adjustment as set forth in the UCC Resolution Term Sheet, including to the extent that the professional fees of the Creditors’ Committee incurred on and from April 1, 2023, through and including October 31, 2023, were less than the fee cap provided in the UCC Resolution Term Sheet, in which case, the GUC Trust Cash Consideration shall be increased by an amount equal to 50% of difference between (a) the fee cap set forth in the UCC Resolution Term Sheet; and (b) the fees actually incurred by the Creditors’ Committee during the aforementioned period, in each case, in accordance with the UCC Resolution Term Sheet.

1.1.209 “GUC Trust Channeled Claims” means (a) Second Lien Deficiency Claims; (b) Unsecured Notes Claims; (c) Other General Unsecured Claims; and (d) Distribution Sub-Trust Claims.

1.1.210 “GUC Trust Class A Units” means the units to be issued by the GUC Trust to holders of Allowed Second Lien Deficiency Claims or Allowed Unsecured Notes Claims on account of such Claims, which represent the right to receive Distributions from the GUC Trust in accordance with the GUC Trust Documents.

1.1.211 “GUC Trust Class B Units” means the units to be issued by the GUC Trust to holders of Allowed Other General Unsecured Claims on account of such Claims, which shall represent the right to receive Distributions from the GUC Trust in accordance with the GUC Trust Documents.

1.1.212 “GUC Trust Consideration” means (a) the GUC Trust Cash Consideration; (b) the GUC Trust Purchaser Equity; provided, that, notwithstanding anything to the contrary herein or in any other Plan Document, the GUC Trust Purchaser Equity shall be distributed directly to holders of Allowed Second Lien Deficiency Claims and Allowed Unsecured Notes Claims pursuant to Section 5.20(b)(i)(3) of this Plan; (c) the GUC Subscription Rights; and (d) the GUC Trust Litigation Consideration.

1.1.213 “GUC Trust Cooperation Agreement” means an agreement between the Purchaser Entities and the GUC Trust, to be operative as of and after the Effective Date, (a) transferring to the GUC Trust, inter alia, documents, information, and privileges necessary for the pursuit and administration by the GUC Trust of the GUC Trust Litigation Claims and GUC Trust Channeled Claims; and (b) providing for reasonable terms for cooperation between the Purchaser Entities and the GUC Trust regarding the same.

1.1.214 “GUC Trust D&O Insurance Claims” means any Estate Claims or Causes of Action against any insurers that issued GUC Trust D&O Insurance Policies; provided, that, “GUC Trust D&O Insurance Claims” shall be limited to those Claims related to (a) breach of contract; and (b) recovery of past costs, in each case, under the GUC Trust D&O Insurance Policies.

1.1.215 “GUC Trust D&O Insurance Policies” means the Debtors’ 2018-19 director and officer insurance policies and all director and officer insurance policies issued in years preceding 2018-19, including any associated tail endorsements (including commercial side A coverage in such policy years but, for the avoidance of doubt, not including the Non- GUC Trust D&O Insurance Policies).

1.1.216 “GUC Trust Disputed Claims Reserve” means the amount of any Distributions reserved on account of any Other General Unsecured Claims deemed disputed by the GUC Trust pursuant to the GUC Trust Documents.

1.1.217 “GUC Trust Documents” means the UCC Resolution Term Sheet, the GUC Trust Agreement, the GUC Trust Cooperation Agreement, and the UCC Allocation, each as may be amended from time to time pursuant to the terms thereof, and including all schedules, exhibits, supplements, and any other attachments thereto, and which shall each be acceptable to the Debtors, the Required Consenting Global First Lien Creditors, and the Creditors’ Committee; provided, that, once the GUC Trust Documents are agreed to by the Debtors, the Required Consenting Global First Lien Creditors, and the Creditors’ Committee, any subsequent amendments or modifications to the GUC Trust Documents shall be reasonably acceptable to the Debtors, the Required Consenting Global First Lien Creditors, and the Creditors’ Committee; provided, further, that, with respect to any provisions in any of the GUC Trust Documents providing for an increase in the amount of any Distribution to be made to a holder of an Allowed GUC Trust Channeled Claim in exchange for such holder granting the GUC Releases, such provisions shall be acceptable to the Debtors, the Required Consenting Global First Lien Creditors, and the Creditors’ Committee. The GUC Trust Documents shall be drafted in accordance with this Plan, the Confirmation Order, and the UCC Resolution Term Sheet, and shall be filed with the Plan Supplement.

1.1.218 “GUC Trust Insurance Policies” means any known or unknown insurance policies that do or may provide coverage to the Debtors for (a) GUC Trust Channeled Claims; and/or (b) Opioid Claims, in each case, including but not limited to known or unknown products liability insurance policies, commercial general liability insurance policies, and life sciences policies, including but not limited to those known policies set forth on Schedule 2 of the UCC Resolution Term Sheet but, in each case, excluding (i) the GUC Trust D&O Insurance Policies; (ii) Non-GUC Trust Insurance Policies; and (iii) workers’ compensation policies, auto liability policies, first-party property policies, fiduciary liability, crime, cyber, and any other policies identified either specifically or categorically in the Schedule of Excluded Insurance Policies.

1.1.219 “GUC Trust Insurance Rights” means (a) all of the Debtors’ rights, including rights to Claims and/or proceeds, titles, privileges, interests, demands, or entitlements to any proceeds, payments, benefits, Causes of Action, choses in action, defense, or indemnity arising under, or attributable to the GUC Trust Insurance Policies, in each case, whether now existing or hereafter arising, accrued or unaccrued, liquidated or unliquidated, matured or unmatured, disputed or undisputed, fixed or contingent; and (b) the sole and exclusive right to the GUC Trust D&O Insurance Claims. For the avoidance of doubt, the transfer of the GUC Trust Insurance Rights and the pursuit of the GUC Trust D&O Insurance Claims pursuant to the foregoing clauses (a) and (b) shall not impair the rights, if any, of any D&O Insured Person under any GUC Trust Insurance Policy, GUC Trust D&O Insurance Policy, or Non-GUC Trust Insurance Policy.

1.1.220 “GUC Trust Litigation Claims” means any Claims and Causes of Action included in the GUC Trust Litigation Consideration.

1.1.221 “GUC Trust Litigation Consideration” means (a)(i) all Claims and Causes of Action held by the Debtors and their Estates against the GUC Excluded Parties, including,

for the avoidance of doubt, against (1) the McKinsey Parties; (2) the Arnold & Porter Parties7; (3) the TPG Parties; (4) the Insurance Advisor Parties; (5) any insurers that issued director and officer insurance policies to the Debtors prior to 2020, provided, that, such Claims are limited to those related to breach of contract and recovery of past costs under insurance policies issued to the Debtors prior to 2020; (6) the Excluded D&O Parties, solely with respect to actions taken prior to August 1, 2019, and provided, that, the GUC Trust and all other GUC Releasing Parties shall be subject to the Covenant Not To Collect; and (7) the Additional Third-Party Excluded Parties and Additional Advisor Excluded Parties; and (ii) other rights, Claims, or Causes of Action related to those in the foregoing clause (i) to be agreed upon and specifically enumerated by the Debtors, the Creditors’ Committee, and the Required Consenting Global First Lien Creditors by the Plan Supplement Filing Deadline, in each case, to the extent necessary to realize the benefit of certain of the GUC Trust Consideration, and which shall be set forth in Exhibit C to the [•] filed on [•], 2024 [Docket No. [•]]8; provided, that, no such rights, Claims, or Causes of Action shall modify the limitations on Claims against Excluded D&O Parties set forth in the foregoing clause (i) or in the Plan Documents, the GUC Trust Documents, or the UCC Resolution Term Sheet; and (b) the GUC Trust Insurance Rights, including any Claims related thereto against (i) the Additional Third-Party Excluded Parties; and (ii) the Additional Advisor Excluded Parties. For the avoidance of doubt, and notwithstanding anything to the contrary herein or in any Plan Document to the contrary, the GUC Trust Litigation Consideration shall be preserved and transferred to the GUC Trust pursuant to the UCC Resolution Term Sheet and in accordance with the GUC Trust Documents.

1.1.222 “GUC Trust Purchaser Equity” means (a) 3.70% of Purchaser Equity (subject to dilution only by any issuances under the Management Incentive Plan) to be distributed to holders of Allowed Second Lien Deficiency Claims and Allowed Unsecured Notes Claims on the Effective Date in accordance with this Plan; and (b) the amount, if any, of Escrowed Equity as determined by the Net Debt Equity Split Adjustment as set forth herein.

1.1.223 “GUC Trust Oversight Board” means the board appointed to oversee the affairs of the GUC Trust, as provided in the GUC Trust Agreement, which members shall be identified in the Plan Supplement.

1.1.224 “GUC Trust Units” means the GUC Trust Class A Units and the GUC Trust Class B Units.

[7]

The Debtors’ pre-Effective Date obligations with respect to any Claim against the Arnold & Porter Parties shall be governed by Rule 2004 of the Federal Rules of Bankruptcy Procedure and the applicable orders of the Bankruptcy Court.

[8]

List of any additional Claims and Causes of Action to be agreed on by the Debtors, the Required Consenting Global First Lien Creditors, and the Creditors’ Committee and filed with a notice that will also include the Additional Advisor Excluded Parties and the Additional Third-Party Excluded Parties, and which will be filed prior to the Voting Deadline. Such additional Claims and Causes of Action shall be included only to the extent necessary to realize the benefit of certain of the GUC Trust Litigation Consideration.

1.1.225 “GUC Trustee” means the Person serving in such capacity as identified in the Plan Supplement and any successors or replacements duly appointed in accordance with the GUC Trust Documents.

1.1.226 “Health Canada” means the Department of Health of the federal government of Canada for which the Canadian federal Minister of Health is responsible.

1.1.227 “HHS” means the United States Department of Health and Human Services.

1.1.228 “HHS CMS Mesh/Ranitidine Claim” means Claim No. 2211, filed by HHS and CMS against the Debtors, as such Claim may be amended, supplemented, or modified from time to time, together with any Claims that could be asserted with respect thereto.

1.1.229 “HHS CMS Opioid Claim” means Claim No. 2350, filed by HHS and CMS against the Debtors, as such Claim may be amended, supplemented, or modified from time to time, together with any Claims that could be asserted with respect thereto.

1.1.230 “HHS IHS Opioid Claim” means Claim No. 3636, filed by HHS and IHS against the Debtors, as such Claim may be amended, supplemented, or modified from time to time, together with any Claims that could be asserted with respect thereto.

1.1.231 “HIPAA” means Health Insurance Portability and Accountability Act of 1996.

1.1.232 “Hospital Opioid Claims” means any and all Present Private Opioid Claims against any of the Debtors (a) held by non-federal acute care hospitals (as defined by CMS) and non-federal hospitals and hospital districts that are required by law to provide inpatient acute care and/or fund the provision of inpatient acute care; and (b) for which a Proof of Claim was filed by the General Bar Date. For the avoidance of doubt, “Hospital Opioid Claims” includes Claims set forth in the Proofs of Claims filed by non-federal acute care hospitals in the Chapter 11 Cases.

1.1.233 “Hospital TAC” means the advisory committee tasked with overseeing the administration of the Hospital Trust in consultation with the Hospital Trustee.

1.1.234 “Hospital Trust” means the abatement trust to be established to (a) assume all liability for Hospital Opioid Claims; (b) administer Hospital Opioid Claims; (c) collect Distributions from the PPOC Trust made on account of such Claims; and (d) make Distributions to holders of Allowed Hospital Opioid Claims, in each case, in accordance with the Hospital Trust Documents.

1.1.235 “Hospital Trust Agreement” means the trust agreement establishing and delineating the terms and conditions for the creation and operation of the Hospital Trust.

1.1.236 “Hospital Trust Distribution Procedures” means the trust distribution procedures governing (a) the processing of Hospital Opioid Claims; and (b) the determination and payment of Distributions, if any, in each case, by the Hospital Trust.

1.1.237 “Hospital Trust Documents” means the PPOC Trust Documents, the Hospital Trust Agreement, and the Hospital Trust Distribution Procedures, each as may be amended from time to time pursuant to the terms thereof, and including all schedules, exhibits, supplements, and any other attachments thereto, and which shall be otherwise reasonably acceptable to the Debtors, the Required Consenting Global First Lien Creditors, and the Opioid Claimants’ Committee; provided, that, with respect to any provisions in any of the Hospital Trust Documents providing for an increase in the amount of any Distribution to be made to a holder of an Allowed Hospital Opioid Claim in exchange for such holder granting the Non- GUC Releases, such provisions shall be acceptable to the Debtors, the Required Consenting Global First Lien Creditors, and the Opioid Claimants’ Committee. The Hospital Trust Documents shall be drafted in accordance with this Plan, the Confirmation Order, and the OCC Resolution Term Sheet, and shall be filed with the Plan Supplement.

1.1.238 “Hospital Trust Share” means a maximum aggregate amount of Cash equal to 17.3%9 of the PPOC Trust Consideration (subject to adjustment in accordance with the terms of the Hospital Trust Documents) to be distributed by the PPOC Trust to the Hospital Trust for Distributions to holders of Allowed Hospital Opioid Claims.

1.1.239 “Hospital Trustee” means Thomas L. Hogan and any successors or replacements duly appointed in accordance with the Hospital Trust Documents.

1.1.240 “IERP II Claims” means any and all Present Private Opioid Claims against any of the Debtors (a) held by Independent Emergency Room Physicians; and (b) for which a Proof of Claim was filed by the General Bar Date. For the avoidance of doubt, “IERP II Claims” shall not include Hospital Opioid Claims.

1.1.241 “IERP II Trustee” means Dr. Michael Masiowski and any successors or replacements duly appointed in accordance with the IERP Trust II Documents.

1.1.242 “IERP Trust II” means an abatement trust established to (a) assume all liability for IERP II Claims; (b) administer IERP II Claims; (c) collect Distributions from the PPOC Trust made on account of such Claims; and (d) make Distributions to holders of Allowed IERP II Claims, in each case, in accordance with the IERP Trust II Documents.

1.1.243 “IERP Trust II Advisory Committee” means the advisory committee tasked with overseeing the administration of the IERP Trust II in consultation with the IERP II Trustee.

[9]	The Hospital Trust Share was initially 17.8%; however, in order to reach an accommodation during Mediation, the percentage above was agreed to.

1.1.244 “IERP Trust II Agreement” means the trust agreement establishing and delineating the terms and conditions for the creation and operation of the IERP Trust II.

1.1.245 “IERP Trust II Distribution Procedures” means the trust distribution procedures governing (a) the processing of IERP II Claims; and (b) the determination and payment of Distributions, if any, in each case, by the IERP Trust II.

1.1.246 “IERP Trust II Documents” means the PPOC Trust Documents, the IERP Trust II Agreement, and the IERP Trust II Distribution Procedures, each as may be amended from time to time pursuant to the terms thereof, and including all schedules, exhibits, supplements, and any other attachments thereto, and which shall be otherwise reasonably acceptable to the Debtors, the Required Consenting Global First Lien Creditors, and the Opioid Claimants’ Committee; provided, that, with respect to any provisions in any of the IERP Trust II Documents providing for an increase in the amount of any Distribution to be made to a holder of an Allowed IERP II Claim in exchange for such holder granting the Non-GUC Releases, such provisions shall be acceptable to the Debtors, the Required Consenting Global First Lien Creditors, and the Opioid Claimants’ Committee. The IERP Trust II Documents shall be drafted in accordance with this Plan, the Confirmation Order, and the OCC Resolution Term Sheet, and shall be filed with the Plan Supplement.

1.1.247 “IERP Trust II Share” means a maximum aggregate amount of Cash equal to 2.2% of the PPOC Trust Consideration (subject to adjustment in accordance with the terms of the IERP Trust II Documents) to be distributed by the PPOC Trust to the IERP Trust II for Distributions to holders of Allowed IERP II Claims.

1.1.248 “IHS” means the Indian Health Service.

1.1.249 “Impaired” means any Claim or Interest that is “impaired” as defined in section 1124 of the Bankruptcy Code.

1.1.250 “Impaired Class” means a Class of Claims or Interests that are Impaired.

1.1.251 “IND” means an Investigational New Drug Application as defined in the FFDCA and applicable regulations promulgated thereunder by the FDA.

1.1.252 “Indemnification Obligations” means any indemnification and/or reimbursement provisions, agreements, or obligations of any of the Debtors, their Estates, or any Non-Debtor Affiliates in place as of and/or following the Petition Date for the benefit of any Indemnified Persons, in each case, as set forth in any certificates or articles of incorporation, certificates of formation, memoranda and articles of association, constitutions, or other formation documents, board resolutions, employment contracts, codes of regulation, bylaws, limited liability company agreements, partnership agreements, applicable state, corporate, or non-bankruptcy law, specific agreements, contracts, or any combination of the foregoing, in each case, of any of the Debtors, their Estates, or any Non-Debtor Affiliate.

1.1.253 “Indemnified Person” means any director (including any Person in an analogous role under applicable law), officer, employee, manager, member, attorney, agent, professional, or other natural person, in each case, who served in such role with, for, or on behalf of any Debtor, their Estates, or any Non-Debtor Affiliate as of and/or following the Petition Date, to whom the Debtors owe any Indemnification Obligation pursuant to any Indemnification Obligations. For the avoidance of doubt, none of (a) the Excluded Parties; (b) the TPG Parties; (c) the Insurance Advisor Parties; (d) the Additional Advisor Excluded Parties; and (e) the Additional Third-Party Excluded Parties shall be an Indemnified Person.

1.1.254 “Indemnity or Reimbursement Cause of Action” means any and all obligations, liabilities, Claims, Causes of Action, controversies, demands, rights, Liens, indemnity, contribution, reimbursement, guaranty, suits, obligations, debts, damages, judgments, accounts, defenses, remedies, offset, powers, privileges, licenses, or franchises, and any other rights of recovery, arising under or relating to indemnification and reimbursement rights.

1.1.255 “Indenture Trustee Charging Lien” means (a) with respect to the First Lien Notes Indenture Trustee, any Lien that secures payment, or other priority right to payment, of the reasonable and documented fees and expenses of the First Lien Notes Indenture Trustee that are payable under the applicable First Lien Notes Indentures and have not otherwise been paid; (b) with respect to the Second Lien Notes Indenture Trustee, any Lien that secures payment, or other priority right to payment, of the reasonable and documented fees and expenses of the Second Lien Notes Indenture Trustee that are payable under the Second Lien Notes Indenture and have not otherwise been paid; and (c) with respect to the Unsecured Notes Indenture Trustees, any Lien that secures payment, or other priority right to payment, of the reasonable and documented fees and expense of the Unsecured Notes Indenture Trustees (including the reasonable and documented fees and expenses of counsel retained by the Unsecured Notes Indenture Trustees) and that (i) are payable under the applicable Unsecured Notes Indenture and in accordance with the GUC Trust Documents; and (ii) have not otherwise been paid, including pursuant to the UCC Resolution Term Sheet, in each case, as provided for in the applicable Unsecured Notes Indenture.

1.1.256 “Indenture Trustees” means the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, and the Unsecured Notes Indenture Trustees.

1.1.257 “Indentures” means the First Lien Notes Indentures, the Second Lien Notes Indenture, and the Unsecured Notes Indentures.

1.1.258 “Independent Emergency Room Physician” means an emergency room physician whose billing and revenue collection are entirely separate from the billing practices of the medical facility/-ies where such emergency room physician practiced or is practicing and who was not employed by such medical facility/-ies at any time between 1997 and 2022.

1.1.259 “India Internal Reorganization” means the transactions described as “Step 4” of Exhibit 1 to the Order Authorizing the Internal Reorganization Transaction [Docket No. 2559, Ex. 1, ECF p. 6], which result in the structure depicted in the summary graphic on the following page of the same presentation (ECF p. 7).

1.1.260 “Indian Subsidiaries” means, collectively, Par Formulations Private Limited, Par Active Technologies Private Limited, and Par Biosciences Private Limited.

1.1.261 “Insider” means an “insider” as defined in section 101(31) of the Bankruptcy Code.

1.1.262 “Insurance Advisor Parties” means the Debtors’ primary insurance advisor and any applicable Affiliates, subsidiaries, or other related Entities or Persons (other than, for the avoidance of doubt, (a) with respect to the Non-GUC Releases, any directors (including any Persons in analogous roles under applicable law), officers, or employees of the Debtors that are Non-GUC Released Parties; and (b) with respect to the GUC Releases, any directors (including any Persons in analogous roles under applicable law), officers, or employees of the Debtors that are GUC Released Parties).

1.1.263 “Intercompany Claims” means any and all Claims held by a Debtor against another Debtor or Non-Debtor Affiliate.

1.1.264 “Intercompany Interests” means Interests in any Debtor held by a Debtor or a Non-Debtor Affiliate.

1.1.265 “Intercreditor Agreements” has the meaning set forth in the Cash Collateral Order.

1.1.266 “Interest” means any equity security (as defined in section 101(16) of the Bankruptcy Code), including all shares, common stock, preferred stock, and other instruments, in each case, evidencing any fixed or contingent ownership interest, whether or not transferable, and any option, warrant, or other right, contractual or otherwise, to acquire any such interest, whether fully vested or vesting in the future, including equity and equity-based incentives, grants, and other instruments issued, granted or promised to be granted to current or former employees, directors, officers, or contractors. “Interest” also includes any Claim that is determined to be subordinated to the status of an equity security (as defined in section 101(16) of the Bankruptcy Code) by Final Order of the Bankruptcy Court, whether under general principles of equitable subordination, section 510(b) of the Bankruptcy Code or otherwise, including any applicable Subordinated, Recharacterized, or Disallowed Claims.

1.1.267 “Interim Compensation Order” means the Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses for Retained Professionals [Docket No. 326].

1.1.268 “Irish Companies Act” means the Companies Act 2014 of Ireland (as amended from time to time).

1.1.269 “Irish High Court” means the High Court of Ireland.

1.1.270 “IRS” means the Internal Revenue Service.

1.1.271 “IRS Administrative Expense Claim” means any and all Claims asserted, or that could be asserted, by the IRS or the U.S. Government under section 503(b) of the Bankruptcy Code, together with any taxes or other amounts that are or could be due to the IRS or the U.S. Government by the Debtors or the Post-Emergence Entities, as applicable, as a result of, or otherwise in connection with, the implementation of the U.S. Government Resolution or this Plan, including the Restructuring Transactions contemplated hereby.

1.1.272 “IRS Claim” means all Claims asserted or that could be asserted by the IRS, including but not limited to Claim No. 3289, filed by the IRS against Debtor Endo U.S. Inc., which asserts, inter alia, a priority unsecured Claim of $3,495,542,269.77 and a general unsecured Claim of $516,700,716.00, as such Claim may be amended, supplemented, or modified from time to time, together with any Claims that could be asserted with respect thereto. For the avoidance of doubt, “IRS Claim” includes all IRS Administrative Expense Claims, IRS Non-Priority Tax Claims, and IRS Priority Tax Claims.

1.1.273 “IRS Non-Priority Tax Claim” means the general unsecured Claim portion of Claim No. 3289, filed by the IRS against Debtor Endo U.S. Inc., asserted in the amount of $516,700,716.00, as such Claim may be amended, supplemented, or modified from time to time, together with any Claims that could be asserted with respect thereto, but excluding any IRS Priority Tax Claims.

1.1.274 “IRS Priority Tax Claims” means the portion of Claim No. 3289 asserted by the IRS which is entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code, asserted in the amount of $3,495,542,269.77, as such Claim may be amended, supplemented, or modified from time to time, together with any Claims that could be asserted with respect thereto, but excluding any IRS Non-Priority Tax Claims.

1.1.275 “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

1.1.276 “Listing Determination Date” means, if a Listing Event occurs within 150 days of the Effective Date, the date that is 45 days after such Listing Event.

1.1.277 “Listing Event” means the listing of the Purchaser Equity on the New York Stock Exchange or Nasdaq (whether as a result of an initial public offering, a direct listing, or otherwise).

1.1.278 “Local Governments” means non-federal domestic “governmental units” (as defined in section 101(27) of the Bankruptcy Code) that are not (a) States; (b) Territories; or (c) Tribes. For the avoidance of doubt, “Local Governments” shall not include any governmental unit in any non-U.S. jurisdiction.

1.1.279 “Local Government Opioid Claims” means any and all Opioid Claims held by any Local Government; provided, that, for the avoidance of doubt, “Local Government Opioid Claims” shall not include Public School District Claims.

1.1.280 “LRP” means lien resolution program.

1.1.281 “Make-Whole Claims” means any and all Claims, if any, whether secured or unsecured, derived from or based upon any make-whole, applicable premium, redemption premium, prepayment premium, or other similar payment provisions due upon acceleration as provided for in the First Lien Notes Indentures which, for all purposes under this Plan, shall be Allowed in the amount of $0.00.

1.1.282 “Management Incentive Plan” means the management incentive plan to be adopted by the Purchaser Parent Board.

1.1.283 “Master Proxy” means a form or instrument of proxy appointing the chairperson of the PLC EGM as the proxy of Cede & Co. to attend, speak, and vote at the PLC EGM and authorizing and directing such person to vote in favor of the PLC Liquidation Resolution, the form of which shall be filed with the Plan Supplement.

1.1.284 “MCGDP Agreement” means the Medicare Coverage Gap Discount Program Agreement.

1.1.285 “McKinsey Parties” means McKinsey & Company, Inc., McKinsey & Company, Inc. United States, and any applicable Affiliates, subsidiaries, or other related Persons (other than, for the avoidance of doubt, (a) with respect to the Non-GUC Releases, any directors (including any Persons in analogous roles under applicable law), officers, or employees of the Debtors that are Non-GUC Released Parties; and (b) with respect to the GUC Releases, any directors (including any Persons in analogous roles under applicable law), officers, or employees of the Debtors that are GUC Released Parties).

1.1.286 “Mediation” means the mediation between the Debtors and certain key parties in interest in the Chapter 11 Cases pursuant to the Stipulation and Order (A) Granting Mediation and (B) Referring Matters to Mediation [Docket No. 1257], as amended, modified, and extended, and as may be further amended, modified, and extended from time to time.

1.1.287 “Medicaid Program” means Title 19 of the Social Security Act, 42 U.S.C. § 1396-1, et seq.

1.1.288 “Mesh Claims” means any and all Claims (a) relating to any personal injury resulting from the use of transvaginal surgical mesh Products designed to treat pelvic organ prolapse or stress urinary incontinence against American Medical Systems Holdings, Inc. and any successor or predecessor thereof, or any other Debtor, and any successor or predecessor thereof; and (b) for which a Proof of Claim was filed by the General Bar Date. For the avoidance of doubt, “Mesh Claims” shall not include Future Mesh Claims.

1.1.289 “Mesh Claims Trust” means the trust to be established as a Distribution Sub-Trust in accordance with the Mesh Claims Trust Documents whose beneficiaries are the holders of Mesh Claims.

1.1.290 “Mesh Claims Trust Agreement” means the trust agreement establishing and delineating the terms and conditions for the creation and operation of the Mesh Claims Trust.

1.1.291 “Mesh Claims Trust Consideration” means (a) $2 million in Cash from the GUC Trust Consideration; (b) 50% of certain products liability insurance proceeds allocable to liability for Mesh Claims pursuant to the GUC Trust Agreement; and (c) the right to receive 1.75% of the proceeds of the GUC Trust Litigation Consideration in accordance with the GUC Trust Agreement, in each case, to be distributed by the GUC Trust to the Mesh Claims Trust to be used as set forth in the Mesh Claims Trust Agreement, including for Distributions to holders of Allowed Mesh Claims in accordance with the Mesh Claims Trust Documents.

1.1.292 “Mesh Claims Trust Distribution Procedures” means the trust distribution procedures governing (a) the processing, including the Allowance or Disallowance, of Mesh Claims; and (b) the determination and payment of Distributions, if any, in each case, by the Mesh Claims Trust. For the avoidance of doubt, the Mesh Claims Trust Distribution Procedures may be contained in or included as part of the Mesh Claims Trust Agreement.

1.1.293 “Mesh Claims Trust Documents” means the GUC Trust Documents, the Mesh Claims Trust Agreement, and the Mesh Claims Trust Distribution Procedures, each as may be amended from time to time pursuant to the terms thereof, and including all schedules, exhibits, supplements, and any other attachments thereto, and which shall each be acceptable to the Debtors and the Creditors’ Committee and reasonably acceptable to the Required Consenting Global First Lien Creditors; provided, that, once the Mesh Claims Trust Documents are agreed to by the Debtors, the Required Consenting Global First Lien Creditors, and the Creditors’ Committee, any subsequent amendments or modifications to the Mesh Claims Trust Documents shall be reasonably acceptable to the Debtors, the Required Consenting Global First Lien Creditors, and the Creditors’ Committee; provided, further, that, with respect to (a) any provisions in any of the Mesh Claims Trust Documents providing for an increase in the amount of any Distribution to be made to a holder of an Allowed Mesh Claim in exchange for such holder granting the GUC Releases, such provisions shall be acceptable to the Debtors, the Required Consenting Global First Lien Creditors, and the Creditors’ Committee; and (b) the allocation of the Mesh Claims Trust Consideration, such allocation shall be acceptable to the Creditors’ Committee and reasonably acceptable to the Debtors and the Required Consenting Global First Lien Creditors. The Mesh Claims Trust Documents shall be drafted in accordance with this Plan, the Confirmation Order, and the UCC Resolution Term Sheet, and shall be filed in accordance with the Distribution Sub-Trust Approval Process.

1.1.294 “Mesh Claims Trustee” means the Person identified as serving in such capacity in the Mesh Trust Agreement and any successors or replacements duly appointed in accordance with the Mesh Claims Trust Documents.

1.1.295 “MIFID II” means the EU Markets in Financial Instruments Directive 2014 (Directive 2014/65/EU), as amended.

1.1.296 “Minimum Trading Liquidity Threshold” means [either (a) the average daily trading volume of Purchaser Equity (expressed as dollar value of shares traded) over the Trading Liquidity Testing Period in an amount that is at least $[•] million; or (b) the average daily trading volume of Purchaser Equity (expressed as number of shares traded) over the Trading Liquidity Testing Period in an amount equal to [•]% of outstanding shares of Purchaser Equity].

1.1.297 “MIP Reserve” means 4.5% of fully diluted Purchaser Equity to be issued to management and other key employees of the Purchaser Entities in the form of equity-based awards pursuant to the Management Incentive Plan.

1.1.298 “Monitor” means the monitor appointed pursuant to that certain Order (I) Appointing R. Gil Kerlikowske as Monitor for Voluntary Operating Injunction and (II) Approving the Monitor’s Employment of Saul Ewing as Counsel at the Cost and Expense of the Debtors [Docket No. 1262], or any successor thereto appointed by the Bankruptcy Court prior to the Effective Date.

1.1.299 “Monitor Term” means the term beginning on the Petition Date and ending on (a) the Effective Date; or (b) such other earlier date as may be agreed by the Endo EC and, in consultation with the FCR, the Opioid Claimants’ Committee.

1.1.300 “NAS” means (a) Neonatal Abstinence Syndrome; or (b) Neonatal Opioid Withdrawal Syndrome, the medical conditions identified by the International Classification of Diseases (ICD-10 or ICD-9) for the withdrawal from drugs at birth due to fetal opioid exposure, which can result in long-term medical, physical, cognitive, or emotional conditions.

1.1.301 “NAS Additional Amount” means $500,000 in Cash, to serve as part of the NAS PI Trust Share, which amount will be contributed by certain third parties.

1.1.302 “NAS Committee” means the advisory committee tasked with overseeing the administration of the NAS PI Trust in consultation with the NAS PI Trustee.

1.1.303 “NAS Monitoring Opioid Claim” means any and all Present Private Opioid Claims against any of the Debtors (a) held by, on account of, or on behalf of any natural person who has been diagnosed by a licensed medical provider with a medical, physical, cognitive, or emotional condition resulting from such natural person’s intrauterine exposure to opioids or opioid replacement or treatment medication, including but not limited to the condition known as neonatal abstinence syndrome, and relates to medical monitoring support, educational support, vocational support, familial support, or similar related relief, but is not a NAS PI Claim; and (b) for which a Proof of Claim was filed by the General Bar Date.

1.1.304 “NAS PI Claims” means any and all Present Private Opioid Claims against any of the Debtors (a) of any natural person who has been diagnosed by a licensed medical provider with a medical, physical, cognitive, or emotional condition resulting from such natural person’s intrauterine exposure to opioids or opioid replacement or treatment medication, including but not limited to the condition known as neonatal abstinence syndrome; and (b) for which a Proof of Claim was filed by the General Bar Date. For the avoidance of doubt, “NAS PI Claims” shall not include Future NAS PI Claims but shall include NAS Monitoring Opioid Claims.

1.1.305 “NAS PI Trust” means the victim compensation trust to be established to (a) assume all liability for NAS PI Claims; (b) administer NAS PI Claims; (c) collect Distributions from the PPOC Trust made on account of NAS PI Claims; and (d) make Distributions to holders of Allowed NAS PI Claims, in each case, in accordance with the NAS PI Trust Documents.

1.1.306 “NAS PI Trust Agreement” means the trust agreement establishing and delineating the terms and conditions for the creation and operation of the NAS PI Trust.

1.1.307 “NAS PI Trust Distribution Procedures” means the trust distribution procedures governing (a) the processing of NAS PI Claims; and (b) the determination and payment of Distributions, if any, in each case, by the NAS PI Trust.

1.1.308 “NAS PI Trust Documents” means the PPOC Trust Documents, the NAS PI Trust Agreement, and the NAS PI Trust Distribution Procedures, each as may be amended from time to time pursuant to the terms thereof, and including all schedules, exhibits, supplements, and any other attachments thereto, and which shall be otherwise reasonably acceptable to the Debtors, the Required Consenting Global First Lien Creditors, and the Opioid Claimants’ Committee; provided, that, with respect to any provisions in any of the NAS PI Trust Documents providing for an increase in the amount of any Distribution to be made to a holder of an Allowed NAS PI Claim in exchange for such holder granting the Non-GUC Releases, such provisions shall be acceptable to the Debtors, the Required Consenting Global First Lien Creditors, and the Opioid Claimants’ Committee. The NAS PI Trust Documents shall be drafted in accordance with this Plan, the Confirmation Order, and the OCC Resolution Term Sheet, and shall be filed with the Plan Supplement.

1.1.309 “NAS PI Trust Share” means a maximum aggregate amount of Cash equal to (a) 7.2%10 of the PPOC Trust Consideration (subject to adjustment in accordance with the terms of the NAS PI Trust Documents), plus (b) the NAS Additional Amount to be distributed by the PPOC Trust to the NAS PI Trust for Distributions to holders of Allowed NAS PI Claims.

1.1.310 “NAS PI Trustee” means Edgar C. Gentle, III, Esq. and any successors or replacements duly appointed in accordance with the NAS PI Trust Documents.

1.1.311 “Nasdaq” means the Nasdaq Stock Market.

[10]

The NAS PI Trust Share was initially 5.2%; however, to reach an accommodation during mediation, other parties agreed (a) to waive for the benefit of the NAS PI Claimants certain amounts to which they would otherwise be entitled such that the NAS PI Trust Share is the percentage reflected above and (b) to the NAS Additional Amount.

1.1.312 “NDA” means (a) a “new drug application” as defined in the FFDCA and applicable regulations promulgated thereunder by the FDA; or (b) a supplemental new drug application, and any amendments thereto, submitted to the FDA.

1.1.313 “NDRAs” means National Drug Rebate Agreements.

1.1.314 “Net Debt Equity Split Adjustment” means the determination of the amount (if any) of the Escrowed Equity that is released (a) to the GUC Trustee for distribution to holders of Allowed Second Lien Deficiency Claims and Allowed Unsecured Notes Claims; or (b) to the Purchaser Parent and cancelled in accordance with the following procedure: (i) first, the Purchaser TEV shall be measured in accordance with the Purchaser TEV Formula on the following basis: (1) if a Listing Event occurs within 150 days of the Effective Date, the Purchaser TEV shall be calculated as of the Listing Determination Date based on the volume- weighted average price of Purchaser Equity during the 30-day period ending on the trading day prior to the Listing Determination Date; (2)(A)if a Listing Event does not occur within 150 days of the Effective Date and (B) a Minimum Trading Liquidity Threshold is achieved, the Purchaser TEV shall be based on the volume-weighted average of the over-the-counter trading price for the Purchaser Equity during the 30-day period ending on the trading day prior to the last day of the OTC Period; or (3) if (A) a Listing Event does not occur within 150 days of the Effective Date and (B) a Minimum Trading Liquidity Threshold is not achieved, then the Purchaser TEV shall be determined as of the Fallback Date based on the volume-weighted average of the over-the-counter trading price for Purchaser Equity during the 30-day period ending on the trading day prior to the Fallback Date; provided that, if a Listing Event occurs prior to the Fallback Date, the Purchaser TEV shall be calculated on the Fallback Listing Determination Date, in which event the Purchaser TEV shall be measured based on the volume- weighted average price of the Purchaser Equity during the 30-day period ending on the trading day prior to the Fallback Listing Determination Date; and (ii) second, following the entry of the Purchaser TEV as determined pursuant to clause (i) above into the “TEV” row in the Net Debt Equity Split Adjustment Form, (1) if the resulting value in the cell “Adjusted Equity Split to Unsecured” in Net Debt Equity Split Adjustment Form exceeds 3.70%, then the amount of Escrowed Equity equal to (A) such value, minus (B) 3.70% shall be released from escrow and issued to the GUC Trust for distribution to holders of Allowed Second Lien Deficiency Claims and Allowed Unsecured Notes Claims (or, if practicable, in the joint determination of the GUC Trustee and Purchaser, issued directly to such holders as of the Effective Date through DTC), and the remaining Escrowed Equity shall be returned to the Purchaser Parent and cancelled; or (2) if the resulting value in the cell “Adjusted Equity Split to Unsecured” in the Net Debt Equity Split Adjustment Form is 3.70% or less, then all of the Escrowed Equity shall be returned to the Purchaser Parent and cancelled.11

[11]	For the avoidance of doubt, the Net Debt Equity Split Adjustment is premised on, and applicable only if, the net debt of the Purchaser Entities on the Effective Date is no more than $2.3 billion.

1.1.315 “Net Debt Equity Split Adjustment Form” means the following form:

Equity Split Adjustment Form Form
	Equity Value	$	[	•]
	(+) Total Debt		[	•]
	(+) Total Preferred Stock		[	•]
	(-) Unrestricted Cash		[	•]

A	TEV	$	[	•]

	(-) Initial Exit Net Debt		(2,500)

	Initial Equity Value	$	[	•]

	(x) Initial Equity Split to Unsecured		4.25%

B	Initial Equity Value to Unsecured	$	[	•]

Adjustment:
A	TEV	$	[	•]
	(-) Revised Exit Net Debt		(2,300)

C	Revised Equity Value	$	[	•]

B	Initial Equity Value to Unsecured	$	[	•]
C	(/) Revised Equity Value		[	•]

	Adjusted Equity Split to Unsecured		[	•]%

1.1.316 “New Takeback Debt” means, to the extent applicable, new first lien secured takeback debt deemed to be incurred by the Purchaser Obligors as of the Effective Date.

1.1.317 “Non-Continuing Directors” means (a) individuals who were, prior to the Petition Date, directors of Endo International plc or any of the UCC Specified Subsidiaries, and who, as of the Petition Date, no longer held that role and were no longer as of the Petition Date a director of any Debtor; and (b) individuals who were, as of the date of the UCC Resolution Term Sheet, directors of Endo International plc or the UCC Specified Subsidiaries;12 provided, that, if an individual described in the foregoing clauses (a) and (b) is, immediately following the Effective Date, (i) a director or officer of any of the Purchaser Entities or any of their Affiliates; or (ii) a senior-level employee that continues serving in a senior-level position post- Effective Date and performing services commensurate with such position(s), such individual shall not be a Non-Continuing Director.

1.1.318 “Non-Debtor Affiliates” means the Affiliates and subsidiaries of Endo International plc that did not file voluntary petitions for relief in the Chapter 11 Cases.

1.1.319 “Non-GUC Released Parties” means (a) the Debtors and their Estates; (b) the Non-Debtor Affiliates; (c) the Post-Emergence Entities; (d) each Consenting First Lien Creditor and Prepetition Secured Party, solely in their respective capacities as such; (e) the Ad Hoc Cross-Holder Group, the Ad Hoc First Lien Group, and each of the members of the foregoing, in each case, solely in their respective capacities as such, and each of the advisors thereto or of the individual members thereof, in each case, solely in their respective capacities

[12]

For the avoidance of doubt, if a director does not continue in any director or senior-level non-director position immediately post-Effective Date, such individual shall be a Non-Continuing Director; provided, that, such individual, to the extent employed immediately prior to the Effective Date in a senior-level non-director position, was offered employment by any of the Purchaser Entities.

as such; (f) the Opioid Claimants’ Committee and each of the members thereof, in each case, solely in their respective capacities as such, and each of the advisors thereto or of the individual members thereof, in each case, solely in their respective capacities as such; (g) the Creditors’ Committee and each of the members thereof, in each case, solely in their respective capacities as such, and each of the advisors thereto or of the members thereof, in each case, solely in their respective capacities as such; (h) the FCR, solely in his capacity as such, and the advisors to the FCR, solely in their respective capacities as such; (i) the Endo EC and each of the States that are members thereof and their respective officers and Representatives, in each case, solely in their respective capacities as such; (j) the PPOC Trust, the PPOC Sub-Trusts, the GUC Trust, the Distribution Sub-Trusts, the Future PI Trust, the Public Opioid Trust, the Tribal Opioid Trust, and the Trustees, administrators, boards or governing bodies of, any advisors to, and any other Persons with similar administrative or supervisory roles in connection with, any of the foregoing, in each case, solely in their respective capacities as such; (k) the First Lien Backstop Commitment Parties and the GUC Backstop Commitment Parties, in each case, solely in their respective capacities as such; (l) the Unsecured Notes Indenture Trustees, solely in their respective capacities as such; (m) with respect to each of the foregoing Persons listed in clauses (a) through (l), such Persons’ predecessors, successors, permitted assigns, current and former subsidiaries and Affiliates, respective heirs, executors, estates, and nominees, in each case, solely in their respective capacities as such; and (n) with respect to each of the foregoing Persons listed in clauses (a) through (m), such Persons’ current and former officers, directors (including any Persons in any analogous roles under applicable law), employees, and Representatives, in each case, solely in their respective capacities as such. Notwithstanding the foregoing or anything to the contrary herein or in any other Plan Document, “Non-GUC Released Parties” shall not include any Excluded Party and all Claims and Causes of Action against such Persons shall be preserved and not released in accordance with this Plan.

1.1.320 “Non-GUC Releases” means the releases by the Non-GUC Releasing Parties set forth in Section 10.3 of this Plan.

1.1.321 “Non-GUC Releasing Parties” means each (a) Non-GUC Released Party, other than (i) the Debtors; and (ii) the Post-Emergence Entities; (b) holder of a State Opioid Claim; (c) holder of (i) a PI Opioid Claim; (ii) a NAS PI Claim; (iii) an IERP II Claim; or (iv) an Other Opioid Claim, in each case, that (1) votes to accept the Plan; (2) was solicited to vote to accept or reject this Plan but that does not vote to either accept or reject this plan and, further, opts in to grant the Non-GUC Releases; or (3) votes to reject this Plan and opts in to grant the Non-GUC Releases; (d) holder of (i) a Priority Non-Tax Claim; (ii) an Other Secured Claim; (iii) a First Lien Claim; (iv) a Local Government Opioid Claim; (v) a Tribal Opioid Claim; (vi) a Hospital Opioid Claim; (vii) a TPP Claim; (viii) a Public School District Claim; (ix) a Canadian Governments Claim; (x) a Settling Co-Defendant Claim; (xi) a Subordinated, Recharacterized, or Disallowed Claim; or (xii) an Existing Equity Interest, in each case, that (1) votes to accept this Plan; (2) is presumed to accept this Plan and does not opt out of granting the Non-GUC Releases; (3) is deemed to reject this Plan and does not opt out of granting the Non-GUC Releases; (4) was solicited to vote to accept or reject this Plan but who does not vote either to accept or reject this Plan and, further, does not opt out of granting the Non-GUC Releases; or (5) votes to reject this Plan and opts in to grant the Non-GUC Releases; and (e) Representatives of each Person in the foregoing clauses (a), (b), (c), and (d), in each case, solely in their respective capacities as such.

1.1.322 “Non-GUC Trust D&O Insurance Policies” means any PCC and the Debtors’ 2022-24 commercial director and officer insurance policies, including any tail policies relating to or associated with the foregoing. For the avoidance of doubt, “Non-GUC Trust D&O Insurance Policies” shall not include the GUC Trust D&O Insurance Policies.

1.1.323 “Non-GUC Trust Insurance Policies” means, collectively, (a) any insurance policy that is issued or becomes effective on or after the Effective Date; (b) the Non- GUC Trust D&O Insurance Policies; (c) any insurance policy identified either specifically or categorically in the Schedule of Excluded Insurance Policies; and (d) all of the Debtor Insurance Policies, other than (i) the GUC Trust Insurance Policies; and (ii) the GUC Trust D&O Insurance Policies.

1.1.324 “Non-IRS Priority Tax Claims” means any and all Claims held by any Governmental Authority, other than the IRS, entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code or other applicable law in the jurisdiction in which the applicable Debtor carries on business.

1.1.325 “Non-U.S. Payor” means an Irish or other Entity that is created, organized, or resides in a jurisdiction other than the United States.

1.1.326 “Notes” means the First Lien Notes, the Second Lien Notes and the Unsecured Notes.

1.1.327 “Notes Claims” means any and all Claims on account of any of the Notes.

1.1.328 “Notice of Non-Voting Status” means the notice with respect to Unimpaired Classes conclusively presumed to accept this Plan or Impaired Classes deemed to reject this Plan.

1.1.329 “OCC Resolution” means the resolution reached with the Opioid Claimants’ Committee resolving certain disputes set forth in the Resolution Stipulation, the terms of which are set forth in the OCC Resolution Term Sheet and the PPOC Trust Documents.

1.1.330 “OCC Resolution Term Sheet” means the Amended Voluntary Present Private Opioid Claimant Trust Term Sheet filed with the Bankruptcy Court on July 13, 2023 [Docket No. 2415], as may be amended from time to time.

1.1.331 “Offer Employee” means, as of immediately prior to the Effective Date, any employee of the Debtors or Non-Debtor Affiliates that is not (a) a Specified Subsidiary Employee; or (b) an Automatic Transfer Employee.

1.1.332 “Opana ER” means the long-acting opioid analgesic Opana ER and Opana ER with INTAC.

1.1.333 “Opioid” means all FDA- or Health Canada-approved pain reducing medications consisting of natural, synthetic, or semisynthetic chemicals that bind to opioid receptors in a patient’s brain or body to produce an analgesic effect. The term “Opioid” shall not include: (a) medications and other substances used to treat OUD or opioid or other substance use disorders, abuse, addiction, or overdose; (b) raw materials and/or immediate precursors used in the manufacture or study of Opioids or Opioid Products, but only when such materials and/or immediate precursors are sold or marketed exclusively to DEA-licensed manufacturers or DEA-licensed researchers; (c) opioids listed by the DEA as Schedule IV drugs pursuant to the CSA; or (d) chemicals used in products with an FDA-approved label that lists the treatment of OUD or opioid or other substance use disorder, abuse, addiction, dependence, or overdose as their “indications or usage.” For the avoidance of doubt, the term “Opioid” shall not include the opioid antagonists buprenorphine, methadone, naloxone, or naltrexone.

1.1.334 “Opioid Claimants’ Committee” means the Official Committee of Opioid Claimants appointed in these Chapter 11 Cases.

1.1.335 “Opioid Claims” means any and all Claims and Causes of Action, existing as of the Petition Date, against any of the Debtors in any way arising out of or relating to Opioids or Opioid Products manufactured or sold by any of the Debtors, any Non-Debtor Affiliate, any of their respective predecessors, or any other Released Party, in each case, prior to the Effective Date; provided, that, “Opioid Claims” shall not include Claims for indemnification (contractual or otherwise), contribution, or reimbursement arising out of or relating to Opioids or Opioid Products manufactured or sold by any Debtor, any Non-Debtor Affiliate, or any of their respective predecessors, in each case, prior to the Effective Date. For the avoidance of doubt, “Opioid Claims” shall not include Future Opioid PI Claims.

1.1.336 “Opioid MDL” means In re Nat’l Prescription Opiate Litig., No. 1:17-MD- 2804 (N.D. Ohio).

1.1.337 “Opioid Products” means all current and future medications containing Opioids approved by the FDA and listed by the DEA as Schedule II, III, or IV pursuant to the federal CSA (including, but not limited to, buprenorphine, codeine, fentanyl, hydrocodone, hydromorphone, meperidine, methadone, morphine, oxycodone, oxymorphone, tapentadol, and tramadol); provided, however, that, “Opioid Products” shall not include the following items, notwithstanding that such items would otherwise satisfy this definition of Opioid Products: (a) methadone, buprenorphine, or other products with an FDA-approved label that lists the treatment of OUD or opioid or other substance use disorder, abuse, addiction, dependence, or overdose as their “indications or usage,” insofar as the product is being used to treat OUD or opioid or other substance abuse, addiction, dependence, or overdose; or (b) raw materials, immediate precursors, and/or APIs used in the manufacture or study of Opioids or Opioid Products, but only when such materials, immediate precursors, and/or APIs are sold or marketed exclusively to DEA-licensed manufacturers or DEA-licensed researchers.

1.1.338 “Opioid-Related Activities” means the development, production, manufacture, licensing, labeling, marketing, advertising, promotion, distribution, or sale of Opioids or Opioid Products, or the use or receipt of any proceeds therefrom, or the use of Opioids, including Opioids that are not Opioid Products, or any other activities that form the basis of an Opioid Claim.

1.1.339 “Original RSA” means the Restructuring Support Agreement filed with the Bankruptcy Court on the Petition Date [Docket No. 20].

1.1.340 “OTC Period” means the period commencing on the Effective Date and ending 150 days thereafter.

1.1.341 “Other General Unsecured Claims” means any and all unsecured Claims against any of the Debtors other than (a) First Lien Claims; (b) Notes Claims (including, for the avoidance of doubt, Second Lien Deficiency Claims and Unsecured Notes Claims); (c) Claims that are Secured by collateral (including Other Secured Claims); (d) Opioid Claims (including, for the avoidance of doubt, Present Private Opioid Claims, State Opioid Claims, Local Government Opioid Claims, Tribal Opioid Claims, and Public School District Claims); (e) Canadian Governments Claims; (f) Other Opioid Claims; (g) Subordinated, Recharacterized, or Disallowed Claims; (h) Settling Co-Defendant Claims; (i) Distribution Sub-Trust Claims; (j) Administrative Expense Claims; (k) Intercompany Claims; (l) Claims entitled to priority under the Bankruptcy Code (including the IRS Claim, Non-IRS Priority Tax Claims, and Priority Non-Tax Claims); (m) U.S. Government Claims (including, for the avoidance of doubt, any Claims of any political subdivisions or agencies of the U.S. Government); (n) Claims that are otherwise eligible to be paid pursuant to the Customer Programs Order or the Specified Trade Claims Order; (o) Claims for Cure Amounts; and (p) Claims by an employee of a Debtor or Non-Debtor Affiliate relating to prepetition compensation programs, an equity Interest in any of the Debtors, or a Claim related to any equity Interest in the Debtors. For the avoidance of doubt, “Other General Unsecured Claims” shall include Co-Defendant Claims that (i) are not Opioid Claims; (ii) do not relate to the Debtors’ Opioid-Related Activities; and (iii) have been Allowed under section 502(j) of the Bankruptcy Code; provided, that, for the avoidance of doubt, any Co-Defendant Claim that satisfies this definition of “Other General Unsecured Claims” shall be deemed to be an “Other General Unsecured Claim” notwithstanding that such Claim may satisfy the definition of another type of Claim provided herein.

1.1.342 [“Other Opioid Claims” means any and all Opioid Claims that are not (a) Present Private Opioid Claims; (b) Future PI Claims; (c) State Opioid Claims; (d) Tribal Opioid Claims; (e) Settling Co-Defendant Claims; (f) Canadian Governments Claims; (g) Public School District Claims; or (h) Local Government Opioid Claims. For the avoidance of doubt, “Other Opioid Claims” includes any Claim that is Allowed after the Effective Date under sections 502(h) (or any Claim asserted as a consequence of the recovery of property under chapter 5 of the Bankruptcy Code) and 502(j) of the Bankruptcy Code, which Allowed Claim otherwise satisfies this definition of “Other Opioid Claims.”]13

[13]	[Note to Draft: Scope and treatment of Other Opioid Claims under consideration by all parties in interest.]

1.1.343 [“Other Opioid Consideration” means, with respect to any Allowed Other Opioid Claim, an amount equal to (a)(i) the Allowed amount of such Allowed Other Opioid Claim, divided by (ii) the total amount of Allowed Other Opioid Claims as of the date of Allowance of the applicable Allowed Other Opioid Claim, multiplied by (b)(i) the maximum aggregate amount of Distributions that may be made under this Plan to holders of Opioid Claims (other than Other Opioid Claims), divided by (ii) the Deemed Opioid Claims Pool, subject to a maximum aggregate payment with respect to all Allowed Other Opioid Claims of $[200,000].]14

1.1.344 “Other Secured Claims” means any and all Secured Claims against any Debtor that are not First Lien Claims. For the avoidance of doubt, “Other Secured Claims” shall not include any Second Lien Notes Claims.

1.1.345 “OUD” means opioid-use disorder.

1.1.346 “PCC” means any insurance policies or coverage offered under a protective captive cell arrangement (including, without limitation, Isosceles Insurance Ltd. Policy Nos. EN-01-2021 and EN-01-22 issued to Endo International plc and those insurance policies’ participation agreements, cash collateral agreements, and any other related agreements), in each case, for the benefit of any D&O Insured Person. All PCCs shall be Non-GUC Trust D&O Insurance Policies.

1.1.347 “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

1.1.348 “Petition Date” means August 16, 2022, May 25, 2023, or May 31, 2023, as applicable.

1.1.349 “PI Committee” means the advisory committee tasked with overseeing the administration of the PI Trust in consultation with the PI Trustee.

1.1.350 “PI Opioid Claims” means any and all Present Private Opioid Claims against any of the Debtors (a) held by any natural person (i) who has been diagnosed by a licensed medical provider with a medical, physical, cognitive, or emotional condition resulting from such natural person’s exposure to Opioids or opioid replacement or treatment medication; and (ii) arising from (1) such natural person’s use of a Qualifying Opioid; or (2) the use by a decedent of a Qualifying Opioid, in each case, prior to January 1, 2019; and (b) for which a Proof of Claim was filed by the General Bar Date. For the avoidance of doubt, NAS PI Claims are not PI Opioid Claims.

1.1.351 “PI Trust” means the victim compensation trust to be established to (a) assume all liability for PI Opioid Claims; (b) administer PI Opioid Claims; (c) collect the PI Trust Share; and (d) make Distributions to holders of Allowed PI Opioid Claims, in each case, in accordance with the PI Trust Documents.

[14]	[Note to Draft: Scope and treatment of Other Opioid Claims under consideration by all parties in interest.]

1.1.352 “PI Trust Agreement” means the trust agreement establishing and delineating the terms and conditions for the creation and operation of the PI Trust.

1.1.353 “PI Trust Distribution Procedures” means the trust distribution procedures governing (a) the processing of PI Opioid Claims; and (b) the determination and payment of Distributions, if any, in each case, by the PI Trust.

1.1.354 “PI Trust Documents” means the PPOC Trust Documents, the PI Trust Agreement, and the PI Trust Distribution Procedures, each as may be amended from time to time pursuant to the terms thereof, and including all schedules, exhibits, supplements, and any other attachments thereto, and which shall be otherwise reasonably acceptable to the Debtors, the Required Consenting Global First Lien Creditors, and the Opioid Claimants’ Committee; provided, that, with respect to any provisions in any of the PI Trust Documents providing for an increase in the amount of any Distribution to be made to a holder of an Allowed PI Opioid Claim in exchange for such holder granting the Non-GUC Releases, such provisions shall be acceptable to the Debtors, the Required Consenting Global First Lien Creditors, and the Opioid Claimants’ Committee. The PI Trust Documents shall be drafted in accordance with this Plan, the Confirmation Order, and the OCC Resolution Term Sheet, and shall be filed with the Plan Supplement.

1.1.355 “PI Trust Share” means a maximum aggregate amount of Cash equal to 44.5%15 of the PPOC Trust Consideration (to be calculated in accordance with the terms of the PI Trust Documents) to be distributed by the PPOC Trust to the PI Trust for Distributions to holders of Allowed PI Claims.

1.1.356 “PI Trustee” means Edgar C. Gentle, III, Esq. and any successors or replacements duly appointed in accordance with the PI Trust Documents.

1.1.357 “Plan” means this joint chapter 11 plan of reorganization, including and incorporating by reference all attachments, exhibits, appendices, and schedules hereto (including any appendices, schedules, and supplements to this Plan, including any documents contained in the Plan Supplement), in present form or as may be subsequently amended, restated, supplemented, or otherwise modified in accordance with the Bankruptcy Code, Bankruptcy Rules, and this Plan.

1.1.358 ”Plan Administrator” means an Entity appointed by the Debtors and the Required Consenting Global First Lien Creditors, in consultation with the Committees and the FCR, to effectuate the terms of this Plan after the Effective Date on behalf of the Remaining Debtors and to wind down, dissolve or liquidate the Remaining Debtors.

[15]	The PI Trust Share was initially 45.3%; however, to reach an accommodation during mediation, the percentage above was agreed to.

1.1.359 “Plan Administrator Agreement” means an agreement by and between the Plan Administrator and the Remaining Debtors setting forth the terms of the Plan Administrator’s engagement consistent with Section 5.7 of this Plan, which shall be acceptable to the Debtors and the Required Consenting Global First Lien Creditors.

1.1.360 “Plan Documents” means (a) this Plan; (b) the Plan Supplement; (c) the PSA; and (d) the Confirmation Order, each as may be amended from time to time and, in each case, including any and all of the schedules, documents, and exhibits contained herein and therein, and all other schedules, documents, supplements, and exhibits hereto and thereto.

1.1.361 “Plan Injunction” means the injunction set forth in Section 10.8 of this Plan.

1.1.362 “Plan Objection Deadline” means [•], at 4:00 p.m. (prevailing Eastern Time), or such other date and time as may be set by the Bankruptcy Court.

1.1.363 “Plan Settlements” means the settlements of certain Claims and controversies described in Section 5.20 and Article VI of this Plan.

1.1.364 “Plan Supplement” means one or more compilations of documents and/or forms of documents, schedules, and exhibits to this Plan, as may be amended, supplemented, or otherwise modified from time to time, which shall be (a) in form and substance acceptable to the Debtors and the Required Consenting Global First Lien Creditors (subject to any consent rights of any other parties otherwise provided herein with respect to the documents comprising the Plan Supplement, including, for the avoidance of doubt, the consent rights set forth in the definitions of the applicable Trust Documents); provided, that, with respect to any Plan Supplement documents not separately defined herein and other than the Trust Documents, any provisions in such documents that materially and adversely affect the rights or entitlements of the constituencies or members of the Committees or the FCR under this Plan shall be reasonably acceptable to the Creditors’ Committee, the Opioid Claimants’ Committee, or the FCR, as applicable; and (b) filed by the Debtors no later than the date of the Plan Supplement Filing Deadline. The Plan Supplement shall include, without limitation: (i) the Trust Documents (provided, however, that the Distribution Sub-Trust Documents shall be filed in accordance with Section 5.20(b)(vi) of this Plan); (ii) the Special Education Initiative Governing Documents; (iii) the Voluntary Opioid Operating Injunction, including the VOI Side Letter; (iv) the Corporate Governance Documents of Purchaser Parent; (v) the Management Incentive Plan; (vi) the Rejection Schedule; (vii) the Schedule of Retained Causes of Action; (viii) the Step Transactions Documents; (ix) the Exit Financing Documents; (x) the Schedule of Excluded Insurance Policies; (xi) the schedule of Qualifying Opioids; (xii) the U.S. Government Resolution Documents; and (xii) the Plan Administrator Agreement.

1.1.365 “Plan Supplement Filing Deadline” means the date that is seven days before the Plan Objection Deadline.

1.1.366 “Plan Transaction” means the transactions among the Debtors and the Purchaser Entities contemplated by, as set forth in, and in accordance with the PSA and this Plan.

1.1.367 “PLC EGM” means the extraordinary general meeting of Endo International plc to be convened and held following the Effective Date to consider the PLC Liquidation Resolution.

1.1.368 “PLC Liquidation Resolution” means a resolution of the shareholders of Endo International plc authorizing the commencement of liquidation proceedings.

1.1.369 “Post-Emergence Entities” means, as of and following the Effective Date, the (a) Purchaser Entities; (b) Remaining Debtors; and (c) any Non-Debtor Affiliates that are not owned, directly or indirectly, by Purchaser Parent, as applicable.

1.1.370 “PPAs” means Pharmaceutical Pricing Agreements.

1.1.371 “PPOC” means Present Private Opioid Claimants.

1.1.372 “PPOC Change of Control Payment” means a payment to be made pursuant to the PPOC Trust Documents upon any Change of Control of Purchaser Parent, at which time Purchaser Parent must immediately make a payment to the PPOC Trust in an amount equal to either (a) with respect to any Change of Control that occurs on or before the first anniversary of the Effective Date, the applicable PPOC Prepayment Amount otherwise payable on the date of such Change of Control; or (b) with respect to any Change of Control that occurs after the first anniversary of the Effective Date, the amount equal to the third PPOC Trust Installment Payment and any other outstanding remaining PPOC Trust Installment Payments that come into existence due to any adjustment of the amounts and/or timing of the PPOC Trust Installment Payments pursuant to the PPOC Trust Documents, which amount in this clause (b), if made before the second anniversary of the Effective Date, shall be equal to the present value of such amount, discounted at a discount rate of 12% per annum. Any PPOC Change of Control Payment required to be made and not paid when due shall bear interest at a default rate of 12% per annum, compounding quarterly, from the due date until paid in full.

1.1.373 “PPOC Prepayment Amount” means any amount paid or required to be paid as a result of Purchaser Parent’s exercise of the PPOC Prepayment Option.

1.1.374 “PPOC Prepayment Option” means the option of Purchaser Parent to, during the 12-month period commencing on the Effective Date, prepay in full the then- outstanding amount of the PPOC Trust Installment Payments in accordance with the PPOC Trust Documents.

1.1.375 “PPOC Sub-Trust Documents” means the Hospital Trust Documents, the IERP Trust II Documents, the NAS PI Trust Documents, the PI Trust Documents, and the TPP Trust Documents.

1.1.376 “PPOC Sub-Trusts” means the Hospital Trust, the IERP Trust II, the NAS PI Trust, the PI Trust, and the TPP Trust.

1.1.377 “PPOC Trust” means the trust to be established and funded with the PPOC Trust Consideration and the NAS Additional Amount in accordance with the PPOC Trust Documents, this Plan, and the Confirmation Order.

1.1.378 “PPOC Trust Claim Shares” means (a) the Hospital Trust Share; (b) the IERP Trust II Share; (c) the NAS PI Trust Share; (d) the PI Trust Share; and (e) the TPP Trust Share.

1.1.379 “PPOC Trustee(s)” means the trustee or group of trustees serving in such capacities pursuant to the PPOC Trust Agreement, which trustee or group of trustees shall be identified in the Plan Supplement.

1.1.380 “PPOC Trust Agreement” means the trust agreement establishing and delineating the terms and conditions for the creation and operation of the PPOC Trust.

1.1.381 “PPOC Trust Consideration” means a maximum aggregate amount of $119.2 million in Cash (subject to adjustment in accordance with the PPOC Trust Documents, including as a result of the prepayment or non-prepayment of the PPOC Trust Consideration) to be distributed to the PPOC Trust and distributed by the PPOC Trust to the PPOC Sub-Trusts for Distributions to holders of Allowed Present Private Opioid Claims and otherwise used in accordance with the PPOC Trust Documents.

1.1.382 “PPOC Trust Distribution Procedures” means the trust distribution procedures governing (a) the processing of Present Private Opioid Claims; and (b) the Distribution of the PPOC Trust Consideration and the NAS Additional Amount, including with respect to the PPOC Trust Claim Shares, in each case, by the PPOC Trust and in accordance with the PPOC Trust Documents.

1.1.383 “PPOC Trust Documents” means the PPOC Trust Agreement and the PPOC Trust Distribution Procedures, each as may be amended from time to time pursuant to the terms thereof, and including all schedules, exhibits, supplements, and any other attachments thereto, and which shall be otherwise reasonably acceptable to the Debtors, the Required Consenting Global First Lien Creditors, and the Opioid Claimants’ Committee; provided, that, with respect to any provisions in any of the PPOC Trust Documents providing for an increase in the amount of any Distribution to be made to a holder of an Allowed Present Private Opioid Claim in exchange for such holder granting the Non-GUC Releases, such provisions shall be acceptable to the Debtors, the Required Consenting Global First Lien Creditors, and the Opioid Claimants’ Committee. The PPOC Trust Documents shall be drafted in accordance with this Plan, the Confirmation Order, and the OCC Resolution Term Sheet, and shall be filed with the Plan Supplement.

1.1.384 “PPOC Trust Indemnified Parties” means the PPOC Trustee(s) and certain other professionals and Persons engaged by the PPOC Trust as set forth in the PPOC Trust Agreement, in each case, solely in such Person’s capacity as such.

1.1.385 “PPOC Trust Installment Payments” means the installment payments to be made pursuant to the PPOC Trust Documents by the Debtors and/or Purchaser Parent, as applicable, to the PPOC Trust, which installment payments, in the aggregate, comprise the PPOC Trust Consideration and the NAS Additional Amount. The timing and amount of each PPOC Trust Installment Payment shall be calculated in accordance with the PPOC Trust Documents.

1.1.386 “PPOC Trust Operating Reserve” means an operating reserve to be established by the PPOC Trust (and funded solely from the PPOC Trust Consideration and the NAS Additional Amount) to pay the Trust Operating Expenses of the PPOC Trust.

1.1.387 “Preliminary Operating Injunction” means that certain voluntary operating injunction appended to the Preliminary Operating Injunction Order as Appendix 1.

1.1.388 “Preliminary Operating Injunction Order” means the Order Granting Debtors’ Motion for a Preliminary Injunction Pursuant to Section 105 of the Bankruptcy Code [Adv. Pro. 22-07039, Docket No. 63], as extended by the Order Granting Debtors’ Motion to Extend the Preliminary Injunction Pursuant to Section 105 of the Bankruptcy Code [Adv. Pro. 22-07039, Docket No. 87], and as may be further extended by the Bankruptcy Court.

1.1.389 “Prepetition Documents” has the meaning set forth in the Cash Collateral Order.

1.1.390 “Prepetition First Lien Indebtedness” has the meaning set forth in the Cash Collateral Order.

1.1.391 “Prepetition First Lien Lenders” means JPMorgan Chase Bank, N.A., as issuing bank and swingline lender, and the other lenders from time to time party to the First Lien Credit Agreement.

1.1.392 “Prepetition Secured Parties” has the meaning set forth in the Cash Collateral Order.

1.1.393 “Present Private Opioid Claimants” means holders of Present Private Opioid Claims.

1.1.394 “Present Private Opioid Claims” means any and all Opioid Claims that are not (a) State Opioid Claims; (b) Local Government Opioid Claims; (c) Tribal Opioid Claims; (d) Public School District Claims; (e) Canadian Governments Claims; (f) Settling Co-Defendant Claims; or (g) held by a Governmental Authority. For the avoidance of doubt, no (i) Future Opioid Claim; (ii) Co-Defendant Claim; nor (iii) any Claim held by a holder which is a distributor, manufacturer, or pharmacy engaged in the distribution, manufacture, or dispensing/sale of Opioids or Opioid Products is a Present Private Opioid Claim; provided, however, that, an Opioid Claim held by a non-governmental hospital shall be a Present Private Opioid Claim notwithstanding the fact that such hospital operated or operates a pharmacy that distributed, dispensed, or sold Opioids or Opioid Products.

1.1.395 “Prior Settling State” means any State or Territory that has entered into a settlement, compromise, or similar agreement with the Debtors in relation to such State’s or Territory’s Opioid Claims and which State or Territory has been paid by the Debtors before the Effective Date in respect of such settlement, compromise, or similar agreement. For the avoidance of doubt, “Prior Settling State” shall not include any State or Territory that executed a settlement, compromise, or similar agreement with the Debtors prior to the Petition Date but was not paid with respect to such settlement, compromise, or similar agreement.

1.1.396 “Priority Non-Tax Claims” means any and all Claims entitled to priority in right of payment under section 507(a) of the Bankruptcy Code, to the extent such Claims have not already been paid during the Chapter 11 Cases, other than: (a) Administrative Expense Claims; (b) the IRS Administrative Expense Claim; (c) Non-IRS Priority Tax Claims; and (d) the IRS Priority Tax Claim.

1.1.397 “Priority Tax Claim” means any Claim of a Governmental Authority of the kind specified in section 507(a)(8) of the Bankruptcy Code.

1.1.398 “Products” means all products (including any ingredient or component thereof) manufactured, distributed, marketed, sold, imported, exported, or under development by any of the Debtors or Non-Debtor Affiliates.

1.1.399 “Professional” means a Person (a) retained pursuant to a Final Order of the Bankruptcy Court in accordance with section 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered before or on the Effective Date pursuant to sections 327, 328, 330, 331, and/or 363 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

1.1.400 “Professional Fee Escrow Account” means a segregated escrow account containing the Professional Fee Reserve Amounts.

1.1.401 “Professional Fee Reserve Amounts” means the amounts equal to the good faith estimates of each Professional of such Professional’s Fee Claims as of the Effective Date, and, for the avoidance of doubt, which Fee Claims (a) are not yet Allowed by the Bankruptcy Court as of the Effective Date; or (b) have been Allowed but not yet paid as of the Effective Date.

1.1.402 “Proof of Claim” means any proof of claim filed against any Debtor in the Chapter 11 Cases.

1.1.403 “PSA” means the Purchase and Sale Agreement by and among Purchaser Parent, the applicable Purchaser Entities, the Debtors, and certain Non-Debtor Affiliates, in substantially the form attached [hereto as Exhibit A] and as ultimately executed by the parties thereto, together with all schedules and exhibits thereto and as may be amended from time to time in accordance with the terms thereof.

1.1.404 “Public Disclosure Document” means the original or duplicate writings, recordings, or photographs as defined in Federal Rule of Evidence 1001 to be placed in the Public Disclosure Document Repository in accordance with the terms of the Voluntary Opioid Operating Injunction.

1.1.405 “Public Disclosure Document Repository” means a public repository of all Public Disclosure Documents maintained by a governmental, non-profit, or academic institution or Entity in accordance with section VI of the Voluntary Opioid Operating Injunction.

1.1.406 “Public Opioid Consideration” means $460,048,000 in Cash (unless prepaid, in which case the prepayment amount shall be calculated in accordance with the Public Opioid Distribution Documents) to be distributed to the Public Opioid Trust in accordance with the Public Opioid Distribution Documents for Distributions to holders of Allowed State Opioid Claims and otherwise used in accordance with the Public Opioid Distribution Documents, including any required payments to be made with respect to the Public Disclosure Document Repository.

1.1.407 “Public Opioid Distribution Documents” means the (a) Transaction Support Agreement; (b) the Public Opioid Trust Agreement; and/or (c) any distribution agreement that may be agreed to in lieu of or in addition to the Public Opioid Trust Agreement, each as may be amended from time to time pursuant to the terms thereof, and including all schedules, exhibits, supplements, and any other attachments thereto, and which shall be otherwise acceptable to the Debtors, the Required Consenting Global First Lien Creditors, and the Endo EC. The Public Opioid Distribution Documents shall provide for, among other things, (i) Distributions to be made to holders of Allowed State Opioid Claims that are not Prior Settling States; and (ii) any distributions and/or grants to be made to Local Governments by States in accordance with applicable State agreements and laws, which distributions and grants shall, in each case, be funded solely with the Public Trust Consideration. For the avoidance of doubt, a Prior Settling State cannot receive a Distribution from or otherwise share in the Public Opioid Consideration. The Public Opioid Distribution Documents shall be drafted in accordance with the Transaction Support Agreement, this Plan, the Confirmation Order, and the Public/Tribal Term Sheet, and shall be filed with the Plan Supplement.

1.1.408 “Public Opioid Installment Payments” means the installment payments to be made pursuant to the Public Opioid Distribution Documents by the Debtors and/or Purchaser Parent, as applicable, to the Public Opioid Trust which, in the aggregate, constitute the Public Opioid Consideration. The timing and amount of each Public Opioid Installment Payment shall be calculated in accordance with the Public Opioid Distribution Documents.

1.1.409 “Public Opioid Trust” means the trust to be established for the benefit of holders of State Opioid Claims in accordance with the Public/Tribal Term Sheet, which trust may satisfy the requirements of Section 468B of the Tax Code and the QSF Regulation (as such may be modified or supplemented from time to time); provided, however, that, nothing contained in the Public/Tribal Term Sheet or this Plan shall be deemed to preclude the establishment of one or more trusts as determined to be reasonably necessary or appropriate to provide tax efficiency to the Public Opioid Trust (and all such trusts shall be included in this definition of Public Opioid Trust), so long as the establishment of multiple trusts is not reasonably expected to result in any adverse tax consequences for the Debtors or the Post- Emergence Entities or any of their respective present or future Affiliates.

1.1.410 “Public Opioid Trust Agreement” means the trust agreement establishing and delineating the terms and conditions for the creation and operation of the Public Opioid Trust.

1.1.411 “Public Opioid Trustee” means the Person identified as serving in such capacity in the Plan Supplement and any successors or replacements duly appointed in accordance with the Public Opioid Distribution Documents.

1.1.412 “Public School District Claims” means any and all Opioid Claims held by Public School District Creditors.

1.1.413 “Public School District Creditors” means all U.S. public schools that hold any Opioid Claims, including the public school districts identified on Exhibit A to the Amended Verified Statement of Binder & Schwartz LLP Under Federal Rule of Bankruptcy Procedure 2019 [Docket No. 2417], as such group may be reconstituted from time to time, and any other U.S. public school district which has filed a Proof of Claim.

1.1.414 “Public Schools Term Sheet” means the Voluntary Public School District Creditors Resolution Term Sheet filed with the Bankruptcy Court on August 15, 2023 [Docket No. 2632], as may be amended from time to time.

1.1.415 “Public/Tribal Term Sheet” means the Amended Voluntary Public/Tribal Opioid Trust Term Sheet filed as Exhibit C to the RSA, as may be amended from time to time.

1.1.416 “Publicis Health Parties” means Publicis Groupe S.A. and all its Affiliates and subsidiaries, including but not limited to Publicis Health, LLC, Razorfish Health, Publicis Health Media, LLC, Publicis Touchpoint Solutions, Inc., and Verilogue, Inc. (other than, for the avoidance of doubt, (a) with respect to the Non-GUC Releases, any directors (including any Persons in analogous roles under applicable law), officers, or employees of the Debtors that are Non-GUC Released Parties; and (b) with respect to the GUC Releases, any directors (including any Persons in analogous roles under applicable law), officers, or employees of the Debtors that are GUC Released Parties).

1.1.417 “Purchaser Entity” means, as of and following the Effective Date, any of (a) Purchaser Parent; and (b) Purchaser Parent’s direct and indirect subsidiaries, including any (i) newly-formed Entities under this Plan; (ii) Transferred Debtors; and (iii) Non-Debtor Affiliates that are owned, directly or indirectly, by Purchaser Parent.

1.1.418 “Purchaser Equity” means the common stock or ordinary shares of Purchaser Parent to be issued (a) on the Effective Date pursuant to this Plan, including pursuant to the Rights Offerings and the Backstop Commitment Agreements; (b) upon the implementation of the Management Incentive Plan; and (c) as otherwise permitted pursuant to this Plan, the PSA, the Confirmation Order, and the Corporate Governance Documents.

1.1.419 “Purchaser Obligors” means, collectively, the Purchaser Entities that are obligors with respect to the Exit Financing.

1.1.420 “Purchaser Parent” means a newly formed Entity which shall be, as of and following the Effective Date, the parent company in the corporate structure of the Purchaser Entities.

1.1.421 “Purchaser Parent Board” means the board of directors of Purchaser Parent as of and following the Effective Date, as may be reconstituted from time to time.

1.1.422 “Purchaser TEV” means the total enterprise value of the Purchaser Entities as calculated in accordance with the Purchaser TEV Formula.

1.1.423 “Purchaser TEV Formula” means (a)(i) the product of (1) the fully diluted outstanding shares of Purchaser Equity (calculated in accordance with the treasury stock method) and (2) the price of Purchaser Equity determined in accordance with the Net Debt Equity Split Adjustment, plus (ii) the face value of all funded indebtedness of the Purchaser Entities, plus (iii) the accreted liquidation preference (i.e., taking into account all accrued dividends) of all preferred stock of the Purchaser Parent outstanding, less (b) all unrestricted Cash of the Purchaser Entities, as reported on the consolidated balance sheet of Purchaser Parent.

1.1.424 “QSF” means a “qualified settlement fund” within the meaning of Section 1.468B-1 et seq. of the QSF Regulations.

1.1.425 “QSF Regulations” means the Treasury Regulations promulgated under Section 468B of the Tax Code.

1.1.426 “Qualified Successor” means, upon a Change of Control of Purchaser Parent, a successor Entity to Purchaser Parent that has net leverage less than the greater of (a) the 5.0x maximum allowed net leverage of Purchaser Parent pursuant to the OCC Resolution Term Sheet and the Public/Tribal Term Sheet; and (b) Purchaser Parent’s net leverage at the time of the applicable Change of Control.

1.1.427 “Qualifying Opioids” means the schedule of specific Opioid Products manufactured, marketed, or sold by the Debtors (including, for the avoidance of doubt, Debtor Paladin Labs Inc.) and the Non-Debtor Affiliates, which schedule will be filed with the Plan Supplement.

1.1.428 “Ranitidine Claims” means any and all Claims against the Debtors (a) arising or relating to the allegation that, under certain conditions, the active ingredient in ranitidine medications can break down to form an alleged carcinogen (including Claims based on theories of product liability, breach of warranty, fraud, negligence, and unjust enrichment); and (b) for which a Proof of Claim was filed by the General Bar Date.

1.1.429 “Ranitidine Claims Trust” means the trust to be established as a Distribution Sub-Trust in accordance with the Ranitidine Claims Trust Documents, whose beneficiaries are the holders of Ranitidine Claims.

1.1.430 “Ranitidine Claims Trust Agreement” means the trust agreement establishing and delineating the terms and conditions for the creation and operation of the Ranitidine Claims Trust.

1.1.431 “Ranitidine Claims Trust Consideration” means (a) $200,000 in Cash from the GUC Trust Consideration; and (b) 20% of insurance proceeds allocable to liability for Ranitidine Claims in accordance with the GUC Trust Agreement, in each case, to be used as set forth in the Ranitidine Claims Trust Documents, including for Distributions to holders of Allowed Ranitidine Claims.

1.1.432 “Ranitidine Claims Trust Distribution Procedures” means the trust distribution procedures governing (a) the processing, including the Allowance or Disallowance, of Ranitidine Claims; and (b) the determination and payment of Distributions, if any, in each case, by the Ranitidine Claims Trust. For the avoidance of doubt, the Ranitidine Claims Trust Distribution Procedures may be contained in or included as part of the Ranitidine Claims Trust Agreement.

1.1.433 “Ranitidine Claims Trust Documents” means the GUC Trust Documents, the Ranitidine Claims Trust Agreement, and/or the Ranitidine Claims Trust Distribution Procedures, each as may be amended from time to time pursuant to the terms thereof, and including all schedules, exhibits, supplements, and any other attachments thereto, and which shall each be acceptable to the Debtors and the Creditors’ Committee and reasonably acceptable to the Required Consenting Global First Lien Creditors; provided, that, once the Ranitidine Claims Trust Documents are agreed to by the Debtors, the Required Consenting Global First Lien Creditors, and the Creditors’ Committee, any subsequent amendments or modifications to the Ranitidine Claims Trust Documents shall be reasonably acceptable to the Debtors, the Required Consenting Global First Lien Creditors, and the Creditors’ Committee; provided, further, that, with respect to (a) any provisions in any of the Ranitidine Claims Trust Documents providing for an increase in the amount of any Distribution to be made to a holder of an Allowed Ranitidine Claim in exchange for such holder granting the GUC Releases, such provisions shall be acceptable to the Debtors, the Required Consenting Global First Lien Creditors, and the Creditors’ Committee; and (b) the allocation of the Ranitidine Claims Trust Consideration, such allocation shall be acceptable to the Creditors’ Committee and reasonably acceptable to the Debtors and the Required Consenting Global First Lien Creditors. The Ranitidine Claims Trust Documents shall be drafted in accordance with this Plan, the Confirmation Order, and the UCC Resolution Term Sheet, and shall be filed in accordance with the Distribution Sub-Trust Approval Process.

1.1.434 “Ranitidine Claims Trustee” means the Person identified as serving in such capacity in the Ranitidine Claims Trust Agreement and any successors or replacements duly appointed in accordance with the Ranitidine Claims Trust Documents.

1.1.435 “Reconstruction Steps” has the meaning set forth in the Bidding Procedures Order.

1.1.436 “Regulatory Approvals” means any approvals (including pricing and reimbursement approvals), permits, licenses, registrations, consents, clearances, waivers, exemptions, orders, notices, certifications, or other authorizations of any Governmental Authority, in each case, necessary to operate and/or for the possession, holding, research, development, testing, manufacture, marketing, distribution, sale, procurement, supply, import, or export of a Product (including any component or ingredient thereof), approvals for other regulated activity in relation to a Product, including but not limited to NDAs, INDs, FDA establishment registrations, FDA drug listings, drug identification numbers, medical device licenses, if any, natural product numbers, clinical trial approvals, and all Distribution Licenses, or any approvals, licenses, permits, registrations, consents, certifications, or authorizations required from any Governmental Authority in relation to the actions, steps, or transactions taken pursuant to this Plan or the PSA.

1.1.437 “Rejection Damages Claims” means any and all Claims for damages under section 502(g) of the Bankruptcy Code resulting from the rejection of an Executory Contract or Unexpired Lease under section 365 of the Bankruptcy Code.

1.1.438 “Rejection Schedule” means the schedule of Executory Contracts and/or Unexpired Leases to be rejected under this Plan, which schedule shall be filed with the Plan Supplement.

1.1.439 “Released Claims” means any and all Claims and Causes of Action arising at any time prior to or on the Effective Date and relating in any way to the Debtors (whether as the Debtors existed prior to the Petition Date or as debtors-in-possession), the Estates, the Debtors’ business, or the Chapter 11 Cases or related foreign recognition proceedings, including, without limitation, any and every Cause of Action, including any and every Claim and action, class action, cross-claim, counterclaim, third-party Claim, controversy, dispute, demand, right, lien, indemnity, contribution, right of subrogation, reimbursement, guaranty, suit, obligation, liability, debt, damage, judgment, loss, cost, attorneys’ fees and expenses, account, defense, remedy, offset, power, privilege, license, or franchise, in each case, of any kind, character, or nature whatsoever, asserted or unasserted, accrued or unaccrued, known or unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, foreseen or unforeseen, direct or indirect, choate or inchoate, Secured or unsecured, Allowed, Disallowed, or Disputed, assertible directly or derivatively (including, without limitation, under alter-ego theories), in rem, quasi in rem, in personam, or otherwise, whether arising before, on, or after the Petition Date, whether arising under federal statutory law, state statutory law, common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement, or otherwise, in contract or in tort, at law, in equity, or pursuant to any other theory or principle of law, including fraud, negligence, gross negligence, recklessness, reckless disregard, deliberate ignorance, public or private nuisance, breach of fiduciary duty, avoidance (other than any Specified Avoidance Action), willful misconduct, veil piercing, unjust enrichment, disgorgement, restitution, contribution, indemnification, rights of subrogation, and joint liability, regardless of where in the world accrued or arising, including, for the avoidance of doubt, (a) any Cause of Action held by a natural person who is not yet born or who has not yet attained majority as of the Petition Date or as of the Effective Date, as applicable; (b) any right of setoff, counterclaim, or recoupment, and any Cause of Action for breach of contract or for breach of duty imposed by law or in equity; (c) the right to object to or otherwise contest Claims or Interests; (d) any Cause of Action pursuant to section 362 of the Bankruptcy Code or chapter 5 of the Bankruptcy Code; (e) any claim or defense, including fraud, mistake, duress and usury, and any other defense set forth in section 558 of the Bankruptcy Code; and (f) any claim under any federal, state, or foreign law, including for the recovery of any fraudulent transfer or similar theory (other than any Specified Avoidance Action) arising at any time prior to or on the Effective Date and relating in any way to the Debtors (whether as the Debtors existed prior to the Petition Date or as debtors-in-possession), the Estates, the Debtors’ business, the Chapter 11 Cases, or foreign recognition proceedings relating to the Chapter 11 Cases, including, without limitation, any and all Claims and Causes of Action based on or relating to, or in any manner arising from, in whole or in part: (i) Opioids, Opioid Products, and Opioid-Related Activities; (ii) the Debtors’ use of Cash in accordance with the Cash Collateral Order; (iii) any Avoidance Actions that are not Specified Avoidance Actions (for the avoidance of doubt, Specified Avoidance Actions shall not be Released Claims); (iv) the negotiation, formulation, preparation, dissemination, filing, or implementation of, prior to the Effective Date, the Sale Process, the Bidding Procedures Order, this Plan, the Plan Transaction, the Plan Documents, the Transaction Steps Order, the Plan Settlements, the Trusts, the Trust Documents, the Special Education Initiative Governing Documents, the U.S. Government Resolution Documents, the Exit Documents, the Rights Offering Documents, the RSA, the Restructuring Transactions, the India Internal Reorganization, the Scheme, the Scheme Circular, and any contract, instrument, release, or any other similar document or agreement entered into in connection with the foregoing or any transactions or other actions or omissions contemplated thereby; (v) the administration and implementation of this Plan, including the Restructuring Transactions, the Exit Financing, the Rights Offerings and the Backstop Commitment Agreements, the Plan Transaction, and the Plan Settlements, the issuance or Distribution of equity and/or debt securities and/or indebtedness in connection herewith or therewith, and any other transactions, actions, omissions, or documents contemplated hereby or thereby; (vi) the establishment and funding of the Trusts, the implementation of the Plan Settlements, and any other actions taken in connection therewith or contemplated thereby; and (vii) any other act or omission, transaction, agreement, event, or other occurrence or circumstance taking place on or before the Effective Date related or relating to any of the foregoing. For the avoidance of doubt, “Released Claims” shall not include any (1) Claims or Causes of Action against any Excluded Party or, solely with respect to the GUC Releasing Parties, any GUC Excluded Party; or (2) GUC Trust Litigation Claims.

1.1.440 “Released Parties” means, (a) with respect to the Debtor Releases, the Debtor Released Parties; (b) with respect to the GUC Releases, the GUC Released Parties; and (c) with respect to the Non-GUC Releases, the Non-GUC Released Parties. For the avoidance of doubt, each of the following shall be a Released Party: (i) the Debtors’ current officers (as of or after the Petition Date); (ii) the Debtors’ directors (including any Persons in any analogous roles under applicable law) that continue serving in their capacity as directors with, or become directors of, any of the Purchaser Entities after the Effective Date or continue or begin serving in any other prior senior-level employment position16 after the Effective Date and performing services commensurate with such prior position;17 and (iii) current and former officers and directors (including any Persons in any analogous roles under applicable law) of subsidiaries of Endo International plc that are not UCC Specified Subsidiaries.

1.1.441 “Releases” means the Debtor Releases, the GUC Releases, and the Non- GUC Releases, as applicable.

1.1.442 “Remaining Debtors” means, as of and following the Effective Date, the Debtors that, upon emergence, are not Purchaser Entities (and are not, for the avoidance of doubt, Transferred Debtors).

1.1.443 “Representatives” means, with respect to any Person, such Person’s current and former principals, members, equityholders, managers, partners, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, experts, and other professionals.

1.1.444 “Required Consenting Global First Lien Creditors” has the meaning set forth in the RSA.

1.1.445 “Required First Lien Backstop Commitment Parties” means the “Backstop Majority Parties” as defined in the First Lien Backstop Commitment Agreement.

1.1.446 “Required GUC Backstop Commitment Parties” means the “Backstop Majority Parties” as defined in the GUC Backstop Commitment Agreement.

1.1.447 “Resolution Stipulation” means the Stipulation Among the Debtors, Official Committee of Unsecured Creditors, Official Committee of Opioid Claimants, and Ad Hoc First Lien Group Regarding Resolution of Joint Standing Motion and Related Matters [Docket No. 1505], as may be amended from time to time.

[16]	For the avoidance of doubt, any individual serving in a position of Band D or higher shall be deemed to be serving in a senior-level employment position.
[17]

For the avoidance of doubt, if a director does not continue in the same position or one or more position(s) of similar seniority post-Effective Date, such individual shall not be a GUC Released Party or a Non-GUC Released Party under this clause (ii); provided, that, to the extent employed immediately prior to the Effective Date in a senior-level non-director position, such individual was offered employment by any of the Purchaser Entities.

1.1.448 “Restructuring Expenses” means, collectively, (a) in accordance with the RSA and, without duplication, pursuant to the Cash Collateral Order or the PSA, the reasonable and documented fees and out-of-pocket expenses and disbursements, in each case, incurred by (i) the Ad Hoc First Lien Group; (ii) the Ad Hoc Cross-Holder Group, in an amount not to exceed an aggregate of $7.5 million from and after March 24, 2023; (iii) the First Lien Notes Indenture Trustee; (iv) the Second Lien Notes Indenture Trustee, in an amount not to exceed an aggregate of $200,000 from and after March 24, 2023; (v) the First Lien Agent; (vi) the First Lien Collateral Trustee; and (vii) the Second Lien Collateral Trustee; (b) the Unsecured Noteholders Fees (but solely to the extent that no current or former member of the Ad Hoc Group of Unsecured Noteholders objects to this Plan or to Confirmation); (c) the Endo EC Professional Fees; and (d) the fees and expenses (including the reasonable and documented fees and expenses of one counsel) of (i) U.S. Bank Trust Company, National Association, in its capacity as Unsecured Notes Indenture Trustee, in an amount not to exceed an aggregate of $1 million; and (ii) UMB Bank, National Association, in its capacity as Unsecured Notes Indenture Trustee, in an amount not to exceed an aggregate of $1 million; provided, however, that the foregoing clauses (i) and (ii) shall not be a cap on the fees and expenses, or limit in any way the rights or remedies, of the Unsecured Notes Indenture Trustees under the terms of the applicable Unsecured Notes Indentures, including such Unsecured Notes Indenture Trustees’ rights to exercise any Indenture Trustee Charging Lien. For the avoidance of doubt, neither the Debtors nor the Purchaser Entities shall be required to pay any amount to (1) the Second Lien Indenture Trustee in excess of the amounts provided in the foregoing clause (a)(iv); or (2) the Unsecured Notes Indenture Trustees in excess of the amounts provided in the foregoing clauses (d)(i) and (d)(2).

1.1.449 “Restructuring Transactions” means all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate this Plan or any other document contemplated thereby, including, but not limited to, the transactions described in Section 5.11 of this Plan or as described in the Plan Supplement.

1.1.450 “Retained Causes of Action” means those Claims and Causes of Action included on a schedule to be filed with the Plan Supplement.

1.1.451 “Reverse Payment Claims” means any and all Claims against the Debtors (a) alleging that the Debtors are liable because a party was compensated for delaying its entry into or refraining from entering a market, or any similar theory of liability, including with respect to the following medications and/or their generic equivalents: Opana® ER, AndroGel®, Exforge®, Seroquel XR®, Xyrem®, Amitiza®, and Colcrys®; and (b) for which a Proof of Claim was filed by the General Bar Date (including, for the avoidance of doubt, any consolidated, “class,” or similar Proof of Claim submitted in accordance with the Bar Date Order).

1.1.452 “Reverse Payment Claims Trust” means the trust to be established as a Distribution Sub-Trust in accordance with the Reverse Payment Claims Trust Documents, whose beneficiaries are the holders of Reverse Payment Claims.

1.1.453 “Reverse Payment Claims Trust Agreement” means the trust agreement establishing and delineating the terms and conditions for the creation and operation of the Reverse Payment Claims Trust.

1.1.454 “Reverse Payment Claims Trust Consideration” means (a) $6.5 million in Cash from the GUC Trust Consideration; and (b) the right to receive 3.36% of the proceeds of the GUC Trust Litigation Consideration in accordance with the GUC Trust Documents, in each case, to be distributed by the GUC Trust to the Reverse Payment Claims Trust and used as set forth in the Reverse Payment Claims Trust Agreement, including for Distributions to holders of Allowed Reverse Payment Claims in accordance with the Reverse Payment Claims Trust Documents.

1.1.455 “Reverse Payment Claims Trust Distribution Procedures” means the trust distribution procedures governing (a) the processing, including the Allowance or Disallowance, of Reverse Payment Claims; and (b) the determination and payment of Distributions, if any, in each case, by the Reverse Payment Claims Trust. For the avoidance of doubt, the Reverse Payment Claims Trust Distribution Procedures may be contained in or included as part of the Reverse Payment Claims Trust Agreement.

1.1.456 “Reverse Payment Claims Trust Documents” means the GUC Trust Documents, the Reverse Payment Claims Trust Agreement, and/or the Reverse Payment Claims Trust Distribution Procedures, each as may be amended from time to time pursuant to the terms thereof, and including all schedules, exhibits, supplements, and any other attachments thereto, and which shall each be acceptable to the Debtors and the Creditors’ Committee and reasonably acceptable to the Required Consenting Global First Lien Creditors; provided, that, once the Reverse Payment Claims Trust Documents are agreed to by the Debtors, the Required Consenting Global First Lien Creditors, and the Creditors’ Committee, any subsequent amendments or modifications to the Reverse Payment Claims Trust Documents shall be reasonably acceptable to the Debtors, the Required Consenting Global First Lien Creditors, and the Creditors’ Committee; provided, further, that, with respect to (a) any provisions in any of the Reverse Payment Claims Trust Documents providing for an increase in the amount of any Distribution to be made to a holder of an Allowed Reverse Payment Claim in exchange for such holder granting the GUC Releases, such provisions shall be acceptable to the Debtors, the Required Consenting Global First Lien Creditors, and the Creditors’ Committee; and (b) the allocation of the Reverse Payment Claims Trust Consideration, such allocation shall be acceptable to the Creditors’ Committee and reasonably acceptable to the Debtors and the Required Consenting Global First Lien Creditors. The Reverse Payment Claims Trust Documents shall be drafted in accordance with this Plan, the Confirmation Order, and the UCC Resolution Term Sheet, and shall be filed in accordance with the Distribution Sub-Trust Approval Process.

1.1.457 “Reverse Payment Claims Trustee” means the Person identified as serving in such capacity in the Reverse Payment Claims Trust Agreement and any successors or replacements duly appointed in accordance with the Reverse Payment Claims Trust Documents.

1.1.458 “Rights Offerings” means the GUC Rights Offering, the First Lien Rights Offering, and any other rights offerings or similar transactions, in each case, that is consented to by the Required Consenting Global First Lien Creditors, to be conducted in connection with this Plan or the implementation hereof.

1.1.459 “Rights Offering Documents” means the GUC Rights Offering Documents and the First Lien Rights Offering Documents.

1.1.460 “Rights Offering Order” means the [Order (I) Approving the Rights Offerings Procedures and Related Forms, (II) Authorizing (A) Entry into the Backstop Commitment Agreements, and(B) Payment of Related Fees and Expenses, and (III) Granting Related Relief] [Docket No. [•]], as may be amended from time to time and as entered by the Bankruptcy Court.

1.1.461 “RSA” means the Restructuring Support Agreement, by and between the Debtors and the Consenting First Lien Creditors, dated as of August 16, 2022 [Docket No. 20], as subsequently amended by the First A&R RSA [Docket No. 1502], and any future amended and/or restated versions thereof.

1.1.462 “Sale Process” means the marketing and sale process approved by the Bankruptcy Court pursuant to the Bidding Procedures Order, including the “Sale” (as defined in the Bidding Procedures Order), and any and all transactions and documents contemplated by the foregoing.

1.1.463 “Schedule of Excluded Insurance Policies” means the schedule of Non- GUC Trust Insurance Policies that shall be filed with the Plan Supplement.

1.1.464 “Schedules” means, collectively, any schedules of Assets and liabilities and statements of financial affairs filed by the Debtors pursuant to section 521 of the Bankruptcy Code and in substantial accordance with the Official Bankruptcy Forms, as may be amended from time to time before entry of a final decree.

1.1.465 “Scheme” means the Scheme of Arrangement, which will implement certain terms of this Plan, to be proposed by Endo International plc pursuant to the Irish Companies Act, concurrently with this Plan and sanctioned by the Irish High Court on or about the Confirmation Date.

1.1.466 “Scheme Circular” means the scheme circular, dated as of [•], 2024, published by Endo International plc pursuant to section 452 of Part 9, Chapter 1 of the Irish Companies Act describing the terms of the Scheme.

1.1.467 “Second Lien Collateral Trustee” means Wilmington Trust, National Association, as collateral trustee under that certain Second Lien Collateral Trust Agreement, dated as of June 16, 2020, as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time.

1.1.468 “Second Lien Deficiency Claims” means any Second Lien Notes Claims, all of which shall constitute unsecured deficiency Claims pursuant to section 506(a) of the Bankruptcy Code.

1.1.469 “Second Lien Notes” means the 9.500% senior secured second lien notes due July 31, 2027, issued pursuant to the Second Lien Notes Indenture.

1.1.470 “Second Lien Notes Claims” means all Claims on account of the Second Lien Notes.

1.1.471 “Second Lien Notes Documents” means the Second Lien Notes Indenture, together with all other related documents, instruments, and agreements, in each case, as may be supplemented, amended, restated, or otherwise modified from time to time.

1.1.472 “Second Lien Notes Indenture” means that certain Indenture, dated as of June 16, 2020, by and among Endo Designated Activity Company, Endo Finance LLC, and Endo Finco Inc., as issuers, each of the guarantors party thereto, and the Second Lien Notes Indenture Trustee, together with all other related documents, instruments, and agreements, in each case, as supplemented, amended, restated, or otherwise modified from time to time.

1.1.473 “Second Lien Notes Indenture Trustee” means Wilmington Savings Fund Society, FSB, as successor trustee to Computershare Trust Company, National Association (as successor trustee to Wells Fargo Bank, National Association), as indenture trustee under the Second Lien Notes Indenture.

1.1.474 “Secured” means, with respect to any Claim, that such Claim is (a) secured by a Lien on property in which the Estate of the Debtor against which the Claim is asserted has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by a Final Order of the Bankruptcy Court, to the extent of the value of the applicable creditor’s interest in the Estate’s interest in such property as determined pursuant to section 506(a) of the Bankruptcy Code; (b) subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the property subject to setoff; or (c) otherwise Allowed pursuant to this Plan as a Secured Claim.

1.1.475 “Securities Act” means the Securities Act of 1933, as now in effect or hereafter amended, and the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder.

1.1.476 “Settling Co-Defendants” means those holders of Co-Defendant Claims listed on Exhibit A of the DMP Stipulation, as may be amended from time to time in accordance with the terms thereof, and any party who has signed a joinder thereto in accordance with the terms thereof.

1.1.477 “Settling Co-Defendants Claims” means any and all Claims held by Settling Co-Defendants relating to Opioid-Related Activities. For the avoidance of doubt, any Claim that satisfies this definition of “Settling Co-Defendants Claim” shall be considered a Settling Co-Defendants Claim, notwithstanding that such Claim otherwise satisfies the definition of another type of Claim.

1.1.478 “Solicitation Directive” has the meaning set forth in the Disclosure Statement Order.

1.1.479 “Solicitation Procedures” means the solicitation procedures approved pursuant to the Disclosure Statement Order.

1.1.480 “Special Education Initiative” means the Public Schools’ Special Education Initiative, as such term is defined in the Modified Fourth Amended Joint Plan of Reorganization (with Technical Modifications) of Mallinckrodt plc and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code, In re: Mallinckrodt plc, et al., Case No. 20-12522 (JTD) (Bankr. D. Del. Jun. 21, 2022) [Docket No. 7670].

1.1.481 “Special Education Initiative Consideration” means a minimum aggregate amount of $1.5 million in Cash, which amount may be increased up to a maximum aggregate amount of $3 million in Cash in the event a member of the Ad Hoc Group of Public Schools obtains authorization pursuant to an Order of the Bankruptcy Court to act as a class representative for all U.S. public schools and grant the Non-GUC Releases on behalf thereof. The Special Education Initiative Consideration shall be distributed to the Special Education Initiative for the benefit of participating holders of Allowed Public School District Claims and otherwise used in accordance with the Special Education Initiative Governing Documents.

1.1.482 “Special Education Initiative Governing Documents” means [•], each as may be amended from time to time pursuant to the terms thereof, and including all schedules, exhibits, supplements, and any other attachments thereto, and which shall be otherwise acceptable to the Debtors, the Required Consenting Global First Lien Creditors, and Ad Hoc Group of Public Schools, and which shall be filed with the Plan Supplement. The Special Education Initiative Governing Documents shall be drafted in accordance with this Plan, the Confirmation Order, and the Public Schools Term Sheet.

1.1.483 “Specified Avoidance Action” means any Avoidance Action asserted against a “governmental unit” (as defined in section 101(27) of the Bankruptcy Code) in connection with a settlement of an Opioid Claim.

1.1.484 “Specified Debtor Insurers” means the insurers that issued and/or are party to the GUC Trust Insurance Policies or GUC Trust D&O Insurance Policies, which Specified Debtor Insurers shall be subject to the Specified Debtor Insurer Injunction.

1.1.485 “Specified Debtor Insurer Injunction” means the injunction provided in Section 10.10 of this Plan.

1.1.486 “Specified Subsidiary Employees” means any and all employees, as of immediately prior to the Effective Date, of Endo US Holdings Luxembourg I S.à r.l., Endo India Holdings, LLC, Par Formulations Private Limited, Par Active Technologies Private Limited, Par Biosciences Private Limited, Operand Pharmaceuticals II Limited, Operand Pharmaceuticals III Limited, and Operand Pharmaceuticals HoldCo I Limited.

1.1.487 “Specified Trade Claims Order” means the Final Order (I) Authorizing Payment of Certain Prepetition Specified Trade Claims; (II) Authorizing Financial Institutions to Honor and Process Related Checks and Transfers; and (III) Granting Related Relief [Docket No. 317], as may be amended from time to time and as entered by the Bankruptcy Court.

1.1.488 “State” means any of the 50 states of the United States of America or the District of Columbia, in each case, acting in its capacity as sovereign and in the public interest of its residents.

1.1.489 “State Allocation Table” means the allocation table setting forth the amounts of Distributions with respect to holders of Allowed State Opioid Claims, which shall be included in the Public Opioid Distribution Documents.

1.1.490 “State Attorney General” means the attorney general for any State.

1.1.491 “State Opioid Claims” means any and all Opioid Claims held by (a) any State; and (b) any Territory; provided, that, for the avoidance of doubt, “State Opioid Claims” shall not include (i) Public School District Claims; or (ii) Local Government Opioid Claims.

1.1.492 “Statutory Fees” means all fees and charges assessed against the Estates pursuant to 28 U.S.C. §§ 1911-1930.

1.1.493 “Subordinated, Recharacterized, or Disallowed Claims” means any and all Claims (a) subject to subordination under sections 509(c) or 510 of the Bankruptcy Code; (b) recharacterized as equity by a Final Order of the Bankruptcy Court; or (c) as of the relevant time, Disallowed under section 502(e) of the Bankruptcy Code (subject, however, to section 502(j) of the Bankruptcy Code; provided, that, any Claim arising out of or relating to Opioid-Related Activities, Opioids, or Opioid Products, including any Co-Defendant Claim, that is Allowed under section 502(j) of the Bankruptcy Code following the Effective Date shall be subordinated in accordance with the foregoing clause (a) pursuant to Section 4.25(c) of this Plan).

1.1.494 “Supporting Governmental Entities” means (a) certain States, including the District of Columbia; (b) the Territories of Guam, Puerto Rico, and the U.S. Virgin Islands; and (c) any States or Territories which joined or subsequently join the Transaction Support Agreement.

1.1.495 “Syndicated Exit Financing” means a new money debt financing that may be incurred by the Purchaser Obligors on the Effective Date, the terms of which shall be acceptable to the Required Consenting Global First Lien Creditors and reasonably acceptable to the Debtors, and the net proceeds of which shall, if consummated, be distributed to holders of Allowed First Lien Claims as provided in this Plan.

1.1.496 “Tax Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

1.1.497 “Tax” or “Taxes” means (a) any and all taxes, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, branch profits, profit share, license, lease, service, service use, value added (including GST/HST and QST), withholding, payroll, employment, social security, pension, fringe, fringe benefits, excise, estimated, severance, stamp, occupation, premium, property, windfall profits, wealth, net wealth, net worth, or other taxes or charges, fees, duties, levies, tariffs, imposts, tolls, customs, or other assessments in the nature of a tax, imposed by any Governmental Authority, in each case, together with any interest, penalties, inflationary adjustments, additions to tax, fines, or other additional amounts imposed thereon, with respect thereto; (b) any and all liability for the payment of any items described in the foregoing clause (a) arising from or as a result of being (or having been, or ceasing to be) a member of a fiscal unit, affiliated, consolidated, combined, unitary, or other similar group or being included in any tax return related to such group; (c) any and all liability for the payment of any amounts as a result of any successor or transferee liability or otherwise by operation of law, in respect of any items described in the foregoing clauses (a) or (b); (d) any tax liability in the capacity of an agent or a representative assessee of the Debtors pursuant to the provisions of the Indian Income Tax Act, 1961; and (e) any and all liability for the payment of any items described in the foregoing clauses (a) or (b) as a result of, or with respect to, any express obligation to indemnify any other Person pursuant to any tax sharing, tax indemnity, or tax allocation agreement, or any other similar agreement or arrangement with respect to taxes, or other contract (other than a commercial leasing or financing agreement or other similar agreement, in each case, entered into in the ordinary course of business, that is not primarily related to taxes).

1.1.498 “Territory” means any of the following territories of the United States of America: American Samoa, Guam, the Northern Mariana Islands, Puerto Rico, and the U.S. Virgin Islands, in each case, acting in such Territory’s capacity as sovereign and in the public interests of its residents.

1.1.499 “TPG Parties” means TPG Inc., TPG Capital, and any applicable Affiliates, subsidiaries, managed funds, and immediate or mediate transferees of any consideration paid for Par Pharmaceutical Holdings, Inc., or other related Entities or Persons (other than, for the avoidance of doubt, (a) with respect to the Non-GUC Releases, any directors (including any Persons in analogous roles under applicable law), officers, or employees of the Debtors that are Non-GUC Released Parties; and (b) with respect to the GUC Releases, any directors (including any Persons in analogous roles under applicable law), officers, or employees of the Debtors that are GUC Released Parties).

1.1.500 “TPP” means third-party payor.

1.1.501 “TPP Claims” means any and all Present Private Opioid Claims against any of the Debtors that (a) arose before August 16, 2022; and (b) are held by Present Private Opioid Claimants that are TPPs (e.g., health insurers, employer-sponsored health plans, union health and welfare funds, or any other providers of health care benefits, and any third-party administrators), including any Claims based on the subrogation rights of holders thereof that are not held by a Governmental Authority; provided, that, notwithstanding the foregoing, Claims in respect of self-funded government plans which Claims are asserted through (i) a private TPP; or (ii) any carrier of a federal employee health benefits plan, in each case, are TPP Claims.

1.1.502 “TPP TAC” means the advisory committee tasked with overseeing the administration of the TPP Trust in consultation with the TPP Trustee.

1.1.503 “TPP Trust” means the trust to be established to (a) assume all liability for TPP Claims; (b) administer TPP Claims; (c) collect the TPP Trust Share; and (d) make Distributions to holders of Allowed TPP Claims, in each case, in accordance with the TPP Trust Documents.

1.1.504 “TPP Trust Agreement” means the trust agreement establishing and delineating the terms and conditions for the creation and operation of the TPP Trust.

1.1.505 “TPP Trust Agreement Glossary” means the glossary of defined terms provided with respect to the TPP Trust Documents.

1.1.506 “TPP Trust Distribution Procedures” means the trust distribution procedures governing (a) the processing of TPP Claims; and (b) the determination and payment of Distributions, if any, in each case, by the TPP Trust.

1.1.507 “TPP Trust Documents” means the PPOC Trust Documents, the TPP Trust Agreement, the TPP Trust Agreement Glossary, and the TPP Trust Distribution Procedures, each as may be amended from time to time pursuant to the terms thereof, and including all schedules, exhibits, supplements, and any other attachments thereto, and which shall be otherwise reasonably acceptable to the Debtors, the Required Consenting Global First Lien Creditors, and the Opioid Claimants’ Committee; provided, that, with respect to any provisions in any of the TPP Trust Documents providing for an increase in the amount of any Distribution to be made to a holder of an Allowed TPP Claim in exchange for such holder granting the Non- GUC Releases, such provisions shall be acceptable to the Debtors, the Required Consenting Global First Lien Creditors, and the Opioid Claimants’ Committee. The TPP Trust Documents shall be drafted in accordance with this Plan, the Confirmation Order, and the OCC Resolution Term Sheet, and shall be filed with the Plan Supplement.

1.1.508 “TPP Trust Share” means a maximum aggregate amount of Cash equal to 28.8%18 of the PPOC Trust Consideration (subject to adjustment in accordance with the terms of the TPP Trust Documents) to be distributed by the PPOC Trust to the TPP Trust for Distributions to holders of Allowed TPP Claims.

[18]	The TPP Trust Share was initially 29.5%; however, to reach an accommodation during mediation, the percentage above was agreed to.

1.1.509 “TPP Trustee” means the Person identified as serving in such capacity in the Plan Supplement and any successors or replacements duly appointed in accordance with the TPP Trust Documents.

1.1.510 “Trading Liquidity Testing Period” means 30 days prior to the end of the OTC Period.

1.1.511 “Transaction Steps Order” means [the Order Authorizing Certain Transaction Steps] [Docket No. [•]], as may be amended from time to time and as entered by the Bankruptcy Court.

1.1.512 “Transaction Support Agreement” means the Transaction Support Agreement to be entered into among the Consenting First Lien Creditors and the Consenting Governmental Entities (as defined in the Transaction Support Agreement), as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time.

1.1.513 “Transfer Regulations” means any relevant local instrument implementing the Acquired Rights Directive 2001/23/EC, the United Kingdom Transfer of Undertakings (Protection of Employment) Regulations 2006 (as amended), the European Communities (Protection of Employees on Transfer of Undertakings) Regulations 2003 of Ireland, and any other laws providing for automatic transfer or employer substitution (including, without limitation, Canadian Labor Laws), or that permit the transfer of employees without an offer of employment, and similar laws and regulations in jurisdictions where the Debtors have employees.

1.1.514 “Transferred Debtors” means, as of and following the Effective Date, any Debtors that are owned, directly or indirectly, by Purchaser Parent.

1.1.515 “Tribal Opioid Claims” means any and all Opioid Claims held by a Tribe.

1.1.516 “Tribal Opioid Consideration” means a minimum aggregate amount of $1.15 million in Cash, which amount may be increased up to a maximum aggregate amount of $15 million in Cash, subject to adjustment depending on the number of holders of Allowed Tribal Opioid Claims which grant the Non-GUC Releases, to be distributed to holders of Allowed Tribal Opioid Claims and otherwise used in accordance with the Tribal Opioid Distribution Documents.

1.1.517 “Tribal Opioid Distribution Documents” means either (a) the Tribal Opioid Trust Agreement and the Tribal Opioid Trust Distribution Procedures; or (b) any allowance and distribution agreement that may be agreed to in lieu of either or both of the foregoing documents in the foregoing clause (a), each as may be amended from time to time pursuant to the terms thereof, and including all schedules, exhibits, supplements, and any other attachments thereto, and which shall be otherwise acceptable to the Debtors and the Required Consenting Global First Lien Creditors. The Tribal Opioid Distribution Documents shall be drafted in accordance with this Plan, the Confirmation Order, and the Public/Tribal Term Sheet, and shall be filed with the Plan Supplement.

1.1.518 “Tribal Opioid Installment Payments” means the installment payments to be made pursuant to the Tribal Opioid Distribution Documents by the Debtors and/or Purchaser Parent, as applicable, to the Tribal Opioid Trust which, in the aggregate, constitutes the Tribal Opioid Consideration. The timing and amount of each Tribal Opioid Installment Payment shall be calculated in accordance with the Tribal Opioid Distribution Documents.

1.1.519 “Tribal Opioid Trust” means the trust to be established for the benefit of holders of Tribal Opioid Claims in accordance with the Public/Tribal Term Sheet, which trust will satisfy the requirements of Section 468B of the Tax Code and the QSF Regulations (as such may be modified or supplemented from time to time); provided, however, that, nothing contained in the Public/Tribal Term Sheet or this Plan shall be deemed to preclude the establishment of one or more trusts as determined to be reasonably necessary or appropriate to provide tax efficiency to the Tribal Opioid Trust (and all such trusts shall be included in this definition of Tribal Opioid Trust), so long as the establishment of multiple trusts is not reasonably expected to result in any adverse tax consequences for the Debtors or the Post- Emergence Entities or any of their respective present or future Affiliates.

1.1.520 “Tribal Opioid Trust Agreement” means the trust agreement establishing and delineating the terms and conditions for the creation and operation of the Tribal Opioid Trust.

1.1.521 “Tribal Opioid Trust Distribution Procedures” means the trust distribution procedures governing (a) the processing, including the Allowance or Disallowance, of Tribal Opioid Claims; and (b) the determination and payment of Distributions, if any, in each case, by the Tribal Opioid Trust.

1.1.522 “Tribal Opioid Trustee” means the Person identified as serving in such capacity in the Plan Supplement and any successors or replacements duly appointed in accordance with the Tribal Opioid Distribution Documents.

1.1.523 “Tribe” means any (a) American Indian or Alaska Native Tribe, band, nation, pueblo, village, or community that the U.S. Secretary of the Interior acknowledges as an Indian Tribe, as provided in the Federally Recognized Tribe List Act of 1994, 25 U.S.C. § 5130, and as periodically listed by the U.S. Secretary of the Interior in the Federal Register pursuant to 25 U.S.C. § 5131; or (b) “Tribal Organization” as defined in the Indian Self- Determination and Education Assistance Act of 1975, as amended, 25 U.S.C. § 5304(l).

1.1.524 “Trust Channeled Claims” means all GUC Trust Channeled Claims, State Opioid Claims, Tribal Opioid Claims, Present Private Opioid Claims (including, for the avoidance of doubt, PI Opioid Claims, NAS PI Claims, Hospital Opioid Claims, TPP Claims, and IERP II Claims), Future PI Claims, and Canadian Governments Claims.

1.1.525 “Trust Documents” means the Public Opioid Distribution Documents, the Tribal Opioid Distribution Documents, the GUC Trust Documents, the Distribution Sub-Trust Documents, the PPOC Trust Documents, the PPOC Sub-Trust Documents, the Future PI Trust Documents, and the Canadian Governments Distribution Documents.

1.1.526 “Trust Operating Expenses” means any and all costs, expenses, fees, taxes, disbursements, debts, or obligations incurred from the operation and administration of the applicable Trust, including in connection with the prosecution or settlement of any Claims or Causes of Action accruing to such Trust, working capital, all compensation, costs, and fees of the applicable Trustee and any professionals or advisors retained by such Trust, and any actual or potential indemnification obligations reasonably expected by such Trustee, but excluding the amounts of any Distributions to be paid on account of Allowed Trust Channeled Claims. For the avoidance of doubt, in the event of any inconsistency between this definition of “Trust Operating Expenses” and applicable definition in any Trust Document, the definition in the applicable Trust Document shall govern.

1.1.527 “Trustees” means the PPOC Trustee(s), the PI Trustee, the NAS PI Trustee, the Hospital Trustee, the IERP II Trustee, the TPP Trustee, the GUC Trustee, the Mesh Claims Trustee, the Generics Price Fixing Claims Trustee, the Ranitidine Claims Trustee, the Reverse Payment Claims Trustee, the Future PI Trustee, the Public Opioid Trustee, the Tribal Opioid Trustee, the Canadian Governments Trustee, and any other trustee of any Trust duly appointed in accordance with the applicable Trust Documents.

1.1.528 “Trusts” means any and all trusts or sub-trusts established pursuant to this Plan, including the PPOC Trust, each PPOC Sub-Trust, the GUC Trust, each Distribution Sub-Trust, the Future PI Trust, the Public Opioid Trust, the Tribal Opioid Trust, and the Canadian Governments Trust.

1.1.529 “U.S. Government” means the federal government of the United States of America, including, without limitation, among other federal agencies, the IRS, the DOJ, the HHS, and the VA.

1.1.530 “U.S. Government Claims” means (a) the Claims asserted in each of the Proofs of Claim filed by the U.S. Government including, without limitation, the IRS (other than the IRS Priority Tax Claims but including the IRS Administrative Expense Claims), the DOJ, the HHS, and the VA, each as supplemented, revised, and/or amended; and (b) any other prepetition or postpetition Claims (including contractual Claims) of the U.S. Government, including, without limitation, the IRS (other than with respect to the IRS Priority Tax Claims but including the IRS Administrative Expense Claims), the DOJ, the HHS, and the VA (but excluding any Statutory Fees or expenses owed to the U.S. Trustee), in each case, against any of the Debtors. For the avoidance doubt, “U.S. Government Claims” includes IRS Non-Priority Tax Claims, the IRS Administrative Expense Claim, the DOJ Criminal Claim, the DOJ Civil Claim, the HHS CMS Opioid Claim, the HHS CMS Mesh/Ranitidine Claim, the HHS IHS Opioid Claim, and the VA Opioid Claim but does not include State Opioid Claims, Local Government Opioid Claims, Tribal Opioid Claims, Public School District Claims, or any Claims held by a Prior Settling State.

1.1.531 “U.S. Government Economic Term Sheet” means the term sheet setting forth the key economic terms of the U.S. Government Resolution attached as Exhibit A to the Notice of Filing of Term Sheet [Docket No. 3118] filed with the Bankruptcy Court on November 20, 2023, as may be amended from time to time.

1.1.532 [“U.S. Government Resolution” means the resolution reached with the U.S. Government resolving disputes among such parties with respect to, among other things, the DOJ Civil Claim, the DOJ Criminal Claim, and the IRS Claim, the terms of which shall be set forth in the U.S. Government Resolution Documents.]19

1.1.533 “U.S. Government Resolution Consideration” means the consideration set forth in the U.S. Government Economic Term Sheet.

1.1.534 [“U.S. Government Resolution Documents” means the definitive documentation governing the U.S. Government Resolution and the implementation thereof, which shall be filed with the Plan Supplement.]

1.1.535 “UCC Allocation” means the document setting forth the allocation of the GUC Trust Consideration among the GUC Trust and the Distribution Sub-Trusts, which (a) is an integral component of the UCC Resolution; (b) shall be filed with the Plan Supplement; and (c) shall be in form and substance acceptable to the Creditors’ Committee.

1.1.536 “UCC Resolution” means the resolution reached with the Creditors’ Committee resolving certain disputes set forth in the Resolution Stipulation, the terms of which are set forth in the UCC Resolution Term Sheet and the GUC Trust Documents.

1.1.537 “UCC Resolution Term Sheet” means the UCC Resolution Term Sheet attached as Exhibit 1 to the Resolution Stipulation, as may be amended from time to time.

1.1.538 “UCC Specified Subsidiaries” means Endo Ventures Unlimited Company (f/k/a Endo Ventures Limited), Endo Health Solutions Inc., Endo Pharmaceuticals Inc., Endo Generics Holdings, Inc., Par Pharmaceutical Companies, Inc., Par Pharmaceutical, Inc., Generics Bidco I, LLC, Vintage Pharmaceuticals, LLC, Par Sterile Products, LLC, Paladin Labs Inc., DAVA Pharmaceuticals, LLC, and Par Pharmaceutical Holdings, Inc.

1.1.539 “UK” means the United Kingdom.

1.1.540 “Underwriter” means an “underwriter” as defined in section 1145(b) of the Bankruptcy Code.

1.1.541 “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under sections 365 and 1123 of the Bankruptcy Code.

1.1.542 “Unimpaired” means not Impaired.

1.1.543 “United States” or “U.S.” means the United States of America.

[19]	As of the date hereof, a U.S. Government Resolution has not been reached.

1.1.544 “United States Trustee” or “U.S. Trustee” means the United States Trustee Program.

1.1.545 “Unsecured Noteholders Fees” means the fees and expense of Glenn Agre Bergman & Fuentes LLP, as counsel for the Ad Hoc Group of Unsecured Noteholders, in the amount of $950,000.

1.1.546 “Unsecured Notes” means the notes issued pursuant to the Unsecured Notes Indentures.

1.1.547 “Unsecured Notes Claims” means any and all Claims against the Debtors on account of any Unsecured Notes.

1.1.548 “Unsecured Notes Documents” means the Unsecured Notes Indentures, together with all other related documents, instruments, and agreements, in each case, as may be supplemented, amended, restated, or otherwise modified from time to time.

1.1.549 “Unsecured Notes Indenture Trustees” means (a) U.S. Bank Trust Company, National Association, in its capacity as successor indenture trustee to Computershare Trust Company, National Association (as successor trustee to Wells Fargo Bank, National Association) under (i) that certain Indenture, dated as of June 30, 2014; and (ii) that certain Indenture, dated as of June 16, 2020; and (b) UMB Bank, National Association, in its capacity as successor indenture trustee to (1) Computershare Trust Company, National Association (as successor trustee to Wells Fargo Bank, National Association) under that certain Indenture, dated as of January 27, 2015; and (2) U.S. Bank Trust Company, National Association, as successor trustee to Computershare Trust Company, National (as successor trustee to Wells Fargo Bank, National Association) under that certain Indenture, dated as of July 9, 2015.

1.1.550 “Unsecured Notes Indentures” means (a) that certain Indenture, dated as of June 30, 2014, for the 5.375% Senior Notes due 2023, by and among Endo Finance LLC and Endo Finco Inc., as issuers, each of the guarantors party thereto, and U.S. Bank Trust Company, National Association, as trustee; (b) that certain Indenture, dated as of January 27, 2015, for the 6.00% Senior Notes due 2025, by and among Endo Designated Activity Company (formerly Endo Limited), Endo Finance LLC, and Endo Finco Inc., as issuers, each of the guarantors party thereto, and UMB Bank, National Association, as trustee; (c) that certain Indenture, dated as of July 9, 2015, for the 6.000% Senior Notes due 2023, by and among Endo Designated Activity Company (formerly Endo Limited), Endo Finance LLC, and Endo Finco Inc., as issuers, each of the guarantors party thereto, and UMB Bank, National Association, as trustee; and (d) that certain Indenture, dated as of June 16, 2020, for the 6.000% Senior Notes due 2028, by and among Endo Designated Activity Company, Endo Finance LLC, and Endo Finco Inc., as issuers, each of the guarantors party thereto, and U.S. Bank Trust Company, National Association, as trustee.

1.1.551 “VA” means the United States Department of Veterans Affairs.

1.1.552 “VA Opioid Claim” means Claim No. 4186, filed by the VA against the Debtors, as such Claim may be amended, supplemented, or modified from time to time, together with any Claims that could be asserted with respect thereto.

1.1.553 “VOI Opioid Products” means all current and future medications containing VOI Opioids approved by the FDA and listed by the DEA as Schedule II, III, or W pursuant to the CSA (including but not limited to buprenorphine, codeine, fentanyl, hydrocodone, hydromorphone, meperidine, methadone, morphine, oxycodone, oxymorphone, tapentadol, and tramadol). For the avoidance of doubt, “VOI Opioid Products” shall not include (a) methadone, buprenorphine, or other products with an FDA-approved label that lists the treatment of opioid or other substance use disorder, abuse, addiction, dependence or overdose as their “indications or usage,” insofar as the product is being used to treat opioid abuse, addiction, dependence or overdose; or (b) raw materials, immediate precursors, and/or active pharmaceutical ingredients used in the manufacture or study of VOI Opioids or VOI Opioid Products, but only when such materials, immediate precursors, and/or active pharmaceutical ingredients are sold or marketed exclusively to DEA-licensed manufacturers or DEA-licensed researchers.

1.1.554 “VOI Opioids” means all natural, semi-synthetic, or synthetic chemicals that interact with opioid receptors and act like opium; except, for the avoidance of doubt, does not include: (a) such chemicals used in products with an FDA-approved label that lists the treatment of opioid or other substance use disorder, abuse, addiction, dependence, or overdose as their “indications or usage”; or (b) the opioid antagonists naloxone or naltrexone.

1.1.555 “VOI Side Letter” means the document, if any, in connection with the Voluntary Opioid Operating Injunction to be filed with the Plan Supplement.

1.1.556 “VOI-Specific Debtors” means Endo Pharmaceuticals Inc., Par Pharmaceutical, Inc., and each of their parents, subsidiaries, predecessors, successors, joint ventures, divisions, assigns, officers, directors, agents, partners, principals, current employees, and Affiliates acting on behalf of Endo Pharmaceuticals Inc. or Par Pharmaceutical, Inc in the United States.

1.1.557 “VOI-Specific Post-Emergence Entities” means, as of and following the Effective Date, the VOI-Specific Debtors, as reorganized pursuant to and under this Plan, and any successors thereto.

1.1.558 “Voluntary Opioid Operating Injunction” means the operating injunction set forth in the Plan Supplement, the terms of which shall be substantially the same in form and substance as the Preliminary Operating Injunction, and shall be approved by, and enforced pursuant to, the Confirmation Order.

1.1.559 “Voting Deadline” means the deadline by which parties entitled to vote with respect to this Plan must submit their votes to accept or reject the Plan in accordance with the Disclosure Statement Order.

1.1.560 “Voting Representative” means a Firm representing holders of Claims in Classes 4(C), 4(D), 4(E), 4(F), 7(A), 7(B), 7(C), 7(D), and 7(E) who has returned a properly completed Solicitation Directive and elected to utilize the Non-Notes Master Ballot Solicitation Method (as such terms are defined in the Disclosure Statement Order).

1.1.561 “ZS Associates Parties” means ZS Associates, Inc. and all of its Affiliates and subsidiaries (other than, for the avoidance of doubt, (a) with respect to the Non-GUC Releases, any directors (including any Persons in analogous roles under applicable law), officers, or employees of the Debtors that are Non-GUC Released Parties; and (b) with respect to the GUC Releases, any directors (including any Persons in analogous roles under applicable law), officers, or employees of the Debtors that are GUC Released Parties).

Section 1.2 Rules of Interpretation

For purposes of this Plan: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (b) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form, or on particular terms and conditions, means that the referenced document shall be substantially in that form and/or substantially on those terms and conditions; (c) unless otherwise specified, any reference to this Plan shall mean this Plan, including any amendments, modifications, and supplements hereto and as it may by subsequently amended, modified, and supplemented; (d) any reference in this Plan to an existing document or exhibit having been filed or to be filed shall mean that such document or exhibit, as it may thereafter be amended, modified, or supplemented; (e) any reference to an Entity as a holder of a Claim or Interest includes that Entity’s successors and assigns; (f) unless otherwise specified, all references herein to “Sections,” “Exhibits,” and “Articles” are references to Sections, Exhibits, and Articles hereof or hereto; (g) unless otherwise stated, the words “herein,” “hereof” and ‘‘hereto’’ refer to this Plan in its entirety (and as may be amended, modified, or supplemented) rather than to a particular portion of this Plan; (h) subject to the provisions of any contract, certificate of incorporation, bylaw, instrument, release, or other agreement or document created or entered into in connection with this Plan, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, applicable federal law, including the Bankruptcy Code and the Bankruptcy Rules; (i) unless otherwise specified, the words “include” and “including,” and any variations thereof, shall not be deemed to be terms of limitation and shall be deemed to be followed by the words “without limitation”; (j) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under applicable state limited liability company laws; (k) references to “Proofs of Claim,” “holders of Claims,” “Disputed Claims,” and the like shall be deemed to include “Proofs of Interests,” “holders of Interests,” “Disputed Interests,” and the like, as applicable; (l) captions and headings of Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan; (m) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (n) to the extent there is any inconsistency between the terms of the Disclosure Statement and the terms of this Plan, this Plan shall control; (o) to the extent there is any inconsistency between the terms of this Plan and any exhibits hereto or any Plan Supplements or any documents contemplated hereby or thereby, including the PSA, this Plan shall control; provided, that, to the extent there is any inconsistency between the terms of this Plan and any Trust Document, the terms of the applicable Trust Document shall control; (p) to the extent there is any inconsistency between this Plan and the Confirmation Order, the Confirmation Order shall control; (q) references to “shares,” “shareholders,” or “directors” shall also include “membership units,” “members,” “managers,” and/or “officers” or other functional equivalents, as applicable, as such terms are defined under the applicable state or non-U.S. corporate or comparable law, as applicable; (r) any immaterial effectuating provisions may be interpreted by the applicable Post-Emergence Entities in a manner that is consistent with the overall purpose and intent of this Plan, all without further order of the Bankruptcy Court; (s) references to docket numbers are references to the docket numbers of documents filed in the Chapter 11 Cases under the Bankruptcy Court’s CM/ECF system; (t) any consent, acceptance, or approval with respect to any party may be conveyed by counsel for the applicable party with such consent, acceptance, or approval rights, including by electronic mail; and (u) any rights of any Person or Entity with respect to the implementation and administration of this Plan are not, and shall not be construed to be, affirmative obligations of such Person or Entity to take (or refrain from taking) any action with respect thereto.

Section 1.3 Computation of Time

The provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.

Section 1.4 Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of this Plan, and any agreements, documents, instruments, or contracts executed or entered into in connection with this Plan (except as otherwise set forth in such agreements, in which case the governing law of such agreement shall control); provided, that, corporate governance matters relating to the Debtors or the Post-Emergence Entities, as applicable, shall be governed by the laws of the state or other jurisdiction of incorporation or organization of the Debtors or the Post-Emergence Entities, as applicable.

Section 1.5 Reference to Monetary Figures

All references in this Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.

Section 1.6 Reference to the Debtors or the Post-Emergence Entities

Except as otherwise specifically provided in this Plan to the contrary, references in this Plan to the Debtors or to the Post-Emergence Entities shall mean the Debtors and the applicable Post-Emergence Entities, as applicable, to the extent the context requires.

Section 1.7 Controlling Document

In the event of an inconsistency between this Plan and the Plan Supplement or any other instrument or document created or executed pursuant to this Plan, between this Plan and the Disclosure Statement, or between this Plan and the PSA, this Plan shall control; provided, that, in the event of any inconsistency between this Plan and any Trust Document, the applicable Trust Document shall control. The provisions of this Plan, the PSA, and the Confirmation Order shall be construed in a manner consistent with each other so as to effectuate the purposes of each; provided, that, if there is determined to be any inconsistency between any provisions of this Plan and any provision of the Confirmation Order and such inconsistency cannot be reconciled, the provisions of the Confirmation Order shall govern and any such provisions of the Confirmation Order shall be deemed a modification of this Plan, solely to the extent of such inconsistency.

ARTICLE II

TREATMENT OF UNCLASSIFIED CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims, Non-IRS Priority Tax Claims, and IRS Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III, and shall have the following treatment:

Section 2.1 Administrative Expense Claims

Except to the extent that a holder of an Allowed Administrative Expense Claim agrees to less favorable treatment, each holder of an Allowed Administrative Expense Claim that is not a Fee Claim shall receive, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, its Allowed Administrative Expense Claim, Cash equal to the unpaid portion of such Allowed Administrative Expense Claim on the latest of: (a) the Effective Date; (b) the first Business Day after the date that is 30 days after the date on which such Administrative Expense Claim becomes an Allowed Administrative Expense Claim; (c) the date on which such Administrative Expense Claim becomes payable under any agreement with the Debtors or the applicable Post-Emergence Entities relating thereto; (d) in respect of liabilities incurred by the Debtors in the ordinary course of business, the date upon which such liabilities are payable in the ordinary course of business by the Debtors or the applicable Post-Emergence Entities, as applicable, consistent with the Debtors’ past practice; or (e) such other date as may be agreed upon between the holder of such Allowed Administrative Expense Claim and the Debtors or the applicable Post-Emergence Entities, as the case may be; provided, however, that, in order to receive payment of an Administrative Expense Claim, the holder thereof shall have filed and served a request for payment of such Administrative Expense Claim pursuant to the procedures specified in the Confirmation Order, and such Claim shall have become an Allowed Claim, other than with respect to a holder of: (i) an Administrative Expense Claim Allowed by a Final Order of the Bankruptcy Court on or before the Effective Date; or (ii) an Administrative Expense Claim that is (1) not Disputed; (2) arose in the ordinary course of business; and (3) was paid or is to be paid in accordance with the terms and conditions of the particular transaction giving rise to such Administrative Expense Claim. Any request for payment of an Administrative Expense Claim pursuant to this Section 2.1 that is not timely filed and served shall be Disallowed automatically without the need for any objection from the Debtors or the Post-Emergence Entities.

Section 2.2 Fee Claims

(a) Fee Claims Generally

Professionals or other Persons asserting Fee Claims for services rendered to the Debtors, the Committees, the FCR, or the Endo EC before the Effective Date must file and serve on the Debtors and/or the Post-Emergence Entities, and such other Persons who are designated by the applicable Bankruptcy Rules, the Confirmation Order, the Interim Compensation Order, or any other applicable order of the Bankruptcy Court, an application for final Allowance of such Fee Claim no later than 30 days after the Effective Date. Objections to any Fee Claim must be filed and served on the Purchaser Entities, the Committees, the United States Trustee, and the Professional requesting Allowance of such Fee Claim no later than 45 days after the Effective Date. Following the Effective Date, payment of compensation to Professionals in satisfaction of any Fee Claims shall be paid out of the Professional Fee Escrow Account as soon as reasonably practicable following the Allowance of such Fee Claims by the Bankruptcy Court; provided, that, to the extent any Fee Claim is Allowed only with respect to a portion of such Fee Claims, only the Allowed portion of such Fee Claim shall be paid; provided, further, that, to the extent the funds held in the Professional Fee Escrow Account are insufficient to satisfy the amount of Fee Claims owing to any Professional, such Professional shall hold an Allowed Administrative Expense Claim for the amount of any deficiency, which Allowed Administrative Expense Claim shall be satisfied by the Purchaser Entities. For the avoidance of doubt, (i) Fee Claims shall be subject to any limitations as agreed with the applicable Professional or other Person asserting such Fee Claims; and (ii) Allowed Fee Claims shall not be subject to Disallowance, setoff, recoupment, subordination, recharacterization, or reduction of any kind, including pursuant to section 502(d) of the Bankruptcy Code.

(b) Professional Fee Escrow Account

No later than 10 Business Days prior to the Effective Date, the Debtors shall have deposited the Professional Fee Reserve Amounts, the estimates for which shall have been provided by the Professionals to the Debtors at least seven days prior to the date of such deposit by the Debtors; provided, that, none of the estimates provided by Professionals, the provision of the Professional Fee Reserve Amounts, nor the funding of the Professional Fee Escrow Account shall be considered an admission or limitation of any kind with respect to any Fee Claim. The Professional Fee Reserve Amounts in the Professional Fee Escrow Account shall be held in trust for Professionals and for no other party until all Allowed Fee Claims are paid in full, and such Professional Fee Reserve Amounts held in the Professional Fee Escrow Account shall not be considered property of the Debtors, their Estates, or the Post-Emergence Entities; provided, that, after all Allowed Fee Claims have been paid in full, any amounts remaining in the Professional Fee Escrow Account shall revert to the Purchaser Entities and constitute property of the Purchaser Entities.

(c) Post-Effective Date Professional Fees and Expenses

From and after the Effective Date, the Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses of the Professionals in the ordinary course of business (including as related to the implementation of this Plan, the Plan Settlements, the Plan Transaction, and the Restructuring Transactions, preparing, reviewing, and prosecuting or addressing any issues with respect to final fee applications), subject to any applicable fee caps as agreed with the applicable Professional. Upon the Effective Date, any requirement that professionals comply with sections 327 through 331, section 363, and section 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after the Effective Date shall terminate, and the applicable Post-Emergence Entities and the Plan Administrator may employ and pay any professionals in the ordinary course of business without any further notice to, or action, order, or approval of, the Bankruptcy Court.

Section 2.3 Restructuring Expenses

The Restructuring Expenses incurred, or estimated to be incurred prior to and including the Effective Date, to the extent not previously paid during the course of the Chapter 11 Cases, shall be paid in full in Cash on the Effective Date or as soon as reasonably practicable thereafter in accordance with, and subject to the terms of the Cash Collateral Order and the RSA, in each case, without any requirement to file a fee application or Administrative Expense Claim with the Bankruptcy Court or any requirement for Bankruptcy Court review or approval, which payments shall be final and not subject to disgorgement, turnover, recovery, avoidance, recharacterization, or any other similar Claim. All Restructuring Expenses to be paid on the Effective Date shall be estimated in good faith, and such estimates shall be delivered to the Debtors at least two Business Days before the anticipated Effective Date; provided, however, that, such estimates shall not be considered an admission or limitation of any kind with respect to such Restructuring Expenses. Other than the payment of the Restructuring Expenses and Fee Claims, or as otherwise authorized by the Bankruptcy Court, no broker, finder, or investment banker engaged by or on behalf of any Debtor or Non-Debtor Affiliate shall be entitled to any brokerage, finder’s, or other fee or commission in connection with this Plan or the Restructuring Transactions.

Section 2.4 Non-IRS Priority Tax Claims

Except to the extent that a holder of an Allowed Non-IRS Priority Tax Claim agrees to less favorable treatment, each holder of an Allowed Non-IRS Priority Tax Claim shall receive, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, its Allowed Non-IRS Priority Tax Claim: (a) Cash in an amount equal to such Allowed Non-IRS Priority Tax Claim on or as soon as reasonably practicable after the later of (i) the Effective Date, to the extent such Claim is Allowed as of the Effective Date; (ii) the first Business Day after the date that is 30 days after the date such Non-IRS Priority Tax Claim becomes an Allowed Non-IRS Priority Tax Claim; and (iii) the date such Allowed Non-IRS Priority Tax Claim becomes due and payable in the ordinary course; or (b) an installment payment in Cash and the right to receive annual installment payments in Cash equal to an aggregate total value, calculated as of the Effective Date, of the Allowed amount of such Non-IRS Priority Tax Claim, over a period ending not later than five years after the Petition Date.

Section 2.5 IRS Priority Tax Claims

Pursuant to and in accordance with the [U.S. Government Resolution,]20 on the Effective Date, the IRS Priority Tax Claims shall be deemed Allowed on the terms set forth in the U.S. Government Resolution Documents and holders of the IRS Priority Tax Claims shall receive, in full and final satisfaction, settlement, release, and discharge of and in exchange for such Claims, the applicable U.S. Government Resolution Consideration.

ARTICLE III

CLASSIFICATION OF CLAIMS AND INTERESTS

Section 3.1 Classification of Claims and Interests

Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of Classes of Claims and Interests. A Claim or Interest is placed in a particular Class for the purposes of voting on this Plan and receiving distributions pursuant to this Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in such Class and such Claim or Interest has not been paid, released, withdrawn, or otherwise settled before the Effective Date.

Section 3.2 Grouping of Debtors for Convenience Only

Each Class of Claims or Interests will be deemed to contain sub-classes for each of the Debtors, to the extent applicable for voting and distribution purposes. To the extent there are no Allowed Claims or Interests in a Class with respect to a particular Debtor, such Class is deemed to be omitted with respect to such Debtor. Except as otherwise provided herein, to the extent a Claim may be asserted against more than one Debtor, the vote of the applicable holder of such Claim in connection with such Claim shall be counted as a vote of such Claim against each Debtor against which such Claim is asserted. The grouping of the Debtors in this manner shall not change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger or consolidation of any legal Entities, or cause the transfer of any Assets, and, except as otherwise provided by or permitted under this Plan, all Debtors shall continue to exist as separate legal Entities.

Section 3.3 Summary of Classification

The categories of Claims and Interests set forth below classify all Claims against and Interests in the Debtors for all purposes of this Plan. A Claim or Interest shall be deemed classified in a particular Class only to the extent such Claim or Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class. The treatment with respect to each Class of Claims and Interests provided for in this Article III shall be in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Claims and Interests.

[20]	As of the date hereof, a U.S. Government Resolution has not been reached.

Class	Designation	Impairment	Entitled to Vote
1	Priority Non-Tax Claims	Unimpaired	No (conclusively presumed to accept)

2	Other Secured Claims	Unimpaired	No (conclusively presumed to accept)

3	First Lien Claims	Impaired	Yes

4(A)	Second Lien Deficiency and Unsecured Notes Claims	Impaired	Yes

4(B)	Other General Unsecured Claims	Impaired	Yes

4(C)	Mesh Claims	Impaired	Yes

4(D)	Ranitidine Claims	Impaired	Yes

4(E)	Generics Price Fixing Claims	Impaired	Yes

4(F)	Reverse Payment Claims	Impaired	Yes

5	U.S. Government Claims	Impaired	Yes

6(A)	State Opioid Claims	Impaired	Yes

6(B)	Local Government Opioid Claims	Impaired	Yes

6(C)	Tribal Opioid Claims	Impaired	Yes

7(A)	PI Opioid Claims	Impaired	Yes

7(B)	NAS PI Claims	Impaired	Yes

7(C)	Hospital Opioid Claims	Impaired	Yes

7(D)	TPP Claims	Impaired	Yes

7(E)	IERP II Claims	Impaired	Yes

8	Public School District Claims	Impaired	Yes

9	Canadian Governments Claims	Impaired	Yes

10	Settling Co-Defendant Claims	Impaired	Yes

11	Other Opioid Claims	Impaired	Yes

12	Intercompany Claims	Impaired / Unimpaired	No (deemed to reject / conclusively presumed to accept)

Class	Designation	Impairment	Entitled to Vote
13	Intercompany Interests	Impaired / Unimpaired	No (deemed to reject / conclusively presumed to accept)
14	Subordinated, Recharacterized, or Disallowed Claims	Impaired	No (deemed to reject)
15	Existing Equity Interests	Impaired	No (deemed to reject)

Section 3.4 Special Provision Governing Unimpaired Claims

Except as otherwise provided in this Plan, nothing under this Plan shall affect the Debtors’ rights in respect of any Claims that are Unimpaired, including all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Claims that are Unimpaired. Except as otherwise specifically provided in this Plan, nothing in this Plan shall be deemed to be a waiver or relinquishment of any claim, Cause of Action, right of setoff, or other legal or equitable defense which the Debtors had immediately prior to the Petition Date, against or with respect to any Claim that is Unimpaired, and the Post-Emergence Entities shall have, retain, reserve, and be entitled to fully assert all such claims, Causes of Action, rights of setoff, and other legal or equitable defenses which the Debtors had immediately prior to the Petition Date as if the Chapter 11 Cases had not been commenced, and all of the Post-Emergence Entities’ legal and equitable rights with respect to any reinstated Claim or Claim that is Unimpaired by this Plan may be asserted after the Confirmation Date and the Effective Date to the same extent as if the Chapter 11 Cases had not been commenced.

Section 3.5 Voting Classes

Classes 3, 4(A), 4(B), 4(C), 4(D), 4(E), 4(F), 5, 6(A), 6(B), 6(C) 7(A), 7(B), 7(C), 7(D), 7(E), 8, 9, 10, and 11 are Impaired under this Plan and are entitled to vote to accept or reject this Plan.

Section 3.6 Acceptance or Rejection of this Plan

(a) Acceptance by Certain Impaired Classes

An Impaired Class of Claims shall have accepted this Plan if the holders, including holders acting through a Voting Representative, of (i) at least two-thirds in amount of Claims actually voting in such Class have voted to accept this Plan; and (ii) more than one-half in number of Claims actually voting in such Class have voted to accept this Plan. Holders of Claims in Classes 3, 4(A), 4(B), 4(C), 4(D), 4(E), 4(F), 5, 6(A), 6(B), 6(C), 7(A), 7(B), 7(C), 7(D), 7(E), 8, 9, 10, and 11 (or, if applicable, the Voting Representatives of such holders) shall receive Ballots containing detailed voting instructions. For the avoidance of doubt, pursuant to and except as otherwise provided in the Solicitation Procedures, each Claim in Classes 4(C), 4(D), 4(E), 4(F), 6(A), 6(B), 6(C), 7(A), 7(B), 7(C), 7(D), 7(E), 8, 9, 10, and 11 shall be accorded one vote and valued at $1.00 for voting purposes only, and not for purposes of Allowance or Distribution, such that Classes 4(C), 4(D), 4(E), 4(F), 6(A), 6(B), 6(C), 7(A), 7(B), 7(C), 7(D), 7(E), 8, 9, 10, and 11 shall each be deemed to have accepted this Plan if the holders, including holders acting through a Voting Representative, of at least two-thirds in number of Claims actually voting in such Class have voted to accept this Plan.

(b) Presumed Acceptance of this Plan

Classes 1 and 2 are Unimpaired under this Plan and are therefore conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code.

(c) Presumed Acceptance / Deemed Rejection of this Plan

Holders of Claims and Interests in Classes 12 and 13 are either (i) Unimpaired and are therefore conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code; or (ii) Impaired and not receiving any Distribution under this Plan and are therefore deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code.

Section 3.7 Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from this Plan for purposes of voting to accept or reject this Plan and for purposes of determining acceptance or rejection of this Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

Section 3.8 Presumed Acceptance by Non-Voting Classes

If a Class contains Claims eligible to vote and no holders of Claims eligible to vote in such Class vote to accept or reject this Plan, this Plan shall be presumed to have been accepted by the holders of such Claims in such Class.

Section 3.9 Cramdown

If any Class rejects or is deemed to reject this Plan, the Debtors may (a) seek Confirmation of this Plan under section 1129(b) of the Bankruptcy Code; or (b) amend or modify this Plan in accordance with Section 12.1 of this Plan, with the consent of the Required Consenting Global First Lien Creditors, to the extent that Confirmation under section 1129(b) of the Bankruptcy Code requires such amendment or modification.

ARTICLE IV

TREATMENT OF CLAIMS AND INTERESTS

Section 4.1 Class 1 – Priority Non-Tax Claims

(a) Classification. Class 1 consists of all Priority Non-Tax Claims.

(b) Impairment and Voting. Class 1 is Unimpaired, and holders of Allowed Priority Non-Tax Claims are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Allowed Priority Non-Tax Claims are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to Allowed Priority Non-Tax Claims.

(c) Treatment. Except to the extent that a holder of an Allowed Priority Non-Tax Claim agrees to less favorable treatment, on the later of (i) the Effective Date; and (ii) the date that is 30 days after the date such Priority Non-Tax Claim becomes an Allowed Claim or, in each case, as soon as reasonably practicable thereafter, each holder of an Allowed Priority Non-Tax Claim shall receive, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such holder’s Allowed Priority Non-Tax Claim, (1) Cash in an amount equal to such Allowed Priority Non-Tax Claim; or (2) such other treatment that shall render such claim Unimpaired under the Bankruptcy Code.

Section 4.2 Class 2 - Other Secured Claims

(a) Classification. Class 2 Consists of Other Secured Claims.

(b) Impairment and Voting. Class 2 is Unimpaired, and holders of Other Secured Claims are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Other Secured Claims are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to Other Secured Claims.

(c) Treatment. Except to the extent that a holder of an Allowed Other Secured Claim against the Debtors agrees to a less favorable treatment of such Claim, each holder of an Allowed Other Secured Claim shall receive, in full and final satisfaction, settlement, release, and discharge of, and in exchange for such Claim, at the sole option of the Debtors or the applicable Post- Emergence Entities, as applicable: (i) Cash in an amount equal to such Claim, payable on the later of (1) the Effective Date; (2) the date that is a maximum of 30 days after the date on which such Other Secured Claim becomes an Allowed Other Secured Claim; or (3) such other date as agreed to by the Debtors or the applicable Post-Emergence Entities, as applicable, and such holder, or as soon after the applicable of the foregoing clause (1), (2), or (3) as is reasonably practicable; (ii) delivery of collateral securing any such Claim and payment of any interest required under section 506(b) of the Bankruptcy Code; or (iii) such other treatment rendering such holder’s Allowed Other Secured Claim Unimpaired under the Bankruptcy Code; provided, that, Other Secured Claims that arise in the ordinary course of the Debtors’ business and that are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

Section 4.3 Class 3 - First Lien Claims

(a) Classification. Class 3 consists of all First Lien Claims.

(b) Impairment and Voting. Class 3 is Impaired, and holders of First Lien Claims are entitled to vote to accept or reject this Plan.

(c) Allowance. The First Lien Claims shall be deemed Allowed on the Effective Date in the following amounts, plus accrued and unpaid interest, fees, expenses, and other obligations arising, due, or owing under or in connection with the First Lien Credit Agreement and/or the First Lien Notes Indentures, as applicable, in each case, through and including the Petition Date:

First Lien Claim by Debt Instrument	Allowed Amounts (in USD)
First Lien Credit Agreement	$2,252,200,000.00
First Lien Notes Indenture dated as of April 27, 2017, for the 5.875% Senior Secured Notes due 2024	$300,000,000.00
First Lien Notes Indenture dated as of March 28, 2019, for the 7.500% Senior Secured Notes due 2027	$2,015,479,000.00
First Lien Notes Indenture dated as of March 25, 2021, for the 6.125% Senior Secured Notes due 2029	$1,295,000,000.00

Total	$5,862,679,000.00

(d) Treatment. Except to the extent that a holder of an Allowed First Lien Claim agrees to less favorable treatment, on the Effective Date, each holder of an Allowed First Lien Claim shall (x) be deemed to have directed the First Lien Collateral Trustee and/or its agents or designees, as applicable, to credit bid their First Lien Claims (and the First Lien Collateral Trustee shall be deemed to have credit bid the First Lien Claims); and (y) receive, in full and final satisfaction, settlement, release, and discharge of, and in exchange for such Claim, such holder’s pro rata share of:

(i) 96.30% of the Purchaser Equity (subject to dilution by any issuances of Purchaser Equity under or pursuant to (1) the Rights Offerings and the Backstop Commitment Agreements; and (2) the Management Incentive Plan);

(ii) (1) if the Exit Minimum Cash Sweep Trigger occurs, Cash from the Exit Minimum Cash Sweep; and/or (2) the net proceeds of the Syndicated Exit Financing, if any, after giving effect to the transactions occurring on the Effective Date; and/or (3) the New Takeback Debt;

(iii) the First Lien Accrued and Unpaid Adequate Protection Payments; and

(iv) the First Lien Subscription Rights.

Section 4.4 Class 4(A) - Second Lien Deficiency Claims and Unsecured Notes Claims

(a) Classification. Class 4(A) consists of all Second Lien Deficiency Claims and Unsecured Notes Claims.

(b) Impairment and Voting. Class 4(A) is Impaired, and holders of Second Lien Deficiency Claims and Unsecured Notes Claims are entitled to vote to accept or reject this Plan.

(c) Allowance of Second Lien Deficiency Claims. The Second Lien Deficiency Claims shall be deemed Allowed as an unsecured deficiency claim pursuant to section 506(a) of the Bankruptcy Code on the Effective Date in the amount of $940,590,000.00.

(d) Allowance of Unsecured Notes Claims. The Unsecured Notes Claims shall be deemed Allowed on the Effective Date in the following amounts:

Unsecured Notes Claim by Indenture	Allowed Amounts (in USD)
Unsecured Notes Indenture dated as of June 30, 2014, for the 5.375% Senior Notes due 2023	$6,127,000.000
Unsecured Notes Indenture dated as of January 27, 2015, for the 6.00% Senior Notes due 2025	$21,578,000.00
Unsecured Notes Indenture dated as of July 9, 2015, for the 6.000% Senior Notes due 2023	$56,436,000.00
Unsecured Notes Indenture dated as of June 16, 2020, for the 6.000% Senior Notes due 2028	$1.260.416.000.00

Total	$1,344,557,000.00

(e) Treatment. Except to the extent that a holder of a Second Lien Deficiency Claim or Unsecured Notes Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for the Second Lien Deficiency Claims and Unsecured Notes Claims, the GUC Trust shall receive the GUC Trust Consideration in accordance with the GUC Trust Documents, and

(i) holders of Allowed Second Lien Deficiency Claims and Allowed Unsecured Notes Claims shall receive GUC Subscription Rights; provided, that, the exercise of such GUC Subscription Rights shall be subject to the terms and conditions set forth in the GUC Rights Offering Documents; and

(ii) on the Effective Date, each Second Lien Deficiency Claim and each Unsecured Notes Claim shall automatically, and without further act, deed, or court order, be channeled exclusively to the GUC Trust pursuant to Section 10.9 of this Plan, and all of the Debtors’ liability for such Claim shall be assumed by, the GUC Trust and such Claim shall thereafter be asserted exclusively against the GUC Trust. The sole recourse of any holder of a Second Lien Deficiency Claim or an Unsecured Notes Claim on account thereof shall be to the GUC Trust and only in accordance with the terms, provisions, and procedures of the GUC Trust Documents, which shall provide that such Claims shall be Allowed in the amounts set forth above and administered by the GUC Trust and holders of Allowed Second Lien Deficiency Claims and Allowed Unsecured Notes Claims shall receive:

(1)	such holders’ applicable share of the GUC Trust Purchaser Equity; and

(2)	such holders’ pro rata share of GUC Trust Class A Units.

(f) Incremental Trust Distributions in Exchange for Granting GUC Releases. The procedures governing Distributions set forth in the GUC Trust Documents shall provide for an additional payment by the GUC Trust to any holder of an Allowed Second Lien Deficiency Claim or Allowed Unsecured Notes Claim who is entitled to receive a Distribution from the GUC Trust, with such additional payment to be calculated by multiplying (i) the amount of any Distribution to be made to such holder pursuant to Section 4.4(e)(ii), by (ii) a multiplier of 4x, for any such holder that grants the GUC Releases, which additional payment by the GUC Trust shall be in exchange for such holder’s grant of the GUC Releases. For the avoidance of doubt, this Section 4.4(f) shall not apply with respect to GUC Subscription Rights or any Purchaser Equity issued or distributed as a result of the exercise of GUC Subscription Rights as contemplated by Section 4.4(e)(i).

Section 4.5 Class 4(B) - Other General Unsecured Claims

(a) Classification. Class 4(B) consists of all Other General Unsecured Claims.

(b) Impairment and Voting. Class 4(B) is Impaired, and holders of Other General Unsecured Claims are entitled to vote to accept or reject this Plan.

(c) Treatment. Except to the extent that a holder of an Other General Unsecured Claim agrees to less favorable treatment, on the Effective Date, in full and final satisfaction, settlement, release, and discharge of, and in exchange for the Other General Unsecured Claims, (i) the GUC Trust shall receive the GUC Trust Consideration in accordance with the GUC Trust Documents; and (ii) each Other General Unsecured Claim shall automatically, and without further act, deed, or court order, be channeled exclusively to the GUC Trust pursuant to Section 10.9 of this Plan, and all of the Debtors’ liability for such Claim shall be assumed by the GUC Trust, and such Other General Unsecured Claim shall thereafter be asserted exclusively against the GUC Trust and treated solely in accordance with the terms, provisions, and procedures of the GUC Trust Documents, which shall provide that Other General Unsecured Claims shall be either Allowed and administered by the GUC Trust or otherwise Disallowed and released in full. Holders of Allowed Other General Unsecured Claims shall receive a recovery, if any, from the GUC Trust Consideration. The sole recourse of any holder of an Other General Unsecured Claim on account thereof shall be to the GUC Trust and only in accordance with the terms, provisions, and procedures of the GUC Trust Documents.

(d) Incremental Trust Distributions in Exchange for Granting GUC Releases. The procedures governing Distributions set forth in the GUC Trust Documents shall provide for an additional payment by the GUC Trust to any holder of an Allowed Other General Unsecured Claim who is entitled to receive a Distribution from the GUC Trust, with such additional payment to be calculated by multiplying (i) the amount of any Distribution to be made to such holder pursuant to the GUC Trust Documents, by (ii) a multiplier of 4x, for any such holder that grants the GUC Releases, which additional payment by the GUC Trust shall be in exchange for such holder’s grant of the GUC Releases. For the avoidance of doubt, this Section 4.5(d) shall not apply with respect to GUC Subscription Rights or any Purchaser Equity issued or distributed as a result of the exercise of GUC Subscription Rights.

Section 4.6 Class 4(C) – Mesh Claims

(a) Classification. Class 4(C) consists of all Mesh Claims.

(b) Impairment and Voting. Class 4(C) is Impaired, and holders of Mesh Claims are entitled to vote to accept or reject this Plan.

(c) Treatment. Except to the extent that a holder of a Mesh Claim agrees to less favorable treatment, on the Effective Date, in full and final satisfaction, settlement, release, and discharge of, and in exchange for the Mesh Claims, (i) the GUC Trust shall receive the GUC Trust Consideration, including the Mesh Claims Trust Consideration, in accordance with the Mesh Claims Trust Documents; and (ii) each Mesh Claim shall automatically, and without further act, deed, or court order, be channeled exclusively to the GUC Trust pursuant to Section 10.9 of this Plan, and all of the Debtors’ liability for such Claim shall be assumed by the GUC Trust. Mesh Claims shall be exclusively handled by the Mesh Claims Trust, which shall be funded with the Mesh Claims Trust Consideration in accordance with the Mesh Claims Trust Documents, and Mesh Claims shall be treated solely in accordance with the terms, provisions, and procedures of the Mesh Claims Trust Documents, which shall provide that Mesh Claims shall be either Allowed and administered by the Mesh Claims Trust or otherwise Disallowed and released in full. Holders of Allowed Mesh Claims shall receive a recovery, if any, from the Mesh Claims Trust Consideration and shall be entitled to no other asset of the GUC Trust. The sole recourse of any holder of a Mesh Claim on account thereof shall be to the Mesh Claims Trust and only in accordance with the terms, provisions, and procedures of the Mesh Claims Trust Documents.

(d) Incremental Trust Distributions in Exchange for Granting GUC Releases. The procedures governing Distributions set forth in the Mesh Claims Trust Documents shall provide for an additional payment by the Mesh Claims Trust to any holder of an Allowed Mesh Claim who is entitled to receive a Distribution from the Mesh Claims Trust, with such additional payment to be calculated by multiplying (i) the amount of any Distribution to be made to such holder pursuant to the Mesh Claims Trust Documents, by (ii) a multiplier of 4x, for any such holder that grants the GUC Releases, which additional payment by the Mesh Claims Trust shall be in exchange for such holder’s grant of the GUC Releases.

Section 4.7 Class 4(D) - Ranitidine Claims

(a) Classification. Class 4(D) consists of all Ranitidine Claims.

(b) Impairment and Voting. Class 4(D) is Impaired, and holders of Ranitidine Claims are entitled to vote to accept or reject this Plan.

(c) Treatment. Except to the extent that a holder of a Ranitidine Claim agrees to less favorable treatment, on the Effective Date, in full and final satisfaction, settlement, release, and discharge of, and in exchange for the Ranitidine Claims, (i) the GUC Trust shall receive the GUC Trust Consideration, including the Ranitidine Claims Trust Consideration, in accordance with the Ranitidine Claims Trust Documents; and (ii) each Ranitidine Claim shall automatically, and without further act, deed, or court order, be channeled exclusively to the GUC Trust pursuant to Section 10.9 of this Plan, and all of the Debtors’ liability for such Claim shall be assumed by the GUC Trust. Ranitidine Claims shall be exclusively handled by the Ranitidine Claims Trust, which shall be funded with the Ranitidine Claims Trust Consideration in accordance with the Ranitidine Claims Trust Documents, and Ranitidine Claims shall be treated solely in accordance with the terms, provisions, and procedures of the Ranitidine Claims Trust Documents, which shall provide that Ranitidine Claims shall be either Allowed and administered by the Ranitidine Claims Trust or otherwise Disallowed and released in full. Holders of Allowed Ranitidine Claims shall receive a recovery, if any, from the Ranitidine Claims Trust Consideration and shall be entitled to no other asset of the GUC Trust. The sole recourse of any holder of a Ranitidine Claim on account thereof shall be to the Ranitidine Claims Trust and only in accordance with the terms, provisions, and procedures of the Ranitidine Claims Trust Documents.

(d) Incremental Trust Distributions in Exchange for Granting GUC Releases. The procedures governing Distributions set forth in the Ranitidine Claims Trust Documents shall provide for an additional payment by the Ranitidine Claims Trust to any holder of an Allowed Ranitidine Claim who is entitled to receive a Distribution from the Ranitidine Claims Trust, with such additional payment to be calculated by multiplying (i) the amount of any Distribution to be made to such holder pursuant to the Ranitidine Claims Trust Documents, by (ii) a multiplier of 4x, for any such holder that grants the GUC Releases, which additional payment by the Ranitidine Claims Trust shall be in exchange for such holder’s grant of the GUC Releases.

Section 4.8 Class 4(E) - Generics Price Fixing Claims

(a) Classification. Class 4(E) consists of all Generics Price Fixing Claims.

(b) Impairment and Voting. Class 4(E) is Impaired, and holders of Generics Price Fixing Claims are entitled to vote to accept or reject this Plan.

(c) Treatment. Except to the extent that a holder of a Generics Price Fixing Claim agrees to less favorable treatment, on the Effective Date, in full and final satisfaction, settlement, release, and discharge of, and in exchange for the Generics Price Fixing Claims, (i) the GUC Trust shall receive the GUC Trust Consideration, including the Generics Price Fixing Claims Trust Consideration, in accordance with the Generics Price Fixing Claims Trust Documents; and

(ii) each Generics Price Fixing Claim shall automatically, and without further act, deed, or court order, be channeled exclusively to the GUC Trust pursuant to Section 10.9 of this Plan, and all of the Debtors’ liability for such Claim shall be assumed by the GUC Trust. Generics Price Fixing Claims shall be exclusively handled by the Generics Price Fixing Claims Trust, which shall be funded with the Generics Price Fixing Claims Trust Consideration in accordance with the Generics Price Fixing Claims Trust Documents, and Generics Price Fixing Claims shall be treated solely in accordance with the terms, provisions, and procedures of the Generics Price Fixing Claims Trust Documents, which shall provide that Generics Price Fixing Claims shall be either Allowed and administered by the Generics Price Fixing Claims Trust or otherwise Disallowed and released in full. Holders of Allowed Generics Price Fixing Claims shall receive a recovery, if any, from the Generics Price Fixing Claims Trust Consideration and shall be entitled to no other asset of the GUC Trust. The sole recourse of any holder of a Generics Price Fixing Claim on account thereof shall be to the Generics Price Fixing Claims Trust and only in accordance with the terms, provisions, and procedures of the Generics Price Fixing Claims Trust Documents.

(d) Incremental Trust Distributions in Exchange for Granting GUC Releases. The procedures governing Distributions set forth in the Generics Price Fixing Claims Trust Documents shall provide for an additional payment by the Generics Price Fixing Claims Trust to any holder of an Allowed Generics Price Fixing Claim who is entitled to receive a Distribution from the Generics Price Fixing Claims Trust, with such additional payment to be calculated by multiplying (i) the amount of any Distribution to be made to such holder pursuant to the Generics Price Fixing Claims Trust Documents, by (ii) a multiplier of 4x, for any such holder that grants the GUC Releases, which additional payment by the Generics Price Fixing Claims Trust shall be in exchange for such holder’s grant of the GUC Releases.

Section 4.9 Class 4(F) - Reverse Payment Claims

(a) Classification. Class 4(F) consists of all Reverse Payment Claims.

(b) Impairment and Voting. Class 4(F) is Impaired, and holders of Reverse Payment Claims are entitled to vote to accept or reject this Plan.

(c) Treatment. Except to the extent that a holder of a Reverse Payment Claim agrees to less favorable treatment, on the Effective Date, in full and final satisfaction, settlement, release, and discharge of, and in exchange for the Reverse Payment Claims, (i) the GUC Trust shall receive the GUC Trust Consideration, including the Reverse Payment Claims Trust Consideration, in accordance with the Reverse Payment Claims Trust Documents; and (ii) each Reverse Payment Claim shall automatically, and without further act, deed, or court order, be channeled exclusively to the GUC Trust pursuant to Section 10.9 of this Plan, and all of the Debtors’ liability for such Claim shall be assumed by the GUC Trust. Reverse Payment Claims shall be exclusively handled by the Reverse Payment Claims Trust, which shall be funded with the Reverse Payment Claims Trust Consideration in accordance with the Reverse Payment Claims Trust Documents, and Reverse Payment Claims shall be treated solely in accordance with the terms, provisions, and procedures of the Reverse Payment Claims Trust Documents, which shall provide that Reverse Payment Claims shall be either Allowed and administered by the Reverse Payment Claims Trust or otherwise Disallowed and released in full. Holders of Allowed Reverse Payment Claims shall receive a recovery, if any, from the Reverse Payment Claims Trust Consideration and shall be entitled to no other asset of the GUC Trust. The sole recourse of any holder of a Reverse Payment Claim on account thereof shall be to the Reverse Payment Claims Trust and only in accordance with the terms, provisions, and procedures of the Reverse Payment Claims Trust Documents.

(d) Incremental Trust Distributions in Exchange for Granting GUC Releases. The procedures governing Distributions set forth in the Reverse Payment Claims Trust Documents shall provide for an additional payment by the Reverse Payment Claims Trust to any holder of an Allowed Reverse Payment Claim who is entitled to receive a Distribution from the Reverse Payment Claims Trust, with such additional payment to be calculated by multiplying (i) the amount of any Distribution to be made to such holder pursuant to the Reverse Payment Claims Trust Documents, by (ii) a multiplier of 4x, for any such holder that grants the GUC Releases, which additional payment by the Reverse Payment Claims Trust shall be in exchange for such holder’s grant of the GUC Releases.

Section 4.10 Class 5 - U.S. Government Claims

(a) Classification. Class 5 consists of all U.S. Government Claims.

(b) Impairment and Voting. Class 5 is Impaired, and holders of U.S. Government Claims are entitled to vote to accept or reject this Plan.

(c) [Allowance of U.S. Government Claims. The U.S. Government Claims (including the DOJ Criminal Claim, the DOJ Civil Claim, and the IRS Administrative Expense Claim but, for the avoidance of doubt, excluding the IRS Priority Tax Claims) shall be deemed Allowed as of the Effective Date on the terms set forth in the U.S. Government Resolution Documents.]

(d) [Treatment. On the Effective Date, in full and final satisfaction, settlement, release, and discharge of, and in exchange for such Claims, the holders of the U.S. Government Claims shall receive the U.S. Government Resolution Consideration pursuant to and in accordance with the terms of the U.S. Government Resolution Documents.]21

Section 4.11 Class 6(A) - State Opioid Claims

(a) Classification. Class 6(A) consists of all State Opioid Claims.

(b) Impairment and Voting. Class 6(A) is Impaired, and holders of State Opioid Claims are entitled to vote to accept or reject this Plan.

(c) Treatment. Except to the extent that a holder of a State Opioid Claim agrees to less favorable treatment, on the Effective Date, in full and final satisfaction, settlement, release, and discharge of, and in exchange for the State Opioid Claims, (i) the Public Opioid Trust shall receive the Public Opioid Consideration in accordance with the Public Opioid Distribution Documents; and (ii) each State Opioid Claim shall automatically, and without further act, deed, or court order,

[21]	As of the date hereof, a U.S. Government Resolution has not been reached.

be channeled exclusively to the Public Opioid Trust pursuant to Section 10.9 of this Plan, and all of the Debtors’ liability for such Claim shall be assumed by the Public Opioid Trust. The sole recourse of any holder of a State Opioid Claim on account thereof shall be to the Public Opioid Trust and only in accordance with the terms, provisions, and procedures of the Public Opioid Distribution Documents, pursuant to which any holder of a State Opioid Claim that votes to accept this Plan shall be deemed to hold an Allowed State Opioid Claim and shall be eligible to participate in the Public Opioid Trust, in each case, in accordance with the Public Opioid Distribution Documents.

Section 4.12 Class 6(B) - Local Government Opioid Claims

(a) Classification. Class 6(B) consists of all Local Government Opioid Claims.

(b) Impairment and Voting. Class 6(B) is Impaired, and holders of Local Government Opioid Claims are entitled to vote to accept or reject this Plan.

(c) Treatment. On the Effective Date, in full and final satisfaction, settlement, release, and discharge of, and in exchange for such Claims, holders of Local Government Opioid Claims shall be eligible to receive distributions from their respective State in accordance with such State’s opioid abatement programs, subject to the laws and agreements of such State and such State’s opioid abatement programs; provided, that, holders of Local Government Opioid Claims shall not receive or retain any property under this Plan on account of such holders’ Local Government Opioid Claims. For the avoidance of doubt, the treatment provided with respect to this Class 6(B) shall not prevent any Local Government from participating in its respective State’s opioid abatement programs as provided by and in accordance with applicable State law and agreements, regardless of whether such Local Government filed a Local Government Opioid Claim and/or voted to accept or reject this Plan.

Section 4.13 Class 6(C) - Tribal Opioid Claims

(d) Classification. Class 6(C) consists of all Tribal Opioid Claims.

(e) Impairment and Voting. Class 6(C) is Impaired, and holders of Tribal Opioid Claims are entitled to vote to accept or reject this Plan.

(f) Treatment. Except to the extent that a holder of a Tribal Opioid Claim agrees to less favorable treatment, on the Effective Date, in full and final satisfaction, settlement, release, and discharge of, and in exchange for the Tribal Opioid Claims, (i) the Tribal Opioid Trust shall receive the Tribal Opioid Consideration in accordance with the Tribal Opioid Distribution Documents; and (ii) each Tribal Opioid Claim shall automatically, and without further act, deed, or court order, be channeled exclusively to the Tribal Opioid Trust pursuant to Section 10.9 of this Plan, and all of the Debtors’ liability for such Claim shall be assumed by the Tribal Opioid Trust. The sole recourse of any holder of a Tribal Opioid Claim on account thereof shall be to the Tribal Opioid Trust and only in accordance with the terms, provisions, and procedures of the Tribal Opioid Distribution Documents, which shall provide that (1) such Claims shall be either Allowed and administered by the Tribal Opioid Trust or otherwise Disallowed and released in full; and

(2) holders of Tribal Opioid Claims shall receive the applicable shares of the Tribal Opioid Consideration allocated to such holders as set forth in the Tribal Opioid Distribution Documents, in each case, in accordance with and subject to the terms of the Tribal Opioid Distribution Documents.

Section 4.14 Class 7(A) - PI Opioid Claims

(a) Classification. Class 7(A) consists of all PI Opioid Claims.

(b) Impairment and Voting. Class 7(A) is Impaired, and holders of PI Opioid Claims are entitled to vote to accept or reject this Plan.

(c) Treatment. Except to the extent that a holder of a PI Opioid Claim agrees to less favorable treatment, on the Effective Date, in full and final satisfaction, settlement, release, and discharge of, and in exchange for the PI Opioid Claims, (i) the PI Trust shall receive the PI Trust Share in accordance with the PI Trust Documents; and (ii) each PI Opioid Claim shall automatically, and without further act, deed, or court order, be channeled exclusively to the PPOC Trust pursuant to Section 10.9 of this Plan and subsequently channeled to the PI Trust, and all of the Debtors’ liability for such Claim shall be assumed by the PI Trust and such PI Opioid Claim shall be Allowed, Disallowed and released in full, or otherwise resolved, in each case, in accordance with the PI Trust Documents. Holders of Allowed PI Opioid Claims shall receive a recovery, if any, from the PI Trust Share, in each case, in accordance with and subject to the terms of the PI Trust Documents.

(d) Incremental Trust Distributions in Exchange for Granting Non-GUC Releases. The procedures governing Distributions set forth in the PI Trust Documents shall provide for an additional payment by the PI Trust to any holder of an Allowed PI Opioid Claim who is entitled to receive a Distribution from the PI Trust, with such additional payment to be calculated by multiplying (i) the amount of any Distribution to be made to such holder pursuant to the PI Trust Documents, by (ii) a multiplier of 4x, for any such holder that grants the Non-GUC Releases (subject to clauses (g) and (h) in the definition of “Excluded Parties”), which additional payment by the PI Trust shall be in exchange for such holder’s grant of the Non-GUC Releases.

Section 4.15 Class 7(B) - NAS PI Claims

(a) Classification. Class 7(B) consists of all NAS PI Claims.

(b) Impairment and Voting. Class 7(B) is Impaired, and holders of NAS PI Claims are entitled to vote to accept or reject this Plan.

(c) Treatment. Except to the extent that a holder of a NAS PI Claim agrees to less favorable treatment, on the Effective Date, in full and final satisfaction, settlement, release, and discharge of, and in exchange for the NAS PI Claims, (i) the NAS PI Trust shall receive the NAS PI Trust Share in accordance with the NAS PI Trust Documents; and (ii) each NAS PI Claim shall automatically, and without further act, deed, or court order, be channeled exclusively to the PPOC Trust pursuant to Section 10.9 of this Plan and subsequently channeled to the NAS PI Trust, and all of the Debtors’ liability for such Claim shall be assumed by the NAS PI Trust and such NAS PI Claim shall be Allowed, Disallowed and released in full, or otherwise resolved, in each case, in accordance with the NAS PI Trust Documents. Holders of Allowed NAS PI Claims shall receive a recovery, if any, from the NAS PI Trust Share, in each case, in accordance with and subject to the terms of the NAS PI Trust Documents.

(d) Incremental Trust Distributions in Exchange for Granting Non-GUC Releases. The procedures governing Distributions set forth in the NAS PI Trust Documents shall provide for an additional payment by the NAS PI Trust to any holder of an Allowed NAS PI Claim who is entitled to receive a Distribution from the NAS PI Trust, with such additional payment to be calculated by multiplying (i) the amount of any Distribution to be made to such holder pursuant to the NAS PI Trust Documents, by (ii) a multiplier of 4x, for any such holder that grants the Non- GUC Releases (subject to clauses (g) and (h) in the definition of “Excluded Parties”), which additional payment by the NAS PI Trust shall be in exchange for such holder’s grant of the Non- GUC Releases.

Section 4.16 Class 7(C) - Hospital Opioid Claims

(a) Classification. Class 7(C) consists of all Hospital Opioid Claims.

(b) Impairment and Voting. Class 7(C) is Impaired, and holders of Hospital Opioid Claims are entitled to vote to accept or reject this Plan.

(c) Treatment. Except to the extent that a holder of a Hospital Opioid Claim agrees to less favorable treatment, on the Effective Date, in full and final satisfaction, settlement, release, and discharge of, and in exchange for the Hospital Opioid Claims, (i) the Hospital Trust shall receive the Hospital Trust Share in accordance with the Hospital Trust Documents; and (ii) each Hospital Opioid Claim shall automatically, and without further act, deed, or court order, be channeled exclusively to the PPOC Trust pursuant to Section 10.9 of this Plan and subsequently channeled to the Hospital Trust, and all of the Debtors’ liability for such Claim shall be assumed by the Hospital Trust and such Hospital Opioid Claim shall be Allowed, Disallowed and released in full, or otherwise resolved, in each case, in accordance with the Hospital Trust Documents. Holders of Allowed Hospital Opioid Claims shall receive a recovery, if any, from the Hospital Trust Share, in each case, in accordance with and subject to the terms of the Hospital Trust Documents.

(d) Incremental Trust Distributions in Exchange for Granting Non-GUC Releases. The procedures governing Distributions set forth in the Hospital Trust Documents shall provide for an additional payment by the Hospital Trust to any holder of an Allowed Hospital Opioid Claim who is entitled to receive a Distribution from the Hospital Trust, with such additional payment to be calculated by multiplying (i) the amount of any Distribution to be made to such holder pursuant to the Hospital Trust Documents, by (ii) a multiplier of 4x, for any such holder that grants the Non-GUC Releases (subject to clauses (g) and (h) in the definition of “Excluded Parties”), which additional payment by the Hospital Trust shall be in exchange for such holder’s grant of the Non-GUC Releases.

Section 4.17 Class 7(D) - TPP Claims

(a) Classification. Class 7(D) consists of all TPP Claims.

(b) Impairment and Voting. Class 7(D) is Impaired, and holders of TPP Claims are entitled to vote to accept or reject this Plan.

(c) Treatment. Except to the extent that a holder of a TPP Claim agrees to less favorable treatment, on the Effective Date, in full and final satisfaction, settlement, release, and discharge of, and in exchange for the TPP Claims, (i) the TPP Trust shall receive the TPP Trust Share in accordance with the TPP Trust Documents; and (ii) each TPP Claim shall automatically, and without further act, deed, or court order, be channeled exclusively to the PPOC Trust pursuant to Section 10.9 of this Plan and subsequently channeled to the TPP Trust, and all of the Debtors’ liability for such Claim shall be assumed by the TPP Trust and such TPP Claim shall be Allowed, Disallowed and released in full, or otherwise resolved, in each case, in accordance with the TPP Trust Documents. Holders of Allowed TPP Claims shall receive a recovery, if any, from the TPP Trust Share, in each case, in accordance with and subject to the terms of the TPP PI Trust Documents.

(d) Incremental Trust Distributions in Exchange for Granting Non-GUC Releases. The procedures governing Distributions set forth in the TPP Trust Documents shall provide for an additional payment by the TPP Trust to any holder of an Allowed TPP Claim who is entitled to receive a Distribution from the TPP Trust, with such additional payment to be calculated by multiplying (i) the amount of any Distribution to be made to such holder pursuant to the TPP Trust Documents, by (ii) a multiplier of 4x, for any such holder that grants the Non-GUC Releases (subject to clauses (g) and (h) in the definition of “Excluded Parties”), which additional payment by the TPP Trust shall be in exchange for such holder’s grant of the Non-GUC Releases.

Section 4.18 Class 7(E) - IERP II Claims

(a) Classification. Class 7(E) consists of all IERP II Claims.

(b) Impairment and Voting. Class 7(E) is Impaired, and holders of IERP II Claims are entitled to vote to accept or reject this Plan.

(c) Treatment. Except to the extent that a holder of an IERP II Claim agrees to less favorable treatment, on the Effective Date, in full and final satisfaction, settlement, release, and discharge of, and in exchange for the IERP II Claims, (i) the IERP Trust II shall receive the IERP Trust II Share in accordance with the IERP Trust II Documents; and (ii) each IERP II Claim shall automatically, and without further act, deed, or court order, be channeled exclusively to the PPOC Trust pursuant to Section 10.9 of this Plan and subsequently channeled to the IERP Trust II, and all of the Debtors’ liability for such Claim shall be assumed by the IERP Trust II and such IERP II Claim shall be Allowed, Disallowed and released in full, or otherwise resolved, in each case, in accordance with the IERP Trust II Documents. Holders of Allowed IERP II Claims shall receive a recovery, if any, from the IERP Trust II Share, in each case, in accordance with and subject to the terms of the IERP Trust II Documents.

(d) Incremental Trust Distributions in Exchange for Granting Non-GUC Releases. The procedures governing Distributions set forth in the IERP Trust II Documents shall provide for an additional payment by the IERP Trust II to any holder of an Allowed IERP II Claim who is entitled to receive a Distribution from the IERP Trust II, with such additional payment to be calculated by multiplying (i) the amount of any Distribution to be made to such holder pursuant to the IERP Trust II Documents, by (ii) a multiplier of 4x, for any such holder that grants the Non- GUC Releases (subject to clauses (g) and (h) in the definition of “Excluded Parties”), which additional payment by the IERP Trust II shall be in exchange for such holder’s grant of the Non- GUC Releases.

Section 4.19 Class 8 - Public School District Claims

(a) Classification. Class 8 consists of all Public School District Claims.

(b) Impairment and Voting. Class 8 is Impaired, and holders of Public School District Claims are entitled to vote to accept or reject this Plan.

(c) Treatment. As of the Effective Date, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, all Allowed Public School District Claims, the Special Education Initiative shall be funded with the Special Education Initiative Consideration in accordance with the Special Education Initiative Governing Documents.

Section 4.20 Class 9 - Canadian Governments Claims

(a) Classification. Class 9 consists of all Canadian Governments Claims.

(b) Impairment and Voting. Class 9 is Impaired, and holders of Canadian Governments Claims are entitled to vote to accept or reject this Plan.

(c) Treatment. Except to the extent that a holder of a Canadian Governments Claim agrees to less favorable treatment, on the Effective Date, in full and final satisfaction, settlement, release, and discharge of, and in exchange for the Canadian Governments Claims, (i) the Canadian Governments Trust shall receive the Canadian Governments Consideration in accordance with the Canadian Governments Distribution Documents, pursuant to which the aggregate amount of Canadian Governments Consideration shall be subject to adjustment depending on the number of holders of Allowed Canadian Governments Claims that grant the Non-GUC Releases; and (ii) each Canadian Governments Claim shall automatically, and without further act, deed, or court order, be channeled exclusively to the Canadian Governments Trust pursuant to Section 10.9 of this Plan, and all of the Debtors’ liability for such Claim shall be assumed by the Canadian Governments Trust. The sole recourse of any holder of a Canadian Governments Claim on account thereof shall be to the Canadian Governments Trust and only in accordance with the terms, provisions, and procedures of the Canadian Governments Distribution Documents, which shall provide that (1) such Claims shall be either Allowed and administered by the Canadian Governments Trust or otherwise Disallowed and released in full; and (2) holders of Allowed Canadian Governments Claims shall receive such holders’ allocated portion of the Canadian Governments Consideration as set forth in the Canadian Governments Distribution Documents, in each case, in accordance with and subject to the terms of the Canadian Governments Distribution Documents.

Section 4.21 Class 10 – Settling Co-Defendant Claims

(a) Classification. Class 10 consists of all Settling Co-Defendant Claims.

(b) Impairment and Voting. Class 10 is Impaired, and holders of Settling Co- Defendant Claims are entitled to vote to accept or reject this Plan.

(c) Treatment. On the Effective Date, in full and final satisfaction, settlement, release, and discharge of, and in exchange for such Claim, each holder of a Settling Co-Defendant Claim shall receive the treatment set forth in the DMP Stipulation, pursuant to which such Settling Co- Defendant Claims shall be released by the applicable Settling Co-Defendants subject to the other terms and conditions of the DMP Stipulation. Notwithstanding anything herein to the contrary, in the event of any inconsistency between any provision in this Plan relating to Settling Co-Defendant Claims and any provision in the DMP Stipulation, the DMP Stipulation shall govern.

Section 4.22 Class 11 – Other Opioid Claims

(a) Classification. Class 11 consists of all Other Opioid Claims.

(b) Impairment and Voting. Class 10 is Impaired, and holders of Other Opioid Claims are entitled to vote to accept or reject this Plan.

(c) [Treatment. Except to the extent that a holder of an Other Opioid Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, the Other Opioid Claims, each holder of an Allowed Other Opioid Claim shall be entitled to receive such holder’s pro rata share of the Other Opioid Consideration. Any holder of an Allowed Other Opioid Claim that grants the Non-GUC Releases shall receive an additional payment, the amount of which shall be calculated by multiplying (i) the amount of any Distribution to be made to such holder under this Plan, by (ii) a multiplier of 4x, which additional payment shall be in exchange for such holder’s grant of the Non-GUC Releases.]22

Section 4.23 Class 12 - Intercompany Claims

(a) Classification. Class 12 consists of all Intercompany Claims.

(b) Impairment and Voting. Intercompany Claims are either (i) Unimpaired, in which case the holders of such Intercompany Claims are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code; or (ii) Impaired and not receiving any Distribution under this Plan, in which case the holders of such Intercompany Claims are deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, holders of Intercompany Claims are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited.

[22]	[Note to Draft: Scope and treatment of Other Opioid Claims under consideration by all parties in interest.]

(c) Treatment. On the Effective Date, each Intercompany Claim shall either be (i) reinstated; or (ii) settled or deemed automatically cancelled, extinguished, and discharged in the discretion of the Debtors, subject to the consent of the Required Consenting Global First Lien Creditors; provided, that, any Intercompany Claims of any Debtor (other than the Transferred Debtors) against any Purchaser Entity shall be cancelled, extinguished, and discharged.

Section 4.24 Class 13 - Intercompany Interests

(a) Classification. Class 13 consists of all Intercompany Interests.

(b) Impairment and Voting. Intercompany Interests are either (1) Unimpaired, in which case the holders of such Intercompany Interests are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code; or (2) Impaired and not receiving any Distribution under this Plan, in which case the holders of such Intercompany Interests are deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, holders of Intercompany Interests are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited.

(c) Treatment. On the Effective Date, each Intercompany Interest shall either be (i) transferred, directly or indirectly, to the applicable Purchaser Entities; (ii) reinstated; or (iii) deemed automatically cancelled, extinguished, and discharged, in each case, in the discretion of the Debtors, subject to the consent of the Required Consenting Global First Lien Creditors.

Section 4.25 Class 14 – Subordinated, Recharacterized, or Disallowed Claims

(a) Classification. Class 14 consists of all Subordinated, Recharacterized, or Disallowed Claims.

(b) Impairment and Voting. Class 14 is Impaired and not receiving any Distribution under this Plan. Therefore, holders of Subordinated, Recharacterized, or Disallowed Claims are deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited.

(c) Treatment. On the Effective Date, each Subordinated, Recharacterized or Disallowed Claim, shall be cancelled, extinguished, and discharged, and each holder thereof shall not receive or retain any property under this Plan on account of such Claim. To the extent that any Claim in this Class 14 arising out of or relating to Opioid-Related Activities or any Opioids or Opioid Products manufactured, marketed, or sold by the Debtors, including any Co-Defendant Claim, that is Disallowed pursuant to section 502(e) of the Bankruptcy Code is later Allowed in accordance with section 502(j) of the Bankruptcy Code, on the date of the Allowance of such Claim, such Claim shall automatically be subordinated pursuant to section 509(c) of the Bankruptcy Code and shall therefore be automatically deemed a Subordinated, Recharacterized, or Disallowed Claim and such Claim shall automatically be cancelled, extinguished, and discharged in accordance with this Section 4.25(c).

Section 4.26 Class 15 - Existing Equity Interests

(a) Classification. Class 15 consists of all Existing Equity Interests.

(b) Impairment and Voting. Class 15 is Impaired and not receiving any Distribution under this Plan. Therefore, holders of Existing Equity Interests are deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited.

(c) Treatment. On the Effective Date, each Existing Equity Interest, shall be cancelled, extinguished, and discharged, subject to applicable law, and each holder thereof shall not receive or retain any property under this Plan on account of such Existing Equity Interest.

ARTICLE V

MEANS FOR IMPLEMENTATION

Section 5.1 Cancellation of Securities and Agreements

(a) Except for the purpose of evidencing a right to a Distribution under this Plan and as otherwise specifically provided for in this Plan and subject in all respect to the Intercreditor Agreements (other than as provided herein), on the Effective Date, each Prepetition Document, each Second Lien Notes Document, Unsecured Notes Document, and any other indentures, notes, bonds, purchase rights, agreements, instruments, guarantees, certificates, warrants, options, puts, securities, pledges, and other documents, in each case, that relate to any Claim against or Interest in the Debtors and any rights of any holder in respect thereof, including, but not limited to, Existing Equity Interests, the First Lien Credit Agreement, the Indentures (and the Notes issued thereunder), and any indebtedness or obligations thereunder, shall be deemed, subject to applicable law, cancelled, discharged, and of no force or effect, without any need for any person, including, without limitation, the First Lien Collateral Trustee, the Second Lien Collateral Trustee, the First Lien Agent, any Indenture Trustee, or any holder of any First Lien Claim, Second Lien Notes Claims, or Unsecured Notes Claims to take further action with respect thereto, and the obligations of the Debtors, the First Lien Collateral Trustee, the Second Lien Collateral Trustee, the First Lien Agent, the Indenture Trustees, each other Prepetition Secured Party, and each other party to any of the foregoing documents or beneficiary thereunder shall be deemed fully satisfied, released, and discharged. For the avoidance of doubt, notwithstanding anything to the contrary herein, any provision in any document, instrument, lease, or other agreement that causes or effectuates, or purports to cause or effectuate, a default, termination, waiver, or other forfeiture of, or by, the Debtors as a result of the cancellations, terminations, satisfaction, releases, or discharges provided for in this Plan shall be deemed null and void and shall be of no force and effect.

(b) Notwithstanding such cancellation and discharge, the Intercreditor Agreements (including any amendments thereto and in accordance with section 27(c) of the RSA), the First Lien Credit Agreement, and the Indentures shall continue in effect solely for purposes of: (i) allowing holders of First Lien Claims, Second Lien Notes Claims, and Unsecured Notes Claims to receive Distributions under or in connection with this Plan, including under any Plan Document, as provided herein; (ii) enforcing the rights, claims, and interests of the First Lien Collateral Trustee, the Second Lien Collateral Trustee, the First Lien Agent, the Indenture Trustees, and each other Prepetition Secured Party vis-à-vis any parties other than the Debtors and the Post- Emergence Entities, including any rights with respect to priority of payment and/or to exercise the Indenture Trustee Charging Liens against any Distributions (including, but not limited, to rights of the Indenture Trustees to assert the applicable Indenture Trustee Charging Lien against any Distributions to holders of Notes under the applicable Indentures); (iii) permitting the First Lien Collateral Trustee, the Second Lien Collateral Trustee, the First Lien Agent, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, each other Prepetition Secured Party, and the Unsecured Indenture Trustees to appear to be heard in the Chapter 11 Cases or in any proceedings in the Bankruptcy Court or any other court relating to the First Lien Credit Agreement, the First Lien Notes Indentures, the Second Lien Notes Indentures, and the Unsecured Notes Indentures, as applicable; (iv) preserving the rights of the First Lien Collateral Trustee, the Second Lien Collateral Trustee, the First Lien Agent, and the Indenture Trustees to compensation and indemnification as against any money or property distributable to holders under the First Lien Credit Agreement and the Indentures, as applicable; (v) enforcing any obligation owed to the First Lien Collateral Agent, the Second Lien Collateral Agent, the First Lien Agent, and the Indenture Trustees under this Plan and any Plan Documents; and (vi) to permit the First Lien Collateral Agent, the Second Lien Collateral Agent, the First Lien Agent, and the Indenture Trustees to perform any function necessary to effectuate the foregoing or the making of any Distributions under or as required by this Plan; provided, that, the preceding proviso shall not affect the discharge of Claims pursuant to the Bankruptcy Code, the Confirmation Order, or this Plan, or result in any expense or liability to the Debtors or the Post-Emergence Entities, except to the extent set forth in or provided for under this Plan; provided further, that, the cancellation hereunder shall not itself alter the obligations or rights among third parties other than the Debtors and the Post- Emergence Entities.

(c) Except as otherwise set forth in this Section 5.1 or the PSA, subsequent to the performance by the First Lien Agent of its obligations pursuant to this Plan, the First Lien Agent and each of its respective agents shall be relieved of all further duties and responsibilities related to the First Lien Credit Agreement and each other Prepetition Document.

(d) Except as otherwise set forth in this Section 5.1 or the PSA, subsequent to the performance by the First Lien Notes Indenture Trustee of its obligations pursuant to this Plan, the First Lien Notes Indenture Trustee and each of its respective agents shall be relieved of all further duties and responsibilities related to the First Lien Notes Indentures and each other Prepetition Document.

(e) Except as otherwise set forth in this Section 5.1 or the PSA, subsequent to the performance by the First Lien Collateral Trustee and the Second Lien Collateral Trustee of their respective obligations pursuant to this Plan, the First Lien Collateral Trustee, the Second Lien Collateral Trustee, and each of their respective agents shall be relieved of all further duties and responsibilities related to the Intercreditor Agreements and each Prepetition Document.

(f) Except as otherwise set forth in this Section 5.1 or the PSA, subsequent to the performance by the Second Lien Notes Indenture Trustee of its obligations pursuant to this Plan, the Second Lien Notes Indenture Trustee and each of its respective agents shall be relieved of all further duties and responsibilities related to the Second Lien Notes Indenture and each other Second Lien Notes Document.

(g) Except as otherwise set forth in this Section 5.1 or the PSA, subsequent to the performance by each of the Unsecured Notes Indenture Trustees of their respective obligations pursuant to this Plan, the Unsecured Notes Indenture Trustees and each of their respective agents shall be relieved of all further duties and responsibilities related to the Unsecured Note Indentures and each other Unsecured Notes Document, in each case, subject to the terms of the GUC Trust Agreement.

(h) In order to effectuate the liquidation and dissolution of Endo International plc and the extinguishment of each Existing Equity Interest pursuant thereto under the laws of Ireland: (i) Endo International plc will convene and hold the PLC EGM; and (ii) pursuant to this Plan, (1) in circumstances where Cede & Co. is the registered holder of an Existing Equity Interest, each applicable underlying beneficial holder of such Existing Equity Interest will be deemed to have instructed Cede & Co. to submit a Master Proxy to Endo International plc voting all of the Existing Equity Interests in favor of the PLC Liquidation Resolution; and (2) the Master Proxy will be executed by Cede & Co.

Section 5.2 Sources of Plan Distributions

(a) Distributions under this Plan shall be comprised of, as applicable, (i) Cash on hand; (ii) the Exit Financing or the proceeds thereof, as applicable; (iii) Purchaser Equity (including the net proceeds of the Rights Offerings); and (iv) the GUC Trust Litigation Consideration.

(b) All Cash necessary for the Debtors or the applicable Post-Emergence Entities, as applicable, to make payments or Distributions pursuant hereto shall be obtained from the following sources, as appropriate: (i) Cash on hand; (ii) the net proceeds of the Rights Offerings; and (iii) if applicable, the net proceeds from the Syndicated Exit Financing. Further, the Debtors or the Post- Emergence Entities, as the case may be, will be entitled to transfer funds among themselves as they determine to be necessary or appropriate to enable the applicable Post-Emergence Entities to satisfy any obligations under this Plan and the PSA. To the extent this Plan obligates the Remaining Debtors to make any payments or Distributions hereunder, the amount of any such payments or Distributions shall be funded solely by the Purchaser Entities.

(c) All Cash necessary for any of the Trusts to make payments or Distributions pursuant hereto and pursuant to the applicable Trust Documents shall be obtained from the sources set forth in, and in accordance with, the applicable Trust Documents, which sources may include, among others: (i) Cash funded by the Debtors and/or the Purchaser Entities, as applicable; (ii) insurance proceeds; (iii) proceeds of investments of Trust assets; and (iv) proceeds of the pursuit of any Claims or Causes of Action, in each case as applicable and in accordance with the applicable Trust Documents.

Section 5.3 Exit Financing

(a) Subject to the occurrence of the Effective Date, Confirmation of this Plan shall be deemed to constitute authorization and approval by the Bankruptcy Court of (i) the Exit Financing and the Exit Financing Documents (including all transactions contemplated thereby, and all actions to be taken, undertakings to be made and obligations to be incurred by the Purchaser Obligors in connection therewith, including the payment of all fees and expenses provided for therein); and (ii) the entry by the Purchaser Obligors into, and performance of their obligations under, the Exit Financing Documents (inclusive of such documents as may be reasonably required or appropriate to effectuate the foregoing). For the avoidance of doubt, any Exit Financing shall be issued under this Plan.

(b) As of the Effective Date, the Exit Financing Documents shall constitute legal, valid, binding, and authorized obligations of the Purchaser Obligors, enforceable in accordance with their terms. The financial accommodations set forth in the Exit Financing Documents (i) are being extended, and shall be deemed to have been extended, in good faith, for legitimate business purposes; (ii) are reasonable; (iii) shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever; and (iv) shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law.

(c) As of the Effective Date, all of the Liens and security interests to be granted under the Exit Financing Documents shall (i) be legal, binding, and enforceable Liens on, and security interests in, the collateral granted in accordance therewith (including the priority set forth therein); (ii) be deemed to be or have been automatically perfected on the Effective Date; and (iii) shall not (1) be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever; and (2) shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law. The Purchaser Obligors granting such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order; provided, that, perfection shall occur automatically on the Effective Date by virtue of the entry of the Confirmation Order.

(d) To the extent that the Exit Financing consists, in whole or in part, of New Takeback Debt, each Entity that receives New Takeback Debt shall be deemed, without further notice or action, to have agreed to be bound by the Exit Financing Documents in respect of the New Takeback Debt, as the same may be amended from time to time following the Effective Date and in accordance with their terms. Such Exit Financing Documents shall be binding on all Entities receiving New Takeback Debt (and their respective successors and assigns), whether received pursuant to the Plan or otherwise, and regardless of whether any such Entity executes or delivers a signature page to any applicable Exit Financing Document.

Section 5.4 Issuance of Purchaser Equity

(a) As of the Effective Date, (i) Purchaser Parent shall be authorized to issue, and shall issue, or shall cause to be issued, the Purchaser Equity; and (ii) the issuance of the Purchaser Equity in connection with the Rights Offerings and the Backstop Commitment Agreements shall be authorized, ratified, and confirmed in all respects, in each case, in accordance with the terms of this Plan and the Rights Offering Documents, in each case, without the need for further corporate or shareholder action. All of the Purchaser Equity issuable under this Plan (including under the Rights Offering Documents), when so issued, shall be duly authorized, validly issued, fully paid, and non-assessable.

(b) Purchaser Parent shall issue or reserve for issuance a sufficient number of common stock or ordinary shares, as applicable, to effectuate all issuances of Purchaser Equity contemplated by the Plan, including the Rights Offerings and the Management Incentive Plan. Each holder of Purchaser Equity shall be deemed, without further notice or action, to have agreed to be bound by the Corporate Governance Documents, as the same may be amended from time to time following the Effective Date and in accordance with their terms. The Corporate Governance Documents shall be binding on all Entities receiving Purchaser Equity (and their respective successors and assigns), whether received pursuant to the Plan or otherwise and regardless of whether any such Entity executes or delivers a signature page to any Corporate Governance Document.

Section 5.5 Exemption from Securities Act Registration Requirements

(a) All Purchaser Equity issued under this Plan (including pursuant to the Rights Offerings and the Backstop Commitment Agreements) will be issued by Purchaser Parent (as “successor” to Endo International plc within the meaning of section 1145 of the Bankruptcy Code and not for any other purposes) without registration under the Securities Act or any similar federal, state, or local law in reliance upon (i) section 1145 of the Bankruptcy Code (except with respect to (1) any Entity that is an Underwriter; and (2) equity issued pursuant to the GUC Rights Offering); (ii) pursuant to section 4(a)(2) under the Securities Act and/or Regulation D or Regulation S thereunder and similar exemptions under applicable State or local law (including with respect to any Entity that is an Underwriter); and/or (c) if applicable, in the European Economic Area, pursuant to an exemption under Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 (as amended or supplemented), and, in the United Kingdom, pursuant to an exemption under the retained European Union law version of Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017, as it forms part of the United Kingdom’s domestic law pursuant to the European Union (Withdrawal) Act 2018, and/or generally, in compliance with any other applicable securities law in the United Kingdom (including the FSMA, as amended) and in the European Economic Area, as the case may be.

(b) Purchaser Equity issued in reliance upon section 1145 of the Bankruptcy Code (except with respect to any Entity that is an Underwriter) is exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable U.S. State or local law requiring registration for the offer or sale of securities and (i) are not “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and (ii) are freely tradable and transferable by any holder thereof that, at the time of transfer, (1) is not an “affiliate” (as defined in Rule 144(a)(1) under the Securities Act) of any Purchaser Entity; (2) has not been such an “affiliate” within 90 days of such transfer; and (3) is not an Entity that is an Underwriter.

(c) To the extent any Purchaser Equity is issued in reliance on section 4(a)(2) of the Securities Act and/or Regulation D or Regulation S thereunder, such Purchaser Equity will be “restricted securities” subject to resale restrictions and may be resold, exchanged, assigned, or otherwise transferred only in a transaction registered, or exempt from registration, under the Securities Act and other applicable law. In that regard, each of the recipients of Purchaser Equity issued pursuant to this Plan has made customary representations (including that each is an “accredited investor” (within the meaning of Rule 501(a) of the Securities Act) or a “qualified institutional buyer” (as defined under Rule 144A promulgated under the Securities Act)) to the Purchaser Entities or the GUC Trust, as applicable.

Section 5.6 Rights Offerings

(a) First Lien Rights Offering

(i) Prior to the Effective Date, the First Lien Rights Offering shall be commenced pursuant to the First Lien Rights Offering Procedures. The Purchaser Equity offered pursuant to the First Lien Rights Offering shall have an aggregate investment amount equal to the First Lien ERO Amount. On the Effective Date, Purchaser Equity will be distributed to holders of First Lien Claims who validly exercised their First Lien Subscription Rights in accordance with the First Lien Rights Offering Procedures.

(ii) To facilitate the First Lien Rights Offering, the First Lien Backstop Commitment Parties have agreed to duly subscribe and pay for all Purchaser Equity issuable to such First Lien Backstop Commitment Parties in relation thereto in accordance with, and subject to, the terms and conditions of the First Lien Rights Offering Documents. Any obligation to make or pay any payments or premiums due under the First Lien Backstop Commitment Agreement shall be satisfied by the applicable parties as set forth in the First Lien Rights Offering Documents.

(iii) As further set forth in the First Lien Backstop Commitment Agreement, assignments of backstop commitments by any First Lien Backstop Commitment Party (other than to an Affiliate of such First Lien Backstop Commitment Party) shall be subject to a right of first refusal in favor of the other First Lien Backstop Commitment Parties.

(b) GUC Rights Offering

(i) On June 20, 2023, the GUC Rights Offering was commenced.

(ii) Prior to the Effective Date, eligible holders of Second Lien Deficiency Claims and Unsecured Notes Claims who subscribed to the GUC Rights Offering shall have exercised their GUC Subscription Rights and, on or promptly following the Effective Date, such holders shall receive Purchaser Equity pursuant to and in accordance with the

GUC Rights Offering Documents; provided, that, the subscription elections made as of the GUC Subscription Deadline shall be binding, subject to the limited withdrawal rights permitted pursuant to the GUC Rights Offering Supplement, on all holders of Second Lien Deficiency Claims and Unsecured Notes Claims and no new or additional elections shall be solicited or permitted in connection with this Plan or otherwise.

(iii) To facilitate the GUC Rights Offering, the GUC Backstop Commitment Parties have agreed to duly subscribe and pay for all Purchaser Equity issuable to such GUC Backstop Commitment Parties in accordance with, and subject to the terms and conditions set forth in, the GUC Rights Offering Documents. Any obligation to make or pay any payments or premiums due under the GUC Backstop Commitment Agreement shall be satisfied by the applicable parties as set forth in the GUC Rights Offering Documents.

(iv) Pursuant to and as further described in the GUC Backstop Commitment Agreement, assignments of backstop commitments by any GUC Backstop Commitment Party (other than to an Affiliate of such GUC Backstop Commitment Party) shall be subject to a right of first refusal in favor of the other GUC Backstop Commitment Parties.

(v) Holders of Second Lien Deficiency Claims and Unsecured Notes Claims shall not have any oversubscription or backstop rights with respect to the GUC Rights Offering.

Section 5.7 Plan Administration for Remaining Debtors

(a) Plan Administrator and Plan Administrator Agreement

After the Effective Date, this Plan shall be implemented with respect to the Remaining Debtors through the appointment of a Plan Administrator pursuant to the Plan Administrator Agreement. The Plan Administrator and the Purchaser Entities shall agree on an initial amount to be funded by the Purchaser Entities under the Plan Administrator Agreement, which initial amount may be adjusted as agreed between the Plan Administrator and the Purchaser Entities as reasonably necessary for the Plan Administrator to implement the terms of the Plan Administrator Agreement. The costs and expenses associated with such implementation shall be funded by the Purchaser Entities; provided, that, any amounts allocated to the Remaining Debtors and/or the Plan Administrator to implement the terms of the Plan Administrator Agreement shall be subject to a reversionary interest of the Purchaser Entities and shall automatically revert to the Purchaser Entities on the date on which the Plan Administrator has completed its obligations pursuant to Section 5.7(c) hereof.

(i) Appointment of the Plan Administrator. On the Effective Date, the Plan Administrator shall be jointly selected by the Debtors and the Required Consenting Global First Lien Creditors, in consultation with the Committees and the FCR.

(ii) Bonded. The Plan Administrator shall not be required to be bonded.

(iii) Plan Administrator Agreement. The Plan Administrator Agreement shall be executed and delivered by each of the Remaining Debtors and the Plan Administrator on the Effective Date.

(iv) Powers and Duties. As of the Effective Date, the Plan Administrator shall have the powers described in the Plan Administrator Agreement.

(v) Exculpation, Indemnification, and Liability Limitation. The Plan Administrator and all professionals retained by the Plan Administrator, in each case, solely in their respective capacities as such, shall be deemed exculpated and indemnified, except for fraud, willful misconduct, or gross negligence, in all respects by the Purchaser Entities or as otherwise agreed by the Plan Administrator and any other Person or Entity.

(vi) Payment Obligation. The Purchaser Entities shall be obligated to fund the Remaining Debtors with amounts necessary to satisfy the fees and expenses of the Plan Administrator and the Remaining Debtors under the Plan Administrator Agreement and any Persons or professionals retained by the Plan Administrator, provided that all remaining amounts held by the Plan Administrator on the date on which the Plan Administrator has completed its obligations pursuant to Section 5.7(c) shall automatically revert to the Purchaser Entities on such date.

(vii) Reversionary Interest of the Purchaser Entities. Any amounts received by the Plan Administrator from Entities other than the Purchaser Entities shall be allocated to the Purchaser Entities and shall automatically transfer to the Purchaser Entities on the first day of each calendar month.

(b) Obligations of the Remaining Debtors under this Plan

Any obligation of the Remaining Debtors under this Plan may be satisfied or undertaken by the Plan Administrator, acting on behalf of the Remaining Debtors.

(c) Wind Down of the Remaining Debtors

As of the Effective Date, and with the consent of the Purchaser Entities, the Plan Administrator shall be authorized and directed to take all corporate actions consistent with the Plan, any applicable Order of the Bankruptcy Court, and foreign laws necessary and desirable to wind down, dissolve, or liquidate the Remaining Debtors or any of their Non-Debtor Affiliates and to take any such other actions as the Plan Administrator may determine to be necessary or desirable to carry out the purposes of the Plan, the costs of which, in each case, shall be funded by the Purchaser Entities, in each case, in accordance with the terms of the Plan Administrator Agreement.

Section 5.8 Tax Matters

(a) To the maximum extent permitted pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property in contemplation of, in connection with, or pursuant to this Plan and the PSA shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles, or similar tax, mortgage tax, stamp act, real estate transfer tax, sales or use tax, mortgage recording tax, or other similar tax or governmental assessment in the United States, and the Confirmation Order shall direct and be deemed to direct the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such tax or governmental assessment. Such exemption specifically applies, without limitation, to: (i) the creation of any mortgage, deed of trust, Lien, or other security interest; (ii) the making or assignment of any lease or sublease; (iii) any Restructuring Transaction authorized herein; or (iv) the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with this Plan or the PSA, including: (1) any merger agreements; (2) agreements of consolidation, restructuring, disposition, liquidation, or dissolution; (3) deeds; or (4) assignments executed in connection with any transaction occurring under this Plan.

(b) Notwithstanding anything to the contrary, including the actual manner in which this Plan, the Plan Transaction, and the Restructuring Transactions are undertaken and whether or not any elections under, inter alia, Sections 336 or 338 of the Tax Code are made, the U.S. Government, the Debtors, and the Post-Emergence Entities shall, and the Confirmation Order shall direct and be deemed to direct the appropriate state or local governmental officials or agents to, for all United States federal, state, and local tax purposes, treat the implementation of this Plan, the Plan Transaction, and the Restructuring Transactions in accordance with the terms of the U.S. Government Resolution Documents.

Section 5.9 Corporate Action

(a) As of the Effective Date, all actions and transactions contemplated by this Plan and the PSA shall be deemed authorized, approved, and, to the extent taken or implemented, as applicable, prior to the Effective Date, ratified without any requirement for further action by holders of Claims or Interests, or by the directors (including any Persons in any analogous roles under applicable law), officers, or managers of the Debtors or any Post-Emergence Entity in all respects, including (i) the selection of the directors (including any Persons in any analogous roles under applicable law), officers, and managers of the Post-Emergence Entities (whether occurring before, on, or after the Effective Date); (ii) the assumption, assumption and assignment, and rejection, as applicable, of Executory Contracts and Unexpired Leases; (iii) the execution of the Plan Documents (including but not limited to the Corporate Governance Documents, the Trust Documents (including the GUC Trust Cooperation Agreement), the Exit Financing Documents, the Rights Offering Documents, and the U.S. Government Resolution Documents); (iv) the issuance and Distribution of Purchaser Equity; (v) the implementation of the Plan Transaction and the Restructuring Transactions; and (vi) all other actions or transactions contemplated by or reasonably necessary or appropriate to promptly consummate the transactions contemplated by this Plan and the PSA, in each case, whether occurring prior to, on, or after the Effective Date; provided, that, with respect to any Foreign Debtors, prior to the Effective Date, the Debtors will undertake any necessary or advisable steps in order to select, appoint, and remove any directors (including any Persons in any analogous roles under applicable law), officers, and managers, as applicable, of the Foreign Debtors, and the occurrence of the Effective Date shall serve as ratification of the appointment, selection, or removal of any directors (including any Persons in any analogous roles under applicable law), officers, or managers of the applicable Post-Emergence Entities and any other actions taken in furtherance of the foregoing so that such actions are effective as of the Effective Date. All matters provided for in this Plan involving the corporate or limited liability company structure of the Debtors or the Post-Emergence Entities, as applicable, and any corporate or limited liability company action required by the Debtors or the Post-Emergence Entities, as applicable, in connection with this Plan, shall be deemed to have occurred and shall be in effect without any requirement of further action by the directors, managers, or officers of the Debtors or the Post-Emergence Entities, as applicable.

(b) On or before the Effective Date, as applicable, the appropriate officers of the Debtors or the Post-Emergence Entities, as applicable, shall be authorized and directed to issue, execute, and deliver the agreements, documents, securities, certificates of incorporation, operating agreements, and instruments contemplated by this Plan (or necessary or desirable to effect the transactions contemplated by this Plan and the PSA) in the name of and on behalf of the Debtors or the Post-Emergence Entities, as applicable. The authorizations and approvals contemplated by this Section 5.9 shall be effective notwithstanding any requirements under non-bankruptcy law.

Section 5.10 Vesting of Assets in the Post-Emergence Entities

Except as otherwise provided in this Plan, the PSA, the Plan Supplement, or in any agreement, instrument, or other document incorporated herein or therein, on the Effective Date all property in each Debtor’s Estate, and all Causes of Action held by the Debtors or their Estates (except those released pursuant to Article X of this Plan, retained by the Remaining Debtors, or transferred to the GUC Trust pursuant to Section 5.20(b)(i)(2) of this Plan), shall vest in or be transferred to, as applicable, each applicable Post-Emergence Entity, free and clear of all Liens, Claims, charges, and other encumbrances to the fullest extent possible under the Bankruptcy Code, and none of the Post-Emergence Entities shall have any liability for such Liens, Claims, charges, or other encumbrances whatsoever (other than to the extent provided in the PSA). On and after the Effective Date, except as provided in this Plan, the Post-Emergence Entities may operate their business and may (a) use, acquire, and dispose of property; (b) compromise or settle Claims, Interests, and Causes of Action; and (c) take any other action contemplated by this Plan, the PSA, the Plan Supplement, or the Confirmation Order, in each case, without Bankruptcy Court supervision or approval, and free of any Bankruptcy Code or Bankruptcy Rule restrictions.

Section 5.11 Restructuring Transactions

(a) The Plan Transaction shall be implemented in accordance with this Plan and the PSA. The Plan Transaction shall be effected through at least two mechanisms: (i) the Assets of the Debtors that become Remaining Debtors shall be sold and transferred directly to the applicable newly-formed Purchaser Entities; and (ii) the Interests in the Transferred Debtors and certain Non-Debtor Affiliates shall be sold, issued, and/or transferred, directly or indirectly, to and subsequently held by the applicable newly-formed Purchaser Entities such that the Transferred Debtors and the applicable Non-Debtor Affiliates shall, as of and following the Effective Date, be owned, directly or indirectly, by Purchaser Parent, in each case, free and clear of all Liens, Claims, charges, or other encumbrances (other than to the extent provided in the PSA) to the fullest extent possible under the Bankruptcy Code. As of the Confirmation Date, the Debtors shall be authorized and empowered to execute, deliver, implement, and fully perform any and all obligations, instruments, documents, and papers and to take any actions reasonably necessary or appropriate to consummate the Restructuring Transactions, the Plan, the Plan Transaction, and any other transactions contemplated by the foregoing, including but not limited to any transaction steps authorized pursuant to prior orders of the Bankruptcy Court in furtherance of the Debtors’ restructuring for purposes of (i) streamlining their corporate structure; (ii) obtaining tax and other efficiencies; (iii) obtaining Regulatory Approvals; and (iv) implementing this Plan and the PSA in non-U.S. jurisdictions.

(b) In connection with the transaction steps contemplated in Section 5.11(a) and other transaction steps contemplated in furtherance of the implementation of this Plan and the Plan Transaction, the Debtors and the Post-Emergence Entities, as applicable, are authorized and empowered to take all actions necessary and appropriate to consummate the Restructuring Transactions, including, without limitation: (i) the execution, delivery, implementation, and performance of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution, or liquidation on terms consistent with the terms of this Plan, the PSA, any prior orders of the Bankruptcy Court, and applicable law, including such documents required for, as a result of, or in connection with this Plan and/or the Scheme; (ii) the execution and delivery of the Exit Financing Documents, the Rights Offering Documents, the Trust Documents (including the GUC Trust Cooperation Agreement) and any related agreements or other documents on terms consistent with the terms of this Plan, any prior orders of the Bankruptcy Court, and applicable law; (iii) the transfer of the GUC Trust Litigation Consideration and the documents and information set forth in the GUC Trust Cooperation Agreement, as applicable; (iv) the Reconstruction Steps, as described in and in accordance with the Bidding Procedures Order; (v) the India Internal Reorganization; (vi) the execution and delivery of the PSA and any other documents contemplated thereby; (vii) the execution and delivery of instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of this Plan, the PSA, any prior orders of the Bankruptcy Court, and applicable law; (viii) the execution and filing of certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, dissolution, and amendments of the foregoing, including the Corporate Governance Documents, in accordance with this Plan and applicable law; (ix) the liquidation, dissolution, or wind-down of any of the Remaining Debtors; (x) the issuance of the Purchaser Equity; (xi) the implementation of the Plan in jurisdictions outside of the United States, including (1) seeking recognition of the Confirmation Order and/or such other orders of the Bankruptcy Court as may be necessary or desirable; (2) implementing the Plan in Ireland pursuant to the Scheme, including the solicitation of votes on the Scheme; and (3) initiating one or more parallel insolvency or other proceedings in jurisdictions outside the United States of America; and (xii) all other actions determined by the Debtors and/or the Post-Emergence Entities, as applicable, to be necessary or appropriate in furtherance of the Restructuring Transactions, the Plan, the Plan Transaction, and any transactions contemplated by or in connection with the foregoing, including making filings or recordings that may be required by applicable law.

(c) In each case in which any Purchaser Entity specifically assumes or acquires any obligations of any Debtor, such Purchaser Entity shall perform such obligations of such Debtor pursuant to this Plan to satisfy the Allowed Claims against, or Allowed Interests in, such Debtor, except as provided in the PSA or in any contract, instrument, or other agreement or document effecting a disposition to such Purchaser Entity, which provides that another Entity shall perform such obligations.

Section 5.12 Effectuating Documents; Further Transactions

On and after the Effective Date, the applicable Post-Emergence Entities and the directors, officers, and managers thereof are authorized and directed to issue, execute, deliver, file, or record such contracts, securities, instruments, releases, and other agreements or documents, and to take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of this Plan, the PSA, and the securities issued pursuant to this Plan in the name of and on behalf of the applicable Post-Emergence Entities, including the transfer of documents, information, and privileges (to the extent set forth in the Resolution Stipulation and in accordance with the GUC Trust Cooperation Agreement), in each case, without the need for any approvals, authorizations, or consents except for those expressly required pursuant to this Plan or the PSA.

Section 5.13 Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, but subject in all respects to Section 5.20 of this Plan and the GUC Trust Documents, (a) the Post-Emergence Entities shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Retained Causes of Action, whether arising before or after the Petition Date, and the Post-Emergence Entities’ rights to commence, prosecute, or settle such Retained Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, and the Post-Emergence Entities may pursue such Retained Causes of Action, as appropriate, in accordance with the best interests of the Post-Emergence Entities, subject to the payment of any amounts recovered by the Remaining Debtors to the Purchaser Entities pursuant to the PSA; (b) following the Effective Date, the Purchaser Entities shall retain and may enforce all rights to commence, prosecute, and/or settle any and all Causes of Action acquired pursuant to the Plan and the PSA; and (c) following the Effective Date, the GUC Trust shall retain and may enforce all rights to commence, pursue, and settle, as appropriate, any and all GUC Trust Litigation Claims, subject to, solely with respect to Claims and Causes of Action brought against any Excluded D&O Party, the Covenant Not To Collect. No Person may rely on the absence of a specific reference in this Plan or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors, the Post-Emergence Entities, or the GUC Trust, as applicable, will not pursue any and all available Causes of Action against such Person. Except with respect to Causes of Action against any Person which Person was released by the Debtors or the Post-Emergence Entities on or before the Effective Date (including pursuant to this Plan), the applicable Post-Emergence Entities, expressly reserve all rights to prosecute any and all Retained Causes of Action against any Person, except as otherwise expressly provided in this Plan. The GUC Trust expressly reserves all rights to prosecute any and all GUC Trust Litigation Claims in accordance with and to the extent provided in the GUC Trust Documents and subject to the Covenant Not To Collect. Unless any Causes of Action against a Person are expressly waived, relinquished, exculpated, released, compromised, transferred (including to the GUC Trust), or settled in this Plan or a Final Order of the Bankruptcy Court, (i) the Post-Emergence Entities expressly reserve all Retained Causes of Action for later adjudication; and (ii) the GUC Trust expressly reserves all GUC Trust Litigation Claims for later adjudication, and therefore, in each case, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, Claim preclusion, estoppel (judicial, equitable, or otherwise), or laches shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or consummation of this Plan.

Section 5.14 Single Satisfaction of Claims

Holders of Allowed Claims other than Trust Channeled Claims may assert such Claims against each Debtor obligated with respect to such Claims, and such Claims shall be entitled to share in the recovery provided for the applicable Class of Claims against each obligated Debtor based upon the full Allowed amount of the Claim. Holders of Allowed Trust Channeled Claims may assert such Claims solely against the applicable Trust and subject to Section 10.9 hereof, such Claims shall be entitled to recovery, if any, pursuant to and in accordance with the terms of the applicable Trust Documents. Notwithstanding the foregoing, in no case shall the aggregate value of all property received or retained under this Plan (including, for the avoidance of doubt, pursuant to the Trust Documents) by a holder of an Allowed Claim on account of such Allowed Claim exceed 100% of the underlying Allowed Claim.

Section 5.15 Corporate Governance Documents and Corporate Existence

(a) The Corporate Governance Documents of Purchaser Parent, which shall be filed with the Plan Supplement and which shall be in form and substance reasonably acceptable to the Debtors and acceptable to the Required Consenting Global First Lien Creditors, shall provide for, among other things, certain terms and designation rights with respect to the Purchaser Parent Board.

(b) Except as otherwise provided herein, in the Corporate Governance Documents, or elsewhere in the Plan Supplement, each of the Post-Emergence Entities shall continue to exist after the Effective Date as a separate corporate Entity or limited liability company, as the case may be, with all the powers of a corporation or limited liability company, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Post-Emergence Entity is incorporated. After the Effective Date, each Post-Emergence Entity may amend and restate its Corporate Governance Documents as permitted by the laws of its respective state, province, or country of formation and its respective charter and bylaws or limited liability company agreement, as applicable.

Section 5.16 Purchaser Parent Board of Directors

Upon the Effective Date, the Purchaser Parent Board shall consist of seven directors. The identities of such directors of the Purchaser Parent Board and the boards of each of the other Purchaser Entities, in each case, if known, will be set forth in the Plan Supplement or announced at the Confirmation Hearing in accordance with section 1129(a)(5) of the Bankruptcy Code.

Section 5.17 Management Incentive Plan

On the Effective Date, the Purchaser Parent Board will adopt the Management Incentive Plan, which will provide for the issuance of equity-based awards to management and other key employees of the Purchaser Entities up to the amount of the MIP Reserve. No later than 90 days after the Effective Date, the Purchaser Entities shall allocate 72.2% of the MIP Reserve under the Management Incentive Plan subject to terms (including, without limitation, performance metrics and vesting schedules) to be determined by the Purchaser Parent Board.

Section 5.18 Employee Matters

(a) With respect to any individuals employed by the Debtors immediately prior to the Effective Date, (x) all Specified Subsidiary Employees shall become, as of the Effective Date, employees of the applicable Purchaser Entities; (y) all employment contracts of all Automatic Transfer Employees shall transfer by operation of law to the applicable Purchaser Entities under any applicable Transfer Regulations; and (z) all Offer Employees shall be offered employment by the applicable Purchaser Entities. Each Specified Subsidiary Employee, Offer Employee (to the extent such Offer Employee accepts the offer of employment from the applicable Purchaser Entity), and Automatic Transfer Employee (that, if permitted by applicable Transfer Regulations, does not object to such transfer under the Transfer Regulations) shall be, as of and following the Effective Date, a Continuing Employee (such that, for the avoidance of doubt, any individuals employed by the Transferred Debtors as of immediately prior to the Effective Date, other than Automatic Transfer Employees who lawfully object to such transfer and Offer Employees who do not accept an offer of employment, shall be, as of and following the Effective Date, Continuing Employees).

(i) Each Continuing Employee’s position, responsibilities, base salary, and short- and long-term incentive opportunities following the Effective Date shall remain the same as such Continuing Employee’s position, responsibilities, base salary, and short- and long-term incentive opportunities as of immediately prior to the Effective Date. Each Continuing Employee’s other compensation and benefits (excluding any one-time or special bonus payments that do not constitute target incentive compensation) shall be no less favorable in the aggregate as such other compensation and benefits provided to such Continuing Employee as of immediately prior to the Effective Date. The applicable Purchaser Entities shall provide, for a period of one year following the Effective Date or for such longer period as required by applicable law, recognition of all prior service of each Continuing Employee on the same basis as recognized by the applicable Debtors or Non- Debtor Affiliates.

(ii) To the extent permitted by law or the Collective Bargaining Agreement, all accrued and unused vacation and paid time off for each Continuing Employee accrued as of the Effective Date shall be transferred to or assumed by, as applicable, the applicable Purchaser Entities and such Purchaser Entities shall honor such accrued vacation and paid time off on the same basis as provided under the vacation policies of the applicable Debtors and Non-Debtor Affiliates in effect immediately prior to the Effective Date.

(b) The Debtors shall assume or assume and assign to the Purchaser Entities, as applicable, any and all compensation and benefit plans, programs, agreements and arrangements, whether written or unwritten, contractual or non-contractual, that are, in each case, adopted, sponsored, entered into, maintained, contributed to, or required to be contributed to by the Debtors and are applicable to any Continuing Employee or any other current or former employee, director or consultant of the Debtors, including any long-term Cash awards, but excluding any equity-based incentive awards, in each case, in accordance with the PSA, and, as of the Effective Date, the foregoing assumed contracts and liabilities shall revest in, and be fully enforceable by and/or against, as applicable, the Purchaser Entities in accordance with the terms thereof.

(c) With respect to all Continuing Employees who are Insiders, including for purposes of disclosure pursuant to section 1129(a)(5) of the Bankruptcy Code, on the Effective Date, all then-effective employment agreements shall vest in or be transferred to, as applicable, and assumed by the applicable Purchaser Entities. If no employment agreement is then in effect for any Insider, then the applicable Purchaser Entities shall execute a new employment agreement with such Insider that provides for terms of employment, including a base salary, employee benefits, and severance protections to such Insider that is no less favorable than such Insider’s most recent employment agreement and arrangement with the Debtors as adjusted to reflect increases in base salary and target incentive levels or opportunities prior to the Effective Date. Additionally, on the Effective Date, the Purchaser Entities will include all Insiders in the short- and long-term incentive programs for 2024 with (i) target short- and long-term incentive levels and opportunities that are in each case no less favorable than such levels and opportunities that were most recently communicated in writing to the applicable Insider or used to determine any 2023 prepayments (including any such prepayments that were made in 2022 in respect of 2023 compensation); and (ii) eligibility for full-year 2024 incentives that are not pro-rated.

(d) On and after the Effective Date, the Purchaser Entities shall be liable for any and all liabilities, arising at any time, in any way attributable to the employment or service of current or former employees, directors (including any Persons in any analogous roles under applicable law), or consultants of the Debtors, including but not limited to, (i) any obligation to provide COBRA continuation coverage and other retiree benefits to any former employee of the Debtors and spouses and dependents of the foregoing; (ii) the assumption of and any liabilities relating to all health plan coverage obligations under Section 4980B of the Tax Code with respect to all “M&A qualified beneficiaries” as defined in Treasury Regulation section 54.4980B-9; (iii) all liabilities with respect to any employee benefit plan and any funding arrangements relating thereto, in each case, in accordance with Section 2.3(a) of the PSA; (iv) all liabilities with respect to the employment of any Continuing Employees or the termination of employment of any (1) Automatic Transfer Employee who objects to the transfer of their employment; (2) Offer Employee who refuses an offer of employment from the Purchaser Entities; and (3) any Continuing Employee to the extent arising on or after the Effective Date; (v) all unpaid base wages and base salaries and other accrued compensation, employee expenses, and benefits in respect of any Continuing Employees; and (vi) all liabilities arising under the CBA or any collective bargaining laws or arrangements in relation to Continuing Employees in accordance with the terms thereof, in each case, other than (x) any liabilities relating to workers compensation claims for injuries or illnesses occurring prior to the Effective Date to the extent permitted by applicable law; or (y) Disputed Claims or liabilities relating thereto, in each case, in accordance with the PSA.

(e) Notwithstanding anything otherwise contained in this Plan or any of the Plan Documents, the Debtors shall assume the CBA, which constitutes an Executory Contract pursuant to sections 365(a) and 1123 of the Bankruptcy Code. The Cure Amounts, if any, related to the assumption of the CBA shall be satisfied in full by payment by the Debtors or the Purchaser Entities, as applicable, in the ordinary course, including all obligations arising under the CBA, including but not limited to grievances, grievance and other settlements, and arbitration awards, to the extent such obligations are valid and payable; provided, that, the Debtors’ and the Post- Emergence Entities’ rights, defenses, Claims, and counterclaims with respect to any such obligations are expressly preserved. Any Proofs of Claim filed or to be filed for amounts due under the CBA are deemed to be satisfied by the Debtors’ assumption of the CBA as set forth herein.

Section 5.19 Non-GUC Trust D&O Insurance Policies and Indemnification Obligations

(a) Notwithstanding anything herein to the contrary, as of the Effective Date, the Non- GUC Trust D&O Insurance Policies belonging to, owed to, or covering D&O Insured Persons shall be transferred to or automatically vest in, as applicable, the Purchaser Entities (subject to any rights of the D&O Insured Persons in such policies). The Non-GUC Trust D&O Insurance Policies (which, for the avoidance of doubt are not, and do not include, the GUC Trust D&O Insurance Policies) shall have a six-year extended reporting period that will run from the Effective Date.

(b) As of and following the Effective Date, the Purchaser Entities shall assume and be jointly and severally liable (i) for all Indemnification Obligations owed to any Indemnified Persons, which Indemnification Obligations shall (1) survive Confirmation of the Plan; (2) remain unaffected thereby; and (3) not be discharged under section 1141 of the Bankruptcy Code, in each case, irrespective of whether any indemnification or reimbursement is owed in connection with any event occurring before, on, or after the Petition Date, and each of the Purchaser Entities shall be jointly and severally liable with respect to such Indemnification Obligations; provided, that, the Purchaser Entities shall only assume Indemnification Obligations relating to the GUC Trust Litigation Consideration owed to any Indemnified Person solely to the extent of any defense costs (but not to satisfy any judgment or settlement); provided, further, that, notwithstanding any language in any applicable insurance policy mandating indemnification, all indemnification provided hereunder shall be excess over and will not contribute with all valid and collectible insurance, whenever purchased, whether such insurance is stated to be primary, contributing, excess, contingent or otherwise; and (ii) to pay, defend, discharge, indemnify, and hold harmless any directors (including any Persons in analogous roles under applicable law), managers, officers, employees, or agents of the Debtors or their Non-Debtor Affiliates from and against any and all liability to the extent arising out of, resulting from, or attributable to any non-action or action such parties or Entities take, cause to be taken, or cause to be done in relation to any consent, permit, or Regulatory Approvals, including, but not limited to, making or amending any filings, submissions, notices, communications or otherwise appearing before any governmental agency as required for any such consent, permit, or Regulatory Approval.

Section 5.20 Plan Settlements

(a) As further described in Article VI of this Plan, the Disclosure Statement, the provisions of this Plan (including the release and injunctive provisions contained in Article X of this Plan) and any other documents contemplated hereby, constitute a good faith compromise and settlement of Claims and controversies among the Debtors, the U.S. Government, the Endo EC, the Opioid Claimants’ Committee, the Creditors’ Committee, the FCR, the Canadian Governments, the Public School District Creditors, certain other participants in the Mediation, and other parties in interest, which compromises and settlements are each (i) integrated with all other compromises and settlements contemplated in connection with the Plan; and (ii) necessary and integral to this Plan and the Plan Documents and the success of these Chapter 11 Cases. The description of any settlement, compromise, or resolution described in this Section 5.20 is qualified in its entirety to the applicable definitive documents pertaining thereto, which definitive documents shall, unless otherwise specified herein, be filed with the Plan Supplement.

(b) UCC Resolution

(i) GUC Trust. In accordance with the GUC Trust Documents, on or prior to the Effective Date, the Debtors shall establish the GUC Trust. On the Effective Date, all GUC Trust Channeled Claims shall be channeled to the GUC Trust pursuant to Section 10.9 of this Plan. The establishment of the GUC Trust and approval of the UCC Resolution are integral components of this Plan.

(1) GUC Trust Cash Consideration. On the Effective Date, the GUC Trust will receive the GUC Trust Cash Consideration, which shall be used to (A) fund the administration of the GUC Trust, including any costs associated with monetizing the GUC Trust Litigation Consideration; and (B) make Distributions to holders of Allowed Second Lien Deficiency Claims, Allowed Unsecured Notes Claims, and Allowed Other General Unsecured Claims in accordance with the GUC Trust Documents; and (C) Distribute the Generics Price Fixing Claims Trust Consideration, the Mesh Claims Trust Consideration, the Ranitidine Claims Trust Consideration, and the Reverse Payment Claims Trust Consideration to the applicable Distribution Sub-Trusts, in each case, for further Distribution to holders of Distribution Sub-Trust Claims in accordance with the applicable Distribution Sub-Trust Documents.

(A) The GUC Trust shall pay, from the GUC Trust Cash Consideration, the reasonable and documented expenses of each of the Unsecured Notes Indenture Trustees (including the reasonable and documented fees and expenses of counsel retained thereby) that, in each case, (x) are payable under the applicable Unsecured Notes Indentures; and (y) have not otherwise been paid, including pursuant to the UCC Resolution Term Sheet.23

(2) GUC Trust Litigation Consideration. On the Effective Date, pursuant to this Plan and the GUC Trust Cooperation Agreement, the GUC Trust Litigation Consideration shall be irrevocably transferred to and vest in the GUC Trust, free and clear of any and all Claims, Interests, Liens, other encumbrances, and liabilities of any kind, in each case, except as otherwise set forth in Section 10.10 of this Plan or in the GUC Trust Documents. From and after the Effective Date, the GUC Trust shall have the sole and exclusive right to pursue any GUC Trust Litigation Claims subject, in each case and solely with respect to GUC Trust Litigation Claims against the Excluded D&O Parties, to the Covenant Not To Collect. Other than as set forth herein, all Estate Claims and Causes of Action that are not transferred to the GUC Trust shall vest in and be owned by the applicable Purchaser Entities upon the Effective Date.

(A) In pursuing or enforcing any Claim, Cause of Action, right, or Interest, the GUC Trust and each Distribution Sub-Trust (if applicable) shall be entitled to the tolling provisions provided under section 108 of the Bankruptcy Code, and shall succeed to the Debtors’ Estates’ rights with respect to the time periods in which the GUC Trust Litigation Claims may be brought under section 546 of the Bankruptcy Code.

(B) To the extent any of the GUC Trust Litigation Consideration cannot be transferred to the GUC Trust because of a restriction on transferability under applicable non-bankruptcy law that is not superseded or preempted by the Bankruptcy Code, such GUC Trust Litigation Consideration shall be deemed to be retained by the applicable Post-Emergence Entities and the GUC Trust (as successor to the Estates with respect to the GUC Trust Litigation Claims) shall be deemed to have been designated as a representative of the Post-Emergence Entities, as applicable, to enforce and pursue such consideration on behalf of the Post-Emergence Entities to the extent and subject to the limitations set forth in this Plan and the GUC Trust Cooperation Agreement; provided, that, to the extent, as a result of the foregoing, the pursuit and enforcement of such Claims results in claims or counterclaims being asserted against any of the

[23]	For the avoidance of doubt, such payment shall be in addition to any amounts paid to the Unsecured Notes Indenture Trustees pursuant to Section 2.3 of this Plan.

Post-Emergence Entities, their respective subsidiaries, or any of their respective Affiliates, officers, directors (including any Persons in any analogous roles under applicable law), managers, members, employees, equityholders, agents, and representatives, the Post-Emergence Entities shall have the right, but not the obligation, to assume control of the defense against such claims or counterclaims, and the GUC Trust shall, to the fullest extent permitted by law, indemnify and hold harmless the foregoing Persons from and against any Claims suffered or incurred by any of them arising out of, resulting from, or relating to such claims or counterclaims; provided, further, that, nothing in this Section 5.20(b)(i)(2)(B) or in the GUC Trust Documents shall require any Remaining Debtor or Transferred Debtor to maintain its corporate (or similar) existence, or to prevent any Remaining Debtor or Transferred Debtor from winding down its operations, in each case, following the Effective Date. All recoveries made by the Post-Emergence Entities on behalf of the GUC Trust as a representative of the Post-Emergence Entities in accordance with this Section 5.20(b)(i)(2)(B) shall, subject to a right of setoff in favor of the Post-Emergence Entities with respect to the foregoing indemnity rights, be promptly and permanently transferred to the GUC Trust.

(C) The Confirmation Order shall provide (x) that such transfer of the GUC Trust Insurance Rights24 is authorized and enforceable under the Bankruptcy Code notwithstanding any state law or contractual provision; (y) that insurers party to the GUC Trust Insurance Policies had sufficient notice of the Chapter 11 Cases; and (z) the Allowed amount of any GUC Trust Channeled Claim is legally enforceable against the GUC Trust or the applicable Distribution Sub-Trust; provided, that, for the avoidance of doubt, the amount of any installment payments, initial payments, or payments based on payment percentages established under the GUC Trust Documents, as determined or as actually paid by the GUC Trust or the applicable Distribution Sub-Trust, are not the equivalent of the Allowed Amount of any GUC Trust Channeled Claim.

[24]

The Debtors and the Purchaser Entities shall take reasonable steps to preserve the value of the insurance assets acquired by the Purchaser Entities that may apply to claims against the Excluded D&O Parties by the GUC Trust, including but not limited to the Purchaser Entities providing notice required by and in accordance with the terms of the applicable policy of any claim asserted against the Excluded D&O Parties by the GUC Trust and complying with all applicable policy terms and conditions.

(D) Any costs associated with monetizing the GUC Trust Litigation Consideration shall be paid solely from the GUC Trust Consideration.

(E) For the avoidance of doubt, the transfer of the GUC Trust Litigation Consideration to the GUC Trust shall not impair the rights, if any, of any D&O Insured Person under any GUC Trust Insurance Policy, GUC Trust D&O Insurance Policy, or Non-GUC Trust Insurance Policy, as applicable.

(3) GUC Trust Purchaser Equity. On the Effective Date, (x) 3.70% of the Purchaser Equity shall be distributed directly to holders of Allowed Second Lien Deficiency Claims and Unsecured Notes Claims in amounts equal to such holders’ pro rata shares of the GUC Trust Purchaser Equity; and (y) the Escrowed Equity shall be deposited with a third-party escrow agent acceptable to the Required Consenting Global First Lien Creditors and the Creditors’ Committee and shall be subject to an escrow agreement that shall be in form and substance acceptable to the Required Consenting Global First lien Creditors and the Creditors’ Committee.

(A) In order to receive a Distribution of GUC Trust Purchaser Equity, holders of Allowed Second Lien Deficiency Claims and Allowed Unsecured Notes Claims shall be required to tender their Second Lien Notes and Unsecured Notes, as applicable, through ATOP into a securities account established within [•] days of the Effective Date, as will be noticed following entry of the Confirmation Order. Second Lien Notes and Unsecured Notes tendered through ATOP will not be returned and will be subject to cancellation.

(B) The issuance of the GUC Trust Purchaser Equity and the Distribution thereof directly to holders of Allowed Second Lien Deficiency Claims and Allowed Unsecured Notes Claims shall, in each case, be exempt from registration under the Securities Act pursuant to section 1145 of the Bankruptcy Code in accordance with Section 5.5 of this Plan.

(C) The amount of the Escrowed Equity to be distributed to holders of Allowed Second Lien Deficiency Claims and Allowed Unsecured Notes Claims shall be determined in accordance with the Net Debt Equity Split Adjustment. Any Escrowed Equity not distributed to the GUC Trust and/or holders of Allowed Second Lien Deficiency Claims and Allowed Unsecured Notes Claims pursuant to the Net Debt Equity Split Adjustment shall be returned to Purchaser Parent and cancelled.

(4) GUC Rights Offering. Each holder of an Allowed Second Lien Deficiency Claim or Allowed Unsecured Debt Claim that exercised such holder’s GUC Subscription Rights shall receive, on the Effective Date, Purchaser Equity pursuant to and in accordance with the terms of the GUC Rights Offering Documents.

(A) The GUC Rights Offering shall be backstopped by the GUC Backstop Commitment Parties pursuant to and in accordance with the GUC Backstop Commitment Agreement.

(5) Distribution Sub-Trust Consideration. On the Effective Date, or as soon thereafter as practicable, the GUC Trust shall pay the following amounts from the GUC Trust Cash Consideration to the Distribution Sub-Trusts, in each case, subject to the GUC Trust Documents and the applicable Distribution Sub-Trust Documents (provided, that, any remaining GUC Trust Cash Consideration shall be retained by the GUC Trust to be used for, among other things, payment of Trust Operating Expenses of the GUC Trust and Distributions to holders of GUC Trust Units, in each case, as set forth in the GUC Trust Documents):

(A) to the Generics Price Fixing Claims Trust, $16 million;

(B) to the Mesh Claims Trust, $2 million;

(C) to the Ranitidine Claims Trust, $200,000; and

(D) to the Reverse Payment Claims Trust, $6.5 million.

(6) Distribution of Proceeds of GUC Trust Litigation Consideration and GUC Trust Insurance Policies. As among the holders of Allowed GUC Trust Channeled Claims and the Distribution Sub-Trusts, the Cash proceeds of the GUC Trust Litigation Consideration and the GUC Trust Insurance Policies shall be allocated, net of Trust Operating Expenses of the GUC Trust and any other holdbacks set forth in the GUC Trust Documents, as follows, in each case, in accordance with the GUC Trust Documents and the Distribution Sub-Trust Documents, as applicable:

(A) 93.09% of the Cash proceeds of the GUC Trust Litigation Consideration to the holders of GUC Trust Class A Units;

(B) 1.80% of the Cash proceeds of the GUC Trust Litigation Consideration to the holders of GUC Trust Class B Units;

(C) (x) 1.75% of the Cash proceeds of the GUC Trust Litigation Consideration; and (y) 50% of the proceeds of certain products liability GUC Trust Insurance Policies allocable to liability for Mesh Claims, in each case, to the Mesh Claims Trust;

(D) 3.36% of the Cash proceeds of the GUC Trust Litigation Consideration to the Reverse Payment Claims Trust; and

(E) 20% of the proceeds of certain products liability GUC Trust Insurance Policies allocable to liability for Ranitidine Claims shall be allocated to the Ranitidine Claims Trust;

(F) provided, that, with respect to any Cash proceeds of the GUC Trust Litigation Consideration in excess of $100 million, 5% of such Cash proceeds shall be paid to the Purchaser Entities, up to a maximum aggregate amount of $2.2 million, and the remaining 95% shall be allocated pursuant to Sections 5.20(b)(i)(6)(A) through (E) above.

(7) Administration of GUC Trust Channeled Claims. All Second Lien Deficiency Claims, Unsecured Notes Claims, and Other General Unsecured Claims will be administered, processed, and resolved pursuant to the GUC Trust Documents. The GUC Trust shall determine the Allowance or Disallowance of all Other General Unsecured Claims and the amounts of any Distributions to be provided to holders on account thereof. The determination by the GUC Trust of the Allowance or Disallowance of any Other General Unsecured Claim, and the amount of any Distribution on account thereof shall not be subject to any challenge or review of any kind, by any court or Person, except as otherwise set forth in this Plan or the GUC Trust Documents. The sole recourse of any holder of a (x) Second Lien Deficiency Claim, Unsecured Notes Claim, or Other General Unsecured Claim shall be to the GUC Trust and only in accordance with the terms, provisions, and procedures of the GUC Trust Documents; and (y) Distribution Sub-Trust Claim shall be to the applicable Distribution Sub-Trust and only in accordance with the terms, provisions, and procedures of the applicable Distribution Sub-Trust Documents.

(A) Subject to Section 4.4(f), the procedures governing Distributions set forth in the GUC Trust Documents shall provide for an additional payment by the GUC Trust to any holder of an Allowed Second Lien Deficiency Claim, Allowed Unsecured Notes Claim, or Allowed Other General Unsecured Claim who is entitled to receive a Distribution from the GUC Trust that grants the GUC Releases, which additional payment by the GUC Trust shall be in exchange for such holder’s grant of the GUC Releases.

(B) On the Effective Date or as soon as reasonably practicable thereafter, the GUC Trust shall pay, from the GUC Trust Consideration, the reasonable and documented expenses of the Unsecured Notes Indenture Trustees not otherwise paid by the Purchaser Entities in accordance with the GUC Trust Documents. For the avoidance of doubt, any Distributions made to holders of Allowed Second Lien Deficiency Claims and Allowed Unsecured Notes Claims shall be subject to the applicable Indenture Trustee Charging Liens.

(C) The remaining GUC Trust Cash Consideration, subject to any adjustments and holdbacks set forth in the GUC Trust Documents, including an estimated $10 million for Trust Operating Expenses of the GUC Trust, shall be distributed on the applicable distribution dates set forth in the GUC Trust Documents to holders of GUC Trust Units, in accordance with the GUC Trust Agreement. As set forth in the GUC Trust Agreement, no more than $2 million of the GUC Trust Cash Consideration shall be distributed to holders of GUC Trust Class B Units.

(8) Dispute Resolution. With respect to any Other General Unsecured Claims that are disputed by the GUC Trust in accordance with the GUC Trust Documents, the GUC Trust shall reserve the amount of Class B Units that such disputed Other General Unsecured Claim would otherwise be entitled to on account of such disputed Other General Unsecured Claim into the GUC Trust Disputed Claims Reserve, from which the GUC Trust shall make future Distributions, if any, on account of such disputed Other General Unsecured Claims which are subsequently Allowed by the GUC Trust in accordance with the GUC Trust Documents.

(ii) Generics Price Fixing Claims Trust. The Generics Price Fixing Claims Trust shall be established in accordance with the Generics Price Fixing Claims Trust Documents.

(iii) Mesh Claims Trust. The Mesh Claims Trust shall be established in accordance with the Mesh Claims Trust Documents.

(iv) Ranitidine Claims Trust. The Ranitidine Claims Trust shall be established in accordance with the Ranitidine Claims Trust Documents.

(v) Reverse Payment Claims Trust. The Reverse Payment Claims Trust shall be established in accordance with the Reverse Payment Claims Trust Documents.

(vi) Distribution Sub-Trust Documents Approval Process. The Distribution Sub-Trust Documents shall be filed with the Bankruptcy Court on or prior to the date that is [•] days after the Confirmation Date. If no objections are filed to any Distribution Sub-Trust Document within 14 days of such Distribution Sub-Trust Document being filed, such Distribution Sub-Trust Document shall become effective. If any objection is filed to any

Distribution Sub-Trust Document, the applicable party in interest (including the Creditors’ Committee and/or the GUC Trust, if and as applicable) may request a hearing in front of the Bankruptcy Court to resolve any such objection with respect to the applicable Distribution Sub-Trust Document.

(c)	OCC Resolution

(i) PPOC Trust. In accordance with the terms of the OCC Resolution Term Sheet and pursuant to the PPOC Trust Documents, on or prior to the Effective Date, the Debtors shall establish the PPOC Trust. On the Effective Date, all Present Private Opioid Claims shall be channeled to the PPOC Trust in accordance with Section 10.9 of this Plan and subsequently, to the extent applicable, further channeled by the PPOC Trust to the applicable PPOC Sub-Trust.

(1) PPOC Trust Installment Payments. The channeling of the Present Private Opioid Claims to the PPOC Trust shall entitle the PPOC Trust to the aggregate payment of the PPOC Trust Consideration and the NAS Additional Amount as follows, in each case, subject to the PPOC Prepayment Option and pursuant to and in accordance with the terms of the PPOC Trust Documents:

(A) on the Effective Date, the PPOC Trust shall receive the first PPOC Trust Installment Payment in Cash in the amount of

$30,233,333.34;

(B) on the first anniversary of the Effective Date, the PPOC Trust shall receive the second PPOC Trust Installment Payment in Cash in the amount of $29,733,333.33; and

(C) on the second anniversary of the Effective Date, the PPOC Trust shall receive the second PPOC Trust Installment Payment in Cash in the amount of $59,733,333.33.

(D) Any PPOC Trust Installment Payment not paid when due shall bear interest at a default rate of 12% per annum, compounding quarterly, from the applicable due date until such date as such PPOC Trust Installment Payment has been paid in full.

(E) In the event any amount is received by the PPOC Trust pursuant to (x) the PPOC Prepayment Option; (y) any PPOC Change of Control Payment; or (z) any other payment required in accordance with the PPOC Trust Documents, such amount, net of any amounts funded to the PPOC Trust Operating Reserve and any other reductions set forth in the PPOC Trust Documents, shall be further distributed to the PPOC Sub-Trusts as promptly as practicable, in accordance with the PPOC Trust Distribution Procedures.

(2) PPOC Prepayment Option. During the 12-month period commencing on the Effective Date, Purchaser Parent shall have the right to exercise the PPOC Prepayment Option. In the event Purchaser Parent exercises the PPOC Prepayment Option, the PPOC Trust shall be entitled to receive the following payments, in each case, in accordance with the PPOC Trust Documents in lieu of any remaining PPOC Trust Installment Payments due pursuant to the preceding Section 5.20(c)(i)(1):

(A) in the event Purchaser Parent exercises the PPOC Prepayment Option on the Effective Date, on the Effective Date, the PPOC Trust shall receive payment in the amount of $89,700,000;

(B) in the event Purchaser Parent exercises the PPOC Prepayment Option after the Effective Date, but on or prior to the six-month anniversary of the Effective Date, on such date as Purchaser Parent exercises the PPOC Prepayment Option, the PPOC Trust shall receive payment in the amount of $95,800,000; and

(C) in the event Purchaser Parent exercises the PPOC Prepayment Option after the six-month anniversary of the Effective Date but prior to the first anniversary of the Effective Date, on such date as Purchaser Parent exercises the PPOC Prepayment Option, the PPOC Trust shall receive payment in the amount of

$103,400,000.

(D) The amount of any payment made as a result of Purchaser Parent’s exercise of the PPOC Prepayment Option after the Effective Date shall be reduced by the amount of the first PPOC Trust Installment Payment, and shall not include the amount of the PPOC Trust Installment Payment that would have otherwise been due on the first anniversary of the Effective Date.

(E) In the event Purchaser Parent does not exercise the PPOC Prepayment Option, on the Effective Date, the Purchaser Entities, as applicable, shall fund $875,000 into an escrow account which shall be used solely by the PPOC Trust for litigation or enforcement costs necessary to enforce the terms of the PPOC Trust Documents and the PPOC Sub-Trust Documents against the Purchaser Entities.

(F) If, at any time, the Purchaser Entities prepay, substantially or in full, the amounts owing to the Public Opioid Trust or the Tribal Opioid Trust as of such date, the applicable Purchaser Entities shall, on the same date as the prepayment of the Public Opioid Trust or the Tribal Opioid Trust, as applicable, make a prepayment to the PPOC Trust (x) if such prepayment of the Public Opioid Trust or the Tribal Opioid Trust, as applicable, occurs on or before the first anniversary of the Effective Date, the amount that would be due if Purchaser Parent had exercised the PPOC Prepayment Option on such date; or (y) if such prepayment of the Public Opioid Trust or the Tribal Opioid Trust, as applicable, occurs after the first anniversary of the Effective Date but on or before the second anniversary of the Effective Date, the amount of the net present value of the third PPOC Trust Installment Payment (and any other outstanding remaining PPOC Trust Installment Payments that may become due pursuant to the terms of the PPOC Trust Documents), discounted at a discount rate of 12% per annum; provided, that, to the extent the Purchaser Entities prepay in full the amounts owing to the Public Opioid Trust or the Tribal Opioid Trust, as applicable, at a time when there are any overdue amounts of PPOC Trust Installment Payments then, in addition to the amounts described in the foregoing clauses (x) and (y), the Purchaser Entities shall immediately make a payment to the PPOC Trust of (a) such overdue amounts; and (b) default interest on such amounts at a rate of 12% per annum, compounding quarterly from the date such PPOC Trust Installment Payment was due until the date such overdue amounts are paid in full.

(3) Dividend Payments. Upon the payment of a dividend by Purchaser Parent to holders of Purchaser Equity, Purchaser Parent shall make an equal payment in Cash to the PPOC Trust, which shall reduce the amount of the outstanding PPOC Trust Installment Payments on a dollar- per-dollar basis, which reduction shall be applied to the outstanding PPOC Trust Installment Payments in reverse chronological order. Any payment to be made under this Section 5.20(c)(i)(3) and not paid when due shall bear interest at a default rate of 12% per annum, compounding quarterly, from the date such payment was due until the date such overdue payment is paid in full.

(4) PPOC Change of Control Payment. Upon a Change of Control of Purchaser Parent, to the extent Purchaser Parent has not exercised the PPOC Prepayment Option, Purchaser Parent must (x) make a PPOC Change of Control Payment; or (y) provide for the assumption of the obligation to make the PPOC Trust Installment Payments by a Qualified Successor. Any payment to be made under this Section 5.20(c)(i)(4) and not paid when due shall bear interest at a default rate of 12% per annum, compounding quarterly, from the date such payment was due until the date such overdue payment is paid in full.

(5) PPOC Trust Claim Shares. In consideration for the assumption by the PPOC Sub-Trusts of the Present Private Opioid Claims, the PPOC Trust shall issue the PPOC Trust Claim Shares to the applicable PPOC Sub-Trusts on the same date as each PPOC Trust Installment Payment is received or as soon as practicable thereafter, in each case, in accordance with the PPOC Trust Documents. The amounts of the PPOC Trust Claim Shares shall, to the extent applicable, be reduced in accordance with the PPOC Trust Documents. The PPOC Trust shall make Distributions in respect of the PPOC Trust Claim Shares, in each case, in accordance with the PPOC Trust Documents and the applicable PPOC Sub- Trust Documents, on the following payment schedule (provided, that, in the event of any conflict between the provisions of this Section 5.20(c)(i)(5) and the PI Trust Documents, the PI Trust Documents shall govern):

(A) On the Effective Date, or as soon thereafter as reasonably practicable, the PPOC Trust shall make an initial Distribution of the PPOC Trust Claim Shares from the first PPOC Trust Installment Payment or any other amount received in respect of the PPOC Prepayment Option to the PPOC Sub-Trusts, in each case, net of any amounts funded from the first PPOC Trust Installment Payment to the PPOC Trust Operating Reserve or otherwise applied pursuant to the PPOC Trust Documents.

(B) On the first anniversary of the Effective Date, or as soon thereafter as reasonably practicable, the PPOC Trust shall Distribute the second PPOC Trust Installment Payment to the PPOC Sub-Trusts in amounts equal to the applicable PPOC Trust Claim Shares, net of any amounts funded from the applicable PPOC Trust Installment Payment to the PPOC Trust Operating Reserve or otherwise applied pursuant to the PPOC Trust Documents.

(C) On the second anniversary of the Effective Date, or as soon thereafter as reasonably practicable, the PPOC Trust shall Distribute the third PPOC Trust Installment Payment to the PPOC Sub-Trusts in amounts equal to the applicable PPOC Trust Claim Shares, net of any amounts funded from the applicable PPOC Trust Installment Payment to the PPOC Trust Operating Reserve or otherwise applied pursuant to the PPOC Trust Documents.

(D) Each distribution of the PPOC Trust Claim Shares shall be made on a date that is not more than 10 Business Days after receipt by the PPOC Trust of any PPOC Trust Installment Payment.

(6) Administration of Present Private Opioid Claims and PPOC Trust Distribution Procedures. Pursuant to the PPOC Trust Distribution Procedures, (A) all PI Opioid Claims will be administered by the PI Trust and resolved in accordance with, and to the extent provided in, the PI Trust Distribution Procedures; (B) all NAS PI Claims will be administered by the NAS PI Trust and resolved in accordance with, and to the extent provided in, the NAS PI Trust Distribution Procedures; (C) all Hospital Opioid Claims will be administered by the Hospital Trust and resolved in accordance with, and to the extent provided in, the Hospital Trust Distribution Procedures; (D) all IERP II Claims will be administered by the IERP Trust II and resolved in accordance with, and to the extent provided in, the IERP Trust II Distribution Procedures; and (E) all TPP Claims will be administered by the TPP Trust and resolved in accordance with, and to the extent provided in, the TPP Trust Distribution Procedures.

(ii) PI Trust. The PI Trust shall be established as a PPOC Sub-Trust in accordance with the PI Trust Documents.

(1) PI Trust Share. The channeling of the PI Opioid Claims to the PI Trust shall entitle the PI Trust to the aggregate payment of the PI Trust Share. To the extent Purchaser Parent does not exercise the PPOC Prepayment Option, on the Effective Date, the first anniversary thereof, and the second anniversary thereof, or, in each case, as soon thereafter as reasonably practicable, the PI Trust shall receive from the PPOC Trust an amount equal to (A) the PI Trust Share, multiplied by (B) the applicable PPOC Trust Installment Payment, in each case, from the applicable PPOC Trust Installment Payment and net of any Trust Operating Expenses of the PI Trust and any other holdbacks as set forth in the PI Trust Documents. For the avoidance of doubt, in the event of any conflict between the provisions of this Section 5.20(c)(ii)(1) and the PI Trust Documents, the PI Trust Documents shall govern.

(2) Administration of PI Opioid Claims. All PI Opioid Claims will be administered, processed, and resolved pursuant to the PI Trust Documents, which shall provide that such Claims shall be Allowed and administered by the PI Trust or otherwise Disallowed and released in full. The PI Trust shall determine the amounts of any Distributions from the PI Trust Share to be made to holders of Allowed PI Opioid Claims. The determination by the PI Trust of the Allowance or Disallowance of any PI Opioid Claim and any Distributions to holders of Allowed PI Opioid Claims shall not be subject to any challenge or review of any kind, by any court or Person, except as otherwise set forth in this Plan or the PI Trust Documents. The sole recourse of any holder of a PI Opioid Claim on account thereof shall be to the PI Trust and only in accordance with the terms, provisions, and procedures of the PI Trust Documents.

(A) The PI Trust shall make Distributions on account of Allowed PI Opioid Claims to holders of such Claims out of the PI Trust Share, net of any Trust Operating Expenses of the PI Trust and of any other holdbacks described in the PI Trust Documents, in each case, funded from the PI Trust Share. Any Distribution on account of any Allowed PI Opioid Claim shall be made in accordance with the PI Trust Documents.

(B) The procedures governing Distributions set forth in the PI Trust Documents shall provide for an additional payment by the PI Trust to any holder of an Allowed PI Opioid Claim who is entitled to receive a Distribution from the PI Trust, with such additional payment to be calculated by multiplying (i) the amount of any Distribution to be made to such holder pursuant to the PI Trust Documents, by (ii) a multiplier of 4x, for any such holder that grants the Non-GUC Releases (subject to clauses (g) and (h) in the definition of “Excluded Parties”), which additional payment by the PI Trust shall be in exchange for such holder’s grant of the Non- GUC Releases.

(3) Appeals Process. If a holder of a PI Opioid Claim is dissatisfied with any determination made by the PI Trust with respect to such holder’s PI Opioid Claim, including the amount of any Distribution or lack thereof, such holder may appeal to a special master within 15 days of receiving notice of the relevant determination; provided, that, such special master shall review only the applicable appeal record and claim file in deciding such appeal. For the avoidance of doubt, in the event of any conflict between the provisions of this Section 5.20(c)(ii)(3) and the PI Trust Documents, the PI Trust Documents shall govern.

(iii) NAS PI Trust. The NAS PI Trust shall be established as a PPOC Sub-Trust in accordance with the NAS PI Trust Documents.

(1) NAS PI Trust Share. The channeling of the NAS PI Claims to the NAS PI Trust shall entitle the NAS PI Trust to the aggregate payment of the NAS PI Trust Share. To the extent Purchaser Parent does not exercise the PPOC Prepayment Option, on the Effective Date, the first anniversary thereof, and the second anniversary thereof, or, in each case, as soon thereafter as reasonably practicable, the NAS PI Trust shall receive from the PPOC Trust an amount equal to (A) the NAS PI Trust Share, multiplied by (B) the applicable PPOC Trust Installment Payment, in each case, from the applicable PPOC Trust Installment Payment and net of any Trust Operating Expenses of the NAS PI Trust and any other holdbacks as set forth in the NAS PI Trust Documents. For the avoidance of doubt, in the event of any conflict between the provisions of this Section 5.20(c)(iii)(1) and the NAS PI Trust Documents, the NAS PI Trust Documents shall govern.

(2) Administration of NAS PI Claims. All NAS PI Claims will be administered, processed, and resolved pursuant to the NAS PI Trust Documents, which shall provide that such Claims shall be Allowed and administered by the NAS PI Trust or otherwise Disallowed and released in full. The NAS PI Trust shall determine the amounts of any Distributions from the NAS PI Trust Share to be made to holders of Allowed NAS PI Claims. The determination by the NAS PI Trust of the Allowance or Disallowance of any NAS PI Claim and any Distributions to holders of Allowed NAS PI Claims shall not be subject to any challenge or review of any kind, by any court or Person, except as otherwise set forth in this Plan or the NAS PI Trust Documents. The sole recourse of any holder of a NAS PI Claim on account thereof shall be to the NAS PI Trust and only in accordance with the terms, provisions, and procedures of the NAS PI Trust Documents.

(A) The NAS PI Trust shall make Distributions on account of Allowed NAS PI Claims to holders of such Claims out of the NAS PI Trust Share, net of any Trust Operating Expenses of the NAS PI Trust and of any other holdbacks described in the NAS PI Trust Documents, in each case, funded from the NAS PI Trust Share. Any Distribution on account of any Allowed NAS PI Claim shall be made in accordance with the NAS PI Trust Documents.

(B) The NAS PI Trust Documents shall provide that NAS Monitoring Opioid Claims shall be Allowed in the amount of $0.00 and holders of such Claims shall not receive a Distribution on account thereof. For the avoidance of doubt, in the event of any conflict between the provisions of this Section 5.20(c)(iii)(2)(B) and the NAS PI Trust Documents, the NAS PI Trust Documents shall govern.

(C) The procedures governing Distributions set forth in the NAS PI Trust Documents shall provide for an additional payment by the NAS PI Trust to any holder of an Allowed NAS PI Claim who is entitled to receive a Distribution from the NAS PI Trust, with such additional payment to be calculated by multiplying (i) the amount of any Distribution to be made to such holder pursuant to the NAS PI Trust Documents, by (ii) a multiplier of 4x, for any such holder that grants the Non-GUC Releases (subject to clauses (g) and (h) in the definition of “Excluded Parties”), which additional payment by the NAS PI Trust shall be in exchange for such holder’s grant of the Non-GUC Releases.

(3) Appeals Process. If a holder of a NAS PI Claim is dissatisfied with any determination made by the NAS PI Trust with respect to such holder’s NAS PI Claim, including the amount of any Distribution or lack thereof, such holder may appeal to the NAS PI Trust within 14 days of receiving notice of the relevant determination. The NAS PI Trustee shall conduct a de novo review of such holder’s NAS PI Claim upon such appeal. For the avoidance of doubt, in the event of any conflict between the provisions of this Section 5.20(c)(iii)(3) and the NAS PI Trust Documents, the NAS PI Trust Documents shall govern.

(iv) Hospital Trust. The Hospital Trust shall be established as a PPOC Sub- Trust in accordance with the Hospital Trust Documents.

(1) Hospital Trust Share. The channeling of the Hospital Opioid Claims to the Hospital Trust shall entitle the Hospital Trust to the aggregate payment of the Hospital Trust Share. To the extent Purchaser Parent does not exercise the PPOC Prepayment Option, on the Effective Date, the first anniversary thereof, and the second anniversary thereof, or, in each case, as soon thereafter as reasonably practicable, the Hospital Trust shall receive from the PPOC Trust an amount equal to (A) the Hospital Trust Share, multiplied by (B) the applicable PPOC Trust Installment Payment, in each case, from the applicable PPOC Trust Installment Payment and net of any Trust Operating Expenses of the Hospital Trust and any other holdbacks as set forth in the Hospital Trust Documents. For the avoidance of doubt, in the event of any conflict between the provisions of this Section 5.20(c)(iv)(1) and the Hospital Trust Documents, the Hospital Trust Documents shall govern.

(2) Administration of Hospital Opioid Claims. All Hospital Opioid Claims will be administered, processed, and resolved pursuant to the Hospital Trust Documents, which shall provide that such Claims shall be Allowed and administered by the Hospital Trust or otherwise Disallowed and released in full. The Hospital Trust shall determine the amounts of any Distributions from the Hospital Trust Share to be made to holders of Allowed Hospital Opioid Claims. The determination by the Hospital Trust of the Allowance or Disallowance of any Hospital Opioid Claim and any Distributions to holders of Allowed Hospital Opioid Claims shall not be subject to any challenge or review of any kind, by any court or Person, except as otherwise set forth in this Plan or the Hospital Trust Documents. The sole recourse of any holder of a Hospital Opioid Claim on account thereof shall be to the Hospital Trust and only in accordance with the terms, provisions, and procedures of the Hospital Trust Documents.

(A) The Hospital Trust shall make Distributions on account of Allowed Hospital Opioid Claims to holders of such Claims out of the Hospital Trust Share, net of any Trust Operating Expenses of the Hospital Trust and of any other holdbacks described in the Hospital Trust Documents, in each case, funded from the Hospital Trust Share. Any Distribution on account of any Allowed Hospital Opioid Claim shall be made in accordance with the Hospital Trust Documents.

(B) The procedures governing Distributions set forth in the Hospital Trust Documents shall provide for an additional payment by the Hospital Trust to any holder of an Allowed Hospital Opioid Claim who is entitled to receive a Distribution from the Hospital Trust, with such additional payment to be calculated by multiplying (i) the amount of any Distribution to be made to such holder pursuant to the Hospital Trust Documents, by (ii) a multiplier of 4x, for any such holder that grants the Non-GUC Releases (subject to clauses (g) and (h) in the definition of “Excluded Parties”), which additional payment by the Hospital Trust shall be in exchange for such holder’s grant of the Non-GUC Releases.

(v) IERP Trust II. The IERP Trust II shall be established as a PPOC Sub-Trust in accordance with the IERP Trust II Documents.

(1) IERP Trust II Share. The channeling of the IERP II Claims to the IERP Trust II shall entitle the IERP Trust II to the aggregate payment of the IERP Trust II Share. To the extent Purchaser Parent does not exercise the PPOC Prepayment Option, on the Effective Date, the first anniversary thereof, and the second anniversary thereof, or, in each case, as soon thereafter as reasonably practicable, the IERP Trust II shall receive from the PPOC Trust an amount equal to (A) the IERP Trust II Share, multiplied by (B) the applicable PPOC Trust Installment Payment, in each case, from the applicable PPOC Trust Installment Payment and net of any Trust Operating Expenses of the IERP Trust II and any other holdbacks as set forth in the IERP Trust II Documents. For the avoidance of doubt, in the event of any conflict between the provisions of this Section 5.20(c)(v)(1) and the IERP Trust II Documents, the IERP Trust II Documents shall govern.

(2) Administration of IERP II Claims. All IERP II Claims will be administered, processed, and resolved pursuant to the IERP Trust II Documents, which shall provide that such Claims shall be Allowed and administered by the IERP Trust II or otherwise Disallowed and released in full. The IERP Trust II shall determine the amounts of any Distributions from the IERP Trust II Share to be made to holders of Allowed IERP II Claims. The determination by the IERP Trust II of the Allowance or Disallowance of any IERP II Claim and any Distributions to holders of Allowed IERP II Claims shall not be subject to any challenge or review of any kind, by any court or Person, except as otherwise set forth in this Plan or the IERP Trust II Documents. The sole recourse of any holder of an IERP II Claim on account thereof shall be to the IERP Trust II and only in accordance with the terms, provisions, and procedures of the IERP Trust II Documents.

(A) The IERP Trust II shall make Distributions on account of Allowed IERP II Claims to holders of such Claims out of the IERP Trust II Share, net of any Trust Operating Expenses of the IERP Trust II and of any other holdbacks described in the IERP Trust II Documents, in each case, funded from the IERP Trust II Share. Any Distribution on account of any Allowed IERP II Claim shall be made in accordance with the IERP Trust II Documents.

(B) The procedures governing Distributions set forth in the IERP Trust II Documents shall provide for an additional payment by the IERP Trust II to any holder of an Allowed IERP II Claim who is entitled to receive a Distribution from the IERP Trust II, with such additional payment to be calculated by multiplying (i) the amount of any Distribution to be made to such holder pursuant to the IERP Trust II Documents, by (ii) a multiplier of 4x, for any such holder that grants the Non-GUC Releases (subject to clauses (g) and (h) in the definition of “Excluded Parties”), which additional payment by the IERP Trust II shall be in exchange for such holder’s grant of the Non-GUC Releases.

(vi) TPP Trust. The TPP Trust shall be established as a PPOC Sub-Trust in accordance with the TPP Trust Documents.

(1) TPP Trust Share. The channeling of the TPP Claims to the TPP Trust shall entitle the TPP Trust to the aggregate payment of the TPP Trust Share. To the extent Purchaser Parent does not exercise the PPOC Prepayment Option, on the Effective Date, the first anniversary thereof, and the second anniversary thereof, or, in each case, as soon thereafter as reasonably practicable, the TPP Trust shall receive from the PPOC Trust an amount equal to (A) the TPP Trust Share, multiplied by (B) the applicable PPOC Trust Installment Payment, in each case, from the applicable PPOC Trust Installment Payment and net of any Trust Operating Expenses of the TPP Trust and any other holdbacks as set forth in the TPP Trust Documents. For the avoidance of doubt, in the event of any conflict between the provisions of this Section 5.20(c)(vi)(1) and the TPP Trust Documents, the TPP Trust Documents shall govern.

(2) Administration of TPP Claims. All TPP Claims will be administered, processed, and resolved pursuant to the TPP Trust Documents, which shall provide that such Claims shall be Allowed and administered by the TPP Trust or otherwise Disallowed and released in full. The TPP Trust shall determine the amounts of any Distributions from the TPP Trust Share to be made to holders of Allowed TPP Claims. The determination by the TPP Trust of the Allowance or Disallowance of any TPP Claim and any Distributions to holders of Allowed TPP Claims shall not be subject to any challenge or review of any kind, by any court or

Person, except as otherwise set forth in this Plan or the TPP Trust Documents. The sole recourse of any holder of a TPP Claim on account thereof shall be to the TPP Trust and only in accordance with the terms, provisions, and procedures of the TPP Trust Documents.

(A) The TPP Trust shall make Distributions on account of Allowed TPP Claims to holders of such Claims out of the TPP Trust Share, net of any Trust Operating Expenses of the TPP Trust and of any other holdbacks described in the TPP Trust Documents, in each case, funded from the TPP Trust Share. Any Distribution on account of any Allowed TPP Claim shall be made in accordance with the TPP Trust Documents.

(B) The procedures governing Distributions set forth in the TPP Trust Documents shall provide for an additional payment by the TPP Trust to any holder of an Allowed TPP Claim who is entitled to receive a Distribution from the TPP Trust, with such additional payment to be calculated by multiplying (i) the amount of any Distribution to be made to such holder pursuant to the TPP Trust Documents, by (ii) a multiplier of 4x, for any such holder that grants the Non-GUC Releases (subject to clauses (g) and (h) in the definition of “Excluded Parties”), which additional payment by the TPP Trust shall be in exchange for such holder’s grant of the Non- GUC Releases.

(3) Claims Resolution Procedures. In accordance with the TPP Trust Documents, the TPP Trustee will post a claims register on the website for the TPP Trust showing the TPP Trustee’s initial determination with respect to the Allowance or Disallowance and amount of any TPP Claims with respect to which such a determination has been made. Any holder wishing to contest such initial determination must contact the TPP Trust in writing within 60 days from the date of posting of the applicable claims register and seek to consensually resolve any disputes. In the event a timely dispute with respect to a TPP Claim is resolved within such 60-day period, such resolution shall be binding upon the confirmation thereof, in writing, by (A) the holder of such TPP Claim or such holder’s authorized representative; and (B) the TPP Trustee or counsel to the TPP Trustee. In the event any timely dispute with respect to a TPP Claim is not resolved within such 60-day period, the TPP Trustee’s initial determination with respect to such TPP Claim shall be final and binding; provided, that, in the event such TPP Claim is asserted in the amount of $500,000 or more, the holder of such TPP Claim may notify the TPP Trustee within 15 days of the expiration of such 60-day period that such holder wishes to have the dispute referred to mediation; provided, further, that, in the event such dispute is referred to mediation, such TPP Claim shall be considered disputed and funds on account of such TPP Claim shall be reserved pending resolution of such dispute in accordance with the TPP Trust Documents. For the avoidance of doubt, in the event of any conflict between the provisions of this Section 5.20(c)(vi)(3) and the TPP Trust Documents, the TPP Trust Documents shall govern.

(d) FCR Resolution

In accordance with the terms of the Future Trust Term Sheet and pursuant to the Future PI Trust Documents, on or prior to the Effective Date, the Debtors shall establish the Future PI Trust. The establishment of the Future PI Trust and the approval of the FCR Resolution are integral components of this Plan. Any Future PI Claim asserted on or following the Effective Date shall be channeled to the Future PI Trust in accordance with Section 10.9 of this Plan, and shall be Allowed or Disallowed and resolved solely in accordance with the terms, provisions, and procedures of the Future PI Trust Documents, which shall provide that Future PI Claims shall be Allowed and administered by the Future PI Trust or otherwise Disallowed and released in full. The Future PI Trust shall terminate on the earlier of (x) the 10th anniversary of the Effective Date; and (y) the date on which no Future NAS PI Claims or Future Opioid PI Claims have been submitted to the Future PI Trust during any trailing 12-month period calculated from such date; provided, that, the start date of such 12-month period shall in no event be prior to the second anniversary of the Effective Date.

(i) Future PI Trust Consideration. The channeling of the Future PI Claims to the Future PI Trust shall entitle the Future PI Trust to the aggregate payment of the Future PI Trust Consideration.

(1) Future Opioid PI/NAS PI Trust Share. The Future PI Trust shall receive the Future Opioid PI/NAS PI Trust Share in accordance with the Future PI Trust Documents, which Future Opioid PI/NAS PI Trust Share shall be used to make Distributions to holders of Allowed Future Opioid PI Claims and Allowed Future NAS PI Claims in accordance with the Future Opioid PI Trust Distribution Procedures and the Future NAS PI Trust Distribution Procedures, as applicable, in each case, solely to the extent such holders are Non-GUC Releasing Parties. The Future PI Trust shall receive the Future Opioid PI/NAS PI Trust Share in the following installments in accordance with the Future PI Trust Documents:

(A) on the Effective Date and on the first, second, third, fourth, and fifth anniversaries thereof, Cash in the amount of $1.15 million;

(B) on the sixth, seventh, eighth, and ninth anniversaries of the Effective Date, Cash in an amount equal to the lesser of (x) $1.15 million; and (y) the amount (if any) necessary for the Future Opioid PI/NAS PI Trust Balance to equal (x) $3.5 million (together with any recoveries or investments from any source) in the years following the sixth and seventh anniversaries of the Effective Date; and (y) $2.35 million (together with any recoveries or investments from any source) in the years following the eighth and ninth anniversaries of the Effective Date; provided, that, the maximum amount of any such annual payment shall be $1.15 million; provided, further, that, the maximum aggregate amount of all payments described in the foregoing clauses (x) and (y) shall be $11.385 million.

(C) To the extent the Future Opioid PI/NAS PI Trust Balance exceeds (x) $3.5 million on the fifth, sixth, and seventh anniversaries of the Effective Date; and/or (y) $2.35 million on the eighth and ninth anniversaries of the Effective Date, as applicable, such excess amounts on such dates shall revert to the Purchaser Parent on such dates, as applicable.

(D) Upon the termination of the Future PI Trust, any remaining excess Future PI Trust Consideration shall revert to the Purchaser Entities.

(2) Future Mesh Trust Share. The Future PI Trust shall receive the Future Mesh Trust Share, which Future Mesh Trust Share shall be used to make Distributions to holders of Allowed Future Mesh Claims in accordance with the Future Mesh Trust Distribution Procedures solely to the extent such holders are Non-GUC Releasing Parties. The Future PI Trust shall receive the Future Mesh Trust Share in the following installments in accordance with the Future PI Trust Documents:

(A) on the Effective Date, Cash in the amount of $250,000; and

(B) on the first anniversary of the Effective Date, Cash in the amount of $245,000;

(C) provided, that, upon the earlier of (x) the fourth anniversary of the Effective Date; and (y) the date as of which no Future Mesh Claims have been submitted to the Future PI Trust during the trailing 12-month period calculated from such date (provided, that, the starting date of such trailing 12-month period shall in no event be prior to the first anniversary of the Effective Date) the Future Mesh Trust Balance as of such date shall revert to the Purchaser Entities.

(ii) Payment Owed Upon Change of Control. Upon a Change of Control of Purchaser Parent, if required by the Future PI Trustee, the Purchaser Entities must immediately make a payment to the Future PI Trust of Cash in an amount equal to the then- outstanding amount of the Future PI Trust Consideration, which may be paid at a price equal to the present value of such amounts, discounted at a discount rate of 12% per annum; provided, that, upon the termination of the Future PI Trust, any amounts paid in accordance with this Section 5.20(d)(ii) shall remain subject to the reversionary interest therein of the Purchaser Entities, as described in Section 5.20(d)(i) above, in accordance with the Future PI Trust Documents.

(iii) Administration of Future PI Claims. All Future PI Claims will be administered, processed, and resolved pursuant to the Future PI Trust Documents, which shall provide that such Claims shall be Allowed and administered by the Future PI Trust or otherwise Disallowed and released in full. The Future PI Trust shall determine the amounts of any Distributions from the Future Opioid PI/NAS PI Trust Share or the Future Mesh Trust Share, as applicable, to be provided to holders of Allowed Future PI Claims on account thereof; provided, that, the Future PI Trust Distribution Procedures shall require that any holder of an Allowed Future PI Claim grant the Non-GUC Releases in order to be eligible to receive a Distribution from the Future PI Trust on account of such Allowed Future PI Claim.

(1) The determination by the Future PI Trust of the Allowance or Disallowance of any Future PI Claim and any Distribution on account of any Allowed Future PI Claim shall not be subject to any challenge or review of any kind, by any court or Person, except as otherwise set forth in this Plan or the Future PI Trust Documents. Upon the channeling of any Future PI Claim in accordance with Section 10.9 hereof, the holder of such Future PI Claim shall be deemed to release such holder’s Future PI Claim against the Debtors and the Post-Emergence Entities; provided, that, notwithstanding the foregoing, no holder of an Allowed Future PI Claim that does not grant the Non-GUC Releases shall receive a Distribution from the Future PI Trust. The sole recourse of any holder of a Future PI Claim on account thereof shall be to the Future PI Trust and only in accordance with the terms, provisions, and procedures of the Future PI Trust Documents.

(2) The claims evaluation process of the Future PI Trust shall be subject to the right of the Purchaser Entities (subject to any applicable limitations imposed by HIPAA or any similar applicable State or other laws on the Future PI Trustee and/or the Purchaser Entities) to (A) audit the eligibility and award decisions of the Future PI Trust no more frequently than annually; and (B) pursue any available legal recourse in connection with any decisions alleged by the Purchaser Entities to be inconsistent with the terms of the Future PI Trust Documents; provided, that, the Purchaser Entities shall reimburse the Future PI Trust for any incremental costs incurred with respect to any such audit and/or legal challenges; and provided, further, that, the Future PI Trustee shall retain discretion to inquire into the veracity of any Claim submitted to the Future PI Trust.

(3) Administration of Future Opioid PI Claims. The Future PI Trust shall make Distributions from the Future Opioid PI/NAS PI Trust Share to holders of Allowed Future Opioid PI Claims, solely to the extent such holders are Non-GUC Releasing Parties, out of the Future Opioid PI/NAS PI Trust Share, net of any Trust Operating Expenses of the Future PI Trust and any other holdbacks described in the Future PI Trust Documents, in each case, from the Future Opioid PI/NAS PI Trust Share, in accordance with the Future Opioid PI Trust Distribution Procedures. The amounts of Distributions to holders of Allowed Future Opioid PI Claims on account of such Allowed Future Opioid PI Claims shall not exceed the amount of comparable Distributions provided by the PI Trust to holders of Allowed PI Opioid Claims on account thereof.

(4) Administration of Future NAS PI Claims. The Future PI Trust shall make Distributions from the Future Opioid PI/NAS PI Trust Share to holders of Allowed Future NAS PI Claims, solely to the extent such holders are Non-GUC Releasing Parties, out of the Future Opioid PI/NAS PI Trust Share, net of any Trust Operating Expenses of the Future PI Trust and any other holdbacks described in the Future PI Trust Documents, in each case, from the Future Opioid PI/NAS PI Trust Share, in accordance with the Future NAS PI Trust Distribution Procedures. The amounts of Distributions to holders of Allowed Future NAS PI Claims on account of such Allowed Future NAS PI Claims shall not exceed the amount of comparable Distributions provided by the NAS PI Trust to holders of Allowed NAS PI Claims on account thereof.

(5) Administration of Future Mesh Claims. The Future PI Trust shall make Distributions to holders of Allowed Future Mesh Claims, solely to the extent such holders are Non-GUC Releasing Parties, out of the Future Mesh Trust Share, net of any Trust Operating Expenses of the Future PI Trust and any other holdbacks described in the Future PI Trust Documents, in each case, from the Future Mesh Trust Share, in accordance with the Future Mesh Trust Distribution Procedures. The amounts of Distributions to holders of Allowed Future Mesh Claims on account of such Allowed Future Mesh Claims shall not exceed the amount of comparable Distributions provided by the Mesh Claims Trust to holders of Allowed Mesh Claims on account thereof.

(iv) Dispute Resolution. A holder of a Future PI Claim which disagrees with the ruling of the Future PI Trust with respect to the Allowance or Disallowance, Distribution on account of, or other resolution of such holder’s Future PI Claim, may file a lawsuit in the U.S. District Court for the Southern District of New York against the Future PI Trust. Any such lawsuit may be filed by such holder of such Future PI Claim in such holder’s own right and name, and not as a member or representative of a class, and no such lawsuit may be consolidated with any other lawsuit, and may only name the Future PI Trust as a defendant. If such holder of a Future PI Claim obtains a judgment on such holder’s Future PI Claim in the tort system which judgment becomes a final judgment, such final judgment shall be deemed an Allowed Future PI Claim and, thereafter, the Future PI Trust shall make a Distribution on account of such Allowed Future PI Claim in accordance with the applicable Future PI Trust Distribution Procedures. For the avoidance of doubt, in the event of any conflict between the provisions of this Section 5.20(d)(iv) and the PI Trust Documents, the PI Trust Documents shall govern.

(e) Public Opioid Trust and Tribal Opioid Trust

(i) Public Opioid Trust. In accordance with the terms of this Plan and pursuant to this Plan and the Public Opioid Distribution Documents, on or prior to the Effective Date, the Debtors shall establish the Public Opioid Trust. On the Effective Date, all State Opioid Claims shall be channeled to the Public Opioid Trust in accordance with Section 10.9 of this Plan.

(1) Public Opioid Consideration and Prepayment Rights. Purchaser Parent and the holders of State Opioid Claims shall have the following prepayment rights:

(A) During the 18-month period commencing on the Effective Date, Purchaser Parent shall have the option to prepay in full the then-outstanding amount of the aggregate Public Opioid Consideration, at a price equal to the present value of the amounts to be prepaid (as of the date of prepayment), discounted at a rate of 12.75% per annum.

(B) As a result of the Mediation, the holders of State Opioid Claims (x) agreed to reduce the gross amount of the Public Opioid Consideration; and (y) were given the right to require prepayment of the Public Opioid Consideration on the Effective Date at a discount rate of 12.75% per annum, which the Endo EC has informed the Debtors and the Ad Hoc First Lien Group will be exercised. As a result of the exercise of such prepayment right, on the Effective Date, the Public Opioid Trust will receive the Public Opioid Consideration in the amount of $273,616,966.26 in Cash on the Effective Date.25

(2) Payment Owed Upon Change of Control. Solely to the extent the holders of State Opioid Claims do not exercise the prepayment right set forth in the foregoing Section 5.20(e)(i)(1), following the Effective Date, upon a Change of Control of Purchaser Parent, the Purchaser Entities

[25]

To the extent such prepayment right is not exercised, a revised schedule of Public Opioid Installment Payments shall be included in the Public Opioid Distribution Documents and filed with the Plan Supplement.

must either (A) immediately make a payment to the Public Opioid Trust in an amount equal to the then-outstanding amount of the Public Opioid Installment Payments, which may be discounted at a discount rate of 12.75% per annum if such payment would be made within the 18-month period in which Purchaser Parent may exercise the prepayment option set forth in the foregoing Section 5.20(e)(i)(1)(A); or (B) provide for the assumption of the obligation to make any outstanding Public Opioid Installment Payments by a Qualified Successor.

(3) Dividend Payments. Solely to the extent the holders of State Opioid Claims do not exercise the prepayment right set forth in the foregoing Section 5.20(e)(i)(1), following the Effective Date, upon the payment of a dividend by Purchaser Parent to holders of Purchaser Equity, the Purchaser Entities shall make an equal payment in Cash to the Public Opioid Trust, which shall reduce the amount of any outstanding Public Opioid Installment Payments on a dollar-per-dollar basis, which reduction shall be applied to the latest payable Public Opioid Installment Payments still outstanding.

(4) Administration of State Opioid Claims. The Public Opioid Distribution Documents shall provide for, among other things, (x) Distributions to be made to holders of Allowed State Opioid Claims that are not Prior Settling States; and (y) distributions and/or grants to be made to Local Governments in accordance with any governing agreement with any State or other applicable State law, which Distributions, in each case, shall be made solely out of the Public Opioid Consideration. For the avoidance of doubt, no Prior Settling State may receive a Distribution from, or otherwise share in, the Public Opioid Consideration.

(A) All expenses related to any resolution or settlement with a Prior Settling State, including any attorneys’ fees for any Prior Settling State or a group thereof, shall be borne by the applicable Prior Settling State(s) and shall not be (x) an obligation of the Debtors or the Post-Emergence Entities; or (y) paid out of the Public Opioid Consideration.

(ii) Tribal Opioid Trust. In accordance with the terms of the Public/Tribal Term Sheet and pursuant to the Tribal Opioid Distribution Documents, on or prior to the Effective Date, either (1) the Debtors shall take all necessary steps to establish the Tribal Opioid Trust; or (2) the Public Opioid Trust shall establish the Tribal Opioid Trust as a sub-trust thereof, in each case, in accordance with this Plan and the Tribal Opioid Distribution Documents. On the Effective Date, all Tribal Opioid Claims shall be channeled to the Tribal Opioid Trust in accordance with Section 10.9 of this Plan.

(1) Tribal Opioid Installment Payments. The channeling of the Tribal Opioid Claims to the Tribal Opioid Trust shall entitle the Tribal Opioid Trust to the aggregate payment of the Tribal Opioid Consideration, which shall be paid in eleven equal installments (with the first Tribal Opioid Installment Payment being funded on the Effective Date and the subsequent 10 Tribal Opioid Installment Payments being funded on applicable anniversary of the Effective Date) pursuant to and in accordance with the terms of the Tribal Opioid Distribution Documents.

(2) Prepayment Option. During the 18-month period commencing on the Effective Date, Purchaser Parent shall have the option to prepay in full the then-outstanding amount of the aggregate Tribal Opioid Installment Payment, at a price equal to the present value of the amounts to be prepaid (as of the date of prepayment), discounted at a rate of 12% per annum. To the extent Purchaser Parent exercises the prepayment option described herein on a day other than the last day of the applicable month, the applicable prepayment amount shall be calculated as of such day.

(f) Canadian Governments Resolution

On or prior to the Effective Date, the Debtors shall establish the Canadian Governments Trust in accordance with the terms of the Canadian Governments Distribution Documents.

(i) Canadian Governments Consideration. On the Effective Date or as soon as reasonably practicable thereafter, the Debtors or the Purchaser Entities, as applicable, shall make the first installment payment, in Cash, to the Canadian Governments Trust. The Debtors or the Purchaser Entities, as applicable, shall fund the Canadian Governments Trust with the Canadian Governments Consideration, subject to adjustment pursuant to Section 5.20(f)(ii) and (iii) and in accordance with the Canadian Governments Distribution Documents.

(ii) Prepayment Option. As of and following the Effective Date, the Debtors or Purchaser Parent, as applicable, may elect to prepay in full or in part the then-outstanding amount of the Canadian Governments Consideration at a discount rate of 12.75%. Illustrative prepayment amounts shall be set forth in the Canadian Governments Distribution Documents; provided, that, such amounts are calculated based on the assumption that all holders of Allowed Canadian Governments Claims grant the Non-GUC Releases.

(iii) Administration of Canadian Governments Claims. All Canadian Governments Claims will be administered, processed, and resolved pursuant to the Canadian Governments Distribution Documents. The Canadian Governments Distribution Documents shall provide that the amount of any Distribution from the Canadian Governments Consideration on account of an Allowed Canadian Governments Claim shall be equal to the holder of such Allowed Canadian Governments Claim’s pro rata share of the Canadian Governments Consideration; provided, that, in accordance with the Canadian Governments Term Sheet, any holder of an Allowed Canadian Governments Claim shall be required to grant the Non-GUC Releases on or before the Confirmation Date in order to be eligible to receive a Distribution from the Canadian Governments Consideration; provided, further, that, in the event any such holder of an Allowed Canadian Governments Claim does not grant the Non-GUC Releases, the aggregate amount of the Canadian Governments Consideration shall be reduced by an amount equal to the pro rata share such holder would otherwise have been eligible to receive on account of such Allowed Canadian Governments Claim if all holders of Allowed Canadian Governments Claims had granted the Non-GUC Releases.

(g) Public School District Creditors Resolution

(i) Special Education Initiative Consideration. In accordance with the terms of the Public Schools Term Sheet and pursuant to the Special Education Initiative Governing Documents, on or prior to the Effective Date, the Debtors or the Purchaser Entities shall fund the Special Education Initiative with the Special Education Initiative Consideration, which shall be in the initial aggregate amount of $1.5 million in Cash. The Special Education Initiative Governing Documents shall provide that in the event a member of the Ad Hoc Group of Public Schools (x) is authorized, prior to the Effective Date, by an Order of the Bankruptcy Court to act as a class representative for all public schools in the United States solely for purposes of granting the Non-GUC Releases on behalf of such public schools and (y) does so grant the Non-GUC Releases on behalf of such public schools prior to the Effective Date, the Special Education Initiative shall be funded with an additional $750,000 on each of the first and second anniversaries of the Effective Date or as soon as reasonably practicable thereafter.

(1) In accordance with the Special Education Initiative Governing Documents, the Special Education Initiative shall use the Special Education Initiative Consideration to (A) provide grants and other funding to school districts participating in the Special Education Initiative for the purpose of funding opioid abuse/misuse abatement or remediation programs; and (B) fund the fees, costs and expenses to administer and implement the foregoing.

(2) The fees, costs, and expenses of administering and implementing the foregoing terms and the terms of the Special Education Initiative Governing Documents shall be paid solely from the Special Education Initiative Consideration and shall not be an obligation of the Debtors or the Post-Emergence Entities.

(ii) Prepayment Option. To the extent Purchaser Parent determines that the amount of Special Education Initiative Consideration is subject to increase in accordance with this Plan and the Special Education Initiative Governing Documents, Purchaser Parent shall have the option to prepay in full the then-outstanding amount of any such increase at any time, in whole or in part, at a discount rate of 18.0% per annum.

(h) U.S. Government Resolution

[Pursuant to Section 4.10 of this Plan, the U.S. Government shall receive the U.S. Government Resolution Consideration, which shall be distributed as set forth in the U.S. Government Economic Term Sheet; provided, that, the payment, terms, and manner of such Distribution shall be governed by the U.S. Government Resolution Documents. Other than the U.S. Government Resolution Consideration, no payment or Distribution shall be made by the Debtors or any Post-Emergence Entity on account of the U.S. Government Claims or the IRS Priority Tax Claims.]

Section 5.21 Public Disclosure Document Repository

(a) Documents Subject to Public Disclosure; Information That May be Redacted; Redaction of Public Disclosure Documents

The VOI-Specific Debtors and/or the VOI-Specific Purchaser Entities, as applicable, shall provide the Public Disclosure Documents to the Endo EC in accordance with section VI.B of the Voluntary Opioid Operating Injunction. Notwithstanding the foregoing sentence, certain categories of information, as enumerated in section VI.C of the Voluntary Opioid Operating Injunction, are exempt from public disclosure. The process for redacting any such exempted Public Disclosure Documents shall be governed by section VI.D of the Voluntary Opioid Operating Injunction.

(b) Review of Trade Secret Redactions

The review and production of all assertions of trade secret protection by the VOI- Specific Purchaser Entities shall be governed by section VI.E of the Voluntary Opioid Operating Injunction.

(c) Public Disclosure through a Document Repository

(i) The Supporting Governmental Entities shall, in accordance with section VI.F of the Voluntary Operating Injunction, coordinate to publicly disclose all Public Disclosure Documents subject to disclosure under section VI of the Voluntary Operating Injunction through the Public Disclosure Document Repository.

(ii) The Supporting Governmental Entities shall coordinate to specify the terms of the Public Disclosure Document Repository’s use, protection, and preservation of the Public Disclosure Documents in accordance with section VI.F of the Voluntary Operating Injunction.

(d) Timeline for Production

The timeline for production of Public Disclosure Documents by the VOI-Specific Debtors and/or the VOI-Specific Purchaser Entities, as applicable, shall be governed by section VI.G of the Voluntary Operating Injunction. Such timeline may be extended by written agreement between the VOI-Specific Debtors and/or the VOI-Specific Purchaser Entities, as applicable, and the Supporting Governmental Entities.

(e) Costs

On the Effective Date or as soon as practicable thereafter, the Debtors or the applicable Purchaser Entities, as applicable, shall undertake to pay $2.75 million to help defray the costs and expenses of the Public Disclosure Document Repository in accordance with the Public Opioid Distribution Documents; provided, that, any costs in excess of $2.75 million shall be paid out of the Public Opioid Consideration or such other source(s) identified for such purpose. For the avoidance of doubt, the payment of $2.75 million with respect to the Public Disclosure Document Repository shall be in addition to the obligation of the VOI-Specific Debtors and/or the VOI-Specific Purchaser Entities, as applicable, to pay certain costs associated with their review of the Public Disclosure Documents, which costs, and any payment thereof, shall be governed by section VI.H of the Voluntary Operating Injunction.

Section 5.22 Monitor

Through the end of the Monitor Term, the Monitor shall have all of the duties, rights, powers, and responsibilities set forth in the Preliminary Operating Injunction and the Voluntary Opioid Operating Injunction. Upon the conclusion of the Monitor Term, neither the Debtors nor the Post-Emergence Entities shall be required to appoint or retain an independent monitor for purposes of reviewing the Purchaser Entities’ compliance with the Voluntary Opioid Operating Injunction.

ARTICLE VI

PLAN SETTLEMENTS AND TRUSTS

Section 6.1 Plan Settlements

(a) The provisions of this Plan (including the release and injunctive provisions contained in Article X of this Plan) and any other documents contemplated hereby, including the Plan Documents, constitute a good faith compromise and settlement of Claims and controversies among the Debtors, the U.S. Government, the Endo EC, the Opioid Claimants’ Committee, the Creditors’ Committee, the FCR, the Canadian Governments, the Public School District Creditors, certain other participants in the Mediation, and other parties in interest, which compromise and settlement is necessary and integral to this Plan and the Plan Documents.

(b) The Plan Documents and the Plan Settlements constitute a good faith full and final comprehensive compromise and settlement of all Claims, Interests, and controversies described in this Plan based upon the unique facts and circumstances of these Chapter 11 Cases such that (i) none of the foregoing documents, nor any materials used in furtherance of Confirmation (including, but not limited to, the Disclosure Statement and all Plan Documents, and any notes related to, and drafts of, such documents and materials) shall prejudice or be used in connection with or in opposition to, the Debtors’ pursuit of, or the Debtors’ ability to pursue, any alternative restructuring structure or transaction; and (ii) any obligation or forbearance by any party, in furtherance of such compromise and settlement shall be understood to be an obligation or forbearance solely in connection with this specific compromise and settlement and shall be inapplicable in the absence of such compromise and settlement. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of this Plan and the Plan Settlements under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, as well as a finding by the Bankruptcy Court that this Plan and the Plan Settlements are fair, equitable, reasonable, and in the best interests of the Debtors and their Estates.

Section 6.2 GUC Trust

(a) Establishment and Purpose of the GUC Trust

On or before the Effective Date, the Debtors shall take all necessary steps to establish the GUC Trust in accordance with this Plan and the GUC Trust Documents. The GUC Trust shall be established for the purposes described in this Plan and any other purposes more fully described in the GUC Trust Documents, and the GUC Trust and the Distribution Sub-Trusts shall be subject to the jurisdiction of the Bankruptcy Court. The GUC Trust shall be formed for purposes of, in each case, in accordance with this Plan and the GUC Trust Documents:

(i) receiving, collecting, holding, administering, liquidating, and distributing the assets of the GUC Trust for the benefit of the beneficiaries thereof;

(ii) providing for efficient, fair, and reasonable procedures for processing and making distributions, if any, to holders of GUC Trust Channeled Claims; and

(iii) making distributions to holders of Allowed GUC Trust Channeled Claims.

(b) Assumption of Liabilities

Except as set forth in this Plan and in the GUC Trust Documents, the GUC Trust shall have no liability for any prepetition or postpetition Claims, Causes of Action, or liabilities of any kind, in each case that have been or could have been asserted against the Debtors, their Estates, or their property (including, but not limited to, Claims based on successor liability) based on any acts or omissions prior to the Effective Date. For the avoidance of doubt, with respect to any Distribution Sub-Trust Claims subsequently channeled from the GUC Trust to a Distribution Sub- Trust pursuant to the GUC Trust Documents, such Distribution Sub-Trust shall assume all liability for the applicable Distribution Sub-Trust Claims. In furtherance of the foregoing, the GUC Trust, except as otherwise provided in this Plan or in the GUC Trust Documents, and subject to the Covenant Not To Collect, shall have all defenses, cross-claims, offsets, and recoupments, as well as rights of indemnification, contribution, subrogation, and similar rights regarding the GUC Trust Channeled Claims that the Debtors have, or would have had, under applicable law, but solely to the extent consistent with this Plan and the GUC Trust Documents; provided, that, all such defenses, cross-claims, offsets, and recoupments regarding any Distribution Sub-Trust Claim channeled to the GUC Trust and subsequently channeled to a Distribution Sub-Trust in accordance with the GUC Trust Documents shall be transferred, subject to the Covenant Not To Collect, to the applicable Distribution Sub-Trust, at which point, the GUC Trust shall no longer have such defenses, cross-claims, offsets, or recoupments regarding such Distribution Sub-Trust Claim.

(c) GUC Trustee

The GUC Trustee shall have and perform all of the duties, responsibilities, rights, and obligations of GUC Trustee set forth in the GUC Trust Documents. The GUC Trustee, in consultation with the GUC Trust Oversight Board, shall be expressly authorized to empower and undertake actions on behalf of the GUC Trust, without the need for any additional approvals, authorization, or consents, and without any further notice to or action, order, or approval of the Bankruptcy Court, in each case, in accordance with this Plan and the GUC Trust Documents.

(d) GUC Trust Oversight Board

The GUC Trust Oversight Board shall be responsible for exercising oversight over the activities of the GUC Trust and consulting with the GUC Trustee with respect to the GUC Trustee’s performance of its duties provided for in the GUC Trust Documents, which consultations shall occur at such times as specifically set forth in the GUC Trust Documents or otherwise at the request of the GUC Trust Oversight Board.

(e) Tax Matters

(i) The GUC Trust is intended to qualify as a liquidating trust pursuant to Treasury Regulation Section 301.7701-4(d) and the beneficiaries thereof are intended to qualify as the grantors and owners of the GUC Trust in accordance with Treasury Regulation Section 301.7701-4(d) and Tax Code Section 671, et seq. The primary purpose of the GUC Trust shall be to liquidate and distribute the assets thereof to the beneficiaries of the GUC Trust, with no objective to continue or engage in the conduct of a trade or business, except to the extent reasonably necessary to, and consistent with, the purpose of the GUC Trust as set forth in this Plan and the GUC Trust Documents.

(ii) The GUC Trust Disputed Claims Reserve is intended to qualify as a disputed ownership fund pursuant to Treasury Regulation Section 1.468B-9.

(iii) To the extent Section 162(f)(1) of the Tax Code would otherwise apply to payments to the GUC Trust or Distributions from the GUC Trust (or payments to or Distributions from the GUC Trust Disputed Claims Reserve), such payments or Distributions shall be treated as “restitution” within the meaning of Section 162(f)(2) of the Tax Code, solely to the extent Allowed by applicable law.

(f) Indemnification by the GUC Trust

The GUC Trustee, the members of the GUC Trust Oversight Board, and certain other professionals engaged by the GUC Trust as set forth in the GUC Trust Documents, each in their capacity as such, as the case may be, and any of such parties’ successors and assigns, shall be indemnified and held harmless, to the fullest extent permitted by law, by the GUC Trust, in each case, as and to the extent set forth in the GUC Trust Documents.

(g) Nonliability of GUC Trustee and Trust Professionals

Notwithstanding anything in the GUC Trust Documents to the contrary, none of the GUC Trustee, any member of the GUC Trust Oversight Board, the Creditors’ Committee or its members, the Second Lien Notes Indenture Trustee, the Second Lien Collateral Trustee, the Unsecured Notes Indenture Trustees, nor certain other professionals engaged by the GUC Trust as set forth in the GUC Trust Documents, in each case, solely in their respective capacities as such, shall be liable to the GUC Trust or any beneficiary thereof for any Claim arising out of, or in connection with, the creation, operation, or termination of the GUC Trust, including actions taken or omitted in fulfillment of such parties’ duties with respect to the GUC Trust, nor shall such parties incur any responsibility or liability by reason of any error of law or of any matter or thing done or suffered or omitted to be done under this Plan or the GUC Trust Agreement, including any action taken in good faith reliance upon the advice of professionals retained by the GUC Trust, except as may be determined by Final Order to have arisen out of such party’s gross negligence, bad faith, or willful misconduct; provided, that, in no event will any such party be liable for punitive, exemplary, consequential, or special damages under any circumstances.

(h) Cooperation with the GUC Trust

Prior to the Effective Date, the Debtors shall (1) take reasonable actions as may be reasonably requested by the Creditors’ Committee to enable the GUC Trust to preserve, access, maximize, pursue, and settle, or otherwise obtain the full value of, the GUC Trust Insurance Rights, the GUC Trust D&O Insurance Policies, and the GUC Trust Litigation Consideration; and (2) to the extent reasonably requested by the Creditors’ Committee, facilitate the delivery of documents and information, in each case, subject to the Debtors’ reasonable discretion with respect to the Debtors’ privileges, to enable the reconciliation of the GUC Trust Channeled Claims; provided, that, no actions taken pursuant to the foregoing clauses (1) or (2) shall impair the rights, if any, of any D&O Insured Person under the GUC Trust Insurance Policies or GUC Trust D&O Insurance Policies. The receipt of privileges and privileged materials from the Debtors shall be without waiver in recognition of the joint/successorship interest in prosecuting Claims on behalf of the Debtors; provided, that, the delivery of any records and information, including copies of any relevant Proofs of Claim (and any related forms that have been filed or submitted) provided by the Debtors shall be subject to the Debtors’ reasonable discretion with respect to privilege. On and following the Effective Date, the applicable Purchaser Entities shall, inter alia, provide the GUC Trust with additional documents, information, and cooperation in accordance with and to the extent set forth in the GUC Trust Cooperation Agreement.

Section 6.3 Mesh Claims Trust

(a) The Mesh Claims Trust shall be established in accordance with the Mesh Claims Trust Documents.

Section 6.4 Generics Price Fixing Claims Trust

(a) The Generics Price Fixing Claims Trust shall be established in accordance with the Generics Price Fixing Claims Trust Documents.

Section 6.5 Ranitidine Claims Trust

(a) The Ranitidine Claims Trust shall be established in accordance with the Ranitidine Claims Trust Documents.

Section 6.6 Reverse Payment Claims Trust

(b) The Reverse Payment Claims Trust shall be established in accordance with the Reverse Payment Claims Trust Documents.

Section 6.7 PPOC Trust

(a) Establishment and Purpose of the PPOC Trust

On or before the Effective Date, the Debtors shall take all necessary steps to establish the PPOC Trust in accordance with this Plan and the PPOC Trust Documents. The PPOC Trust shall be established for the purposes described in this Plan and any other purposes more fully described in the PPOC Trust Documents, and the PPOC Trust and each PPOC Sub-Trust shall be subject to the jurisdiction of the Bankruptcy Court. The PPOC Trust shall, in each case, in accordance with this Plan and the PPOC Trust Documents:

(i) hold, manage, sell, invest, and distribute the PPOC Trust Consideration for the benefit of the PPOC Sub-Trusts;

(ii) further channel all asserted Present Private Opioid Claims channeled to the PPOC Trust to the applicable PPOC Sub-Trusts;

(iii) make payments to the PPOC Sub-Trusts from time to time, to permit such PPOC Sub-Trusts to satisfy the Present Private Opioid Claims channeled to their applicable PPOC Sub-Trusts;

(iv) maintain a publicly available website to aid in communicating information to the PPOC Sub-Trusts and holders of Present Private Opioid Claims and in making the activities of the PPOC Trust as transparent as possible, if determined necessary or desirable by the PPOC Trustee(s);

(v) fund the PPOC Trust Operating Reserve to pay Trust Operating Expenses of the PPOC Trust; and

(vi) pay any and all administration and other expenses of the PPOC Trust.

(b) Assumption of Liabilities

Except as set forth in this Plan, the Confirmation Order, and the PPOC Trust Documents, the PPOC Trust shall have no liability for any prepetition or postpetition Claims, Causes of Action, or liabilities of any kind, in each case that have been or could have been asserted against the Debtors, their Estates, or their property (including, but not limited to, Claims based on successor liability) based on any acts or omissions prior to the Effective Date. In furtherance of the foregoing, the PPOC Trust, except as otherwise provided in this Plan, the Confirmation Order, or the PPOC Trust Documents, shall have all defenses, cross-claims, offsets, and recoupments, as well as rights of indemnification, contribution, subrogation, and similar rights, regarding the Present Private Opioid Claims that the Debtors have, or would have had, under applicable law, but solely to the extent consistent with this Plan, the Confirmation Order, and the PPOC Trust Documents; provided, that, no such cross-claims, defenses, offsets, recoupments, or other rights may be asserted against any Released Party; and provided, further, that, all such defenses, cross-claims, offsets, recoupments, and other rights regarding any Present Private Opioid Claim that is channeled to a PPOC Sub-Trust in accordance with the PPOC Trust Distribution Procedures shall be transferred to such PPOC Sub-Trust, at which point, the PPOC Trust shall no longer have such defenses, cross-claims, offsets, and recoupments regarding such Present Private Opioid Claim and the applicable PPOC Sub-Trust shall be liable for such Present Private Opioid Claims.

(c) Appointment and Acceptance of Initial PPOC Trustee(s)

There shall initially be one PPOC Trustee; provided, however, that, the PPOC Trustee, with the consent of the Trustees of the PPOC Sub-Trusts, may increase the number of PPOC Trustees to not more than five. The PPOC Trustee(s) shall have and perform all of the duties, responsibilities, rights, and obligations of the PPOC Trust set forth in the PPOC Trust Documents. The PPOC Trustee(s), subject to the terms and conditions of this Plan, the Confirmation Order, and the PPOC Trust Documents, shall be authorized to execute, deliver, file, or record such documents, contracts, instruments, releases, and other agreements, and to take such actions as may be necessary or appropriate, to effectuate and further evidence the terms and conditions of this Plan, the OCC Resolution Term Sheet, any agreement entered into in connection with the Resolution Stipulation, and the PPOC Trust Documents. Pursuant to the PPOC Trust Documents, the PPOC Trustee(s) shall have all powers necessary to accomplish the purposes of the PPOC Trust in accordance with the PPOC Trust Documents and this Plan. The PPOC Trustee(s) shall be responsible for all decisions and duties with respect to the PPOC Trust and its assets and shall, in all circumstances, and at all times, act in a fiduciary capacity for the benefit of and in the best interests of the PPOC Sub-Trusts, in furtherance of the purposes of the PPOC Trust.

(d) Obligations of the PPOC Fiduciaries

The PPOC Trustee(s) shall take into account the interests of, and owe fiduciary duties to, each of the PPOC Sub-Trusts in making all decisions on behalf of the PPOC Trust. In furtherance of the foregoing, (i) in the event Purchaser Parent fails to make any payment of PPOC Trust Consideration contemplated to be due and payable pursuant to the PPOC Trust Documents, the PPOC Trustee(s) will take into account the remaining rights of the holders of Present Private Opioid Claims in formulating and exercising appropriate remedies, but shall in all events, to the extent there are obligations remaining to the PPOC Sub-Trusts upon such default, seek to utilize all other available sources of assets to pay all outstanding amounts owed to the holders of Present Private Opioid Claims then-due or to be paid in the future until such outstanding amounts have been paid in full; and (ii) the PPOC Trust shall provide no less than 10 Business Days’ advance written notice (unless urgent circumstances require less notice) to each PPOC Sub-Trust of any material action proposed to be taken in respect of such payments, including the commencement or settlement of any litigation.

(e) PPOC Trust Operating Expenses

On and after the Effective Date, the PPOC Trust Operating Reserve shall be held in a single segregated account administered by the PPOC Trustee(s) to pay any and all PPOC Trust Operating Expenses. On the Effective Date, or as promptly as practicable thereafter, the PPOC Trustee(s) shall establish and fund the PPOC Trust Operating Reserve from a portion of the PPOC Trust Consideration received on, or promptly following, the Effective Date, in an amount determined by the PPOC Trustee(s) as necessary to satisfy and pay estimated future PPOC Trust Operating Expenses, and to be held and maintained by the PPOC Trustee(s). All PPOC Trust Operating Expenses shall be satisfied and paid from the PPOC Trust Operating Reserve. Periodically, until the dissolution of the PPOC Trust, the PPOC Trustee(s) shall replenish the PPOC Trust Operating Reserve from Cash held or received by the PPOC Trust to the extent deemed necessary by the PPOC Trustee(s) to satisfy and pay estimated future PPOC Trust Operating Expenses.

(f) Tax Matters

(i) The PPOC Trust and each PPOC Sub-Trust is intended to be treated as a QSF for U.S. federal income tax purposes, and, the PPOC Trust Consideration is intended to be treated as amounts transferred to a QSF by, or on behalf of, a “transferor” within the meaning of the QSF Regulations to resolve or satisfy a liability for which the QSF is established. The PPOC Trust shall be reported in a manner that is consistent with such tax treatment for U.S. federal tax purposes and, to the extent applicable, for state and local tax purposes, in each case, to the extent permitted by applicable law. Solely for U.S. federal income tax purposes, to the extent the PPOC Trust does not meet the requirements of Treasury Regulations Section 1.468B-1(c)(1) and -1(c)(3), the PPOC Trust Consideration and NAS Additional Amount shall be treated as owned by the “transferor” within the meaning of the QSF Regulations pursuant to Treasury Regulations Section 1.468B-1(j)(1); provided, that, the PPOC Trust and any PPOC Sub-Trusts shall be implemented with the objective of maximizing tax efficiency to the Post-Emergence Entities (including with respect to the availability, location, and timing of tax deductions), the PPOC Trust, any PPOC Sub-Trusts, and holders of Allowed Present Private Opioid Claims. To the extent that Section 162(f)(1) of the Tax Code would otherwise apply to payments to the PPOC Trust, such payments shall be treated as “restitution” within the meaning of Section 162(f)(2) of the Tax Code solely to the extent allowed by applicable law.

(ii) To the extent that the PPOC Trust Consideration and NAS Additional Amount is paid by or on behalf of a Non-U.S. Payor to the PPOC Trust (or, if applicable, the PPOC Sub-Trusts), any structuring, implementation, and Tax reporting for purposes of maximizing Tax efficiency to the Purchaser Entities shall be exclusively at the expense of the Purchaser Entities. For the avoidance of doubt, if the Purchaser Entities determine for the PPOC Trust Consideration and NAS Additional Amount to be paid to the PPOC Trust (or, if applicable, the PPOC Sub-Trusts) by a Non-U.S. Payor, the Purchaser Entities shall bear any (1) non-U.S. income, withholding, stamp, transfer, or any other taxes imposed by the applicable non-U.S. jurisdiction on such payment of the PPOC Trust Consideration and NAS Additional Amount to the PPOC Trust (or, if applicable, the PPOC Sub-Trusts); and (2) without duplication, any non-U.S. Tax reporting costs incurred by the PPOC Trust or PPOC Sub-Trusts that would not have been incurred but for the use of a Non-U.S. Payor.

(g) Indemnification by the PPOC Trust

The PPOC Trust shall indemnify and hold harmless the PPOC Trust Indemnified Parties, from and against and with respect to any and all liabilities, losses, damages, claims, costs, and expenses (other than taxes in the nature of income taxes imposed on compensation paid to the PPOC Trust Indemnified Parties), including, but not limited to, attorneys’ fees, arising out of, or due to the implementation or administration of the Resolution Stipulation or the PPOC Trust Documents, other than such PPOC Trust Indemnified Party’s willful misconduct, bad faith, gross negligence, or fraud, with respect to the implementation or administration of the Resolution Stipulation or the PPOC Trust Documents. To the extent that a PPOC Trust Indemnified Party asserts a claim for indemnification as provided above, (i) any payment on account of such claim shall be paid solely from the PPOC Trust Operating Reserve; and (ii) the legal fees and related costs incurred by counsel to such PPOC Trust Indemnified Party in monitoring and participating in the defense of such claims giving rise to the asserted right of indemnification shall be advanced to such PPOC Trust Indemnified Party (provided, that, such PPOC Trust Indemnified Party undertakes to repay such amounts if it ultimately shall be determined that such PPOC Trust Indemnified Party is not entitled to be indemnified therefor) solely out of the PPOC Trust Operating Reserve or any insurance purchased using the PPOC Trust Operating Reserve. These indemnification provisions, subject to the terms of the PPOC Trust Documents, shall remain available to, and the repayment obligation shall remain binding upon, any former PPOC Trust Indemnified Party or the estate of any deceased PPOC Trust Indemnified Party, as the case may be, and shall survive the termination of the PPOC Trust.

(h) Exculpation

To the maximum extent permitted by applicable law, the PPOC Trustee(s), the PPOC Trust Indemnified Parties, and the Delaware resident trustee appointed pursuant to the PPOC Trust Agreement shall not have or incur any liability for actions taken or omitted in his or their respective capacities as such, except with respect to those acts found by Final Order to be arising out of such Person’s willful misconduct, bad faith, gross negligence, or fraud, and shall be entitled to indemnification and reimbursement for reasonable fees and expenses (solely payable from the PPOC Trust Consideration) in defending any and all actions or inactions of such Persons in connection with any actions taken pursuant to this Plan, the PPOC Trust Documents, the OCC Resolution Term Sheet, or otherwise required by the foregoing, except for any actions or inactions found by Final Order to be arising out of such party’s willful misconduct, bad faith, gross negligence, or fraud.

(i) Covenants of Purchaser Parent

The PPOC Trust Documents shall include the following covenants to be made by Purchaser Parent for the benefit of the PPOC Trust and each of the PPOC Sub-Trusts, which covenants shall be the same (mutatis mutandis) as those included in the Public Opioid Distribution Documents pursuant to Section 6.14(e) of this Plan:

(i) (1) a limitation on permitted investments by Purchaser Parent, which limitation shall be consistent with the terms agreed in any new money indebtedness raised or deemed incurred on or around the Effective Date (including the Exit Financing); plus (2) a customary level of incremental cushion, consistent with the covenants set forth in the OCC Resolution Term Sheet;

(ii) a maximum leverage ratio for Purchaser Parent equal to 5.0x;

(iii) (1) a limitation on restricted payments by Purchaser Parent, which limitation shall be consistent with the terms agreed in any new money indebtedness raised or deemed incurred on or around the Effective Date (including the Exit Financing); plus (2) a customary level of incremental cushion, consistent with the covenants described in the OCC Resolution Term Sheet and applicable solely with respect to Allowed Present Private Opioid Claims; and

(iv) reporting requirements, which reporting requirements shall include the provision of periodic reporting materials and notices consistent with the reporting and notice requirements agreed in any documents governing new money indebtedness raised or deemed incurred on or around the Effective Date (including the Exit Financing).

Section 6.8 PI Trust

(a) Establishment and Purpose of the PI Trust

On or before the Effective Date, the PI Trust shall be established in accordance with this Plan and the PI Trust Documents. The purpose of the PI Trust is to, in each case, in accordance with this Plan and pursuant to the PI Trust Documents:

(i) assume all of the Debtors’ liability for PI Opioid Claims;

(ii) collect distributions made on account of the PI Trust Share;

(iii) administer the PI Opioid Claims;

(iv) make distributions to holders of Allowed PI Opioid Claims in accordance with the PI Trust Documents; and

(v) carry out such other matters as are set forth in the PI Trust Documents, including preserving, holding, and managing the assets of the PI Trust for use in paying and satisfying Allowed PI Opioid Claims and using the PI Trust’s assets and income to pay any and all Trust Operating Expenses of the PI Trust in accordance with the PI Trust Documents.

(b) Assumption of Liabilities

The PI Trust shall expressly assume all liabilities and responsibility for all PI Opioid Claims, and none of the Debtors nor the Post-Emergence Entities shall have any further financial or other responsibility or liability therefor or in connection therewith. Except as otherwise provided in this Plan, the Confirmation Order, or the PI Trust Documents, the PI Trust shall have all defenses, cross-claims, offsets, and recoupments, as well as rights of indemnification, contribution, subrogation, and similar rights, regarding such claims that the Debtors or the Post- Emergence Entities have or would have had under applicable law, but solely to the extent consistent with the PI Trust Documents (which include, for the avoidance of doubt, the PPOC Trust Documents and this Plan); provided, however, that, the PI Trust shall not assert such cross- claims, defenses, or rights against any Released Party.

(c) PI Trustee

The identity of the PI Trustee shall be disclosed in the Plan Supplement. The PI Trustee is and shall act as the fiduciary to the PI Trust in accordance with the provisions of the PI Trust Documents. The PI Trustee shall, at all times, administer the PI Trust and its assets in accordance with the PI Trust Documents. Subject to the PI Trust Documents, the PI Trustee shall have the power to take any and all actions that, in the judgment of the PI Trustee, are necessary or proper to fulfill the purposes of the PI Trust, including taking the following actions, in each case, pursuant to the PI Trust Documents:

(i) establishing an LRP and appointing and overseeing the actions of a lien resolution agent to carry out any such LRP;

(ii) (1) appointing, hiring, or engaging professionals to provide such legal, financial, accounting, investment, auditing, forecasting, claims administration, lien resolution, and other services as the business of the PI Trust requires, including hiring a financial advisor responsible for determining the available assets of the PI Trust and providing guidance with respect to the investment and accounting thereof; (2) delegating to such professionals such powers and authorities as the fiduciary duties of the PI Trustee permit and as the PI Trustee, in the PI Trustee’s discretion, deems advisable or necessary in order to carry out the terms of the PI Trust Documents; and (3) paying reasonable compensation to such professionals engaged by the PI Trust; and

(iii) selecting, engaging, and paying reasonable compensation to one or more appeals masters as set forth in the PI Trust Distribution Procedures;

(iv) provided, however, that, the PI Trustee shall give the PI Committee reasonably prompt notice of material acts taken or proposed to be taken as required by the PI Trust Documents. Further, the PI Trustee shall be required to consult with the PI Committee (1) on the general implementation and administration of the PI Trust; (2) on the general implementation and administration of the PI Trust Distribution Procedures; and (3) on such other matters as required by the PI Trust Documents.

(d) PI Committee

(i) The members of the PI Committee shall serve in a fiduciary capacity representing all holders of PI Opioid Claims. The PI Committee will work with the PI Trustee in establishing and monitoring any operating budgets with respect to the PI Trust. Except for the duties and obligations expressed in the PI Trust Documents and the documents referenced therein, there shall be no other duties (including fiduciary duties) or obligations, express or implied, at law or in equity, of the PI Committee.

(ii) The PI Trustee shall pay or reimburse, as applicable, the compensation, costs, and fees of the professionals that represented or advised the Ad Hoc Group of Personal Injury Victims in connection with the Chapter 11 Cases, in each case, as and to the extent set forth in the PI Trust Documents.

(e) Tax Matters

Notwithstanding anything to the contrary herein, no provision herein, in any PI Trust Document, in the OCC Resolution Term Sheet, or in any document contemplated hereby or thereby shall be construed or implemented in a manner that would cause the PI Trust to fail to qualify as a QSF under the QSF Regulations.

(f) Indemnification by the PI Trust

The PI Trust shall indemnify and defend the PI Trustee, the members of the PI Committee, the Ad Hoc Group of Personal Injury Victims, and any professionals engaged by the PI Trust (including any appeals master(s)), in addition to such other parties as described in the PI Trust Documents, against any and all liabilities, expenses, claims, damages, or losses incurred by them in the performance of their respective duties under the PI Trust Documents or in connection with activities undertaken by them prior to the Effective Date in connection with the formation, establishment, or funding of the PI Trust.

(g) Nonliability of PI Trustee and PI Committee

The PI Trustee and the members of the PI Committee shall not be liable to the PI Trust, to any holder of a PI Opioid Claim, or to any other Person, except for any act or omission by such party that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing within the meaning of Section 3806(e) of the DST Act.

Section 6.9 NAS PI Trust

(a) Establishment and Purpose of the NAS PI Trust

On or before the Effective Date, the NAS PI Trust shall be established in accordance with this Plan and the NAS PI Trust Documents. The purpose of the NAS PI Trust is to, in each case, in accordance with this Plan and the NAS PI Trust Documents:

(i) assume all of the Debtors’ liability for NAS PI Claims;

(ii) collect distributions made on account of the NAS PI Trust Share;

(iii) administer the NAS PI Claims;

(iv) make distributions to holders of Allowed NAS PI Claims in accordance with the NAS PI Trust Documents; and

(v) carry out such other matters as are set forth in the NAS PI Trust Documents, including preserving, holding, and managing the assets of the NAS PI Trust for use in paying and satisfying Allowed NAS PI Claims and using the NAS PI Trust’s assets and income to pay any and all Trust Operating Expenses of the NAS PI Trust.

(b) Assumption of Liabilities

The NAS PI Trust shall expressly assume all liabilities and responsibility for all NAS PI Claims, and none of the Debtors nor the Post-Emergence Entities shall have any further financial or other responsibility or liability therefor or in connection therewith. Except as otherwise provided in this Plan, the Confirmation Order, or the NAS PI Trust Documents, the NAS PI Trust shall have all defenses, cross-claims, offsets, and recoupments, as well as rights of indemnification, contribution, subrogation, and similar rights, regarding such claims that the Debtors or the Post-Emergence Entities have or would have had under applicable law, but solely to the extent consistent with the NAS PI Trust Documents (which include, for the avoidance of doubt, the PPOC Trust Documents and this Plan); provided, however, that, the NAS PI Trust shall not assert such cross-claims, defenses, or rights against any Released Party.

(c) NAS PI Trustee

The identity of the NAS PI Trustee shall be disclosed in the Plan Supplement. The NAS PI Trustee is and shall act as the fiduciary to the NAS PI Trust in accordance with the provisions of the NAS PI Trust Documents. The NAS PI Trustee shall, at all times, administer the NAS PI Trust and its assets in accordance with the NAS PI Trust Documents. Subject to the NAS PI Trust Documents, the NAS PI Trustee shall have the power to take any and all actions that, in the judgment of the NAS PI Trustee, are necessary or proper to fulfill the purposes of the NAS PI Trust, including taking the following actions, in each case, pursuant to the NAS PI Trust Documents:

(i) establishing an LRP and appointing and overseeing the actions of a lien resolution agent to carry out the LRP;

(ii) (1) appointing, hiring, or engaging such professionals to provide such legal, financial, accounting, investment, auditing, forecasting, claims administration, lien resolution, and other services as the business of the NAS PI Trust requires, including hiring a financial advisor responsible for determining the available assets of the NAS PI Trust and providing oversight and guidance with respect to the investment and accounting thereof; (2) delegating to such professionals such powers and authorities as the fiduciary duties of the NAS PI Trustee permit and as the NAS PI Trustee, in the NAS PI Trustee’s discretion, deems advisable or necessary in order to carry out the terms of the NAS PI Trust Documents; and (3) paying reasonable compensation to such professionals engaged by the NAS PI Trust; and

(iii) selecting, engaging, and paying reasonable compensation to one or more appeals masters as set forth in the NAS PI Trust Distribution Procedures;

(iv) provided, however, that, the NAS PI Trustee shall give the NAS Committee reasonably prompt notice of material acts taken or proposed to be taken as required by the NAS PI Trust Documents. Further, the NAS PI Trustee shall be required to consult with the NAS Committee (1) on the general implementation and administration of the NAS PI Trust; (2) on the general implementation and administration of the NAS PI Trust Distribution Procedures; and (3) on such other matters as required by the NAS PI Trust Documents.

(v) The NAS PI Trustee shall pay or reimburse, as applicable, the compensation, costs, and fees of the professionals that represented or advised the Ad Hoc Group of NAS Children in connection with the Chapter 11 Cases, in each case, as and to the extent set forth in the NAS PI Trust Documents.

(d) NAS Committee

The members of the NAS Committee shall serve in a fiduciary capacity representing all holders of NAS PI Claims. The NAS Committee will work with the NAS PI Trustee in establishing and monitoring any operating budgets with respect to the NAS PI Trust. Except for the duties and obligations expressed in the NAS PI Trust Documents and the documents referenced therein, there shall be no other duties (including fiduciary duties) or obligations, express or implied, at law or in equity, of the NAS Committee.

(e) Tax Matters

Notwithstanding anything to the contrary herein, no provision herein, in the NAS PI Trust Distribution Procedures, in the OCC Resolution Term Sheet, or in any other document contemplated hereby or thereby shall be construed or implemented in a manner that would cause the NAS PI Trust to fail to qualify as a QSF under the QSF Regulations.

(f) Indemnification by the NAS PI Trust

The NAS PI Trust shall indemnify and defend the NAS PI Trustee, the members of the NAS Committee, the Ad Hoc Committee of NAS Children, and any professionals engaged by the NAS PI Trust (including any appeals master(s)), in addition to such other parties as described in the NAS PI Trust Documents, against any and all liabilities, expenses, claims, damages, or losses incurred by them in the performance of their respective duties under the NAS PI Trust Documents or in connection with activities undertaken by them prior to the Effective Date in connection with the formation, establishment, or funding of the NAS PI Trust.

(g) Nonliability of PI Trustee and PI Committee

The NAS PI Trustee and the members of the NAS Committee shall not be liable to the NAS PI Trust, to any holder of a NAS PI Claim, or to any other Person, except for any act or omission by such party that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing within the meaning of Section 3806(e) of the DST Act.

Section 6.10 Hospital Trust

(a) Establishment and Purpose of the Hospital Trust

On or before the Effective Date, the Hospital Trust shall be established in accordance with this Plan and the Hospital Trust Documents. The purpose of the Hospital Trust is to, in each case, in accordance with this Plan and the Hospital Trust Documents:

(i) assume all of the Debtors’ liability for Hospital Opioid Claims;

(ii) collect distributions made on account of the Hospital Trust Share;

(iii) administer the Hospital Opioid Claims;

(iv) make distributions to holders of Allowed Hospital Opioid Claims for authorized opioid abatement purposes in accordance with the Hospital Trust Documents; and

(v) carry out such other matters as are set forth in the Hospital Trust Documents, including preserving, holding, and managing the assets of the Hospital Trust for use in paying and satisfying Allowed Hospital Opioid Claims and using the Hospital Trust’s assets and income to pay any and all Trust Operating Expenses of the Hospital Trust.

(b) Assumption of Liabilities

The Hospital Trust shall expressly assume all liabilities and responsibility for all Hospital Opioid Claims, and none of the Debtors nor the Post-Emergence Entities shall have any further financial or other responsibility or liability therefor or in connection therewith. Except as otherwise provided in this Plan, the Confirmation Order, or the Hospital Trust Documents, the Hospital Trust shall have all defenses, cross-claims, offsets, and recoupments, as well as rights of indemnification, contribution, subrogation, and similar rights, regarding such claims that the Debtors or the Post-Emergence Entities have or would have had under applicable law, but solely to the extent consistent with the Hospital Trust Documents (which include, for the avoidance of doubt, the PPOC Trust Documents and this Plan); provided, however, that, the Hospital Trust shall not assert such cross-claims, defenses, or rights against any Released Party.

(c) Hospital Trustee

The identity of the Hospital Trustee shall be disclosed in the Plan Supplement. The Hospital Trustee is and shall act as the fiduciary to the Hospital Trust in accordance with the provisions of the Hospital Trust Documents. The Hospital Trustee shall, at all times, administer the Hospital Trust and its assets in accordance with the Hospital Trust Documents. Subject to the Hospital Trust Documents, the Hospital Trustee shall have the power to take any and all actions that, in the judgment of the Hospital Trustee, are necessary or proper to fulfill the purposes of the Hospital Trust, including taking the following actions, in each case, pursuant to the Hospital Trust Documents:

(i) (1) appointing, hiring, or engaging such professionals to provide such legal, financial, accounting, investment, auditing, forecasting, and other services as the business of the Hospital Trust requires; (2) delegating to such professionals such powers and authorities as the fiduciary duties of the Hospital Trustee permit and as the Hospital Trustee, in the Hospital Trustee’s discretion, deems advisable or necessary in order to carry out the terms of the Hospital Trust Documents; and (3) paying reasonable compensation to such professionals engaged by the Hospital Trust; and

(ii) auditing compliance with the authorized abatement purposes set forth in the Hospital Trust Documents governing the use of any Distributions made on account of Allowed Hospital Opioid Claims.

(iii) provided, however, that, the Hospital Trustee shall give the Hospital TAC prompt notice of material acts taken or proposed to be taken as required by the Hospital Trust Documents. Further, the Hospital Trustee shall be required to consult with the Hospital TAC (1) on the general implementation and administration of the Hospital Trust; (2) on the general implementation and administration of the Hospital Trust Distribution Procedures; and (3) on such other matters as required by the Hospital Trust Documents.

(iv) The Hospital Trustee shall, in accordance with the Hospital Trust Documents, pay or reimburse, as applicable, the attorneys’ fees and costs of the Ad Hoc Group of Hospitals from the Hospital Trust Share.

(d) Hospital TAC

The members of the Hospital TAC shall serve in a fiduciary capacity representing all holders of Hospital Opioid Claims. The Hospital TAC will work with the Hospital Trustee in establishing and monitoring any operating budgets with respect to the Hospital Trust. Except for the duties and obligations expressed in the Hospital Trust Documents and the documents referenced therein, there shall be no other duties (including fiduciary duties) or obligations, express or implied, at law or in equity, of the Hospital TAC.

(e) Tax Matters

Notwithstanding anything to the contrary herein, no provision herein, in the Hospital Trust Distribution Procedures, in the OCC Resolution Term Sheet, or in any other document contemplated hereby or thereby shall be construed or implemented in a manner that would cause the Hospital Trust to fail to qualify as a QSF under the QSF Regulations.

(f) Indemnification by the Hospital Trust

The Hospital Trust shall indemnify and defend the Hospital Trustee, the members of the Hospital TAC, and any professionals engaged by the Hospital Trust, in addition to such other parties as described in the Hospital Trust Documents, against any and all liabilities, expenses, claims, damages, or losses incurred by them in the performance of their respective duties under the Hospital Trust Documents or in connection with activities undertaken by them in connection with the formation, establishment, or funding of the Hospital Trust.

(g) Nonliability of Hospital Trustee and Hospital TAC

The Hospital Trustee and the members of the Hospital TAC shall not be liable to the Hospital Trust, to any holder of a Hospital Opioid Claim, or to any other Person, except for any act or omission by such party that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing within the meaning of Section 3806(e) of the DST Act.

Section 6.11 IERP Trust II

(a) Establishment and Purpose of the IERP Trust II

On or before the Effective Date, the IERP Trust II shall be established in accordance with this Plan and the IERP Trust II Documents. The purpose of the IERP Trust II is to, in each case, in accordance with this Plan and pursuant to the IERP Trust II Documents:

(i) assume all of the Debtors’ liability for IERP II Claims;

(ii) collect distributions made on account of the IERP Trust II Share;

(iii) administer the IERP II Claims;

(iv) make distributions to holders of Allowed IERP II Claims for authorized opioid abatement purposes in accordance with the IERP Trust II Documents; and

(v) carry out such other matters as are set forth in the IERP Trust II Documents, including preserving, holding, and managing the assets of the IERP Trust II for use in paying and satisfying Allowed IERP II Claims and using the IERP Trust II’s assets and income to pay any and all Trust Operating Expenses of the IERP Trust II.

(b) Assumption of Liabilities

The IERP Trust II shall expressly assume all liabilities and responsibility for all IERP II Claims, and none of the Debtors nor the Post-Emergence Entities shall have any further financial or other responsibility or liability therefor or in connection therewith. Except as otherwise provided in this Plan, the Confirmation Order, or the IERP Trust II Documents, the IERP Trust II shall have all defenses, cross-claims, offsets, and recoupments, as well as rights of indemnification, contribution, subrogation, and similar rights, regarding such claims that the Debtors or the Post-Emergence Entities have or would have had under applicable law, but solely to the extent consistent with the IERP Trust II Documents (which include, for the avoidance of doubt, the PPOC Trust Documents and this Plan); provided, however, that, the IERP Trust II shall not assert such cross-claims, defenses, or rights against any Released Party.

(c) IERP II Trustee

The IERP II Trustee is and shall act as the fiduciary to the IERP Trust II in accordance with the provisions of the IERP Trust II Documents. The IERP II Trustee shall, at all times, administer the IERP Trust II and its assets in accordance with the IERP Trust II Documents. Subject to the IERP Trust II Documents, the IERP II Trustee shall have the power to take any and all actions that, in the judgment of the IERP II Trustee, are necessary or proper to fulfill the purposes of the IERP Trust II, including taking the following actions, in each case, pursuant to the IERP Trust II Documents:

(i) (1) appointing, hiring, or engaging such professionals to provide such legal, financial, accounting, investment, auditing, forecasting, claims administration, lien resolution, and other services as the business of the IERP Trust II requires; (2) delegating to such professionals such powers and authorities as the fiduciary duties of the IERP II Trustee permit and as the IERP II Trustee, in the IERP II Trustee’s discretion, deems advisable or necessary in order to carry out the terms of the IERP Trust II Documents; and (3) paying reasonable compensation to such professionals engaged by the IERP Trust II;

(ii) implementing certain approved opioid abatement programs with unused assets of the IERP Trust II; and

(iii) auditing compliance with the authorized abatement purposes set forth in the IERP Trust II Documents governing the use of any Distributions made on account of Allowed IERP II Claims;

(iv) provided, however, that, the IERP II Trustee shall give the IERP Trust II Advisory Committee prompt notice of material acts taken or proposed to be taken as required by the IERP Trust II Documents. Further, the IERP II Trustee shall be required to consult with the IERP Trust II Advisory Committee (1) on the general implementation and administration of the IERP Trust II; (2) on the general implementation and administration of the IERP Trust II Distribution Procedures; and (3) on such other matters as required by the IERP Trust II Documents.

(v) The IERP II Trustee shall pay or reimburse, as applicable, the compensation, costs, and fees of the professionals that represent or represented, or advise or advised, the IERP II Trustee in connection with the establishment of the IERP Trust II, the preparation of the IERP Trust II Documents, and the Chapter 11 Cases, in each case, whether incurred prior to or following the appointment of the IERP II Trustee.

(d) IERP Trust II Advisory Committee

The members of the IERP Trust II Advisory Committee shall serve in a fiduciary capacity representing all holders of IERP II Claims. The IERP Trust II Advisory Committee will work with the IERP II Trustee in establishing and monitoring any operating budgets with respect to the IERP Trust II. Except for the duties and obligations expressed in the IERP Trust II Documents and the documents referenced therein, there shall be no other duties (including fiduciary duties) or obligations, express or implied, at law or in equity, of the IERP Trust II Advisory Committee.

(e) Tax Matters

Notwithstanding anything to the contrary herein, no provision herein, in the IERP Trust II Distribution Procedures, in the OCC Resolution Term Sheet, or in any other document contemplated hereby or thereby shall be construed or implemented in a manner that would cause the IERP Trust II to fail to qualify as a QSF under the QSF Regulations.

(f) Indemnification by the IERP Trust II

The IERP Trust II shall indemnify and defend the IERP II Trustee, the members of the IERP Trust II Advisory Committee, and such other parties as set forth in the IERP Trust II Documents, against any and all liabilities, expenses, claims, damages, or losses incurred by them in the performance of their respective duties under the IERP Trust II Documents.

(g) Nonliability of IERP II Trustee and IERP Trust II Advisory Committee

The IERP II Trustee and the members of the IERP Trust II Advisory Committee shall not be liable to the IERP Trust II, to any holder of an IERP II Claim, or to any other Person, except for any act or omission by such party that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing.

Section 6.12 TPP Trust

(a) Establishment and Purpose of the TPP Trust

On or before the Effective Date, the TPP Trust shall be established in accordance with this Plan and the TPP Trust Documents. The purpose of the TPP Trust is to, in each case, in accordance with this Plan and pursuant to the TPP Trust Documents:

(i) assume all of the Debtors’ liability for TPP Claims;

(ii) hold, manage, and invest all funds and other assets received by the TPP Trust for the benefit of the beneficiaries of the TPP Trust;

(iii) administer, process, resolve, and liquidate all TPP Claims in accordance with the TPP Trust Distribution Procedures, including making distributions to holders of Allowed TPP Claims; and

(iv) carry out such other matters as are set forth in the TPP Trust Documents, including establishing such funds, reserves, and accounts within the TPP Trust as the TPP Trustee deems useful in carrying out the purpose of the TPP Trust, including holding an operating reserve and using such operating reserve to pay any and all Trust Operating Expenses of the TPP Trust.

(b) Assumption of Liabilities

The TPP Trust shall expressly assume all liabilities and responsibility for all TPP Claims, and none of the Debtors nor the Post-Emergence Entities shall have any further financial or other responsibility or liability therefor or in connection therewith. Except as otherwise provided in this Plan, the Confirmation Order, or the TPP Trust Documents, the TPP Trust shall have all defenses, cross-claims, offsets, and recoupments, as well as rights of indemnification, contribution, subrogation, and similar rights, regarding such claims that the Debtors or the Post- Emergence Entities have or would have had under applicable law, but solely to the extent consistent with the TPP Trust Documents (which include, for the avoidance of doubt, the PPOC Trust Documents and this Plan); provided, however, that, the TPP Trust shall not assert such cross- claims, defenses, or rights against any Released Party.

(c) TPP Trustee

The TPP Trustee is and shall act as the fiduciary to the TPP Trust in accordance with the provisions of the TPP Trust Documents. The TPP Trustee shall, at all times, administer the TPP Trust and its assets in accordance with the TPP Trust Documents. Subject to the TPP Trust Documents, the TPP Trustee shall have the power to take any and all actions that, in the judgment of the TPP Trustee, are necessary or proper to fulfill the purposes of the TPP Trust, including taking the following actions, in each case, pursuant to the TPP Trust Documents:

(i) in the event that holders of TPP Claims elect to resolve claims they hold against those with personal injury opioid claims through an LRP, exercise any and all rights and responsibilities of the TPP Trust pursuant to any agreement governing such LRP (which agreement has been consented to by the TPP Trustee on behalf of the TPP Trust);

(ii) (1) engaging such professionals as the TPP Trust and/or the TPP Trustee requires, including the TPP Trustee’s firms or Affiliates, professionals previously employed by the Debtors, and representatives of holders of TPP Claims; (2) delegating to such professionals such powers and authorities as the fiduciary duties of the TPP Trustee permit and as the TPP Trustee in its discretion, deems advisable or necessary; or (3) engaging such professionals to advise and assist the TPP Trustee, in order to carry out the terms of the TPP Trust and the TPP Trust Documents;

(iii) entering into such other arrangements with third parties as the TPP Trustee deems useful in carrying out the purposes of the TPP Trust; and

(iv) creating sub-trusts or title vehicles; provided, that, the TPP Trustee shall not create a sub-trust or title vehicle that would cause the TPP Trust to fail to qualify as a QSF within the meaning of the QSF Regulations;

(v) provided, however, that, the TPP Trustee shall be required to consult with the TPP TAC (1) on the general implementation and administration of the TPP Trust;

(2) on the general implementation and administration of the TPP Trust Distribution Procedures; and (3) on such other matters as required by the TPP Trust Documents.

(vi) The TPP Trustee shall pay or reimburse, as applicable, the compensation, costs, and fees of the professionals that represented or advised holders of TPP Claims in connection with and to the extent relating to the preparation of the TPP Trust Documents and the establishment of the TPP Trust, in each case, as and to the extent provided in the TPP Trust Documents.

(d) TPP TAC

The members of the TPP TAC shall serve in a fiduciary capacity representing all holders of TPP Claims. The TPP TAC shall work with the TPP Trustee with respect to establishing and monitoring any operating budgets with respect to the TPP Trust. Except for the duties and obligations expressed in the TPP Trust Documents and the documents referenced therein, there shall be no other duties (including fiduciary duties) or obligations, express or implied, at law or in equity, of the TPP TAC.

(e) Tax Matters

Notwithstanding anything to the contrary herein, no provision in the TPP Trust Agreement, the TPP Trust Distribution Procedures, the OCC Resolution Term Sheet, or in any other document contemplated hereby or thereby, shall be construed or implemented in a manner that would cause the TPP Trust to fail to qualify as a QSF under the QSF Regulations.

(f) Indemnification by the TPP Trust

The TPP Trust shall indemnify and reimburse the TPP Trustee, the members of the TPP TAC, any professionals engaged by the TPP Trust, and any other parties set forth in the TPP Trust Documents against any and all liabilities, expenses, claims, damages, or losses incurred by such Persons in the performance of their respective duties under the TPP Trust Documents or in connection with activities undertaken by them in connection with the formation, establishment, or funding of the TPP Trust.

(g) Nonliability of TPP Trustee and TPP TAC

The TPP Trustee and the members of the TPP TAC shall not be liable to the TPP Trust, to any holder of a TPP Claim, or to any other Person, except those acts found by Final Order to be arising out of the TPP Trustee’s or the TPP TAC member’s, as applicable, willful misconduct, gross negligence or fraud.

Section 6.13 Future PI Trust

(a) Establishment and Purpose of the Future PI Trust

On or before the Effective Date, the Debtors shall take all necessary steps to establish the Future PI Trust in accordance with this Plan and the Future PI Trust Documents. The purpose of the Future PI Trust is to, in each case, in accordance with this Plan and the Future PI Trust Documents:

(i) assume all of the Debtors’ liability for Future PI Claims;

(ii) administer the Future PI Claims;

(iii) make distributions to holders of Allowed Future PI Claims in accordance with the Future PI Trust Documents; and

(iv) carry out such other matters as are set forth in the Future PI Trust Documents, including preserving, holding, and managing the assets of the Future PI Trust for use in paying and satisfying Allowed PI Claims and using the Future PI Trust’s assets and income to pay any and all Trust Operating Expenses of the Future PI Trust in accordance with the Future PI Trust Documents.

(b) Assumption of Liabilities

The Future PI Trust shall expressly assume all liabilities and responsibility for all Future PI Claims, and none of the Debtors nor the Post-Emergence Entities shall have any further financial or other responsibility or liability therefor or in connection therewith.

(c) Future PI Trustee

The Future PI Trustee shall act as the fiduciary to the Future PI Trust in accordance with the provisions of the Future PI Trust Documents. The Future PI Trustee shall, at all times, administer the Future PI Trust and its assets in accordance with the Future PI Trust Documents.

(d) FCR

(i) The FCR shall serve in a fiduciary capacity representing the interests of Future PI Claimants. The FCR shall have no fiduciary obligations or duties to any party other than Future PI Claimants.

(ii) The FCR will work with the Future PI Trustee in establishing and monitoring any operating budgets with respect to the Future PI Trust. Except for the duties and obligations expressed in the Future PI Trust Documents and the documents referenced therein, the FCR shall have no other duties (including fiduciary duties) or obligations, express or implied, at law or in equity with respect to the Future PI Trust.

(iii) The FCR shall negotiate in good faith with the Future PI Trustee to determine a reasonable budget to administer and operate the Future PI Trust and to compensate the Future PI Trustee, which budget shall not exceed (1) $1 million during the period between the Effective Date and the third anniversary thereof; and (2) $140,000 per annum thereafter; provided, that, in the year in which the Future PI Trust is terminated, the applicable budget for such year shall be increased by $100,000, absent the agreement of the FCR and Purchaser Parent.

(e) Indemnification by the Future PI Trust

The Future PI Trust shall indemnify and defend the Future PI Trust Indemnified Parties in the performance of their respective duties to the fullest extent that a statutory trust organized under the laws of the State of Delaware as permitted by Section 3817 of the DST Act (after the application of Section 8.13 thereof) is from time to time entitled to indemnify and defend such persons against any and all liabilities, expenses, claims, damages, or losses incurred by them in the performance of their respective duties under the Future PI Trust Documents or in connection with activities undertaken by them prior to the Effective Date in connection with the formation, establishment, or funding of the Future PI Trust.

(f) Nonliability of Future PI Trustee and FCR

The Future PI Trustee and the FCR shall not be liable to the Future PI Trust, to any holder of a Future PI Claim, or to any other Person, except for any act or omission by such party that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing within the meaning of Section 3806(e) of the DST Act.

Section 6.14 Public Opioid Trust

(a) Establishment and Purpose of the Public Opioid Trust

On or before the Effective Date, the Debtors shall take all necessary steps to establish the Public Opioid Trust in accordance with this Plan and the Public Opioid Distribution Documents.

(b) Tax Matters

The Public Opioid Trust shall at all times satisfy the requirements of Section 468B of the Tax Code and the QSF Regulations (as such may be modified or supplemented from time to time). The Public Opioid Trust may be treated as a QSF for tax purposes and payments to the Public Opioid Trust may constitute “restitution” within the meaning of Section 162(f) of the Tax Code and shall be treated as such to the extent allowed by applicable law.

(c) Participation in the Public Opioid Trust

(i) Holders of State Opioid Claims that vote to accept the Plan shall participate in the Public Opioid Trust, subject to the terms and conditions of the Public Opioid Distribution Documents.

(ii) Any Prior Settling State shall have the opportunity, on or before the Effective Date, subject to acceptance by the Debtors and the approval of the Bankruptcy Court, to permanently and irrevocably return to the Debtors’ Estates an amount equal to

(1) the funds received by such Prior Settling State from the Debtors prior to the Petition Date on account of settling such Prior Settling State’s Opioid Claims as such Claims existed prior to the Petition Date, less (2)(A) an amount equal to the Public Opioid Consideration, multiplied by (B) the allocation percentage for such Prior Settling State set forth in the State Allocation Table. The remaining funds may be retained by the applicable Prior Settling State in full satisfaction of such Prior Settling State’s Opioid Claims (and of the obligation of the Public Opioid Trust to make a Distribution to such Prior Settling State), which Prior Settling State’s Opioid Claims shall be released and discharged. In accordance with the Confirmation Order, such Prior Settling State shall receive a full and complete release for any Claim for the return of settlement funds under chapter 5 of the Bankruptcy Code or otherwise.

(d) Public Opioid Trust Operating Reserves and Expenses

(i) In accordance with the Public Opioid Distribution Documents, the Public Opioid Trust shall establish reserves for professional fees of (1) States, in the amount of 4.5% of Distributions to be allocated to States in accordance with the State Allocation Table; and (2) Local Governments, in the amount of 5.5% of Distributions to be allocated to Local Governments pursuant to Opioid MDL Docket No. 4428 (clarified by Opioid MDL Docket No. 4503) and Opioid MDL Docket No. 5100 of the Opioid MDL, pursuant to which any amount allocated to Local Governments in accordance with this clause (2) shall be administered under the jurisdiction of the court presiding over the Opioid MDL. Any payments made pursuant to this Section 6.14(d)(i) shall be funded solely from the Public Opioid Consideration and shall not be an obligation of the Debtors or the Post- Emergence Entities.

(ii) All Trust Operating Expenses of the Public Opioid Trust and any expenses of the Public Opioid Trustee, any professionals retained thereby, the reimbursement of any plaintiffs’ attorneys’ fees and costs, and any attorneys’ fees and costs, other than the Endo EC Professional Fees, incurred by any holder of a State Opioid Claim or a group of such holders shall be paid solely from the Public Opioid Consideration and shall not be an obligation of the Debtors or the Post-Emergence Entities, in each case, subject to and in accordance with the Public Opioid Distribution Documents.

(e) Covenants of Purchaser Parent

The Public Opioid Distribution Documents shall include the following covenants to be made by Purchaser Parent (provided, that, no covenants or similar limitations or restrictions on the Purchaser Entities other than the following shall be included in the Public Opioid Distribution Documents):

(i) (1) a limitation on permitted investments by Purchaser Parent, which limitation shall be consistent with the terms agreed in any new money indebtedness raised or deemed incurred on or around the Effective Date (including the Exit Financing); plus (2) a customary level of incremental cushion, consistent with the covenants set forth in the Public/Tribal Term Sheet;

(ii) a maximum leverage ratio for Purchaser Parent equal to 5.0x;

(iii) (1) a limitation on restricted payments by Purchaser Parent, which limitation shall be consistent with the terms agreed in any new money indebtedness raised or deemed incurred on or around the Effective Date (including the Exit Financing); plus (2) a customary level of incremental cushion, consistent with the covenants set forth in the Public/Tribal Term Sheet and applicable solely with respect to Allowed State Opioid Claims; and

(iv) reporting requirements, which reporting requirements shall include the provision of periodic reporting materials and notices consistent with the reporting and notice requirements agreed in any documents governing new money indebtedness raised or deemed incurred on or around the Effective Date (including the Exit Financing).

Section 6.15 Tribal Opioid Trust

(a) Establishment and Purpose of the Tribal Opioid Trust

[On or before the Effective Date, either (i) the Debtors shall take all necessary steps to establish the Tribal Opioid Trust; or (ii) the Public Opioid Trust shall establish the Tribal Opioid Trust as a sub-trust thereof, in each case, in accordance with this Plan and the Tribal Opioid Distribution Documents.]

(b) Tax Matters

The Tribal Opioid Trust shall at all times satisfy the requirements of Section 468B of the Tax Code and the QSF Regulations (as such may be modified or supplemented from time to time). The Tribal Opioid Trust may be treated as a QSF for tax purposes and payments to the Tribal Opioid Trust may constitute “restitution” within the meaning of Section 162(f) of the Tax Code and shall be treated as such to the extent allowed by applicable law.

(c) Tribal Opioid Trust Operating Expenses

All Trust Operating Expenses of the Tribal Opioid Trust and any expenses of the Tribal Opioid Trustee, any professionals retained thereby, the reimbursement of any plaintiffs’ attorneys’ fees and costs, and any attorneys’ fees and costs incurred by any holder of a Tribal Opioid Claim or a group of such holders shall, subject to and in accordance with the Tribal Opioid Distribution Documents, be paid solely from the Tribal Opioid Consideration and shall not be an obligation of the Debtors or the Post-Emergence Entities.

Section 6.16 Canadian Governments Trust

(a) Establishment and Purpose of the Canadian Governments Trust

(i) On or before the Effective Date, the Debtors shall take all necessary steps to establish the Canadian Governments Trust in accordance with this Plan and the Canadian Governments Distribution Documents.

(ii) The Canadian Governments Consideration represents funds that are expected to be used for government programs and services aimed at assisting Canadians who suffer from opioid misuse or addiction disorder and any costs and expenses arising from or related to such programs and services, to the extent permitted by applicable law. Any costs for the administration of the Canadian Governments Consideration shall be paid solely from the Canadian Governments Consideration and shall not be an obligation of the Debtors or the Post-Emergence Entities.

(b) Tax Matters

(i) The Canadian Governments Trust may be treated as a QSF for tax purposes and shall be treated as such to the extent permitted by applicable law. Payments to the Canadian Governments Trust may constitute “restitution” within the meaning of Section 162(f) of the Tax Code and shall be treated as such for U.S. federal income tax purposes to the extent allowed by applicable law.

(ii) The Canadian Governments Trust shall be implemented with the objective of maximizing tax efficiency to the Debtors and the Post-Emergence Entities to the extent practicable, including with respect to the availability, location, and timing of tax deductions. The Debtors and the Required Consenting Global First Lien Creditors will cooperate in good faith to implement the Canadian Governments Trust and structure the flow of the Canadian Governments Consideration thereto in a tax-efficient manner.

(c) Support

Pursuant to the Canadian Governments Term Sheet, the Canadian Governments shall (i) confirm on the record at the Confirmation Hearing that they do not oppose Confirmation of this Plan and that the Canadian Governments Objection is fully resolved; (ii) support the entry of the Confirmation Order, provided that such Confirmation Order reflects the terms of the

Canadian Governments Term Sheet; (iii) support the entry of the Canadian Plan Recognition Order, including by confirming on the record at the hearing of the Canadian Court that they do not oppose the entry of the Canadian Plan Recognition Order, provided, however, that, the Confirmation Order shall reflect the language set forth in the Canadian Governments Distribution Documents as agreed by the Debtors, Purchaser Parent, and the Canadian Governments.

Section 6.17 [U.S. Government Resolution]26

(a) DOJ Civil Resolution

[The DOJ Civil Claim shall be resolved pursuant to and in accordance with the U.S. Government Resolution Documents.]

(b) DOJ Criminal Resolution

[The DOJ Criminal Claim shall be resolved pursuant to and in accordance with the U.S. Government Resolution Documents.]

(c) Agreements with DHHS Secretary

[Several of the Debtors are parties to the various following agreements with the DHHS Secretary under which the Debtors owe rebates to third parties:

(i) The MCGDP Agreement is established under 42 U.S.C. §§ 1395w-114A, 1395w-153 and is required should manufacturers wish to have coverage for their products under Medicare Part D. Under the MCGDP Agreement, manufacturers agree to reimburse Medicare Part D plan sponsors for certain coverage gap discounts the plans provide to Medicare beneficiaries in the Part D coverage gap. CMS requires that a new entity that seeks to assume a MCGDP Agreement enter into a novation agreement with CMS with respect to the transfer of such agreement. The Debtors that have entered into MCGDP Agreements with the DHHS Secretary are as follows: (1) Par Pharmaceuticals, Inc.; and (2) Endo Pharmaceuticals, Inc.;

(ii) The Medicaid Drug Rebate Program, established under section 1927 of the Social Security Act, requires manufacturers to enter into NDRAs with the DHHS Secretary for the coverage and payment of a manufacturer’s covered outpatient drugs. Under the Medicaid Drug Rebate Program, if a manufacturer has entered into and has in effect an NDRA, Medicaid covers and pays for all of the drugs of that manufacturer dispensed and paid for under the State plan, and in return, manufacturers pay applicable rebates to the States. The Debtors that have NDRAs with the DHHS Secretary are as follows: (1) Par Pharmaceuticals, Inc.; and (2) Endo Pharmaceuticals, Inc.;

[26]

AS OF THE DATE HEREOF, THE U.S. GOVERNMENT RESOLUTION HAS NOT YET BEEN REACHED NOR APPROVED BY THE U.S. GOVERNMENT, THE DEBTORS, THEIR APPLICABLE BOARDS OF DIRECTORS, OR ANY OTHER CONSTITUENCIES, AND REMAINS SUBJECT TO AND CONDITIONED UPON (A) AGREEMENT ON THE DEFINITIVE TERMS OF ANY U.S. GOVERNMENT RESOLUTION, WHICH, IF AND WHEN REACHED, SHALL BE REFLECTED IN THE U.S. GOVERNMENT RESOLUTION DOCUMENTS (WHICH SHALL BE FILED WITH THE PLAN SUPPLEMENT); AND (B) EACH SUCH PARTY OBTAINING ANY NECESSARY APPROVALS OF THE TERMS EMBODIED IN THE U.S. GOVERNMENT RESOLUTION.

(iii) Certain of the Debtors also have PPAs with the DHHS Secretary. Section 340B of the Public Health Service Act, 42 U.S.C. § 256b, requires pharmaceutical manufacturers to enter into a PPA with the DHHS Secretary in exchange for having their drugs covered by Medicaid and Medicaid Part B. Under the PPAs, manufacturers agree to charge a price for covered outpatient drugs that will not exceed the average manufacturer price decreased by a rebate percentage. The Debtors that have PPAs are as follows: (1) Endo Pharmaceuticals, Inc.; (2) Par Pharmaceuticals, Inc.; (3) Anchen Pharmaceuticals, Inc.; (4) Dava Pharmaceuticals, LLC; and (5) Par Sterile Products, LLC; and

(iv) The MCGDP Agreements, the NDRAs, and the PPAs identified above provide that, in the event of a transfer of ownership, such agreements are automatically assigned to a new owner and all terms and conditions of such agreements remain in effect as to a new owner. Accordingly, notwithstanding anything contained in this Plan or the Confirmation Order which may be to the contrary, the Debtors shall assume such agreements pursuant to section 365 of the Bankruptcy Code and, should there be a change of ownership, upon the Effective Date, the MCGDP Agreements, the NDRAs, and the PPAs identified above shall be assigned to any Purchaser Entity that is taking over a Debtor’s Business. The applicable Purchaser Entity, as the new owner, will assume the obligations of any Debtor that is a party under any such agreements from and after the Effective Date, and will fully perform all the duties and responsibilities that exist under such agreements in accordance with their terms, including the payment of discounts owed to Part D plan sponsors or payment of rebates owed to States and wholesalers for quarters prior to the Effective Date. For the avoidance of doubt, the applicable Purchaser Entity shall be liable for any outstanding rebates or discounts owed to third parties (and any applicable interest thereon), whether arising after or up to and including the Effective Date, as well as any penalties associated with noncompliance by any Debtor associated with any MCGDP Agreements, NDRAs, and PPAs identified above for which the applicable Purchaser Entity is accepting assignment, whether arising after or up to and including the Effective Date.

(v) Notwithstanding anything to the contrary herein, nothing in this Plan, the Confirmation Order, the U.S. Government Resolution Documents, or any other Plan Document shall bind the United States in any application of statutory, or associated regulatory, authority grounded in the Medicaid Program or in section 1115 of Title 11 of the Social Security Act. The United States is neither enjoined nor in any way prejudiced in seeking recovery of any funds owed to the United States under the Medicaid Program.]

Section 6.18 Special Education Initiative

(a) Tax Matters

The Debtors and the Public School District Creditors intend that the Special Education Initiative Consideration will constitute “restitution . . . for damage or harm” within the meaning of Section 162(f) of the Tax Code, and will be so characterized for U.S. federal income tax purposes to the extent such payments are made to or at the direction of a Governmental Authority, and such payments are hereby, based on the origin of the liability and the nature and purpose of such payments, so identified in accordance with Section 162(f)(2)(A)(ii) of the Tax Code. For the avoidance of doubt, the foregoing sentence is intended to apply to the tax characterization of the Special Education Initiative Consideration, and such tax characterization shall not be construed to be dispositive for any non-tax purpose.

ARTICLE VII

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

Section 7.1 Assumption and Rejection of Executory Contracts and Unexpired Leases

(a) Except as otherwise provided herein, in the PSA, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with this Plan, as of and subject to the occurrence of the Effective Date, all Executory Contracts and Unexpired Leases to which any of the Debtors are parties shall be deemed assumed or assumed and assigned, as applicable, unless such contract or lease (i) was previously assumed or rejected by the Debtors pursuant to a Final Order of the Bankruptcy Court; (ii) had previously expired or terminated pursuant to its own terms or by agreement of the parties thereto; (iii) is the subject of a motion to assume filed by the Debtors on or before the Confirmation Date; or (iv) is identified for rejection on the Rejection Schedule.

(b) Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval by the Bankruptcy Court of the assumptions and/or rejections of such Executory Contracts or Unexpired Leases as set forth in this Plan, all pursuant to sections 365(a) and 1123 of the Bankruptcy Code, and the Confirmation Order shall include a finding by the Bankruptcy Court that the Purchaser Entities have provided adequate assurance of future performance with respect to any Executory Contracts and Unexpired Leases assumed or assumed and assigned, as applicable, under this Plan. Unless otherwise indicated, all assumptions or rejections of Executory Contracts and Unexpired Leases pursuant to this Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed or assumed and assigned, as applicable, pursuant to this Plan or by Bankruptcy Court order shall revest in or be transferred to, as applicable, and be fully enforceable by the applicable Purchaser Entities in accordance with its terms, except as such terms may have been modified herein or by such order. Notwithstanding anything to the contrary in this Plan, the Debtors or the Post-Emergence Entities, as applicable, reserve the right to alter, amend, modify, or supplement the Rejection Schedule at any time before the Effective Date. After the Effective Date, the Post-Emergence Entities shall not require the approval of the Bankruptcy Court before terminating, amending, or modifying any contracts, leases, or other agreements.

(c) Except as expressly set forth herein and in the PSA, all assumed or assumed and assigned, as applicable, Executory Contracts and Unexpired Leases shall remain in full force and effect for the benefit of the Purchaser Entities, and shall be enforceable by the Purchaser Entities in accordance with their terms, notwithstanding any provision in such assumed or assumed and assigned, as applicable, Executory Contract or Unexpired Lease that prohibits, restricts, or conditions such assumption or assumption and assignment. To the maximum extent permitted by applicable law, any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned, as applicable, under this Plan or the PSA that purports to declare a breach or default based in whole or in part on commencement or continuance of these Chapter 11 Cases or any successor cases is hereby deemed unenforceable. To the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned, as applicable, pursuant to this Plan or the PSA (including, without limitation, any “change of control” provision) that restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the Purchaser Entities’ assumption of such Executory Contract or Unexpired Lease, then such provision will be deemed modified such that the transactions contemplated by this Plan and the PSA will not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any default-related rights with respect thereto.

Section 7.2 Rejection Damages Claims

(a) In the event that the Debtors’ rejection of an Executory Contract or Unexpired Lease hereunder results in damages to a counterparty to such Executory Contract or Unexpired Lease, unless such counterparty files a Proof of Claim for any Rejection Damages Claims with the Bankruptcy Court and serves such Proof of Claim upon counsel for the Debtors, the Post- Emergence Entities, and the GUC Trustee, as applicable, by the date that is, as applicable, (i) 45 days after the filing and service of the notice of the occurrence of the Effective Date; or (ii) if such Executory Contract or Unexpired Lease is subject to a pending motion seeking to reject such Executory Contract or Unexpired Lease, 30 days after the date the Bankruptcy Court enters a Final Order approving such rejection, such Rejection Damages Claims shall be forever barred and shall not be enforceable against the Debtors, their respective Estates, the Post-Emergence Entities, or the GUC Trust, as applicable, or any of their respective properties or interests in property as agent, successor, or assign, in each case, without the need for any objection by the Debtors or the applicable Post-Emergence Entities or for any further notice to, or action, order, or approval of, the Bankruptcy Court.

(b) All Allowed Rejection Damages Claims shall constitute Other General Unsecured Claims and shall be treated in accordance with Section 4.5 of this Plan; provided, however, that, any Claim or portion thereof arising from the rejection of an Executory Contract or Unexpired Lease with a counterparty that is a Settling Co-Defendant or that otherwise satisfies the definition of a Settling Co-Defendant Claim shall be treated as a Settling Co-Defendant Claim and shall be governed by and treated in accordance with the terms of the DMP Stipulation, notwithstanding that such Claim (or portion thereof) would otherwise satisfy the definition of a Rejection Damages Claim; provided, further, that, any Claim or portion thereof arising from the rejection of an Executory Contract or Unexpired Lease that satisfies the definition of a Subordinated, Recharacterized, or Disallowed Claim shall be treated as a Subordinated, Recharacterized, or Disallowed Claim, notwithstanding that such Claim (or portion thereof) would otherwise satisfy the definition of a Rejection Damages Claim, and such Claim shall be treated as a Subordinated, Recharacterized, or Disallowed Claim in accordance with Section 4.25 of this Plan.

Section 7.3 Determination of Assumption and Assignment Disputes and Deemed Consent to Assumption

(a) Pursuant to the Assumption and Assignment Procedures, the Debtors served the Cure Notice to all counterparties to any Executory Contracts and Unexpired Leases, which Cure Notice (i) notified the applicable counterparties to such Executory Contracts and Unexpired Leases of the proposed assumption; (ii) provided the applicable Cure Amounts, if any; (iii) described the proposed amendment of certain Executory Contracts and releases of certain Causes of Action and other rights of recovery; (iv) described the procedures for filing objections to the proposed assumption or assumption and assignment of such Executory Contracts and Unexpired Leases; (v) described the procedures for filing objections to the proposed Cure Amounts with respect to such Executory Contracts and Unexpired Leases; and (vi) explained the process by which related disputes will be resolved by the Bankruptcy Court. If no Cure Objection was timely received by the Cure Objection Deadline, (1) the non-Debtor counterparty to the Executory Contract or Unexpired Lease assumed or assumed and assigned, as applicable, under this Plan shall be deemed to have consented to the assumption or assumption and assignment, as applicable, of the applicable Executory Contract or Unexpired Lease, including any amendments to such Executory Contracts or Unexpired Leases for the release of certain Causes of Action and other rights of recovery in accordance with the Assumption and Assignment Procedures, and shall be forever barred from asserting any objection with regard to such assumption or assumption and assignment; and (2)(A) the Cure Notice and the Assumption and Assignment Procedures shall be controlling, notwithstanding anything to the contrary in any applicable Executory Contract or Unexpired Lease or other document; and (B) the non-Debtor counterparty to an applicable Executory Contract or Unexpired Lease shall be deemed to have consented to the Cure Amount and shall be forever barred from asserting, collecting, or seeking to collect any additional amounts relating thereto against the Debtors or the Post-Emergence Entities, or any of their property, in each case, subject to the DMP Stipulation.

(b) Except as otherwise provided in this Plan, the PSA, or the DMP Stipulation, any monetary amounts by which any Executory Contract or Unexpired Lease to be assumed or assumed and assigned, as applicable, under this Plan or the PSA is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by payment of the applicable Cure Amounts. Except as otherwise set forth herein or in the PSA, the Cure Amounts with respect to each of the Executory Contracts or Unexpired Leases assumed or assumed and assigned, as applicable, under this Plan and pursuant to the PSA is designated by the Debtors as (i) set forth on the Cure Notice; or (ii) with respect to any Executory Contracts or Unexpired Leases for which no Cure Amount is included in the Cure Notice or the Cure Notice otherwise indicates there is no Cure Amount therefore, $0.00, subject to the determination of a different Cure Amount pursuant to the Assumption and Assignment Procedures, this Plan, the PSA, in any applicable Cure Notices, and, with respect to any contract to which the non-Debtor counterparty is a Settling Co-Defendant, the terms of the DMP Stipulation. Except with respect to Executory Contracts and Unexpired

Leases for which the Cure Amount is $0.00, payment of the Cure Amount shall be satisfied by the Purchaser Entities or their assignee, if any, by payment of such Cure Amount in Cash within 30 days following the occurrence of the Effective Date or as soon as reasonably practicable thereafter, or on such other terms as may be ordered by the Bankruptcy Court or agreed upon by the parties to the applicable Executory Contract or Unexpired Lease without any further notice to or action, order, or approval of the Bankruptcy Court. If there is a dispute regarding (1) the nature or amount of any Cure; (2) the ability of the Purchaser Entities to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code under the Executory Contract or Unexpired Lease to be assumed or assumed and assigned, as applicable; or (3) any other matter pertaining to the assumption of the Executory Contract or Unexpired Lease, Cure shall occur (A) following the entry of a Final Order of the Bankruptcy Court resolving such dispute and approving such assumption; or (B) as otherwise provided pursuant to the Cure Notice or subsequent Final Orders of the Bankruptcy Court amending such procedures. Any previously timely filed but unresolved Cure Objection or a timely filed Adequate Assurance Objection shall be heard by the Bankruptcy Court at the Confirmation Hearing, or at a later hearing on a date to be scheduled by the Debtors in their discretion.

(c) The Debtors may designate, in consultation with the Required Consenting Global First Lien Creditors and in accordance with the PSA, additional Executory Contracts and Unexpired Leases for assumption or assumption and assignment, as applicable, until five Business Days prior to the Effective Date, and the Debtors shall file and serve as soon as reasonably practicable a notice of such designation on each of the affected counterparties and their counsel of record, if any, indicating (i) that the Debtors intend to assume or assume and assign to the Purchaser Entities such counterparty’s Executory Contract or Unexpired Lease; and (ii) the corresponding Cure Amount. Such affected counterparties shall have until the date that is seven days after the date of filing and service of such notice of designation to object to the assumption and/or the proposed Cure Amount.

(d) The Debtors may add, in consultation with the Required Consenting Global First Lien Creditors and in accordance with the PSA, additional Executory Contracts or Unexpired Leases to the Rejection Schedule until five Business Days prior to the Effective Date, and the Debtors shall file and serve as soon as reasonably practicable a notice on each of the affected counterparties and their counsel of record, if any, indicating that the Debtors no longer intend to assume such counterparty’s Executory Contract or Unexpired Lease, as applicable, and such Executory Contract or Unexpired Lease shall be deemed rejected pursuant to section 365 of the Bankruptcy Code as of the Effective Date.

(e) The Debtors may designate, in consultation with the Required Consenting Global First Lien Creditors and in accordance with the PSA, any Executory Contract or Unexpired Lease which has been previously set forth in a Cure Notice for assignment until five days prior to the Effective Date, and the Debtors shall file and serve as soon as reasonably practicable a notice of such proposed assignment on each of the affected counterparties and their counsel of record, if any. Such affected counterparties shall have until the date that is seven days after the date of filing and service of such notice of designation to file an Adequate Assurance Objection.

Section 7.4 Amendment of Contract and Releases

To the extent a Cure Objection to the amendments and releases described in this Section 7.4 was not timely filed and properly served on the Debtors with respect to the applicable Executory Contract in accordance with the Assumption and Assignment Procedures as set forth in the Cure Notice and the terms of this Article VII, the Effective Date shall constitute (a) an amendment to each such Executory Contract or Unexpired Lease as necessary to render null and void any and all terms or provisions thereof solely to the extent such terms or provisions create an obligation of any Debtor (or any assignee or successor thereof) or any of the Debtor Insurance Policies, or give rise to a right in favor of any non-Debtor for the indemnification or reimbursement of any Entities for costs, losses, damages, fees, expenses or any other amounts whatsoever relating to or arising from any actual or potential opioid-related litigation or dispute, whether accrued or unaccrued, asserted or unasserted, existing or hereinafter arising, based on or relating to, or in any manner arising from, in whole or in part, the Opioid-Related Activities or other conduct prior to the Effective Date; and (b) an agreement by each counterparty to release the Debtors (and any assignee thereof or successor thereto) and all insurers under any of the Debtor Insurance Policies from any and all Indemnity or Reimbursement Causes of Action to the extent relating to any conduct occurring prior to the Effective Date. As of the Effective Date, the following arising under or related to any assumed or assumed and assigned, as applicable, Executory Contract or Unexpired Lease shall be released and discharged with no consideration on account thereof: (i) any Indemnity or Reimbursement Causes of Action that either (1) is or could be asserted against any Debtor, including, without limitation, any Indemnity or Reimbursement Cause of Action that would otherwise be a Cure Objection; or (2) seeks to recover from any property of any Debtor, the Estates, or any Debtor Insurance Policy; and (ii) any Indemnity or Reimbursement Cause of Action that seeks to recover, directly or indirectly, any costs, losses, damages, fees, expenses or any other amounts whatsoever, actually or potentially imposed upon the holder of such Indemnity or Reimbursement Cause of Action, in each case, relating to or arising from any actual or potential litigation or dispute, whether accrued or unaccrued, asserted or unasserted, existing or hereinafter arising, based on or relating to, or in any manner arising from, in whole or in part, Opioid-Related Activities or otherwise relating to Opioids or Opioid Products (including, without limitation, any such Indemnity or Reimbursement Causes of Action asserted by any manufacturer, distributor, pharmacy, pharmacy-benefit manager, group purchasing organization or physician or other counterparty). For the avoidance of doubt, unless otherwise agreed by the applicable counterparty to any assumed or assumed and assigned, as applicable, Executory Contract or Unexpired Lease, the foregoing shall not release or otherwise modify any term or provision of such applicable Executory Contract or Unexpired Lease to the extent of any indemnification or reimbursement rights accruing after the Effective Date for conduct occurring after the Effective Date. For the avoidance of doubt, nothing in this Section 7.4 shall apply to the GUC Trust Insurance Policies or GUC Trust D&O Insurance Policies.

Section 7.5 Contracts With Settling Co-Defendant

Notwithstanding anything to the contrary in this Plan or the Confirmation Order, all contracts with any non-Debtor counterparty that is a Settling Co-Defendant shall be treated in accordance with and governed by the DMP Stipulation and, for the avoidance of doubt, Section7.4 of this Plan shall not apply with respect to any such contracts, including any such contracts that are Executory Contracts.

Section 7.6 Non-GUC Trust Insurance Policies and GUC Trust D&O Insurance Policies

(a) Notwithstanding anything herein to the contrary, as of the Effective Date, (i) to the extent any GUC Trust D&O Insurance Policies and Non-GUC Trust Insurance Policies are not Executory Contracts, such GUC Trust D&O Insurance Policies and Non-GUC Trust Insurance Policies, including the Non-GUC Trust D&O Insurance Policies belonging to, owed to, or covering D&O Insured Persons, shall automatically vest in or be transferred to, as applicable, the Purchaser Entities (subject to any rights of the D&O Insured Persons in such policies); or (ii) to the extent any GUC Trust D&O Insurance Policies and Non-GUC Trust Insurance Policies are Executory Contracts, the Debtors shall assume all of the GUC Trust D&O Insurance Policies and Non-GUC Trust Insurance Policies, including the Non-GUC Trust D&O Insurance Policies, pursuant to sections 365(a) and 1123 of the Bankruptcy Code and shall assign or transfer, as applicable, such policies to the Purchaser Entities, in each case, if necessary with respect to the continuance thereof in full force. The Non-GUC Trust D&O Insurance Policies have a six-year extended reporting period that will run from the Effective Date. This Section 7.6(a) shall not apply with respect to the GUC Trust D&O Insurance Claims or GUC Trust Insurance Rights, which shall, in each case, be transferred to and vest in the GUC Trust pursuant to section 1123 of the Bankruptcy Code in accordance with this Plan and the GUC Trust Documents.

(b) Entry of the Confirmation Order shall (i) constitute the Bankruptcy Court’s approval of (1) the Debtors’ foregoing assumption or assumption and assignment or transfer, as applicable, to the Purchaser Entities, of each of the Non-GUC Trust Insurance Policies (including the Non-GUC Trust D&O Insurance Policies) and the GUC Trust D&O Insurance Policies to the extent such Non-GUC Trust Insurance Policies and GUC Trust D&O Insurance Policies are Executory Contracts; and (2) the vesting of each of the Non-GUC Trust Insurance Policies (including the Non-GUC Trust D&O Insurance Policies) and GUC Trust D&O Insurance Policies in the Purchaser Entities to the extent such Non-GUC Trust Insurance Policies and GUC Trust D&O Insurance Policies are not Executory Contracts; and (ii) include findings of the Bankruptcy Court with respect to the transfer and preservation of value of the GUC Trust Insurance Rights and GUC Trust Insurance Policies, as applicable.

Section 7.7 Reservation of Rights

(a) None of the exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Rejection Schedule, the assumption or assumption and assignment of any Executory Contract or Unexpired Lease, nor anything contained in this Plan shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Debtor or Post-Emergence Entity has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was an Executory Contract or Unexpired Lease, as applicable, at the time of assumption or rejection, the Debtors or Purchaser Entities, as applicable, shall have 45 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

(b) Except as otherwise explicitly provided in this Plan, nothing in this Plan shall waive, excuse, limit, diminish, or otherwise alter any of the defenses, Claims, counter-claims, Causes of Action, or any other rights of the Debtors or the Post-Emergence Entities, as applicable, under any contract or lease, whether or not such contract or lease is an Executory Contract or Unexpired Lease.

(c) Except as otherwise explicitly provided in this Plan, nothing in this Plan shall increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtors or the Post-Emergence Entities under any contract or lease, whether or not such contract or lease is an Executory Contract or Unexpired Lease.

Section 7.8 Contracts and Leases Entered Into After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed or assumed and assigned, as applicable, by such Debtor, will be performed by such Debtor, the applicable Purchaser Entity, or an assignee of the foregoing, as applicable, in the ordinary course of business. Accordingly, such contracts and leases (including any assumed or assumed and assigned, as applicable, Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

Section 7.9 Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in this Plan, each Executory Contract or Unexpired Lease that is assumed or assumed and assigned, as applicable, shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease and any other documents or agreements related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under this Plan. Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by any of the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

ARTICLE VIII

DISTRIBUTIONS

Section 8.1 Distributions Generally

(a) Except as otherwise provided in this Plan, Distributions under this Plan shall be made only to holders of Allowed Claims (provided, that, Trust Channeled Claims shall be Allowed in accordance with the applicable Trust Documents).

(b) Except as otherwise provided in this Plan, Distributions to holders of Allowed Claims shall be made to holders of record as of the Distribution Record Date by the applicable Disbursing Agent: (i) to the signatory set forth on any Proof of Claim filed by such holder or other representative identified therein (or at the last known address(es) of such holder if no Proof of Claim is filed or if the Debtors have not been notified in writing of a change of address); (ii) at the addresses set forth in any written notices of address changes delivered to the Debtors or the applicable Disbursing Agent after the date of any related Proof of Claim was filed; (iii) at the addresses reflected in the Schedules if no Proof of Claim has been filed and the applicable Disbursing Agent has not received a written notice of a change of address; (iv) on any counsel that has appeared in the Chapter 11 Cases on the holder’s behalf; (v) at the addresses reflected in the Debtors’ books and records; or (vi) as set forth in the applicable Trust Documents (provided, that, nothing in the Trust Documents shall impose any additional obligations on the Debtors or the Post- Emergence Entities with respect to obtaining or providing the addresses or similar information, or otherwise making or facilitating Distributions, with respect to holders of Trust Channeled Claims except, with respect to the Purchaser Entities, as set forth in Section 6.2(h) of this Plan); provided, that, any Allowed Administrative Expense Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases, or assumed by the Debtors prior to the Effective Date, shall be paid or performed in the ordinary course of business by the applicable Post-Emergence Entity.

(c) Notwithstanding any provision of this Plan to the contrary, Distributions to holders of Allowed Notes Claims shall be made to or at the direction of the applicable Indenture Trustee as Disbursing Agent (to the extent such Indenture Trustee is a Disbursing Agent) in accordance with this Plan and the applicable debt documents, except, with respect to Distributions to holders of Allowed Second Lien Deficiency Claims and Allowed Unsecured Notes Claims, as set forth in the GUC Trust Documents. The Indenture Trustees shall not incur any liability whatsoever on account of any Distributions under this Plan except for gross negligence or willful misconduct.

(i) All Distributions to be made to holders of Allowed First Lien Notes Claims shall be distributed through the facilities of DTC (whether by means of book-entry exchange, free delivery, or otherwise), and the First Lien Indenture Trustee will be entitled to recognize and deal for all purposes under this Plan with the holders of First Lien Notes to the extent consistent with the customary practices of DTC to the extent the Distributions are “DTC-eligible,” and as provided for under the Indentures. Distributions to holders of Allowed First Lien Notes Claims that are not “DTC-eligible” shall be made by, or at the direction of, the First Lien Notes Indenture Trustee.

(ii) Distributions to be made to holders of Allowed Second Lien Deficiency Claims and Allowed Unsecured Notes Claims may be made through the facilities of DTC, and the Second Lien Notes Indenture Trustee and the Unsecured Notes Indenture Trustees may transfer or direct the transfer of such Distributions directly through the facilities of DTC (whether by means of book-entry exchange, free delivery, or otherwise), and will be entitled to recognize and deal for all purposes under this Plan and the GUC Trust Documents with the holders of Second Lien Notes and Unsecured Notes, as applicable, to the extent consistent with the customary practices of DTC and the terms of the GUC Trust Documents. Such Distributions shall be subject in all respects to the rights of the Second Lien Notes Indenture Trustee and the Unsecured Notes Indenture Trustees to assert the applicable Indenture Trustee Charging Lien.

(d) Notwithstanding any provision in this Plan or otherwise to the contrary, Distributions to holders of Trust Channeled Claims that are not Notes Claims shall be governed by, and made in accordance with, the applicable Trust Documents.

(e) Notwithstanding any provision in this Plan to the contrary, Distributions to holders of Allowed First Lien Credit Agreement Claims shall be made to or at the direction of the First Lien Agent. The First Lien Agent (i) shall be deemed a “Disbursing Agent” for purposes of making Distributions to holders of Allowed First Lien Credit Agreement Claims in accordance with the terms and conditions of this Plan and the applicable debt documents; (ii) may transfer or direct the transfer of such Distributions directly in accordance with customary and/or past practice (including with respect to any disbursements made during the pendency of the Chapter 11 Cases pursuant to the Cash Collateral Order); and (iii) will be entitled to recognize and deal with, for all purposes under this Plan, holders of First Lien Claims, to the extent consistent with the customary and/or past practices; provided, that, the First Lien Agent shall not incur any liability whatsoever on account of any Distributions under this Plan except for those acts or omissions of the First Lien Agent arising out of the First Lien Agent’s gross negligence or willful misconduct.

(f) Except with respect to any Indenture Trustee Charging Lien, Distributions under this Plan on account of Allowed Claims shall not be subject to levy, garnishment, attachment, or like legal process, so that each holder of an Allowed Claim shall have and receive the benefit of the Distributions in the manner set forth in this Plan. None of the Debtors, the Post-Emergence Entities, nor the applicable Disbursing Agent shall incur any liability whatsoever on account of any Distributions under this Plan except for gross negligence, willful misconduct, or intentional fraud.

Section 8.2 Distribution Record Date

On the applicable Distribution Record Date, the various transfer registers for each of the Classes of Claims or Interests as maintained by the Debtors or their respective agents shall be deemed closed, and there shall be no further changes made to reflect any new record holders of any Claims or Interests and the Debtors shall have no obligation to recognize any transfer of Claims or Interests occurring on or after such Distribution Record Date; provided, however, that, this Section 8.2 shall not apply with respect to any Trust Channeled Claims that are not Notes Claims, the holders of which shall receive Distributions in accordance with the provisions of the applicable Trust Documents. In addition, with respect to payment of any Cure Amounts or assumption disputes, the Debtors, the Post-Emergence Entities, and the Disbursing Agent shall not have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable Executory Contract or Unexpired Lease as of the close of business on the applicable Distribution Record Date, even if such non-Debtor party has sold, assigned, or otherwise transferred its Claim for a Cure Amount.

Section 8.3 Date of Distributions

Except (a) with respect to Trust Channeled Claims; and (b) as otherwise provided in this Plan, on the Effective Date or as soon as reasonably practicable thereafter (or if a Claim is not an Allowed Claim on the Effective Date, on the date that such a Claim becomes an Allowed Claim, on the next Distribution Date, or as soon as reasonably practicable thereafter), each holder of an Allowed Claim shall receive the full amount of the Distributions that this Plan provides for Allowed Claims in the applicable Class and in the manner provided herein. In the event that any payment or act under this Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims, Distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Article VIII hereof. Except as otherwise provided herein, holders of Claims shall not be entitled to interest, dividends, or accruals on the Distributions provided for herein, regardless of whether such Distributions are delivered on or at any time after the Effective Date.

Section 8.4 Fractional Shares and Cash Distributions

Notwithstanding any other provision of this Plan to the contrary, the Debtors, the Post-Emergence Entities and/or any Disbursing Agent shall not be required to make Distributions of fractional shares of Purchaser Equity (and no Cash shall be distributed in lieu of such fractional amounts) or Distributions or payments of fractions of dollars. When any Distribution that would otherwise result in the issuance of Purchaser Equity under this Plan, including pursuant to the terms of the Rights Offerings, that is not a whole number, the Purchaser Equity subject to such Distribution shall be rounded to the next higher or lower whole number as follows: (a) fractions equal to or greater than one-half shall be rounded to the next higher whole number; and (b) fractions less than one-half shall be rounded to the next lower whole number. The total number of authorized shares of Purchaser Equity to be distributed to holders of Allowed Claims shall be adjusted as necessary to account for the foregoing rounding. For Distribution purposes (including rounding), DTC will be treated as a single holder. Whenever any payment of Cash of a fraction of a dollar pursuant to this Plan would otherwise be required, the actual payment shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars or less being rounded down. For the avoidance of doubt, this Section 8.4 shall not apply with respect to Distributions on account of Trust Channeled Claims, which shall be governed by the terms of the applicable Trust Documents.

Section 8.5 Disbursing Agent

Except as otherwise provided herein, all Distributions under this Plan to be made on the Effective Date shall be made by (a) the Debtors or the applicable Post-Emergence Entities, as applicable, as Disbursing Agent; or (b) such other Person designated by the Debtors or the Post-Emergence Entities, as applicable, as Disbursing Agent; provided, that, notwithstanding any provision of this Plan to the contrary, Distributions to (i) holders of First Lien Credit Agreement Claims shall be made to or at the direction of the First Lien Agent; and (ii) holders of First Lien Notes Claims shall be made to or at the direction of the First Lien Indenture Trustee. As set forth herein, to the extent any Indenture Trustee makes any Distribution under this Plan, including with respect to holders of Second Lien Deficiency Claims and Unsecured Notes Claims, such Indenture Trustee shall be deemed a Disbursing Agent for purposes of this Plan in accordance with the Plan and the applicable Indentures subject, in each case, to the rights of the applicable Indenture Trustees to exercise the applicable Indenture Trustee Charging Lien (if applicable).

Section 8.6 Rights and Powers of the Disbursing Agent

Each Disbursing Agent shall be empowered to (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties hereunder; (b) make all Distributions contemplated hereby; (c) employ professionals to represent it with respect to any responsibilities arising hereunder with respect to making Distributions; and (d) exercise such other powers (i) as may be vested in the applicable Disbursing Agent by order of the Bankruptcy Court (including any Final Order issued after the Effective Date), pursuant to this Plan; or (ii) as deemed by the applicable Disbursing Agent to be necessary and proper to implement the provisions hereof.

Section 8.7 Expenses of Disbursing Agent

Except as otherwise ordered by the Bankruptcy Court, and subject to the written agreement of Purchaser Parent (to the extent the Purchaser Entities are not the applicable Disbursing Agent), any reasonable and documented fees and expenses incurred by the Disbursing Agent acting in such capacity (including reasonable documented attorneys’ fees and expenses) on or after the Effective Date (including the First Lien Agent and any Indenture Trustee acting in such capacity) shall be paid in Cash by the Purchaser Entities. This Section 8.7 shall not apply to post- Effective Date expenses of any Trustee or any Person(s) retained by such Trustees, which shall be governed by the applicable Trust Documents.

Section 8.8 Distributions on Account of Claims Allowed After the Effective Date

(a)	Payments and Distributions on Disputed Claims

Distributions made after the Effective Date to holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

(b)	Special Rules for Distributions to Holders of Disputed Claims

Notwithstanding any provision otherwise in this Plan and except as may be agreed to by the Debtors or the applicable Post-Emergence Entities (as applicable), on the one hand, and the holder of a Disputed Claim, on the other hand, no partial payments and no partial Distributions shall be made with respect to any Disputed Claim until all Disputed Claims held by the holder of such Disputed Claim have become Allowed Claims or have otherwise been resolved by settlement, stipulation, or Final Order. For the avoidance of doubt, this Section 8.8 shall not apply with respect to Trust Channeled Claims, and any disputes with respect to any Trust Channeled Claims shall be governed by the applicable Trust Documents.

Section 8.9 Undeliverable or Unclaimed Distributions

(a) In the event that any Distribution to any holder is returned as undeliverable or unclaimed and remains payable, no Distribution to such holder shall be made unless and until such holder entitled thereto accepts such Distribution, at which time such Distribution shall be made as soon as practicable after such Distribution has become deliverable to or has been claimed by such holder without interest; provided, however, that, such Distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and forfeited at the expiration of six months from the applicable Distribution Date. After such date, all “unclaimed property” or interests in property shall revert to the Purchaser Entities (notwithstanding any applicable federal or state escheat, abandoned or unclaimed property laws to the contrary), and the Claim of any holder to such property shall be discharged and forever barred. The Post-Emergence Entities and the Disbursing Agent (if other than the Purchaser Entities) shall have no obligation to attempt to locate any holder of an Allowed Claim other than by reviewing the Debtors’ books and records and the Bankruptcy Court’s filings.

(b) A Distribution shall be deemed unclaimed if a holder has not: (i) accepted a particular Distribution or, in the case of Distributions made by check, negotiated such check; (ii) given notice to the Purchaser Entities of an intent to accept a particular Distribution; (iii) responded to requests made by the Debtors or the Purchaser Entities, as applicable, for information necessary to facilitate a particular Distribution (including, but not limited to, the provision of the appropriate tax form (Form W-9 or, if applicable, Form W-8)) within the time periods specified herein; or (iv) taken any other action necessary to facilitate such Distribution.

(c) For the avoidance of doubt, this Section 8.9 shall not apply with respect to any Distribution on account of a Trust Channeled Claim, and the treatment of any unclaimed Distributions on account of Trust Channeled Claims shall be governed by the applicable Trust Documents.

Section 8.10 Withholding and Reporting Requirements

In connection with this Plan and all instruments issued in connection therewith, any Person issuing any instrument or making any Distribution or payment in connection therewith shall comply with all applicable withholding and reporting requirements imposed by any federal, state, or local taxing authority, and all Distributions under this Plan shall be subject to any such withholding or reporting requirements.

Section 8.11 Setoffs

Except as set forth herein, and except with respect to Distributions to the Trusts, the Debtors and the Post-Emergence Entities may set off from the Distributions called for under this Plan on account of any Allowed Claim, an amount equal to any Claims, rights, and Causes of Action of any nature that the Debtors or the Post-Emergence Entities may hold against the holder of any such Allowed Claim. Neither the failure to effect such a setoff nor the Allowance of any Claim under this Plan shall constitute a waiver or release by the Debtors or the Post-Emergence Entities of any such Claims, rights, or Causes of Action that the Debtors or the Post-Emergence

Entities may possess against any such holder, except as specifically provided herein. In no event shall any holder of Claims be entitled to set off any Claim against any Claim, right, or Cause of Action of the Debtors or the Post-Emergence Entities, as applicable, unless such holder has filed a motion with the Bankruptcy Court requesting the authority to perform such setoff on or before the Confirmation Date, and notwithstanding any indication in any Proof of Claim or otherwise that such holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 of the Bankruptcy Code or otherwise. For the avoidance of doubt, this Section 8.11 shall not apply with respect to any Distribution from a Trust on account of any Trust Channeled Claim, which shall be governed by the applicable Trust Documents.

Section 8.12 Recoupment

In no event shall any holder of a Claim or Interest be entitled to recoup any Claim or Interest against any Claim, right, or Cause of Action of the Debtors or the Post-Emergence Entities (including any Claim, right, or Cause of Action assigned to the GUC Trust), as applicable, unless such holder has actually performed such recoupment and provided notice thereof in writing to the Debtors on or before the Effective Date, notwithstanding any indication in any Proof of Claim asserting such Claim or Interest or otherwise that such holder asserts, has, or intends to preserve any right of recoupment.

Section 8.13 Reimbursement or Contribution

If a Claim for reimbursement or contribution of an Entity is Disallowed by the Bankruptcy Court pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the Effective Date, such Claim shall be forever Disallowed, notwithstanding section 502(j) of the Bankruptcy Code, unless, prior to the Effective Date (a) such Claim has been adjudicated as noncontingent; or (b)(i) the relevant holder of such Claim has filed a noncontingent Proof of Claim on account of such Claim; and (ii) the Bankruptcy Court has entered a Final Order determining such Claim as no longer contingent.

Section 8.14 Claims Paid or Payable by Third Parties

(a)	Claims Paid by Third Parties

Other than Distributions to the Trusts as otherwise set forth herein, the Debtors or the applicable Post-Emergence Entities, as applicable, shall reduce in part or in full a Claim to the extent that the holder of such Claim receives payment in part or in full on account of such Claim from a party other than the Debtors or Purchaser Entities. To the extent a holder of a Claim receives a distribution on account of such Claim from a party other than the Debtors or the Purchaser Entities, such holder shall, within two weeks of receipt thereof, repay or return the amount of such Distribution to the applicable Purchaser Entity, to the extent the holder’s total recovery on account of such Claim from the third party and under this Plan exceeds the amount of such Claim as of the date of any such Distribution under this Plan. For the avoidance of doubt, this Section 8.14(a) shall not apply with respect to Distributions made to the Trusts.

(b)	Insurance Claims

Solely with respect to Non-GUC Trust Insurance Policies, to the extent that one or more of the Debtors’ insurers satisfies in full or in part a Claim, immediately upon such insurers’ satisfaction thereof, such Claim may be expunged or reduced, as appropriate, without an objection to the Claim having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

(c)	Applicability of Insurance Policies

Solely with respect to Non-GUC Trust Insurance Policies, to the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim, except as otherwise provided in this Plan, Distributions to holders of such Allowed Claims shall be made in accordance with the provisions of any applicable Non-GUC Trust Insurance Policy; provided, however, that, no such Distribution shall affect the GUC Trust Insurance Rights or the rights provided to the GUC Trust in connection with the GUC Trust Litigation Consideration. Except as provided in Article X of this Plan, nothing contained in this Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Person may hold against any other Person, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers. For the avoidance of doubt, this Section 8.14 shall not apply to GUC Trust Insurance Policies, GUC Trust D&O Insurance Policies, or Trust Channeled Claims.

Section 8.15 Allocations of Distributions Between Principal and Unpaid Interest

Except as otherwise required by law, distributions with respect to an Allowed Claim shall be allocated first to the principal portion of such Allowed Claim (as determined for United States federal income tax purposes) and, thereafter, to the remaining portion of such Allowed Claim, if any.

Section 8.16 No Postpetition Interest on Claims

Unless otherwise specifically provided for in this Plan, the PSA, the Cash Collateral Order, the Confirmation Order, or any other Final Order of the Bankruptcy Court, or required by applicable bankruptcy law (including, without limitation, as required pursuant to sections 506(b) and 511 of the Bankruptcy Code), (a) postpetition interest shall not accrue or be paid on any Claims; and (b) no holder of any Claim or Interest shall be entitled to interest accruing on or after the Petition Date with respect to any Claim.

Section 8.17 Means of Cash Payment

Payments of Cash made pursuant to this Plan and the PSA shall (a) be in United States dollars; and (b) be made, at the option of the Disbursing Agent, by checks drawn on or wire transfers from an account at a domestic bank selected by the applicable Disbursing Agent. Cash payments with respect to non-U.S. Persons may be made in such funds and by such means as are necessary or customary in the applicable non-U.S. jurisdiction, in each case, at the option of the applicable Disbursing Agent.

Section 8.18 No Distribution in Excess of Amount of Allowed Claim

Notwithstanding anything to the contrary in this Plan, no holder of an Allowed Claim shall receive any Distribution on account of such Allowed Claim (including amounts received by such holder from other sources) in an amount excess of the Allowed amount of such Claim.

ARTICLE IX

PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS

Section 9.1 Objections to Claims

From and after the Effective Date, the Post-Emergence Entities shall have the exclusive authority to file, settle, compromise, withdraw, or litigate to judgment any objections to any Administrative Expense Claims, Non-IRS Priority Tax Claims, and Priority Non-Tax Claims as permitted under this Plan, and the applicable Post-Emergence Entities may settle or compromise any Disputed Administrative Expense Claim, Disputed Non-IRS Priority Tax Claim, or Disputed Priority Non Tax Claim without approval of the Bankruptcy Court. The Trustees, on behalf of their respective Trusts, shall have the exclusive authority to file, settle, compromise, withdraw, or litigate to judgment any objections to any of their respective Trust Channeled Claims as permitted under this Plan and the applicable Trust Documents, and the Trustees may settle or compromise any of their respective Trust Channeled Claims that are Disputed without approval of the Bankruptcy Court and in accordance with the applicable Trust Documents. On and after the Effective Date, each of the Debtors, the Post-Emergence Entities, and the Trusts, as applicable, shall have and retain any and all rights and defenses with respect to any Claim immediately before the Effective Date, except with respect to any Claim that is Allowed. Any objection to Claims shall be served and filed on or before the Claims Objection Deadline, as such deadline may be extended from time to time.

Section 9.2 Allowance of Claims

Except as expressly provided herein or in any order entered in the Chapter 11 Cases before the Effective Date (including the Confirmation Order), no Claim shall be an Allowed Claim unless and until such Claim is deemed Allowed pursuant to this Plan, the Trust Documents (as applicable), or a Final Order, including the Confirmation Order (when it becomes a Final Order), Allowing such Claim.

Section 9.3 Distributions After Allowance

On the Distribution Date following the date that the order or judgment of the Bankruptcy Court Allowing any Disputed Claim becomes a Final Order, the applicable Disbursing Agent shall provide to the holder of such Allowed Claim the Distribution (if any) to which such holder is entitled under this Plan as of the Effective Date, without any interest to be paid on account of such Claim. For the avoidance of doubt, the foregoing shall not apply with respect to Trust Channeled Claims and any disputes with respect to any such Trust Channeled Claims, and the timing of any Distributions by any Trust on account of Allowed Trust Channeled Claims, shall be determined pursuant to the applicable Trust Documents.

Section 9.4 Estimation of Claims

The Debtors or the Post-Emergence Entities, as applicable, may (a) determine, resolve, and otherwise adjudicate all contingent, unliquidated, and Disputed Claims in the Bankruptcy Court; and (b) at any time request that the Bankruptcy Court estimate any contingent, unliquidated, or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection. The Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent, unliquidated, or Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim against any party or Person, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Debtors or the Post-Emergence Entities, as applicable, may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim. All of the objection, estimation, settlement, and resolution procedures set forth in this Plan are cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, objected to, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such holder has filed a motion requesting the right to seek such reconsideration on or before 21 days after the date on which such Claim is estimated. For the avoidance of doubt, this Section 9.4 shall not apply with respect to Trust Channeled Claims, which may be estimated and Allowed in the applicable amounts pursuant to the applicable Trust Documents and shall not be subject to estimation by the Debtors or the Post-Emergence Entities.

Section 9.5 Amendments to Claims

On or after the Confirmation Date, except as provided in this Plan or the Confirmation Order, a Claim may not be filed or amended without the prior authorization of the Bankruptcy Court and the applicable Post-Emergence Entities or the Trustees, as applicable.

Section 9.6 Deadline to File Objections to Claims

Objections to Claims, if any, shall be filed no later than the Claims Objection Deadline; provided, however, that, Trust Channeled Claims shall be Allowed or Disallowed in accordance with the applicable Trust Documents.

Section 9.7 Dispute and Disallowance of Certain Co-Defendant Claims

All Co-Defendant Claims that are not (a) Settling Co-Defendant Claims; or (b) Other General Unsecured Claims shall be deemed Disallowed pursuant to section 502(e) of the Bankruptcy Code. To the extent that any Co-Defendant Claim that is not a Settling Co-Defendant Claim is subsequently Allowed pursuant to section 502(j) of the Bankruptcy Code, such Allowed Co-Defendant Claim shall be subordinated pursuant to section 502(c) of the Bankruptcy Code and treated hereunder as a Subordinated, Recharacterized, or Disallowed Claim notwithstanding whether or not such Allowed Co-Defendant Claim would otherwise meet the definition of another type of Claim hereunder.

ARTICLE X

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

Section 10.1 Compromise and Settlement of Claims, Interests, and Controversies

Pursuant to sections 363 and 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the distributions and other benefits provided pursuant to this Plan, the provisions of this Plan shall constitute a good faith compromise of (a) all Released Claims; and (b) all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any Distribution to be made on account of such Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and holders of Claims and Interests, and is fair, equitable, and reasonable. In accordance with the provisions of this Plan, pursuant to sections 363 and 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Post-Emergence Entities may compromise and settle Claims against them and Causes of Action against other Persons.

Section 10.2 Debtor Releases

(a) Notwithstanding anything contained in this Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, the Debtors, their Estates, and the Post-Emergence Entities are deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged each Debtor Released Party from any and all Released Claims. Notwithstanding anything herein to the contrary, the Debtor Releases do not release any post-Effective Date obligations of any Person or

Entity under this Plan, any Plan Document, the Plan Transaction, any Restructuring Transaction, or any document, instrument, or agreement executed to implement this Plan and the Plan Transaction, and shall not result in a release, waiver, or discharge of any Indemnification Obligations assumed by the Purchaser Entities as set forth in this Plan; provided, however, that, nothing in this Section 10.2 shall be construed to release (i) the GUC Trust Litigation Claims; or (ii) any Person or Entity from a claim for intentional fraud or willful misconduct, in each case, as determined by a Final Order.

(b) Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Releases and, further, shall constitute the Bankruptcy Court’s finding that the Debtor Releases are: (i) in exchange for the good and valuable consideration provided by the Debtor Released Parties, including, without limitation, the Debtor Released Parties’ contributions to facilitating the Debtors’ restructuring and the implementation of this Plan; (ii) a good faith settlement and compromise of the Released Claims; (iii) in the best interests of the Debtors, their Estates, and all holders of Claims and Interests; (iv) fair, equitable, and reasonable; (v) given and made after due notice and opportunity for hearing; and (vi) a bar to any of the Debtors, their Estates, or the Post-Emergence Entities asserting any Released Claim.

(c) In addition to the foregoing Debtor Releases, the Debtors shall release the applicable Claims against the Settling Co-Defendants set forth in, and in accordance with the terms of, the mutual releases by the Debtors, their Estates, and the Post-Emergence Entities, on the one hand, and the Settling Co-Defendants, on the other hand, in each case, as set forth in the DMP Stipulation. For the avoidance of doubt, any Releases with respect to Settling Co-Defendants shall be subject to the terms of the DMP Stipulation.

Section 10.3 Non-GUC Releases

(a) Notwithstanding anything contained in this Plan to the contrary, as of the Effective Date, and to the fullest extent allowed by applicable law, each Non-GUC Releasing Party is deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged each Non-GUC Released Party from any and all Released Claims.

(b) For the avoidance of doubt and without limitation of the foregoing, each holder of a State Opioid Claim and each holder of a Tribal Opioid Claim that (i) is a governmental unit (as defined in section 101(27) of the Bankruptcy Code) or a Tribe; and (ii) grants the Non-GUC Releases shall, in each case, be deemed to have released all Released Claims that have been asserted or are, or have been, assertible by (1) such governmental unit (as defined in section 101(27) of the Bankruptcy Code) or Tribe in its own right, in its parens patriae or sovereign enforcement capacity, or on behalf, or in the name, of another Person; or (2) any other governmental official, employee, agent, or Representative acting or purporting to act in a parens patriae, sovereign enforcement, or quasi-sovereign enforcement capacity, or any other capacity, on behalf of such governmental unit (as defined in section 101(27) of the Bankruptcy Code) or Tribe.

(c) Notwithstanding anything contained in this Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, the Non-GUC Releasing Parties are deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged each Non-GUC Released Party from any and all Released Claims. Notwithstanding anything herein to the contrary, the Non-GUC Releases do not release (i) any post-Effective Date obligations of any Person or Entity under this Plan, any Plan Document, the Plan Transaction, any Restructuring Transaction, or any document, instrument, or agreement executed to implement this Plan and the Plan Transaction, and shall not result in a release, waiver, or discharge of any Indemnification Obligations assumed by the Purchaser Entities as set forth in this Plan; (ii) any GUC Trust Litigation Claim; (iii) any Person or Entity from a claim for intentional fraud or willful misconduct as determined by a Final Order[; and (iv) with respect to the States, (1) any Regulatory Approval process required by the States (including their respective State agencies) in connection with the Plan Transaction; (2) any criminal action or criminal proceeding arising under a criminal provision of any State statute or law by a governmental entity that has authority to bring a criminal action or proceeding or to adjudicate a Person’s guilt or to set a convicted Person’s punishment; or (3) any Claims or Causes of action against any Excluded Party]27.

(d) Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Non-GUC Releases and, further, shall constitute the Bankruptcy Court’s finding that the Non-GUC Releases are: (i) essential to the Confirmation of this Plan; (ii) consensually given in exchange for the good and valuable consideration provided by the Non-GUC Released Parties, including, without limitation, the Non-GUC Released Parties’ contributions to facilitating the restructuring and implementation of this Plan and the Plan Transaction; (iii) a good faith settlement and compromise of the Released Claims; (iv) in the best interests of the Debtors and their Estates; (v) fair, equitable, and reasonable; (vi) given and made after due notice and opportunity for hearing; and (vii) a bar to any of the Non-GUC Releasing Parties asserting any Released Claim.

Section 10.4 GUC Releases

(a) Notwithstanding anything contained in this Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, the GUC Releasing Parties are deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged each GUC Released Party from any and all Released Claims. Notwithstanding anything herein to the contrary, (i) the GUC Releases do not release any (1) post-Effective Date obligations of any Person or Entity under this Plan, any Plan Document, the Plan Transaction, any Restructuring Transaction, or any document, instrument, or agreement executed to implement this Plan and the Plan Transaction, and shall not result in a release, waiver, or discharge of any Indemnification Obligations assumed by the Purchaser Entities as set forth in this Plan; (2) GUC Trust Litigation Claim; or (3) Person or Entity from a claim for intentional fraud or willful misconduct as determined by a Final Order; (ii) none of the GUC Releasing Parties release or shall be deemed to release any GUC Trust Litigation Claim (and such Claims and Causes of Action are preserved, in each case, subject to the Covenant Not To Collect); and (iii) the Covenant Not To Collect shall be binding on any transferee,

[27]	[Note to Draft: State releases remain under consideration and subject to ongoing discussion.]

successor, or assign in connection with any transfer, pledge, sale, hypothecation, assignment, or other disposal of Claims solely against the Excluded D&O Parties, and the failure of any recipient of any Claims solely against any Excluded D&O Party to agree to such covenant shall render any such transfer, pledge, sale, hypothecation, assignment, or other disposal of Claims void ab initio. The Excluded D&O Parties are third-party beneficiaries with rights of enforcement with respect to the Covenant Not To Collect. For the avoidance of doubt, no GUC Releasing Party shall release or be deemed to release any GUC Trust Litigation Claims.

(b) Upon granting the GUC Releases, the GUC Releasing Parties shall be deemed to covenant (the “Covenant Not To Collect”) that (a) any recovery by the GUC Trust or any other GUC Releasing Party on account of any Claim or Cause of Action, direct or indirect, against an Excluded D&O Party including, in each case, by way of settlement or judgment, shall be satisfied solely by and to the extent of the proceeds of the GUC Trust D&O Insurance Policies; (b) any party, including any GUC Trustee or Trustee of a Distribution Sub-Trust and all other GUC Releasing Parties, seeking to execute, garnish, or otherwise attempt to collect on any settlement of or judgment on account of Claims or Causes of Action against Excluded D&O Parties shall do so solely upon available insurance coverage, if any, from the GUC Trust D&O Insurance Policies; and (c) the GUC Releasing Parties shall not otherwise attempt to collect, directly or indirectly, from the personal assets of any Excluded D&O Party. The Covenant Not To Collect shall be binding on any transferee, successor, or assign in connection with any transfer, pledge, sale, hypothecation, assignment, or other disposal of Claims or Causes of Action against the Excluded D&O Parties and, in connection with any such transfer, the failure of a transferee to agree to the Covenant Not To Collect shall render such transfer void ab initio. Each of the Excluded D&O Parties are express third-party beneficiaries of this Covenant Not To Collect.

(c) Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the GUC Releases and, further, shall constitute the Bankruptcy Court’s finding that the GUC Releases are: (i) in exchange for the good and valuable consideration provided by the GUC Released Parties, including, without limitation, the GUC Released Parties’ contributions to facilitating the Debtors’ restructuring and the implementation of this Plan; (ii) a good faith settlement and compromise of the Released Claims; (iii) in the best interests of the Debtors, their Estates, and all holders of Claims and Interests; (iv) fair, equitable, and reasonable; (v) given and made after due notice and opportunity for hearing; and (vi) a bar to any GUC Releasing Party asserting any Released Claim.

Section 10.5 Effect of Releases

(a) Holders of Trust Channeled Claims and Other Opioid Claims shall have the option to grant the Non-GUC Releases or the GUC Releases, as applicable.

(b) In addition to the amount of any Distribution to be provided (i) to a holder of an Allowed Other Opioid Claim that is a Non-GUC Releasing Party; or (ii) by a Trust to a holder of an Allowed Trust Channeled Claim (other than a (i) Canadian Governments Claim; (ii) State Opioid Claim; or (iii) Tribal Opioid Claim) that is a Non-GUC Releasing Party or a GUC Releasing Party, as applicable, such Non-GUC Releasing Party or GUC Releasing Party, as applicable, shall receive an additional payment in exchange for granting the Non-GUC Releases or the GUC Releases, as applicable.

Section 10.6 Exculpation

(a) Notwithstanding anything contained in this Plan to the contrary, and to the maximum extent permitted by applicable law, no Exculpated Party shall have or incur liability for, and each Exculpated Party is released and exculpated from, any Exculpated Claim, obligation, Cause of Action or liability for any Exculpated Claim, except for gross negligence, intentional fraud, or willful misconduct (to the extent such duty is imposed by applicable non-bankruptcy law), but in all respects such Persons shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to this Plan. For the avoidance of doubt, this exculpation shall be in addition to, and not in limitation of, the Releases and all other releases, indemnities (including the Indemnification Obligations), exculpations, and any other applicable law or rules protecting such Exculpated Parties from liability. For the avoidance of doubt, the Debtors, their Estates, and the Post-Emergence Entities are not (i) exculpating any (1) Excluded Party; (2) TPG Party; (3) Insurance Advisor Party; (4) Additional Advisor Excluded Party; or (5) Additional Third-Party Excluded Party; or (ii) releasing any GUC Trust Litigation Claims.

(b) The Exculpated Parties have, and upon Confirmation of this Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws and provisions of the Bankruptcy Code with regard to the solicitation of votes on, and Distribution of consideration (including securities) pursuant to, this Plan and, therefore, are not, and on account of such Distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan or such Distributions made pursuant to this Plan, including, in each case, any Distribution made by any Trust in accordance with this Plan and the applicable Trust Documents. Notwithstanding anything to the contrary in the foregoing, the exculpation set forth above does not release or exculpate any claim relating to any post-Effective Date obligations of any Person under this Plan, any Restructuring Transaction, the Plan Transaction, or any Plan Document or other document, instrument, or agreement executed to implement this Plan.

Section 10.7 Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in this Plan, the Distributions, rights, and treatment that are provided in this Plan shall be in full and final satisfaction, settlement, release, and discharge to the fullest extent permitted by section 1141 of the Bankruptcy Code, effective as of the Effective Date, of all Claims, Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against the Debtors or the Debtors’ Estates or any of their Assets or properties, regardless of whether any property shall have been distributed or retained pursuant to this Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (a) a Proof of Claim or Interest based upon such Claim, debt, right, or Interest is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Interest based upon such Claim, debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; (c) the holder of such a Claim or Interest has voted to accept this Plan; or (d) the holder of such Claim or Interest has voted or failed to vote to accept or reject this Plan. All Claims and Interests shall be satisfied, discharged, and released in full, and the Debtors’ liability with respect thereto shall be extinguished completely, including any liability of the kind specified under section 502(g) of the Bankruptcy Code. All Entities shall be precluded from asserting any Claims against the Debtors, their Estates, the Post-Emergence Entities, their respective successors and assigns, and their respective Assets and properties, and any other Claims or Interests based upon any documents, instruments, or any act of omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date. The Confirmation Order shall be a judicial determination (i) of the discharge of all Claims and Interests, subject to the Effective Date; and (ii) that no Claims shall be excepted from discharge under section 1141(d)(6) of the Bankruptcy Code.

Section 10.8 Plan Injunction

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS PLAN, THE PLAN SUPPLEMENT, ANY OTHER PLAN DOCUMENT, OR ANY OTHER RELATED DOCUMENTS, OR FOR OBLIGATIONS ISSUED PURSUANT TO THIS PLAN, ALL PERSONS WHO HAVE HELD, HOLD, OR MAY HOLD CLAIMS OR INTERESTS THAT HAVE BEEN RELEASED PURSUANT TO Article X OF THIS PLAN, DISCHARGED PURSUANT TO SECTION 10.7 OF THIS PLAN, OR ARE SUBJECT TO EXCULPATION PURSUANT TO SECTION 10.6 OF THIS PLAN, ARE PERMANENTLY ENJOINED, FROM AND AFTER THE EFFECTIVE DATE, FROM TAKING ANY OF THE FOLLOWING ACTIONS AGAINST THE RELEASED PARTIES, INCLUDING, FOR THE AVOIDANCE OF DOUBT, IN EACH CASE, THE DEBTORS, THEIR ESTATES, THE POST-EMERGENCE ENTITIES, AND ANY OF THEIR ASSETS, AND THE EXCULPATED PARTIES, AS APPLICABLE: (A) COMMENCING OR CONTINUING IN ANY MANNER OR IN ANY PLACE ANY ACTION, EMPLOYMENT OF PROCESS, OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (B) ENFORCING, ATTACHING, COLLECTING, OR RECOVERING BY ANY MANNER OR MEANS ANY JUDGMENT, AWARD, DECREE, OR ORDER AGAINST SUCH PERSONS ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (C) CREATING, PERFECTING, OR ENFORCING ANY LIEN OR ENCUMBRANCE OF ANY KIND AGAINST SUCH PERSONS OR THE PROPERTY OR ESTATES OF SUCH PERSONS ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; AND (D) ASSERTING A SETOFF, RIGHT OF SUBROGATION, OR RECOUPMENT OF ANY KIND AGAINST ANY DEBT, LIABILITY, OR OBLIGATION DUE TO THE DEBTORS ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS, EXCEPT AS SET FORTH IN SECTION 10.9 OF THIS PLAN. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THIS SECTION 10.8 SHALL NOT ENJOIN THE GUC TRUST’S PURSUIT OF ANY GUC TRUST LITIGATION CLAIMS.

Section 10.9 Channeling Injunction

(a) In order to preserve and promote the resolutions contemplated by and provided for in this Plan and to supplement, where necessary, the injunctive effect of the Plan Injunction and the releases set forth in Article X of this Plan, and pursuant to the exercise of the equitable jurisdiction and power of the Bankruptcy Court under section 105(a) of the Bankruptcy Code, upon the channeling of the Trust Channeled Claims, all Persons that have held or asserted, that hold or assert or that may in the future hold or assert any Trust Channeled Claim shall be (x) deemed to release any Trust Channeled Claims held by such Persons against the Debtors and the Post-Emergence Entities; and (y) permanently and forever stayed, restrained and enjoined from taking any action for the purpose of directly or indirectly collecting, recovering or receiving payments, satisfaction, recovery or judgment of any form from or against any of the Debtors or Post-Emergence Entities, as applicable, with respect to any Trust Channeled Claim, including:

(i) commencing, conducting, or continuing, in any manner, whether directly or indirectly, any suit, action, or other proceeding, in each case, of any kind, character or nature, in any forum in any jurisdiction with respect to any Trust Channeled Claims, against or affecting any of the Debtors or the Post-Emergence Entities, as applicable, or any property or interests in property of any of the Debtors or the Post-Emergence Entities, as applicable, with respect to any Trust Channeled Claims;

(ii) enforcing, levying, attaching, collecting, or otherwise recovering, by any means or in any manner, either directly or indirectly, any judgment, award, decree, or other order against any of the Debtors or the Post-Emergence Entities, as applicable, with respect to any Trust Channeled Claims;

(iii) creating, perfecting, or enforcing, by any means or in any manner, whether directly or indirectly, any Lien of any kind against any of the Debtors or the Post- Emergence Entities, as applicable, or the property of any of the Debtors or the Post- Emergence Entities, as applicable, in each case, with respect to any Trust Channeled Claims;

(iv) asserting or accomplishing any setoff, right of subrogation, indemnity, contribution, or recoupment of any kind, whether directly or indirectly, in respect of any obligation due to any of the Debtors or Post-Emergence Entities, as applicable, or against the property of any of the Debtors or the Post-Emergence Entities, as applicable, in each case, with respect to Trust Channeled Claims; and

(v) taking any act, by any means or in any manner, in any place whatsoever, that does not conform to, or comply with, the provisions of this Plan or any Plan Document (including, for the avoidance of doubt, any Trust Document) with respect to any Trust Channeled Claims.

(b) Notwithstanding anything to the contrary in this Section 10.9 or the Confirmation Order, this Channeling Injunction shall not stay, restrain, bar, or enjoin:

(i) the rights of holders of Trust Channeled Claims to the treatment afforded to them under this Plan and the Plan Documents, including the rights of holders of Trust Channeled Claims to assert such Trust Channeled Claims solely in accordance with this Plan and the Trust Documents;

(ii) the rights of Persons to assert any Claim, debt, litigation, or liability for payment of Trust Operating Expenses against the applicable Trust;

(iii) the rights of any Person to assert any Claim, Cause of Action, debt, or litigation against any Excluded Party;

(iv) the rights of the GUC Trust to assert any GUC Trust Litigation Claims against any GUC Excluded Party, subject to the Covenant Not To Collect;

(v) the rights of the GUC Trust to pursue and enforce any GUC Trust Litigation Claims, including the GUC Trust Insurance Rights;

(vi) the Distribution Sub-Trusts from enforcing their respective rights against the GUC Trust under this Plan and the GUC Trust Documents;

(vii) the PPOC Trust from enforcing its rights against the Purchaser Entities under this Plan and the PPOC Trust Documents;

(viii) the PPOC Sub-Trusts from enforcing their respective rights against the PPOC Trust under this Plan and the PPOC Trust Documents; or

(ix) the Future PI Trust from enforcing its rights against the Purchaser Entities under this Plan and the Future PI Trust Documents.

(c) There can be no modification, dissolution, or termination of the Channeling Injunction, which shall be a permanent injunction, and nothing in this Plan or any Plan Document (including, for the avoidance of doubt, any Trust Document) shall be construed in any way to limit the scope, enforceability, or effectiveness of the Channeling Injunction issued in connection with this Plan. The Debtors’ compliance with the requirements of Bankruptcy Rule 3016 shall not constitute an admission that this Plan provides for an injunction against conduct not otherwise enjoined under the Bankruptcy Code.

(d) In the event that any Person takes any action that a Released Party or Exculpated Party, as applicable, believes violates the releases provided herein or the Channeling Injunction as it applies to any Released Party or Exculpated Party, as applicable, such Released Party or Exculpated Party, as applicable, shall be entitled to make an emergency application to the Bankruptcy Court for relief, and may proceed by contested matter rather than by adversary proceeding. The Bankruptcy Court shall have jurisdiction and authority to enter Final Orders in connection with any dispute over whether an action violates the releases provided herein or the Channeling Injunction. Upon determining that such a violation has occurred, the Bankruptcy Court, in its discretion, may award any appropriate relief against such violating Person.

Section 10.10 [Specified Debtor Insurer Injunction]28

(a) [Terms

In accordance with section 105(a) of the Bankruptcy Code, on the Effective Date, all persons that have held or asserted, that hold or assert, or that may in the future hold or assert any Claim based on, arising out of, attributable to, or in any way connected with any GUC Trust Insurance Policy or GUC Trust D&O Insurance Policy (but not, for the avoidance of doubt, any Non-GUC Trust D&O Insurance Policy) shall be permanently enjoined from taking any action for purposes of directly or indirectly collecting, recovering, or receiving payment on account of any such Claim, whether sounding in tort, contract, warranty, or any other theory of law, equity, or admiralty, including:

(i) commencing, conducting, or continuing, in any manner, any action or other proceeding of any kind (including an arbitration or other form of alternate dispute resolution) against any Specified Debtor Insurer, or against the property of any Specified Debtor Insurer, (1) on account of any Claim based on, arising under, or attributable to a GUC Trust Insurance Policy or GUC Trust D&O Insurance Policy; or (2) on account of any rights of any Person under a “direct action” statute to proceed directly against any Specified Debtor Insurer;

(ii) enforcing, attaching, levying, collecting, or otherwise recovering, by any manner or means, any judgment, award, decree, or other order against any Specified Debtor Insurer, or against the property of any Specified Debtor Insurer, on account of any Claim based on, arising under, or attributable to any GUC Trust Insurance Policy or GUC Trust D&O Insurance Policy;

(iii) creating, perfecting, or enforcing, in any manner, any Lien of any kind against any Specified Debtor Insurer, or against the property of any Specified Debtor Insurer, on account of any Claim based on, arising under, or attributable to any GUC Trust Insurance Policy or GUC Trust D&O Insurance Policy;

(iv) asserting or accomplishing any setoff, right of subrogation, indemnity, contribution, or recoupment of any kind, whether directly or indirectly, against any obligation due to any Specified Debtor Insurer, or against the property of any Specified Debtor Insurer, on account of any Claim based on, arising under, or attributable to any GUC Trust Insurance Policy or GUC Trust D&O Insurance Policy; and

(v) taking any act, in any manner, in any place whatsoever, that does not conform to, or comply with, the provisions of this Plan applicable to any Claim based on, arising under, or attributable to any GUC Trust Insurance Policy or GUC Trust D&O Insurance Policy.

[28]	[Note to Draft: Under consideration.]

(b) Reservations

Notwithstanding anything to the contrary in Section 10.10(a), the provisions of this Specified Debtor Insurer Injunction:

(i) shall not (1) preclude the GUC Trust from pursuing any Claim based on, arising under, or attributable to any GUC Trust Insurance Policy or GUC Trust D&O Insurance Policy, or any other Claim that may exist under any GUC Trust Insurance Policy or GUC Trust D&O Insurance Policy against any Specified Debtor Insurer; or (2) enjoin the rights of the GUC Trust to prosecute any action based on or arising from the GUC Trust Insurance Policies or GUC Trust D&O Insurance Policies or the rights of the GUC Trust to assert any Claim, debt, obligation, Cause of Action for liability for payment against a Specified Debtor Insurer based on or arising from the GUC Trust Insurance Policies, in all cases, including GUC Trust Litigation Claims;

(ii) are not issued for the benefit of any Specified Debtor Insurer, and no such insurer is a third-party beneficiary of this Specified Debtor Insurer Injunction; provided, that, this Specified Debtor Insurer Injunction shall not enjoin, impair or affect any Claims between or among unsettled Specified Debtor Insurers;

(iii) shall not apply to any D&O Insured Person with respect to such D&O Insured Person’s coverage under any GUC Trust D&O Insurance Policy; and

(iv) shall be subject in all respects to the terms of the DMP Stipulation.

(c) For the avoidance of doubt, this Section 10.10 shall not apply with respect to any Non-GUC Trust Insurance Policy, including any Non-GUC Trust D&O Insurance Policy, and no amendment to, or modification of, nor any proposed amendment to nor modification of, the Specified Debtor Insurer Injunction shall adversely impact (i) any Non-GUC Trust Insurance Policy; or (ii) the rights of any D&O Insured Person with respect to such D&O Insured Person’s coverage under any Debtor Insurance Policy (including, for the avoidance of doubt, the GUC Trust Insurance Policies, the GUC Trust D&O Insurance Policies, and the Non-GUC Trust Insurance Policies).

(d) The GUC Trust shall have the sole and exclusive authority at any time, upon written notice to any insurer under any of the GUC Trust Insurance Policies or GUC Trust D&O Insurance Policies, to terminate, reduce or limit the scope of this Specified Debtor Insurer Injunction with respect to any Specified Debtor Insurer; provided, however, that, no modification shall affect the rights of any D&O Insured Person with respect to such D&O Insured Person’s coverage under any Debtor Insurance Policy (including, for the avoidance of doubt, the GUC Trust Insurance Policies, the GUC Trust D&O Insurance Policies, and the Non-GUC Trust Insurance Policies).]

Section 10.11 Voluntary Opioid Operating Injunction

(a) From and after the date of entry of the Confirmation Order approving the Voluntary Opioid Operating Injunction, the business operations of the VOI-Specific Debtors and/or VOI-Specific Purchaser Entities, as applicable, and the business operations of any successors of either of the foregoing, in each case, relating solely to the manufacture and sale of VOI Opioid Products in the States and Territories shall be subject to the terms of the Voluntary Opioid Operating Injunction.

(b) The VOI-Specific Debtors and VOI-Specific Purchaser Entities, as applicable, consent to the entry of a final judgment or consent order on the Effective Date effectuating all of the provisions of the Voluntary Opioid Operating Injunction in the state court in each of the Supporting Governmental Entities.

(c) After the Effective Date, the Voluntary Opioid Operating Injunction will be enforceable in the state court in each of the Supporting Governmental Entities. The VOI-Specific Debtors and VOI-Specific Purchaser Entities agree that seeking entry or enforcement of such a final judgment or consent order will not violate any other injunctions or stays that it will seek, or that may otherwise apply, in connection with the Chapter 11 Cases or Confirmation.

Section 10.12 Term of Injunctions or Stays

Unless otherwise provided in this Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in this Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in this Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

Section 10.13 Release of Liens

Except as otherwise provided herein or in any contract, instrument, release, or other agreement or document created pursuant to or in connection with this Plan or any Plan Document, on the Effective Date and concurrently with the applicable Distributions made pursuant to this Plan and, in the case of any Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all guarantees, mortgages, deeds of trust, Liens, pledges, encumbrances, or other security interests against any property of the Estates shall be fully released and discharged, and all of the rights, titles, and interests of any holder of such guarantees, mortgages, deeds of trust, Liens, pledges, encumbrances, or other security interests shall revert to the applicable Post-Emergence Entities and their successors and assigns. For the avoidance of doubt, all guarantees, mortgages, deeds of trust, Liens, pledges, encumbrances, or other security interests against any property of the Estates shall be fully released and discharged on the Effective Date without any further action of any party, including, but not limited to, further order of the Bankruptcy Court or filing updated schedules or statements typically filed pursuant to the Uniform Commercial Code.

Section 10.14 Subordinated Claims

The allowance, classification, and treatment of all Allowed Claims and Interests and the respective Distributions and treatments thereof under this Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto (including as set forth in any of the Intercreditor Agreements), whether arising under general principles of equitable subordination, sections 510(a), 510(b), or 510(c) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors, the applicable Post-Emergence Entities, and the Trustees, as applicable, reserve the right to reclassify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto. This Plan constitutes the agreement of the Consenting First Lien Creditors, which agreement shall be effective as of the Effective Date, not to enforce, and to waive, any turnover, payment over, or transfer rights under the Intercreditor Agreements against any Prepetition Second Lien Secured Notes Parties (as defined in the Cash Collateral Order) in respect of any consideration to be received by such parties hereunder.

ARTICLE XI

CONDITIONS PRECEDENT TO CONFIRMATION OF THIS PLAN AND THE EFFECTIVE DATE

Section 11.1 Conditions Precedent to Confirmation of This Plan

The following are conditions precedent to Confirmation of this Plan:

(a) the Confirmation Order, the Scheme, and the Plan shall be in form and substance acceptable to the Debtors and the Required Consenting Global First Lien Creditors and reasonably acceptable to the U.S. Government, the Endo EC, the Creditors’ Committee, the Opioid Claimants’ Committee, and the FCR; provided, that, with respect to any provisions (i) regarding the implementation of the OCC Resolution, the UCC Resolution, and the FCR Resolution; or (ii) adversely affecting the constituencies or members of the Opioid Claimants’ Committee, the Creditors’ Committee, or the FCR, such provisions shall be in form and substance acceptable to the Opioid Claimants’ Committee, the Creditors’ Committee, or the FCR, as applicable; provided, further, that, the Confirmation Order shall include a finding by the Bankruptcy Court that the sale of Assets to the Purchaser Entities pursuant to the PSA shall be free and clear of all Claims, Interests, Liens, encumbrances, or liabilities of any kind, including rights or Claims based on successor or transferee liabilities, in each case, other than to the extent provided in the PSA;

(b) the RSA and the PSA shall be in full force and effect and shall not have been terminated, and the parties thereto shall be in compliance therewith;

(c) the Cash Collateral Order shall be in full force and effect and shall not have been terminated;

(d) the Disclosure Statement Order (in form and substance acceptable to the Debtors and the Required Consenting Global First Lien Creditors, and reasonably acceptable to the Committees and the FCR) shall have been entered and shall not have been reversed, stayed, amended, modified, dismissed, vacated, or reconsidered;

(e) the Rights Offering Order shall have been entered in form and substance acceptable to the Debtors and the Required Consenting Global First Lien Creditors and, with respect to any provisions (i) regarding the implementation of the GUC Rights Offering; or (ii) to the extent such provisions adversely affect the rights of the constituencies or members of the Creditors’ Committee in respect of the GUC Rights Offering, the Creditors’ Committee; and

(f) this Plan, the Plan Supplement, including all schedules, documents, supplements, and exhibits thereto, and the Scheme Circular, shall (i) have been filed in form and substance acceptable to the Debtors and the Required Consenting Global First Lien Creditors; provided, that, with respect to any provisions that materially and adversely affect the constituencies or members of the Opioid Claimants’ Committee, the Creditors’ Committee, the FCR, or the Endo EC, such provisions shall be in form and substance acceptable to the Opioid Claimants’ Committee, the Creditors’ Committee, the FCR, or the Endo EC, as applicable; provided, further, that, notwithstanding anything in this Section 11.1(f), the consent rights set forth in the definitions of the applicable Trust Documents shall govern solely with respect to such Trust Documents; (ii) be consistent in all material respects with the UCC Resolution, the OCC Resolution, the FCR Resolution, and the Public Opioid Distribution Documents; and (iii) be consistent in all material respects with the RSA.

Section 11.2 Conditions Precedent to the Effective Date

The following are conditions precedent to the Effective Date of this Plan:

(a) the Confirmation Order, which shall be in form and substance acceptable to the Debtors and the Required Consenting Global First Lien Creditors, and reasonably acceptable to the U.S. Government, the Endo EC, the Opioid Claimants’ Committee, the Creditors’ Committee, and the FCR, (provided, that, with respect to any provisions (i) regarding the implementation of the OCC Resolution, the UCC Resolution, and the FCR Resolution; or (ii) adversely affecting the constituencies or members of the Opioid Claimants’ Committee, Creditors’ Committee, the FCR, or the Endo EC, such provisions shall be in form and substance acceptable to the Opioid Claimants’ Committee, the Creditors’ Committee, the FCR, or the Endo EC, as applicable), shall have been entered by the Bankruptcy Court and shall be a Final Order and shall not be subject to any stay or subject to an unresolved request for revocation under section 1144 of the Bankruptcy Code;

(b) the Cash Collateral Order shall be in full force and effect and shall not have been terminated;

(c) the Scheme shall have been sanctioned by the Irish High Court;

(d) solely as it relates to the occurrence of the Effective Date in respect of the Canadian Debtors, the Canadian Plan Recognition Order shall have been granted by the Canadian Court, which Canadian Plan Recognition Order shall be (i) in form and substance acceptable to the Debtors and the Required Consenting Global First Lien Creditors; and (ii) a Final Order;

(e) the Debtors and the applicable Purchaser Entities shall have obtained all authorizations under any applicable law, consents, Regulatory Approvals, rulings, or documents that are necessary to implement and effectuate this Plan, including the Plan Transaction and any transactions contemplated hereby or by the PSA, including (i) any authorizations required under applicable antitrust law; and (ii) the sale of Assets to the Purchaser Entities pursuant to the PSA free and clear of all Claims, Interests, Liens, encumbrances, or liabilities of any kind (other than to the extent provided in the PSA). With respect to the Indian Subsidiaries, such “authorization” shall include the acknowledgement of filing of notice with the Competition Commission of India to the extent the “green channel” procedure is applicable in connection with the transfer of all membership interests of certain Debtors to certain Non-Debtor Affiliates and the transfer of all issued share capital or membership interests, as applicable, of certain Non-Debtor Affiliates, in each case, pursuant to the PSA, or, in all other cases, the approval of the Competition Commission of India in connection with the transactions contemplated hereby or by the PSA;

(f) the final version of this Plan and the Plan Documents, and all of the schedules, documents, and exhibits contained therein, and all other schedules, documents, supplements, and exhibits thereto, shall be consistent with the RSA and acceptable to the Debtors and the Required Consenting Global First Lien Creditors; provided, that, with respect to any such documents not separately defined herein, any provisions in such documents that materially and adversely affect the constituencies or members of the Committees, the FCR, and the Endo EC, as applicable, shall be reasonably acceptable to the Committees, the FCR, or the Endo EC, as applicable; provided, further, that, notwithstanding anything in this Section 11.2(f), the consent rights set forth in the definitions of the applicable Trust Documents shall govern solely with respect to such Trust Documents;

(g) the Debtors shall have paid in full (i) all professional fees and expenses of (1) the professionals retained by the Debtors, the Endo EC, the Opioid Claimants’ Committee, the Creditors’ Committee, and the FCR; and (2) the FCR, in each of clauses (1) and (2), subject to any applicable fee limitations, to the extent relating to prior periods through the Effective Date and approved by the Bankruptcy Court; and (ii) the Restructuring Expenses;

(h) no later than 10 Business Days prior to the Effective Date, the Debtors shall have deposited the Professional Fee Reserve Amounts in the Professional Fee Escrow Account;

(i) the RSA shall be in full force and effect and shall not have been previously terminated by the Debtors or the Ad Hoc First Lien Group in accordance with its terms and the Debtors and the Post-Emergence Entities, as applicable, shall have approved of or accepted any definitive documents contemplated by this Plan or any Plan Documents (including the Plan Supplement and the PSA) in accordance with their respective consent rights under the RSA;

(j) all conditions precedent to the consummation of the PSA (other than the occurrence of the Effective Date) shall have been satisfied or waived by the party or parties entitled to waive such conditions in accordance with the terms of the PSA;

(k) the PSA shall be in full force and effect and binding on all parties thereto and the execution of the Ancillary Agreements (as defined in the PSA) shall have occurred;

(l) the closing of the Plan Transaction pursuant to the PSA shall have occurred or shall be contemplated to occur simultaneously with the occurrence of the Effective Date;

(m) all actions, documents, certificates, and agreements necessary to implement this Plan, including the Plan Transaction, shall have been effected or executed and delivered to the required parties and, to the extent required, filed with the applicable Governmental Authorities in accordance with applicable laws;

(n) the Trusts shall have been created by the execution of the applicable Trust Documents;

(o) the U.S. Government Resolution Documents shall (i) have been or be deemed to be executed and delivered, and any conditions precedent to the effectiveness thereof shall have been satisfied or waived in accordance with the terms thereof; and (ii) be in full force and effect and binding upon the applicable parties as set forth therein;

(p) the Exit Financing Documents shall (i) have been (or deemed to be) executed and delivered, and any conditions precedent to effectiveness therein have been satisfied or waived in accordance therewith; and (ii) be in full force and effect and binding upon the Purchaser Obligors and any other relevant parties as set forth in the Exit Financing Documents; and

(q) unless waived or terminated in accordance with the terms thereof or of this Plan, (i) the Rights Offering Order shall have been entered and be in full force and effect; (ii) the applicable Rights Offering Documents shall have been or shall be deemed to be executed and delivered, and any conditions precedent to the effectiveness thereof as set forth therein shall have been satisfied or waived in accordance therewith; and (iii) all applicable payments, premiums, and fees due under the Rights Offering Documents (including the Backstop Premiums) shall have been paid or shall be paid contemporaneously with the occurrence of the Effective Date, in each case, in full, in Cash or in Purchaser Equity, as applicable.

Section 11.3 Waiver of Conditions Precedent

(a) Each of the conditions precedent to Confirmation of this Plan and to the Effective Date set forth in this Article XI, other than the condition precedent set specified in Section 11.2(c), may be waived without leave or order of the Bankruptcy Court if waived in writing by the Debtors with the consent of (i) the Required Consenting Global First Lien Creditors; (ii) the Opioid Claimants’ Committee, solely with respect to (1) any conditions set forth in the PPOC Trust Documents; and (2) any items set forth in this Plan which are not documents, which require the consent of the Opioid Claimants’ Committee; (iii) the Creditors’ Committee, solely with respect to (1) any conditions set forth in the GUC Trust Documents; and (2) any items set forth in this Plan which are not documents, which require the consent of the Creditors’ Committee; and (iv) the FCR, solely with respect to (1) any conditions set forth in the Future PI Trust Documents; and (2) any items set forth in this Plan which are not documents, which require the consent of the or the FCR, in each case, without leave of or order of the Bankruptcy Court; provided, however, that Section 11.2(g) and (h) may not be waived. The conditions precedent specified in Section 11.2(c) may be waived in writing by the Required Consenting Global First Lien Creditors in their sole, absolute, and unfettered discretion. If any such condition precedent is waived pursuant to this Section 11.3 and the Effective Date occurs, each party agreeing to waive such condition precedent shall be estopped from withdrawing such waiver after the Effective Date or otherwise challenging the occurrence of the Effective Date on the basis that such condition was not satisfied, the waiver of such condition precedent shall benefit from the “equitable mootness” doctrine, and the occurrence of the Effective Date shall foreclose any ability to challenge this Plan in any court. If this Plan is confirmed for fewer than all of the Debtors, only the conditions applicable to the Debtors or Debtor for which this Plan is confirmed must be satisfied or waived for the Effective Date to occur.

(b) Except as otherwise provided herein, all actions required to be taken on the Effective Date shall take place and shall be deemed to have occurred simultaneously and no such action shall be deemed to have occurred prior to the taking of any other such action.

Section 11.4 Effect of Failure of a Condition

If the Effective Date does not occur, this Plan shall be null and void in all respects and nothing contained in this Plan, any Plan Document, or the Disclosure Statement shall: (a) constitute a waiver or release of any Claims against or Interests in the Debtors; (b) prejudice in any manner the rights of the Debtors, any holders of Claims, or any other Person; (c) prejudice or be used in connection with or in opposition to the Debtors’ pursuit of, or the Debtors’ ability to pursue, any alternative restructuring structure or transaction; or (d) constitute a factual or legal admission, acknowledgment, offer, or undertaking by the Debtors, any holders, or any other Person in any respect.

ARTICLE XII

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THIS PLAN

Section 12.1 Modification and Amendments

Except as otherwise specifically provided herein, the Debtors reserve the right to modify this Plan as to material terms and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not re-solicit votes on such modified Plan. Subject to certain restrictions and requirements set forth in the RSA, section 1127 of the Bankruptcy Code, Bankruptcy Rule 3019, and any restrictions on modifications set forth in this Plan or the Plan Documents, without additional disclosure pursuant to section 1125 of the Bankruptcy Code (except as otherwise ordered by the Bankruptcy Court), the Debtors expressly reserve their rights to alter, amend, or modify materially this Plan with respect to the Debtors one or more times after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify this Plan or remedy any defect or omission, or reconcile any inconsistencies in this Plan, the Disclosure Statement, the Confirmation Order, or any other Plan Documents in such matters as may be necessary to carry out the purposes and intent of this Plan; provided, that, such modification or amendment shall be reasonably acceptable to (a) the Creditors’ Committee, solely to the extent such modification or amendment materially and adversely affects (i) the Creditors’ Committee; (ii) the members or constituents thereof; (iii) holders of GUC Trust Channeled Claims;

or (iv) the GUC Trust Consideration; (b) the Opioid Claimants’ Committee, solely to the extent such modification or amendment materially and adversely affects (i) the Opioid Claimants’ Committee; (ii) the members or constituents thereof; (iii) holders of Present Private Opioid Claims; or (iv) the PPOC Trust Consideration; (c) the FCR, solely to the extent such modification or amendment materially and adversely affects (i) the FCR; (ii) the constituents thereof; (iii) holders of Future PI Claims; or (iv) the Future PI Trust Consideration; and (d) the Endo EC, solely to the extent such modification or amendment materially and adversely affects the treatment of holders of State Opioid Claims. Prior to the Effective Date, the Debtors may make appropriate technical adjustments and modifications to this Plan without further order or approval of the Bankruptcy Court. The Ad Hoc First Lien Group, the Committees, and the FCR shall be provided notice (in advance, to the extent reasonably practicable) of all modifications to this Plan.

Section 12.2 Effect of Confirmation on Modifications

Entry of a Confirmation Order shall mean that all modifications or amendments to this Plan occurring after the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure pursuant to section 1125 of the Bankruptcy Code or re-solicitation under Bankruptcy Rule 3019.

Section 12.3 Revocation or Withdrawal of This Plan

The Debtors reserve the right to revoke or withdraw this Plan prior to the Effective Date as to any or all of the Debtors. If, with respect to a Debtor, this Plan has been revoked or withdrawn prior to the Effective Date, or if Confirmation or the occurrence of the Effective Date as to such Debtor does not occur, then, with respect to such Debtor: (a) this Plan shall be null and void in all respects; (b) any settlement, resolution, or compromise embodied in this Plan (including the fixing or limiting to an amount of any Claim or Interest or Class of Claims or Interests and including with respect to Trust Channeled Claims), assumption or rejection of Executory Contracts or Unexpired Leases affected by this Plan, and any document or agreement executed pursuant to this Plan shall, in each case, be deemed null and void; and (c) nothing contained in this Plan shall (i) constitute a waiver or release of any Claim by or against, or any Interest in, such Debtor or any other Person; (ii) prejudice in any manner the rights of such Debtor, any holders of Claims, or any other Person; (iii) prejudice or be used in connection with or in opposition to such Debtor’s pursuit of, or such Debtor’s ability to pursue, any alternative restructuring structure or transaction; or (iv) constitute a factual or legal admission, acknowledgment, offer, or undertaking by such Debtor, any holders, or any other Person in any respect; provided, that, any Restructuring Expenses paid as of the applicable date of revocation or withdrawal of this Plan, as applicable, shall not be subject to disgorgement or repayment other than pursuant to an Order of the Bankruptcy Court.

ARTICLE XIII

RETENTION OF JURISDICTION

Section 13.1 Retention of Jurisdiction

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, except as otherwise provided herein or as required by applicable federal law, the Bankruptcy Court shall retain jurisdiction over the Chapter 11 Cases and all matters arising out of or related to the Chapter 11 Cases and this Plan pursuant to sections 105(a) and 1124 of the Bankruptcy Code, including jurisdiction to:

(a) Allow, Disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Expense Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or Allowance of Claims; provided, that, with respect to Trust Channeled Claims, the foregoing shall be subject, in each case, to the provisions of the applicable Trust Documents;

(b) decide and resolve all matters related to the Fee Claims;

(c) resolve any matters related to: (i) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which the Debtors are party or with respect to which a Debtor may be liable in any manner and to hear, determine, and, if necessary, liquidate any Claims arising therefrom, including Claims based on the Debtors’ rejection of Executory Contracts or Unexpired Leases, Claims based on Cure Amounts pursuant to section 365 of the Bankruptcy Code, or any other matter related to such Executory Contract or Unexpired Lease; (ii) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed or assumed and assigned, as applicable, including, for the avoidance of doubt, any contract with a non-Debtor counterparty which counterparty is a Co-Defendant or a Settling Co- Defendant (in each case, subject to the terms of this Plan); and (iii) any dispute regarding whether a contract or lease is or was an Executory Contract or Unexpired Lease, as applicable;

(d) ensure that Distributions to holders of Allowed Claims and Allowed Interests are accomplished pursuant to the provisions of this Plan;

(e) adjudicate, decide, or resolve any motions, adversary proceedings, contested, or litigated matters, and any other matters, and grant or deny any applications involving a Debtor (including, without limitation, Endo Ventures Unlimited Company v. Taiwan Liposome Company, Ltd. (Adv. Proc. No. 23-07031 (JLG))) that may be pending on the Effective Date;

(f) adjudicate, decide, or resolve any and all matters related to any Cause of Action, including, with respect to the GUC Trust Litigation Consideration and GUC Trust Channeled Claims, to the extent set forth in the GUC Trust Documents;

(g) adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

(h) resolve any avoidance or recovery actions under sections 105, 502(d), 542 through 551, and 553 of the Bankruptcy Code;

(i) resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the consummation, interpretation, or enforcement of this Plan or any Person’s obligations incurred in connection with this Plan;

(j) issue injunctions, enter, and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Person with consummation or enforcement of this Plan, including enforcing the Plan Injunction, the Channeling Injunction, and any other injunction issued pursuant to this Plan and the Confirmation Order;

(k) enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan, the Confirmation Order, and any agreements and documents in connection with or contemplated by this Plan, the Confirmation Order, the PSA, and the Disclosure Statement;

(l) enter and enforce any order providing for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

(m) resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the discharge, releases, injunctions, exculpations, indemnifications, and other provisions contained in this Plan and any other Plan Document and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

(n) resolve any cases, controversies, suits, disputes, Claims, or Causes of Action with respect to the repayment or return of any Distribution and/or the recovery of any additional amounts owed by any holder of a Claim or Interest for amounts not timely paid;

(o) enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

(p) adjudicate any and all disputes arising from or relating to Distributions under this Plan; provided, that, any disputes arising from or relating to Distributions by a Trust shall be resolved and/or adjudicated pursuant to the applicable Trust Documents;

(q) adjudicate, decide, or resolve any and all disputes related to the Rights Offerings, the Backstop Commitment Agreements, the Exit Financing, the Trusts (except as provided in the Trust Documents), and any of the documents governing or contemplated by each of the foregoing;

(r) consider any modifications of this Plan to (i) remedy any defect or omission; or (ii) reconcile any inconsistency in this Plan and any order of the Bankruptcy Court (including the Confirmation Order or the Disclosure Statement);

(s) determine requests for payment of Claims and Interests entitled to priority under section 507 of the Bankruptcy Code;

(t) recover all Assets of the Debtors and property of the Estates, wherever located;

(u) enter a final decree closing each of the Chapter 11 Cases;

(v) resolve any dispute concerning whether a Person or Entity had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, any applicable Bar Date, or any deadline for responding or objecting to a Cure Amount, in each case, for the purpose of determining whether a Claim or Interest is discharged hereunder or for any other purpose;

(w) hear and determine matters concerning state, local, and federal Taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(x) enforce all orders previously entered by the Bankruptcy Court;

(y) hear and determine any other matters related to the Chapter 11 Cases and not inconsistent with the Bankruptcy Code or title 28 of the United States Code;

(z) hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of this Plan, the Confirmation Order, and any other Plan Document, including disputes arising under agreements, documents, or instruments executed in connection with the foregoing; and

(aa) determine any other matters that may arise in connection with or relating to the Plan, the PSA, the Disclosure Statement, the Confirmation Order, any other Plan Document, or any other agreement or document created in connection with the foregoing or contemplated hereby or by any of the foregoing.

(bb) All of the foregoing applies following the Effective Date; provided, that, from the Confirmation Date through the Effective Date, in addition to the foregoing, the Bankruptcy Court shall retain jurisdiction with respect to all other matters of this Plan that were subject to its jurisdiction prior to the Confirmation Date; provided, further, that, following the Effective Date, (i) the Bankruptcy Court shall not retain jurisdiction over disputes concerning documents contained in the Plan Supplement or other definitive documents that include jurisdictional, forum selection, and/or dispute resolution clauses referring disputes thereunder to a court other than the Bankruptcy Court, and any disputes concerning such documents shall be governed in accordance with the applicable provisions thereof; (ii) the Bankruptcy Court shall not retain jurisdiction over matters arising out of or relating to each of the Exit Financing Documents, the Voluntary Opioid Operating Injunction, and the Corporate Governance Documents, which shall each be governed by the respective jurisdictional provisions therein or applicable thereto; (iii) in the event the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction, or is otherwise without jurisdiction over any matter arising in, arising under, or relating to the Chapter 11 Cases, including the matters set forth in this Article XIII, the provisions of this Article XIII shall have no effect on and shall not control, limit, or prohibit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

ARTICLE XIV

MISCELLANEOUS PROVISIONS

Section 14.1 Immediate Binding Effect

Subject to Article XI of this Plan, and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or any other Bankruptcy Rule, upon the occurrence of the Effective Date, the terms of this Plan, the Plan Supplement, and all other Plan Documents shall be immediately effective and enforceable and deemed binding upon the Debtors, their Estates, the Post-Emergence Entities, the Trusts, and any and all holders of Claims or Interests (irrespective of whether such Claims or Interests are Impaired under this Plan and whether holders of such Claims or Interests have accepted or are presumed to have accepted or rejected or deemed to reject this Plan), all Persons that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in this Plan, each Person acquiring property under this Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases.

Section 14.2 Statutory Fees

All Statutory Fees due and payable prior to the Effective Date shall be paid by the Debtors or the applicable Post-Emergence Entities. On and after the Effective Date, the applicable Post-Emergence Entities shall pay any and all Statutory Fees when due and payable, and shall file with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the U.S. Trustee. Each Debtor or Post-Emergence Entity, as applicable, shall remain obligated to pay quarterly fees to the U.S. Trustee until the earliest of that particular Debtor’s, or Post-Emergence Entity’s, as applicable, Chapter 11 Case being closed, dismissed, or converted to a case under Chapter 7 of the Bankruptcy Code.

Section 14.3 Request for Expedited Determination of Taxes

The Debtors shall have the right to request an expedited determination under section 505(b) of the Bankruptcy Code with respect to tax returns filed, or to be filed, for any and all taxable periods ending after the Petition Date through the Effective Date.

Section 14.4 Additional Documents

On or before the Effective Date and subject to the terms of this Plan, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan. The Debtors or the Post-Emergence Entities, as applicable, the Trusts, all holders of Claims or Interests, and all other parties in interest in the Chapter 11 Cases shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of this Plan or the Confirmation Order.

Section 14.5 Reservation of Rights

This Plan shall have no force or effect unless and until the Bankruptcy Court enters the Confirmation Order. None of this Plan, the Plan Supplement, any other Plan Document, any statement or provision contained in this Plan, nor any action taken or not taken by any Debtor with respect to this Plan, the Disclosure Statement, the Plan Supplement, or any other Plan Document shall be or shall be deemed to be a factual or legal admission or waiver of any rights of any Debtor with respect to the holders of Claims or Interests before the Effective Date.

Section 14.6 Successors and Assigns

The rights, benefits, and obligations of any Person named or referred to in this Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign, affiliate, officer, director, manager, agent, representative, attorney, beneficiary, or guardian, if any, of each such Person.

Section 14.7 No Successor Liability

Except as otherwise expressly provided in this Plan, the PSA, or the Confirmation Order, each of the Remaining Debtors, the Purchaser Entities, and the Trusts (other than the GUC Trust solely for purposes of pursuing the GUC Trust Litigation Claims), (a) does not, and shall not be deemed to, assume, agree to perform, pay, or otherwise assume any responsibility for any liabilities or obligations of the Debtors or any other Person relating to or arising out of the Debtors’ operations or Assets prior to the Effective Date; (b) is not, shall not be, and shall not be deemed to be, a successor to the Debtors by reason of any theory of law or equity, or responsible for the knowledge or conduct of any Debtor prior to the Effective Date; and (c) shall not have any successor or transferee liability of any kind or character.

Section 14.8 Service of Documents

(a) All pleadings, notices, requests, or other documents required by this Plan to be served or delivered shall be in writing (including by email transmission) and, unless otherwise provided herein, shall be deemed to have been duly given or made only when actually delivered, addressed as follows:

If to the Debtors:

Endo International plc

1400 Atwater Drive

Malvern, Pennsylvania 19355-60179

Attention:     Matthew Maletta (Maletta.Matthew@endo.com)

                     Brian Morrissey (Morrissey.Brian@endo.com)

– and –

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention:     Paul D. Leake (paul.leake@skadden.com)

                     Lisa Laukitis (lisa.laukitis@skadden.com)

                     Shana A. Elberg (shana.elberg@skadden.com)

                     Evan A. Hill (evan.hill@skadden.com)

If to the Ad Hoc First Lien Group:

Gibson Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attention:     Scott Greenberg (SGreenberg@gibsondunn.com)

                     Michael J. Cohen (MCohen@gibsondunn.com)

                     Joshua K. Brody (JBrody@gibsondunn.com)

                     Christina M. Brown (christina.brown@gibsondunn.com)

If to the Creditors’ Committee:

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, New York 10036

Attention:     Kenneth H. Eckstein (keckstein@kramerlevin.com)

                     Rachael L. Ringer (rringer@kramerlevin.com)

                     David E. Blabey, Jr. (dblabey@kramerlevin.com)

                     Megan M. Wasson (mwasson@kramerlevin.com)

If to the Opioid Claimants’ Committee:

Cooley LLP

55 Hudson Yards

New York, NY 10001

Attention:     Cullen D. Speckhart, Esq. (cspeckhart@cooley.com)

                     Summer M. McKee, Esq. (smckee@cooley.com)

– and –

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036-6745

Tel: (212) 872-1000

Attention:    Arik Preis (apreis@akingump.com)

                     Mitchell P. Hurley (mhurley@akingump.com)

                     Theodore James Salwen (jsalwen@akingump.com)

                     Brooks Barker (bbarker@akingump.com)

2001 K Street NW

Washington, DC 20006

Attention:    Kate Doorley (kdoorley@akingump.com)

If to the FCR:

Frankel Wyron LLP

2101 L St., NW

Suite 300

Washington, D.C., 20037

Attention:     Roger Frankel, Esq. (rfrankel@frankelwyron.com)

                     Richard H. Wyron, Esq. (rwyron@frankelwyron.com)

– and –

Young Conaway Stargatt & Taylor, LLP

Rodney Square

1000 North King Street

Wilmington, Delaware 19801

Attention:     James L. Patton, Jr., Esq. (jpatton@ycst.com)

                     Robert Brady, Esq. (rbrady@ycst.com)

                     Edmon Morton, Esq. (emorton@ycst.com)

If to the Endo EC:

Pillsbury Winthrop Shaw Pittman LLP

31 West 52nd Street

New York, NY 10019

Attention:     Andrew Troop (andrew.troop@pillsburylaw.com)

                     Hugh McDonald (hugh.mcdonald@pillsburylaw.com)

                     Andrew Alfano (andrew.alfano@pillsburylaw.com)

(b) After the Effective Date, any pleading, notice, or other document required by this Plan or any Plan Document to be served or delivered to the Debtors or the Post-Emergence Entities shall be served in accordance with the notice of the entry of the Confirmation Order and the notice of the occurrence of the Effective Date, which shall be filed by the applicable Post-Emergence Entities in the Chapter 11 Cases on or as soon as reasonably practicable following the Effective Date.

(c) After the Effective Date, the applicable Post-Emergence Entities may, in their sole discretion, notify Persons that, in order to continue receiving documents pursuant to Bankruptcy Rule 2002, such Persons must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the applicable Post-Emergence Entities are authorized to limit the list of Persons receiving documents pursuant to Bankruptcy Rule 2002 to those Persons who have filed such renewed requests.

Section 14.9 Entire Agreement

On the Effective Date, this Plan, the Plan Supplement, the Confirmation Order, the other Plan Documents, and all documents contemplated by each of the foregoing, shall supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into this Plan.

Section 14.10 Severability of Plan Provisions

If, before Confirmation of this Plan, any term or provision of this Plan is held by the Bankruptcy Court or any other court exercising jurisdiction to be invalid, void, or unenforceable, the Bankruptcy Court or such other court exercising jurisdiction shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of this Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination of, and shall provide that, each term and provision of this Plan, as it may have been altered or interpreted in accordance with this Section 14.10, is (a) valid and enforceable pursuant to its terms; (b) integral to this Plan and may not be deleted or modified without the consent of the Debtors or the applicable Post-Emergence Entities (as the case may be) and the Required Consenting Global First Lien Creditors; and (c) nonseverable and mutually dependent.

Section 14.11 Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in this Plan. After the exhibits and documents are filed, copies of such exhibits and documents shall be available (a) at the Bankruptcy Court’s website at https://ecf.deb.uscourts.gov; or (b) on the Debtors’ case website at https://restructuring.ra.kroll.com/Endo.

Section 14.12 Waiver or Estoppel

Each holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, Secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in this Plan, the Disclosure Statement, the RSA, or papers filed with the Bankruptcy Court prior to the Confirmation Date.

Section 14.13 Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on this Plan in good faith and in compliance with the Bankruptcy Code and any applicable non-bankruptcy law, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors, and their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors (including any Persons in any analogous roles under applicable law), advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Plan securities offered and sold under this Plan, and, therefore, will have no liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on this Plan.

Section 14.14 Conflicts

Except as set forth in this Plan, to the extent that any provision of the Disclosure Statement or any order (other than the Confirmation Order) referenced in this Plan (or any exhibits, schedules, appendices, supplements, or amendments to any of the foregoing) conflicts with or is in any way inconsistent with any provision of this Plan, this Plan shall govern and control; provided, that, in the event of any conflict or inconsistency between the terms of this Plan and any Trust Documents, the terms of the applicable Trust Document shall control. To the extent that any provision of this Plan or the Plan Supplement conflicts with or is in any way inconsistent with any provision of the Confirmation Order, the Confirmation Order shall govern and control.

Section 14.15 Dissolution of the Committees; Termination of FCR Appointment

(a) On the Effective Date, the Committees shall dissolve, and each of the members thereof and each Professional retained thereby shall be released and discharged from all rights, duties, responsibilities, and obligations arising from, or related to, the Debtors, their membership on such Committee, this Plan, or the Chapter 11 Cases, provided, that, following the Effective Date, the Committees shall continue in existence and have standing and a right to be heard for the following limited purposes: (a) with respect to any matters concerning any Fee Claims held or asserted by any Professional retained by the Committees; and (b) any appeals of the Confirmation Order or other appeals to which the Committees are a party. For the avoidance of doubt, any amounts owed to any Professional retained by the Committees incurred pursuant to this Section 14.15(a) shall be paid by the Purchaser Entities; provided, however, that, any amounts incurred for the preparation and filing of any final fee applications shall be paid up to a maximum amount to be reasonably agreed in good faith (and which shall be based on all of the relevant facts and circumstances), between the Purchaser Entities and the applicable Committee prior to the Confirmation Hearing.

(b) On the Effective Date, the FCR’s pre-Effective Date appointment pursuant to the FCR Order shall terminate, the FCR and each Professional retained by the FCR shall be released and discharged from all rights, duties, responsibilities, and obligations arising from, or related to, the Debtors, this Plan, or the Chapter 11 Cases; provided, however, that, following the Effective Date, the FCR shall have standing and a right to be heard for the following limited purposes: (i) with respect to any matters concerning any Fee Claims held or asserted by any Professionals retained by the FCR; and (ii) any appeals (1) of the Confirmation Order; or (2) to which the FCR is a party. For the avoidance of doubt, any amounts owed to any Professional retained by the FCR incurred pursuant to this Section 14.15(b) shall be paid by the Purchaser Entities; provided, however, that, any amounts incurred for the preparation and filing of any final fee applications shall be paid up to a maximum amount to be reasonably agreed in good faith (and which shall be based on all of the relevant facts and circumstances), between the Purchaser Entities and the FCR prior to the Confirmation Hearing.

Dated: December 19, 2023

ENDO INTERNATIONAL PLC on behalf of itself and its Debtor affiliates

/s/ Mark Bradley
Name: Mark Bradley
Title: Chief Financial Officer

[Signature Page to Joint Chapter 11 Plan of Reorganization]

Exhibit A-2

Certain Agreed Revisions to Plan Filed at Docket No. 3355

The Plan remains subject to continuing negotiations and the attached revisions are not intended to comprehensively address all open issues. Indeed, subject to the terms of this Agreement, the final version of the Plan may contain additional material revisions. For the avoidance of doubt, neither the Debtors nor the Required Consenting Global First Lien Creditors has consented to any version of the Plan as the final form, and the respective rights of the foregoing with respect to the Plan and all related documents is expressly preserved and reserved.

certiorari that has been, or may be, filed has been resolved by the highest court to which such order or judgment could be appealed or from which certiorari could be sought, or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order or judgment, or has otherwise been dismissed with prejudice; provided, however, that, the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure or any comparable rule may be filed relating to such order or judgment shall not cause such order or judgment to not be a Final Order.

1.1.137 “Firm” has the meaning set forth in the Disclosure Statement Order.

1.1.138 “First A&R RSA” means the Amended and Restated Restructuring Support Agreement filed with the Bankruptcy Court on March 24, 2023 [Docket No. 1502].

1.1.139 “First Lien Accrued and Unpaid Adequate Protection Payments” means the accrued and unpaid First Lien Adequate Protection Payments through and including the Effective Date payable in respect of the applicable Allowed First Lien Claim pursuant to the Cash Collateral Order.

1.1.140 “First Lien Adequate Protection Payments” has the meaning set forth in the Cash Collateral Order.

1.1.141 “First Lien Agent” means JP Morgan Chase Bank, N.A., in its capacity as administrative agent under the First Lien Credit Agreement.

1.1.142 “First Lien Backstop Commitment Agreement” means the Amended & Restated Backstop Commitment Agreement with Respect to the First Lien Creditor Offering, dated as of ~~May  9~~December 28, 2023, as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with its terms. For the avoidance of doubt, no Debtor or Non- Debtor Affiliate was a party to the ~~First Lien~~ Backstop Commitment Agreement with Respect to the First Lien Creditor Offering, dated as of May 9, 2023 and, notwithstanding anything herein to the contrary, no Debtor or Non-Debtor Affiliate has any obligation to any Person under such agreement and no such obligations are created or implied thereby.

1.1.143 “First Lien Backstop Commitment Parties” means the Consenting First Lien Creditors party to the First Lien Backstop Commitment Agreement.

1.1.144 “First Lien Backstop Commitment Premium” means, collectively, the “Commitment Premium” and the “Additional Premium,” each as defined in the First Lien Backstop Commitment Agreement.

1.1.145 “First Lien Claims” means any and all Claims on account of Prepetition First Lien Indebtedness, including, without limitation, any Make-Whole Claims.

1.1.146 “First Lien Collateral Trustee” means Wilmington Trust, National Association, in its capacity as collateral trustee under that certain Collateral Trust Agreement, dated as of April 27, 2017, as amended, restated, amended and restated, supplemented, or otherwise modified from time to time.

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1.1.147 “First Lien Credit Agreement” means that that certain amended and restated credit agreement, dated as of March 25, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), among Endo International, plc, Endo Luxembourg Finance Company I S.à r.l, and Endo LLC, the First Lien Agent, JP Morgan Chase Bank, N.A., in its capacity as swingline lender and issuing bank, and certain Prepetition First Lien Lenders, together with all other documentation executed in connection therewith, including, without limitation, the Collateral Documents (as defined in the First Lien Credit Agreement) and each other Loan Document (as defined in the First Lien Credit Agreement) executed in connection therewith.

1.1.148 “First Lien Credit Agreement Claims” means the First Lien Claims arising under the First Lien Credit Agreement.

1.1.149 “First Lien Creditors” means holders of Allowed First Lien Claims.

1.1.150 “First Lien ERO Amount” means $340 million.

1.1.151 “ First Lien ERO Enterprise Value” means $3.275 billion.

~~1.1.151~~1.1.152 “First Lien Notes” means any notes issued pursuant to the First Lien Notes Indentures.

~~1.1.152~~1.1.153 “First Lien Notes Claims” means the First Lien Claims arising under the First Lien Notes Indentures.

~~1.1.153~~1.1.154 “First Lien Notes Indenture Trustee” means Computershare Trust Company, National Association (as successor trustee to Wells Fargo Bank, National Association), as indenture trustee under each of the First Lien Notes Indentures.

~~1.1.154~~1.1.155 “First Lien Notes Indentures” mean (a) that certain Indenture, dated as of April 27, 2017, for the 5.875% Senior Secured Notes due 2024, by and among Endo Designated Activity Company, Endo Finance LLC, and Endo Finco Inc., as issuers, each of the guarantors party thereto, and the First Lien Notes Indenture Trustee; (b) that certain Indenture, dated as of March 28, 2019, for the 7.500% Senior Secured Notes due 2027, by and among Par Pharmaceutical, Inc., as issuer, each of the guarantors party thereto, and the First Lien Notes Indenture Trustee; and (c) that certain Indenture, dated as of March 25, 2021, for the 6.125% Senior Secured Notes due 2029, by and among Endo Luxembourg Finance Company I S.à r.l. and Endo U.S. Inc., as issuers, each of the guarantors party thereto, and the First Lien Notes Indenture Trustee, in each case, together with all other related documents, instruments, and agreements, and as each may be supplemented, amended, restated, or otherwise modified from time to time.

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of an Allowed Generics Price Fixing Claim in exchange for such holder granting the GUC Releases, such provisions shall be acceptable to the Debtors, the Required Consenting Global First Lien Creditors, and the Creditors’ Committee; and (b) the allocation of the Generics Price Fixing Claims Trust Consideration, such allocation shall be acceptable to the Creditors’ Committee and reasonably acceptable to the Debtors and the Required Consenting Global First Lien Creditors. The Generics Price Fixing Claims Trust Documents shall be drafted in accordance with this Plan, the Confirmation Order, and the UCC Resolution Term Sheet, and shall be filed pursuant to the Distribution Sub-Trust Approval Process.

~~1.1.188~~1.1.189 “Generics Price Fixing Claims Trustee” means the Person identified as serving in such capacity in the Generics Price Fixing Claims Trust Agreement and any successors or replacements duly appointed in accordance with the Generics Price Fixing Trust Documents.

~~1.1.189~~1.1.190 “Generics Price Fixing MDL” means the case of In re Generics Pharmaceuticals Pricing Antitrust Litigation, 16-MD2724 (E.D. Pa.) (MDL 2724).

1.1.191 “ GoldenTree” means GoldenTree Asset Management LP or its Affiliates.

~~1.1.190~~1.1.192 “Governmental Authority” means any United States or non-United States national, federal, provincial, territorial, state, municipal, or local governmental, regulatory or administrative authority, agency, court or commission, or any other judicial or arbitral body (including, without limitation, the Bankruptcy Court), and including any “governmental unit” as defined in section 101(27) of the Bankruptcy Code.

~~1.1.191~~1.1.193 “Governmental Bar Date” means May 31, 2023, at 5:00 p.m. (prevailing Eastern time).

~~1.1.192~~1.1.194 “GST/HST” means any goods and services tax and harmonized sales tax payable under Part IX of the ETA (including, for greater certainty, the provincial component of any harmonized sales tax).

~~1.1.193~~1.1.195 “GUC Backstop Commitment Agreement” means the Amended and Restated Backstop Commitment Agreement with Respect to the Unsecured Creditor Offering, dated as of ~~April  24~~December 28, 2023, as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with its terms. For the avoidance of doubt, no Debtor or Non-Debtor Affiliate was a party to the ~~GUC~~ Backstop Commitment Agreement with Respect to the Unsecured Creditor Offering, dated as of April 24, 2023 and, notwithstanding anything herein to the contrary, no Debtor or Non-Debtor Affiliate has any obligation to any Person under such agreement and no such obligations are created or implied thereby.

~~1.1.194~~1.1.196 “GUC Backstop Commitment Parties” means the Consenting First Lien Creditors party to the GUC Backstop Commitment Agreement.

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practicing and who was not employed by such medical facility/-ies at any time between 1997 and 2022.

~~1.1.259~~1.1.261 “India Internal Reorganization” means the transactions described as “Step 4” of Exhibit 1 to the Order Authorizing the Internal Reorganization Transaction [Docket No. 2559, Ex. 1, ECF p. 6], which result in the structure depicted in the summary graphic on the following page of the same presentation (ECF p. 7).

~~1.1.260~~1.1.262 “Indian Subsidiaries” means, collectively, Par Formulations Private Limited, Par Active Technologies Private Limited, and Par Biosciences Private Limited.

1.1.263 “Initial Directors “ means the seven directors comprising the Purchaser Parent Board immediately following the Effective Date in accordance with the terms of the RSA and the Corporate Governance Documents.

~~1.1.261~~1.1.264 “Insider” means an “insider” as defined in section 101(31) of the Bankruptcy Code.

~~1.1.262~~1.1.265 “Insurance Advisor Parties” means the Debtors’ primary insurance advisor and any applicable Affiliates, subsidiaries, or other related Entities or Persons (other than, for the avoidance of doubt, (a) with respect to the Non-GUC Releases, any directors (including any Persons in analogous roles under applicable law), officers, or employees of the Debtors that are Non-GUC Released Parties; and (b) with respect to the GUC Releases, any directors (including any Persons in analogous roles under applicable law), officers, or employees of the Debtors that are GUC Released Parties).

~~1.1.263~~1.1.266 “Intercompany Claims” means any and all Claims held by a Debtor against another Debtor or Non-Debtor Affiliate.

~~1.1.264~~1.1.267 “Intercompany Interests” means Interests in any Debtor held by a Debtor or a Non-Debtor Affiliate.

~~1.1.265~~1.1.268 “Intercreditor Agreements” has the meaning set forth in the Cash Collateral Order.

~~1.1.266~~1.1.269 “Interest” means any equity security (as defined in section 101(16) of the Bankruptcy Code), including all shares, common stock, preferred stock, and other instruments, in each case, evidencing any fixed or contingent ownership interest, whether or not transferable, and any option, warrant, or other right, contractual or otherwise, to acquire any such interest, whether fully vested or vesting in the future, including equity and equity-based incentives, grants, and other instruments issued, granted or promised to be granted to current or former employees, directors, officers, or contractors. “Interest” also includes any Claim that is determined to be subordinated to the status of an equity security (as defined in section 101(16) of the Bankruptcy Code) by Final Order of the Bankruptcy Court, whether under general principles of equitable subordination, section 510(b) of the Bankruptcy

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Documents providing for an increase in the amount of any Distribution to be made to a holder of an Allowed Mesh Claim in exchange for such holder granting the GUC Releases, such provisions shall be acceptable to the Debtors, the Required Consenting Global First Lien Creditors, and the Creditors’ Committee; and (b) the allocation of the Mesh Claims Trust Consideration, such allocation shall be acceptable to the Creditors’ Committee and reasonably acceptable to the Debtors and the Required Consenting Global First Lien Creditors. The Mesh Claims Trust Documents shall be drafted in accordance with this Plan, the Confirmation Order, and the UCC Resolution Term Sheet, and shall be filed in accordance with the Distribution Sub-Trust Approval Process.

~~1.1.294~~1.1.297 “Mesh Claims Trustee” means the Person identified as serving in such capacity in the Mesh Trust Agreement and any successors or replacements duly appointed in accordance with the Mesh Claims Trust Documents.

~~1.1.295~~1.1.298 “MIFID II” means the EU Markets in Financial Instruments Directive 2014 (Directive 2014/65/EU), as amended.

~~1.1.296~~1.1.299 “Minimum Trading Liquidity Threshold” means ~~[~~either (a) the average daily trading volume of Purchaser Equity (expressed as dollar value of shares traded) over the Trading Liquidity Testing Period in an amount that is at least $~~[•]~~3 million; or (b) the average daily trading volume of Purchaser Equity (expressed as number of shares traded) over the Trading Liquidity Testing Period in an amount equal to ~~[•]~~0.35% of outstanding shares of Purchaser Equity~~]~~.

~~1.1.297~~1.1.300 “MIP Reserve” means 4.5% of fully diluted Purchaser Equity to be issued to management and other key employees of the Purchaser Entities in the form of equity-based awards pursuant to the Management Incentive Plan.

~~1.1.298~~1.1.301 “Monitor” means the monitor appointed pursuant to that certain Order (I) Appointing R. Gil Kerlikowske as Monitor for Voluntary Operating Injunction and (II) Approving the Monitor’s Employment of Saul Ewing as Counsel at the Cost and Expense of the Debtors [Docket No. 1262], or any successor thereto appointed by the Bankruptcy Court prior to the Effective Date.

~~1.1.299~~1.1.302 “Monitor Term” means the term beginning on the Petition Date and ending on (a) the Effective Date; or (b) such other earlier date as may be agreed by the Endo EC and, in consultation with the FCR, the Opioid Claimants’ Committee.

~~1.1.300~~1.1.303 “NAS” means (a) Neonatal Abstinence Syndrome; or (b) Neonatal Opioid Withdrawal Syndrome, the medical conditions identified by the International Classification of Diseases (ICD-10 or ICD-9) for the withdrawal from drugs at birth due to fetal opioid exposure, which can result in long-term medical, physical, cognitive, or emotional conditions.

~~1.1.301~~1.1.304 “NAS Additional Amount “ means $500,000 in Cash, to serve as part of the NAS PI Trust Share, which amount will be contributed by certain third parties.

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the Fallback Listing Determination Date, in which event the Purchaser TEV shall be measured based on the volume-weighted average price of the Purchaser Equity during the 30-day period ending on the trading day prior to the Fallback Listing Determination Date; and (ii) second, following the entry of the Purchaser TEV as determined pursuant to clause (i) above into the “TEV” row in the Net Debt Equity Split Adjustment Form, (1) if the resulting value in the cell “Adjusted Equity Split to Unsecured” in Net Debt Equity Split Adjustment Form exceeds 3.70%, then the amount of Escrowed Equity equal to (A) such value, minus (B) 3.70% shall be released from escrow and issued to the GUC Trust for distribution to holders of Allowed Second Lien Deficiency Claims and Allowed Unsecured Notes Claims (or, if practicable, in the joint determination of the GUC Trustee and Purchaser, issued directly to such holders as of the Effective Date through DTC), and the remaining Escrowed Equity shall be returned to the Purchaser Parent and cancelled; or (2) if the resulting value in the cell “Adjusted Equity Split to Unsecured” in the Net Debt Equity Split Adjustment Form is 3.70% or less, then all of the Escrowed Equity shall be returned to the Purchaser Parent and cancelled.11

~~1.1.315~~1.1.318 “Net Debt Equity Split Adjustment Form” means the following form:

Equity Split Adjustment Form

	Equity Value	$	[•]
	(+) Total Debt		[•]
	(+) Total Preferred Stock		[•]
	(-) Unrestricted Cash		[•]

A	TEV	$	[•]

	(-) Initial Exit Net Debt		(2,500)

	Initial Equity Value	$	[•]

	(x) Initial Equity Split to Unsecured		4.25%

B	Initial Equity Value to Unsecured	$	[•]

Adjustment:
A	TEV	$	[•]
	(-) Revised Exit Net Debt		(2,300)

C	Revised Equity Value	$	[•]

B	Initial Equity Value to Unsecured	$	[•]
C	(/) Revised Equity Value		[•]

	Adjusted Equity Split to Unsecured		[•] %

~~1.1.316~~1.1.319 “New Takeback Debt” means, to the extent applicable, new first lien secured takeback debt deemed to be incurred by the Purchaser Obligors as of the Effective Date.

1.1.320 “Nominated Directors” means (i) one Initial Director nominated by GoldenTree; and (ii) one Initial Director nominated by GoldenTree that is independent and not an employee of GoldenTree.

[11]	For the avoidance of doubt, the Net Debt Equity Split Adjustment is premised on, and applicable only if, the net debt of the Purchaser Entities on the Effective Date is no more than $2.3 billion.

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1.1.321 “ Nominating and Selection Committee” means a nominating and selection committee related to selection of the initial Purchaser Parent Board to be comprised of (a) Consenting Other First Lien Creditors holding over $225 million of Prepetition First Lien Indebtedness throughout the selection process; and (b) members of the existing steering committee of the Ad Hoc First Lien Group as of March 24, 2023, holding over $100 million of Prepetition First Lien Indebtedness throughout the selection process.

~~1.1.317~~1.1.322 “Non-Continuing Directors” means (a) individuals who were, prior to the Petition Date, directors of Endo International plc or any of the UCC Specified Subsidiaries, and who, as of the Petition Date, no longer held that role and were no longer as of the Petition Date a director of any Debtor; and (b) individuals who were, as of the date of the UCC Resolution Term Sheet, directors of Endo International plc or the UCC Specified Subsidiaries;12 provided, that, if an individual described in the foregoing clauses (a) and (b) is, immediately following the Effective Date, (i) a director or officer of any of the Purchaser Entities or any of their Affiliates; or (ii) a senior-level employee that continues serving in a senior-level position post-Effective Date and performing services commensurate with such position(s), such individual shall not be a Non-Continuing Director.

~~1.1.318~~1.1.323 “Non-Debtor Affiliates” means the Affiliates and subsidiaries of Endo International plc that did not file voluntary petitions for relief in the Chapter 11 Cases.

~~1.1.319~~1.1.324 “Non-GUC Released Parties” means (a) the Debtors and their Estates; (b) the Non-Debtor Affiliates; (c) the Post-Emergence Entities; (d) each Consenting First Lien Creditor and Prepetition Secured Party, solely in their respective capacities as such; (e) the Ad Hoc Cross-Holder Group, the Ad Hoc First Lien Group, and each of the members of the foregoing, in each case, solely in their respective capacities as such, and each of the advisors thereto or of the individual members thereof, in each case, solely in their respective capacities as such; (f) the Opioid Claimants’ Committee and each of the members thereof, in each case, solely in their respective capacities as such, and each of the advisors thereto or of the individual members thereof, in each case, solely in their respective capacities as such; (g) the Creditors’ Committee and each of the members thereof, in each case, solely in their respective capacities as such, and each of the advisors thereto or of the members thereof, in each case, solely in their respective capacities as such; (h) the FCR, solely in his capacity as such, and the advisors to the FCR, solely in their respective capacities as such; (i) the Endo EC and each of the States that are members thereof and their respective officers and Representatives, in each case, solely in their respective capacities as such; (j) the PPOC Trust, the PPOC Sub-Trusts, the GUC Trust, the Distribution Sub-Trusts, the Future PI Trust, the Public Opioid Trust, the Tribal Opioid Trust, and the Trustees, administrators, boards or

[12]

For the avoidance of doubt, if a director does not continue in any director or senior-level non-director position immediately post-Effective Date, such individual shall be a Non-Continuing Director; provided, that, such individual, to the extent employed immediately prior to the Effective Date in a senior-level non-director position, was offered employment by any of the Purchaser Entities.

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1.1.450 “ Required Consenting Other First Lien Creditors” has the meaning set forth in the RSA.

~~1.1.445~~1.1.451 “Required First Lien Backstop Commitment Parties” means the “Backstop Majority Parties” as defined in the First Lien Backstop Commitment Agreement.

~~1.1.446~~1.1.452 “Required GUC Backstop Commitment Parties” means the “Backstop Majority Parties” as defined in the GUC Backstop Commitment Agreement.

~~1.1.447~~1.1.453 “Resolution Stipulation” means the Stipulation Among the Debtors, Official Committee of Unsecured Creditors, Official Committee of Opioid Claimants, and Ad Hoc First Lien Group Regarding Resolution of Joint Standing Motion and Related Matters [Docket No. 1505], as may be amended from time to time.

~~1.1.448~~1.1.454 “Restructuring Expenses” means, collectively, (a) in accordance with the RSA and, without duplication, pursuant to the Cash Collateral Order or the PSA, the reasonable and documented fees and out-of-pocket expenses and disbursements, in each case, incurred by (i) the Ad Hoc First Lien Group; (ii) the Ad Hoc Cross-Holder Group, in an amount not to exceed an aggregate of $7.5 million from and after March 24, 2023; (iii) the First Lien Notes Indenture Trustee; (iv) the Second Lien Notes Indenture Trustee, in an amount not to exceed an aggregate of $200,000 from and after March 24, 2023; (v) the First Lien Agent; (vi) the First Lien Collateral Trustee; and (vii) the Second Lien Collateral Trustee; (b) the Unsecured Noteholders Fees (but solely to the extent that no current or former member of the Ad Hoc Group of Unsecured Noteholders objects to this Plan or to Confirmation); (c) the Endo EC Professional Fees; and (d) the fees and expenses (including the reasonable and documented fees and expenses of one counsel) of (i) U.S. Bank Trust Company, National Association, in its capacity as Unsecured Notes Indenture Trustee, in an amount not to exceed an aggregate of $1 million; and (ii) UMB Bank, National Association, in its capacity as Unsecured Notes Indenture Trustee, in an amount not to exceed an aggregate of $1 million; provided, however, that the foregoing clauses (i) and (ii) shall not be a cap on the fees and expenses, or limit in any way the rights or remedies, of the Unsecured Notes Indenture Trustees under the terms of the applicable Unsecured Notes Indentures, including such Unsecured Notes Indenture Trustees’ rights to exercise any Indenture Trustee Charging Lien. For the avoidance of doubt, neither the Debtors nor the Purchaser Entities shall be required to pay any amount to (1) the Second Lien Indenture Trustee in excess of the amounts provided in the foregoing clause (a)(iv); or (2) the Unsecured Notes Indenture Trustees in excess of the amounts provided in the foregoing clauses (d)(i) and (d)(2).

~~1.1.449~~1.1.455 “Restructuring Transactions” means all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate this Plan or any other document contemplated thereby, including, but not limited to, the transactions described in Section 5.11 of this Plan or as described in the Plan Supplement.

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Global First Lien Creditors, and the Creditors’ Committee; provided, further, that, with respect to (a) any provisions in any of the Reverse Payment Claims Trust Documents providing for an increase in the amount of any Distribution to be made to a holder of an Allowed Reverse Payment Claim in exchange for such holder granting the GUC Releases, such provisions shall be acceptable to the Debtors, the Required Consenting Global First Lien Creditors, and the Creditors’ Committee; and (b) the allocation of the Reverse Payment Claims Trust Consideration, such allocation shall be acceptable to the Creditors’ Committee and reasonably acceptable to the Debtors and the Required Consenting Global First Lien Creditors. The Reverse Payment Claims Trust Documents shall be drafted in accordance with this Plan, the Confirmation Order, and the UCC Resolution Term Sheet, and shall be filed in accordance with the Distribution Sub-Trust Approval Process.

~~1.1.457~~1.1.463 “Reverse Payment Claims Trustee” means the Person identified as serving in such capacity in the Reverse Payment Claims Trust Agreement and any successors or replacements duly appointed in accordance with the Reverse Payment Claims Trust Documents.

~~1.1.458~~1.1.464 “Rights Offerings” means the GUC Rights Offering, the First Lien Rights Offering, and any other rights offerings or similar transactions, in each case, that is consented to by the Required Consenting Global First Lien Creditors, to be conducted in connection with this Plan or the implementation hereof.

~~1.1.459~~1.1.465 “Rights Offering Documents” means the GUC Rights Offering Documents and the First Lien Rights Offering Documents.

~~1.1.460~~1.1.466 “Rights Offering Order” means the [Order (I) Approving the Rights Offerings Procedures and Related Forms, (II) Authorizing (A) Entry into the Backstop Commitment Agreements, and(B) Payment of Related Fees and Expenses, and (III) Granting Related Relief] [Docket No. [•]], as may be amended from time to time and as entered by the Bankruptcy Court.

~~1.1.461~~1.1.467 “RSA” means the Restructuring Support Agreement, by and between the Debtors and the Consenting First Lien Creditors, dated as of August 16, 2022 [Docket No. 20], as subsequently amended by the First A&R RSA [Docket No. 1502], the Second A&R RSA [Docket No. [•]], and any future amended and/or restated versions thereof.

~~1.1.462~~1.1.468 “Sale Process” means the marketing and sale process approved by the Bankruptcy Court pursuant to the Bidding Procedures Order, including the “Sale” (as defined in the Bidding Procedures Order), and any and all transactions and documents contemplated by the foregoing.

~~1.1.463~~1.1.469 “Schedule of Excluded Insurance Policies” means the schedule of Non-GUC Trust Insurance Policies that shall be filed with the Plan Supplement.

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~~1.1.464~~1.1.470 “Schedules” means, collectively, any schedules of Assets and liabilities and statements of financial affairs filed by the Debtors pursuant to section 521 of the Bankruptcy Code and in substantial accordance with the Official Bankruptcy Forms, as may be amended from time to time before entry of a final decree.

~~1.1.465~~1.1.471 “Scheme” means the Scheme of Arrangement, which will implement certain terms of this Plan, to be proposed by Endo International plc pursuant to the Irish Companies Act, concurrently with this Plan and sanctioned by the Irish High Court on or about the Confirmation Date.

~~1.1.466~~1.1.472 “Scheme Circular” means the scheme circular, dated as of [•], 2024, published by Endo International plc pursuant to section 452 of Part 9, Chapter 1 of the Irish Companies Act describing the terms of the Scheme.

1.1.473 “Search Firm” means a reputable search firm to be selected by the Nominating and Selection Committee.

1.1.474 “Second A&R RSA” means the Second Amended and Restated Restructuring Support Agreement filed with the Bankruptcy Court on December 28, 2023 [Docket No. [•]].

~~1.1.467~~1.1.475 “Second Lien Collateral Trustee” means Wilmington Trust, National Association, as collateral trustee under that certain Second Lien Collateral Trust Agreement, dated as of June 16, 2020, as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time.

~~1.1.468~~1.1.476 “Second Lien Deficiency Claims” means any Second Lien Notes Claims, all of which shall constitute unsecured deficiency Claims pursuant to section 506(a) of the Bankruptcy Code.

~~1.1.469~~1.1.477 “Second Lien Notes” means the 9.500% senior secured second lien notes due July 31, 2027, issued pursuant to the Second Lien Notes Indenture.

~~1.1.470~~1.1.478 “Second Lien Notes Claims” means all Claims on account of the Second Lien Notes.

~~1.1.471~~1.1.479 “Second Lien Notes Documents” means the Second Lien Notes Indenture, together with all other related documents, instruments, and agreements, in each case, as may be supplemented, amended, restated, or otherwise modified from time to time.

~~1.1.472~~1.1.480 “Second Lien Notes Indenture” means that certain Indenture, dated as of June 16, 2020, by and among Endo Designated Activity Company, Endo Finance LLC, and Endo Finco Inc., as issuers, each of the guarantors party thereto, and the Second Lien Notes Indenture Trustee, together with all other related documents, instruments, and agreements, in each case, as supplemented, amended, restated, or otherwise modified from time to time.

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~~1.1.473~~1.1.481 “Second Lien Notes Indenture Trustee” means Wilmington Savings Fund Society, FSB, as successor trustee to Computershare Trust Company, National Association (as successor trustee to Wells Fargo Bank, National Association), as indenture trustee under the Second Lien Notes Indenture.

~~1.1.474~~1.1.482 “Secured” means, with respect to any Claim, that such Claim is (a) secured by a Lien on property in which the Estate of the Debtor against which the Claim is asserted has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by a Final Order of the Bankruptcy Court, to the extent of the value of the applicable creditor’s interest in the Estate’s interest in such property as determined pursuant to section 506(a) of the Bankruptcy Code; (b) subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the property subject to setoff; or (c) otherwise Allowed pursuant to this Plan as a Secured Claim.

~~1.1.475~~1.1.483 “Securities Act” means the Securities Act of 1933, as now in effect or hereafter amended, and the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder.

~~1.1.476~~1.1.484 “Settling Co-Defendants “ means those holders of Co-Defendant Claims listed on Exhibit A of the DMP Stipulation, as may be amended from time to time in accordance with the terms thereof, and any party who has signed a joinder thereto in accordance with the terms thereof.

~~1.1.477~~1.1.485 “Settling Co-Defendants Claims” means any and all Claims held by Settling Co- Defendants relating to Opioid-Related Activities. For the avoidance of doubt, any Claim that satisfies this definition of “Settling Co-Defendants Claim” shall be considered a Settling Co-Defendants Claim, notwithstanding that such Claim otherwise satisfies the definition of another type of Claim.

1.1.486 “ Silver Point” means Silver Point Capital L.P. or its Affiliates.

~~1.1.478~~1.1.487 “Solicitation Directive” has the meaning set forth in the Disclosure Statement Order.

~~1.1.479~~1.1.488 “Solicitation Procedures” means the solicitation procedures approved pursuant to the Disclosure Statement Order.

~~1.1.480~~1.1.489 “Special Education Initiative” means the Public Schools’ Special Education Initiative, as such term is defined in the Modified Fourth Amended Joint Plan of Reorganization (with Technical Modifications) of Mallinckrodt plc and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code, In re: Mallinckrodt plc, et al., Case No. 20-12522 (JTD) (Bankr. D. Del. Jun. 21, 2022) [Docket No. 7670].

~~1.1.481~~1.1.490 “Special Education Initiative Consideration” means a minimum aggregate amount of $1.5 million in Cash, which amount may be increased up to a maximum aggregate amount of $3 million in Cash in the event a member of the Ad Hoc Group of Public Schools obtains authorization pursuant to an Order of the Bankruptcy Court to act as a class representative for all U.S. public schools and grant the Non-GUC Releases on behalf

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incurred by the Debtors in the ordinary course of business, the date upon which such liabilities are payable in the ordinary course of business by the Debtors or the applicable Post-Emergence Entities, as applicable, consistent with the Debtors’ past practice; or (e) such other date as may be agreed upon between the holder of such Allowed Administrative Expense Claim and the Debtors or the applicable Post-Emergence Entities, as the case may be; provided, however, that, in order to receive payment of an Administrative Expense Claim, the holder thereof shall have filed and served a request for payment of such Administrative Expense Claim pursuant to the procedures specified in the Confirmation Order, and such Claim shall have become an Allowed Claim, other than with respect to a holder of: (i) an Administrative Expense Claim Allowed by a Final Order of the Bankruptcy Court on or before the Effective Date; or (ii) an Administrative Expense Claim that is (1) not Disputed; (2) arose in the ordinary course of business; and (3) was paid or is to be paid in accordance with the terms and conditions of the particular transaction giving rise to such Administrative Expense Claim. Any request for payment of an Administrative Expense Claim pursuant to this Section 2.1 that is not timely filed and served shall be Disallowed automatically without the need for any objection from the Debtors or the Post-Emergence Entities.

Section 2.2 Fee Claims20

(a)	Fee Claims Generally

Professionals or other Persons asserting Fee Claims for services rendered to the Debtors, the Committees, the FCR, or the Endo EC before the Effective Date must file and serve on the Debtors and/or the Post-Emergence Entities, and such other Persons who are designated by the applicable Bankruptcy Rules, the Confirmation Order, the Interim Compensation Order, or any other applicable order of the Bankruptcy Court, an application for final Allowance of such Fee Claim no later than 30 days after the Effective Date. Objections to any Fee Claim must be filed and served on the Purchaser Entities, the Committees, the United States Trustee, and the Professional requesting Allowance of such Fee Claim no later than 45 days after the Effective Date. Following the Effective Date, payment of compensation to Professionals in satisfaction of any Fee Claims shall be paid out of the Professional Fee Escrow Account as soon as reasonably practicable following the Allowance of such Fee Claims by the Bankruptcy Court; provided, that, to the extent any Fee Claim is Allowed only with respect to a portion of such Fee Claims, only the Allowed portion of such Fee Claim shall be paid; provided, further, that, to the extent the funds held in the Professional Fee Escrow Account are insufficient to satisfy the amount of Fee Claims owing to any Professional, such Professional shall hold an Allowed Administrative Expense Claim for the amount of any deficiency, which Allowed Administrative Expense Claim shall be satisfied by the Purchaser Entities. For the avoidance of doubt, (i) Fee Claims shall be subject to any limitations as agreed with the applicable Professional or other Person asserting such Fee Claims; and (ii) Allowed Fee Claims shall not be subject to Disallowance, setoff, recoupment, subordination, recharacterization, or reduction of any kind, including pursuant to section 502(d) of the Bankruptcy Code.

[20]	[To be updated to include the terms of the supplemental pre-Effective Date budget agreed to with the Creditors’ Committee.]

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(b)	Professional Fee Escrow Account

No later than 10 Business Days prior to the Effective Date, the Debtors shall have deposited the Professional Fee Reserve Amounts, the estimates for which shall have been provided by the Professionals to the Debtors at least seven days prior to the date of such deposit by the Debtors; provided, that, none of the estimates provided by Professionals, the provision of the Professional Fee Reserve Amounts, nor the funding of the Professional Fee Escrow Account shall be considered an admission or limitation of any kind with respect to any Fee Claim. The Professional Fee Reserve Amounts in the Professional Fee Escrow Account shall be held in trust for Professionals and for no other party until all Allowed Fee Claims are paid in full, and such Professional Fee Reserve Amounts held in the Professional Fee Escrow Account shall not be considered property of the Debtors, their Estates, or the Post-Emergence Entities; provided, that, after all Allowed Fee Claims have been paid in full, any amounts remaining in the Professional Fee Escrow Account shall revert to the Purchaser Entities and constitute property of the Purchaser Entities.

(c)	Post-Effective Date Professional Fees and Expenses

From and after the Effective Date, the Remaining Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses of the Professionals in the ordinary course of business (including as related to the implementation of this Plan, the Plan Settlements, the Plan Transaction, and the Restructuring Transactions, preparing, reviewing, and prosecuting or addressing any issues with respect to final fee applications), subject to any applicable fee caps as agreed with the applicable Professional. Upon the Effective Date, any requirement that professionals comply with sections 327 through 331, section 363, and section 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after the Effective Date shall terminate, and the applicable Post-Emergence Entities and the Plan Administrator may employ and pay any professionals in the ordinary course of business without any further notice to, or action, order, or approval of, the Bankruptcy Court.

Section 2.3 Restructuring Expenses

The Restructuring Expenses incurred, or estimated to be incurred prior to and including the Effective Date, to the extent not previously paid during the course of the Chapter 11 Cases, shall be paid in full in Cash on the Effective Date or as soon as reasonably practicable thereafter in accordance with, and subject to the terms of the Cash Collateral Order and the RSA, in each case, without any requirement to file a fee application or Administrative Expense Claim with the Bankruptcy Court or any requirement for Bankruptcy Court review or approval, which payments shall be final and not subject to disgorgement, turnover, recovery, avoidance, recharacterization, or any other similar Claim. All Restructuring Expenses to be paid on the Effective Date shall be estimated in good faith, and such estimates shall be delivered to the

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(b) Purchaser Equity issued in reliance upon section 1145 of the Bankruptcy Code (except with respect to any Entity that is an Underwriter) is exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable U.S. State or local law requiring registration for the offer or sale of securities and (i) are not “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and (ii) are freely tradable and transferable by any holder thereof that, at the time of transfer, (1) is not an “affiliate” (as defined in Rule 144(a)(1) under the Securities Act) of any Purchaser Entity; (2) has not been such an “affiliate” within 90 days of such transfer; and (3) is not an Entity that is an Underwriter.

(c) To the extent any Purchaser Equity is issued in reliance on section 4(a)(2) of the Securities Act and/or Regulation D or Regulation S thereunder, such Purchaser Equity will be “restricted securities” subject to resale restrictions and may be resold, exchanged, assigned, or otherwise transferred only in a transaction registered, or exempt from registration, under the Securities Act and other applicable law. In that regard, each of the recipients of Purchaser Equity issued pursuant to this Plan has made customary representations (including that each is an “accredited investor” (within the meaning of Rule 501(a) of the Securities Act) or a “qualified institutional buyer” (as defined under Rule 144A promulgated under the Securities Act)) to the Purchaser Entities or the GUC Trust, as applicable.

Section 5.6 Rights Offerings

(a)	First Lien Rights Offering

(i) Prior to the Effective Date, the First Lien Rights Offering shall be commenced pursuant to the First Lien Rights Offering Procedures. The Purchaser Equity offered pursuant to the First Lien Rights Offering shall have an aggregate investment amount equal to the First Lien ERO Amount and shall be offered at the First Lien ERO Enterprise Value. On the Effective Date, Purchaser Equity will be distributed to holders of First Lien Claims who validly exercised their First Lien Subscription Rights in accordance with the First Lien Rights Offering Procedures.

(ii) To facilitate the First Lien Rights Offering, the First Lien Backstop Commitment Parties have agreed to duly subscribe and pay for all Purchaser Equity issuable to such First Lien Backstop Commitment Parties in relation thereto in accordance with, and subject to, the terms and conditions of the First Lien Rights Offering Documents. Any obligation to make or pay any payments or premiums due under the First Lien Backstop Commitment Agreement (including payment of the First Lien Backstop Commitment Premium) shall be satisfied by the applicable parties as set forth in the First Lien Rights Offering Documents.

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(iii) As further set forth in the First Lien Backstop Commitment Agreement, assignments of backstop commitments by any First Lien Backstop Commitment Party (other than to an Affiliate of such First Lien Backstop Commitment Party) shall be subject to a right of first refusal in favor of the other First Lien Backstop Commitment Parties.

(b)	GUC Rights Offering

(i) On June 20, 2023, the GUC Rights Offering was commenced.

(ii) Prior to the Effective Date, eligible holders of Second Lien Deficiency Claims and Unsecured Notes Claims who subscribed to the GUC Rights Offering shall have exercised their GUC Subscription Rights and, on or promptly following the Effective Date, such holders shall receive Purchaser Equity pursuant to and in accordance with the GUC Rights Offering Documents; provided, that, the subscription elections made as of the GUC Subscription Deadline shall be binding, subject to the limited withdrawal rights permitted pursuant to the GUC Rights Offering Supplement, on all holders of Second Lien Deficiency Claims and Unsecured Notes Claims and no new or additional elections shall be solicited or permitted in connection with this Plan or otherwise.

(iii) To facilitate the GUC Rights Offering, the GUC Backstop Commitment Parties have agreed to duly subscribe and pay for all Purchaser Equity issuable to such GUC Backstop Commitment Parties in accordance with, and subject to the terms and conditions set forth in, the GUC Rights Offering Documents. Any obligation to make or pay any payments or premiums due under the GUC Backstop Commitment Agreement (including the payment of the GUC Backstop Commitment Premium) shall be satisfied by the applicable parties as set forth in the GUC Rights Offering Documents.

(iv) Pursuant to and as further described in the GUC Backstop Commitment Agreement, assignments of backstop commitments by any GUC Backstop Commitment Party (other than to an Affiliate of such GUC Backstop Commitment Party) shall be subject to a right of first refusal in favor of the other GUC Backstop Commitment Parties.

(v) Holders of Second Lien Deficiency Claims and Unsecured Notes Claims shall not have any oversubscription or backstop rights with respect to the GUC Rights Offering.

Section 5.7 Plan Administration for Remaining Debtors24

(a)	Plan Administrator and Plan Administrator Agreement

After the Effective Date, this Plan shall be implemented with respect to the Remaining Debtors through the appointment of a Plan Administrator pursuant to the Plan Administrator Agreement. The Plan Administrator and the Purchaser Entities shall agree on an

[24]	[To be updated to incorporate, among other things, the Plan Administration Estimate.]

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Section 5.11 Restructuring Transactions

(a) The Plan Transaction shall be implemented in accordance with this Plan and the PSA. The Plan Transaction shall be effected through at least two mechanisms: (i) the Assets of the Debtors that become Remaining Debtors shall be sold and transferred directly to the applicable newly-formed Purchaser Entities; and (ii) the Interests in the Transferred Debtors and certain Non-Debtor Affiliates shall be sold, issued, and/or transferred, directly or indirectly, to and subsequently held by the applicable newly-formed Purchaser Entities such that the Transferred Debtors and the applicable Non-Debtor Affiliates shall, as of and following the Effective Date, be owned, directly or indirectly, by Purchaser Parent, in each case, free and clear of all Liens, Claims, charges, or other encumbrances (other than to the extent provided in the PSA) to the fullest extent possible under the Bankruptcy Code. As of the Confirmation Date, the Debtors shall be authorized and empowered to execute, deliver, implement, and fully perform any and all obligations, instruments, documents, and papers and to take any actions reasonably necessary or appropriate to consummate the Restructuring Transactions, the Plan, the Plan Transaction, the PSA, and any other transactions contemplated by the foregoing, including but not limited to any transaction steps authorized pursuant to prior orders of the Bankruptcy Court in furtherance of the Debtors’ restructuring for purposes of (i) streamlining their corporate structure; (ii) obtaining tax and other efficiencies; (iii) obtaining Regulatory Approvals; and (iv) implementing this Plan and the PSA in non-U.S. jurisdictions.

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(b) In connection with the transaction steps contemplated in Section 5.11(a) and other transaction steps contemplated in furtherance of the implementation of this Plan and the Plan Transaction, the Debtors and the Post-Emergence Entities, as applicable, are authorized and empowered to take all actions necessary and appropriate to consummate the Restructuring Transactions, including, without limitation: (i) the execution, delivery, implementation, and performance of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution, or liquidation on terms consistent with the terms of this Plan, the PSA, any prior orders of the Bankruptcy Court, and applicable law, including such documents required for, as a result of, or in connection with this Plan and/or the Scheme; (ii) the execution and delivery of the Exit Financing Documents, the Rights Offering Documents, the Trust Documents (including the GUC Trust Cooperation Agreement) and any related agreements or other documents on terms consistent with the terms of this Plan, any prior orders of the Bankruptcy Court, and applicable law; (iii) the transfer of the GUC Trust Litigation Consideration and the documents and information set forth in the GUC Trust Cooperation Agreement, as applicable; (iv) the Reconstruction Steps, as described in and in accordance with the Bidding Procedures Order; (v) the India Internal Reorganization; (vi) the execution and delivery of the PSA and any other documents contemplated thereby; (vii) the execution and delivery of instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of this Plan, the PSA, any prior orders of the Bankruptcy Court, and applicable law; (viii) the execution and filing of certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, dissolution, and amendments of the foregoing, including the Corporate Governance Documents, in accordance with this Plan and applicable law; (ix) the liquidation, dissolution, or wind-down of any of the Remaining Debtors; (x) the issuance of the Purchaser Equity; (xi) the implementation of the Plan in jurisdictions outside of the United States, including (1) seeking recognition of the Confirmation Order and/or such other orders of the Bankruptcy Court as may be necessary or desirable; (2) implementing the Plan in Ireland pursuant to the Scheme, including the solicitation of votes on the Scheme; and (3) initiating one or more parallel insolvency or other proceedings in jurisdictions outside the United States of America; ~~and~~ (xii) the abandonment of assets; and (xiii) all other actions determined by the Debtors and/or the Post-Emergence Entities, as applicable, to be necessary or appropriate in furtherance of the Restructuring Transactions, the Plan, the Plan Transaction, the PSA, and any transactions contemplated by or in connection with the foregoing, including making filings or recordings that may be required by applicable law.

(c) In each case in which any Purchaser Entity specifically assumes or acquires any obligations of any Debtor, such Purchaser Entity shall perform such obligations of such Debtor pursuant to this Plan to satisfy the Allowed Claims against, or Allowed Interests in, such Debtor, except as provided in the PSA or in any contract, instrument, or other agreement or document effecting a disposition to such Purchaser Entity, which provides that another Entity shall perform such obligations.

Section 5.12 Effectuating Documents; Further Transactions

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(judicial, equitable, or otherwise), or laches shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or consummation of this Plan.

Section 5.14 Single Satisfaction of Claims

Holders of Allowed Claims other than Trust Channeled Claims may assert such Claims against each Debtor obligated with respect to such Claims, and such Claims shall be entitled to share in the recovery provided for the applicable Class of Claims against each obligated Debtor based upon the full Allowed amount of the Claim. Holders of Allowed Trust Channeled Claims may assert such Claims solely against the applicable Trust and subject to Section 10.9 hereof, such Claims shall be entitled to recovery, if any, pursuant to and in accordance with the terms of the applicable Trust Documents. Notwithstanding the foregoing, in no case shall the aggregate value of all property received or retained under this Plan (including, for the avoidance of doubt, pursuant to the Trust Documents) by a holder of an Allowed Claim on account of such Allowed Claim exceed 100% of the underlying Allowed Claim.

Section 5.15 Corporate Governance Documents and Corporate Existence

(a) The Corporate Governance Documents of Purchaser Parent, which shall be filed with the Plan Supplement and which shall be in form and substance reasonably acceptable to the Debtors and acceptable to the Required Consenting Global First Lien Creditors, shall provide for, among other things, certain terms and designation rights with respect to the Purchaser Parent Board.

(b) Except as otherwise provided herein, in the Corporate Governance Documents, or elsewhere in the Plan Supplement, each of the Post-Emergence Entities shall continue to exist after the Effective Date as a separate corporate Entity or limited liability company, as the case may be, with all the powers of a corporation or limited liability company, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Post-Emergence Entity is incorporated. After the Effective Date, each Post-Emergence Entity may amend and restate its Corporate Governance Documents as permitted by the laws of its respective state, province, or country of formation and its respective charter and bylaws or limited liability company agreement, as applicable.

Section 5.16 Purchaser Parent Board of Directors

(a) Upon the Effective Date, the Purchaser Parent Board shall initially consist of the following seven ~~directors.~~ Initial Directors:

(i) the chief executive officer of Purchaser Parent;

(ii) the Nominated Directors;

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(iii) after engagement by the Nominating and Selection Committee of the Search Firm, four directors to be (1) agreed upon by each member of the Nominating and Selection Committee; and (2) consented to by the Required Consenting Global First Lien Creditors; provided, that, in the event that each member of the Nominating and Selection Committee cannot agree upon the four directors, (x) two directors shall be (A) selected by members of the Nominating and Selection Committee holding more than 50% of the Prepetition First Lien Indebtedness then held by all members of the Nominating and Selection Committee; and (B) consented to by the Required Consenting Global First Lien Creditors, (y) one director shall be (A) selected by members of the Nominating and Selection Committee holding more than 50% of the Prepetition First Lien Indebtedness then held by all members of the Nominating and Selection Committee; and (B) consented to by Silver Point, and (z) one director shall be selected by the Required Consenting Other First Lien Creditors; provided, further, that, all directors must have been first identified as part of the selection process and vetted by the Search Firm;

(b) Other than the Nominated Directors, the Initial Directors shall serve until Purchaser Parent’s next annual meeting following the Effective Date at which time such directors will be subject to re-election.

(c) GoldenTree shall have a right to designate Nominated Directors for appointment to the Purchaser Parent Board until the earlier of (i) the first annual meeting of shareholders of the Purchaser Parent following a Listing Event at which the election of the directors of the Purchaser Parent Board is among the matters considered at such annual meeting; and (ii) GoldenTree’s ownership percentage of Purchaser Equity falling below 5%; provided, however, that, for the avoidance of doubt, only GoldenTree shall be entitled to request removal of its Nominated Directors and appointment of replacements for such Nominated Directors at any time until the earlier of the foregoing clauses (i) and (ii) and the Purchaser Parent Board and Purchaser Parent shall take all necessary action (subject to the Purchaser Parent Board’s fiduciary duties) to effectuate the same.

(d) The identities of ~~such directors~~the officers and members of the Purchaser Parent Board and the boards of each of the other Purchaser Entities, in each case, if known, will be set forth in the Plan Supplement or announced at the Confirmation Hearing in accordance with section 1129(a)(5) of the Bankruptcy Code.

Section 5.17 Management Incentive Plan

On the Effective Date, the Purchaser Parent Board will adopt the Management Incentive Plan, which will provide for the issuance of equity-based awards to management and other key employees of the Purchaser Entities up to the amount of the MIP Reserve. No later than 90 days after the Effective Date, the Purchaser Entities shall allocate 72.2% of the MIP Reserve under the Management Incentive Plan subject to terms (including, without limitation, performance metrics and vesting schedules) to be determined by the Purchaser Parent Board.

Section 5.18 Employee Matters

(a) With respect to any individuals employed by the Debtors immediately prior to the Effective Date, (x) all Specified Subsidiary Employees shall become, as of the Effective Date, employees of the applicable Purchaser Entities; (y) all employment contracts of all Automatic

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(F)

provided, that, with respect to any Cash proceeds of the GUC Trust Litigation Consideration in excess of $100 million, 5% of such Cash proceeds shall be paid to the Purchaser Entities, up to a maximum aggregate amount of $2.2 million, and the remaining 95% shall be allocated pursuant to Sections 5.20(b)(i)(6)(A) through (E) above.[27]

(7) Administration of GUC Trust Channeled Claims. All Second Lien Deficiency Claims, Unsecured Notes Claims, and Other General Unsecured Claims will be administered, processed, and resolved pursuant to the GUC Trust Documents. The GUC Trust shall determine the Allowance or Disallowance of all Other General Unsecured Claims and the amounts of any Distributions to be provided to holders on account thereof. The determination by the GUC Trust of the Allowance or Disallowance of any Other General Unsecured Claim, and the amount of any Distribution on account thereof shall not be subject to any challenge or review of any kind, by any court or Person, except as otherwise set forth in this Plan or the GUC Trust Documents. The sole recourse of any holder of a (x) Second Lien Deficiency Claim, Unsecured Notes Claim, or Other General Unsecured Claim shall be to the GUC Trust and only in accordance with the terms, provisions, and procedures of the GUC Trust Documents; and (y) Distribution Sub-Trust Claim shall be to the applicable Distribution Sub-Trust and only in accordance with the terms, provisions, and procedures of the applicable Distribution Sub-Trust Documents.

(A) Subject to Section 4.4(f), the procedures governing Distributions set forth in the GUC Trust Documents shall provide for an additional payment by the GUC Trust to any holder of an Allowed Second Lien Deficiency Claim, Allowed Unsecured Notes Claim, or Allowed Other General Unsecured Claim who is entitled to receive a Distribution from the GUC Trust that grants the GUC Releases, which additional payment by the GUC Trust shall be in exchange for such holder’s grant of the GUC Releases.

(B) On the Effective Date or as soon as reasonably practicable thereafter, the GUC Trust shall pay, from the GUC Trust Consideration, the reasonable and documented expenses of the Unsecured Notes Indenture Trustees not otherwise paid by the Purchaser Entities in accordance with the GUC Trust Documents. For the avoidance of doubt, any Distributions made to

[27]	[To be updated to reflect terms reached with Creditors’ Committee.]

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Section 11.1 Conditions Precedent to Confirmation of This Plan32

The following are conditions precedent to Confirmation of this Plan:

(a) the Confirmation Order, the Scheme, and the Plan shall be in form and substance acceptable to the Debtors and the Required Consenting Global First Lien Creditors and reasonably acceptable to the U.S. Government, the Endo EC, the Creditors’ Committee, the Opioid Claimants’ Committee, and the FCR; provided, that, with respect to any provisions (i) regarding the implementation of the OCC Resolution, the UCC Resolution, and the FCR Resolution; or (ii) adversely affecting the constituencies or members of the Opioid Claimants’ Committee, the Creditors’ Committee, or the FCR, such provisions shall be in form and substance acceptable to the Opioid Claimants’ Committee, the Creditors’ Committee, or the FCR, as applicable; provided, further, that, the Confirmation Order shall include a finding by the Bankruptcy Court that the sale of Assets to the Purchaser Entities pursuant to the PSA shall be free and clear of all Claims, Interests, Liens, encumbrances, or liabilities of any kind, including rights or Claims based on successor or transferee liabilities, in each case, other than to the extent provided in the PSA;

(b) the RSA and the PSA shall be in full force and effect and shall not have been terminated, and the parties thereto shall be in compliance therewith;

(c) the Cash Collateral Order shall be in full force and effect and shall not have been terminated;

(d) the Disclosure Statement Order (in form and substance acceptable to the Debtors and the Required Consenting Global First Lien Creditors, and reasonably acceptable to the Committees and the FCR) shall have been entered and shall not have been reversed, stayed, amended, modified, dismissed, vacated, or reconsidered;

(e) the Rights Offering Order shall have been entered in form and substance acceptable to the Debtors and the Required Consenting Global First Lien Creditors and, with respect to any provisions (i) regarding the implementation of the GUC Rights Offering; or (ii) to the extent such provisions adversely affect the rights of the constituencies or members of the Creditors’ Committee in respect of the GUC Rights Offering, the Creditors’ Committee; and

(f) this Plan, the Plan Supplement, including all schedules, documents, supplements, and exhibits thereto, and the Scheme Circular, shall (i) have been filed in form and substance acceptable to the Debtors and the Required Consenting Global First Lien Creditors; provided, that, with respect to any provisions that materially and adversely affect the constituencies or members of the Opioid Claimants’ Committee, the Creditors’ Committee, the FCR, or the Endo EC, such provisions shall be in form and substance acceptable to the Opioid Claimants’ Committee, the Creditors’ Committee, the FCR, or the Endo EC, as applicable; provided,

[32]	[Subject to ongoing review.]

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further, that, notwithstanding anything in this Section 11.1(f), the consent rights set forth in the definitions of the applicable Trust Documents shall govern solely with respect to such Trust Documents; (ii) be consistent in all material respects with the UCC Resolution, the OCC Resolution, the FCR Resolution, and the Public Opioid Distribution Documents; and (iii) be consistent in all material respects with the RSA.

Section 11.2 Conditions Precedent to the Effective Date33

The following are conditions precedent to the Effective Date of this Plan:

(a) the Confirmation Order, which shall be in form and substance acceptable to the Debtors and the Required Consenting Global First Lien Creditors, and reasonably acceptable to the U.S. Government, the Endo EC, the Opioid Claimants’ Committee, the Creditors’ Committee, and the FCR, (provided, that, with respect to any provisions (i) regarding the implementation of the OCC Resolution, the UCC Resolution, and the FCR Resolution; or (ii) adversely affecting the constituencies or members of the Opioid Claimants’ Committee, Creditors’ Committee, the FCR, or the Endo EC, such provisions shall be in form and substance acceptable to the Opioid Claimants’ Committee, the Creditors’ Committee, the FCR, or the Endo EC, as applicable), shall have been entered by the Bankruptcy Court and shall be a Final Order and shall not be subject to any stay or subject to an unresolved request for revocation under section 1144 of the Bankruptcy Code;

(b) the Cash Collateral Order shall be in full force and effect and shall not have been terminated;

(c) the Scheme shall have been sanctioned by the Irish High Court;

(d) solely as it relates to the occurrence of the Effective Date in respect of the Canadian Debtors, the Canadian Plan Recognition Order shall have been granted by the Canadian Court, which Canadian Plan Recognition Order shall be (i) in form and substance acceptable to the Debtors and the Required Consenting Global First Lien Creditors; and (ii) a Final Order;

(e) the Debtors and the applicable Purchaser Entities shall have obtained all authorizations under any applicable law, consents, Regulatory Approvals, rulings, or documents that are necessary to implement and effectuate this Plan, including the Plan Transaction and any transactions contemplated hereby or by the PSA, including (i) any authorizations required under applicable antitrust law; and (ii) the sale of Assets to the Purchaser Entities pursuant to the PSA free and clear of all Claims, Interests, Liens, encumbrances, or liabilities of any kind (other than to the extent provided in the PSA). With respect to the Indian Subsidiaries, such “authorization” shall include the acknowledgement of filing of notice with the Competition Commission of India to the extent the “green channel” procedure is applicable in connection with the transfer of all

[33]	[Subject to ongoing review.]

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all of the Debtors, only the conditions applicable to the Debtors or Debtor for which this Plan is confirmed must be satisfied or waived for the Effective Date to occur.

(b) Except as otherwise provided herein, all actions required to be taken on the Effective Date shall take place and shall be deemed to have occurred simultaneously and no such action shall be deemed to have occurred prior to the taking of any other such action.

Section 11.4 Effect of Failure of a Condition

If the Effective Date does not occur, this Plan shall be null and void in all respects and nothing contained in this Plan, any Plan Document, or the Disclosure Statement shall: (a) constitute a waiver or release of any Claims against or Interests in the Debtors; (b) prejudice in any manner the rights of the Debtors, any holders of Claims, or any other Person; (c) prejudice or be used in connection with or in opposition to the Debtors’ pursuit of, or the Debtors’ ability to pursue, any alternative restructuring structure or transaction; or (d) constitute a factual or legal admission, acknowledgment, offer, or undertaking by the Debtors, any holders, or any other Person in any respect.

ARTICLE XII

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THIS PLAN

Section 12.1 Modification and Amendments

Except as otherwise specifically provided herein, the Debtors reserve the right to modify this Plan (with the consent of the Required Consenting Global First Lien Creditors) as to material terms and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not re-solicit votes on such modified Plan. Subject to certain restrictions and requirements set forth in the RSA, section 1127 of the Bankruptcy Code, Bankruptcy Rule 3019, and any restrictions on modifications set forth in this Plan or the Plan Documents, without additional disclosure pursuant to section 1125 of the Bankruptcy Code (except as otherwise ordered by the Bankruptcy Court), the Debtors expressly reserve their rights to alter, amend, or modify materially this Plan with respect to the Debtors one or more times after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify this Plan or remedy any defect or omission, or reconcile any inconsistencies in this Plan, the Disclosure Statement, the Confirmation Order, or any other Plan Documents in such matters as may be necessary to carry out the purposes and intent of this Plan; provided, that, such modification or amendment shall be reasonably acceptable to (a) the Creditors’ Committee, solely to the extent such modification or amendment materially and adversely affects (i) the Creditors’ Committee; (ii) the members or constituents thereof; (iii) holders of GUC Trust Channeled Claims; or (iv) the GUC Trust Consideration; (b) the Opioid Claimants’ Committee, solely to the extent such modification or amendment materially and adversely affects (i) the Opioid Claimants’ Committee; (ii) the members or constituents thereof; (iii) holders of Present Private Opioid Claims; or (iv) the PPOC Trust Consideration; (c) the FCR, solely to the extent such modification or amendment materially and adversely affects (i) the FCR; (ii) the constituents thereof; (iii) holders of Future PI Claims; or (iv) the Future PI Trust Consideration;

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Exhibit B

First Lien Backstop Commitment Agreement

Execution Version

AMENDED AND RESTATED

BACKSTOP COMMITMENT AGREEMENT

AMONG

TENSOR LIMITED,

ENDO INTERNATIONAL PLC

AND

THE BACKSTOP PARTIES PARTY HERETO

WITH RESPECT TO THE FIRST LIEN CREDITOR OFFERING

Dated as of December 28, 2023

i

ii

EXHIBITS

Exhibit 1	Consents
Exhibit 2	Claim Affirmation Form
Exhibit 3	Form of ROFR Notice

iii

AMENDED AND RESTATED BACKSTOP COMMITMENT AGREEMENT

WITH RESPECT TO THE FIRST LIEN CREDITOR OFFERING

THIS AMENDED AND RESTATED BACKSTOP COMMITMENT AGREEMENT (as may be further amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of December 28, 2023, is made by and among the Issuer (as defined below), Endo International plc, a public limited company governed by the laws of Ireland (“Endo International”) and each of the Backstop Parties (as defined below), with retroactive effect from the Effective Time. The Issuer and each Backstop Party are referred to herein, individually, as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, on August 16, 2022, Endo International and certain other Debtors filed voluntary petitions for relief commencing a case under chapter 11 of the Bankruptcy Code in the Bankruptcy Court (the “Bankruptcy Cases”);

WHEREAS, prior to the date hereof, the Parties negotiated the material terms of the 1L Rights Transactions (as defined below) in good faith and at arm’s length, as set forth and as specified in (i) the Amended and Restated Restructuring Support Agreement, dated as of March 24, 2023 (the “First Amended and Restated Restructuring Support Agreement”), entered into by and among certain Consenting First Lien Creditors (as defined in the First Amended and Restated Restructuring Support Agreement) party thereto and (ii) the term sheet attached to the First Amended and Restated Restructuring Support Agreement (the “First Amended and Restated Restructuring Term Sheet”), which contemplated, among other things, a proposed transaction pursuant to which Tensor Limited, a private limited company governed by the laws of Ireland (“Tensor”), or any of its Designees or assignees, would acquire from the Debtors to be party to the PSA certain Transferred Assets (as defined in the First Amended and Restated Restructuring Term Sheet) in accordance with Section 363(b) and Section 363(f) of the Bankruptcy Code, and assume certain liabilities;

WHEREAS, on May 9, 2023, Tensor entered into the original Backstop Commitment Agreement (the “Original Agreement”) with each of the Backstop Parties (as defined below), with effect from the Effective Time;

WHEREAS, contemporaneously herewith, the Required Consenting Global First Lien Creditors executed the Second Amended and Restated Restructuring Support Agreement, dated as of December 28, 2023 (as may be further amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Restructuring Support Agreement”);

WHEREAS, the Backstop Parties support the Debtors’ pursuit of the chapter 11 plan that is consistent with and subject to the terms and conditions of the Restructuring Support Agreement, which contemplates, among other things, the consummation of certain transactions on or before the Plan Effective Date, including the Rights Offering and the entry into, and consummation of, this Agreement by the Issuer and the Backstop Parties;

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WHEREAS, the Debtors intend to file the Plan in the Bankruptcy Cases, providing for, among other matters, the implementation of this Agreement;

WHEREAS, the Debtors intend to seek entry of an order of the Bankruptcy Court, in form and substance acceptable to the Backstop Majority Parties, confirming the Plan pursuant to Section 1129 of the Bankruptcy Code and authorizing the consummation of the transactions contemplated thereby, which order or another order of the Bankruptcy Court shall authorize Endo International’s entry into, and approve, this Agreement (the “Backstop Approval Order”);

WHEREAS, the 1L Rights Transactions will be effectuated through, among other actions, the issuance of certain Newco Ordinary Shares (as defined below) pursuant to (i) the Rights Offering, on the terms described herein and (ii) the Backstop Commitment (as defined below) as set forth herein (such transactions collectively referred to herein as the “1L Rights Transactions”);

WHEREAS, the 1L Rights Transactions include a rights offering for Rights Offering Shares (as defined below) to be conducted by the Issuer pursuant to this Agreement;

WHEREAS, on December 28, 2023, in light of the Debtors’ pursuit of the Plan, the Backstop Majority Parties agreed to amend and restate the Original Agreement by a written instrument signed by Tensor, the Issuer and the Backstop Majority Parties, in order to allow for the issuance of securities by Tensor, and any of its Designees or assignees, as Issuer under this Agreement, in connection with the Plan Transaction Process;

NOW, THEREFORE, in consideration of the mutual promises, agreements, representations, warranties and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, each of the Parties hereby agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Except as otherwise expressly provided in this Agreement, whenever used in this Agreement (including any Exhibits attached hereto), the following terms shall have the respective meanings specified therefor below. Capitalized terms used herein but not defined have the meaning given to them in the Restructuring Support Agreement.

“1L Rights Transactions” has the meaning set forth in the Recitals.

“1L Rights Transactions Agreements” means this Agreement, the Restructuring Support Agreement (including the exhibits attached thereto), the Registration Rights Agreement and any such other documentation, agreements or supplements referred to herein or therein.

“Additional Premium” has the meaning set forth in Section 6.6(a) hereof.

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“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (including any Related Funds of such Person); provided, that for purposes of this Agreement, no Backstop Party shall be deemed an Affiliate of the Issuer or any of its Subsidiaries. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Amendment Effective Time” means 8:00 a.m. (prevailing Eastern time) on the date on which a fully executed version of this Agreement is first circulated to the Parties hereto.

“Available New Money Newco Shares” means the Unsubscribed New Money Newco Shares that any Backstop Party fails to purchase as a result of a Backstop Party Default by such Backstop Party.

“Backstop Amount” has the meaning set forth in Section 2.4(b) hereof.

“Backstop Approval Order” has the meaning set forth in the Recitals.

“Backstop Commitment” has the meaning set forth in Section 2.2 hereof.

“Backstop Commitment Percentage” means at the Effective Time, with respect to any Backstop Party, such Backstop Party’s percentage of the Backstop Commitment determined based on such Backstop Party’s (or its Affiliates’ and Related Persons’) Pro Rata 1L Share of the Rights Offering Amount as set forth adjacent to such Backstop Party’s name under the column titled “Backstop Commitment Percentage” in the Register of Commitments (as it may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement). The Backstop Commitment Percentage initially shall be determined at the Effective Time based on Eligible 1L Claims held by the Backstop Parties at the Effective Time. As of the Amendment Effective Time, (i) the Register of Commitments shall be modified to allocate $17,151,483.56 of Backstop Commitment and the related Backstop Commitment Percentage to two holders of Eligible 1L Claims, (ii) one of such holders shall become a Backstop Party by delivering a signature page hereto and be allocated a Backstop Commitment Percentage, and (iii) subject to clause (ii) above, the Backstop Commitment Percentage of each Backstop Party (other than the two holders of Eligible 1L Claims referred to in clause (i) above) prior to the Amendment Effective Time shall be recalculated and reduced proportionately. Any reference to “Backstop Commitment Percentage” in this Agreement means the Backstop Commitment Percentage in effect at the time of the relevant determination.

“Backstop Eligible Person” means (i) a Person who held, or whose Affiliates and Related Persons held, Eligible 1L Claims and executed the Restructuring Support Agreement as of 4:00 p.m. (prevailing Eastern time) on March 28, 2023 and remains a party to the First Amended and Restated Restructuring Support Agreement, or (ii) any Person who executed the Original Agreement, or whose Affiliates or any other Person who received all or any portion of the Backstop Commitment pursuant to any Transfer authorized under Section 2.5 hereof.

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“Backstop Majority Parties” means Backstop Parties holding at least a majority of the aggregate Backstop Commitments, as of the date on which the consent or approval is solicited; provided, however, that the votes and commitments of any Defaulting Backstop Party shall be excluded from the calculation of Backstop Commitment Percentages for purposes of this definition.

“Backstop Outside Date” has the meaning set forth in Section 9.2(c) hereof.

“Backstop Party” means each holder of a Backstop Commitment that is party to this Agreement.

“Backstop Party Default” means, with respect to any Backstop Party, (x) such Backstop Party fails to deliver and pay the aggregate Purchase Price payable by it for its Backstop Commitment Percentage of any Unsubscribed New Money Newco Shares by the Closing Date in accordance with Section 2.2 hereof or (y) such Backstop Party denies or disaffirms its obligations in writing (electronic or otherwise) pursuant to Section 2.2 or Section 2.3 hereof.

“Backstop Party Replacement” has the meaning set forth in Section 2.3 hereof.

“Backstop Party Replacement Period” has the meaning set forth in Section 2.3 hereof.

“Backstop Party Withdrawal Replacement” has the meaning set forth in Section 9.5(b) hereof.

“Backstop Party Withdrawal Replacement Period” has the meaning set forth in Section 9.5(b) hereof.

“Bankruptcy Cases” has the meaning set forth in the Recitals.

“Bankruptcy Code” means title 11 of the United States Code.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banks in New York City, New York are not open for business.

“Claim” means (a) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, or (b) a right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

“Claim Affirmation Form” means a form delivered to the Issuer by a Backstop Party, substantially in the form of Exhibit 2 hereto.

“Closing” has the meaning set forth in Section 2.4(a) hereof.

“Closing Date” has the meaning set forth in Section 2.4(a) hereof.

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“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Premium” has the meaning set forth in Section 3.1 hereof.

“Commitment Premium Shares” is a number of New Money Newco Shares having an aggregate value equal to 10.547755% of the Rights Offering Amount, with such New Money Newco Shares valued assuming Newco’s value is equal to the Newco Enterprise Value.

“Contract” means any agreement, contract or instrument, including any loan, note, bond, mortgage, indenture, guarantee, deed of trust, license, franchise, commitment, lease, franchise agreement, letter of intent, memorandum of understanding or other obligation, and any amendments thereto, whether written or oral.

“Debtors” means, collectively, Endo International and its affiliated debtors in the Bankruptcy Cases.

“Defaulting Backstop Party” means the applicable defaulting Backstop Party in respect of a Backstop Party Default that is continuing.

“Definitive Documents” has the meaning set forth in the Restructuring Support Agreement.

“Designee” has the meaning set forth in Section 10.17.

“DRS Form” has the meaning set forth in Section 2.4(b) hereof.

“DTC” means The Depository Trust Company.

“Effective Time” means 8:00 a.m. (prevailing Eastern time) on May 9, 2023.

“Eligible 1L Claims” means the Prepetition First Lien Indebtedness Held by any Backstop Eligible Person (whether or not a party to this Agreement) as of 4:00 p.m. (prevailing Eastern time) on March 28, 2023.

“Eligible Funds” means any vehicle that is not a portfolio of collateralized loan obligations that is securitized and managed as a fund.

“Endo International” has the meaning set forth in the Preamble.

“Equity Interests” means all shares of capital stock, ordinary or preferred equity share capital or other equity interests, and any options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the same.

“Event “ means any event, development, occurrence, circumstance, effect, condition, result, state of facts or change.

“FCPA” has the meaning set forth in Section 4.12(b) hereof.

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“First Amended and Restated Restructuring Support Agreement” has the meaning set forth in the Recitals.

“First Amended and Restated Restructuring Term Sheet” has the meaning set forth in the Recitals.

“Governmental Entity” means any U.S. or non-U.S. international, regional, federal, state, municipal or local governmental, judicial, administrative, legislative or regulatory authority, entity, instrumentality, agency, department, commission, court or tribunal of competent jurisdiction (including any branch, department or official thereof).

“Held” for purposes of the definitions of Eligible 1L Claims and Pro Rata 1L Share shall take into account, without duplication, claims for which a Person at the relevant time (i) is or, after taking into account the settlement of any pending assignments or trades, will be the beneficial owner of (or investment manager, advisor, or subadvisor to one or more beneficial owners of) or (ii) has or, after taking into account the settlement of any pending assignments or trades, will have with respect to the beneficial owner(s) of such claims, (x) sole investment or voting discretion (including any such discretion delegated to its investment advisor) with respect to such claims, and (y) full power and authority to vote on and consent to matters concerning such claims, and to exchange, assign, and transfer such claims.

“Indemnified Claim” has the meaning set forth in Section 8.2 hereof.

“Indemnified Person” has the meaning set forth in Section 8.1 hereof.

“Indemnifying Party” has the meaning set forth in Section 8.1 hereof.

“Investment Company Act” has the meaning set forth in Section 4.13 hereof.

“Issuer” means Tensor or, in lieu thereof, a Designee pursuant to Section 10.17 hereof.

“Issuer’s Counsel” means Gibson, Dunn & Crutcher LLP.

“Law” means any law (statutory or common), statute, regulation, rule, code or ordinance enacted, adopted, issued or promulgated by any Governmental Entity.

“Losses” has the meaning set forth in Section 8.1 hereof.

“Material Adverse Effect “ means (i) any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, business prospects, stockholders’ equity or results of operations of the Issuer or (ii) any Event that would reasonably be expected to prevent, materially delay or materially impede the performance by the Issuer of its obligations under this Agreement or any other 1L Rights Transactions Agreements or the consummation of the transactions contemplated hereby or thereby.

“Money Laundering Laws” has the meaning set forth in Section 4.11 hereof.

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“New Money Newco Shares” means the Newco Ordinary Shares to be offered in the Rights Offering, including any Unsubscribed New Money Newco Shares.

“Newco” means the Issuer.

“Newco Enterprise Value” means a total enterprise value for Newco of $3.275 billion.

“Newco Ordinary Shares” means the issued and outstanding shares of common stock of the Issuer.

“OFAC” has the meaning set forth in Section 4.12(a) hereof.

“Order” means any judgment, order, award, injunction, writ, permit, license or decree of any Governmental Entity or arbitrator of applicable jurisdiction.

“Original Agreement” has the meaning set forth in the Recitals.

“Original RSA” has the meaning set forth in the Restructuring Support Agreement.

“Party” and “Parties” have the meaning set forth in the Preamble.

“Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, association, trust, Governmental Entity or other entity or organization.

“Plan” has the meaning assigned thereto in the Restructuring Support Agreement.

“Plan Effective Date” means the date on which the Plan becomes effective in accordance with its terms.

“Plan Transaction Process” means a process involving the Debtors’ pursuit of a chapter 11 plan, consistent with the terms and conditions therefor in, and subject to, the Restructuring Support Agreement.

“Private Placement Legend” has the meaning set forth in Section 6.4 hereof.

“Pro Rata 1L Share” shall be calculated at the Effective Time and means, as it pertains to a Backstop Party, the proportion of the Eligible 1L Claims Held by such Backstop Party bears to the aggregate amount of Eligible 1L Claims held by all Backstop Parties at the Effective Time, calculated by reference to the Register of Commitments.

“Procedures “ means such customary and reasonable procedures relating to the Rights Offering as shall be agreed to by the Backstop Majority Parties.

“PSA” has the meaning assigned thereto in the Restructuring Support Agreement.

“Purchase Price” means, in respect of the Rights Offering Shares, such price per ordinary share as shall be set forth in the Procedures.

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“Register of Commitments” means a register setting forth the Backstop Commitments and Backstop Commitment Percentages of each of the Backstop Parties, which register the Issuer shall maintain and amend, restate, supplement or otherwise modify from time to time in accordance with the terms hereof.

“Registration Rights Agreement” means a registration rights agreement relating to the registration of New Money Newco Shares to be issued under this Agreement, entered into as of the Closing Date, which agreement shall be in form and substance consistent with the Restructuring Support Agreement and otherwise in form and substance reasonably satisfactory to the Backstop Majority Parties.

“Related Fund” means (i) any investment funds or other entities who are advised by the same investment advisor or by investment advisors which are Affiliates of one another and (ii) any investment advisor with respect to an investment fund or entity it advises.

“Related Party” means, with respect to any Person, (i) any former, current or future director, officer, agent, Representative, Affiliate, employee, general or limited partner, member, manager or stockholder of such Person and (ii) any former, current or future director, officer, agent, Representative, Affiliate, employee, general or limited partner, member, manager or stockholder of any of the foregoing, in each case solely in their respective capacity as such.

“Related Person” or “Related Purchaser” means, with respect to any Backstop Party, a creditworthy Affiliate or Related Fund of such Backstop Party, as applicable.

“Replacement Backstop Parties” has the meaning set forth in Section 2.3(a) hereof.

“Representatives” means, with respect to any Person, such Person’s directors, officers, members, partners, managers, employees, agents, investment bankers, attorneys, accountants, advisors and other representatives.

“Required Consenting Global First Lien Creditors” shall have the meaning ascribed to such term in the Restructuring Support Agreement.

“Restructuring Support Agreement” has the meaning set forth in the Recitals.

“Right of First Refusal” has the meaning set forth in Section 2.5(b)(i) hereof.

“Rights Offering” means the right of subscription for New Money Newco Shares contemplated by the Procedures.

“Rights Offering Amount” means an aggregate investment amount of $340 million.

“Rights Offering Shares” means the New Money Newco Shares (including all Unsubscribed New Money Newco Shares purchased by the Backstop Parties pursuant to this Agreement) issued pursuant to the Rights Offering.

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“Rights Offering Subscription Agent” means Kroll Restructuring Administration, LLC or such other subscription agent to be appointed by the Issuer and reasonably satisfactory to the Backstop Majority Parties and the Debtors, or, if no agent is so selected, the Issuer.

“ROFR Consideration” has the meaning set forth in Section 2.5(b)(ii) hereof.

“RSA Outside Date” means, with respect to Plan Transaction Process, the date on which the Debtors shall have failed to achieve the Milestone set forth in Section 7(a)(x)(D) of the Restructuring Support Agreement, and, with respect to Standalone Sale Transaction, the Outside Date (in each case, as such terms are defined in the Restructuring Support Agreement).

“Standalone Sale Term Sheet” has the meaning set forth in the Restructuring Support Agreement.

“Standalone Sale Toggle” has the meaning set forth in the Restructuring Support Agreement.

“Standalone Sale Transaction” has the meaning set forth in the Restructuring Support Agreement.

“Sanctions” means any economic or financial sanctions imposed, administered or enforced by the United States (including the U.S. Department of State and the Office of Foreign Assets Control of the U.S. Department of the Treasury), the European Union or any of its member states, the United Nations Security Council or the United Kingdom (including the Office of Financial Sanctions Implementation of His Majesty’s Treasury).

“Section 4(a)(2)” means Section 4(a)(2) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Terms” means, collectively, (i) the definitions of “Purchase Price,” “Backstop Majority Parties,” and “Significant Terms” and (ii) the terms of Section 2.1, Section 2.2, Section 2.3, Section 2.4, Article III, Article VIII, Section 9.5, Section 10.2 and Section 10.8 hereof (and, in each case, any defined terms as used in any such Sections referenced in this definition).

“Specified Holders” means each Backstop Party which (x) holds, in the aggregate, together with such Backstop Party’s Affiliates, greater than $475 million of the amount of Prepetition First Lien Indebtedness (as defined in the Restructuring Support Agreement) as of the Amendment Effective Time, and (y) is not a Defaulting Backstop Party on the Closing Date.

“Subscription Rights “ means those certain rights to purchase Rights Offering Shares at the Purchase Price, pursuant to the terms and subject to the conditions set forth in the Rights Offering.

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“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity as to which such Person (either alone or through or together with any other subsidiary or Affiliate), (a) owns, directly or indirectly, more than fifty percent (50%) of the stock or other Equity Interests, (b) has the power to elect a majority of the board of directors or similar governing body thereof or (c) has the power to direct, or otherwise control, the business and policies thereof.

“Taxes” means all taxes, assessments, duties, levies or other similar mandatory governmental charges paid to a Governmental Entity, including all federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, excise, severance, windfall profits, stamp, payroll, social security, withholding and other taxes, assessments, duties, levies or other similar mandatory governmental charges of any kind whatsoever paid to a Governmental Entity (whether payable directly or by withholding and whether or not requiring the filing of a return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest thereon and shall include any liability for such amounts as a result of being a member of a combined, consolidated, unitary or affiliated group.

“Tensor” has the meaning set forth in the Recitals.

“Termination Payment” has the meaning set forth in Section 9.6(d) hereof.

“Termination Payment Amount” has the meaning set forth in Section 9.6(d) hereof.

“Transfer” means to sell, transfer, assign, pledge, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other contracts).

“Unregistered Shares” has the meaning set forth in Section 5.4 hereof.

“Unsubscribed New Money Newco Shares” means the New Money Newco Shares that have not been duly purchased by Persons exercising their Subscription Rights in the Rights Offering.

“Withdrawal Party” means a Backstop Party that has validly terminated this Agreement as to itself in accordance with Section 9.5.

“Withdrawal Replacement Backstop Parties” has the meaning set forth in Section 9.5(b) hereof.

“Withdrawing Backstop Party” has the meaning set forth in Section 9.5(b) hereof.

Section 1.2 Construction. In this Agreement, unless the context otherwise requires:

(a) references to Articles, Sections and Exhibits are references to the articles and sections or subsections of, and the exhibits attached to, this Agreement;

(b) references in this Agreement to “writing” or comparable expressions include a reference to a written document transmitted by means of electronic mail in portable document format (.pdf), facsimile transmission or comparable means of communication;

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(c) words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(d) the words “hereof,” “herein,” “hereto” and “hereunder,” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including all Exhibits attached to this Agreement, and not to any provision of this Agreement;

(e) the term “Agreement” shall be construed as a reference to this Agreement as the same may have been, or may from time to time be, amended, modified, varied, novated or supplemented;

(f) “include,” “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words;

(g) references to “day” or “days” are references to calendar days;

(h) references to “the date hereof” means the date of this Agreement;

(i) unless otherwise specified, references to a statute means such statute as amended from time to time, and includes any successor legislation thereto and any rules or regulations promulgated thereunder in effect from time to time; and

(j) references to “dollars” or “$” are references to United States of America dollars.

ARTICLE II

BACKSTOP COMMITMENTS

Section 2.1 The Rights Offering. On and subject to the terms and conditions hereof, the Issuer shall conduct the Rights Offering pursuant to, and in accordance with, this Agreement, the Procedures and the Restructuring Support Agreement.

Section 2.2 The Backstop Commitment.

(a) On and subject to the terms and conditions hereof, each Backstop Party agrees, severally and not jointly, to purchase, and the Issuer agrees to sell to such Backstop Party, on the Closing Date (as defined below) for the Purchase Price, the number of Unsubscribed New Money Newco Shares equal to such Backstop Party’s Backstop Commitment Percentage multiplied by the total number of Unsubscribed New Money Newco Shares, rounded among the Backstop Parties solely to avoid fractional shares, as the Backstop Parties may determine in their sole discretion. The obligations of the Backstop Parties to purchase such Unsubscribed New Money Newco Shares as described in this Section 2.2 and set forth in the Register of Commitments shall be referred to as the “Backstop Commitment.”

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(b) For the avoidance of doubt:

(i) Backstop Commitments shall be fixed as of the Effective Time (or, if later, at the time a Backstop Party becomes a party to this Agreement) and thereafter Transfers of Backstop Commitments shall occur only in the manner set forth in this Agreement;

(ii) nothing in this Agreement shall preclude, limit or restrict in any way the ability of a Backstop Party (or any permitted transferee thereof) to Transfer such person’s Prepetition First Lien Indebtedness (or claims with respect thereto or any beneficial ownership therein) after the Effective Time; and

(iii) no party shall cease to be a Backstop Party, nor shall any Backstop Commitment terminate, as a result of any Transfer of a person’s Prepetition First Lien Indebtedness (or claims with respect thereto or any beneficial ownership therein) after the Effective Time.

Section 2.3 Backstop Party Default or Termination.

(a) With respect to the Rights Offering, during the two (2) Business Day period after receipt of written notice from the Issuer to all Backstop Parties of a Backstop Party Default or the valid withdrawal of a Withdrawal Party in accordance with Section 9.5, which notice shall be given to all Backstop Parties promptly following the Issuer becoming aware of the occurrence of such event (such two (2) Business Day period, the “Backstop Party Replacement Period”), the Backstop Parties (other than any Defaulting Backstop Party or Withdrawal Party) shall have the right, but not the obligation, to make arrangements for one or more of the Backstop Parties (other than any Defaulting Backstop Party or Withdrawal Party) to purchase all or any portion of the Available New Money Newco Shares (such purchase, a “Backstop Party Replacement”) on the terms and subject to the conditions set forth in this Agreement and in such amounts as may be agreed upon by all of the non-defaulting and non-withdrawing Backstop Parties electing to purchase all or any portion of the Available New Money Newco Shares (such Backstop Parties, the “Replacement Backstop Parties”). Any such Available New Money Newco Shares purchased by a Replacement Backstop Party shall be included, among other things, in the determination of (x) the Unsubscribed New Money Newco Shares to be purchased by such Replacement Backstop Party for all purposes hereunder, (y) the Backstop Commitment Percentage of such Replacement Backstop Party for all purposes hereunder and (z) the Backstop Commitment of such Replacement Backstop Party for purposes of the definition of the “Backstop Majority Parties.” If a Backstop Party Default occurs or the valid withdrawal of a Backstop Party occurs in accordance with Section 9.5, the Backstop Outside Date (as defined below) shall be delayed only to the extent necessary to allow for the Backstop Party Replacement to be completed within the Backstop Party Replacement Period. The Issuer shall from time to time maintain and update the Register of Commitments, without requiring a written instrument signed by the Issuer and the Backstop Majority Parties, as necessary to reflect conforming changes in the composition of the Backstop Parties and Backstop Commitment Percentages as a result of any Backstop Party Replacement in compliance with this Section 2.3(a).

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(b) Notwithstanding anything in this Agreement to the contrary, if a Backstop Party is a Defaulting Backstop Party or a Withdrawal Party, it shall not be entitled to any of the Commitment Premium (as defined below) applicable solely to such Defaulting Backstop Party or Withdrawal Party provided, or to be provided, under or in connection with this Agreement.

(c) Nothing in this Agreement shall be deemed to require a Backstop Party to purchase more than its Backstop Commitment Percentage of the Unsubscribed New Money Newco Shares.

(d) For the avoidance of doubt, notwithstanding anything to the contrary set forth in Section 9.6 hereof, but subject to Section 10.11 hereof, no provision of this Agreement shall relieve any Defaulting Backstop Party or Withdrawal Party from any liability hereunder, or limit the availability of the remedies set forth in Section 10.10 hereof, in connection with a Defaulting Backstop Party’s Backstop Party Default under this Article II or otherwise.

Section 2.4 Closing.

(a) Subject to the satisfaction or waiver in accordance with this Agreement of the conditions set forth in Article VII (other than conditions that by their terms are to be satisfied at the Closing), unless otherwise mutually agreed in writing between the Issuer and the Backstop Majority Parties, the closing of the Backstop Commitments (the “Closing”) shall take place via electronic mail in portable document format (.pdf). The date on which the Closing actually occurs shall be referred to herein as the “Closing Date.”

(b) At the Closing, Newco will issue the New Money Newco Shares to each Backstop Party (or to its designee in accordance with Section 2.6 hereof) against payment of the amount sufficient to satisfy such Backstop Party’s Backstop Commitment (such Backstop Party’s amount, the “Backstop Amount”). Subject to Section 6.3, the New Money Newco Shares to be delivered pursuant to this Section 2.4(b) and Section 3.1 shall, to the extent reasonably practicable, be in uncertificated book-entry form through the direct registration system (“DRS Form”); provided, however, that to the extent the New Money Newco Shares cannot be issued in DRS Form, such securities will be delivered, at the option of the Issuer, in another book entry form on the Issuer’s share register or in certificated form. Notwithstanding anything to the contrary in this Agreement, all New Money Newco Shares will be delivered with all issue, stamp, transfer, sales and use, or similar transfer Taxes or duties that are due and payable (if any) in connection with such delivery duly paid by the Issuer.

Section 2.5 Transfer of Backstop Commitments.

(a) Except as expressly set forth in this Section 2.5, no Backstop Party (or any permitted transferee thereof) may Transfer all or any portion of its Backstop Commitment to any other Person, including, for the avoidance of doubt, the Issuer or any of its Affiliates.

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(b) Each Backstop Party may Transfer all or any portion of its Backstop Commitment to any of its Affiliates or to any other Backstop Party (or an Affiliate thereof) that is not a Defaulting Backstop Party or Withdrawal Party; provided, that:

(i) any such Transfer (other than to an Affiliate of the transferor) shall be subject to a right of first refusal (the “Right of First Refusal”) in favor of the other Backstop Parties;

(ii) prior to any such Transfer (other than to an Affiliate of the transferor), the transferor shall provide a written notice of such proposed Transfer in the form of notice attached as Exhibit 3 hereto by email to EndoROFR@gibsondunn.com, which notice shall disclose the amount of the transferor’s Backstop Commitment intended to be Transferred, the identities of the transferor and the other Backstop Party acquiring such amount of the transferor’s Backstop Commitment, and the fair market value of the consideration to be received by the Backstop Party in the proposed Transfer (the “ROFR Consideration”);

(iii) the aforementioned contacts at the Issuer’s Counsel shall promptly provide such written notice to the other Backstop Parties that are not a Defaulting Backstop Party or Withdrawal Party;

(iv) any such other Backstop Parties that are not a Defaulting Backstop Party or Withdrawal Party may exercise its Right of First Refusal within five (5) Business Days of the date of the transferor’s written notice, based on such Backstop Party’s Pro Rata 1L Share of the Backstop Commitment proposed for Transfer relative to the Pro Rata 1L Share of other Backstop Parties electing to exercise the right of first refusal with respect to such Transfer, by delivering written notice of its exercise of the Right of First Refusal, which notice shall state the maximum Backstop Commitment with respect to which it is exercising the right and promise to pay in cash the ROFR Consideration with respect to its allocated share within ten (10) calendar days thereafter; and

(v) as a condition to the effectiveness of the Transfer of a Backstop Commitment pursuant to this Section 2.5(b), the Person to whom the Backstop Commitment is Transferred must either (A) be a Party to this Agreement or (B) agree in writing to become a Backstop Party to this Agreement by delivering a signature hereto (after which such Person will be deemed a Backstop Party for all purposes hereunder).

(c) In the event of a Transfer in accordance with Section 2.5(b) hereof, then on or after the time such Transfer has become effective and notice thereof has been delivered to the Issuer, such transferring Backstop Party shall have no liability under this Agreement arising solely from or related to the failure of such transferee Backstop Party to comply with the terms of this Agreement with respect to the portion of the Backstop Commitment transferred and shall have no further obligations under this Agreement with respect to such portion of the Backstop Commitment.

(d) Notwithstanding the foregoing, each Backstop Party may exercise its designation rights under Section 2.6 hereof in accordance with the terms thereof.

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(e) Any Transfer of Backstop Commitments made (or attempted to be made) in violation of this Agreement (including without complying with the right of first refusal) shall be deemed null and void ab initio and of no force or effect, regardless of any prior notice provided to the Parties or any Backstop Party, and shall not create (or be deemed to create) any obligation or liability of any other Backstop Party or any Issuer to the purported transferee or limit, alter or impair any agreements, covenants, or obligations of the proposed transferor under this Agreement. The foregoing Transfer limitations in this Section 2.5 shall not apply to the New Money Newco Shares after the Closing.

Section 2.6 Designation Rights. Each Backstop Party shall have the right to designate by written notice to the Issuer no later than two (2) Business Days prior to the Closing Date that some or all of the Unsubscribed New Money Newco Shares and the Rights Offering Shares that it is obligated to purchase hereunder be issued in the name of, and delivered to a Related Purchaser of such Backstop Party upon receipt by the Issuer of payment therefor in accordance with the terms hereof, which notice of designation shall (i) be addressed to the Issuer and signed by such Backstop Party and each such Related Purchaser, (ii) specify the number of Unsubscribed New Money Newco Shares and Rights Offering Shares to be delivered to or issued in the name of such Related Purchaser and (iii) contain a confirmation by each such Related Purchaser of the accuracy of the representations set forth in Section 5.4, Section 5.5 and Section 5.6 hereof as applied to such Related Purchaser; provided, that no such designation pursuant to this Section 2.6 shall relieve such Backstop Party from its obligations under this Agreement.

Section 2.7 Notification of Aggregate Number of Exercised Subscription Rights. Upon request from the Backstop Majority Parties, the Issuer shall reasonably promptly notify, or cause the Rights Offering Subscription Agent to reasonably promptly notify, the Backstop Parties of the aggregate number of Subscription Rights known by the Issuer or the Rights Offering Subscription Agent to have been exercised pursuant to the Rights Offering as of the most recent practicable time before such request.

Section 2.8 Securities Exemption. The Parties acknowledge and agree that the issuance of Newco Ordinary Shares in the Rights Offering and pursuant to the Backstop Commitment shall be conducted in reliance on (i) the exemption from registration under the Securities Act provided in Section 1145 of the Bankruptcy Code to the maximum extent possible and, to the extent such exemption is unavailable, shall be conducted in reliance upon the exemption from registration under the Securities Act provided in Section 4(a)(2) of the Securities Act, Regulation D or Regulation S promulgated under the Securities Act and/or another available exemption from registration under the Securities Act, and (ii) an exemption from the requirement to publish a prospectus for an offer of securities pursuant to the Regulation (EU) 2017/1129 of the European Parliament and of the Council of the European Union.

ARTICLE III

COMMITMENT PREMIUM

Section 3.1 Commitment Premium Payable by the Issuer. As consideration for the Backstop Commitments and the other agreements of the Backstop Parties in this Agreement, the Issuer shall issue to the Backstop Parties the Commitment Premium Shares in the manner set forth in Section 3.2 hereof (the “Commitment Premium”). The Commitment Premium shall be issued in accordance with Section 2.4(b) (as if all references in Section 2.4(b) to New Money Newco Shares referred to the Commitment Premium Shares) and Section 3.2 hereof to the Backstop Parties (including any Replacement Backstop Party designated under Section 2.3(a) hereof, but excluding any Defaulting Backstop Party) or their Related Purchasers at the time the payment of the Commitment Premium is made.

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Section 3.2 Payment of the Commitment Premium. The Commitment Premium shall be fully earned and nonrefundable and the Commitment Premium Shares shall be issued by the Issuer, free and clear of any withholding or deduction for any applicable Taxes except as otherwise required under applicable Law, on the Closing Date in consideration for the payment by the relevant Backstop Party of the nominal (par) value of its relevant Commitment Premium Shares. Each Backstop Party (including any Replacement Backstop Party designated under Section 2.3(a) hereof, but excluding any Defaulting Backstop Party) shall be issued such Backstop Party’s Backstop Commitment Percentage of the Commitment Premium Shares (rounded up or down to the nearest whole shares). For the avoidance of doubt, to the extent payable in accordance with the terms of this Agreement, the Commitment Premium will be payable regardless of the amount of Unsubscribed New Money Newco Shares (if any).

Section 3.3 Tax Treatment. The Issuer and the Backstop Parties (i) agree to treat the Commitment Premium and the Additional Premium, for U.S. federal income tax purposes, as a premium payment by the Issuer to the Backstop Parties in exchange for the issuance by the Backstop Parties to the Issuer of a put right with respect to the New Money Newco Shares and (ii) shall file all U.S. federal income Tax returns consistent with, and take no position inconsistent with, such treatment (whether in audits, Tax returns or otherwise) unless there is a change in applicable Law or unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE ISSUER

The Issuer hereby represents and warrants to the Backstop Parties as set forth below.

Section 4.1 Organization. The Issuer is duly incorporated or organized and validly existing as a corporation or other entity in good standing under the laws of its jurisdiction of organization and has all corporate power and authority to own its property and assets and conduct its business as currently conducted, and, except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, is duly qualified as a foreign corporation for the transaction of business and is in good standing under the Laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification. Since its incorporation, and except as contemplated by the 1L Rights Transactions Agreement, Newco has engaged in no material business or operating activities, has no Subsidiaries and has no material assets or liabilities.

Section 4.2 Authorization. The Issuer has all corporate power and authority to execute and deliver this Agreement and each other 1L Rights Transactions Agreement, perform its obligations hereunder or thereunder, and consummate the 1L Rights Transactions contemplated hereby or thereby. This Agreement and each other 1L Rights Transactions Agreement has been duly authorized by the Issuer.

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Section 4.3 Execution and Delivery; Enforceability. This Agreement and each other 1L Rights Transactions Agreement has been, or will be on the Closing Date, duly executed and delivered by the Issuer. The Issuer’s obligations hereunder and under each other 1L Rights Transactions Agreement constitute the valid and legally binding obligations of the Issuer enforceable against the Issuer in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

Section 4.4 No Conflict. The execution, delivery and performance by Issuer of this Agreement and the other 1L Rights Transactions Agreements, the compliance by Issuer with this Agreement and the other 1L Rights Transactions Agreements and the consummation of the 1L Rights Transactions herein or therein contemplated (i) will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Issuer is a party or by which the Issuer is bound or to which any of the property or assets of the Issuer is subject, (ii) will not result in any violation of the provisions of the certificate of incorporation or by-laws, certificate of formation, limited liability company agreement or operating agreement or similar organizational documents of each Issuer and (iii) will not result in any violation of any statute or any order, rule, regulation or other Law of any court or governmental agency or body having jurisdiction over the Issuer, or any of its properties, except in the case of clause (i) above, for conflicts, breaches, violations or defaults that would not have, individually or in the aggregate, a Material Adverse Effect or affect the validity of the New Money Newco Shares; and, assuming the accuracy of the Backstop Parties’ representations as set forth in this Agreement and the consummation of the 1L Rights Transactions in the manner contemplated hereby, no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body or any party to any material Contract is required for the execution, delivery and performance by Issuer of this Agreement and compliance herewith, the sale of the New Money Newco Shares by Newco or the consummation by the Issuer of the 1L Rights Transactions contemplated by this Agreement, except such consents, approvals, authorizations, registrations or qualifications that have already been obtained or as may be required under state securities or “Blue Sky” laws in connection with the purchase of the New Money Newco Shares by the Backstop Parties.

Section 4.5 Arm’s-Length Dealing. The Issuer agrees that (a) each of the Backstop Parties is acting solely in the capacity of an arm’s-length contractual counterparty with respect to the 1L Rights Transactions contemplated hereby (including in connection with determining the terms of the Rights Offering) and not as a financial advisor or a fiduciary to, or an agent of, the Issuer and (b) no Backstop Party is advising the Issuer as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.

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Section 4.6 No Violation; Compliance with Laws. The Issuer is not (i) in violation of its certificate of incorporation or by-laws, certificate of formation, limited liability company agreement or operating agreement or similar organizational documents or (ii) in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, except in the case of clause (ii) above, to the extent that any such default would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.7 Legal Proceedings. There are no legal or governmental proceedings pending to which the Issuer is a party or of which any property of the Issuer is subject, which, if determined adversely to the Issuer, would individually or in the aggregate have a Material Adverse Effect on the current or future financial position, stockholders’ equity or results of operations of the Issuer; and, to the best knowledge of the Issuer, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

Section 4.8 Tax Matters. The Issuer has timely filed, taking into account any applicable extensions, all income and other material Tax returns that it was required to file and has timely paid all income and other material Taxes due and owing whether or not shown on any Tax return. All Tax returns filed by the Issuer were true, correct and complete in all material respects and were prepared in compliance with applicable Law. The Issuer is not a party to any material Tax allocation or material Tax sharing agreement with any third party (other than an agreement the principal purpose of which is not the sharing, assumption or indemnification of Tax). As of the date hereof, there is no outstanding audit, assessment, or written claim concerning any material Tax liability of the Issuer, and the Issuer has not received from any Governmental Entity any written notice regarding any contemplated or pending audit, examination or other administrative proceeding or court proceeding concerning any material amount of Taxes imposed thereon.

Section 4.9 Private Placement. Assuming the accuracy of the Backstop Parties’ representations and warranties in Section 5.5, none of the Issuer, any of their respective Affiliates, nor any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any Newco Ordinary Shares of Newco under the Securities Act, whether through integration with prior offerings or otherwise. None of the Issuer or any of its Affiliates, nor any Person acting on its or their behalf, will take any action or steps referred to in the preceding sentence that would require registration of the issuance of any of the Unregistered Shares under the Securities Act.

Section 4.10 Material Contracts. Except as contemplated by this Agreement or any other 1L Rights Transactions Agreements, the Issuer has not entered into any Contracts that would reasonably be expected to be material to the Issuer.

Section 4.11 Compliance with Money Laundering Laws. The operations of the Issuer is and has been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”); and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Issuer with respect to the Money Laundering Laws is pending or, to the best knowledge of the Issuer, threatened.

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Section 4.12 Compliance with Sanctions Laws.

(a) None of the Issuer or, to the knowledge of the Issuer, any director, officer, agent, employee, Affiliate or other person acting on behalf of the Issuer is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), nor is the Issuer located, organized or resident in a country or territory that is the subject of Sanctions. The Issuer will not directly or indirectly use the proceeds of the sale of the New Money Newco Shares, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partners or other person, (i) to fund any activities of or business with any person that, at the time of such funding, is the subject of Sanctions, or is in Crimea, Cuba, Iran, North Korea and Syria or in any other country or territory that, at the time of such funding, is the subject of Sanctions, or (ii) in any other manner that will result in a violation by any person (including any person participating in the offering, whether as underwriter, advisor, investor or otherwise) that is the subject of Sanctions.

(b) None of the Issuer or, to the knowledge of such Issuer, any director, officer, agent, employee, Affiliate or other person acting on behalf of the Issuer is or has taken any action, directly or indirectly, that would result in a violation by such Persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Issuer and, to the knowledge of the Issuer, its Affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

Section 4.13 Investment Company Act. The Issuer is not an “investment company” as such term is defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”).

Section 4.14 No Registration Rights. There are no Persons with registration rights or other similar rights to have any New Money Newco Shares registered for sale under the Securities Act, except for those rights which have been waived in writing prior to the date hereof and such rights as shall be granted pursuant to the 1L Rights Transactions Agreements.

Section 4.15 No Broker’s Fees. The Issuer is not a party to any Contract with any Person (other than with respect to the 1L Rights Transactions Agreements) that would give rise to a valid Claim against such Issuer for a brokerage commission, finder’s fee or like payment in connection with the Rights Offering or the issuance or sale of the New Money Newco Shares.

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Section 4.16 Due Authorization. The issuance of the maximum number of Commitment Premium Shares issuable hereunder have been duly authorized and, upon issuance in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BACKSTOP PARTIES

Each Backstop Party represents and warrants as to itself only (unless otherwise set forth herein, as of the date of this Agreement and as of the Closing Date) as set forth below.

Section 5.1 Incorporation. Such Backstop Party is a legal entity duly organized, validly existing and, if applicable, in good standing (or the equivalent thereof) under the Laws of its jurisdiction of incorporation or organization.

Section 5.2 Corporate Power and Authority. Such Backstop Party has the requisite power and authority (corporate or otherwise) to enter into, execute and deliver this Agreement and each other 1L Rights Transactions Agreement to which such Backstop Party is a party and to perform its obligations hereunder and thereunder and has taken all necessary actions (corporate or otherwise) required for the due authorization, execution, delivery and performance by it of this Agreement and the other 1L Rights Transactions Agreements to which such Backstop Party is a party.

Section 5.3 Execution and Delivery. This Agreement and each other 1L Rights Transactions Agreement to which such Backstop Party is a party (a) has been, or prior to its execution and delivery will be, duly and validly executed and delivered by such Backstop Party and (b) will constitute valid and legally binding obligations of such Backstop Party, enforceable against such Backstop Party in accordance with its respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar Laws limiting creditors’ rights generally or by equitable principles relating to enforceability.

Section 5.4 No Registration.

(a) Such Backstop Party understands that the New Money Newco Shares and any other shares that are issued in connection with this Agreement in reliance upon the exemption from registration under the Securities Act provided in Section 4(a)(2) of the Securities Act, Regulation D or Regulation S promulgated under the Securities Act and/or another available exemption from registration under the Securities Act (such shares, the “Unregistered Shares”) to any Backstop Party in satisfaction of the Backstop Commitment and Commitment Premium (i) have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends on, among other things, the bona fide nature of the investment intent and the accuracy of such Backstop Party’s representations as expressed herein or otherwise made pursuant hereto; (ii) cannot be resold unless subsequently registered under the Securities Act or an exemption from registration is available; and (iii) will bear a restrictive legend substantially in the form set forth in Section 6.4 hereto.

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(b) Such Backstop Party represents and warrants that it has not engaged and will not engage in any form of general solicitation or general advertising in any manner involving a public offering within the meaning of Section 4(a)(2) to investors with respect to offers or sales of the Unregistered Shares issued to such Backstop Party in satisfaction of the Backstop Commitment and Commitment Premium, in each case under circumstances that would cause the offering or issuance of the Unregistered Shares not to be exempt from registration under the Securities Act pursuant to Section 4(a)(2) or any other applicable exemption.

(c) The purchase of the New Money Newco Shares by the Backstop Parties, as applicable, has not been solicited by or through anyone other than the Issuer.

(d) The Backstop Parties will not sell, transfer or otherwise dispose of the Unregistered Shares or any interest therein, except in accordance herewith, in a registered transaction or in a transaction exempt from or not subject to the registration requirements of the Securities Act.

Section 5.5 Purchasing Intent. With respect to the Rights Offering, each Backstop Party is acquiring the Unsubscribed New Money Newco Shares and the Rights Offering Shares issued to such Backstop Party, in satisfaction of its Backstop Commitment and Commitment Premium, in each case, for its own account or for the account of its Related Fund, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof not in compliance with applicable securities laws, and each such Backstop Party has no present intention of selling, granting any participation in, or otherwise distributing the same, except in compliance with applicable securities laws. Such Backstop Party did not decide to enter into this Agreement as a result of any general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D promulgated under the Securities Act.

Section 5.6 Sophistication; Evaluation. Such Backstop Party has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the New Money Newco Shares. Such Backstop Party is (a)(i) an “accredited investor” within the meaning of Rule 501(a) of the Securities Act, (ii) a “qualified institutional buyer” within the meaning of Rule 144A of the Securities Act or (iii) not a “U.S. person” within the meaning of Regulation S of the Securities Act, not in the United States and not purchasing for the account or benefit of a U.S. person or a Person in the United States; and (b) an “Eligible Holder” as set forth in the Procedures. Such Backstop Party understands and is able to bear any economic risks associated with such investment (including the necessity of holding such securities for an indefinite period of time). Except for the representations and warranties expressly set forth in this Agreement or any other 1L Rights Transactions Agreement, such Backstop Party has independently evaluated the merits and risks of its decision to enter into this Agreement. Such Backstop Party acknowledges that it (i) has been furnished with or has had full access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the New Money Newco Shares, and (ii) has had an opportunity to discuss with management of Issuer the intended business and financial affairs of Issuer and to obtain information necessary to verify any information furnished to it or to which it had access.

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Section 5.7 No Conflict. The execution and delivery by such Backstop Party of this Agreement and each other 1L Rights Transactions Agreement to which it is a party, the compliance by such Backstop Party with the provisions hereof and thereof and the consummation of the 1L Rights Transactions contemplated herein and therein will not (a) result in any violation of the provisions of the organizational or governing documents of such Backstop Party, or (b) result in any violation of any Law or Order applicable to such Backstop Party or any of its properties.

Section 5.8 Consents and Approvals. No consent, approval, authorization, Order, registration or qualification of or with any Governmental Entity having jurisdiction over such Backstop Party or any of its properties is required, except that which has been previously obtained, for the execution and delivery by such Backstop Party of this Agreement and each other 1L Rights Transactions Agreement to which such Backstop Party is a party, the compliance by such Backstop Party with the provisions hereof and thereof and the consummation of the 1L Rights Transactions (including the purchase by each Backstop Party of its Backstop Commitment Percentage or its portion of the Rights Offering Shares) contemplated herein and therein.

Section 5.9 No Broker’s Fees. Such Backstop Party is not a party to any Contract with any Person (other than with respect to the 1L Rights Transactions Agreements) that would give rise to a valid Claim against such Backstop Party for a brokerage commission, finder’s fee or like payment in connection with the Rights Offering or the issuance or sale of the New Money Newco Shares to such Backstop Party.

Section 5.10 Legal Proceedings. There are no legal, governmental, administrative, judicial or regulatory investigations, audits, actions, suits, claims, arbitrations, demands, demand letters, claims, notices of noncompliance or violations, or proceedings, pending to which such Backstop Party or any of its Subsidiaries is a party, in each case that will prohibit, delay, or materially and adversely impact such Backstop Party’s performance of its obligations under this Agreement or any other 1L Rights Transactions Agreements; and, to the knowledge of the Backstop Parties, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

Section 5.11 Sufficiency of Funds. As of the date of funding of the Backstop Amount pursuant to Section 2.4(b), each Backstop Party reasonably expects to have available funds sufficient to pay its Backstop Amount. For the avoidance of doubt, such Backstop Party acknowledges that its obligations under this Agreement and the other 1L Rights Transactions Agreements are not conditioned in any manner upon its obtaining financing.

Section 5.12 Claim Affirmation Form. The Backstop Party has delivered one or more Claim Affirmation Forms to the Issuer, and the information set forth therein was true, complete and accurate when delivered.

Section 5.13 Arm’s Length. Such Backstop Party acknowledges and agrees that Endo International is acting solely in the capacity of an arm’s length contractual counterparty to such Backstop Party with respect to the transactions contemplated hereby (including in connection with determining the terms of the Rights Offering).

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ADDITIONAL COVENANTS

Section 6.1 Commercially Reasonable Efforts. Without in any way limiting any other respective obligation of the Issuer or any Backstop Party in this Agreement, each Party shall use commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable in order to consummate and make effective the 1L Rights Transactions contemplated by this Agreement, including using commercially reasonable efforts in:

(i) timely preparing and filing all documentation reasonably necessary to effect all necessary notices, reports and other filings of such Person and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or Governmental Entity;

(ii) defending any causes of action, suits, or legal or regulatory proceedings or any other action taken by any Person in any way challenging (A) this Agreement or any other 1L Rights Transactions Agreement or (B) the consummation of the 1L Rights Transactions contemplated hereby and thereby, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed; and

(iii) working together in good faith to finalize the 1L Rights Transactions Agreements and all other documents relating thereto.

Section 6.2 No Integration. Neither the Issuer nor any of its affiliates (as defined in Rule 501(b) of Regulation D promulgated under the Securities Act) will, directly or through any agent, sell, offer for sale, solicit offers to buy or otherwise negotiate in respect of, any security (as defined in the Securities Act) that is or will be integrated with the sale of the New Money Newco Shares in a manner that would require registration of the New Money Newco Shares to be issued by the Issuer on the Closing Date under the Securities Act.

Section 6.3 DTC Eligibility and DRS Form. The Parties acknowledge that the New Money Newco Shares shall not initially eligible for issuance through DTC. To the extent permitted by DTC, the Issuer shall use commercially reasonable efforts to make the New Money Newco Shares eligible to be issued in DRS Form.

Section 6.4 Share Legend. Each certificate evidencing Unregistered Shares that are issued in connection with this Agreement shall be stamped or otherwise imprinted with a legend (the “Private Placement Legend”) in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [DATE OF ISSUANCE], HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE U.S. STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER.”

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In the event that any such Unregistered Shares are uncertificated, such Unregistered Shares shall be subject to a restrictive notation substantially similar to the Private Placement Legend in the stock ledger or other appropriate records maintained by the Issuer or agent.

The Issuer shall remove the Private Placement Legend (or restrictive notation, as applicable) set forth above from the certificates evidencing any such shares (or the stock ledger or other appropriate Issuer’s records, in the case of uncertified shares) at any time after the restrictions described in such Private Placement Legend cease to be applicable, including, as applicable, when such shares may be sold under Rule 144 of the Securities Act without volume or manner of sale restrictions by any holder which is not an affiliate of Newco. The Issuer may reasonably request such opinions, certificates or other evidence that such restrictions or conditions no longer apply as a condition to removing the Private Placement Legend.

Section 6.5 Bringdown of Claim Affirmation Forms. Notwithstanding any provision to the contrary in any Claim Affirmation Form, if prior to the Effective Time there is any change to the beneficial ownership of Eligible 1L Claims provided on a Backstop Party’s Claim Affirmation Form, such Backstop Party shall deliver an updated Claim Affirmation Form to the Issuer (via the email addresses appearing on such Claim Affirmation Form) no later than 12:00 p.m. (prevailing Eastern time) on the date of the Effective Time.

Section 6.6 Endo International Covenants.

(a) Without in any way limiting any other respective obligation of the Issuer or any Backstop Party in this Agreement, Endo International, directly or through any of the other Debtors, shall pay to the Specified Holders, prior to or at the Closing, in addition to the Commitment Premium payable to each Specified Holder, an additional premium, in cash, in the aggregate amount of 2.0% of the amount of Prepetition First Lien Indebtedness (as defined in the Restructuring Support Agreement) held by Eligible Funds that are Affiliates of such Specified Holder as of November 21, 2023 (the “Additional Premium”), as consideration for the Backstop Commitments of the Specified Holders and the other agreements of the Specified Holders in this Agreement; provided that the Additional Premium shall be no greater than $25,540,000.00.

(b) In the sole discretion of each Specified Holder, upon written notice to Endo International and the Issuer (email by counsel being sufficient) within two (2) Business Days prior to Closing or the due date for any cash payment for any Backstop Commitment or Subscription Rights, the amount of such Specified Holder’s Additional Premium may be offset or otherwise netted from by any amount due and payable by such Specified Holder in connection with the payment in cash of such Specified Holder’s (i) Backstop Commitments, or (ii) Subscription Rights under the Rights Offering, each in an amount equivalent to the amount of such Specified Holder’s Additional Premium.

(c) Notwithstanding anything else in this Agreement (including Section 3.3) to the contrary, to the extent the Specified Holders determine (in consultation with their advisors) that another Tax reporting position than the one described in Section 3.3 is more appropriate with respect to the Additional Premium, Section 3.3 shall not apply with respect to the Additional Premium and the Issuer shall consider such alternative position in good faith. To the extent that the Specified Holders and the Issuer agree on such alternative Tax reporting position, the Parties shall report the Additional Premium consistently therewith unless required to take another position pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

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ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF THE PARTIES

Section 7.1 Conditions to the Obligations of the Backstop Parties. The obligation of each Backstop Party to consummate the 1L Rights Transactions contemplated hereby shall be subject to (unless waived or amended in accordance with Section 7.2 hereof) the satisfaction of the following conditions prior to or at the Closing:

(a) Rights Offering. The Rights Offering shall have been conducted, in all material respects, in accordance with the 1L Rights Transactions Agreements.

(b) Fees and Expense Reimbursement. Endo International, directly or through any of the other Debtors, shall have paid (or such amounts shall be paid substantially concurrently with the Closing) all fees and expense reimbursement amounts invoiced through the Closing Date as required in accordance with the terms of the Restructuring Support Agreement and any fee letters.

(c) Consents. All governmental and third-party notifications, filings, consents, waivers and approvals set forth on Exhibit 1 and required for the consummation of the 1L Rights Transactions contemplated by this Agreement and the other 1L Rights Transactions Agreements, including, but not limited to, the Backstop Approval Order, shall have been made or received and remain in full force and effect.

(d) No Legal Impediment to Issuance. No Law or Order shall have been enacted, adopted or issued by any Governmental Entity that prohibits the 1L Rights Transactions contemplated by this Agreement or any other 1L Rights Transactions Agreements.

(e) Representations and Warranties.

(i) The representations and warranties of the Issuer, as applicable, contained in Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.3 (Execution and Delivery; Enforceability), Section 4.4 (No Conflict) (but only with respect to clauses (ii) and (iii)), Section 4.6 (No Violation; Compliance with Laws), Section 4.11 (Compliance with Money Laundering Laws), Section 4.12 (Compliance with Sanctions Laws) and Section 4.13 (Investment Company Act) shall be true and correct in all respects on and as of the date of this Agreement and the Closing Date with the same effect as if made on and as of the Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date).

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(ii) The representations and warranties of the Issuer, as applicable, contained in this Agreement other than those referred to in clause (i) above shall be true and correct (disregarding all materiality or Material Adverse Effect qualifiers) on and as of the date of this Agreement and the Closing Date with the same effect as if made on and as of the Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), except where the failure to be so true and correct would not have, individually or in the aggregate, a Material Adverse Effect.

(f) Issuer Covenants. The Issuer shall have performed and complied, in all material respects, in the reasonable determination of the Backstop Majority Parties, with all of their respective covenants and agreements contained in this Agreement that contemplate, by their terms, performance or compliance on or prior to the Closing Date.

(g) Material Adverse Effect; No Defaults. Since the date of this Agreement, there shall not have occurred, and there shall not exist (i) any Event that has had or reasonably would be expected to have, individually or in the aggregate, a Material Adverse Effect, or (ii) any default or event of default under any material Contract to which the Issuer is a party.

(h) Officer’s Certificate. The Backstop Parties shall have received on and as of the Closing Date a certificate of an officer of the Issuer confirming that the conditions set forth in Section 7.1(e), (f) and (g) hereof have been satisfied.

(i) Commitment Premium. The Issuer shall have issued (or such Newco Ordinary Shares shall be issued concurrently with the Closing) to each Backstop Party the Commitment Premium payable to such Backstop Party as set forth in Section 3.2 hereof in accordance with the terms of this Agreement.

(j) Procedures. All conditions to the obligations of the Backstop Parties pursuant to the Procedures have been satisfied or waived.

(k) Restructuring Support Agreement. The Restructuring Support Agreement shall be in full force and effect and shall have not been terminated.

(l) Execution of the Definitive Documents. Entry into the Definitive Documents that are required to be entered into (i) in the case of a Plan Transaction Process, prior to the Plan Effective Date, and (ii) in the case of a Standalone Sale Toggle, prior to the closing date of the Standalone Sale Transaction, in each case, as required in accordance with the terms of the Restructuring Support Agreement and reasonably acceptable in form and substance to the Backstop Majority Parties.

(m) Plan Transaction Process. In the case of a Plan Transaction Process, the Plan shall have become effective on the Plan Effective Date in accordance with its terms, and pursuant to the terms and conditions set forth in, and subject to, the Restructuring Support Agreement.

(n) Standalone Sale Transaction. In the case of a Standalone Sale Toggle, the Standalone Sale Transaction shall have been completed or reasonably be expected to be completed substantially concurrently with the Closing in accordance with, and pursuant and subject to the terms and conditions set forth in, the PSA, the Restructuring Support Agreement and the Standalone Sale Term Sheet.

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(o) Payment of Premium to Specified Holders. Endo International, directly or through any of the other Debtors, shall have paid to the Specified Holders the Additional Premium, as provided in Section 6.6 hereof.

Section 7.2 Waiver or Amendment of Conditions to the Obligations of the Backstop Parties.

(a) Clauses (d), (k) and (l) of Section 7.1 may be waived or amended in whole or in part with respect to all Backstop Parties only by a written instrument executed by all Backstop Parties.

(b) Clause (o) of Section 7.1 may be waived or amended in whole or in part with respect to a Specified Holder only by a written instrument executed by such Specified Holder.

(c) All or any of the conditions set forth in Section 7.1, other than clauses (d), (k), (l) and (o), may be waived or amended in whole or in part with respect to all Backstop Parties by a written instrument executed by the Backstop Majority Parties in their sole discretion. If so waived, all Backstop Parties shall be bound by such waiver or amendment.

Section 7.3 Conditions to the Obligations of the Issuer. The obligations of the Issuer to consummate the 1L Rights Transactions contemplated hereby at Closing with any Backstop Party is subject to (unless waived by the Issuer in writing in their sole discretion) the satisfaction of each of the following conditions:

(a) No Legal Impediment to Issuance. No Law or Order shall have been enacted, adopted or issued by any Governmental Entity that prohibits the 1L Rights Transactions contemplated by this Agreement.

(b) Representations and Warranties.

(i) The representations and warranties of the Backstop Parties contained in Section 5.1 (Incorporation), Section 5.2 (Corporate Power and Authority), Section 5.3 (Execution and Delivery), and Section 5.7 (No Conflicts) shall be true and correct in all respects on and as of the date of this Agreement and the Closing Date with the same effect as if made on and as of the Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct in all material respects only as of the specified date).

(ii) The representations and warranties of the Backstop Parties contained in this Agreement other than those referred to in clause (i) above shall be true and correct (disregarding all materiality qualifiers) on and as of the date of this Agreement and the Closing Date with the same effect as if made on and as of the Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct in all material respects only as of the specified date), except for such representations and warranties in respect of which the failure to be true and correct in all material respects would not reasonably be expected to, individually or in the aggregate, have a material and adverse effect on the ability of such Backstop Parties to consummate the 1L Rights Transactions.

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(c) Covenants. The Backstop Parties shall have performed and complied, in all material respects, with all of their respective covenants and agreements contained in this Agreement that contemplate, by their terms, performance or compliance prior to the Closing Date.

(d) Restructuring Support Agreement. The Restructuring Support Agreement shall be in full force and effect and shall have not been terminated as to all parties thereto.

(e) Procedures. All conditions to the obligations of the Backstop Parties pursuant to the Procedures have been satisfied or waived.

ARTICLE VIII

INDEMNIFICATION AND CONTRIBUTION

Section 8.1 Indemnification Obligations. Subject to the limitations set forth in this Article VIII, from and after the date of this Agreement, the Issuer (the “Indemnifying Party”) shall indemnify and hold harmless each Backstop Party and its Affiliates, Related Funds, equity holders, members, partners, general partners, managers and its and their respective Representatives and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and costs and expenses (other than Taxes of the Backstop Parties except to the extent otherwise provided for in Section 2.4(b) of this Agreement) (collectively, “Losses”) that any such Indemnified Person may incur or to which any such Indemnified Person may become subject arising out of or in connection with this Agreement and the 1L Rights Transactions contemplated hereby, including the Backstop Commitment, the Rights Offering, the payment of the Commitment Premium or the use of the proceeds of the Rights Offering, or any claim, challenge, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, whether or not such proceedings are brought by the Issuer, its equity holders, Affiliates, Related Funds, creditors or any other Person, and reimburse each Indemnified Person upon demand for reasonable documented out-of-pocket (with such documentation subject to redaction only to preserve attorney client and work product privileges) legal or other third-party expenses actually incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (including in connection with the enforcement of the indemnification obligations set forth herein), irrespective of whether or not the 1L Rights Transactions contemplated by this Agreement is consummated or whether or not this Agreement is terminated; provided, that the foregoing indemnity will not, as to any Indemnified Person, apply to Losses (a) as to a Defaulting Backstop Party or its Related Parties related to a Backstop Party Default by such Defaulting Backstop Party or its Related Parties or (b) to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the willful misconduct or gross negligence of such Indemnified Person (except that this Section 8.1(b) shall not apply if the finding of willful misconduct or gross negligence arises solely out of the Indemnified Person’s participation in the 1L Rights Transactions in accordance with the terms contemplated by the 1L Rights Transactions Agreements (which, for the avoidance of doubt, shall not include any finding of willful misconduct or gross negligence that arises out of or is in connection with any act or failure to act on the part of the Indemnified Person which are beyond the terms of the 1L Rights Transactions Agreements)).

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Section 8.2 Indemnification Procedure. Promptly after receipt by an Indemnified Person of notice of the commencement of any claim, challenge, litigation, investigation or proceeding (an “Indemnified Claim”), such Indemnified Person will, if a claim is to be made hereunder against the Indemnifying Party in respect thereof, notify the Indemnifying Party promptly in writing of the commencement thereof; provided, that (a) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have hereunder except to the extent that it has been materially prejudiced by such failure and (b) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have to such Indemnified Person otherwise than on account of this Agreement. In case any such Indemnified Claims are brought against any Indemnified Person and such Indemnified Person notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein and, at its election by providing written notice to such Indemnified Person, the Indemnifying Party will be entitled to assume the defense thereof, with counsel reasonably acceptable to such Indemnified Person; provided, that if the parties (including any impleaded parties) to any such Indemnified Claims include both such Indemnified Person and the Indemnifying Party and based on advice of such Indemnified Person’s counsel there are legal defenses available to such Indemnified Person that are different from or additional to those available to the Indemnifying Party, such Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Indemnified Claims. Upon receipt of notice from the Indemnifying Party to such Indemnified Person of its election to so assume the defense of such Indemnified Claims with counsel reasonably acceptable to the Indemnified Person, the Indemnifying Party shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof or participation therein (other than reasonable documented out-of-pocket costs of investigation) unless (i) such Indemnified Person shall have employed separate counsel (in addition to any local counsel) in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel representing the Indemnified Person who is party to such Indemnified Claims (in addition to one local counsel in each jurisdiction where local counsel is required)), (ii) the Indemnifying Party shall not have employed counsel reasonably acceptable to such Indemnified Person to represent such Indemnified Person within a reasonable time after the Indemnifying Party has received notice of commencement of the Indemnified Claims from, or delivered on behalf of, the Indemnified Person, (iii) after the Indemnifying Party assumes the defense of the Indemnified Claims, the Indemnified Person determines in good faith that the Indemnifying Party has failed or is failing to defend such claim and provides written notice of such determination and the basis for such determination, and such failure is not reasonably cured within ten (10) Business Days following receipt of such notice by the Indemnifying Party, or (iv) the Indemnifying Party shall have authorized in writing the employment of counsel for such Indemnified Person.

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Section 8.3 Settlement of Indemnified Claims. The Indemnifying Party shall not be liable for any settlement of any Indemnified Claims effected by such Indemnified Person without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). If any settlement of any Indemnified Claims is consummated with the written consent of the Indemnifying Party or if there is a final judgment for the plaintiff in any such Indemnified Claims, the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Person from and against any and all Losses by reason of such settlement or judgment to the extent such Losses are otherwise subject to indemnification by the Indemnifying Party hereunder in accordance with, and subject to the limitations of, this Article VIII. Notwithstanding anything in this Article VIII to the contrary, if at any time an Indemnified Person shall have requested the Indemnifying Party to reimburse such Indemnified Person for legal or other expenses in connection with investigating, responding to or defending any Indemnified Claims as contemplated by this Article VIII, the Indemnifying Party shall be liable for any settlement of any Indemnified Claims effected without its written consent if (i) such settlement is entered into more than thirty (30) days after receipt by the Indemnifying Party of such request for reimbursement and (ii) the Indemnifying Party shall not have reimbursed such Indemnified Person in accordance with such request prior to the date of such settlement. The Indemnifying Party shall not, without the prior written consent of an Indemnified Person (which consent shall be granted or withheld, conditioned or delayed in the Indemnified Person’s sole discretion), effect any settlement of any pending or threatened Indemnified Claims in respect of which indemnity or contribution has been sought hereunder by such Indemnified Person unless (i) such settlement includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability on the claims that are the subject matter of such Indemnified Claims and (ii) such settlement does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

Section 8.4 Contribution. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless from Losses that are subject to indemnification pursuant to Section 8.1 hereof, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Person as a result of such Losses in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, but also the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, as well as any relevant equitable considerations. It is hereby agreed that the relative benefits to the Indemnifying Party, on the one hand, and all Indemnified Persons, on the other hand, shall be deemed, with respect to the Backstop Parties, to be in the same proportion as (a) the total value received or proposed to be received by the Issuer from the Backstop Parties pursuant to the issuance and sale of the New Money Newco Shares in the Rights Offering to (b) the Commitment Premium paid or proposed to be paid to the Backstop Parties.

Section 8.5 Treatment of Indemnification Payments. All amounts paid by an Indemnifying Party to an Indemnified Person under this Article VIII shall, to the extent permitted by applicable Law, be treated as adjustments to the Purchase Price solely for Tax purposes. The provisions of this Article VIII are an integral part of the 1L Rights Transactions contemplated by this Agreement and without these provisions the Backstop Parties would not have entered into this Agreement.

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Section 8.6 Survival of Representations, Warranties, Covenants, Indemnities and Agreements. All representations, warranties, covenants and agreements made in this Agreement shall survive the Closing, except for covenants and agreements that by their express terms are to be satisfied at Closing, and will remain operative and in full force and effect until the latest date permitted by applicable Law, including the indemnification and other obligations of the Issuer pursuant to this Article VIII and the other obligations set forth in Section 9.6.

ARTICLE IX

TERMINATION

Section 9.1 Consensual Termination. Upon entry of the Backstop Approval Order, this Agreement may be terminated and the 1L Rights Transactions contemplated hereby abandoned by the Backstop Majority Parties with the written consent of Endo International; provided, however, that at any time prior to the entry of the Backstop Approval Order, this Agreement may be terminated and the 1L Rights Transactions contemplated hereby may be abandoned by the Backstop Majority Parties upon written notice to Endo International.

Section 9.2 Automatic Termination; General. This Agreement shall be deemed automatically terminated:

(a) on the Plan Effective Date, in the event of a Plan Transaction Process, or upon settlement on the closing date of a Standalone Sale Transaction;

(b) if the Restructuring Support Agreement or the PSA is terminated in accordance with its terms with respect to all parties thereto;

(c) if the Closing Date has not occurred by (x) the RSA Outside Date or (y) such later date as agreed to by each Backstop Party (other than a Backstop Party that has used its right to terminate this Agreement with respect to itself pursuant to Section 9.5(a)) and the Issuer (as the same may be extended pursuant to Section 2.3(a) hereof; the “Backstop Outside Date”);

(d) if the Issuer is adjudged bankrupt or insolvent, files a voluntary petition for relief seeking bankruptcy, dissolution, winding up, liquidation or other relief, under any bankruptcy, insolvency or similar laws, whether domestic or foreign, consents to the appointment of a receiver, administrator or other similar official of all or a substantial part of its property, makes a general assignment arrangement for the benefit of creditors or takes any corporate action for authorizing any of the foregoing;

(e) if any involuntary case against the Issuer is commenced or any involuntary petition seeking bankruptcy, dissolution, winding up, liquidation, administration or other relief in respect of the Issuer or its debts, or a substantial part of its assets, under any bankruptcy, insolvency, administration, receivership or similar laws, whether domestic or foreign, is filed and either such involuntary proceeding is not dismissed within fifteen (15) days after the filing thereof or any court order grants the relief sought in such involuntary proceeding; or

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(f) if the Issuer admits in writing its inability to pay or meet its debts as they mature or suspends payments thereof or consents to the institution of, or fails to contest in a timely and appropriate manner, any involuntary proceeding or petition described above or files an answer admitting the material allegations of a petition filed against it in any such proceeding.

Section 9.3 Termination by the Issuer. This Agreement may be terminated by the Issuer upon written notice to each Backstop Party if:

(a) the Closing Date has not occurred by the Backstop Outside Date; provided, that the Issuer shall not have the right to terminate this Agreement pursuant to this Section 9.3(a) if it is then in willful or intentional breach of this Agreement;

(b) the Issuer or its board of directors or similar governing body determines (considering the advice of counsel) that its fiduciary duties require the Issuer to terminate this Agreement (or to otherwise not perform its obligations under this Agreement);

(c) if the Issuer shall not receive gross proceeds of at least the Rights Offering Amount pursuant to the Rights Offering and this Agreement; provided, that any termination pursuant to this Section 9.3(c) shall not relieve or otherwise limit the liability of any Defaulting Backstop Party hereto for any breach or violation of its obligations under this Agreement or any documents or instruments delivered in connection herewith; or

(d) subject to the right of the Backstop Parties to arrange a Backstop Party Replacement in accordance with Section 2.3(a) (which will be deemed to cure any material breach by the replaced Backstop Party pursuant to this Section 9.3(d)), (i) Backstop Parties constituting the Backstop Majority Parties shall have breached in any material respect any representation, warranty, covenant or other agreement made by such Backstop Parties in this Agreement or any such representation or warranty shall have become inaccurate and such breach or inaccuracy would or would reasonably be expected to, individually or in the aggregate, cause a condition set forth in Section 7.3(b) or Section 7.3(c) not to be satisfied, (ii) the Issuer shall have delivered written notice of such breach or inaccuracy to each such Backstop Party (provided, that the failure of such Backstop Party to properly notify the Issuer of the occurrence of such breach or inaccuracy in accordance herewith shall not prohibit the Issuer from terminating this Agreement in accordance with this Section 9.3(d)), and (iii) each such breach or inaccuracy is not cured by each such Backstop Party by the earlier of (x) the tenth (10th) Business Day after receipt of such notice by such Backstop Party and (y) the third (3rd) day prior to the Backstop Outside Date; provided, that the Issuer shall not have the right to terminate this Agreement pursuant to this Section 9.3(d) if it is then in willful or intentional breach of this Agreement.

Section 9.4 Termination by the Backstop Majority Parties as to All Parties. This Agreement may be terminated as to all parties, by the Backstop Majority Parties upon written notice to the Issuer if:

(a) any of the 1L Rights Transactions Agreements or any of the other Definitive Documents is amended or modified in any material respect without the prior written consent of the Backstop Majority Parties;

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(b) the Issuer files any cause of action against and/or seek to restrict or hinder the enforcement of any rights of the holders of Eligible 1L Claims in their capacity as such that is inconsistent with this Agreement (or if the Issuer supports any such motion, application or adversary proceeding commenced by any third party or consent to the standing of any such third party);

(c) the Issuer (i) amends or modifies, or files a pleading seeking authority to amend or modify, the 1L Rights Transactions Agreements or any of the other Definitive Documents in a manner that is materially inconsistent with this Agreement; (ii) suspends or revokes the 1L Rights Transactions Agreements; or (iii) publicly announces its intention to take any such action listed in clause (i) or (ii) of this Section 9.4(c), in each case without the prior written consent of the Backstop Majority Parties;

(d) there shall have occurred a breach in any material respect by the Issuer of any representation, warranty, covenant or other agreement made by the Issuer in this Agreement or any such representation or warranty shall have become inaccurate and (i) such breach or inaccuracy would or would reasonably be expected to, individually or in the aggregate, cause a condition set forth in Section 7.1(e) or (f) not to be satisfied, (ii) the Backstop Majority Parties shall have delivered written notice of such breach or inaccuracy to the Issuer (provided, that the failure of the Issuer to properly notify the Backstop Parties of the occurrence of such breach or inaccuracy in accordance herewith shall not prohibit the Backstop Majority Parties from terminating this Agreement in accordance with this Section 9.4(d)), and (iii) if such breach or inaccuracy is capable of being cured, such breach or inaccuracy is not cured by the Issuer by fifth (5th) Business Day after receipt of such notice; provided, that Closing shall not occur until such breach is cured pursuant to clause (iii) of this Section 9.4(d); provided further, that this Agreement shall not terminate pursuant to this Section 9.4(d) if the Backstop Majority Parties are then in willful or intentional breach of this Agreement;

(e) if the Issuer shall not receive gross proceeds of at least the Rights Offering Amount pursuant to the Rights Offering and this Agreement; provided, that any termination pursuant to this Section 9.4(e) shall not relieve or otherwise limit the liability of any Defaulting Backstop Party for any breach or violation of its obligations under this Agreement or any documents or instruments delivered in connection herewith; or

(f) the Restructuring Support Agreement or the PSA is terminated other than in connection with the closing of the Standalone Sale Transaction or the consummation of the Plan.

Section 9.5 Termination by Individual Backstop Parties as to Themselves.

(a) This Agreement may be terminated by any Backstop Party, as to itself only, upon written notice to the Issuer if (i) the Closing Date has not occurred by the Backstop Outside Date (as the same may be extended pursuant to Section 2.3(a) hereof), or (ii) any of the 1L Rights Transactions Agreements or any of the other Definitive Documents to which such Backstop Party is party is amended or modified in any material respect (as determined by the Issuer in its reasonable judgment) without the prior written consent of such Backstop Party.

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(b) If any Backstop Party terminates this Agreement as to itself in accordance with Section 9.5(a) (the “Withdrawing Backstop Party”) or otherwise breaches its obligations under this Agreement in writing (electronic or otherwise), the remaining Backstop Parties (other than any Withdrawing Backstop Party) shall have the right, but not the obligation, within five (5) Business Days after receipt of written notice from the Issuer to all Backstop Parties of such withdrawal, which notice shall be given promptly following the occurrence of such withdrawal and to all Backstop Parties substantially concurrently (such five (5) Business Day period, the “Backstop Party Withdrawal Replacement Period”), to make arrangements for one or more of the Backstop Parties (other than the Withdrawing Backstop Party) to purchase all or any portion of the Available New Money Newco Shares (such purchase, a “Backstop Party Withdrawal Replacement”) on the terms and subject to the conditions set forth in this Agreement (such Backstop Parties, the “Withdrawal Replacement Backstop Parties”). Any such Available New Money Newco Shares purchased by a Withdrawal Replacement Backstop Party shall be included, among other things, in the determination of (x) the Unsubscribed New Money Newco Shares to be purchased by such Withdrawal Replacement Backstop Party for all purposes hereunder, (y) the Backstop Commitment Percentage of such Withdrawal Replacement Backstop Party for all purposes hereunder, including the allocation of the Commitment Premium, and (z) the Backstop Commitment of such Withdrawal Replacement Backstop Party for purposes of the definition of the “Backstop Majority Parties.” If the withdrawal of a Backstop Party occurs, the Backstop Outside Date shall be delayed only to the extent necessary to allow for the Backstop Party Withdrawal Replacement to be completed within the Backstop Party Withdrawal Replacement Period.

(c) Nothing in this Agreement shall be deemed to require a Backstop Party to purchase more than its Backstop Commitment Percentage of the Unsubscribed New Money Newco Shares, unless otherwise agreed by such Backstop Party pursuant to Section 2.2 hereof.

(d) For the avoidance of doubt, the Issuer shall be entitled to pursue all remedies, at law or in equity, available to it against any Backstop Party breaching its obligations under this Agreement, including the remedies set forth in Section 10.10 hereof.

Section 9.6 Effect of Termination.

(a) Upon termination of this Agreement as to all or any Party pursuant to this Article IX, this Agreement shall forthwith become void and of no force or effect and there shall be no further obligations or liabilities on the part of all or such Party, as applicable; provided, that (i) subject to Section 2.3(d) hereof, the obligations of the Issuer to pay the fees and expense reimbursement pursuant to Section 7.1(b) hereof and to satisfy its indemnification obligations pursuant to Article VIII shall survive the termination of this Agreement and shall remain in full force and effect, in each case, until such obligations have been satisfied, (ii) the provisions set forth in this Section 9.6 and Article X shall survive the termination of this Agreement in accordance with their terms and (iii) subject to Section 10.11 hereof, nothing in this Section 9.6 shall relieve any Party from liability for its gross negligence, willful misconduct or any willful or intentional breach of this Agreement. For purposes of this Agreement, “willful or intentional breach” means a breach of this Agreement that is a consequence of an act undertaken by the breaching Party with the knowledge that the taking of such act would, or would reasonably be expected to, cause a breach of this Agreement.

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(b) For the avoidance of doubt, upon any termination of this Agreement other than in connection with the consummation of the Closing, each Backstop Party will be deemed to have automatically revoked and withdrawn any exercise of its Subscription Rights and its Backstop Commitments, without any further action and irrespective of the expiration or availability of any “withdrawal period” or similar restriction, whereupon any such exercises and consents will be deemed, for all purposes, to be null and void ab initio and will not be considered or otherwise used in any manner by the Parties in connection with the 1L Rights Transactions, the Rights Offering, and this Agreement, and the Issuer agrees to take all actions necessary or reasonably required to allow the Backstop Parties to arrange with their custodian and brokers to effectuate the withdrawal of such exercises and consents, including the reopening or extension of any withdrawal or similar periods.

(c) Upon any termination of this Agreement other than in connection with the consummation of the Closing, the Issuer’s obligation to pay any Commitment Premium pursuant to Article III hereof shall terminate.

(d) If this Agreement is terminated (i) by the Backstop Majority Parties pursuant to Section 9.4, or (ii) by the Issuer pursuant to Section 9.3 (other than pursuant to Section 9.3(d)), Endo International, directly or through any of the other Debtors, shall pay a cash premium in the aggregate amount of ten percent (10%) of the Rights Offering Amount (the “Termination Payment”), within ten (10) Business Days of such termination, to each Backstop Party in an amount equal to such Backstop Party’s Backstop Commitment Percentage (the “Termination Payment Amount”), provided, that (x) no Backstop Party shall be paid any portion of the Termination Payment Amount if such Backstop Party is a Defaulting Backstop Party at the time of termination and such Defaulting Backstop Party’s Termination Payment Amount shall be forfeited and retained by the Issuer, (y) no Termination Payment Amount shall be paid to any Backstop Party if this Agreement or the Restructuring Support Agreement shall have been terminated in accordance with its terms as a result of a material breach by one or more Backstop Parties constituting the Backstop Majority Parties and (z) if the Issuer terminates this Agreement pursuant to Section 9.3, such termination will not relieve the Issuer of its obligations to pay the Termination Payment Amount to the Backstop Parties if any of the conditions described in Section 9.4 are otherwise satisfied. Subject only to the approval of this Agreement by the Bankruptcy Court, to the extent payable in accordance with this Section 9.6(d), the Termination Payment Amount shall constitute an allowed administrative expense of the Debtors’ estates under Section 503(b) and Section 507 of the Bankruptcy Code with the priority provided by Section 503(b)(1) of the Bankruptcy Code. Notwithstanding anything in this Agreement to the contrary, in the event this Agreement is terminated (i) by the Backstop Majority Parties pursuant to Section 9.4, or (ii) by the Issuer pursuant to Section 9.3 (other than pursuant to Section 9.3(d)), Endo International, directly or through any of the other Debtors, shall pay the amount of the Commitment Premium in the form of the Termination Payment, in cash.

35

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via electronic facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties and Endo International at the following addresses (or at such other address for a Party as may be specified by like notice):

(a) If to the Issuer:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY

Email: endorightsoffering@gibsondunn.com

(b) If to the Backstop Parties (or to any of them) or any other Person to which notice is to be delivered hereunder, to the address set forth on such Backstop Party’s signature page hereto.

(c) If to Endo International:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Phone: (212) 735-3000

Email:       Brandon.VanDyke@skadden.com

        Shana.Elberg@skadden.com

        Maxim.MayerCesiano@skadden.com

        Lisa.Laukitis@skadden.com

Attention: Brandon Van Dyke, Esq.

        Shana A. Elberg, Esq.

        Maxim Mayer-Cesiano, Esq.

        Lisa Laukitis, Esq.

Section 10.2 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the Issuer and the Backstop Majority Parties, other than an assignment by a Backstop Party expressly permitted by Section 2.3, Section 2.5 or Section 2.6 hereof, and any purported assignment in violation of this Section 10.2 shall be void ab initio and of no force or effect. Except as expressly provided in Article VIII with respect to the Indemnified Persons, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person any rights or remedies under this Agreement other than to the Parties.

Section 10.3 Prior Negotiations; Entire Agreement. This Agreement (including the documents and instruments referred to in this Agreement) constitutes the entire agreement of the Parties and supersedes all prior agreements, arrangements or understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement (including, for the avoidance of doubt, with respect to (i) the allocation of the Commitment Premium and (ii) the Backstop Commitments of each of the Backstop Parties), except that the Parties hereto acknowledge that any confidentiality agreements heretofore executed between or among the Parties will each continue in full force and effect to the extent applicable pursuant to the stated terms therein.

36

Section 10.4 Confidentiality. No Backstop Party shall have the right to obtain a copy of the Register of Commitments and the Issuer shall be under no obligation to share the Register of Commitments with any Party hereto; provided, that each Backstop Party shall be entitled to confirmation from the Issuer from time to time as to such Backstop Party’s Backstop Commitment and Backstop Commitment Percentage. The Backstop Parties shall, and shall cause its officers, directors, employees and agents to, keep confidential in all respects the Register of Commitments; provided that each Backstop Party may disclose the amount of its own allocation as set forth in the Register of Commitments.

Section 10.5 Governing Law; Venue. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD FOR ANY CONFLICTS OF LAW PRINCIPLES THAT WOULD APPLY THE LAWS OF ANY OTHER JURISDICTION. THE PARTIES CONSENT TO AND AGREE THAT ANY ACTION TO ENFORCE THIS AGREEMENT OR ANY DISPUTE, WHETHER SUCH DISPUTES ARISE IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY SHALL BE BROUGHT EXCLUSIVELY IN THE BANKRUPTCY COURT. THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT. EACH OF THE PARTIES HEREBY WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE BANKRUPTCY COURT, (II) SUCH PARTY OR SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY THE BANKRUPTCY COURT, OR (III) ANY LITIGATION OR OTHER PROCEEDING COMMENCED IN THE BANKRUPTCY COURT IS BROUGHT IN AN INCONVENIENT FORUM. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING TO AN ADDRESS PROVIDED IN WRITING BY THE RECIPIENT OF SUCH MAILING, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

Section 10.6 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY JURISDICTION IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE AMONG THE PARTIES UNDER THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE.

Section 10.7 Counterparts. This Agreement may be executed in any number of counterparts, all of which will be considered one and the same agreement, and will become effective when counterparts have been signed by each of the Parties and delivered to each other Party (including via facsimile or other electronic transmission), it being understood that each Party need not sign the same counterpart. Any facsimile or electronic signature shall be treated in all respects as having the same effect as having an original signature. Each Party agrees that this Agreement and any other documents to be delivered in connection herewith may be electronically signed, and that any electronic signatures appearing on this Agreement or such other documents are the same as handwritten signatures for the purposes of validity, enforceability and admissibility.

37

Section 10.8 Waivers and Amendments; Rights Cumulative; Consent. This Agreement may be amended, restated, modified or changed only by a written instrument signed by the Issuer and the Backstop Majority Parties; provided, that, in addition to the foregoing consents, (a) any Backstop Party’s prior written consent shall be required for any amendment that would, directly or indirectly, (i) increase such Backstop Party’s Backstop Commitment Percentage, (ii) increase the per share Purchase Price to be paid by such Backstop Party in respect of the Unsubscribed New Money Newco Shares, as the case may be, or (iii) have a materially adverse and disproportionate effect on such Backstop Party and (b) the prior written consent of each Backstop Party shall be required for any direct or indirect amendment, modification or waiver of any Significant Term. Notwithstanding the foregoing, the Issuer shall maintain and update the Register of Commitments and the addresses provided by the Backstop Parties on their respective signature pages, in each case without requiring a written instrument signed by the Issuer and the Backstop Majority Parties to reflect conforming changes in the composition of the Backstop Parties and Backstop Commitment Percentages as a result of Transfers permitted and consummated in compliance with the terms and conditions of this Agreement. Subject to the other provisions of this Section 10.8, the terms and conditions of this Agreement (other than the conditions set forth in Section 7.1, Section 7.2 and Section 7.3 hereof, the waiver and amendment of which shall be governed solely by Article VII) may be waived or amended (A) by the Issuer only by a written instrument executed by the Issuer and (B) by the Backstop Majority Parties only by a written instrument executed by the Backstop Majority Parties. No delay on the part of any Party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any Party of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement.

Section 10.9 Headings. The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

Section 10.10 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions without the necessity of posting a bond to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a Party from pursuing any other rights and remedies to the extent available under this Agreement, at law or in equity.

Section 10.11 Damages. Notwithstanding anything to the contrary in this Agreement, none of the Parties will be liable for, and none of the Parties shall claim or seek to recover, any punitive, special, indirect or consequential damages or damages for lost profits in connection with the breach or termination of this Agreement.

38

Section 10.12 No Reliance. No Backstop Party or any of its Related Parties shall have any duties or obligations to the other Backstop Parties, Endo International or the Issuer in respect of this Agreement or any other 1L Rights Transactions contemplated hereby or thereby, except those expressly set forth herein. Without limiting the generality of the foregoing, (a) no Backstop Party or any of its Related Parties shall be subject to any fiduciary or other implied duties to the other Backstop Parties, Endo International or the Issuer, (b) no Backstop Party or any of its Related Parties shall have any duty to take any discretionary action or exercise any discretionary powers on behalf of any other Backstop Party, (c) no Backstop Party or any of its Related Parties shall have any duty to the other Backstop Parties to obtain, through the exercise of diligence or otherwise, to investigate, confirm, or disclose to the other Backstop Parties any information relating to the Issuer or any of their Subsidiaries that may have been communicated to or obtained by such Backstop Party or any of its Affiliates in any capacity, (d) no Backstop Party may rely, or has relied, on any due diligence investigation that any other Backstop Party or any Person acting on behalf of such other Backstop Party may have conducted with respect to the Issuer or any of their Affiliates or any of their respective securities, and (e) each Backstop Party acknowledges that no other Backstop Party is acting as a placement agent, initial purchaser, underwriter, broker or finder with respect to its Unsubscribed New Money Newco Shares or Backstop Commitment Percentage of its Backstop Commitment, as applicable.

Section 10.13 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the Parties may be partnerships or limited liability companies, each Party and Endo International covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any Party’s Affiliates or any of the respective Related Parties of such Party or of the Affiliates of such Party (in each case other than the Parties to this Agreement and each of their respective successors and permitted assignees under this Agreement), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of such Related Parties, as such, for any obligation or liability of any Party or Endo International under this Agreement or any documents or instruments delivered in connection herewith for any Claim based on, in respect of or by reason of such obligations or liabilities or their creation; provided, however, nothing in this Section 10.13 shall relieve or otherwise limit the liability of any Party or Endo International hereto or any of their respective successors or permitted assigns for any breach or violation of its obligations under this Agreement or such other documents or instruments. For the avoidance of doubt, none of the Parties nor Endo International will have any recourse, be entitled to commence any proceeding or make any Claim under this Agreement or in connection with the 1L Rights Transactions contemplated hereby except against any of the Parties or Endo International or their respective successors and permitted assigns, as applicable.

Section 10.14 Severability. In the event that any one or more of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein will not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties hereto will be enforceable to the fullest extent permitted by law.

39

Section 10.15 Endo International. For the avoidance of doubt, notwithstanding anything to the contrary set forth in this Agreement, Endo International or its successor(s), on behalf of the Debtors, may, to the extent necessary, enforce the terms and conditions of this Agreement against the Backstop Parties or the Issuer as if they were party hereto for all purposes.

Section 10.16 Release of Endo Companies. Each of the Parties hereto confirms that, in the event of a Standalone Sale Toggle, Endo International and the Debtors shall be discharged from any and obligations hereunder upon the closing date of the Standalone Sale Transaction.

Section 10.17 Issuer Designee. At any time prior to the Closing, the Issuer may, with the written consent of the Backstop Majority Parties, designate another entity to engage in the 1L Rights Transactions and otherwise act as Issuer with respect to the Rights Offering (such other entity, a “Designee”), by delivering a notice to the Backstop Parties of such designation. The Designee shall deliver its signature to this Agreement to evidence its acceptance hereof. Upon the sending of such notice and delivery of such acceptance, the Designee shall assume all of the obligations of the Issuer under this Agreement and the observance of all covenants and agreements of the Issuer to be performed or observed by the Issuer pursuant to this Agreement, and the designating Issuer shall be discharged from all obligations and covenants hereunder and may be liquidated and dissolved.

[Signature pages intentionally omitted.]

40

EXHIBIT 1 – REQUIRED CONSENTS

None.

Exhibit 1-1

EXHIBIT 2 – CLAIM AFFIRMATION FORM

                                     , 20__

Gibson, Dunn & Crutcher LLP

as Issuer Counsel

200 Park Avenue, 47th floor

New York, New York 10166-0193

Attention: Eric Scarazzo

Email: endorightsoffering@gibsondunn.com

Reference is made herein to the Amended and Restated Backstop Commitment Agreement, dated as of December 28, 2023 (the “1L Backstop Agreement”), among the Issuer, Endo International plc, a public limited company governed by the laws of Ireland (“Endo International”) and each of the Backstop Parties party thereto, with respect to the First Lien Creditor Offering. Capitalized terms used herein but not defined have the meaning given to them in the 1L Backstop Agreement.

Backstop Eligibility

The undersigned and/or the Affiliates and Related Persons identified below on whose behalf the undersigned is executing this form represent and warrant to the Issuer that they collectively held Eligible 1L Claims and executed the Restructuring Support Agreement as of 4:00 p.m. (prevailing Eastern time) on March 28, 2023 and remain a party to the Restructuring Support Agreement as of the Effective Time.

Claims at the Effective Time

The undersigned and/or the Affiliates and Related Persons identified below on whose behalf the undersigned is executing this form represent and warrant to the Issuer that, as of the Effective Time it:

(a) (i) is or, after taking into account the settlement of any pending assignments or trades, will be the beneficial owner of (or investment manager, advisor, or subadvisor to one or more beneficial owners of) the aggregate outstanding principal amount of Eligible 1L Claims set forth in the table below, or

(ii) has or, after taking into account the settlement of any pending assignments or trades, will have with respect to the beneficial owner(s) of such Eligible 1L Claims, (x) sole investment or voting discretion (including any such discretion delegated to its investment advisor) with respect to such Eligible 1L Claims, and (y) full power and authority to vote on and consent to matters concerning such Eligible 1L Claims, and to exchange, assign, and transfer such Eligible 1L Claims, and

(b) has full power and authority to bind or act on the behalf of, such beneficial owner(s).

Exhibit 2-1

Obligation to Update Claim Affirmation Form

The undersigned agrees that if prior to the Effective Time there is any change to the beneficial ownership of Eligible 1L Claims as set forth below, the undersigned will deliver an updated version of this Claim Affirmation Form to the Issuer (via the email addresses appearing in this form) no later than the second Business Day after such change.

Exhibit 2-2

Eligible 1L Claims Held
Name of Backstop Party	Name of Party Signing the Backstop Agreement on behalf of the Backstop Party (i.e., Investment Manager/Agent)	Term Loans*[1]	Revolving Loan* due 2024[2]	Revolving Loans* due 2026[3]	LC Exposure*†	5.875% Senior Secured Notes due 2024[4]	7.500% Senior Secured Notes due 2027[5]	6.125% Senior Secured Notes due 2029[6]
		$	$	$	$	$	$	$
		$	$	$	$	$	$	$

*	As defined in the Credit Agreement.
†	Including the face amount of outstanding letters of credit whether or not available or drawn.
[1]	ID Number: BL3569235 / FIGI: BBG00ZJYCXF5 / ISIN: XAL2968EAE22.
[2]	ID Number: BL2967133 / FIGI: BBG00NRG5x06 / ISIN: XAL2968EAD49.
[3]	ID Number: BL3589456 / FIGI: BBG00zV75F03 / ISIN: N/A.
[4]	CUSIP: 29273D AA8 (Rule 144A) / G30407 AA1 (Reg. S) / ISIN: US29273DAA81 (Rule 144A) / USG30407AA14 (Reg. S).
[5]	CUSIP: 69888X AA7 (Rule 144A) / U7024R AA2 (Reg. S) / ISIN: US69888XAA72 (Rule 144A) / USU7024RAA24 (Reg. S).
[6]	CUSIP: 29280B AA3 (Rule 144A) / L2969B AA5 (Reg. S) / ISIN: US29280BAA35 (Rule 144A) / USL2969BAA54 (Reg. S).

Exhibit 2-3

[Backstop Party Signatory]

on behalf of:

[Backstop Party]

By:
Name:
Title:

Exhibit 2-4

EXHIBIT 3 – FORM OF ROFR NOTICE

                                     , 20__

Gibson, Dunn & Crutcher LLP

as Issuer Counsel

200 Park Avenue, 47th floor

New York, New York 10166-0193

Attention: Eric Scarazzo

Email: EndoROFR@gibsondunn.com

Re:	Backstop Commitment Agreement – Notice of Proposed Transfer

Dear Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Backstop Commitment Agreement, dated as of December 28, 2023 (as further amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Agreement”), by and among the Issuer, Endo International plc, a public limited company governed by the laws of Ireland (“Endo International”), and each of the Backstop Parties party thereto. Capitalized terms used herein but not defined have the meaning given to them in the Agreement.

Pursuant to Section 2.5(b)(ii) of the Agreement, the undersigned Backstop Party identified below hereby provides this written notice of its intention to Transfer the amount identified below of its Backstop Commitment

Backstop Party transferor:

Amount of the transferor’s Backstop Commitment intended to be Transferred:

Backstop Party acquiring such amount:

Fair Market Value of the Consideration to be received for the Backstop Commitment proposed to be Transferred:

Exhibit 3-1

IN WITNESS WHEREOF, the undersigned Backstop Party has duly executed this written notice as of the date first above written.

[Backstop Party]

By:
Name:
Title

Exhibit 3-2

Exhibit C

GUC Backstop Commitment Agreement

Execution Version

AMENDED AND RESTATED

BACKSTOP COMMITMENT AGREEMENT

AMONG

TENSOR LIMITED,

ENDO INTERNATIONAL PLC

AND

THE BACKSTOP PARTIES PARTY HERETO

WITH RESPECT TO THE UNSECURED CREDITOR OFFERING

Dated as of December 28, 2023

i

ii

EXHIBITS

Exhibit 1	Consents
Exhibit 2	Claim Affirmation Form
Exhibit 3	Form of ROFR Notice

iii

AMENDED AND RESTATED

BACKSTOP COMMITMENT AGREEMENT

WITH RESPECT TO THE UNSECURED CREDITOR OFFERING

THIS AMENDED AND RESTATED BACKSTOP COMMITMENT AGREEMENT (as may be further amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of December 28, 2023, is made by and among the Issuer (as defined below), Endo International plc, a public limited company governed by the laws of Ireland (“Endo International”) and each of the Backstop Parties (as defined below), with retroactive effect from the Effective Time. The Issuer and each Backstop Party are referred to herein, individually, as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, on August 16, 2022, Endo International and certain other Debtors filed voluntary petitions for relief commencing a case under chapter 11 of the Bankruptcy Code in the Bankruptcy Court (the “Bankruptcy Cases”);

WHEREAS, prior to the date hereof, the Parties negotiated the material terms of the GUC Rights Transactions (as defined below) in good faith and at arm’s length, as set forth and as specified in (i) the UCC Resolution Term Sheet, which is appended as Exhibit 3 to that certain Stipulation Among the Debtors, Official Committee of Unsecured Creditors, Official Committee of Opioid Claimants, and Ad Hoc First Lien Group Regarding Resolution of Joint Standing Motion and Related Matters filed at document number 1505 on the docket of the chapter 11 cases of Endo International plc and its affiliated debtors pending in the U.S. Bankruptcy Court for the Southern District of New York under case number 22-22549 (as amended, supplemented or otherwise modified from time to time, the “UCC Resolution Term Sheet”) and (ii) the First Amended and Restated Restructuring Support Agreement (as defined below);

WHEREAS, on April 24, 2023, Tensor entered into the original Backstop Commitment Agreement (the “Original Agreement”) with each of the Backstop Parties (as defined below), with effect from the Effective Time;

WHEREAS, contemporaneously herewith, the Required Consenting Global First Lien Creditors executed the Second Amended and Restated Restructuring Support Agreement, dated as of December 28, 2023 (as may be further amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Restructuring Support Agreement”);

WHEREAS, the Backstop Parties support the Debtors’ pursuit of the chapter 11 plan that is consistent with and subject to the terms and conditions of the Restructuring Support Agreement, which contemplates, among other things, the consummation of certain transactions on or before the Plan Effective Date, including the Rights Offering and the entry into, and consummation of, this Agreement by the Issuer and the Backstop Parties;

WHEREAS, the Debtors intend to file the Plan in the Bankruptcy Cases, providing for, among other matters, the implementation of this Agreement;

1

WHEREAS, the Debtors intend to seek entry of an order of the Bankruptcy Court, in form and substance acceptable to the Backstop Majority Parties, confirming the Plan pursuant to Section 1129 of the Bankruptcy Code and authorizing the consummation of the transactions contemplated thereby, which order or another order of the Bankruptcy Court shall authorize Endo International’s entry into, and approve, this Agreement (the “Backstop Approval Order”);

WHEREAS, the GUC Rights Transactions will be effectuated through, among other actions, the issuance of certain Newco Ordinary Shares (as defined below) pursuant to (i) the Voluntary GUC Creditor Trust Rights Offering (as defined below), on the terms described herein and in the UCC Resolution Term Sheet and (ii) the Backstop Commitment (as defined below) as set forth herein (such transactions collectively referred to herein as the “GUC Rights Transactions”);

WHEREAS, the GUC Rights Transactions include a rights offering for Voluntary GUC Creditor Trust Rights Offering Shares (as defined below) to be conducted by the Issuer pursuant to this Agreement; and

WHEREAS, on December 28, 2023, in light of the Debtors’ pursuit of the Plan, the Backstop Majority Parties agreed to amend and restate the Original Agreement by a written instrument signed by Tensor, the Issuer and the Backstop Majority Parties, in order to allow for the issuance of securities by Tensor, and any of its Designees or assignees, as Issuer under this Agreement, in connection with the Plan Transaction Process;

NOW, THEREFORE, in consideration of the mutual promises, agreements, representations, warranties and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, each of the Parties hereby agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Except as otherwise expressly provided in this Agreement, whenever used in this Agreement (including any Exhibits attached hereto), the following terms shall have the respective meanings specified therefor below. Capitalized terms used herein but not defined have the meaning given to them in the Restructuring Support Agreement.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (including any Related Funds of such Person); provided, that for purposes of this Agreement, no Backstop Party shall be deemed an Affiliate of the Issuer or any of its Subsidiaries. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

2

“Available New Money Newco Shares” means the Unsubscribed New Money Newco Shares that any Backstop Party fails to purchase as a result of a Backstop Party Default by such Backstop Party.

“Backstop Amount” has the meaning set forth in Section 2.4(b) hereof.

“Backstop Approval Order” has the meaning set forth in the Recitals.

“Backstop Commitment” has the meaning set forth in Section 2.2 hereof.

“Backstop Commitment Percentage” means, with respect to any Backstop Party, such Backstop Party’s percentage of the Backstop Commitment determined based on such Backstop Party’s (or its Affiliates’ and Related Persons’) Pro Rata 1L Share of the Voluntary GUC Creditor Trust Rights Offering Amount as set forth adjacent to such Backstop Party’s name under the column titled “Backstop Commitment Percentage” in the Register of Commitments (as it may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement). The Backstop Commitment Percentage initially shall be determined at the Effective Time based on Eligible 1L Claims held by the Backstop Parties at the Effective Time. Any reference to “Backstop Commitment Percentage” in this Agreement means the Backstop Commitment Percentage in effect at the time of the relevant determination.

“Backstop Eligible Person” means any Person who executed the Original Agreement, or whose Affiliates or any other Person who received all or any portion of the Backstop Commitment pursuant to any Transfer authorized under Section 2.5 hereof.

“Backstop Majority Parties” means Backstop Parties holding at least a majority of the aggregate Backstop Commitments, as of the date on which the consent or approval is solicited; provided, however, that the votes and commitments of any Defaulting Backstop Party shall be excluded from the calculation of Backstop Commitment Percentages for purposes of this definition.

“Backstop Outside Date” has the meaning set forth in Section 9.2(c) hereof.

“Backstop Party” means each holder of a Backstop Commitment that is party to this Agreement, each of whom was a party to the Restructuring Support Agreement and held at least 2.75% of the Prepetition First Lien Indebtedness, in each case, as of 4:00 p.m. (prevailing Eastern time) on March 28, 2023, and remained a party to the Restructuring Support Agreement as of the Effective Time.

“Backstop Party Default” means, with respect to any Backstop Party, (x) such Backstop Party fails to deliver and pay the aggregate Purchase Price payable by it for its Backstop Commitment Percentage of any Unsubscribed New Money Newco Shares by the Closing Date in accordance with Section 2.2 hereof or (y) such Backstop Party denies or disaffirms its obligations in writing (electronic or otherwise) pursuant to Section 2.2 or Section 2.3 hereof.

“Backstop Party Replacement” has the meaning set forth in Section 2.3 hereof.

“Backstop Party Replacement Period” has the meaning set forth in Section 2.3 hereof.

3

“Backstop Party Withdrawal Replacement” has the meaning set forth in Section 9.4(b) hereof.

“Backstop Party Withdrawal Replacement Period” has the meaning set forth in Section 9.4(b) hereof.

“Bankruptcy Cases” has the meaning set forth in the Recitals.

“Bankruptcy Code” means title 11 of the United States Code.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banks in New York City, New York are not open for business.

“Claim” means (a) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, or (b) a right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

“Claim Affirmation Form” means a form delivered to the Issuer by a Backstop Party, substantially in the form of Exhibit 2 hereto.

“Closing” has the meaning set forth in Section 2.4(a) hereof.

“Closing Date” has the meaning set forth in Section 2.4(a) hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Premium” has the meaning set forth in Section 3.1 hereof.

“Commitment Premium Shares” is a number of New Money Newco Shares having an aggregate value equal to (x) 5.0% of the Voluntary GUC Creditor Trust Rights Offering Amount, with such New Money Newco Shares valued assuming Newco’s value is equal to the Newco Enterprise Value plus (y) 5.0% of the unsubscribed Voluntary GUC Creditor Trust Rights Offering Amount remaining after the expiration of the Voluntary GUC Creditor Commitment Deadline.

“Contract” means any agreement, contract or instrument, including any loan, note, bond, mortgage, indenture, guarantee, deed of trust, license, franchise, commitment, lease, franchise agreement, letter of intent, memorandum of understanding or other obligation, and any amendments thereto, whether written or oral.

“Debtors” means, collectively, Endo International and its affiliated debtors in the Bankruptcy Cases.

“Defaulting Backstop Party” means the applicable defaulting Backstop Party in respect of a Backstop Party Default that is continuing.

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“Definitive Documents” has the meaning set forth in the Restructuring Support Agreement.

“Designee” has the meaning set forth in Section 10.17.

“DRS Form” has the meaning set forth in Section 2.4(b) hereof.

“DTC” means The Depository Trust Company.

“Effective Time” means 4:00 p.m. (prevailing Eastern time) on April 24, 2023.

“Eligible 1L Claims” means the Prepetition First Lien Indebtedness Held by any Backstop Eligible Person (whether or not a party to this Agreement) as of 4:00 p.m. (prevailing Eastern time) on March 28, 2023.

“Endo International” has the meaning set forth in the Preamble.

“Equity Interests” means all shares of capital stock, ordinary or preferred equity share capital or other equity interests, and any options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the same.

“Event” means any event, development, occurrence, circumstance, effect, condition, result, state of facts or change.

“FCPA” has the meaning set forth in Section 4.12(b) hereof.

“First Amended and Restated Restructuring Support Agreement” means the Amended and Restated Restructuring Support Agreement, dated as of March 24, 2023.

“Governmental Entity” means any U.S. or non-U.S. international, regional, federal, state, municipal or local governmental, judicial, administrative, legislative or regulatory authority, entity, instrumentality, agency, department, commission, court or tribunal of competent jurisdiction (including any branch, department or official thereof).

“GUC Rights Transactions” has the meaning set forth in the Recitals.

“GUC Rights Transactions Agreements” means this Agreement, the Restructuring Support Agreement (including the UCC Resolution Term Sheet and other exhibits attached thereto), the Registration Rights Agreement and any such other documentation, agreements or supplements referred to herein or therein.

“Held” for purposes of the definitions of Eligible 1L Claims and Pro Rata 1L Share shall take into account, without duplication, claims for which a Person at the relevant time (i) is or, after taking into account the settlement of any pending assignments or trades, will be the beneficial owner of (or investment manager, advisor, or subadvisor to one or more beneficial owners of) or (ii) has or, after taking into account the settlement of any pending assignments or trades, will have with respect to the beneficial owner(s) of such claims, (x) sole investment or voting discretion (including any such discretion delegated to its investment advisor) with respect to such claims, and (y) full power and authority to vote on and consent to matters concerning such claims, and to exchange, assign, and transfer such claims.

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“Indemnified Claim” has the meaning set forth in Section 8.2 hereof.

“Indemnified Person” has the meaning set forth in Section 8.1 hereof.

“Indemnifying Party” has the meaning set forth in Section 8.1 hereof.

“Investment Company Act” has the meaning set forth in Section 4.13 hereof.

“Issuer” means Tensor or, in lieu thereof, a Designee pursuant to Section 10.17 hereof.

“Issuer’s Counsel” means Gibson, Dunn & Crutcher LLP.

“Law” means any law (statutory or common), statute, regulation, rule, code or ordinance enacted, adopted, issued or promulgated by any Governmental Entity.

“Losses” has the meaning set forth in Section 8.1 hereof.

“Material Adverse Effect” means (i) any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, business prospects, stockholders’ equity or results of operations of the Issuer or (ii) any Event that would reasonably be expected to prevent, materially delay or materially impede the performance by the Issuer of its obligations under this Agreement or any other GUC Rights Transactions Agreements or the consummation of the transactions contemplated hereby or thereby.

“Money Laundering Laws” has the meaning set forth in Section 4.11 hereof.

“New Money Newco Shares” means the Newco Ordinary Shares to be offered in the Voluntary GUC Creditor Trust Rights Offering, including any Unsubscribed New Money Newco Shares.

“Newco” means the Issuer.

“Newco Enterprise Value” means a total enterprise value for Newco of $3.275 billion.

“Newco Ordinary Shares” means the issued and outstanding shares of common stock of the Issuer.

“OFAC” has the meaning set forth in Section 4.12(a) hereof.

“Order” means any judgment, order, award, injunction, writ, permit, license or decree of any Governmental Entity or arbitrator of applicable jurisdiction.

“Original Agreement” has the meaning set forth in the Recitals.

“Original RSA” has the meaning set forth in the Restructuring Support Agreement.

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“Party” and “Parties” have the meaning set forth in the Preamble.

“Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, association, trust, Governmental Entity or other entity or organization.

“Plan” has the meaning assigned thereto in the Restructuring Support Agreement.

“Plan Effective Date” means the date on which the Plan becomes effective in accordance with its terms.

“Plan Transaction Process” means a process involving the Debtors’ pursuit of a chapter 11 plan, consistent with the terms and conditions therefor in, and subject to, the Restructuring Support Agreement.

“Private Placement Legend” has the meaning set forth in Section 6.4 hereof.

“Pro Rata 1L Share” shall be calculated at the Effective Time and means, as it pertains to a Backstop Party, the proportion of the Eligible 1L Claims Held by such Backstop Party bears to the aggregate amount of Eligible 1L Claims held by all Backstop Parties at the Effective Time, calculated by reference to the Register of Commitments.

“Procedures” means such customary and reasonable procedures relating to the Voluntary GUC Creditor Trust Rights Offering as shall be agreed to by each of (i) the Creditors’ Committee (as defined in the UCC Resolution Term Sheet), (ii) the Ad Hoc Cross-Holder Group (as defined in the UCC Resolution Term Sheet), (iii) the Backstop Majority Parties and (iv) the Debtors.

“PSA” has the meaning assigned thereto in the Restructuring Support Agreement.

“Purchase Price” means, in respect of the Voluntary GUC Creditor Trust Rights Offering Shares, such price per ordinary share as shall be set forth in the Procedures.

“Register of Commitments” means a register setting forth the Backstop Commitments and Backstop Commitment Percentages of each of the Backstop Parties, which register the Issuer shall maintain and amend, restate, supplement or otherwise modify from time to time in accordance with the terms hereof.

“Registration Rights Agreement” means a registration rights agreement relating to the registration of New Money Newco Shares to be issued under this Agreement, entered into as of the Closing Date, which agreement shall be in form and substance consistent with the terms set forth in the Restructuring Support Agreement and otherwise in form and substance reasonably satisfactory to the Backstop Majority Parties.

“Related Fund” means (i) any investment funds or other entities who are advised by the same investment advisor or by investment advisors which are Affiliates of one another and (ii) any investment advisor with respect to an investment fund or entity it advises.

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“Related Party” means, with respect to any Person, (i) any former, current or future director, officer, agent, Representative, Affiliate, employee, general or limited partner, member, manager or stockholder of such Person and (ii) any former, current or future director, officer, agent, Representative, Affiliate, employee, general or limited partner, member, manager or stockholder of any of the foregoing, in each case solely in their respective capacity as such.

“Related Person” or “Related Purchaser” means, with respect to any Backstop Party, a creditworthy Affiliate or Related Fund of such Backstop Party, as applicable.

“Replacement Backstop Parties” has the meaning set forth in Section 2.3(a) hereof.

“Representatives” means, with respect to any Person, such Person’s directors, officers, members, partners, managers, employees, agents, investment bankers, attorneys, accountants, advisors and other representatives.

“Required Consenting Global First Lien Creditors” shall have the meaning ascribed to such term in the Restructuring Support Agreement.

“Restructuring Support Agreement” has the meaning set forth in the Recitals.

“Right of First Refusal” has the meaning set forth in Section 2.5(b)(i) hereof.

“ROFR Consideration” has the meaning set forth in Section 2.5(b)(ii) hereof.

“RSA Outside Date” means, with respect to Plan Transaction Process, the date on which the Debtors shall have failed to achieve the Milestone set forth in Section 7(a)(x)(D) of the Restructuring Support Agreement, and, with respect to Standalone Sale Transaction, the Outside Date (in each case, as such terms are defined in the Restructuring Support Agreement).

“Standalone Sale Term Sheet” has the meaning set forth in the Restructuring Support Agreement.

“Standalone Sale Toggle” has the meaning set forth in the Restructuring Support Agreement.

“Standalone Sale Transaction” has the meaning set forth in the Restructuring Support Agreement.

“Sanctions” means any economic or financial sanctions imposed, administered or enforced by the United States (including the U.S. Department of State and the Office of Foreign Assets Control of the U.S. Department of the Treasury), the European Union or any of its member states, the United Nations Security Council or the United Kingdom (including the Office of Financial Sanctions Implementation of His Majesty’s Treasury).

“Section 4(a)(2)” means Section 4(a)(2) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended.

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“Significant Terms” means, collectively, (i) the definitions of “Purchase Price,” “Backstop Majority Parties,” and “Significant Terms” and (ii) the terms of Section 2.1, Section 2.2, Section 2.3, Section 2.4, Article III, Article VIII, Section 9.4, Section 10.2 and Section 10.8 hereof (and, in each case, any defined terms as used in any such Sections referenced in this definition).

“Subscription Rights” means those certain rights to purchase Voluntary GUC Creditor Trust Rights Offering Shares at the Purchase Price, pursuant to the terms and subject to the conditions set forth in the Voluntary GUC Creditor Trust Rights Offering.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity as to which such Person (either alone or through or together with any other subsidiary or Affiliate), (a) owns, directly or indirectly, more than fifty percent (50%) of the stock or other Equity Interests, (b) has the power to elect a majority of the board of directors or similar governing body thereof or (c) has the power to direct, or otherwise control, the business and policies thereof.

“Taxes” means all taxes, assessments, duties, levies or other similar mandatory governmental charges paid to a Governmental Entity, including all federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, excise, severance, windfall profits, stamp, payroll, social security, withholding and other taxes, assessments, duties, levies or other similar mandatory governmental charges of any kind whatsoever paid to a Governmental Entity (whether payable directly or by withholding and whether or not requiring the filing of a return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest thereon and shall include any liability for such amounts as a result of being a member of a combined, consolidated, unitary or affiliated group.

“Tensor” means Tensor Limited, a private limited company governed by the laws of Ireland.

“Termination Payment” has the meaning set forth in Section 9.5(d) hereof.

“Termination Payment Amount” has the meaning set forth in Section 9.5(d) hereof.

“Transfer” means to sell, transfer, assign, pledge, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other contracts).

“UCC Resolution Term Sheet” has the meaning set forth in the Recitals.

“Unregistered Shares” has the meaning set forth in Section 5.4 hereof.

“Unsubscribed New Money Newco Shares” means the New Money Newco Shares that have not been duly purchased by Persons exercising their Subscription Rights in the Voluntary GUC Creditor Trust Rights Offering.

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“Voluntary GUC Creditor Commitment Deadline” shall have the meaning ascribed to such term in the UCC Resolution Term Sheet.

“Voluntary GUC Creditor Trust” shall have the meaning ascribed to such term in the UCC Resolution Term Sheet.

“Voluntary GUC Creditor Trust Rights Offering” means the right of subscription for New Money Newco Shares contemplated by the UCC Resolution Term Sheet.

“Voluntary GUC Creditor Trust Rights Offering Amount” means an aggregate investment amount of $160 million.

“Voluntary GUC Creditor Trust Rights Offering Shares” means the New Money Newco Shares (including all Unsubscribed New Money Newco Shares purchased by the Backstop Parties pursuant to this Agreement) pursuant to this Agreement.

“Voluntary GUC Creditor Trust Rights Offering Subscription Agent” means Kroll Restructuring Administration, LLC or such other subscription agent to be appointed by the Issuer and reasonably satisfactory to the Backstop Majority Parties and the Debtors or, if no agent is so selected, the Issuer.

“Withdrawal Party” means a Backstop Party that has validly terminated this Agreement as to itself in accordance with Section 9.4.

“Withdrawal Replacement Backstop Parties” has the meaning set forth in Section 9.4(b) hereof.

“Withdrawing Backstop Party” has the meaning set forth in Section 9.4(b) hereof.

Section 1.2 Construction. In this Agreement, unless the context otherwise requires:

(a) references to Articles, Sections and Exhibits are references to the articles and sections or subsections of, and the exhibits attached to, this Agreement;

(b) references in this Agreement to “writing” or comparable expressions include a reference to a written document transmitted by means of electronic mail in portable document format (.pdf), facsimile transmission or comparable means of communication;

(c) words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(d) the words “hereof,” “herein,” “hereto” and “hereunder,” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including all Exhibits attached to this Agreement, and not to any provision of this Agreement;

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(e) the term “Agreement” shall be construed as a reference to this Agreement as the same may have been, or may from time to time be, amended, modified, varied, novated or supplemented;

(f) “include,” “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words;

(g) references to “day” or “days” are references to calendar days;

(h) references to “the date hereof” means the date of this Agreement;

(i) unless otherwise specified, references to a statute means such statute as amended from time to time, and includes any successor legislation thereto and any rules or regulations promulgated thereunder in effect from time to time; and

(j) references to “dollars” or “$” are references to United States of America dollars.

ARTICLE II

BACKSTOP COMMITMENTS

Section 2.1 The Voluntary GUC Creditor Trust Rights Offering. On and subject to the terms and conditions hereof, the Issuer shall conduct the Voluntary GUC Creditor Trust Rights Offering pursuant to, and in accordance with, this Agreement, the Procedures and the Restructuring Support Agreement, including the UCC Resolution Term Sheet.

Section 2.2 The Backstop Commitment.

(a) On and subject to the terms and conditions hereof, each Backstop Party agrees, severally and not jointly, to purchase, and the Issuer agrees to sell to such Backstop Party, on the Closing Date (as defined below) for the Purchase Price, the number of Unsubscribed New Money Newco Shares equal to such Backstop Party’s Backstop Commitment Percentage multiplied by the total number of Unsubscribed New Money Newco Shares, rounded among the Backstop Parties solely to avoid fractional shares, as the Backstop Parties may determine in their sole discretion. The obligations of the Backstop Parties to purchase such Unsubscribed New Money Newco Shares as described in this Section 2.2 and set forth in the Register of Commitments shall be referred to as the “Backstop Commitment.”

(b) For the avoidance of doubt:

(i) Backstop Commitments shall be fixed as of the Effective Time (or, if later, at the time a Backstop Party becomes a party to this Agreement) and thereafter Transfers of Backstop Commitments shall occur only in the manner set forth in this Agreement;

(ii) nothing in this Agreement shall preclude, limit or restrict in any way the ability of a Backstop Party (or any permitted transferee thereof) to Transfer such person’s Prepetition First Lien Indebtedness (or claims with respect thereto or any beneficial ownership therein) after the Effective Time; and

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(iii) no party shall cease to be a Backstop Party, nor shall any Backstop Commitment terminate, as a result of any Transfer of a person’s Prepetition First Lien Indebtedness (or claims with respect thereto or any beneficial ownership therein) after the Effective Time.

Section 2.3 Backstop Party Default or Termination.

(a) With respect to the Voluntary GUC Creditor Trust Rights Offering, during the two (2) Business Day period after receipt of written notice from the Issuer to all Backstop Parties of a Backstop Party Default or the valid withdrawal of a Withdrawal Party in accordance with Section 9.4, which notice shall be given to all Backstop Parties promptly following the Issuer becoming aware of the occurrence of such event (such two (2) Business Day period, the “Backstop Party Replacement Period”), the Backstop Parties (other than any Defaulting Backstop Party or Withdrawal Party) shall have the right, but not the obligation, to make arrangements for one or more of the Backstop Parties (other than any Defaulting Backstop Party or Withdrawal Party) to purchase all or any portion of the Available New Money Newco Shares (such purchase, a “Backstop Party Replacement”) on the terms and subject to the conditions set forth in this Agreement and in such amounts as may be agreed upon by all of the non-defaulting and non-withdrawing Backstop Parties electing to purchase all or any portion of the Available New Money Newco Shares (such Backstop Parties, the “Replacement Backstop Parties”). Any such Available New Money Newco Shares purchased by a Replacement Backstop Party shall be included, among other things, in the determination of (x) the Unsubscribed New Money Newco Shares to be purchased by such Replacement Backstop Party for all purposes hereunder, (y) the Backstop Commitment Percentage of such Replacement Backstop Party for all purposes hereunder and (z) the Backstop Commitment of such Replacement Backstop Party for purposes of the definition of the “Backstop Majority Parties.” If a Backstop Party Default occurs or the valid withdrawal of a Backstop Party occurs in accordance with Section 9.4, the Backstop Outside Date (as defined below) shall be delayed only to the extent necessary to allow for the Backstop Party Replacement to be completed within the Backstop Party Replacement Period. The Issuer shall from time to time maintain and update the Register of Commitments, without requiring a written instrument signed by the Issuer and the Backstop Majority Parties, as necessary to reflect conforming changes in the composition of the Backstop Parties and Backstop Commitment Percentages as a result of any Backstop Party Replacement in compliance with this Section 2.3(a).

(b) Notwithstanding anything in this Agreement to the contrary, if a Backstop Party is a Defaulting Backstop Party or a Withdrawal Party, it shall not be entitled to any of the Commitment Premium (as defined below) applicable solely to such Defaulting Backstop Party or Withdrawal Party provided, or to be provided, under or in connection with this Agreement.

(c) Nothing in this Agreement shall be deemed to require a Backstop Party to purchase more than its Backstop Commitment Percentage of the Unsubscribed New Money Newco Shares.

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(d) For the avoidance of doubt, notwithstanding anything to the contrary set forth in Section 9.5 hereof, but subject to Section 10.11 hereof, no provision of this Agreement shall relieve any Defaulting Backstop Party or Withdrawal Party from any liability hereunder, or limit the availability of the remedies set forth in Section 10.10 hereof, in connection with a Defaulting Backstop Party’s Backstop Party Default under this Article II or otherwise.

Section 2.4 Closing.

(a) Subject to the satisfaction or waiver in accordance with this Agreement of the conditions set forth in Article VII (other than conditions that by their terms are to be satisfied at the Closing), unless otherwise mutually agreed in writing between the Issuer and the Backstop Majority Parties, the closing of the Backstop Commitments (the “Closing”) shall take place via electronic mail in portable document format (.pdf). The date on which the Closing actually occurs shall be referred to herein as the “Closing Date.”

(b) At the Closing, Newco will issue the New Money Newco Shares to each Backstop Party (or to its designee in accordance with Section 2.6 hereof) against payment of the amount sufficient to satisfy such Backstop Party’s Backstop Commitment (such Backstop Party’s amount, the “Backstop Amount”). Subject to Section 6.3, the New Money Newco Shares to be delivered pursuant to this Section 2.4(b) and Section 3.1 shall, to the extent reasonably practicable, be in uncertificated book-entry form through the direct registration system (“DRS Form”); provided, however, that to the extent the New Money Newco Shares cannot be issued in DRS Form, such securities will be delivered, at the option of the Issuer, in another book entry form on the Issuer’s share register or in certificated form. Notwithstanding anything to the contrary in this Agreement, all New Money Newco Shares will be delivered with all issue, stamp, transfer, sales and use, or similar transfer Taxes or duties that are due and payable (if any) in connection with such delivery duly paid by the Issuer.

Section 2.5 Transfer of Backstop Commitments.

(a) Except as expressly set forth in this Section 2.5, no Backstop Party (or any permitted transferee thereof) may Transfer all or any portion of its Backstop Commitment to any other Person, including, for the avoidance of doubt, the Issuer or any of its Affiliates.

(b) Each Backstop Party may Transfer all or any portion of its Backstop Commitment to any of its Affiliates or to any other Backstop Party (or an Affiliate thereof) that is not a Defaulting Backstop Party or Withdrawal Party; provided, that:

(i) any such Transfer (other than to an Affiliate of the transferor) shall be subject to a right of first refusal (the “Right of First Refusal”) in favor of the other Backstop Parties;

(ii) prior to any such Transfer (other than to an Affiliate of the transferor), the transferor shall provide a written notice of such proposed Transfer in the form of notice attached as Exhibit 3 hereto by email to EndoROFR@gibsondunn.com, which notice shall disclose the amount of the transferor’s Backstop Commitment intended to be Transferred, the identities of the transferor and the other Backstop Party acquiring such amount of the transferor’s Backstop Commitment, and the fair market value of the consideration to be received by the Backstop Party in the proposed Transfer (the “ROFR Consideration”);

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(iii) the aforementioned contacts at the Issuer’s Counsel shall promptly provide such written notice to the other Backstop Parties that are not a Defaulting Backstop Party or Withdrawal Party;

(iv) any such other Backstop Parties that are not a Defaulting Backstop Party or Withdrawal Party may exercise its Right of First Refusal within five (5) Business Days of the date of the transferor’s written notice, based on such Backstop Party’s Pro Rata 1L Share of the Backstop Commitment proposed for Transfer relative to the Pro Rata 1L Share of other Backstop Parties electing to exercise the right of first refusal with respect to such Transfer, by delivering written notice of its exercise of the Right of First Refusal, which notice shall state the maximum Backstop Commitment with respect to which it is exercising the right and promise to pay in cash the ROFR Consideration with respect to its allocated share within ten (10) calendar days thereafter; and

(v) as a condition to the effectiveness of the Transfer of a Backstop Commitment pursuant to this Section 2.5(b), the Person to whom the Backstop Commitment is Transferred must either (A) be a Party to this Agreement or (B) agree in writing to become a Backstop Party to this Agreement by delivering a signature hereto (after which such Person will be deemed a Backstop Party for all purposes hereunder).

(c) In the event of a Transfer in accordance with Section 2.5(b) hereof, then on or after the time such Transfer has become effective and notice thereof has been delivered to the Issuer, such transferring Backstop Party shall have no liability under this Agreement arising solely from or related to the failure of such transferee Backstop Party to comply with the terms of this Agreement with respect to the portion of the Backstop Commitment transferred and shall have no further obligations under this Agreement with respect to such portion of the Backstop Commitment.

(d) Notwithstanding the foregoing, each Backstop Party may exercise its designation rights under Section 2.6 hereof in accordance with the terms thereof.

(e) Any Transfer of Backstop Commitments made (or attempted to be made) in violation of this Agreement (including without complying with the right of first refusal) shall be deemed null and void ab initio and of no force or effect, regardless of any prior notice provided to the Parties or any Backstop Party, and shall not create (or be deemed to create) any obligation or liability of any other Backstop Party or any Issuer to the purported transferee or limit, alter or impair any agreements, covenants, or obligations of the proposed transferor under this Agreement. The foregoing Transfer limitations in this Section 2.5 shall not apply to the New Money Newco Shares after the Closing.

Section 2.6 Designation Rights. Each Backstop Party shall have the right to designate by written notice to the Issuer no later than two (2) Business Days prior to the Closing Date that some or all of the Unsubscribed New Money Newco Shares and the Voluntary GUC Creditor Trust Rights Offering Shares that it is obligated to purchase hereunder be issued in the name of,

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and delivered to a Related Purchaser of such Backstop Party upon receipt by the Issuer of payment therefor in accordance with the terms hereof, which notice of designation shall (i) be addressed to the Issuer and signed by such Backstop Party and each such Related Purchaser, (ii) specify the number of Unsubscribed New Money Newco Shares and Voluntary GUC Creditor Trust Rights Offering Shares to be delivered to or issued in the name of such Related Purchaser and (iii) contain a confirmation by each such Related Purchaser of the accuracy of the representations set forth in Section 5.4, Section 5.5 and Section 5.6 hereof as applied to such Related Purchaser; provided, that no such designation pursuant to this Section 2.6 shall relieve such Backstop Party from its obligations under this Agreement.

Section 2.7 Notification of Aggregate Number of Exercised Subscription Rights. Upon request from the Backstop Majority Parties, the Issuer shall reasonably promptly notify, or cause the Voluntary GUC Creditor Trust Rights Offering Subscription Agent to reasonably promptly notify, the Backstop Parties of the aggregate number of Subscription Rights known by the Issuer or the Voluntary GUC Creditor Trust Rights Offering Subscription Agent to have been exercised pursuant to the Voluntary GUC Creditor Trust Rights Offering as of the most recent practicable time before such request.

Section 2.8 Securities Exemption. The Parties acknowledge and agree that the issuance of Newco Ordinary Shares in the Voluntary GUC Creditor Trust Rights Offering and pursuant to the Backstop Commitment shall be conducted in reliance on (i) the exemption from registration under the Securities Act provided in Section 1145 of the Bankruptcy Code to the maximum extent possible and, to the extent such exemption is unavailable, shall be conducted in reliance upon the exemption from registration under the Securities Act provided in Section 4(a)(2) of the Securities Act, Regulation D or Regulation S promulgated under the Securities Act and/or another available exemption from registration under the Securities Act, and (ii) an exemption from the requirement to publish a prospectus for an offer of securities pursuant to the Regulation (EU) 2017/1129 of the European Parliament and of the Council of the European Union.

ARTICLE III

COMMITMENT PREMIUM

Section 3.1 Commitment Premium Payable by the Issuer. As consideration for the Backstop Commitments and the other agreements of the Backstop Parties in this Agreement, the Issuer shall issue to the Backstop Parties the Commitment Premium Shares in the manner set forth in Section 3.2 hereof (the “Commitment Premium”). The Commitment Premium shall be issued in accordance with Section 2.4(b) (as if all references in Section 2.4(b) to New Money Newco Shares referred to the Commitment Premium Shares) and Section 3.2 hereof to the Backstop Parties (including any Replacement Backstop Party designated under Section 2.3(a) hereof, but excluding any Defaulting Backstop Party) or their Related Purchasers at the time the payment of the Commitment Premium is made.

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Section 3.2 Payment of the Commitment Premium. The Commitment Premium shall be fully earned and nonrefundable and the Commitment Premium Shares shall be issued by the Issuer, free and clear of any withholding or deduction for any applicable Taxes except as otherwise required under applicable Law, on the Closing Date in consideration for the payment by the relevant Backstop Party of the nominal (par) value of its relevant Commitment Premium Shares. Each Backstop Party (including any Replacement Backstop Party designated under Section 2.3(a) hereof, but excluding any Defaulting Backstop Party) shall be issued such Backstop Party’s Backstop Commitment Percentage of the Commitment Premium Shares (rounded up or down to the nearest whole shares). For the avoidance of doubt, to the extent payable in accordance with the terms of this Agreement, the Commitment Premium will be payable regardless of the amount of Unsubscribed New Money Newco Shares (if any).

Section 3.3 Tax Treatment. The Issuer and the Backstop Parties (i) agree to treat the Commitment Premium and the Termination Payment Amount, for U.S. federal income tax purposes, as a premium payment by the Issuer to the Backstop Parties in exchange for the issuance by the Backstop Parties to the Issuer of a put right with respect to the New Money Newco Shares and (ii) shall file all U.S. federal income Tax returns consistent with, and take no position inconsistent with, such treatment (whether in audits, Tax returns or otherwise) unless there is a change in applicable Law or unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE ISSUER

The Issuer hereby represents and warrants to the Backstop Parties as set forth below.

Section 4.1 Organization. The Issuer is duly incorporated or organized and validly existing as a corporation or other entity in good standing under the laws of its jurisdiction of organization and has all corporate power and authority to own its property and assets and conduct its business as currently conducted, and, except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, is duly qualified as a foreign corporation for the transaction of business and is in good standing under the Laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification. Since its incorporation, and except as contemplated by the GUC Rights Transactions Agreement, Newco has engaged in no material business or operating activities, has no Subsidiaries and has no material assets or liabilities.

Section 4.2 Authorization. The Issuer has all corporate power and authority to execute and deliver this Agreement and each other GUC Rights Transactions Agreement, perform its obligations hereunder or thereunder, and consummate the GUC Rights Transactions contemplated hereby or thereby. This Agreement and each other GUC Rights Transactions Agreement has been duly authorized by the Issuer.

Section 4.3 Execution and Delivery; Enforceability. This Agreement and each other GUC Rights Transactions Agreement has been, or will be on the Closing Date, duly executed and delivered by the Issuer. The Issuer’s obligations hereunder and under each other GUC Rights Transactions Agreement constitute the valid and legally binding obligations of the Issuer enforceable against the Issuer in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

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Section 4.4 No Conflict. The execution, delivery and performance by Issuer of this Agreement and the other GUC Rights Transactions Agreements, the compliance by Issuer with this Agreement and the other GUC Rights Transactions Agreements and the consummation of the GUC Rights Transactions herein or therein contemplated (i) will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Issuer is a party or by which the Issuer is bound or to which any of the property or assets of the Issuer is subject, (ii) will not result in any violation of the provisions of the certificate of incorporation or by-laws, certificate of formation, limited liability company agreement or operating agreement or similar organizational documents of each Issuer and (iii) will not result in any violation of any statute or any order, rule, regulation or other Law of any court or governmental agency or body having jurisdiction over the Issuer, or any of its properties, except in the case of clause (i) above, for conflicts, breaches, violations or defaults that would not have, individually or in the aggregate, a Material Adverse Effect or affect the validity of the New Money Newco Shares; and, assuming the accuracy of the Backstop Parties’ representations as set forth in this Agreement and the consummation of the GUC Rights Transactions in the manner contemplated hereby, no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body or any party to any material Contract is required for the execution, delivery and performance by Issuer of this Agreement and compliance herewith, the sale of the New Money Newco Shares by Newco or the consummation by the Issuer of the GUC Rights Transactions contemplated by this Agreement, except such consents, approvals, authorizations, registrations or qualifications that have already been obtained or as may be required under state securities or “Blue Sky” laws in connection with the purchase of the New Money Newco Shares by the Backstop Parties.

Section 4.5 Arm’s-Length Dealing. The Issuer agrees that (a) each of the Backstop Parties is acting solely in the capacity of an arm’s-length contractual counterparty with respect to the GUC Rights Transactions contemplated hereby (including in connection with determining the terms of the Voluntary GUC Creditor Trust Rights Offering) and not as a financial advisor or a fiduciary to, or an agent of, the Issuer and (b) no Backstop Party is advising the Issuer as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.

Section 4.6 No Violation; Compliance with Laws. The Issuer is not (i) in violation of its certificate of incorporation or by-laws, certificate of formation, limited liability company agreement or operating agreement or similar organizational documents or (ii) in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, except in the case of clause (ii) above, to the extent that any such default would not, individually or in the aggregate, have a Material Adverse Effect.

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Section 4.7 Legal Proceedings. There are no legal or governmental proceedings pending to which the Issuer is a party or of which any property of the Issuer is subject, which, if determined adversely to the Issuer, would individually or in the aggregate have a Material Adverse Effect on the current or future financial position, stockholders’ equity or results of operations of the Issuer; and, to the best knowledge of the Issuer, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

Section 4.8 Tax Matters. The Issuer has timely filed, taking into account any applicable extensions, all income and other material Tax returns that it was required to file and has timely paid all income and other material Taxes due and owing whether or not shown on any Tax return. All Tax returns filed by the Issuer were true, correct and complete in all material respects and were prepared in compliance with applicable Law. The Issuer is not a party to any material Tax allocation or material Tax sharing agreement with any third party (other than an agreement the principal purpose of which is not the sharing, assumption or indemnification of Tax). As of the date hereof, there is no outstanding audit, assessment, or written claim concerning any material Tax liability of the Issuer, and the Issuer has not received from any Governmental Entity any written notice regarding any contemplated or pending audit, examination or other administrative proceeding or court proceeding concerning any material amount of Taxes imposed thereon.

Section 4.9 Private Placement. Assuming the accuracy of the Backstop Parties’ representations and warranties in Section 5.5, none of the Issuer, any of their respective Affiliates, nor any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any Newco Ordinary Shares of Newco under the Securities Act, whether through integration with prior offerings or otherwise. None of the Issuer or any of its Affiliates, nor any Person acting on its or their behalf, will take any action or steps referred to in the preceding sentence that would require registration of the issuance of any of the Unregistered Shares under the Securities Act.

Section 4.10 Material Contracts. Except as contemplated by this Agreement or any other GUC Rights Transactions Agreements, the Issuer has not entered into any Contracts that would reasonably be expected to be material to the Issuer.

Section 4.11 Compliance with Money Laundering Laws. The operations of the Issuer is and has been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”); and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Issuer with respect to the Money Laundering Laws is pending or, to the best knowledge of the Issuer, threatened.

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Section 4.12 Compliance with Sanctions Laws.

(a) None of the Issuer or, to the knowledge of the Issuer, any director, officer, agent, employee, Affiliate or other person acting on behalf of the Issuer is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), nor is the Issuer located, organized or resident in a country or territory that is the subject of Sanctions. The Issuer will not directly or indirectly use the proceeds of the sale of the New Money Newco Shares, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partners or other person, (i) to fund any activities of or business with any person that, at the time of such funding, is the subject of Sanctions, or is in Crimea, Cuba, Iran, North Korea and Syria or in any other country or territory that, at the time of such funding, is the subject of Sanctions, or (ii) in any other manner that will result in a violation by any person (including any person participating in the offering, whether as underwriter, advisor, investor or otherwise) that is the subject of Sanctions.

(b) None of the Issuer or, to the knowledge of such Issuer, any director, officer, agent, employee, Affiliate or other person acting on behalf of the Issuer is or has taken any action, directly or indirectly, that would result in a violation by such Persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Issuer and, to the knowledge of the Issuer, its Affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

Section 4.13 Investment Company Act. The Issuer is not an “investment company” as such term is defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”).

Section 4.14 No Registration Rights. There are no Persons with registration rights or other similar rights to have any New Money Newco Shares registered for sale under the Securities Act, except for those rights which have been waived in writing prior to the date hereof and such rights as shall be granted pursuant to the GUC Rights Transactions Agreements.

Section 4.15 No Broker’s Fees. The Issuer is not a party to any Contract with any Person (other than with respect to the GUC Rights Transactions Agreements) that would give rise to a valid Claim against such Issuer for a brokerage commission, finder’s fee or like payment in connection with the Voluntary GUC Creditor Trust Rights Offering or the issuance or sale of the New Money Newco Shares.

Section 4.16 Due Authorization. The issuance of the maximum number of Commitment Premium Shares issuable hereunder have been duly authorized and, upon issuance in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BACKSTOP PARTIES

Each Backstop Party represents and warrants as to itself only (unless otherwise set forth herein, as of the date of this Agreement and as of the Closing Date) as set forth below.

Section 5.1 Incorporation. Such Backstop Party is a legal entity duly organized, validly existing and, if applicable, in good standing (or the equivalent thereof) under the Laws of its jurisdiction of incorporation or organization.

Section 5.2 Corporate Power and Authority. Such Backstop Party has the requisite power and authority (corporate or otherwise) to enter into, execute and deliver this Agreement and each other GUC Rights Transactions Agreement to which such Backstop Party is a party and to perform its obligations hereunder and thereunder and has taken all necessary actions (corporate or otherwise) required for the due authorization, execution, delivery and performance by it of this Agreement and the other GUC Rights Transactions Agreements to which such Backstop Party is a party.

Section 5.3 Execution and Delivery. This Agreement and each other GUC Rights Transactions Agreement to which such Backstop Party is a party (a) has been, or prior to its execution and delivery will be, duly and validly executed and delivered by such Backstop Party and (b) will constitute valid and legally binding obligations of such Backstop Party, enforceable against such Backstop Party in accordance with its respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar Laws limiting creditors’ rights generally or by equitable principles relating to enforceability.

Section 5.4 No Registration.

(a) Such Backstop Party understands that the New Money Newco Shares and any other shares that are issued in connection with this Agreement in reliance upon the exemption from registration under the Securities Act provided in Section 4(a)(2) of the Securities Act, Regulation D or Regulation S promulgated under the Securities Act and/or another available exemption from registration under the Securities Act (such shares, the “Unregistered Shares”) to any Backstop Party in satisfaction of the Backstop Commitment and Commitment Premium (i) have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends on, among other things, the bona fide nature of the investment intent and the accuracy of such Backstop Party’s representations as expressed herein or otherwise made pursuant hereto; (ii) cannot be resold unless subsequently registered under the Securities Act or an exemption from registration is available; and (iii) will bear a restrictive legend substantially in the form set forth in Section 6.4 hereto.

(b) Such Backstop Party represents and warrants that it has not engaged and will not engage in any form of general solicitation or general advertising in any manner involving a public offering within the meaning of Section 4(a)(2) to investors with respect to offers or sales of the Unregistered Shares issued to such Backstop Party in satisfaction of the Backstop Commitment and Commitment Premium, in each case under circumstances that would cause the offering or issuance of the Unregistered Shares not to be exempt from registration under the Securities Act pursuant to Section 4(a)(2) or any other applicable exemption.

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(c) The purchase of the New Money Newco Shares by the Backstop Parties, as applicable, has not been solicited by or through anyone other than the Issuer.

(d) The Backstop Parties will not sell, transfer or otherwise dispose of the Unregistered Shares or any interest therein, except in accordance herewith, in a registered transaction or in a transaction exempt from or not subject to the registration requirements of the Securities Act.

Section 5.5 Purchasing Intent. With respect to the Voluntary GUC Creditor Trust Rights Offering, each Backstop Party is acquiring the Unsubscribed New Money Newco Shares and the Voluntary GUC Creditor Trust Rights Offering Shares issued to such Backstop Party, in satisfaction of its Backstop Commitment and Commitment Premium, in each case, for its own account or for the account of its Related Fund, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof not in compliance with applicable securities laws, and each such Backstop Party has no present intention of selling, granting any participation in, or otherwise distributing the same, except in compliance with applicable securities laws. Such Backstop Party did not decide to enter into this Agreement as a result of any general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D promulgated under the Securities Act.

Section 5.6 Sophistication; Evaluation. Such Backstop Party has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the New Money Newco Shares. Such Backstop Party is (a)(i) an “accredited investor” within the meaning of Rule 501(a) of the Securities Act, (ii) a “qualified institutional buyer” within the meaning of Rule 144A of the Securities Act or (iii) not a “U.S. person” within the meaning of Regulation S of the Securities Act, not in the United States and not purchasing for the account or benefit of a U.S. person or a Person in the United States; and (b) an “Eligible Holder” as set forth in the Procedures. Such Backstop Party understands and is able to bear any economic risks associated with such investment (including the necessity of holding such securities for an indefinite period of time). Except for the representations and warranties expressly set forth in this Agreement or any other GUC Rights Transactions Agreement, such Backstop Party has independently evaluated the merits and risks of its decision to enter into this Agreement. Such Backstop Party acknowledges that it (i) has been furnished with or has had full access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the New Money Newco Shares, and (ii) has had an opportunity to discuss with management of Issuer the intended business and financial affairs of Issuer and to obtain information necessary to verify any information furnished to it or to which it had access.

Section 5.7 No Conflict. The execution and delivery by such Backstop Party of this Agreement and each other GUC Rights Transactions Agreement to which it is a party, the compliance by such Backstop Party with the provisions hereof and thereof and the consummation of the GUC Rights Transactions contemplated herein and therein will not (a) result in any violation of the provisions of the organizational or governing documents of such Backstop Party, or (b) result in any violation of any Law or Order applicable to such Backstop Party or any of its properties.

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Section 5.8 Consents and Approvals. No consent, approval, authorization, Order, registration or qualification of or with any Governmental Entity having jurisdiction over such Backstop Party or any of its properties is required, except that which has been previously obtained, for the execution and delivery by such Backstop Party of this Agreement and each other GUC Rights Transactions Agreement to which such Backstop Party is a party, the compliance by such Backstop Party with the provisions hereof and thereof and the consummation of the GUC Rights Transactions (including the purchase by each Backstop Party of its Backstop Commitment Percentage or its portion of the Voluntary GUC Creditor Trust Rights Offering Shares) contemplated herein and therein.

Section 5.9 No Broker’s Fees. Such Backstop Party is not a party to any Contract with any Person (other than with respect to the GUC Rights Transactions Agreements) that would give rise to a valid Claim against such Backstop Party for a brokerage commission, finder’s fee or like payment in connection with the Voluntary GUC Creditor Trust Rights Offering or the issuance or sale of the New Money Newco Shares to such Backstop Party.

Section 5.10 Legal Proceedings. There are no legal, governmental, administrative, judicial or regulatory investigations, audits, actions, suits, claims, arbitrations, demands, demand letters, claims, notices of noncompliance or violations, or proceedings, pending to which such Backstop Party or any of its Subsidiaries is a party, in each case that will prohibit, delay, or materially and adversely impact such Backstop Party’s performance of its obligations under this Agreement or any other GUC Rights Transactions Agreements; and, to the knowledge of the Backstop Parties, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

Section 5.11 Sufficiency of Funds. As of the date of funding of the Backstop Amount pursuant to Section 2.4(b), each Backstop Party reasonably expects to have available funds sufficient to pay its Backstop Amount. For the avoidance of doubt, such Backstop Party acknowledges that its obligations under this Agreement and the other GUC Rights Transactions Agreements are not conditioned in any manner upon its obtaining financing.

Section 5.12 Claim Affirmation Form. The Backstop Party has delivered one or more Claim Affirmation Forms to the Issuer, and the information set forth therein was true, complete and accurate when delivered.

Section 5.13 Arm’s Length. Such Backstop Party acknowledges and agrees that Endo International is acting solely in the capacity of an arm’s length contractual counterparty to such Backstop Party with respect to the transactions contemplated hereby (including in connection with determining the terms of the Voluntary GUC Creditor Trust Rights Offering).

ARTICLE VI

ADDITIONAL COVENANTS

Section 6.1 Commercially Reasonable Efforts. Without in any way limiting any other respective obligation of the Issuer or any Backstop Party in this Agreement, each Party shall use commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable in order to consummate and make effective the GUC Rights Transactions contemplated by this Agreement, including using commercially reasonable efforts in:

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(i) timely preparing and filing all documentation reasonably necessary to effect all necessary notices, reports and other filings of such Person and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or Governmental Entity;

(ii) defending any causes of action, suits, or legal or regulatory proceedings or any other action taken by any Person in any way challenging (A) this Agreement or any other GUC Rights Transactions Agreement or (B) the consummation of the GUC Rights Transactions contemplated hereby and thereby, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed; and

(iii) working together in good faith to finalize the GUC Rights Transactions Agreements and all other documents relating thereto.

Section 6.2 No Integration. Neither the Issuer nor any of its affiliates (as defined in Rule 501(b) of Regulation D promulgated under the Securities Act) will, directly or through any agent, sell, offer for sale, solicit offers to buy or otherwise negotiate in respect of, any security (as defined in the Securities Act) that is or will be integrated with the sale of the New Money Newco Shares in a manner that would require registration of the New Money Newco Shares to be issued by the Issuer on the Closing Date under the Securities Act.

Section 6.3 DTC Eligibility and DRS Form. The Parties acknowledge that the New Money Newco Shares shall not initially eligible for issuance through DTC. To the extent permitted by DTC, the Issuer shall use commercially reasonable efforts to make the New Money Newco Shares eligible to be issued in DRS Form.

Section 6.4 Share Legend. Each certificate evidencing Unregistered Shares that are issued in connection with this Agreement shall be stamped or otherwise imprinted with a legend (the “Private Placement Legend”) in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [DATE OF ISSUANCE], HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE U.S. STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER.”

In the event that any such Unregistered Shares are uncertificated, such Unregistered Shares shall be subject to a restrictive notation substantially similar to the Private Placement Legend in the stock ledger or other appropriate records maintained by the Issuer or agent.

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The Issuer shall remove the Private Placement Legend (or restrictive notation, as applicable) set forth above from the certificates evidencing any such shares (or the stock ledger or other appropriate Issuer’s records, in the case of uncertified shares) at any time after the restrictions described in such Private Placement Legend cease to be applicable, including, as applicable, when such shares may be sold under Rule 144 of the Securities Act without volume or manner of sale restrictions by any holder which is not an affiliate of Newco. The Issuer may reasonably request such opinions, certificates or other evidence that such restrictions or conditions no longer apply as a condition to removing the Private Placement Legend.

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF THE PARTIES

Section 7.1 Conditions to the Obligations of the Backstop Parties. The obligation of each Backstop Party to consummate the GUC Rights Transactions contemplated hereby shall be subject to (unless waived or amended in accordance with Section 7.2 hereof) the satisfaction of the following conditions prior to or at the Closing:

(a) Voluntary GUC Creditor Trust Rights Offering. The Voluntary GUC Creditor Trust Rights Offering shall have been conducted, in all material respects, in accordance with the GUC Rights Transactions Agreements.

(b) Fees and Expense Reimbursement. Endo International, directly or through any of the other Debtors, shall have paid (or such amounts shall be paid substantially concurrently with the Closing) all fees and expense reimbursement amounts invoiced through the Closing Date as required in accordance with the terms of the Restructuring Support Agreement and any fee letters.

(c) Consents. All governmental and third-party notifications, filings, consents, waivers and approvals set forth on Exhibit 1 and required for the consummation of the GUC Rights Transactions contemplated by this Agreement and the other GUC Rights Transactions Agreements, including, but not limited to, the Backstop Approval Order, shall have been made or received and remain in full force and effect.

(d) No Legal Impediment to Issuance. No Law or Order shall have been enacted, adopted or issued by any Governmental Entity that prohibits the GUC Rights Transactions contemplated by this Agreement or any other GUC Rights Transactions Agreements.

(e) Representations and Warranties.

(i) The representations and warranties of the Issuer, as applicable, contained in Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.3 (Execution and Delivery; Enforceability), Section 4.4 (No Conflict) (but only with respect to clauses (ii) and (iii)), Section 4.6 (No Violation; Compliance with Laws), Section 4.11 (Compliance with Money Laundering Laws), Section 4.12 (Compliance with Sanctions Laws) and Section 4.13 (Investment Company Act) shall be true and correct in all respects on and as of the date of this Agreement and the Closing Date with the same effect as if made on and as of the Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date).

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(ii) The representations and warranties of the Issuer, as applicable, contained in this Agreement other than those referred to in clause (i) above shall be true and correct (disregarding all materiality or Material Adverse Effect qualifiers) on and as of the date of this Agreement and the Closing Date with the same effect as if made on and as of the Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), except where the failure to be so true and correct would not have, individually or in the aggregate, a Material Adverse Effect.

(f) Issuer Covenants. The Issuer shall have performed and complied, in all material respects, in the reasonable determination of the Backstop Majority Parties, with all of their respective covenants and agreements contained in this Agreement that contemplate, by their terms, performance or compliance on or prior to the Closing Date.

(g) Material Adverse Effect; No Defaults. Since the date of this Agreement, there shall not have occurred, and there shall not exist (i) any Event that has had or reasonably would be expected to have, individually or in the aggregate, a Material Adverse Effect, or (ii) any default or event of default under any material Contract to which the Issuer is a party.

(h) Officer’s Certificate. The Backstop Parties shall have received on and as of the Closing Date a certificate of an officer of the Issuer confirming that the conditions set forth in Section 7.1(e), (f) and (g) hereof have been satisfied.

(i) Commitment Premium. The Issuer shall have issued (or such Newco Ordinary Shares shall be issued concurrently with the Closing) to each Backstop Party the Commitment Premium payable to such Backstop Party as set forth in Section 3.2 hereof in accordance with the terms of this Agreement.

(j) Procedures. All conditions to the obligations of the Backstop Parties pursuant to the Procedures have been satisfied or waived.

(k) Restructuring Support Agreement. The Restructuring Support Agreement shall be in full force and effect and shall have not been terminated.

(l) Execution of the Definitive Documents. Entry into the Definitive Documents that are required to be entered into (i) in the case of a Plan Transaction Process, prior to the Plan Effective Date, and (ii) in the case of a Standalone Sale Toggle, prior to the closing date of the Standalone Sale Transaction, in each case, as required in accordance with the terms of the Restructuring Support Agreement and reasonably acceptable in form and substance to the Backstop Majority Parties.

(m) Plan Transaction Process. In the case of a Plan Transaction Process, the Plan shall have become effective on the Plan Effective Date in accordance with its terms, and pursuant to the terms and conditions set forth in, and subject to, the Restructuring Support Agreement.

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(n) Standalone Sale Transaction. In the case of a Standalone Sale Toggle, the Standalone Sale Transaction shall have been completed or reasonably be expected to be completed substantially concurrently with the Closing in accordance with, and pursuant and subject to the terms and conditions set forth in, the PSA, the Restructuring Support Agreement and the UCC Resolution Term Sheet.

Section 7.2 Waiver or Amendment of Conditions to the Obligations of the Backstop Parties.

(a) Clauses (d), (k) and (l) of Section 7.1 may be waived or amended in whole or in part with respect to all Backstop Parties only by a written instrument executed by all Backstop Parties.

(b) All or any of the conditions set forth in Section 7.1 other than clauses (d), (k) and (l) may be waived or amended in whole or in part with respect to all Backstop Parties by a written instrument executed by the Backstop Majority Parties in their sole discretion. If so waived, all Backstop Parties shall be bound by such waiver or amendment.

Section 7.3 Conditions to the Obligations of the Issuer. The obligations of the Issuer to consummate the GUC Rights Transactions contemplated hereby at Closing with any Backstop Party is subject to (unless waived by the Issuer in writing in their sole discretion) the satisfaction of each of the following conditions:

(a) No Legal Impediment to Issuance. No Law or Order shall have been enacted, adopted or issued by any Governmental Entity that prohibits the GUC Rights Transactions contemplated by this Agreement.

(b) Representations and Warranties.

(i) The representations and warranties of the Backstop Parties contained in Section 5.1 (Incorporation), Section 5.2 (Corporate Power and Authority), Section 5.3 (Execution and Delivery), and Section 5.7 (No Conflicts) shall be true and correct in all respects on and as of the date of this Agreement and the Closing Date with the same effect as if made on and as of the Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct in all material respects only as of the specified date).

(ii) The representations and warranties of the Backstop Parties contained in this Agreement other than those referred to in clause (i) above shall be true and correct (disregarding all materiality qualifiers) on and as of the date of this Agreement and the Closing Date with the same effect as if made on and as of the Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct in all material respects only as of the specified date), except for such representations and warranties in respect of which the failure to be true and correct in all material respects would not reasonably be expected to, individually or in the aggregate, have a material and adverse effect on the ability of such Backstop Parties to consummate the GUC Rights Transactions.

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(c) Covenants. The Backstop Parties shall have performed and complied, in all material respects, with all of their respective covenants and agreements contained in this Agreement that contemplate, by their terms, performance or compliance prior to the Closing Date.

(d) Restructuring Support Agreement. The Restructuring Support Agreement shall be in full force and effect and shall have not been terminated as to all parties thereto.

(e) Procedures. All conditions to the obligations of the Backstop Parties pursuant to the Procedures have been satisfied or waived.

ARTICLE VIII

INDEMNIFICATION AND CONTRIBUTION

Section 8.1 Indemnification Obligations. Subject to the limitations set forth in this Article VIII, from and after the date of this Agreement, the Issuer (the “Indemnifying Party”) shall indemnify and hold harmless each Backstop Party and its Affiliates, Related Funds, equity holders, members, partners, general partners, managers and its and their respective Representatives and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and costs and expenses (other than Taxes of the Backstop Parties except to the extent otherwise provided for in Section 2.4(b) of this Agreement) (collectively, “Losses”) that any such Indemnified Person may incur or to which any such Indemnified Person may become subject arising out of or in connection with this Agreement and the GUC Rights Transactions contemplated hereby, including the Backstop Commitment, the Voluntary GUC Creditor Trust Rights Offering, the payment of the Commitment Premium or the use of the proceeds of the Voluntary GUC Creditor Trust Rights Offering, or any claim, challenge, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, whether or not such proceedings are brought by the Issuer, its equity holders, Affiliates, Related Funds, creditors or any other Person, and reimburse each Indemnified Person upon demand for reasonable documented out-of-pocket (with such documentation subject to redaction only to preserve attorney client and work product privileges) legal or other third-party expenses actually incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (including in connection with the enforcement of the indemnification obligations set forth herein), irrespective of whether or not the GUC Rights Transactions contemplated by this Agreement is consummated or whether or not this Agreement is terminated; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to Losses (a) as to a Defaulting Backstop Party or its Related Parties related to a Backstop Party Default by such Defaulting Backstop Party or its Related Parties or (b) to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the willful misconduct or gross negligence of such Indemnified Person (except that this Section 8.1(b) shall not apply if the finding of willful misconduct or gross negligence arises solely out of the

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Indemnified Person’s participation in the GUC Rights Transactions in accordance with the terms contemplated by the GUC Rights Transactions Agreements (which, for the avoidance of doubt, shall not include any finding of willful misconduct or gross negligence that arises out of or is in connection with any act or failure to act on the part of the Indemnified Person which are beyond the terms of the GUC Rights Transactions Agreements)).

Section 8.2 Indemnification Procedure. Promptly after receipt by an Indemnified Person of notice of the commencement of any claim, challenge, litigation, investigation or proceeding (an “Indemnified Claim”), such Indemnified Person will, if a claim is to be made hereunder against the Indemnifying Party in respect thereof, notify the Indemnifying Party promptly in writing of the commencement thereof; provided, that (a) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have hereunder except to the extent that it has been materially prejudiced by such failure and (b) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have to such Indemnified Person otherwise than on account of this Agreement. In case any such Indemnified Claims are brought against any Indemnified Person and such Indemnified Person notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein and, at its election by providing written notice to such Indemnified Person, the Indemnifying Party will be entitled to assume the defense thereof, with counsel reasonably acceptable to such Indemnified Person; provided, that if the parties (including any impleaded parties) to any such Indemnified Claims include both such Indemnified Person and the Indemnifying Party and based on advice of such Indemnified Person’s counsel there are legal defenses available to such Indemnified Person that are different from or additional to those available to the Indemnifying Party, such Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Indemnified Claims. Upon receipt of notice from the Indemnifying Party to such Indemnified Person of its election to so assume the defense of such Indemnified Claims with counsel reasonably acceptable to the Indemnified Person, the Indemnifying Party shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof or participation therein (other than reasonable documented out-of-pocket costs of investigation) unless (i) such Indemnified Person shall have employed separate counsel (in addition to any local counsel) in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel representing the Indemnified Person who is party to such Indemnified Claims (in addition to one local counsel in each jurisdiction where local counsel is required)), (ii) the Indemnifying Party shall not have employed counsel reasonably acceptable to such Indemnified Person to represent such Indemnified Person within a reasonable time after the Indemnifying Party has received notice of commencement of the Indemnified Claims from, or delivered on behalf of, the Indemnified Person, (iii) after the Indemnifying Party assumes the defense of the Indemnified Claims, the Indemnified Person determines in good faith that the Indemnifying Party has failed or is failing to defend such claim and provides written notice of such determination and the basis for such determination, and such failure is not reasonably cured within ten (10) Business Days following receipt of such notice by the Indemnifying Party, or (iv) the Indemnifying Party shall have authorized in writing the employment of counsel for such Indemnified Person.

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Section 8.3 Settlement of Indemnified Claims. The Indemnifying Party shall not be liable for any settlement of any Indemnified Claims effected by such Indemnified Person without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). If any settlement of any Indemnified Claims is consummated with the written consent of the Indemnifying Party or if there is a final judgment for the plaintiff in any such Indemnified Claims, the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Person from and against any and all Losses by reason of such settlement or judgment to the extent such Losses are otherwise subject to indemnification by the Indemnifying Party hereunder in accordance with, and subject to the limitations of, this Article VIII. Notwithstanding anything in this Article VIII to the contrary, if at any time an Indemnified Person shall have requested the Indemnifying Party to reimburse such Indemnified Person for legal or other expenses in connection with investigating, responding to or defending any Indemnified Claims as contemplated by this Article VIII, the Indemnifying Party shall be liable for any settlement of any Indemnified Claims effected without its written consent if (i) such settlement is entered into more than thirty (30) days after receipt by the Indemnifying Party of such request for reimbursement and (ii) the Indemnifying Party shall not have reimbursed such Indemnified Person in accordance with such request prior to the date of such settlement. The Indemnifying Party shall not, without the prior written consent of an Indemnified Person (which consent shall be granted or withheld, conditioned or delayed in the Indemnified Person’s sole discretion), effect any settlement of any pending or threatened Indemnified Claims in respect of which indemnity or contribution has been sought hereunder by such Indemnified Person unless (i) such settlement includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability on the claims that are the subject matter of such Indemnified Claims and (ii) such settlement does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

Section 8.4 Contribution. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless from Losses that are subject to indemnification pursuant to Section 8.1 hereof, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Person as a result of such Losses in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, but also the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, as well as any relevant equitable considerations. It is hereby agreed that the relative benefits to the Indemnifying Party, on the one hand, and all Indemnified Persons, on the other hand, shall be deemed, with respect to the Backstop Parties, to be in the same proportion as (a) the total value received or proposed to be received by the Issuer from the Backstop Parties pursuant to the issuance and sale of the New Money Newco Shares in the Voluntary GUC Creditor Trust Rights Offering to (b) the Commitment Premium paid or proposed to be paid to the Backstop Parties.

Section 8.5 Treatment of Indemnification Payments. All amounts paid by an Indemnifying Party to an Indemnified Person under this Article VIII shall, to the extent permitted by applicable Law, be treated as adjustments to the Purchase Price solely for Tax purposes. The provisions of this Article VIII are an integral part of the GUC Rights Transactions contemplated by this Agreement and without these provisions the Backstop Parties would not have entered into this Agreement.

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Section 8.6 Survival of Representations, Warranties, Covenants, Indemnities and Agreements. All representations, warranties, covenants and agreements made in this Agreement shall survive the Closing, except for covenants and agreements that by their express terms are to be satisfied at Closing, and will remain operative and in full force and effect until the latest date permitted by applicable Law, including the indemnification and other obligations of the Issuer pursuant to this Article VIII and the other obligations set forth in Section 9.5.

ARTICLE IX

TERMINATION

Section 9.1 Consensual Termination. Upon entry of the Backstop Approval Order, this Agreement may be terminated and the GUC Rights Transactions contemplated hereby abandoned by the Backstop Majority Parties with the written consent of Endo International; provided, however, that at any time prior to the entry of the Backstop Approval Order, this Agreement may be terminated and the GUC Rights Transactions contemplated hereby may be abandoned by the Backstop Majority Parties upon written notice to Endo International.

Section 9.2 Automatic Termination; General. This Agreement shall be deemed automatically terminated:

(a) on the Plan Effective Date, in the event of a Plan Transaction Process, or upon settlement on the closing date of a Standalone Sale Transaction;

(b) if the Restructuring Support Agreement or the PSA is terminated in accordance with its terms with respect to all parties thereto;

(c) if the Closing Date has not occurred by (x) the RSA Outside Date or (y) such later date as agreed to by each Backstop Party (other than a Backstop Party that has used its right to terminate this Agreement with respect to itself pursuant to Section 9.4(a)) and the Issuer (as the same may be extended pursuant to Section 2.3(a) hereof, the “Backstop Outside Date”);

(d) if the Issuer is adjudged bankrupt or insolvent, files a voluntary petition for relief seeking bankruptcy, dissolution, winding up, liquidation or other relief, under any bankruptcy, insolvency or similar laws, whether domestic or foreign, consents to the appointment of a receiver, administrator or other similar official of all or a substantial part of its property, makes a general assignment arrangement for the benefit of creditors or takes any corporate action for authorizing any of the foregoing;

(e) if any involuntary case against the Issuer is commenced or any involuntary petition seeking bankruptcy, dissolution, winding up, liquidation, administration or other relief in respect of the Issuer or its debts, or a substantial part of its assets, under any bankruptcy, insolvency, administration, receivership or similar laws, whether domestic or foreign, is filed and either such involuntary proceeding is not dismissed within fifteen (15) days after the filing thereof or any court order grants the relief sought in such involuntary proceeding; or

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(f) if the Issuer admits in writing its inability to pay or meet its debts as they mature or suspends payments thereof or consents to the institution of, or fails to contest in a timely and appropriate manner, any involuntary proceeding or petition described above or files an answer admitting the material allegations of a petition filed against it in any such proceeding.

Section 9.3 Termination by the Issuer. This Agreement may be terminated by the Issuer upon written notice to each Backstop Party if:

(a) the Closing Date has not occurred by the Backstop Outside Date; provided, that the Issuer shall not have the right to terminate this Agreement pursuant to this Section 9.3(a) if it is then in willful or intentional breach of this Agreement;

(b) the Issuer or its board of directors or similar governing body determines (considering the advice of counsel) that its fiduciary duties require the Issuer to terminate this Agreement (or to otherwise not perform its obligations under this Agreement);

(c) if the Issuer shall not receive gross proceeds of at least the Voluntary GUC Creditor Trust Rights Offering Amount pursuant to the Voluntary GUC Creditor Trust Rights Offering and this Agreement; provided, that any termination pursuant to this Section 9.3(c) shall not relieve or otherwise limit the liability of any Defaulting Backstop Party hereto for any breach or violation of its obligations under this Agreement or any documents or instruments delivered in connection herewith; or

(d) subject to the right of the Backstop Parties to arrange a Backstop Party Replacement in accordance with Section 2.3(a) (which will be deemed to cure any material breach by the replaced Backstop Party pursuant to this Section 9.3(d)), (i) Backstop Parties constituting the Backstop Majority Parties shall have breached in any material respect any representation, warranty, covenant or other agreement made by such Backstop Parties in this Agreement or any such representation or warranty shall have become inaccurate and such breach or inaccuracy would or would reasonably be expected to, individually or in the aggregate, cause a condition set forth in Section 7.3(b) or Section 7.3(c) not to be satisfied, (ii) the Issuer shall have delivered written notice of such breach or inaccuracy to each such Backstop Party (provided that the failure of such Backstop Party to properly notify the Issuer of the occurrence of such breach or inaccuracy in accordance herewith shall not prohibit the Issuer from terminating this Agreement in accordance with this Section 9.3(d)), and (iii) each such breach or inaccuracy is not cured by each such Backstop Party by the earlier of (x) the tenth (10th) Business Day after receipt of such notice by such Backstop Party and (y) the third (3rd) day prior to the Backstop Outside Date; provided, that the Issuer shall not have the right to terminate this Agreement pursuant to this Section 9.3(d) if it is then in willful or intentional breach of this Agreement.

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Section 9.4 Termination by Individual Backstop Parties as to Themselves.

(a) This Agreement may be terminated by any Backstop Party, as to itself only, upon written notice to the Issuer if (i) the Closing Date has not occurred by the Backstop Outside Date, or (ii) any of the GUC Rights Transactions Agreements or any of the other Definitive Documents to which such Backstop Party is party is amended or modified in any material respect (as determined by the Issuer in its reasonable judgment) without the prior written consent of such Backstop Party.

(b) If any Backstop Party terminates this Agreement as to itself in accordance with Section 9.4(a) hereof or otherwise breaches its obligations under this Agreement in writing (electronic or otherwise), or upon the occurrence of any termination by a Backstop Party (the “Withdrawing Backstop Party”) pursuant to Section 9.4(a) hereof, the remaining Backstop Parties (other than any Withdrawing Backstop Party) shall have the right, but not the obligation, within five (5) Business Days after receipt of written notice from the Issuer to all Backstop Parties of such withdrawal, which notice shall be given promptly following the occurrence of such withdrawal and to all Backstop Parties substantially concurrently (such five (5) Business Day period, the “Backstop Party Withdrawal Replacement Period”), to make arrangements for one or more of the Backstop Parties (other than the Withdrawing Backstop Party) to purchase all or any portion of the Available New Money Newco Shares (such purchase, a “Backstop Party Withdrawal Replacement”) on the terms and subject to the conditions set forth in this Agreement (such Backstop Parties, the “Withdrawal Replacement Backstop Parties”). Any such Available New Money Newco Shares purchased by a Withdrawal Replacement Backstop Party shall be included, among other things, in the determination of (x) the Unsubscribed New Money Newco Shares to be purchased by such Withdrawal Replacement Backstop Party for all purposes hereunder, (y) the Backstop Commitment Percentage of such Withdrawal Replacement Backstop Party for all purposes hereunder, including the allocation of the Commitment Premium, and (z) the Backstop Commitment of such Withdrawal Replacement Backstop Party for purposes of the definition of the “Backstop Majority Parties.” If the withdrawal of a Backstop Party occurs, the Backstop Outside Date shall be delayed only to the extent necessary to allow for the Backstop Party Withdrawal Replacement to be completed within the Backstop Party Withdrawal Replacement Period.

(c) Nothing in this Agreement shall be deemed to require a Backstop Party to purchase more than its Backstop Commitment Percentage of the Unsubscribed New Money Newco Shares, unless otherwise agreed by such Backstop Party pursuant to Section 2.2 hereof.

(d) For the avoidance of doubt, the Issuer shall be entitled to pursue all remedies, at law or in equity, available to it against any Backstop Party breaching its obligations under this Agreement, including the remedies set forth in Section 10.10 hereof.

Section 9.5 Effect of Termination.

(a) Upon termination of this Agreement as to all or any Party pursuant to this Article IX, this Agreement shall forthwith become void and of no force or effect and there shall be no further obligations or liabilities on the part of all or such Party, as applicable; provided, that (i) subject to Section 2.3(d) hereof, the obligations of the Issuer to pay the fees and expense reimbursement pursuant to Section 7.1(b) hereof and to satisfy its indemnification obligations pursuant to Article VIII shall survive the termination of this Agreement and shall remain in full force and effect, in each case, until such obligations have been satisfied, (ii) the provisions set forth in this Section 9.5 and Article X shall survive the termination of this Agreement in

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accordance with their terms and (iii) subject to Section 10.11 hereof, nothing in this Section 9.5 shall relieve any Party from liability for its gross negligence, willful misconduct or any willful or intentional breach of this Agreement. For purposes of this Agreement, “willful or intentional breach” means a breach of this Agreement that is a consequence of an act undertaken by the breaching Party with the knowledge that the taking of such act would, or would reasonably be expected to, cause a breach of this Agreement.

(b) For the avoidance of doubt, upon any termination of this Agreement other than in connection with the consummation of the Closing, each Backstop Party will be deemed to have automatically revoked and withdrawn any exercise of its Subscription Rights and its Backstop Commitments, without any further action and irrespective of the expiration or availability of any “withdrawal period” or similar restriction, whereupon any such exercises and consents will be deemed, for all purposes, to be null and void ab initio and will not be considered or otherwise used in any manner by the Parties in connection with the GUC Rights Transactions, the Voluntary GUC Creditor Trust Rights Offering, and this Agreement, and the Issuer agrees to take all actions necessary or reasonably required to allow the Backstop Parties to arrange with their custodian and brokers to effectuate the withdrawal of such exercises and consents, including the reopening or extension of any withdrawal or similar periods.

(c) Upon any termination of this Agreement other than in connection with the consummation of the Closing, the Issuer’s obligation to pay any Commitment Premium pursuant to Article III hereof shall terminate.

(d) If this Agreement is terminated by the Issuer pursuant to Section 9.3 (other than pursuant to Section 9.3(d)), Endo International, directly or through any of the other Debtors, shall pay a cash premium in the aggregate amount of ten percent (10%) of the Voluntary GUC Creditor Trust Rights Offering Amount (the “Termination Payment”), within ten (10) Business Days of such termination, to each Backstop Party in an amount equal to such Backstop Party’s Backstop Commitment Percentage (the “Termination Payment Amount”), provided, that (x) no Backstop Party shall be paid any portion of the Termination Payment Amount if such Backstop Party is a Defaulting Backstop Party at the time of termination and such Defaulting Backstop Party’s Termination Payment Amount shall be forfeited and retained by the Issuer and (y) no Termination Payment Amount shall be paid to any Backstop Party if this Agreement or the Restructuring Support Agreement shall have been terminated in accordance with its terms as a result of a material breach by one or more Backstop Parties constituting the Backstop Majority Parties. Subject only to the approval of this Agreement by the Bankruptcy Court, to the extent payable in accordance with this Section 9.5(d), the Termination Payment Amount shall constitute an allowed administrative expense of the Debtors’ estates under Section 503(b) and Section 507 of the Bankruptcy Code with the priority provided by Section 503(b)(1) of the Bankruptcy Code. Notwithstanding anything in this Agreement to the contrary, in the event this Agreement is terminated by the Issuer pursuant to Section 9.3 (other than pursuant to Section 9.3(d)), Endo International, directly or through any of the other Debtors, shall pay the amount of the Commitment Premium in the form of the Termination Payment, in cash.

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ARTICLE X

GENERAL PROVISIONS

Section 10.1 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via electronic facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties and Endo International at the following addresses (or at such other address for a Party as may be specified by like notice):

(a) If to the Issuer:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY

Email: endorightsoffering@gibsondunn.com

(b) If to the Backstop Parties (or to any of them) or any other Person to which notice is to be delivered hereunder, to the address set forth on such Backstop Party’s signature page hereto.

(c) If to Endo International:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Phone: (212) 735-3000

Email:	Brandon.VanDyke@skadden.com

Shana.Elberg@skadden.com

Maxim.MayerCesiano@skadden.com
Lisa.Laukitis@skadden.com
Attention:	Brandon Van Dyke, Esq.
Shana A. Elberg, Esq.
Maxim Mayer-Cesiano, Esq.
Lisa Laukitis, Esq.

Section 10.2 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the Issuer and the Backstop Majority Parties, other than an assignment by a Backstop Party expressly permitted by Section 2.3, Section 2.5 or Section 2.6 hereof, and any purported assignment in violation of this Section 10.2 shall be void ab initio and of no force or effect. Except as expressly provided in Article VIII with respect to the Indemnified Persons, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person any rights or remedies under this Agreement other than to the Parties.

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Section 10.3 Prior Negotiations; Entire Agreement. This Agreement (including the documents and instruments referred to in this Agreement) constitutes the entire agreement of the Parties and supersedes all prior agreements, arrangements or understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement (including, for the avoidance of doubt, with respect to (i) the allocation of the Commitment Premium and (ii) the Backstop Commitments of each of the Backstop Parties), except that the Parties hereto acknowledge that any confidentiality agreements heretofore executed between or among the Parties will each continue in full force and effect to the extent applicable pursuant to the stated terms therein.

Section 10.4 Confidentiality. No Backstop Party shall have the right to obtain a copy of the Register of Commitments and the Issuer shall be under no obligation to share the Register of Commitments with any Party hereto; provided that each Backstop Party shall be entitled to confirmation from the Issuer from time to time as to such Backstop Party’s Backstop Commitment and Backstop Commitment Percentage. The Backstop Parties shall, and shall cause its officers, directors, employees and agents to, keep confidential in all respects the Register of Commitments; provided that each Backstop Party may disclose the amount of its own allocation as set forth in the Register of Commitments.

Section 10.5 Governing Law; Venue. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD FOR ANY CONFLICTS OF LAW PRINCIPLES THAT WOULD APPLY THE LAWS OF ANY OTHER JURISDICTION. THE PARTIES CONSENT TO AND AGREE THAT ANY ACTION TO ENFORCE THIS AGREEMENT OR ANY DISPUTE, WHETHER SUCH DISPUTES ARISE IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY SHALL BE BROUGHT EXCLUSIVELY IN THE BANKRUPTCY COURT. THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT. EACH OF THE PARTIES HEREBY WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE BANKRUPTCY COURT, (II) SUCH PARTY OR SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY THE BANKRUPTCY COURT, OR (III) ANY LITIGATION OR OTHER PROCEEDING COMMENCED IN THE BANKRUPTCY COURT IS BROUGHT IN AN INCONVENIENT FORUM. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING TO AN ADDRESS PROVIDED IN WRITING BY THE RECIPIENT OF SUCH MAILING, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

Section 10.6 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY JURISDICTION IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE AMONG THE PARTIES UNDER THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE.

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Section 10.7 Counterparts. This Agreement may be executed in any number of counterparts, all of which will be considered one and the same agreement, and will become effective when counterparts have been signed by each of the Parties and delivered to each other Party (including via facsimile or other electronic transmission), it being understood that each Party need not sign the same counterpart. Any facsimile or electronic signature shall be treated in all respects as having the same effect as having an original signature. Each Party agrees that this Agreement and any other documents to be delivered in connection herewith may be electronically signed, and that any electronic signatures appearing on this Agreement or such other documents are the same as handwritten signatures for the purposes of validity, enforceability and admissibility.

Section 10.8 Waivers and Amendments; Rights Cumulative; Consent. This Agreement may be amended, restated, modified or changed only by a written instrument signed by the Issuer and the Backstop Majority Parties; provided, that, in addition to the foregoing consents, (a) any Backstop Party’s prior written consent shall be required for any amendment that would, directly or indirectly, (i) increase such Backstop Party’s Backstop Commitment Percentage, (ii) increase the per share Purchase Price to be paid by such Backstop Party in respect of the Unsubscribed New Money Newco Shares, as the case may be, or (iii) have a materially adverse and disproportionate effect on such Backstop Party and (b) the prior written consent of each Backstop Party shall be required for any direct or indirect amendment, modification or waiver of any Significant Term. Notwithstanding the foregoing, the Issuer shall maintain and update the Register of Commitments and the addresses provided by the Backstop Parties on their respective signature pages, in each case without requiring a written instrument signed by the Issuer and the Backstop Majority Parties to reflect conforming changes in the composition of the Backstop Parties and Backstop Commitment Percentages as a result of Transfers permitted and consummated in compliance with the terms and conditions of this Agreement. Subject to the other provisions of this Section 10.8, the terms and conditions of this Agreement (other than the conditions set forth in Section 7.1, Section 7.2 and Section 7.3 hereof, the waiver and amendment of which shall be governed solely by Article VII) may be waived or amended (A) by the Issuer only by a written instrument executed by the Issuer and (B) by the Backstop Majority Parties only by a written instrument executed by the Backstop Majority Parties. No delay on the part of any Party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any Party of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement.

Section 10.9 Headings. The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

Section 10.10 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions without the necessity of posting a bond to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a Party from pursuing any other rights and remedies to the extent available under this Agreement, at law or in equity.

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Section 10.11 Damages. Notwithstanding anything to the contrary in this Agreement, none of the Parties will be liable for, and none of the Parties shall claim or seek to recover, any punitive, special, indirect or consequential damages or damages for lost profits in connection with the breach or termination of this Agreement.

Section 10.12 No Reliance. No Backstop Party or any of its Related Parties shall have any duties or obligations to the other Backstop Parties, Endo International or the Issuer in respect of this Agreement or any other GUC Rights Transactions contemplated hereby or thereby, except those expressly set forth herein. Without limiting the generality of the foregoing, (a) no Backstop Party or any of its Related Parties shall be subject to any fiduciary or other implied duties to the other Backstop Parties, Endo International or the Issuer, (b) no Backstop Party or any of its Related Parties shall have any duty to take any discretionary action or exercise any discretionary powers on behalf of any other Backstop Party, (c) no Backstop Party or any of its Related Parties shall have any duty to the other Backstop Parties to obtain, through the exercise of diligence or otherwise, to investigate, confirm, or disclose to the other Backstop Parties any information relating to the Issuer or any of their Subsidiaries that may have been communicated to or obtained by such Backstop Party or any of its Affiliates in any capacity, (d) no Backstop Party may rely, or has relied, on any due diligence investigation that any other Backstop Party or any Person acting on behalf of such other Backstop Party may have conducted with respect to the Issuer or any of their Affiliates or any of their respective securities, and (e) each Backstop Party acknowledges that no other Backstop Party is acting as a placement agent, initial purchaser, underwriter, broker or finder with respect to its Unsubscribed New Money Newco Shares or Backstop Commitment Percentage of its Backstop Commitment, as applicable.

Section 10.13 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the Parties may be partnerships or limited liability companies, each Party and Endo International covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any Party’s Affiliates or any of the respective Related Parties of such Party or of the Affiliates of such Party (in each case other than the Parties to this Agreement and each of their respective successors and permitted assignees under this Agreement), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of such Related Parties, as such, for any obligation or liability of any Party or Endo International under this Agreement or any documents or instruments delivered in connection herewith for any Claim based on, in respect of or by reason of such obligations or liabilities or their creation; provided, however, nothing in this Section 10.13 shall relieve or otherwise limit the liability of any Party hereto or Endo International or any of their respective successors or permitted assigns for any breach or violation of its obligations under this Agreement or such other documents or instruments. For the avoidance of doubt, none of the Parties nor Endo International will have any recourse, be entitled to commence any proceeding or make any Claim under this Agreement or in connection with the GUC Rights Transactions contemplated hereby except against any of the Parties or Endo International or their respective successors and permitted assigns, as applicable.

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Section 10.14 Severability. In the event that any one or more of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein will not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties hereto will be enforceable to the fullest extent permitted by law.

Section 10.15 Endo International. For the avoidance of doubt, notwithstanding anything to the contrary set forth in this Agreement, Endo International or its successor(s), on behalf of the Debtors, may, to the extent necessary, enforce the terms and conditions of this Agreement against the Backstop Parties or the Issuer as if they were party hereto for all purposes.

Section 10.16 Release of Endo Companies. Each of the Parties hereto confirms that, in the event of a Standalone Sale Toggle, Endo International and the Debtors shall be discharged from any and obligations hereunder upon the closing date of the Standalone Sale Transaction.

Section 10.17 Issuer Designee. At any time prior to the Closing, the Issuer may, with the written consent of the Backstop Majority Parties, designate another entity to engage in the 1L Rights Transactions and otherwise act as Issuer with respect to the Rights Offering (such other entity, a “Designee”), by delivering a notice to the Backstop Parties of such designation. The Designee shall deliver its signature to this Agreement to evidence its acceptance hereof. Upon the sending of such notice and delivery of such acceptance, the Designee shall assume all of the obligations of the Issuer under this Agreement and the observance of all covenants and agreements of the Issuer to be performed or observed by the Issuer pursuant to this Agreement, and the designating Issuer shall be discharged from all obligations and covenants hereunder and may be liquidated and dissolved.

[Signature pages intentionally omitted.]

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EXHIBIT 1 – REQUIRED CONSENTS

None.

Exhibit 1-1

EXHIBIT 2 – CLAIM AFFIRMATION FORM

                         , 20__

Gibson, Dunn & Crutcher LLP

      as Issuer Counsel

200 Park Avenue, 47th floor

New York, New York 10166-0193

Attention: Eric Scarazzo

Email:       endorightsoffering@gibsondunn.com

Reference is made herein to the Amended and Restated Backstop Commitment Agreement, dated as of December 28, 2023 (the “GUC Backstop Agreement”) among the Issuer, Endo International plc, a public limited company governed by the laws of Ireland (“Endo International”) and each of the Backstop Parties party thereto, with respect to the Voluntary GUC Creditor Trust Rights Offering. Capitalized terms used herein but not defined have the meaning given to them in the GUC Backstop Agreement.

Backstop Eligibility

The undersigned and/or the Affiliates and Related Persons identified below on whose behalf the undersigned is executing this form represent and warrant to the Issuer that they collectively were the beneficial owner of (or investment manager, advisor, or subadvisor to one or more beneficial owners of) at least 2.75% of the Prepetition First Lien Indebtedness and executed the Restructuring Support Agreement, in each case, as of 4:00 p.m. (prevailing Eastern time) on March 28, 2023, and remain a party to the Restructuring Support Agreement as of the Effective Time.

Claims at the Effective Time

The undersigned and/or the Affiliates and Related Persons identified below on whose behalf the undersigned is executing this form represent and warrant to the Issuer that, as of the Effective Time it:

(a) (i) is or, after taking into account the settlement of any pending assignments or trades, will be the beneficial owner of (or investment manager, advisor, or subadvisor to one or more beneficial owners of) the aggregate outstanding principal amount of Eligible 1L Claims set forth in the table below, or

(ii) has or, after taking into account the settlement of any pending assignments or trades, will have with respect to the beneficial owner(s) of such Eligible 1L Claims, (x) sole investment or voting discretion (including any such discretion delegated to its investment advisor) with respect to such Eligible 1L Claims, and (y) full power and authority to vote on and consent to matters concerning such Eligible 1L Claims, and to exchange, assign, and transfer such Eligible 1L Claims, and

(b) has full power and authority to bind or act on the behalf of, such beneficial owner(s).

Exhibit 2-1

Obligation to Update Claim Affirmation Form

The undersigned agrees that if prior to the Effective Time there is any change to the beneficial ownership of Eligible 1L Claims as set forth below, the undersigned will deliver an updated version of this Claim Affirmation Form to the Issuer (via the email addresses appearing in this form) no later than the second Business Day after such change.

Exhibit 2-2

Name of Backstop Party	Name of Party Signing the Backstop Agreement on behalf of the Backstop Party (i.e. Investment Manager/Agent)	Eligible 1L Claims Held
		Term Loans*[1]	Revolving Loan* due 2024[2]	Revolving Loans* due 2026[3]	LC Exposure*†	5.875% Senior Secured Notes due 2024[4]	7.500% Senior Secured Notes due 2027[5]	6.125% Senior Secured Notes due 2029[6]
		$	$	$	$	$	$	$
		$	$	$	$	$	$	$

*	As defined in the Credit Agreement.

†	Including the face amount of outstanding letters of credit whether or not available or drawn.

[1]	ID Number: BL3569235 / FIGI: BBG00ZJYCXF5 / ISIN: XAL2968EAE22
[2]	ID Number: BL2967133 / FIGI: BBG00NRG5x06 / ISIN: XAL2968EAD49.

[3]	ID Number: BL3589456 / FIGI: BBG00zV75F03 / ISIN: N/A
[4]	CUSIP: 29273D AA8 (Rule 144A) / G30407 AA1 (Reg. S) / ISIN: US29273DAA81 (Rule 144A) / USG30407AA14 (Reg. S)

[5]	CUSIP: 69888X AA7 (Rule 144A) / U7024R AA2 (Reg. S) / ISIN: US69888XAA72 (Rule 144A) / USU7024RAA24 (Reg. S)
[6]	CUSIP: 29280B AA3 (Rule 144A) / L2969B AA5 (Reg. S) / ISIN: US29280BAA35 (Rule 144A) / USL2969BAA54 (Reg. S)

Exhibit 2-3

[Backstop Party Signatory]

on behalf of:
[Backstop Party]

By:
Name:
Title:

Exhibit 2-4

EXHIBIT 3 – FORM OF ROFR NOTICE

                        , 20__

Gibson, Dunn & Crutcher LLP

    as Issuer Counsel

200 Park Avenue, 47th floor

New York, New York 10166-0193

Attention: Eric Scarazzo

Email:       EndoROFR@gibsondunn.com

Re: Backstop Commitment Agreement – Notice of Proposed Transfer

Dear Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Backstop Commitment Agreement, dated as of December 28, 2023 (as further amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Agreement”), by and among the Issuer, Endo International plc, a public limited company governed by the laws of Ireland (“Endo International”), and each of the Backstop Parties party thereto. Capitalized terms used herein but not defined have the meaning given to them in the Agreement.

Pursuant to Section 2.5(b)(ii) of the Agreement, the undersigned Backstop Party identified below hereby provides this written notice of its intention to Transfer the amount identified below of its Backstop Commitment

Backstop Party transferor:

Amount of the transferor’s Backstop Commitment

intended to be Transferred:

Backstop Party acquiring such amount:

Fair Market Value of the Consideration to be

received for the Backstop Commitment

proposed to be Transferred:

IN WITNESS WHEREOF, the undersigned Backstop Party has duly executed this written notice as of the date first above written.

[Backstop Party]

By:
Name:
Title

Exhibit 3-1

Exhibit D

Plan Administration Estimate

Subject to Material Change and Continued Analysis
Endo International plc	DRAFT as of 12/28/2024
Plan Administration Estimate
(USD in $000s, unless otherwise indicated)

Preliminary Estimation of Plan Administration and Wind-Down Costs [1]

	Total Costs
	Plan Transaction	363 Sale
[2] Wind-Down-Services Under the TSA	$0	$600
[3] 503(b)(9) and Other Administrative Claims	$27,000	$67,000
[4] Obligations assumed Under PSA / Plan	TBD
[5] Regulatory Costs	$1,345	$900
[6] Plan Administrator Costs and Professional Fees	$6,800	$24,000
[7] UST Quarterly Fees	$39	$600
[8] Non-US Liquidation Proceedings	$962
[9] Other Costs	$0	$4,821
Contingency	$2,000	$18,000
Grand Total	$38,146	$115,921

Note: The foregoing budget is based on the transaction structure as of December 28, 2023.

Any subsequent changes to that structure may require changes to the budget.

Subject to Material Change and Continued Analysis

DRAFT as of 12/28/2023

NOTES TO PLAN ADMINISTRATION ESTIMATE (this “Estimate”)*

[1]	General Notes and Key Assumptions Underlying this Estimate.

[a]

Estimate: All numbers set forth herein are solely estimated costs and subject to adjustment in accordance with the terms of the Plan, the PSA, and/or the Plan Administrator Agreement (as applicable).**

[b]

Plan Transaction: The Plan Transactions will enable an entity created and majority owned by the holders of First Lien Claims (the “Purchaser Parent,” and collectively with all of its direct or indirect subsidiaries, the “Purchaser Entities”) to become the primary owner of the Debtors’ assets and businesses. The Plan Transactions will consist of the following two mechanisms: (i) a sale of assets from the Remaining Debtors (as defined below) to the Purchaser Entities; and (ii) a transfer, sale, and/or issuance of the interests in the Transferred Equity Interests (as defined in the PSA) to the Purchaser Entities.

[c]

363 Sale Comparative Total Costs: The costs reflected in this 363 Sale column are the originally anticipated wind-down costs previously filed on March 24, 2023 [Docket No. 1502] (the “363 Wind Down” and, the associated column in this Estimate, the “363 Sale Column”) and do not reflect circumstances that have changed since such date. Except as otherwise indicated herein, costs for the projections of the prior 363 sale transaction structure have not been adjusted for purposes of this Estimate, and are included for illustrative purposes only.

[d]	Timeline: The following is assumed in relation to the timeline leading to the completion of the Wind Down Period (as defined in the PSA):

[i]	Approximately 3 months will be needed for regulatory approvals related to US entities and approximately 6 months will be needed for regulatory approvals related to entities outside of the US (“OUS”).

[ii]

The liquidation of OUS entities will last no longer than 12 months. To the extent the liquidation timeframe exceeds 12 months, additional fees will be incurred. If liquidations need to continue for longer than 12 months, an annual fixed fee of €2,000 will likely arise for each additional year after the first 12 months. This fixed fee is for administration of the appointment only and does not include the cost of any further time spent on the liquidation. The proposed fees assume some complexity that can be dealt with within the estimated liquidation timeframe of 12 months however, if more complex matters arise or outside the estimated 12 months, the cost will increase.

[e]

Remaining Debtors: All Debtors other than the Debtors that are Transferred Debtors (collectively, the “Remaining Debtors”) will remain after the closing of the asset sale to the Purchaser Entities and will be part of the wind-down process being contemplated in these materials under the Plan.

*

Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Joint Chapter 11 Plan of Reorganization of Endo International plc and its Affiliated Debtors filed on December 19, 2023 [Docket No. 3355] (the “Plan”).

**

For the avoidance of doubt, the determination of costs associated with the wind down of the Debtors’ estates are subject to various uncertainties and contingencies beyond the Debtors’ control. Accordingly, this Estimate is subject to adjustment, and nothing in this Estimate is or shall be deemed to be a cap on costs to be incurred in association therewith.

[f]

Remaining Operations / Business: It is assumed that the go-forward business and operations will be transferred or assumed by the Purchaser Entities as part of the sale. It is assumed that the Remaining Debtors will effectively be “shells” with no material assets, liabilities, or material complexity remaining post-sale. Further, it is assumed there will be no employees remaining in the companies and no pension schemes or issues to be dealt with.

[g]	Remaining Claims: Other than as set forth in note [4], all estate causes of action will be acquired by Purchaser Entities and not pursued by the Remaining Debtors after the Effective Date.

[h]	Taxes Arising in Connection with Plan: All non-US taxes arising directly or indirectly from the Plan Transaction will be paid by the Purchaser Entities pursuant to the PSA and the Plan.

[i]

Priority and Administrative Claims: All priority and administrative claims of the Remaining Debtors will be funded by the Purchaser Entities pursuant to the PSA, the Plan, and the Plan Administrator Agreement.

[j]

Post Confirmation Professional Fees and Professional Fee Reserve Amount: All professional fee claims will be funded by the Purchaser Entities pursuant to the PSA and the Plan. The Purchaser Entities will pay in cash the reasonable and documented legal, professional, or other fees and expenses of professionals in the ordinary course of business (including as related to the implementation of the Plan, the Plan Settlements, the Plan Transaction, and the Restructuring Transactions, preparing, reviewing, and prosecuting or addressing any issues with respect to final fee applications), subject to any applicable fee caps agreed with the applicable professional.

[k]

Wind-Down Litigation: This Estimate assumes that litigation does not arise during the liquidations, and there is no creditor litigation nor creditor-led challenges during the liquidation processes. Estimates exclude the cost of legal or any professional advice that may be required to deal with unforeseen issues, including, but not limited to such litigation, and excludes any further time spent on the liquidation that arises from such issues.

[l]	Domicile: This Estimate assumes that all Debtors are also tax residents in their domiciled countries (this may impact jurisdiction of the liquidator).

[2]

Wind-Down Services: Pursuant to the terms of the Transition Services Agreement (the “TSA”), contractor, personnel, information technology (“IT”), historical record retrieval, backend accounting support, invoice reconciliation, and other similar services are assumed to be provided by the Purchaser Entities at no cost to the Remaining Debtors. This budget presumes full cooperation from management and the board as required post-Effective Date. No costs are estimated with regard to professionals retained for data retention, based on the assumption that the Purchaser adheres to data retention requirements and provides access to all necessary IT systems in order to facilitate the wind-down process. The TSA will require the Purchaser Entities to provide all necessary services to the Plan Administrator for the liquidation of the Remaining Debtors without charge to the Remaining Debtors, which shall include performing any necessary corporate, regulatory, or tax functions.

[3]	503(b)(9) and Other Administrative Claims: The following is assumed in relation to administrative claims:

[a]	Except as otherwise provided, any outstanding operating costs would be covered by the Debtors’ 13-week cash flow.

[b]	Federal US administrative taxes are assumed to be $0 because all such claims are covered by the DOJ Resolution.

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[c]

Settlements and other circumstances related to the Chapter 11 Cases have increased estimates of certain administrative claims since the 363 Sale Wind Down was prepared. While the 363 Sale Column does not reflect such increased estimates, the increased projected costs would also be relevant in such scenario.

[4]

Obligations assumed Under the PSA: Pursuant to the terms of the PSA, the Remaining Debtors shall work in good faith to promptly monetize or pursue estate causes of action not transferred to the UCC litigation trust or to the Purchaser Entities with such additional cost to be funded in addition to the costs in this Estimate; any recovered amounts shall be used to fund the wind-down costs or otherwise be returned to the Purchaser Entities in accordance with the terms of the Plan and the Plan Administrator Agreement.

[5]

Regulatory Costs: This Estimate accounts for regulatory applications and filings in the US and OUS jurisdictions necessary for the go-forward business, most of which will be paid by the Debtors pre-closing. Analysis as to US and OUS regulatory filing fees are ongoing and subject to adjustment. Filing fee estimates have not changed from prior projections due to transaction structure, but are based upon updated estimates. As such, while the 363 Sale Column does not include these estimates, increased projected fees would also be relevant in such a scenario.

[6]

Plan Administrator Costs and Professional Fees: This item will account for the Purchaser Entities’ obligation to fund the Remaining Debtors with amounts necessary to satisfy the fees of the person or entity appointed to effectuate the terms of the Plan after the effective date (the “Plan Administrator”) and professional fee expenses for legal counsel and financial advisors to support distributions, the asset sale, and the administration of the estate as necessary to the Plan Administrator’s duties under the Plan Administrator Agreement and the Plan.

[a]

The numbers reflected in item [5] do not include estimated costs for the Plan Administrator’s services and associated fees. Upon finalizing the terms of the Plan Administrator Agreement, item [5] will be updated with an increased estimate to reflect these additional costs.

[b]

All professional fees for the Plan Administrator and to support the liquidations in OUS jurisdictions are good-faith estimates, and are subject to adjustment in accordance with the terms of the Plan (including, but not limited to, additional costs incurred as a result of Irish and other foreign proceedings).

[c]

In accordance with the terms of the Plan and the Plan Administrator Agreement, the Plan Administrator may request additional funding from the Purchaser Entities to the extent reasonably necessary to carry out the Plan Administrator’s duties under the Plan and Plan Administrator Agreement. Any unused or excess funds held by the Plan Administrator on the date on which the Plan Administrator has completed its obligations pursuant to the Plan must be returned to the Purchaser Entities pursuant to the Plan, PSA, and/or Plan Administrator Agreement (as applicable) including at the conclusion of the wind-down.

[d]	Professional fees in this Estimate include:

[i]

costs for primary, conflicts, and Irish local counsel to support the Plan Administrator as it relates to wind-down related activities, coordination between jurisdictional insolvency proceedings (including professional fees to prepare liquidation proceedings in Canada, Ireland, Bermuda, Luxembourg, England, and Cyprus) bankruptcy court requirements, tax matters, and regulatory workstreams;

3

[ii]

costs for financial advisors to provide budget reporting, facilitate the transfer of any outstanding assets pursuant to the TSA, and to reconcile administrator counsel fees, UST fees, and other administrative claims; and

[iii]

global tax advisory fees to complete the relevant forms, preparing supporting calculations and handling associated interactions with global, federal, and state taxing authorities. This assumes that the wind-down period does not straddle two tax years, which would otherwise require an incremental $2.4 million per annum.

[e]

Professional fees in this Estimate do not include, among other things, (i) cost of legal or any professional advice related to avoidance action litigation, (ii) costs for financial, tax, or audit work/advice to any liquidator (which may or may not be required depending on the circumstances of the liquidation), (iii) costs associated with an Independent Person’s Report, which must be provided by an independent accountant in connection with liquidations, (iv) compensation of any foreign directors to the extent required in the liquidation processes, or (iv) costs for additional legal or professional advisors and additional time spent on liquidation that may be required to deal with unanticipated issues.

[7]	UST Quarterly Fees: Assumes minimum quarterly fee ($250) for two quarters for the 77 Remaining Debtors.

[8]

Non-US Liquidation Proceedings: Includes costs for liquidator in Canada, Ireland, Bermuda, Luxembourg, England, and Cyprus to administer the estate from commencement of the liquidation to the point of dissolution. While this Estimate does not reflect such costs for a 363 sale, such costs would also be relevant in such a scenario. Estimated costs associated with this line item may change as a result of Irish and other foreign proceedings. In addition to the assumptions in note [1], key assumptions regarding the OUS liquidations include as follows:

[a]

Numbers are estimates only and have not been verified by liquidation or legal firms in all relevant jurisdictions. These fees are subject to adjustment in accordance with the terms of the Plan and are not agreed fees.

[b]

Estimates are based on effecting solvent liquidations or insolvent liquidations without subsequent challenges or litigation. The costs associated with insolvent liquidations may vary significantly depending on the complexity of any such contested matters. In general, solvent liquidation proceedings cost less than insolvent liquidation proceedings.

[c]	Liquidation costs are comprised of estimated liquidator’s costs only. They are exclusive of incidental outlay and VAT (if applicable).

[9]	Other Costs: This item accounts for certain costs associated with the 363 Wind Down that do not apply to the Plan Transaction.

4

Exhibit E

Form of Joinder Agreement for Restructuring Support Agreement, Transaction Support Agreement, and Direction Letter

This joinder agreement (this “Joinder Agreement”) to the

(1)

Second Amended and Restated Restructuring Support Agreement dated as of December 28, 2023 (as amended, modified, or otherwise supplemented from time to time, the “Agreement”), among Endo International plc and certain of its subsidiaries party thereto (collectively the “Debtors”), certain holders of Loans, First Lien Notes, Second Lien Notes, and Unsecured Notes (each as defined in the Agreement) (together with their respective successors and permitted assigns, the “Consenting First Lien Creditors” and, each, a “Consenting First Lien Creditor”),

(2)

Transaction Support Agreement (as amended, modified, or otherwise supplemented from time to time, the “Transaction Support Agreement”),[1] among certain holders of Loans, First Lien Notes, Second Lien Notes, and Unsecured Notes and certain Consenting Governmental Entities (as defined in the Transaction Support Agreement), and

(3)

Letter of Direction Regarding Credit Bid for the Collateral dated November 22, 2022 (as amended, modified, or otherwise supplemented from time to time, the “Direction Letter”), by certain holders of Loans and Notes (as defined in the Direction Letter)

is executed and delivered by                              (the “Joining Party”) as of                     , 202    . Each capitalized term used herein but not otherwise defined shall have the meaning set forth in the Agreement.

1. Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Agreement, the Transaction Support Agreement, and the Direction Letter (as the same has been or may be hereafter amended, restated or otherwise modified from time to time in accordance with the provisions hereof and thereof, as applicable) and to complete the Direction Letter joinder attached hereto as Annex 1. The Joining Party shall hereafter be deemed to be a “Consenting First Lien Creditor” and a “Party” for all purposes under the Agreement and the Transaction Support Agreement and with respect to any and all Claims held by such Joining Party.

2. Representations and Warranties. With respect to the aggregate outstanding principal amount of debt obligations set forth below its name on the signature page hereto, the Joining Party hereby makes the representations and warranties of the Consenting First Lien Creditors set forth in Section 5 of the Agreement.

[1]

To the extent the Transaction Support Agreement has not yet been executed and/or become effective as of the date of this Joinder Agreement, this Joinder Agreement shall be deemed to be held in escrow solely with respect to the Transaction Support Agreement and shall become immediately effective with respect to the Transaction Support Agreement upon and concurrent with the execution and effectiveness of the Transaction Support Agreement.

3. Governing Law. This Joinder Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflict of laws provisions which would require the application of the law of any other jurisdiction.

4. Notice. All notices and other communications given or made pursuant to the Agreement shall be sent to:

The Joining Party at:

[JOINING PARTY]

[ADDRESS]

Attention:

E-mail:

[Signature pages follow.]

IN WITNESS WHEREOF, the Joining Party has caused this Joinder Agreement to be executed as of the date first written above.

[CONSENTING FIRST LIEN
CREDITOR]

By:
Name:
Title:

Principal Amount of Beneficially Owned Term Loans: $

Principal Amount of Beneficially Owned Revolving Loans: $

Principal Amount of Beneficially Owned 5.875% First Lien Notes due 2024 : $

Principal Amount of Beneficially Owned 7.500% First Lien Notes due 2027 : $

Principal Amount of Beneficially Owned 6.125% First Lien Notes due 2029: $

Principal Amount of Beneficially Owned Second Lien Notes: $

Principal Amount of Beneficially Owned Unsecured Notes: $

Notice Address:

Fax:
Attention:
E-mail:

[Signature Page to Joinder Agreement]

Annex 1 to Joinder Agreement

                    , 202_

Wilmington Trust, National Association,

as Collateral Trustee

1100 North Market Street

Wilmington, Delaware 19890

Attention: Andrew Lennon

Re:	Joinder Agreement to Letter of Direction Regarding Credit Bid for the Collateral

Dear Ladies and Gentlemen:

1. Reference is made to that certain:

(a)

Credit Agreement, dated as of April 27, 2017 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, including by, without limitation, that certain Amendment and Restatement Agreement, dated as of March 25, 2021, the “Credit Agreement”), among Endo International plc, a company incorporated in the Republic of Ireland (Registered Number 534814) (“Parent” and, together with certain of its subsidiaries, the “Company”), Endo Luxembourg Finance Company I S.à r.l., a société à responsabilité limitée (private limited liability company) incorporated under the laws of Luxembourg, having its registered office at 18, Boulevard de Kockelscheuer, Luxembourg L-1821 and registered with the Luxembourg Register of Commerce and Companies under number B182645 (“Lux Borrower”), Endo LLC, a limited liability company formed under the laws of the State of Delaware (the “Co-Borrower” and, together with Lux Borrower, the “Borrowers”), the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), issuing bank, and swingline lender;

(b)

Indenture, dated as of April 27, 2017 (as supplemented, amended, restated, or otherwise modified from time to time, the “2024 Notes Indenture”), by and among Endo Designated Activity Company, a designated activity company incorporated under the laws of the Republic of Ireland (“Endo DAC”), Endo Finance LLC, a limited liability company formed under the laws of the State of Delaware (“Endo Finance”), and Endo Finco Inc., a corporation organized under the laws of the State of Delaware (“Endo Finco” and, together with Endo DAC and Endo Finance, the “2024 Notes Issuers”), each of the guarantors party thereto, and Wells Fargo Bank, National Association (in its capacity as trustee under the Indentures (as defined below), the “Indenture Trustee”), as trustee, providing for the issuance of 5.875% Senior Secured Notes due 2024 (the “2024 Notes”);

(c)

Indenture, dated as of March 28, 2019 (as supplemented, amended, restated, or otherwise modified from time to time, the “2027 Notes Indenture”), by and among Par Pharmaceuticals, Inc., a New York corporation, each of the guarantors party thereto, and the Indenture Trustee, as trustee, providing for the issuance of 7.500% Senior Secured Notes due 2027 (the “2027 Notes”);

1

(d)

Indenture, dated as of March 25, 2021 (as supplemented, amended, restated, or otherwise modified from time to time, the “2029 Notes Indenture” and, together with 2024 Notes Indenture and the 2027 Note Indenture, the “Indentures”), by and among Lux Borrower, Endo U.S. Inc., a corporation organized under the laws of the State of Delaware, each of the guarantors party thereto, and the Indenture Trustee, as trustee, providing for the issuance of 6.125% Senior Secured Notes due 2029 (the “2029 Notes”);

(e)

Collateral Trust Agreement, dated as of April 27, 2017 (as amended, restated, supplemented, amended and restated, or otherwise modified from time to time, the “Collateral Trust Agreement”), among Parent, the Borrowers, the 2024 Notes Issuers, the other grantors from time to time party thereto, the Administrative Agent, the Indenture Trustee, and Wilmington Trust, National Association, as collateral trustee (in such capacity, the “Collateral Trustee”);

(f)

Receivables Pledge Agreements, by and between the Collateral Trustee and, respectively, the Lux Borrower, Endo Luxembourg Finance Company II S.à r.l., Endo Luxembourg Holding Company S.à r.l., Luxembourg Endo Speciality Pharmaceuticals Holding I S.à r.l., Luxembourg Endo Speciality Pharmaceuticals Holding II S.à r.l., Endo US Holdings Luxembourg I S.à r.l., and Endo US Holdings Luxembourg II S.à r.l., each dated as of April 27, 2017 (each, a “Receivables Pledge Agreement” and, collectively, the “Receivables Pledge Agreements”); and

(g)	Letter of Direction regarding Credit Bid for the Collateral, dated as of November 22, 2022 (the “Letter of Direction”).

2. Unless otherwise specified herein, capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Letter of Direction, the Credit Agreement, the Indentures, or the Collateral Trust Agreement, as applicable.

3. [Each of the][The] undersigned holder of Secured Debt hereto (each such holder, a “Joinder Holder”) hereby represents, warrants and covenants[, severally and not jointly,] that:

(a)

Such Joinder Holder, as a Lender under the Credit Agreement or a Holder under the applicable Indenture, is a holder of Secured Debt under the Collateral Trust Agreement and that it has the power and authority to enter into this agreement to accede to the Letter of Direction (this “Joinder Agreement”);

(b)	such Joinder Holder owns the amount of the Loans and/or Notes set forth opposite its name on its signature page hereto;

(c)

such Joinder Holder shall not sell, transfer, convey, charge, loan, issue, pledge, hypothecate (provided that the prohibition with respect to pledges and hypothecations set forth in this Section 3(c) shall not apply with respect to any pledges or hypothecations that are granted as part of a collateralized loan obligation structure by any Joinder Holder that is a collateralized loan obligation issuer or manager), assign, or otherwise dispose (each, a “Transfer,” provided that any

2

pledge, lien, security interest, or other encumbrance in favor of a bank or broker dealer at which a Joinder Holder maintains an account, where such bank or broker dealer holds a security interest in or other encumbrances over property in the account generally shall not be deemed a “Transfer” for any purposes hereunder; provided, further that each of the undersigned investment managers and/or investment advisors executing this Joinder Agreement on behalf of any Joinder Holder shall use commercially best efforts to ensure such Joinder Holder holding any Secured Obligation subject to any swap, borrowing, hypothecation or re-hypothecation of any Secured Obligation comply with the terms of the Direction Letter and this Joinder Agreement and shall promptly notify the Secured Parties Counsel (as defined below) to the attention of the contacts mentioned below, in the event that such undersigned investment managers and/or investment advisors become aware that such Joinder Holder has not complied with the terms of the Direction Letter or this Joinder Agreement) of any of its Secured Obligation or any right or interest therein, unless such transferee thereof is a Permitted Transferee. A “Permitted Transferee” shall mean:

(i)

a transferee that is either a Required Secured Party or a holder who has previously acceded to the Letter of Direction pursuant to a previously executed and delivered joinder agreement (such holder, an “Existing Joinder Holder”), in which case, within two (2) business days of such Transfer, both the transferor and such Permitted Transferee shall provide written notice of such Transfer to the Secured Parties Counsel (as defined below) to the attention of:

Joshua K. Brody (at jbrody@gibsondunn.com),

Michael J. Cohen (at mcohen@gibsondunn.com),

Christina M. Brown (at christina.brown@gibsondunn.com), and

Rodrigo Surcan (at rsurcan@gibsondunn.com),

which notice shall disclose the principal amount of Secured Obligations transferred and the identities of the transferor and the Permitted Transferee; or

(ii)

if neither a Required Secured Party nor an Existing Joinder Holder, a transferee that, (x) on the date of such Transfer, accedes to the Letter of Direction by executing and delivering to the attention of the aforementioned contacts at the Secured Parties Counsel a joinder agreement substantially in the form attached as Exhibit A to the Letter of Direction, and (y) on the date of such Transfer, provides written notice of such Transfer to the attention of the aforementioned contacts at the Secured Parties Counsel, which notice shall disclose the principal amount of the Secured Obligations transferred and the identities of the transferor and the Permitted Transferee; provided that the transferor shall also have the independent obligation to provide the aforementioned notice of such Transfer to the attention of the aforementioned contacts at the Secured Parties Counsel;

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provided that, the timely delivery by either such transferor or such Permitted Transferee of such notice of Transfer or Joinder Agreement, as applicable, shall be deemed effective for purposes of this Section 3(c), in which event (x) the Permitted Transferee shall be deemed to have acceded to the Letter of Direction to the extent of such transferred rights and obligations and all other Secured Obligations it may own or control, and (y) the transferor shall be deemed to relinquish its rights (and be released from its obligations) under the Letter of Direction to the extent of such transferred rights and obligations. Each undersigned Joinder Holder agrees that any Transfer of any Secured Obligations that does not comply with the terms and procedures set forth herein shall be deemed void ab initio, and each other Required Secured Party and Existing Joinder Holder shall have the right to enforce the voiding of such Transfer; provided, however, for the avoidance of doubt, that upon any purchase, acquisition, or assumption after the execution date of this Joinder Agreement by any Joinder Holder of any Secured Obligations shall automatically be deemed to be subject to all the terms of the Letter of Direction.

Notwithstanding anything to the contrary in this Section 3(c), a Required Secured Party or an Existing Joinder Holder, as applicable, may Transfer its Secured Obligations to an entity that is acting in its capacity as a Qualified Marketmaker (as defined below) solely with the purpose and intent of acting as a Qualified Marketmaker for such Secured Obligations without the requirement that the Qualified Marketmaker accede to the Letter of Direction with respect to such Secured Obligations, only if (A) such transferor provides notice to the aforementioned contacts at the Secured Parties Counsel of such Transfer within two (2) business days of such Transfer, which notice shall disclose the principal amount of Secured Obligations transferred and the identities of the transferor and the Qualified Marketmaker to whom the Secured Obligations or any right or interest therein has been transferred; (B) such Qualified Marketmaker subsequently Transfers such Secured Obligations within the earlier of (w) five (5) business days of its acquisition to a transferee that is not an affiliate, affiliated fund, or affiliated entity with a common investment advisor of such Qualified Marketmaker (provided that any Secured Obligations that are the subject of a pending trade, assignment, and/or Transfer as of the execution date of this Joinder Agreement shall comply with this Section 3(c)), (x) if Transferred to the Qualified Marketmaker prior to the date on which the hearing to consider entry of the Sale Order is set, the date of such hearing, (y) if Transferred to the Qualified Marketmaker after such hearing has occurred but the Sale Order has not yet been entered, the same day as the Transfer, or (z) if Transferred to the Qualified Marketmaker after the Sale Order is entered but before the sale approved thereunder has closed, at least two (2) business days before the scheduled date of such closing; and (C) such transferee of such Secured Obligations from the Qualified Marketmaker is a Permitted Transferee because it is a Required Secured Party or an Existing Joinder Holder or, in connection with and on the date

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of such Transfer, accedes to the Letter of Direction by executing a joinder agreement substantially in the form attached as Exhibit A to the Letter of Direction, which executed joinder agreement shall be delivered by the Qualified Marketmaker on such date to the attention of the aforementioned contacts at the Secured Parties Counsel; provided that, if a Qualified Marketmaker fails to comply with its obligations in this Section 3(c), such Qualified Marketmaker shall be deemed, without further action, to have acceded to the Letter of Direction solely with respect to such Secured Obligations and shall be obligated to perform the obligations under the Letter of Direction with respect to such Secured Obligations; provided, further that the Qualified Marketmaker shall automatically, and without further notice or action, no longer be deemed to have acceded to the Letter of Direction with respect to such Secured Obligations at such time that the Qualified Marketmaker Transfers such Secured Obligations to a Permitted Transferee in accordance with the aforementioned procedures; provided, further that each undersigned Joinder Holder agrees that any Transfer of any Secured Obligations that does not comply with the foregoing terms and procedures shall be deemed void ab initio, and each other Required Secured Party and Existing Joinder Holder shall have the right to enforce the voiding of such Transfer; provided, further that, notwithstanding anything to the contrary in this Letter of Direction, to the extent that a Required Secured Party or an Existing Joinder Holder, in each case, acting in its capacity as a Qualified Marketmaker, acquires after the date of this Joinder Agreement any Secured Obligations from a holder of such Secured Obligations that is not a Consenting First Lien Creditor (as defined in the Restructuring Support Agreement (defined below)), a Required Secured Party or an Existing Joinder Holder, such Qualified Marketmaker may Transfer such Secured Obligations without the requirement that the transferee accede to this Letter of Direction with respect to such Secured Obligations.

For purposes of this Letter of Direction, the term “Qualified Marketmaker” means an entity that (i) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from and sell to customers Secured Obligations, or enter with customers into long or short positions in Secured Obligations, in its capacity as a dealer or market maker in such Secured Obligations, and (ii) is, in fact, regularly in the business of making a market in claims, interests or securities of issuers or borrowers (including debt securities or other debt).

(d)	that item (a) and (b) above is and, subject to item (c) above, shall remain true at all times through the Closing Date.

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4. [Each of the][The] Joinder Holder[s] signatory hereto hereby confirms and agrees that neither the Letter of Direction nor this Joinder Agreement shall be revoked by such Joinder Holder; provided, however that the Letter of Direction and this Joinder Agreement shall be (a)(i) automatically revoked in relation to any Required Secured Party or any Joinder Holder (and the Letter of Direction shall remain in effect as to other Required Secured Parties and Joinder Holders) if the Restructuring Support Agreement, dated as of August 16, 2022, by and among Parent and each of its subsidiaries signatories thereunder, and each of the Required Secured Parties that signed the Direction Letter (together with the parties that accede to such Restructuring Support Agreement) (as amended and restated by that certain Amended and Restated Restructuring Support Agreement, dated March 24, 2023, and as may be further amended, modified, or otherwise supplemented from time to time, the “Restructuring Support Agreement”), is terminated with respect to such Required Secured Party or such Joinder Holder, as applicable, solely pursuant to Section 7(a)(xiv) of the Restructuring Support Agreement due to a waiver, modification, amendment or supplement to the “Newco Capitalization” or “Newco Governance” sections of the Term Sheet attached as Exhibit A to the Restructuring Support Agreement (as amended by that certain Amended Restructuring Term Sheet, dated March 24, 2023, and as may be further amended, modified, or otherwise supplemented from time to time, the “Restructuring Term Sheet”) or (ii) revocable by any Required Secured Party or any Joinder Holder (and the Letter of Direction shall remain in effect as to other Required Secured Parties and Joinder Holders) if the Restructuring Support Agreement has been terminated with respect to all Required Secured Parties and Joinder Holders and a transaction is agreed in principle in writing by holders of at least a majority in amount of the Secured Debt that would have otherwise given such Required Secured Party or such Joinder Holder, as applicable, a right to terminate the Restructuring Support Agreement pursuant to Section 7(a)(xiv) of the Restructuring Support Agreement solely with respect to the “Newco Capitalization” or “Newco Governance” sections of the Restructuring Term Sheet had the Restructuring Support Agreement then been in effect, (b) automatically revoked if the Purchase Agreement has been executed by the parties thereto, upon the termination of the Purchase Agreement pursuant to Section 8.1 thereof, or (c) automatically revoked if the Purchase Agreement has not been executed by the parties thereto, upon the termination of the Restructuring Support Agreement, and, in each case, prompt written notice shall be delivered to the Collateral Trustee by the Secured Parties Counsel or, in the event of revocation pursuant to Section 10(a)(ii) of the Letter of Direction or Section 4(a)(ii) hereof, by the applicable Required Secured Party or Joinder Holder as soon as reasonably practicable after the Secured Parties Counsel or such applicable Required Secured Party or Joinder Holder becomes aware of (and in any event within two (2) business days after becoming aware of) such termination of the Restructuring Support Agreement or Purchase Agreement, as applicable.

5. Except as set forth herein, this Joinder Agreement does not cancel, extinguish, limit or otherwise adversely affect any right or obligation of the parties under the Letter of Direction, the Credit Agreement, the Indentures, or the Collateral Trust Agreement. The parties hereto acknowledge and agree that all of the provisions of the Letter of Direction shall remain in full force and effect.

6. This Joinder Agreement shall be interpreted and enforced under the laws of the State of New York without regard to the conflict of laws principles thereof and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and permitted assigns of the Joinder Holders and the Collateral Trustee.

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7. This Joinder Agreement may be executed by the Joinder Holders in separate counterparts and the Collateral Trustee is hereby instructed to accept the signature pages of such counterparts. Facsimile or electronically transmitted signature pages shall constitute originals for all purposes.

8. If any of this Joinder Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Joinder Agreement and the Letter of Direction will remain in full force and effect. Any provision of this Joinder Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. This Joinder Agreement is delivered pursuant to and shall be governed in accordance with the Letter of Direction and the Collateral Trust Agreement.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the undersigned have executed this Joinder Agreement effective as of the date first written above.

JOINDER HOLDER:

[Name of Holder of Secured Debt]

By:
Name:	[•]
Title:	[•]

Contact Information for Notices:
Address:	[•]
[•]
Tel. No.:	[•]
Fax. No.:	[•]
E-Mail:	[•]
Attention:	[•]

Secured Debt Held	Identifiers	Outstanding Principal Amount Held
Term Loans*	ID Number: BL3569235 FIGI: BBG00ZJYCXF5 ISIN: XAL2968EAE22	$	[	•]
Revolving Loan* due 2024	ID Number: BL2967133 FIGI: BBG00NRG5x06 ISIN: XAL2968EAD49	$	[	•]
Revolving Loans* due 2026	ID Number: BL3589456 FIGI: BBG00zV75F03 ISIN: N/A	$	[	•]
LC Exposure*†		$	[	•]
5.875% Senior Secured Notes due 2024	CUSIP: 29273D AA8 (Rule 144A) / G30407 AA1 (Reg. S) ISIN: US29273DAA81 (Rule 144A) / USG30407AA14 (Reg. S)	$	[	•]
7.500% Senior Secured Notes due 2027	CUSIP: 69888X AA7 (Rule 144A) / U7024R AA2 (Reg. S) ISIN: US69888XAA72 (Rule 144A) / USU7024RAA24 (Reg. S)	$	[	•]
6.125% Senior Secured Notes due 2029	CUSIP: 29280B AA3 (Rule 144A) / L2969B AA5 (Reg. S) ISIN: US29280BAA35 (Rule 144A) / USL2969BAA54 (Reg. S)	$	[	•]

*	As defined in the Credit Agreement.
†	Including the face amount of outstanding letters of credit whether or not available or drawn.

[Signature Page to Joinder Agreement]

EXHIBIT 2

Redline

EXECUTION VERSION

~~EXECUTION VERSION~~

SECOND AMENDED AND RESTATED RESTRUCTURING SUPPORT AGREEMENT

This SECOND AMENDED AND RESTATED RESTRUCTURING SUPPORT AGREEMENT (as amended, modified, or otherwise supplemented from time to time, this “Agreement”), dated as of ~~March 24~~December 28, 2023 amends and restates the ~~Original~~A&R RSA (defined below) and is by and among:

(a)

Endo International plc (“Parent”) and each of its subsidiaries, including each subsidiary that signed the Original RSA (defined below) (each, including Parent, a “Debtor,” and collectively, the “Debtors”);

(b)

First Lien Creditors that have executed and delivered counterpart signature pages to the Original RSA, the A&R RSA, or a Joinder Agreement ~~thereto~~to either of the foregoing to counsel to the Debtors and counsel to the ~~Consenting~~Ad Hoc First Lien ~~Creditors~~Group before the Second Amendment Effective Date, certain of which have also executed and delivered counterpart signature pages to this Agreement on the Second Amendment Effective Date, in each case, in each such entity’s respective capacity as lender under, holder of, or investment advisor, beneficial holder, investment manager, manager, nominee, advisor, or subadvisor to lenders, holders or funds that beneficially own, certain of the Loans, First Lien Notes, Second Lien Notes, and Unsecured Notes (each defined below); and

~~(c)~~

~~the Other First Lien Creditors (defined below) that have acceded to this Agreement through the execution and delivery of counterpart signature pages to this Agreement on the Amendment Effective Date (the “Consenting Other First Lien Creditors”); and~~

(~~d~~c)

any First Lien Creditors that accede to this Agreement from and after the Second Amendment Effective Date in accordance with Section 19 (together with the First Lien Creditors described in the immediately preceding ~~clauses~~clause (b) ~~and (c)~~, the “Consenting First Lien Creditors”).

The Debtors, the Consenting First Lien Creditors, and any Person that subsequently becomes a party hereto in accordance with Section 19, are collectively referred to herein as the “Parties” and each individually as a “Party.” Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the ~~Amended Restructuring~~Plan or the Standalone Sale Term Sheet (each defined below), as applicable.

RECITALS

WHEREAS, certain of the Consenting First Lien Creditors and the Debtors entered into that certain Restructuring Support Agreement dated as of August 16, 2022 (including any schedules and exhibits attached thereto, the “Original RSA”) pursuant to which the Debtors and the Consenting First Lien Creditors party thereto agreed to undertake and support a financial restructuring of the existing Claims against, and Interests in, the Debtors in accordance with the terms and subject to the conditions set forth in the Original RSA and in the restructuring term sheet attached thereto as Exhibit A (including all schedules and exhibits attached thereto, the “Original Restructuring Term Sheet”), including the implementation through the sale and/or enforcement of security as approved by the Bankruptcy Court to the extent such approval is required, of substantially all of the assets of the Debtors, in accordance with (1) the PSA or (2) in the event one or more third-party purchaser(s) is determined to have submitted the highest or otherwise best offer or offers for the Transferred Assets in accordance with the Bidding Procedures Order that (a) provides for a Bidder Cash Purchase Price (as defined in the Bidding Procedures) that is equal to or exceeds the Minimum Bid Amount (as defined in the Bidding Procedures) and (b) contemplates the indefeasible payment to the Prepetition First Lien Secured Parties (as defined in the Cash Collateral Order) at the closing of the applicable Transaction (as defined in the Bidding Procedures) in cash and in at least the dollar amount equivalent of the sum of (i) the Prepetition First Lien Indebtedness, plus (ii) the Stalking Horse Expense Reimbursement, plus (iii) all outstanding fees and expenses due to the Prepetition First Lien Secured Parties under the Cash Collateral Order, including, for the avoidance of doubt, outstanding accrued and unpaid First Lien Adequate Protection Payments (as defined in the Cash Collateral Order) (without duplication of the Stalking Horse Expense Reimbursement), to be paid from the Bidder Cash Purchase Price and/or cash on the Debtors’ balance sheet that is not subject to such Bid (as defined in the Bidding Procedures), the purchase agreement(s) agreed to by the Debtors and such third-party purchaser(s) (in each case, as approved pursuant to the Sale Order, and the sale or sales to be consummated thereunder, the “Sale”) in the voluntary cases (the “Chapter 11 Cases”) commenced by certain of the Debtors on August 16, 2022 (the “Petition Date”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) (such financial restructuring, as modified by this Agreement and expressly incorporating both the Plan Transaction Process and, in the event of a Standalone Sale Toggle, the Standalone Sale Process (each defined below), the “Restructuring”);

WHEREAS, on October 27, 2022, the Bankruptcy Court entered the Amended Final Order (I) Authorizing Debtors to Use Cash Collateral; (II) Granting Adequate Protection to Prepetition Secured Parties; (III) Modifying Automatic Stay; and (IV) Granting Related Relief [Docket No. 535] (as may be amended from time to time and as entered by the Bankruptcy Court, the “Cash Collateral Order”), which, among other things, set forth the terms upon which the Debtors were authorized to use Cash Collateral;

WHEREAS, on November 22, 2022, Consenting First Lien Creditors holding more than 50% of the principal amount of Prepetition First Lien Indebtedness executed and delivered a Direction Letter (defined below) to the First Lien Collateral Trustee;

WHEREAS, on November 23, 2022, the Debtors filed the Debtors’ Motion for an Order (I) Establishing Bidding, Noticing, and Assumption and Assignment Procedures, (II) Approving Certain Transaction Steps, (III) Approving the Sale of Substantially all of the Debtors’ Assets and (IV) Granting Related Relief [Docket No. 728] (the “Bidding Procedures and Sale Motion”);

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WHEREAS, on December 14, 2022, the Debtors filed the Motion of Debtors for an Order Pursuant to Bankruptcy Code Section 1121(d) Extending the Debtors’ Exclusive Periods to File a Chapter 11 Plan and Solicit Acceptances Thereof [Docket No. 979] (the “First Exclusivity Motion”);

WHEREAS, on January 9, 2023, the Ad Hoc Cross-Holder Group filed The Ad Hoc Cross-Holder Group’s Objection to the Debtors’ Extension of Exclusivity and Statement Regarding the Proposed Process Going Forward for These Cases [Docket No. 1148] (the “Cross-Holder Objection”);

WHEREAS, on January 23, 2022, the Official Committee of Unsecured Creditors appointed in the Chapter 11 Cases (the “Creditors’ Committee”) and the Official Committee of Opioid Claimants appointed in the Chapter 11 Cases (the “Opioid Claimants’ Committee” and, together with the Creditors’ Committee, the “Committees”) filed the Motion of the Official Committee of Unsecured Creditors and the Official Committee of Opioid Claimants for (I) Entry of an Order Granting Leave, Standing, and Authority to Commence and Prosecute Certain Claims on Behalf of the Debtors and (II) Settlement Authority in Respect of Such Claims [Docket No. 1243] (the “Joint Standing Motion”), which attached, among other things, the forms of four proposed complaints (collectively, the “Challenge Complaints”), consisting of (i) three (3) complaints that the Committees sought standing to commence and prosecute that related to the validity of the liens of the Prepetition First Lien Secured Parties (among other matters), and (ii) one (1) complaint that the Committees sought standing to commence and prosecute that related to matters related to the prepetition compensation of the Debtors’ executives and other personnel (collectively, the “Challenge Claims”);

WHEREAS, on January 27, 2023, the Bankruptcy Court entered the Stipulation and Order (A) Granting Mediation and (B) Referring Matters to Mediation [Docket No. 1257] (the “Mediation Order”), pursuant to which the Debtors, the Ad Hoc First Lien Group, the Ad Hoc Cross-Holder Group, the Committees, the United States of America, and certain other parties in interest participated in the Mediation (as defined in the Mediation Order);

WHEREAS, on March 24, 2023, the Ad Hoc First Lien Group filed the Stipulation Among the Debtors, Official Committee of Unsecured Creditors, Official Committee of Opioid Claimants, and Ad Hoc First Lien Group Regarding Resolution of Joint Standing Motion and Related Matters [Docket No. 1505] (the “Resolution Stipulation”), setting forth the resolutions of the Parties’ respective disputes related to, among other things, the Joint Standing Motion, the Bidding Procedures and Sale Motion, and the First Exclusivity Motion;

WHEREAS, on ~~(1) February 27~~April 3, 2023, the ~~Debtors filed a Notice of Filing of Second Revised Proposed~~Bankruptcy Court entered (a) the Order (I) Establishing Bidding, Noticing, and Assumption and Assignment Procedures, (II) Approving Certain Transaction Steps, and (III) Granting Related Relief [Docket No. ~~1395] and (2) March 17, 2023, the Debtors filed a Notice of Filing of Third Revised Proposed Order (I) Establishing Bidding, Noticing, and Assumption and Assignment Procedures, (II) Approving Certain Transaction Steps~~, ~~and (III) Granting Related Relief [Docket No. 1483] (as amended and~~1765] (as may be amended from time to time and as entered by the Bankruptcy Court, the “Bidding Procedures Order” and, the bidding procedures set forth therein, the “Bidding Procedures”); and (b) the Order Pursuant to Bankruptcy Code Section 1121(d) Extending the Debtors’ Exclusive Period to File a Chapter 11 Plan and Solicit Acceptances Thereof [Docket No. 1766] (the “First Exclusivity Order”);

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WHEREAS, ~~the Parties have in good faith and at arm’s-length negotiated and/or acknowledged the resolutions~~on March 24, 2023, in resolution of the disputes and controversies amongst the Parties and/or with the Committees, including, among other things, with respect to the Cash Collateral Order, the Joint Standing Motion, the Challenge Claims, the Bidding Procedures and Sale Motion, the First Exclusivity Motion, the Bidding Procedures, the Bidding Procedures Order, the Cross-Holder Objection, the Restructuring, and the Standalone Sale Process, ~~which agreements and~~the Consenting First Lien Creditors entered into, and the Debtors acknowledged the resolutions ~~are~~ set forth in ~~this~~, that certain Amended and Restated Restructuring Support Agreement (including any schedules and exhibits attached thereto, the “A&R RSA”), the restructuring term sheet attached ~~hereto~~thereto as Exhibit A (including all schedules and exhibits attached thereto, the “Amended Restructuring Term Sheet” or the “Restructuring Term Sheet”), and the Resolution Stipulation; ~~and~~

WHEREAS, on June 12, 2023, the Debtors filed Second Motion of Debtors for an Order Pursuant to Bankruptcy Code Section 1121(d) Extending the Debtors’ Exclusive Periods to File a Chapter 11 Plan and Solicit Acceptances Thereof [Docket No. 2168] (the “Second Exclusivity Motion” and, together with the First Exclusivity Motion and any subsequent motions filed by the Debtors for an order extending the Debtors’ exclusive period to file a chapter 11 plan and solicit acceptances thereof, the “Exclusivity Motions”), which relief was granted on July 31, 2023 with the Bankruptcy Court entering the Second Order Pursuant to Bankruptcy Code Section 1121(d) Extending the Debtors’ Exclusive Period to File a Chapter 11 Plan and Solicit Acceptances Thereof [Docket No. 2560] (the “Second Exclusivity Order” and, together with the First Exclusivity Order and any subsequent orders entered by the Bankruptcy Court extending the Debtors’ exclusive period to file a chapter 11 plan and solicit acceptances thereof, the “Exclusivity Orders”);

WHEREAS, on June 20, 2023, the Debtors filed the Notice of (I) Debtors’ Termination of the Sale and Marketing Process, (II) Naming the Stalking Horse Bidder as the Successful Bidder, and (III) Scheduling of the Accelerated Sale Hearing [Docket No. 2240] naming the Stalking Horse Bidder as the sole Successful Bidder (as defined in the Bidding Procedures Order) and setting the Sale Objection Deadline (as defined in the Bidding Procedures Order);

WHEREAS, on or before the Sale Objection Deadline (as the same was modified from time to time), objections to the Sale were filed by (or anticipated to be filed by), among others, (1) Roger Frankel, as the court-appointed legal representative for Future Claimants (as such term is defined in the Order (I) Appointing Roger Frankel as Future Claimants’ Representative, Effective as of the Petition Date; and (II) Granting Related Relief [Docket No. 318], subject to paragraph 5 thereof) (the “FCR”), (2) the Canadian Provinces (defined below), (3) the Public School District Creditors (defined below), (4) the Office of the United States Trustee (the “U.S. Trustee”), and (5) the United States of America (the “United States”), acting through the United States Department of Justice and on behalf of the (i) United States Attorney’s Office, (ii) the United States Department of Justice Civil Division’s Consumer

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Protection Branch (“DOJ-CPB”) and Fraud Section (“DOJ-FS”), (iii) the Internal Revenue Service (“IRS”), (iv) the Office of Inspector General of the Department of Health and Human Services (“OIG-HHS”), (v) the Department of Health and Human Services’ (“HHS”) Centers for Medicare and Medicaid Services (“CMS”) and Indian Health Service (“IHS”), (vi) the Office of Personnel Management (“OPM”), as administrator of the Federal Employees Health Benefits program (“FEHBP”), (vii) the Defense Health Agency (“DHA”), as administrator of the TRICARE program (“TRICARE”), and (viii) the United States Department of Veterans Affairs (the “VA”);

WHEREAS, to resolve the disputes and controversies raised by the FCR, as well as those set forth in the Canadian Governments Objection and the Public School District Creditors Objection (each as defined below), the Required Consenting Global First Lien Creditors reached the agreements memorialized in the Future Trust Term Sheet, the Canadian Governments Term Sheet, and the Public School District Creditors Term Sheet (each as defined below);

WHEREAS, in the interest of resolving the disputes and controversies raised in the United States Government Objection and the Motion for Appointment of a Chapter 11 Trustee (each as defined below), among other things, the Parties agreed to pursue the Restructuring through a plan of reorganization in lieu of a Standalone Sale Process, as further set forth in and in accordance with the Plan; provided that the Parties retained the ability to implement the Restructuring through the Standalone Sale Process in the event of a Standalone Sale Toggle;

WHEREAS, on November 20, 2023, a summary of key economic terms reached in Mediation among certain representatives of the United States and certain representatives of the Ad Hoc First Lien Group in the interest of reaching a potential resolution of the United States Government Objection was filed with the Bankruptcy Court [Docket No. 3118] (as may be amended from time to time, the “U.S. Government Economic Term Sheet”); and

WHEREAS, the Parties desire to express to each other their mutual support and agreement in respect of the matters set forth in this Agreement ~~and~~, the ~~Amended Restructuring~~Plan, and, as applicable, the Standalone Sale Term Sheet.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.	DEFINITIONS; RULES OF CONSTRUCTION.

(a)	Definitions. The following terms shall have the following definitions:

“Ad Hoc Cross-Holder Advisors” has the meaning set forth in the Cash Collateral Order.

“Ad Hoc Cross-Holder Group” means that certain ad hoc group of First Lien Creditors, Second Lien Creditors, and Unsecured Notes Creditors (together with their respective successors and permitted assigns) represented by Paul Weiss and Perella Weinberg, as may be reconstituted from time to time.

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~~“Ad Hoc Cross-Holder Advisors” has the meaning set forth in the Cash Collateral Order.~~

“Ad Hoc First Lien Group” means that certain ad hoc group of First Lien Creditors (together with their respective successors and permitted assigns) represented by Gibson Dunn, Evercore, and FTI.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent under the Credit Agreement.

“Administrative Expense Claims” has the meaning ascribed to it in the Plan.

“Agreement” has the meaning set forth in the preamble hereof, and includes, for the avoidance of doubt, the ~~Amended~~ Restructuring ~~Term Sheet~~Terms, and all schedules and exhibits attached hereto and thereto.

“Alternative Proposal” means any plan of reorganization or liquidation, proposal, settlement, term sheet, offer, transaction, dissolution, winding up, liquidation, reorganization, receivership, examinership (or otherwise any enforcement of security over any of the shares or assets of any of the Debtors), assignment for the benefit of creditors, financing or refinancing (debt or equity), recapitalization, restructuring, merger, scheme of arrangement, takeover, reverse takeover, acquisition, consolidation, business combination, joint venture, partnership, sale of assets, liabilities or equity of a Debtor or a subsidiary of a Debtor, or any other procedure or process similar to any of the foregoing (other than the sale or disposition of de minimis assets) proposed or occurring in, or under the laws of, any jurisdiction, in each case, (i) to the extent material and (ii) other than the transactions contemplated by and in accordance with (x) the ~~Amended Restructuring~~Plan or the PSA, or (y) in the event of a Standalone Sale Toggle, the Standalone Sale Term Sheet, the PSA, or the Standalone Sale Process. ~~For the avoidance of doubt, an Alternative Proposal shall not include any action taken by the Debtors contemplated by the Bidding Procedures Order, such as the Debtors’ acceptance and/or consummation of a transaction by one or more third-party purchasers for the Transferred Assets.~~

“Amended Restructuring Term Sheet” has the meaning set forth in the recitals hereof.

~~“Amended PSA” means the amended form of the PSA appended as Exhibit F to the Amended Restructuring Term Sheet, as may be modified from time to time and furnished to prospective bidders to document their respective bids pursuant to the Bidding Procedures.~~

“Amendment Effective Date” means the date on which (a) counterpart signature pages to ~~this Agreement shall have been~~the A&R RSA were executed and delivered by (i) Consenting First Lien Creditors constituting Required Consenting First Lien Creditors under the Original RSA and (ii) the Consenting Other First Lien Creditors; (b) signature pages to the Transaction Support Agreement and the Direction Letter (or joinders thereto) ~~shall have been~~were delivered to Gibson Dunn, to be held in escrow, by each Consenting First Lien Creditor party to ~~this Agreement~~the A&R RSA; and (c) the Debtors ~~shall have~~ (i) delivered written acknowledgment to ~~this Agreement~~ the A&R RSA and (ii) paid in full all reasonable, documented, and heretofore unpaid fees and expenses of the Ad Hoc Cross-Holder Advisors and Jones Day accrued through such date pursuant to invoices delivered to the Debtors three (3) Business Days before such date.

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“Assumed Liabilities” has the meaning set forth in the ~~Amended Restructuring Term Sheet~~PSA.

“Astora Recognition Proceedings” means recognition proceedings (a) in England or Scotland pursuant to the Cross-Border Insolvency Regulations 2006, and (b) in Australia pursuant to the Cross-Border Insolvency Act 2008, in each case in respect of the Chapter 11 Case for Astora Women’s Health, LLC.

“Backstop Commitment Agreements” has the meaning ascribed to it in the Plan.

“Bankruptcy Code” has the meaning set forth in the recitals hereof.

“Bankruptcy Court” has the meaning set forth in the recitals hereof.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure.

“Bidding Procedures” has the meaning set forth in the recitals hereof.

“Bidding Procedures and Sale Motion” has the meaning set forth in the recitals hereof.

“Bidding Procedures Order” has the meaning set forth in the recitals hereof.

“Business Day” means any day other than a Saturday, Sunday, or legal holiday as defined in Bankruptcy Rule 9006(a).

“Canadian Governments Objection” means the Objection of His Majesty the King in Right of the Province of British Columbia and Other Canadian Governments to the Debtors’ Motion for an Order (I) Establishing Bidding, Noticing, and Assumption and Assignment Procedures, (II) Approving Certain Transaction Steps, (III) Approving the Sale of Substantially all of the Debtors’ Assets and (IV) Granting Related Relief and Approval of the Sale of Substantially All of the Assets of the Debtors to the Stalking Horse Bidder as Set Forth Therein [Docket No. 2418].

“Canadian Governments Term Sheet” has the meaning ascribed to it in the Plan.

“Canadian Provinces” has the meaning ascribed to it in the Plan.

“Cash Collateral” has the meaning set forth in section 363(a) of the Bankruptcy Code.

“Cash Collateral Order” has the meaning set forth in the recitals hereof.

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“Cause of Action” has the meaning ascribed to it in the Plan.

“Chapter 11 Cases” has the meaning set forth in the recitals hereof.

“Claim” means any claim as that term is defined in section 101(5) of the Bankruptcy Code.

“Closing Date” means ~~(A)~~, solely in the event of a Standalone Sale Toggle, the date upon which all conditions precedent to the closing of the Standalone Sale Transaction have been satisfied or are expressly waived and the Standalone Sale Transaction is consummated or ~~(B) to the extent one or more third-party purchaser(s) is determined to have submitted the highest or otherwise best offer or offers for the Transferred Assets in accordance with the Bidding Procedures Order, the date upon which such Sale or Sales are consummated and the Prepetition~~ ; provided that for purposes of Section 27(b), the term Closing Date shall have the meaning of “Plan Effective Date” in connection with the Plan Transaction Process.

“Confirmation Order” has the meaning ascribed to it in the Plan.

“Consenting First Lien ~~Indebtedness is repaid in cash in the First Lien Payoff Amount (as defined in the form of Bidding Procedures filed at Docket No. 1483 on the docket of the Bankruptcy Court in the Chapter 11 Cases).~~ Creditors” has the meaning set forth in the preamble hereof.

“Consenting Global First Lien Creditor Termination Event” has the meaning set forth in Section 7(a).

~~“Consenting First Lien Creditors” has the meaning set forth in the preamble hereof.~~

“Consenting Other First Lien Creditors” ~~has the meaning set forth in the preamble hereof~~means the Other First Lien Creditors that acceded to the A&R RSA through the execution and delivery of counterpart signature pages thereto on the Amendment Effective Date.

“Corporate Governance Documents” has the meaning ascribed to it in the Plan.

“Credit Agreement” means that certain Credit Agreement, dated as of April 27, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, including, without limitation, by that certain Amendment and Restatement Agreement, dated as of March 25, 2021), by and among Parent, Endo Luxembourg Finance Company I S.à r.l., Endo LLC, the lenders from time to time party thereto, the Administrative Agent, issuing bank and swingline lender, and each of the other Secured Parties (as defined therein).

“Credit Documents” means the Credit Agreement together with all other documentation executed in connection therewith, including without limitation, the Collateral Documents and each other Loan Document (each as defined in the Credit Agreement); provided that the Credit Documents shall not include any Swap Agreement or any Banking Services Agreements (each as defined in the Credit Agreement).

8

“Debtor Termination Event” has the meaning set forth in Section 7(b).

“Debtors” has the meaning set forth in the preamble hereof.

“Definitive Documents” means the documents that are necessary to implement the Restructuring and/or consummate the Plan or, in the event of a Standalone Sale Toggle, the Standalone Sale Process, which documents shall in each case be materially consistent with this Agreement and in form and substance acceptable to the Debtors and the Required Consenting Global First Lien Creditors as follows, including the following documents:

Definitive Document	Required Consenting Global First Lien Creditors Consent Rights	Debtors Consent Rights
Disclosure Statement	Acceptable	Acceptable

Solicitation Materials	Reasonably acceptable	Reasonably acceptable

Plan	Acceptable	Acceptable

Plan Supplement (other than Definitive Documents separately identified herein that are filed as part of the Plan Supplement)	Acceptable	Acceptable

Confirmation Order	Acceptable	Acceptable

PSA (in a Plan Transaction Process or in the event of a Standalone Sale Toggle)	Acceptable	Acceptable

Cash Collateral Order; provided that the Cash Collateral Order has been entered by the Bankruptcy Court and remains in effect as of the Second Amendment Effective Date	Reasonably acceptable	Reasonably acceptable

Section 105(a) Order; provided that the Section 105(a) Order has been entered by the Bankruptcy Court and remains in effect as of the Second Amendment Effective Date	Acceptable	Acceptable

Voluntary Operating Injunction; provided that the order establishing the Voluntary Operating Injunction has been entered by the Bankruptcy Court and remains in effect as of the Second Amendment Effective Date	Acceptable	Acceptable

9

Definitive Document	Required Consenting Global First Lien Creditors Consent Rights	Debtors Consent Rights

Voluntary Opioid Operating Injunction	Acceptable	Acceptable

Backstop Commitment Agreements	Acceptable	Acceptable

Any postpetition key employee incentive and/or retentive based compensation program; provided that the foregoing shall not apply to any actions taken by a Debtor with respect to any employee who is part of the Debtors’ band D (including senior managers or below)	Acceptable	Acceptable

In the event of a Standalone Sale Toggle, the Sale Order	Acceptable	Acceptable

Corporate Governance Documents (which shall be in form and substance consistent with the Plan and the Governance Term Sheet, or, in the event of a Standalone Sale Toggle, consistent with the Standalone Sale Term Sheet and the Governance Term Sheet)	Acceptable	Reasonably acceptable

Definitive documentation implementing the resolutions set forth in the UCC Resolution Term Sheet, the OCC Resolution Term Sheet, the FCR Resolution Term, the Canadian Governments Term Sheet, the Public Schools Term Sheet, and the Public/Tribal Term Sheet	Each subject to the consent rights set forth in the Plan	Each subject to the consent rights set forth in the Plan

10

Definitive Document	Required Consenting Global First Lien Creditors Consent Rights	Debtors Consent Rights
U.S. Government Resolution Documents	Acceptable	Acceptable

(i) Subscription Materials (other than the Backstop Commitment Agreements) and (ii) Exit Financing Documents, as well as any other documents implementing or governing any rights offering (or procedures in respect thereof), and any amendments, modifications, or supplements to any of the foregoing	Acceptable	Reasonably acceptable; provided that, to the extent that any provision of any of the aforementioned agreements in this row impose a material obligation on the Debtors, such provision shall be acceptable to the Debtors

Other than (x) Administrative Expense Claims with respect to trade creditors in the ordinary course of business, or (y) as set forth in the proviso to Section 4(b)(x), all agreements to settle (A) any Opioid Claims or with any holders of Opioid Claims or (B) any Administrative Expense Claims (other than Claims held by a Debtor or a subsidiary of a Debtor against a Debtor), in each case in this sub-clause (B), in excess of $5,000,000 individually or $20,000,000 in the aggregate	Reasonably acceptable	Reasonably acceptable

The documents (including any agreements, instruments, schedules, or exhibits) necessary to implement the Reconstruction Steps	Reasonably acceptable	Reasonably acceptable

11

~~“Definitive Documents” means the documents that are necessary to implement the Restructuring and/or consummate the Sale, which documents shall in each case be materially consistent with this Agreement and in form and substance reasonably acceptable to the Debtors and the Required Consenting Global First Lien Creditors, including, (i) the PSA, (ii) the Cash Collateral Order, (iii) the Bidding Procedures and Bidding Procedures Order, (iv) the Amended PSA, (v) the Sale Order, (vi) any postpetition key employee incentive and/or retentive based compensation program; provided that the foregoing shall not apply to any actions taken by a Debtor with respect to any employee who is part of the Debtors’ band D (including senior managers or below), (vii) other than (x) administrative expense Claims with respect to trade creditors in the ordinary course of business, or (y) as set forth in the proviso to Section 4(b)(x), all agreements to settle (A) any Opioid Claims or with any holders of Opioid Claims or (B) any administrative expense Claims (other than Claims held by a Debtor or a subsidiary of a Debtor against a Debtor), in each case in this sub-clause (B), in excess of $5,000,000 individually or $20,000,000 in the aggregate, (viii) provisions in the Organizational Documents pertaining to the indemnification of officers and directors or any equity arrangements in connection with a management incentive program that are materially adverse or disproportionate compared to other equity interests, (ix) the Section 105(a) Order, (x) any Voluntary Operating Injunction, (xi) any document filed by the Debtors in the Chapter 11 Cases or an Other Ancillary Process to implement any of the foregoing, (xii) the documents (including any agreements, instruments, schedules, or exhibits) necessary to implement the Reconstruction Steps, and (xiii) any other documents (including any agreements, instruments, schedules, or exhibits) related to or contemplated in, or which are required in order to give effect to~~ the documents specified in, the ~~foregoing clauses (i) through (xii); provided that (a) the Cash Collateral Order, the Section 105(a) Order, and the order establishing the Voluntary Operating Injunction have each been entered by the Bankruptcy Court as of the Amendment Effective Date; (b) the PSA, the Amended PSA, and the Sale Order shall be in form and substance acceptable to the Required Consenting Global First Lien Creditors and the Debtors, (c) the Organizational Documents shall be in form and substance (x) consistent with the Governance Term Sheet and (y) acceptable to Required Consenting Global First Lien Creditors, and (d) the Governance Term Sheet~~In addition, any supplement to the Direction Letter or any Direction Letter entered into after the Second Amendment Effective Date (provided any such supplement or new Direction Letter is entered into after the Second Amendment Effective Date (collectively, the “Post-Amendment Direction Letter”) shall be delivered to the Debtors, and the Debtors may comment on such Post-Amendment Direction Letter to the extent it materially and adversely affects a material interest or right of the Debtors, it being understood that the Direction Letter in existence as of the Second Amendment Effective Date is acceptable to the Debtors (including the terms and provisions that pertains to such interests or rights (the “Existing DL Debtor Language”)) and the inclusion of any Existing DL Debtor Language in any Post-Amendment Direction Letter shall be deemed acceptable to the Debtors to the extent such Existing DL Debtor Language is used in a manner that has the same meaning and the same consequences as the Existing DL Debtor Language contained in the Direction Letter in existence as of the Second Amendment Effective Date)~~, and the documents implementing or governing any Rights Offering (or procedures in respect thereof) or Newco 1L Debt and any amendments, modifications, or supplements to any of the foregoing shall be in form and substance acceptable to Required Consenting Global First Lien Creditors.~~.

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“Direction Letter” has the meaning set forth in Section  3(a)(~~iv~~vi ).

“Disclosure Statement” has the meaning ascribed to it in the Plan.

“Disclosure Statement Order” has the meaning ascribed to it in the Plan.

“Evercore” means Evercore Group LLC, as financial advisor to the Ad Hoc First Lien Group.

“Executory Contract” has the meaning ascribed to it in the Plan.

“Exit Financing Documents” has the meaning ascribed to it in the Plan.

“Future Trust Term Sheet” has the meaning ascribed to it in the Plan.

“Fiduciary Out” has the meaning set forth in Section 4(a)(xvi).

“First Lien ~~Collateral Trustee” means Wilmington Trust, National Association, as collateral trustee on behalf of the Secured Parties (as defined in the First Lien Collateral Trust Agreement) (in such capacity and including any successors thereto) under the First Lien Collateral Trust Agreement.~~Backstop Commitment Agreement” means the Amended and Restated Backstop Commitment Agreement with Respect to the First Lien Creditor Offering, dated as of December 28, 2023, as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with its terms, attached hereto as Exhibit B.

“First Lien Backstop Commitment Parties” has the meaning ascribed to it in the Plan.

“First Lien Collateral Trust Agreement” means that certain Collateral Trust Agreement, dated as of April 27, 2017 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time), by and among Parent, Endo Luxembourg Finance Company I S.à r.l., Endo LLC, Endo Designated Activity Company, Endo Finance LLC, Endo Finco Inc., the other grantors from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent under the Credit Agreement and Wells Fargo Bank, National Association, as indenture trustee.

“First Lien ~~Creditors~~Collateral Trustee~~” means the Prepetition First Lien Lenders and the holders of First Lien Notes.~~” means Wilmington Trust, National Association, as collateral trustee on behalf of the Secured Parties (as defined in the First Lien Collateral Trust Agreement) (in such capacity and including any successors thereto) under the First Lien Collateral Trust Agreement.

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~~“First Lien Notes” means any notes issued pursuant to (a) that certain Indenture, dated as of April 27, 2017, for the 5.875% Senior Secured Notes due 2024, by and among Endo Designated Activity Company, Endo Finance LLC, and Endo Finco Inc., as issuers, each of the guarantors party thereto, and the First Lien Notes Indenture Trustee as trustee, (b) that certain Indenture, dated as of March 28, 2019, for the 7.500% Senior Secured Notes due 2027, by and among Par Pharmaceuticals, Inc., as issuer, each of the guarantors party thereto, and the First Lien Notes Indenture Trustee as trustee and (c) that certain Indenture, dated as of March 25, 2021, for the 6.125% Senior Secured Notes due 2029, by and among Endo Luxembourg Finance Company I S.à r.l. and Endo U.S. Inc., as issuers, the guarantors party thereto, and the First Lien Notes Indenture Trustee as trustee.~~

“First Lien Creditors” has the meaning ascribed to it in the Plan.

“First Lien Notes” has the meaning ascribed to it in the Plan.

“First Lien Notes Documents” means the First Lien Notes together with all other related documents, instruments, and agreements, in each case as supplemented, amended, restated, or otherwise modified from time to time.

“First Lien Notes Indenture Trustee” ~~means Computershare Trust Company, National Association, as trustee (in such capacity and including any successors thereto) pursuant to the First Lien Notes Indentures~~has the meaning ascribed to it in the Plan.

“First Lien Notes Indentures” ~~means the indentures pursuant to which the First Lien Notes were issued~~has the meaning ascribed to it in the Plan.

“First Lien Rights Offering” has the meaning ascribed to it in the Plan.

“First Lien Rights Offering Documents” has the meaning ascribed to it in the Plan.

“First Lien Rights Offering Procedures” has the meaning ascribed to it in the Plan.

“First Lien Subscription Rights” has the meaning ascribed to it in the Plan.

“Foreign Debtor” means any Debtor incorporated in any jurisdiction other than the United States, any State thereof or the District of Columbia.

“FTI” means FTI Consulting, Inc., as financial advisor to the Ad Hoc First Lien Group.

“Gibson Dunn” means Gibson, Dunn & Crutcher LLP, as legal counsel to the Ad Hoc First Lien Group.

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“Governance Term Sheet” means a term sheet, if any, setting forth a summary of material terms for the governance of ~~Newco and the Newco Ordinary Shares~~Purchaser Parent, which shall (i) be consistent with the ~~Amended Restructuring~~Plan or, if applicable, the Standalone Sale Term Sheet (including the section entitled “Newco Governance”)~~,~~ and (ii) ~~contain the terms described in the section entitled “Newco Governance” and (iii)~~ be in form and substance acceptable to the Required Consenting Global First Lien Creditors and reasonably acceptable to the Debtors.

~~“Governmental Authority” means any United States or non-United States national, federal, state or local governmental, regulatory or administrative authority, agency, court or commission or any other judicial or arbitral body, including, without limitation the Bankruptcy Court.~~

“Governmental Authority” has the meaning ascribed to it in the Plan.

“GUC Backstop Commitment Agreement” means the Amended and Restated Backstop Commitment Agreement with Respect to the Unsecured Creditor Offering, dated as of December 28, 2023, as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with its terms, and attached hereto as Exhibit C.

“GUC Rights Offering” has the meaning ascribed to it in the Plan.

“GUC Rights Offering Documents” has the meaning ascribed to it in the Plan.

“GUC Subscription Rights” has the meaning ascribed to it in the Plan.

“Indenture Trustees” means, collectively, the First Lien Notes Indenture Trustee, Second Lien Notes Indenture Trustee, and Unsecured Notes Indenture Trustee.

“Indentures” means any of the First Lien Notes Indentures, the Second Lien Notes Indenture, or Unsecured Notes Indentures.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of June 16, 2020, by and between the First Priority Representative and the Second Priority Representative (each as defined therein) (as amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Interest “ means any common stock, limited liability company interest, equity security (as defined in section 101(16) of the Bankruptcy Code), equity, ownership, profit interest, unit, or share in the Debtors (including all options, warrants, rights, or other securities or agreements to obtain such an interest or share in the Debtors), whether or not arising under or in connection with any employment agreement and whether or not certificated, transferable, preferred, common, voting, or denominated “stock” or a similar security. has the meaning ascribed to it in the Plan.

“Irish Companies Act” means the Companies Act of 2014 of Ireland (as amended from time to time).

“Irish Court” means the High Court of Ireland.

15

“Joinder Agreement” has the meaning set forth in Section 8(a).

“Jones Day” means Jones Day, as legal counsel to the Non-RSA First Lien Lender Group before the Amendment Effective Date.

“Law” means any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Authority.

“Legal Reservations” means: (a) the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganization and other laws generally affecting the rights of creditors; (b) the time barring of claims under the Statute of Limitations 1957 to 2000 of Ireland and other similar laws in any other jurisdiction and defenses of set-off or counterclaim; and (c) rules, defenses or limitations equivalent to those set out in (a) or (b) under the laws of any applicable jurisdiction.

“Listing Event” has the meaning ascribed to it in the Plan.

“Loans” means the “Loans” (as such term is defined in the Credit Agreement).

“Make-Whole Claims” ~~means any Claim, whether secured or unsecured, derived from or based upon any make-whole, applicable premium, redemption premium, prepayment premium, or other similar payment provisions due upon acceleration as provided for in an Indenture.~~has the meaning ascribed to it in the Plan.

“Mandatory Offer Requirement” means a requirement to make a mandatory cash offer for the Debtors under Rule 9 of the Irish Takeover Panel Act, 1997, Takeover Rules, 2022 of Ireland.

“Material Adverse Effect” ~~has the meaning set forth in the Amended Restructuring Term Sheet.~~means any event, change, condition, occurrence or effect that has individually or in the aggregate (a) resulted in, or would be reasonably likely to result in, a material adverse effect on the business, properties, financial condition or results of operations of the Business (as defined in the Standalone Sale Term Sheet), taken as a whole, or (b) prevented, materially delayed or materially impeded the performance by the Debtors of their obligations under this Agreement or the consummation of the transactions contemplated hereby, other than, in the case of clause (a), any event, change, condition, occurrence or effect to the extent arising out of, attributable to or resulting from, alone or in combination, any of the following (none of which, to the applicable extent, will constitute or be considered in determining whether there has been, a Material Adverse Effect): (i) general changes or developments in the industries in which the Business operates, (ii) changes in general economic, financial market or geopolitical conditions or political conditions, (iii) natural or man-made disasters, calamities, major hostilities, outbreak or escalation of war or any act of terrorism or sabotage, (iv) any global or national health concern, epidemic, disease outbreak, pandemic (whether or not declared as such by any governmental body, and including the “Coronavirus” or “COVID-19”) or any law issued by a governmental body requiring business closures, quarantine or “sheltering-in-place” or similar restrictions that arise out of such health concern, epidemic, disease outbreak or pandemic (including the “Coronavirus” or “COVID-19”) or any change in such law, (v) the Excluded

16

Liabilities (as defined in the PSA), including the Retained Litigation (as defined in the Standalone Sale Term Sheet), (vi) following the date of this Agreement, changes in any applicable laws or GAAP or in the administrative or judicial enforcement or interpretation thereof, (vii) the announcement or other publicity or pendency of the transactions contemplated by this Agreement (it being understood that the exception in this clause (viii) will not apply with respect to the representations and warranties in Section 5 intended to address the consequences of the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby), (ix) the filing or continuation of the Chapter 11 Cases and any orders of, or action or omission approved by, the Bankruptcy Court (or any other Governmental Authority of competent jurisdiction in connection with any such action), (x) customary occurrences as a result of events leading up to and following the commencement of a proceeding under chapter 11 of the Bankruptcy Code, (xi) a decline in the trading price or trading volume of any securities issued by the Debtors or any change in the ratings or ratings outlook for the Debtors (provided that the underlying causes thereof, to the extent not otherwise excluded by this definition, may be deemed to contribute to a Material Adverse Effect), or (xii) the failure to meet any projections, guidance, budgets, forecasts or estimates with respect to the Debtors (provided that the underlying causes thereof, to the extent not otherwise excluded by this definition, may be deemed to contribute to a Material Adverse Effect); provided that any event, change, condition, occurrence or effect set forth in clauses (i), (ii), (iii), (iv) or (vi) may be taken into account in determining whether there has been or is a Material Adverse Effect to the extent any such event, change, condition, occurrence or effect has a material and disproportionate adverse impact on the Business, taken as a whole, relative to the other participants in the industries and markets in which the Business operates. For purposes of this definition, the term “Business” shall refer to the Business as of the Second Amendment Effective Date.

“Milestone” has the meaning set forth in Section 7(a)(x).

“Motion for Appointment of a Chapter 11 Trustee” means The United States’ Motion to Appoint Chapter 11 Trustee [Docket No. 2486].

“New Takeback Debt” has the meaning ascribed to it in the Plan.

“Non-RSA First Lien Lender Group” means the ad hoc group of First Lien Creditors represented by Jones Day before the Amendment Effective Date and identified on the most recent verified statement filed by Jones Day on the docket in the Chapter 11 Cases pursuant to Bankruptcy Rule 2019.

“OCC Resolution Term Sheet” has the meaning ascribed to it in the Plan.

“Opioid Claim” has the meaning ascribed to it in the Plan.

~~“Opioid Claim” means Claims and causes of action, whether existing now or arising in the future, and whether held by a governmental entity or private party, against any of the Debtors in any way arising out of or relating to opioid products manufactured, marketed, promoted, distributed, or sold by any of the Debtors or any of their respective predecessors prior to the Closing Date, including, for the avoidance of doubt and without limitation, Claims for indemnification (contractual or otherwise), contribution, or reimbursement against any of the Debtors on account of payments or losses in any way arising out of or relating to opioid products manufactured, marketed, promoted, distributed, or sold by any of the Debtors or any of their respective predecessors prior to the Closing Date.~~

17

~~“Organizational Documents” means the certificate or articles of incorporation and bylaws, certificate of formation, partnership agreement, operating agreement, limited liability company agreement, constitution, or articles of association and any similar documents of Newco, which shall, in each case, be in form and substance acceptable to the Required Consenting Global First Lien Creditors and consistent with the Governance Term Sheet.~~

“Other First Lien Creditors” means the First Lien Creditors that were members of the Ad Hoc Cross-Holder Group and, to the extent applicable, the Non-RSA First Lien Lender Group, before the Amendment Effective Date (in each case, as disclosed on the most recent verified statements filed by Paul Weiss, in respect of the Ad Hoc Cross-Holder Group, and Jones Day, in respect of the Non-RSA First Lien Lender Group, on the docket of the Chapter 11 Cases pursuant to Bankruptcy Rule 2019).

“Other Termination Event” has the meaning set forth in Section 7(c).

“Outside Date” has the meaning set forth in Section 7(a)(x)(~~B~~F ).

“Parent” has the meaning set forth in the preamble hereof.

“Party” has the meaning set forth in the preamble hereof.

“Paul Weiss” means Paul, Weiss, Rifkind, Wharton & Garrison LLP, as legal counsel to the Ad Hoc Cross-Holder Group.

“Perella Weinberg” means Perella Weinberg Partners L.P., as financial advisor to the Ad Hoc Cross-Holder Group.

“Person” ~~means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, a government entity, an unincorporated organization, a group, or any legal entity or association.~~has the meaning ascribed to it in the Plan.

“Petition Date” has the meaning set forth in the recitals hereof.

~~“Prepetition First Lien Indebtedness” means, collectively, the Prepetition First Lien Notes Indebtedness and the Prepetition First Lien Secured Loan Indebtedness; provided that the Prepetition First Lien Indebtedness shall not include any amounts for unpaid interest or fees to the extent corresponding equivalent amounts were paid under the Cash Collateral Order pursuant to Sections 4(d) and 4(g) thereof.~~

“Plan ” means the joint chapter 11 plan of reorganization, including and incorporating by reference all attachments, exhibits, appendices, and schedules thereto (including any appendices, schedules, and supplements to the Plan, including any documents contained in the Plan Supplement), in the form filed at Docket No. 3355 of the Bankruptcy Court in the Chapter 11 Cases and attached hereto as Exhibit A-1, as the same shall be revised and amended from time to time in accordance with the terms hereof, the Bankruptcy Code, and the Bankruptcy Rules, including to include the revisions set forth in Exhibit A-2.

18

“Plan Administration Estimate” means the estimate attached hereto as Exhibit D, as the same may be updated from time to time in accordance with the terms of this Agreement, the Plan, and the Plan Administrator Agreement, as applicable. For the avoidance of doubt, the version of the Plan Administration Estimate attached hereto as Exhibit D is a preliminary version of the Plan Administration Estimate. The form of the Plan Administration Estimate shall be agreed to between the Plan Administrator and the Purchaser Entities and include an initial amount to be funded by the Purchaser Entities under the Plan Administrator Agreement, which initial amount (a) may be adjusted as agreed between the Plan Administrator and the Purchaser Entities as reasonably necessary for the Plan Administrator to implement the terms of the Plan Administrator Agreement; and (b) is not, and shall not be deemed to be, a cap on any amounts to be funded by the Purchaser Entities based upon subsequent requests of the Plan Administrator.

“Plan Administrator” has the meaning ascribed to it in the Plan.

“Plan Administrator Agreement” has the meaning ascribed to it in the Plan.

“Plan Effective Date” has the meaning ascribed to “Effective Date” in the Plan.

“Plan Transaction” has the meaning ascribed to it in the Plan.

“Plan Transaction Process” means a process in which the Debtors pursue and prosecute the Plan and the Plan Transaction, the parameters of which are set forth in this Agreement and the Plan.

“Plan Supplement” has the meaning ascribed to it in the Plan.

“Prepetition First Lien Indebtedness” has the meaning ascribed to it in the Plan.

“Prepetition First Lien Lenders” means the lenders under the Credit Agreement.

“Prepetition First Lien Notes Indebtedness” means the indebtedness of the Debtors outstanding as of the Petition Date under the First Lien Notes Documents, including the First Lien Notes and accrued and unpaid interest with respect thereto and any additional fees, costs, premiums, expenses (including any attorneys’, accountants’, consultants’, appraisers’, financial advisors’, and other professionals’ fees and expenses), reimbursement obligations, indemnification obligations, guarantee obligations, other contingent obligations, and other charges of whatever nature, whether or not contingent, whenever arising, due, or owing, and all other Secured Obligations (as defined in each of the First Lien Notes Indentures) owing, in each case pursuant to the terms of the First Lien Notes Documents; provided that the Prepetition First Lien Notes Indebtedness shall not include any amounts for unpaid interest or fees to the extent corresponding equivalent amounts were paid under the Cash Collateral Order pursuant to Sections 4(d) and 4(g) thereof.

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“Prepetition First Lien Secured Loan Indebtedness” means the indebtedness of the Debtors outstanding as of the Petition Date under the Credit Documents, including the Loans and accrued and unpaid interest with respect thereto and any additional fees, costs, premiums, expenses (including any attorneys’, accounts’, consultants’, appraisers’, financial advisors’, and other professionals’ fees and expenses), reimbursement obligations, indemnification obligations, guarantee obligations, other contingent obligations, and other charges of whatever nature, whether or not contingent, whenever arising, due, or owing, in each case pursuant to the terms of the Credit Agreement, and all other Obligations (as defined in the Credit Agreement) owing under or in connection with the Credit Documents (other than any Swap Obligations or Banking Services Obligations (each as defined in the Credit Agreement)); provided that the Prepetition First Lien Secured Loan Indebtedness shall not include any amounts for unpaid interest or fees to the extent corresponding equivalent amounts were paid under the Cash Collateral Order pursuant to Sections 4(d) and 4(g) thereof.

“Prepetition Second Lien Notes Indebtedness” means the indebtedness of the Debtors outstanding as of the Petition Date under the Second Lien Notes Documents, including the Second Lien Notes and accrued and unpaid interest as of the Petition Date with respect thereto and any additional fees, costs, premiums, expenses (including any attorneys’, accountants’, consultants’, appraisers’, financial advisors’, and other professionals’ fees and expenses), reimbursement obligations, indemnification obligations, guarantee obligations, other contingent obligations, and other charges of whatever nature, whether or not contingent, whenever arising, due, or owing, and all other Secured Obligations (as defined in the Second Lien Notes Indenture) owing, in each case pursuant to the terms of the Second Lien Notes Documents.

“Prepetition Unsecured Notes Indebtedness” means the indebtedness of the Debtors outstanding as of the Petition Date under the Unsecured Notes Documents, including the Unsecured Notes and accrued and unpaid interest as of the Petition Date with respect thereto and any additional fees, costs, premiums, expenses (including any attorneys’, accountants’, consultants’, appraisers’, financial advisors’, and other professionals’ fees and expenses), reimbursement obligations, indemnification obligations, guarantee obligations, other contingent obligations, and other charges of whatever nature, whether or not contingent, whenever arising, due, or owing, and all other Obligations (as defined in the Unsecured Notes Indenture) owing, in each case pursuant to the terms of the Unsecured Notes Documents.

“Proceeding” has the meaning set forth in Section 12(a).

“PSA “ ~~means~~has the meaning ascribed to it in the Plan; provided that in the event of a Standalone Sale Toggle, the PSA shall mean the definitive purchase and sale agreement, the form of which is attached as Exhibit C to the Debtors’ Motion for an Order Authorizing Internal Reorganization Transaction [Docket No. 2352], by and between certain Debtors and ~~the Stalking Horse Bidder, in connection with the Sale Transaction~~Purchaser Parent, which, for the avoidance of doubt, shall be consistent in all respects with ~~the Amended Restructuring~~this Agreement and the Standalone Sale Term Sheet ~~and this Agreement~~.

“Public School District Creditors” has the meaning ascribed to it in the Plan.

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“Public School District Creditors Objection” means the Objection of the Public School District Creditors to the Proposed Sale of Substantially All of the Assets of Endo International plc and Its Debtor Affiliates [Docket No. 2420].

“Public Schools Term Sheet” has the meaning ascribed to it in the Plan.

“Public/Tribal Term Sheet” has the meaning ascribed to it in the Plan.

“Purchaser “ or “Newco” or “Stalking Horse Bidder” shall have the meaning ascribed to “Buyer” in the PSA.

“Purchaser Entity” has the meaning ascribed to it in the Plan.

“Purchaser Equity” has the meaning ascribed to it in the Plan.

“Purchaser Obligors” has the meaning ascribed to it in the Plan.

“Purchaser Parent” has the meaning ascribed to it in the Plan.

“Qualified Marketmaker” means an entity that (i) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from and sell to customers Claims, or enter with customers into long or short positions in Claims, in its capacity as a dealer or market maker in such Claims, and (ii) is, in fact, regularly in the business of making a market in claims, interests or securities of issuers or borrowers (including debt securities or other debt).

“Reconstruction Steps” has the meaning set forth in the Bidding Procedures and Sale Motion.

“Rejection Schedule” has the meaning ascribed to it in the Plan.

“Required Consenting First Lien Creditors” means, as of any date of determination, the Consenting First Lien Creditors holding at least 66.7% of the principal amount of Prepetition First Lien Indebtedness held by the Consenting First Lien Creditors in the aggregate; provided that the Claims of any beneficial holder of or lender (or investment advisor or manager in respect of the foregoing) that owns or manages any Prepetition First Lien Indebtedness and is a member (or an affiliate of a member) of (i) an ad hoc or informal group of creditors other than the Ad Hoc First Lien Group or (ii) a group or committee other than the Ad Hoc First Lien Group that files a verified statement under Federal Rule of Bankruptcy Procedure 2019 in the Chapter 11 Cases, in each case, shall be excluded from the foregoing calculation.

“Required Consenting Global First Lien Creditors” means, as of any date of determination after the Amendment Effective Date, the Consenting First Lien Creditors holding more than 50% of the principal amount of Prepetition First Lien Indebtedness held by all Consenting First Lien Creditors; provided, further, that any modification, amendment, or supplement to this definition shall require the written consent of each Consenting First Lien Creditor.

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“Required Consenting Other First Lien Creditors” means, as of any date of determination after the Amendment Effective Date, the Consenting Other First Lien Creditors holding more than 50% of the principal amount of Prepetition First Lien Indebtedness held by the Consenting Other First Lien Creditors in the aggregate and without duplication; provided, for the avoidance of doubt, that the Claims of any Consenting Other First Lien Creditor that, as of the applicable date of determination after the Amendment Effective Date, is a member (or an affiliate of a member) of the Ad Hoc First Lien Group shall be excluded from the foregoing calculation; provided, further, that any modification, amendment, or supplement to this definition shall require the written consent of each Consenting Other First Lien Creditor.

~~“Resolution Stipulation” means the Stipulation Among the Debtors, Official Committee of Unsecured Creditors, Official Committee of Opioid Claimants, and Ad Hoc First Lien Group Regarding Resolution of Joint Standing Motion and Related Matters, as entered by the Bankruptcy Court.~~

“Required First Lien Backstop Commitment Parties” has the meaning ascribed to it in the Plan.

“Required GUC Backstop Commitment Parties” has the meaning ascribed to it in the Plan.

“Resolution Stipulation” has the meaning ascribed to it in the Plan.

“Restructuring” has the meaning set forth in the recitals hereof.

“Restructuring Terms” means the Plan or, solely in the event of a Standalone Sale Toggle, the Standalone Sale Term Sheet.

“Restructuring Support Period” means, with respect to any Party, the period of time commencing on the earlier of the date such Party (a) first became a party to the Original RSA or the A&R RSA or (b) becomes a party hereto and ending on the earlier of the Termination Date and the Plan Effective Date, or, solely in the event of a Standalone Sale Toggle, the Closing Date.

“Restructuring Transaction” means the Standalone Sale Transaction or the Plan Transaction (which, for the avoidance of doubt, incorporates the Sale Transaction), as applicable.

“RSA Resolution Fundamental Matters” means (a) the definition of “Required Consenting Global First Lien Creditors”; (b) the modifications reflected, as of the Amendment Effective Date, in the “Newco Capitalization” section of the Amended Restructuring Term Sheet; (c) the Second Lien Credit Bid Participation Right (as defined in Section 3(d)(x)); (d) the Voluntary GUC Creditor Trust Rights Consideration (as defined in the UCC Resolution Term Sheet attached to the Amended Restructuring Term Sheet as Exhibit E); (e) the obligation with respect to the payment of the fees and expenses of the Ad Hoc Cross-Holder Advisors in accordance with Section 27(b); and (f) the ICA Provision (as defined in Section 27(c)); provided that any modification, amendment, or supplement to this definition shall require the written consent of the Required Consenting Other First Lien Creditors and the Required Consenting First Lien Creditors.

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“Sale” has the meaning set forth in the recitals hereof.

“Sale Order” means an order of the Bankruptcy Court approving a Sale or Sales, which order shall be in form and substance acceptable to the Required Consenting Global First Lien Creditors and the Debtors.

~~“Sale Process” means a sale and marketing process involving the Debtors’ assets, the parameters of which are set forth in the Bidding Procedures Order.~~

“Sale Transaction” means the ~~proposed transaction pursuant to which the Stalking Horse Bidder will acquire from the Debtors to be party to the PSA the Transferred Assets free and clear of all liens, encumbrances, claims, and other interests (other than certain permitted encumbrances)~~transactions among the Sellers (as defined in the PSA) and the Purchaser contemplated by, and as set forth and in accordance with ~~section 363(f) of the Bankruptcy Code, and assume the Assumed Liabilities~~, the PSA.

“Scheme ” has the meaning ascribed to it in the Plan.

“Second Amendment Effective Date” means the date on which (a) counterpart signature pages to this Agreement are executed and delivered by Consenting First Lien Creditors constituting Required Consenting Global First Lien Creditors under the A&R RSA and (b) the Debtors deliver written acknowledgement to this Agreement.

“Second Lien Collateral Trustee” means Wilmington Trust, National Association, as collateral trustee (in such capacity and including any successors thereto) under that certain Second Lien Collateral Trust Agreement, dated as of June 16, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among Parent, Endo Designated Activity Company, Endo Finance LLC, Endo Finco Inc., the other grantors from time to time party thereto, the Second Lien Notes Indenture Trustee, and the Second Lien Collateral Trustee.

“Second Lien Creditors” means the holders of Prepetition Second Lien Notes Indebtedness.

“Second Lien Notes” means any notes issued pursuant to that certain Indenture, dated as of June 16, 2020, for the 9.500% Senior Secured Second Lien Notes due 2027, by and among, Endo Designated Activity Company, Endo Finance, LLC, and Endo Finco Inc., as issuers, the guarantors party thereto, and the Second Lien Notes Indenture Trustee as trustee.

“Second Lien Notes Documents” means the Second Lien Notes Indenture together with all other related documents, instruments, and agreements, in each case as supplemented, amended, restated, or otherwise modified from time to time.

“Second Lien Notes Indenture” means the indenture pursuant to which the Second Lien Notes were issued.

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“Second Lien Notes Indenture Trustee” means Wilmington Savings Fund Society, FSB, as trustee (in such capacity and including any successors thereto) pursuant to the Second Lien Notes Indenture.

“Section 105(a) Order” means the Order Granting Debtors’ Motion for a Preliminary Injunction Pursuant to Section 105(a) of the Bankruptcy Code [Adv. Proc. 22-07039 (JLG) Docket No. 63], preliminarily enjoining any Person (or unit thereof) from pursuit of any Opioid Claim against any Debtor or subsidiary of a Debtor.

“Securities Act” means the Securities Act of 1933, as amended.

“Skadden” means Skadden, Arps, Slate, Meagher & Flom LLP, as legal counsel to the Debtors.

~~“Stalking Horse Bidder” or “Newco” means Tensor Limited (or one or more of its designee(s) or assignee(s)), an entity formed under the laws of Ireland to serve as the stalking horse bidder under the PSA in connection with the Sale Process.~~

“Solicitation Materials” means the voting and solicitation materials for the Plan, including without limitation, the motion to approve (including to conditionally approve) the Disclosure Statement, the ballots, the Solicitation Procedures, any attorney directives or similar materials, and all associated documents, notices, pleadings, and orders related to or required in order to give effect to any of the foregoing, including, for the avoidance of doubt, the Disclosure Statement Order.

“Solicitation Procedures” has the meaning ascribed to it in the Plan.

“Standalone Sale Transaction” means the Sale Transaction as implemented pursuant to the Sale Order and, for the avoidance of doubt, not pursuant to the Plan.

“Standalone Sale Process” or “Sale Process” means a sale and marketing process involving the Debtors’ assets, the parameters of which are set forth in the Bidding Procedures Order.

“Standalone Sale Term Sheet” means the Amended Restructuring Term Sheet (as amended in accordance with Section 2(b) and as the same may further amended from time to time in accordance with the terms hereof).

“Standalone Sale Toggle” means the pursuit by the Debtors of the Standalone Sale Transaction pursuant to section 363 of the Bankruptcy Code in lieu of the Plan Transaction Process pursuant to a Standalone Sale Toggle Decision.

“Standalone Sale Toggle Decision” means a written decision mutually agreed between the Debtors and Consenting First Lien Creditors constituting Required Consenting Global First Lien Creditors (an email from Gibson Dunn being sufficient) pursuant to which the Debtors will pursue the Standalone Sale Process in lieu of the Plan Transaction Process.

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“Subject Claims” has the meaning set forth in Section 8(a).

“Subscription Materials” means the subscription materials for the First Lien Rights Offering, the First Lien Rights Offering Documents, the GUC Rights Offering Documents, and all associated documents, notices, pleadings, and orders related to or required in order to give effect to any of the foregoing.

“Syndicated Exit Financing” has the meaning ascribed to it in the Plan.

“Termination Date” means, with respect to any Party, the date on which this Agreement terminates in accordance with Section 7.

“Termination Event” means any Debtor Termination Event, Consenting Global First Lien Creditor Termination Event, or Other Termination Event.

“Transaction Steps Plan” has the meaning ascribed to it in the Plan.

“Transaction Support Agreement” means the Transaction Support Agreement to be entered into ~~in furtherance of the Amended Voluntary Public/Tribal Opioid Trust Term Sheet~~among certain holders of Loans, First Lien Notes, Second Lien Notes, and Unsecured Notes and certain Consenting Governmental Entities (as defined in the Transaction Support Agreement), as supplemented, amended, restated, or otherwise modified from time to time.

“Transfer” has the meaning set forth in Section 8(a).

“Transferred Assets” has the meaning set forth in the ~~Restructuring Term Sheet~~PSA .

“U.S. Government Economic Term Sheet” has the meaning set forth in the recitals hereof.

“U.S. Government Resolution Documents” has the meaning ascribed to it in the Plan.

“UCC Resolution Term Sheet” has the meaning ascribed to it in the Plan.

“Unexpired Lease” has the meaning ascribed to it in the Plan.

“United States Government Objection” means the Objection of the United States of America to the Debtors’ Motion for an Order (I) Establishing Bidding, Noticing, and Assumption and Assignment Procedures, (II) Approving Certain Transaction Steps, (III) Approving the Sale of Substantially All of the Debtors’ Assets and (IV) Granting Related Relief – and – Memorandum of Law in Support of Motion to Appoint Chapter 11 Trustee [Docket No. 2460].

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“Unsecured Notes” means any notes issued pursuant to (a) that certain Indenture, dated as of June 30, 2014, between Endo Finance LLC and Endo Finco Inc., as issuers, the guarantors party thereto, and the Unsecured Notes Indenture Trustee as trustee; (b) that certain Indenture, dated as of January 27, 2015, between Endo Limited, Endo Finance LLC, and Endo Finco Inc., as issuers, the guarantors party thereto, and the Unsecured Notes Indenture Trustee as trustee; (c) that certain Indenture, dated as of July 9, 2015, between Endo Limited, Endo Finance LLC, and Endo Finco Inc., as issuers, the guarantors party thereto, and the Unsecured Notes Indenture Trustee as trustee; or (d) that certain Indenture, dated as of June 16, 2020, between Endo Designated Activity Company, Endo Finance LLC, and Endo Finco Inc., as issuers, the guarantors party thereto, and the Unsecured Notes Indenture Trustee as trustee.

“Unsecured Notes Creditors” means the holders of Prepetition Unsecured Notes Indebtedness.

“Unsecured Notes Documents” means the Unsecured Notes Indentures together with all other related documents, instruments, and agreements, in each case as supplemented, amended, restated, or otherwise modified from time to time.

“Unsecured Notes Indenture Trustee” means U.S. Bank, National Association, as trustee (in such capacity and including any successors thereto) pursuant to the Unsecured Notes Indentures.

“Unsecured Notes Indentures” means the indentures pursuant to which the Unsecured Notes were issued.

“UST Objection” means the Amended Objection of the United States Trustee to Order Approving the Sale of Substantially All of the Debtors’ Assets [Docket No. 2464].

“Voluntary Operating Injunction” means the voluntary injunction entered by the Bankruptcy Court, enjoining the Debtors from, among other things, engaging in certain conduct related to the manufacture, marketing, promotion, sale, and distribution of opioids [Adv. Proc. No. 22-7039-JLG, Docket No. 63].

“Voluntary Opioid Operating Injunction” has the meaning ascribed to it in the Plan.

(b) Rules of Construction. When a reference is made in this Agreement to a Section, Exhibit, or Schedule, such reference shall be to a Section, Exhibit, or Schedule, respectively, of or attached to this Agreement unless otherwise indicated. Unless the context of this Agreement otherwise requires, (i) words using the singular or plural number also include the plural or singular number, respectively, (ii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement, (iii) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation,” (iv) references to “$,” “dollar,” or any other currency are to United States dollars, (v) all references to time of day refer to Eastern time, as in effect in New York, New York on such day, and (vi) the word “or” shall not be exclusive and shall be read to mean “and/or.” It is the intent of the Parties that the Restructuring (previously to be implemented as a Sale solely through section 363 of the Bankruptcy Code) be implemented as a Sale pursuant to the confirmation and consummation of the Plan and as such, to the extent that a provision of this Agreement impedes such implementation, the Debtors and the Required Consenting Global First

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Lien Creditors shall work together in good faith to resolve the impediment in a manner faithful to such intention; provided that the recoveries and economic outcome for such holders of Prepetition First Lien Indebtedness and other material terms of this Agreement are preserved in any such resolution of such impediment, and, for the avoidance of doubt, that Required Consenting Global First Lien Creditors shall be under no obligation to agree to any such resolution in the event such resolution requires a material incremental cost, expenditure, or reduction in recoveries to holders of First Lien Indebtedness relative to the recoveries reasonably anticipated based on the facts and financial and cash projections available to Required Consenting Global First Lien Creditors before the identification of such impediment. In the event of a Standalone Sale Toggle, it is the intent of the Parties that the Restructuring be implemented as a Sale pursuant to section 363 of the Bankruptcy Code and as such, to the extent that a provision of this Agreement impedes such implementation, the Debtors and the Required Consenting Global First Lien Creditors shall work together in good faith to resolve the impediment in a manner faithful to such intention; provided that the recoveries and economic outcome for such holders of Prepetition First Lien Indebtedness and other material terms of this Agreement are preserved in any such resolution of such impediment, and, for the avoidance of doubt, that Required Consenting Global First Lien Creditors shall be under no obligation to agree to any such resolution in the event such resolution requires a material incremental cost, expenditure, or reduction in recoveries to holders of First Lien Indebtedness relative to the recoveries reasonably anticipated based on the facts and financial and cash projections available to Required Consenting Global First Lien Creditors before the identification of such impediment.

(c) Applicability to Non-U.S. Processes. Where the provisions of this Agreement and the Restructuring ~~Term Sheet~~Terms refer or apply to the Chapter 11 Cases, the Bankruptcy Court, the Restructuring~~, the Sale~~ (including the Definitive Documents and any other documentation relating or relevant thereto), or events, circumstances, or procedures in the United States (the “US Process”) but do not equally reference or apply to (a) Canadian recognition proceedings under Part IV of the Companies’ Creditors Arrangement Act (Canada), the Ontario Superior Court of Justice (Commercial List), and/or the order(s) recognizing the Chapter 11 Cases, Bankruptcy Court orders and the Restructuring in Canada (including the Definitive Documents or any other documentation relating or relevant thereto) or equivalent events, circumstances, or procedures in Canada (the “Canadian Process”), (b) Astora Recognition Proceedings, ~~or~~ (c) a Scheme (solely to the extent that the Standalone Sale Toggle does not occur), or (d) any other similar proceeding to recognize or implement the Chapter 11 Cases, the Restructuring, or orders of the Bankruptcy Court in any non-U.S. jurisdiction, if any (inclusive of any Canadian Process, any Scheme, and the Astora Recognition Proceedings, each an “Other Ancillary Process”), those provisions relating to the US Process shall be deemed to apply or refer equally to any Other Ancillary Process (and, if necessary, this Agreement and the Restructuring ~~Term Sheet~~Terms will be deemed to include provisions relating to any Other Ancillary Process which correspond to provisions relating to the US Process) to ensure that the rights and obligations of the Parties under this Agreement apply equally to any Other Ancillary Process in the same way as the US Process, to the fullest extent necessary in order to implement the Restructuring in accordance with the terms, spirit, and intent of this Agreement and the Restructuring ~~Term Sheet~~Terms; provided that prior to commencing any Other Ancillary Process in addition to the Canadian Process, the Scheme, and the Astora Recognition Proceedings, the Debtors and the Required Consenting Global First Lien Creditors shall discuss the necessity and scope of such proceedings, procedures, and/or processes in good faith and the Debtors shall only

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commence any such proceedings, procedures, and/or processes upon receipt of prior written consent of the Required Consenting Global First Lien Creditors not to be unreasonably withheld; provided, further, that such consent shall not be required in the event that the applicable board of directors or other governing body of any Debtor determines that commencing such process for such Debtor is required by the law applicable to such Debtor or in the exercise of fiduciary duties under the law applicable to such Debtor (in each case, after consultation with counsel).

(d) Special Luxembourg Provisions. Without prejudice to the generality of any provision of this Agreement, to the extent this Agreement relates to a Debtor incorporated under the laws of the Grand Duchy of Luxembourg, a reference to: (a) a winding-up, administration or dissolution includes, without limitation, bankruptcy (faillite), insolvency, liquidation, composition with creditors (concordat préventif de faillite), moratorium or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally; (b) a receiver, administrative receiver, administrator, trustee, custodian, sequestrator, conservator or similar officer appointed for the reorganization or liquidation of the business of a person includes, without limitation, a juge délégué, commissaire, juge-commissaire, mandataire ad hoc, administrateur provisoire, liquidateur or curateur; (c) a lien or security interest includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security; (d) creditors process means an executory attachment (saisie exécutoire) or conservatory attachment (saisie conservatoire); and (e) a director includes administrateurs or gérants.

2. THE ~~AMENDED~~ RESTRUCTURING ~~TERM SHEET~~TERMS.

~~.~~ (a) The ~~Amended Restructuring Term Sheet~~Plan is expressly incorporated herein by reference and made a part of this Agreement as if fully set forth herein. The terms and conditions of the Restructuring ~~and the Sale~~ are set forth in the ~~Amended Restructuring Term Sheet~~Plan; provided that the ~~Amended Restructuring Term Sheet~~Plan is supplemented by the terms and conditions of this Agreement and the applicable Definitive Documents implementing the Restructuring ~~and the Sale~~. In the event of any inconsistencies between the terms of this Agreement and the ~~Amended Restructuring Term Sheet, the Amended Restructuring Term Sheet~~Plan, the Plan shall govern.

(b) In the event of a Standalone Sale Toggle, the Standalone Sale Term Sheet shall (i) be deemed to incorporate the PSA, the FCR Resolution Term Sheet, the OCC Resolution Term Sheet, the Canadian Governments Term Sheet, the Public Schools Term Sheet, the Public/Tribal Term Sheet, and the U.S. Government Resolution Documents; (ii) solely with respect to the First Lien Rights Offering and solely to the extent that the subscription period therefor has not yet commenced, the term “Eligible 1L Holders” (as defined and used in the Amended Restructuring Term Sheet) will include any Consenting First Lien Creditor that is a party to this Agreement (including a joinder hereto) at the commencement of such subscription period, subject to the specific terms set forth in the First Lien Rights Offering Procedures; provided that, to the extent the subscription process for the First Lien Rights Offering has already commenced at the time of a Standalone Sale Toggle, the results of such subscription process shall be binding in the Standalone Sale Process, subject to the terms and conditions set forth in the First Lien Rights Offering Procedures; and (iii) be further amended as necessary to give effect to applicable transactions and resolutions reached in connection with the Plan Transaction Process, and such amendments (including the determination as to the need therefor) shall be made following the occurrence of the Standalone Sale Toggle.

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3. COVENANTS OF THE CONSENTING FIRST LIEN CREDITORS.

(a) Affirmative Covenants of the Consenting First Lien Creditors. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, each Consenting First Lien Creditor agrees, severally and not jointly, that it shall:

(i) use commercially reasonable efforts to (A) support and (B) take all actions as are necessary and appropriate to, facilitate the implementation and consummation of, the Restructuring, including the transactions contemplated under this Agreement, the ~~Amended~~ Restructuring ~~Term Sheet~~Terms, and the other Definitive Documents;

(ii) negotiate in good faith the Definitive Documents;

(iii) in the event of a Plan Transaction Process, as long as the Plan has not been modified in a manner inconsistent with this Agreement and its votes have been solicited in a manner that complies with the requirements of Bankruptcy Code sections 1125 and 1126, including receipt of the Disclosure Statement following its approval by the Bankruptcy Court under Bankruptcy Code section 1125, timely vote (when solicited to do so in accordance with this Agreement and the applicable Solicitation Materials) any and all of its Claims and Interests held as of the Voting Record Date (in all cases, in accordance with the applicable Solicitation Materials) in favor of the Plan, and not change or withdraw such vote;

(iv) in the event of a Plan Transaction Process, timely opt in to, or not opt out of, as applicable, any releases under the Plan;

(~~iii~~v) use commercially reasonable efforts to negotiate and agree to a method of implementation of the ~~Sale Transaction~~Restructuring in jurisdictions outside the United States, which is, in the reasonable opinion of the directors of any Foreign Debtor having taken legal advice, compliant with all local laws, including with respect to fiduciary duties, applicable to that Foreign Debtor or its directors and officers, in their respective capacities as such in such jurisdiction;

(~~iv~~vi) as applicable, use commercially reasonable efforts to (1) execute, perform its obligations under, and consummate the transactions contemplated by, the Definitive Documents to which it is or will be a party or for which its approval or consent is required (including causing the ~~Stalking Horse Bidder to be established and causing such entity~~Purchaser to enter into the PSA), including, to the extent necessary or appropriate, directing or instructing the First Lien Collateral Trustee to credit bid (or effect the assignment of related rights) or take other actions (including enforcing security as approved by the Bankruptcy Court to the extent such approval is required) necessary to implement the ~~Sale~~Restructuring Transaction or a “Successful Bid” pursuant to and as

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defined in the Bidding Procedures (a direction or instruction in respect of any of the foregoing, the “Direction Letter”); provided that the Consenting First Lien Creditors shall deliver a form of Direction Letter to the First Lien Collateral Trustee that contains an indemnity from the Stalking Horse Bidder with respect to actions to be taken by the First Lien Collateral Trustee at the direction of the Consenting First Lien Creditors and the other holders of Prepetition First Lien Indebtedness; provided, further, that, notwithstanding anything else herein, to the extent that delivering a Direction Letter would require the Consenting First Lien Creditors or other holders of Prepetition First Lien Indebtedness to provide any indemnity (other than an indemnity from the Stalking Horse Bidder) or incur material out-of-pocket costs or liabilities similar to an indemnity (or any out-of-pocket costs or liabilities similar to an indemnity prohibited by a Consenting First Lien Creditors’ organizational or constitutional documents), the Debtors’ sole remedy as a result of such Consenting First Lien Creditors’ failure to provide the Direction Letter shall be the termination of this Agreement pursuant to Section 7; and (2) to the extent applicable, execute any supplement to, or replacement of, the Direction Letter that is consistent with and reflects the terms of the ~~Amended~~ Restructuring ~~Term Sheet~~Terms;

(~~v~~vii) use commercially reasonable efforts to (A) support and (B) take all actions as are necessary and appropriate to, obtain any and all required governmental, licensing, Bankruptcy Court, regulatory and other approvals (including any necessary third-party approvals or consents) necessary to implement or consummate the Restructuring~~, the Sale Process, and the Sale Transaction~~ and to cooperate with any efforts undertaken by the Debtors with respect to obtaining any required regulatory or third-party approvals in connection therewith;

(~~vi~~viii) support and not object to (x) the Cash Collateral Order~~;~~ and, (y) (A) in the event of a Plan Transaction Process, the Disclosure Statement Order, the Confirmation Order, and any order approving the First Lien Rights Offering or other form of exit financing, and (B) in the event of a Standalone Sale Process, the Sale Order, in each case, solely to the extent that such order is consistent with the terms of this Agreement;

(~~vii~~ix) to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring, negotiate with the Consenting First Lien Creditors and the Debtors in good faith appropriate additional or alternative provisions to address any such impediment; provided that the recoveries and economic outcome for such Consenting First Lien Creditor and other material terms of this Agreement are preserved in any such provisions;

(~~viii~~x) timely provide to Gibson Dunn any and all information required to be provided in connection with any regulatory filings;

(~~ix~~xi) timely vote (or cause to be voted) its Claims or Interests against any Alternative Proposal; and

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(~~x~~xii) upon request by the Debtors or their advisors, but in no event more frequently than once per month, promptly provide to Skadden the aggregate principal amount of each Consenting First Lien Creditor’s claims, by debt instrument, as of the date of such request (which may be provided indirectly through Gibson Dunn).

(b) Negative Covenants of the Consenting First Lien Creditors. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, each Consenting First Lien Creditor agrees, severally and not jointly, that it shall not:

(i) take any actions that are materially inconsistent with this Agreement, the Definitive Documents, or the implementation of the Restructuring~~;~~, including, in the event of a Plan Transaction Process, (A) vote any of its Claims to reject the Plan; (B) opt out of, or fail to opt in to, any third party release contemplated by the Plan; provided that such release and vote shall be deemed revoked and void ab initio at any time following termination of this Agreement (other than as a result of the occurrence of the Plan Effective Date); and (C) change or withdraw (or cause to be changed or withdrawn) any such vote or release described in Section 3(a)(iii) and 3(a)(iv) above; provided that such vote or release shall be deemed revoked and void ab initio at any time following termination of this Agreement (other than as a result of the occurrence of the Plan Effective Date);

(ii) file any pleading, motion, declaration, supporting exhibit or Definitive Document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that is not materially consistent with this Agreement or other Definitive Documents; provided that the Consenting First Lien Creditors shall retain the right to object to any Indication of Interest, Qualified Bid, Successful Bid, or Back-Up Bid (each as defined in, and subject to the terms of, the Bidding Procedures);

(iii) directly or indirectly, (A) object to, impede, or take (or direct or encourage any agents, any official or unofficial committee, or any other Person to object to, impede, or take) any action to unreasonably interfere with or postpone the acceptance, consummation, or implementation of the Restructuring on the terms set forth in this Agreement, the ~~Amended~~ Restructuring ~~Term Sheet~~Terms, and any other applicable Definitive Document, (B) solicit, encourage, propose, file, support, participate in the formulation of or vote for, any Alternative Proposal, other than at the request, or with the consent, of the Debtors, or (C) otherwise take any action that could in any material respect interfere with or postpone the consummation of the Restructuring in connection with the US Process or an Other Ancillary Process;

(iv) authorize, encourage, or direct the First Lien Collateral Trustee, the Administrative Agent, the Second Lien Collateral Trustee, or any Indenture Trustee under the Indentures with respect to which the Consenting First Lien Creditors hold debt to exercise rights or remedies under the Credit Agreement, the Indentures, or any related financing or security document, as applicable, that the Consenting First Lien Creditors (either by this Agreement or any other ~~Agreement~~agreement) have expressly agreed to forbear from exercising;

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(v) directly or indirectly object to the allowance and payment by the Debtors of the reasonable and documented fees and expenses of the Debtors’ professionals in the Chapter 11 Cases; or

(vi) take any action that is reasonably expected to trigger a Mandatory Offer Requirement.

(c) The covenants of the Consenting First Lien Creditors in this Section 3 are several and not joint. For the avoidance of doubt, the Consenting First Lien Creditors shall comply with the covenants in this Section 3 in all of their respective capacities, including as Lenders under (and as defined in) the Credit Agreement and holders of First Lien Notes, Second Lien Notes and Unsecured Notes, as applicable.

(d) Additional Provisions Regarding the Commitments of the Consenting First Lien Creditors. Notwithstanding anything to the contrary herein, nothing in this Agreement shall:

(i) affect the ability of any Consenting First Lien Creditor to consult with any other Consenting First Lien Creditor, the Debtors, the Committees, ~~any Prospective Bidder, Acceptable Bidder, Qualified Bidder, Successful Bidder or Back-Up Bidder (each as defined in, and subject to the terms of, the Bidding Procedures),~~ or any other party in interest in the Chapter 11 Cases (including any other official committee or the United States Trustee);

(ii) impair or waive the rights of any Consenting First Lien Creditor to assert or raise any objection permitted under, and not inconsistent with, this Agreement in connection with the Restructuring;

(iii) prevent any Consenting First Lien Creditor from enforcing any right, remedy, condition, consent, or approval requirement under this Agreement or any other Definitive Document (to the extent it has rights thereunder), or from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, such documents;

(iv) limit any Consenting First Lien Creditor’s rights under any applicable Indenture, the Credit Agreement, the Credit Documents, or applicable law to appear and participate as a party in interest in any matter to be adjudicated in the Chapter 11 Cases (subject to the terms of any applicable intercreditor agreement), so long as such appearance and the positions advocated in connection therewith are not inconsistent with the terms of this Agreement;

(v) prevent any Consenting First Lien Creditor from taking any customary perfection step or other action as is necessary to preserve or defend the validity, priority, extent, or existence of its Claims against or Interests in the Debtors or any lien or security interest securing such Claims (including the filing of proofs of claim);

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(vi) subject to Section 3(a)(~~iv~~vi ), require that any Consenting First Lien Creditor (a) give any notice, order, instruction, or direction to any administrative agent, collateral trustee or indenture trustee (as applicable) or other such agent or trustee if the Consenting First Lien Creditors are required to incur any material out-of-pocket costs or liabilities or provide any indemnity in connection therewith, (b) be required to make any capital commitment without its express consent, or (c) incur, assume, or become liable for any material financial or other material liability or material obligation, provided, in each case, that no Consenting First Lien Creditor shall be required to incur any out-of-pocket costs or incur, assume, or become liable for any financial or other liability, commitment, or obligation that is otherwise prohibited by such Consenting First Lien Creditor’s organizational or constitutional documents;

(vii) ~~subject to the terms of the Bidding Procedures, prevent any Consenting First Lien Creditor from negotiating or reaching an agreement with any Qualified Bidder, Successful Bidder, or Back-Up Bidder with respect to any Qualified Bid, Successful Bid, Back-Up Bid, or any pleading, order, or other document implementing, or in furtherance of, any such bid, or otherwise supporting the implementation of any such bid;~~ [reserved];

(viii) with respect to the Cash Collateral Order, (i) be construed to prohibit any Consenting First Lien Creditor, if applicable, from enforcing any right, remedy, condition, consent, or approval requirement under the Cash Collateral Order or (ii) impair or waive the rights of any Consenting First Lien Creditor, if applicable, to assert or raise any objection arising under the Cash Collateral Order;

(ix) (a) prevent any Consenting First Lien Creditor from taking any action that is required by applicable Law or (b) require any Consenting First Lien Creditor to take any action that is prohibited by applicable Law or to waive or forego the benefit of any applicable legal privilege; provided that, if any Consenting First Lien Creditor proposes to take any action that is inconsistent with this Agreement in order to comply with applicable Law, such Consenting First Lien Creditor shall use commercially reasonable efforts to provide at least five (5) Business Days’ advance notice to the Debtors to the extent the provision of such notice is legally permissible; or

(x) limit the right of any Consenting First Lien Creditor to participate in the Sale Process (including Phase 1, Phase 2, and the Auction (each term as defined in the form of Bidding Procedures filed at Docket No. 1395 of the Bankruptcy Court in the Chapter 11 Cases)) in its capacity as a holder of Second Lien Notes in connection with

(x) formulating a Bid, (y) the submission by holders of Second Lien Notes or their designee at their direction of a Bid (as defined in the form of Bidding Procedures filed at Docket No. 1395 of the Bankruptcy Court in the Chapter 11 Cases) that includes a credit bid with respect to the obligations under and the liens securing the Second Lien Notes and (z) the direction of the Second Lien Collateral Trustee in connection therewith (the rights set forth in this Section 3(d)(x), the “Second Lien Credit Bid Participation Right”).

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4. COVENANTS OF THE DEBTORS.

(a) Affirmative Covenants of the Debtors. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, each of the Debtors shall:

(i) use commercially reasonable efforts to (A) support and (B) take all actions as are necessary and appropriate to, facilitate the implementation and consummation of, the Restructuring, including the transactions contemplated under this Agreement, the Restructuring ~~Term Sheet~~Terms, and the other Definitive Documents;

(ii) negotiate in good faith the Definitive Documents;

(iii) use commercially reasonable efforts to negotiate and agree to a method of implementation of the ~~Sale Transaction~~Restructuring in jurisdictions outside the United States which is, in the reasonable opinion of the directors of any Foreign Debtor having taken legal advice, compliant with all local laws, including with respect to fiduciary duties, applicable to that Foreign Debtor or its directors and officers, in their respective capacities as such in such jurisdiction;

(iv) as applicable, execute, perform its obligations under, and consummate the transactions contemplated by~~,~~ the Definitive Documents to which it is or will be a party or for which its approval or consent is required (including causing the applicable Debtors to enter into the PSA);

(v) timely file a formal written objection or response to (1) any motion filed with the Bankruptcy Court by a third party seeking entry of an order (A) directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code), (B) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (C) dismissing the Chapter 11 Cases, or (D) modifying or terminating the Debtors’ exclusive right to file or solicit acceptances for a plan of reorganization; or (2) any objection to the ~~Bidding Procedures and Sale Motion, the Bidding Procedures Order,~~Disclosure Statement, the Disclosure Statement Order or the other Solicitation Materials, the Plan, the Subscription Materials, the Backstop Commitment Agreements, the Exit Financing Documents, the Sale Order or to any motion of the Debtors seeking to extend the time periods governing the Debtors’ exclusive right to file or solicit acceptances for a plan of reorganization;

(vi) use commercially reasonable efforts to (A) support and (B) take all actions as are necessary and appropriate to, (1) obtain any and all required governmental, regulatory, licensing, Bankruptcy Court, and other approvals (including any necessary third-party approvals or consents) necessary to implement or consummate the Restructuring~~, the Sale Process, and the Sale Transaction and~~ and (2) effectuate a Listing Event and, in each case, to cooperate with any efforts undertaken ~~by~~at the ~~Stalking Horse Bidder or~~reasonable request of the Consenting First Lien Creditors with respect to obtaining any required regulatory or third-party approvals in connection therewith;

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(vii) actively oppose and object to the efforts of any person seeking to object to, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Restructuring (including, if applicable, the filing of timely filed objections or written responses) to the extent such opposition or objection is reasonably necessary to facilitate implementation of the Restructuring; provided that this covenant shall not impede (i) the Debtors from considering or advancing Alternative Proposals in a manner consistent with Section 4(a)(xvi) and (ii) a Foreign Debtor complying with all local laws, including fiduciary duties, applicable to that Foreign Debtor or its directors and officers;

(viii) upon reasonable request, inform the legal and financial advisors to the Ad Hoc First Lien Group (as well as to any Consenting First Lien Creditor that has executed a confidentiality agreement acceptable to the Debtors and such Consenting First Lien Creditor) as to (A) the material business and financial performance (including liquidity position) of the Debtors and their businesses (including the provision of any information or materials reasonably requested in furtherance of any financing efforts contemplated by the Restructuring ~~or~~(including by the ~~Stalking Horse Bidder~~Purchaser Entities)) and (B) the status of obtaining any necessary or desirable authorizations (including consents) from each Consenting First Lien Creditor, any competent judicial body, Governmental Authority, banking, taxation, supervisory, or regulatory body or any stock exchange, provided that the Debtors shall not be required to violate any privilege or obligation of confidentiality;

(ix) without interfering with either the ~~Sale Process~~Restructuring or the Debtors’ ability to consider or advance Alternative Proposals in a manner consistent with Section 4(a)(xvi), (A) support and take all commercially reasonable actions necessary and appropriate, including those actions reasonably requested by the Required Consenting Global First Lien Creditors to facilitate the ~~Sale Transaction~~Restructuring, and the other transactions contemplated thereby, in accordance with this Agreement within the timeframes contemplated herein, ~~and~~ (B) use commercially reasonable efforts to obtain and maintain Bankruptcy Court approval of the Cash Collateral Order, the Disclosure Statement, the Disclosure Statement Order and the other Solicitation Materials, the Plan, the Backstop Commitment Agreements, the Subscription Materials, and the Exit Financing Documents, including, for the avoidance of doubt, by filing and prosecuting one or motions to approve the Backstop Commitment Agreements and the Subscription Materials, in each case, within the timeframes contemplated in this Agreement, as applicable, and (C) in the event of a Standalone Sale Toggle, use commercially reasonable efforts to obtain and maintain Bankruptcy Court approval of the Bidding Procedures Order, the Cash Collateral Order, and the Sale Order, each within the timeframes contemplated in this Agreement, as applicable;

(x) to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring, negotiate with the Consenting First Lien Creditors in good faith appropriate additional or alternative provisions to address any such impediment;

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(xi) to the extent not already known to any of the advisors to the Ad Hoc First Lien Group, provide prompt written notice to Gibson Dunn (email being sufficient) as soon as reasonably practicable after becoming aware (and in any event within two (2) Business Days after becoming so aware) of (A) the occurrence of a Consenting Global First Lien Creditor Termination Event; (B) any matter or circumstance that is, or is reasonably likely to be (in the case of such reasonably likely matter or circumstance the Debtors shall provide such prompt notice thereof within four (4) Business Days after becoming so aware), a material impediment to the implementation or consummation of the Restructuring, (C) any notice of any commencement of any insolvency proceeding or legal suit, or enforcement action from or by any person or entity in respect of any Debtor or subsidiary thereof, in each case to the extent that it would materially impede or frustrate the Restructuring, (D) any challenge as to the validity, priority or extent of, or any action to avoid, (1) any lien or security interest securing the Prepetition First Lien Indebtedness or (2) any of the Prepetition First Lien Indebtedness, in each case, pursuant to a motion, pleading, complaint or other filing filed with the Bankruptcy Court, and (E) any representation made by the Debtors under this Agreement being incorrect in any material respect when made;

(xii) pay all accrued and unpaid fees and out-of-pocket expenses in accordance with Section 27;

(xiii) except as otherwise expressly set forth in this Agreement, (i) conduct its businesses and operations in the ordinary course in a manner that is materially consistent with past practices and in compliance with applicable law (taking into account the Restructuring and the pendency, if applicable, of the Chapter 11 Cases) and (ii) use commercially reasonable efforts to preserve intact its businesses and relationships with third parties (including creditors, lessors, licensors, suppliers, distributors, and customers) and employees;

(xiv) except as otherwise provided in the Plan or the PSA, maintain good standing (or a normal status or its equivalent, to the extent applicable in the jurisdiction of incorporation of any Foreign Debtor) under the laws of the state or other jurisdiction in which each Debtor or subsidiary is formed, incorporated or organized; provided that the foregoing shall not apply to any changes to a Debtor’s status arising from or relating to the pursuit or implementation by a Debtor of an Other Ancillary Process in accordance with this Agreement;

(xv) (A) provide Gibson Dunn with copies of any written proposals for any Alternative Proposals proposed by the Debtors or received by the Debtors within seventy-two (72) hours following the delivery or receipt, as applicable, by the Debtors or following the delivery of any responses by the Debtors, which materials shall be provided on a “professional eyes only” basis unless otherwise agreed by the Debtors, and (B) provide to counsel to the Ad Hoc First Lien Group draft copies of all Definitive Documents and all other pleadings, motions, declarations, supporting exhibits and proposed orders and any other document that the Debtors intend to file with the Bankruptcy Court or in an Other Ancillary Process, in each case to the extent (x) material

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or related to relief material to the Debtors’ business or assets, or (y) concerning (1) any Consenting First Lien Creditor or its rights or recoveries (or any financial or other analysis in respect hereof) in respect of its Claims against the Debtors or under the Credit Documents or the First Lien Notes Documents, (2) the ability of any Debtor to implement and consummate the Restructuring, or (3) the rights or obligations of any of the Parties under this Agreement, in any case, as soon as reasonably practicable, but at least two (2) calendar days prior to the date when the Debtors intend to file or execute such documents and, if requested by Gibson Dunn, consult in good faith with such counsel regarding the form and substance of such documents; and

(xvi) notify Gibson Dunn of any decision by the board of directors or other governing body of any Debtor to exercise the Debtors’ rights under Section 7(b)(iii) to pursue an Alternative Proposal (a “Fiduciary Out”) within forty-eight (48) hours of such decision.

(b) Negative Covenants of the Debtors. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, the Debtors shall not (except with the prior written consent of the Required Consenting Global First Lien Creditors or Gibson Dunn as authorized by the Required Consenting Global First Lien Creditors), directly or indirectly:

(i) take any actions that are materially inconsistent with this Agreement, or is intended to, or that would reasonably be expected to prevent, interfere with, or impede ~~the Sale Transaction,~~ any Definitive Document, or the implementation of the Restructuring; provided that the Debtors’ ability to conduct the ~~Sale Process~~Restructuring and to consider or advance Alternative Proposals in a manner consistent with Section 4(a)(xvi) shall not be impaired by this covenant;

(ii) file or support another party in filing with the Bankruptcy Court or any other court (A) a motion, application, pleading, or proceeding challenging the amount, validity, enforceability, extent, perfection, or priority of, or seeking avoidance or subordination of, any Claim held by any Consenting First Lien Creditor against the Debtor or any liens or security interests securing such Claim, or (B) a motion, application, pleading or proceeding asserting (or seeking standing to assert) any purported Claims or causes of action against any of the Consenting First Lien Creditors, or take or support any corporate action for the purpose of authorizing any of the foregoing;

(iii) omit to take any material action required by, this Agreement or the Restructuring;

(iv) take, nor encourage any other person to take, any action which would reasonably be expected to breach or be inconsistent with this Agreement in any material respect or materially impede or take any other negative action, directly or indirectly, to materially interfere with ~~the Sale Transaction,~~ any Definitive Document~~,~~ or the Restructuring; provided that the Debtors’ ability to conduct the ~~Sale Process~~Restructuring and to consider or advance Alternative Proposals in a manner consistent with Section 4(a)(xvi) shall not be impaired by this covenant;

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(v) redeem or make or declare any dividends, distributions, or other payments on accounts of their Interests, or otherwise make any transfers or payments on accounts of their Interests, except as otherwise approved in an order of the Bankruptcy Court;

(vi) amend any of their corporate organizational documents in a manner that is inconsistent with this Agreement or any Definitive Document;

(vii) except as agreed by the Required Consenting Global First Lien Creditors, file any pleading, motion, declaration, supporting exhibit, or Definitive Document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement, the ~~Sale Process~~Restructuring, or any Definitive Documents, or that could reasonably be expected to frustrate or materially impede the implementation and consummation of the Restructuring, or that is inconsistent in any material respect with the Restructuring ~~Term Sheet, the Bidding Procedures,~~Terms, this Agreement, the Cash Collateral Order, ~~or~~ the PSA ~~in any material respect~~, or, unless the Standalone Sale Toggle occurs, the Plan;

(viii) without the prior written consent of the Required Consenting Global First Lien Creditors (such consent not to be unreasonably withheld) and except as provided in the ~~PSA, the Sale Process, the Bidding Procedures or the~~ Restructuring ~~Term Sheet~~Terms or any applicable Definitive Document, engage in any merger, consolidation, material disposition, material acquisition, investment, dividend, or incurrence of indebtedness for borrowed money outside of the ordinary course of business other than (A) the transactions contemplated herein or (B) any transaction with any Debtor or direct or indirect subsidiary of the Debtors, so long as such transaction is consistent with the ~~PSA~~applicable Definitive Document(s) or this Agreement and does not otherwise impede or frustrate the Restructuring~~,~~ or require the ~~Stalking Horse Bidder~~Purchaser to pay more than a de minimis amount of additional cash consideration in connection with~~,~~ the ~~Sale~~Restructuring Transaction;

(ix) without the prior written consent of the Required Consenting Global First Lien Creditors (such consent not to be unreasonably withheld) enter into, terminate, or otherwise modify any material operational contracts, leases, or other arrangements other than in the ordinary course of business; and

(x) without the prior written consent of the Required Consenting Global First Lien Creditors (such consent not to be unreasonably withheld) enter into any proposed settlement of any Claim, litigation, dispute, controversy, cause of action, proceeding, appeal, determination or investigation that (A) will materially impair the Debtors’ ability to consummate the Restructuring or (B) that results in the allowance of (1) an Opioid Claim or Claim of holders of Opioid Claims or (2) other than with respect to trade creditors in the ordinary course of business, an administrative expense Claim against any of the Debtors in excess of $5,000,000 individually or $20,000,000 in the aggregate, provided that the Debtors may settle any claim for an amount in excess of the

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consent thresholds set forth herein in accordance with the ~~Wind-Down Budget~~Plan Administration Estimate without such consent of the Required Consenting Global First Lien Creditors if (x) such settled claim is not payable prior to the earlier of the Plan Effective Date and the Closing Date, and (y) to the extent such claim is otherwise contemplated to be payable from the ~~Wind-Down Budget~~Plan Administration Estimate, the Debtors provide to Gibson Dunn written notice of their election to reduce the ~~Wind-Down Budget~~Plan Administration Estimate by the amount payable pursuant to such settlement, in which case the ~~Wind-Down Budget~~Plan Administration Estimate shall be reduced, upon payment of such settlement, in an amount equal to such settlement payment.

(c) Additional Provisions Regarding the Commitments of the Debtors. Notwithstanding anything to the contrary herein, nothing in this Agreement shall:

(i) affect the ability of any Debtor to consult with any party in interest in the Chapter 11 Cases (including any official committee or the United States Trustee);

(ii) prevent any Debtor from enforcing any right, remedy, condition, consent, or approval requirement under this Agreement or any other Definitive Document (to the extent it has rights thereunder), or from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, such documents;

(iii) (a) prevent any Debtor from taking any action that is required by applicable Law or (b) require any Debtor to take any action that is prohibited by applicable Law or to waive or forego the benefit of any applicable legal privilege; provided that, if any Debtor proposes to take any action that is inconsistent with this Agreement in order to comply with applicable Law, such Debtor shall provide at least five (5) Business Days’ advance notice to Gibson Dunn to the extent the provision of such notice is legally permissible; and

(iv) require any Foreign Debtor or any director or officer of a Foreign Debtor to take any action which in the reasonable opinion of the directors of that Foreign Debtor, or that director or officer, having taken legal advice, is not compliant with applicable local law, including fiduciary duties.

5. REPRESENTATIONS AND WARRANTIES.

(a) Each Party, severally and not jointly, represents and warrants to each other Party that the following statements are true, correct and complete as of the earlier of the date such Party first became a party to the Original RSA, the A&R RSA, and the date such Party becomes a Party hereto:

(i) such Party is validly existing and, to the extent applicable, in good standing (or a normal status or its equivalent, to the extent applicable in the jurisdiction of incorporation of any Foreign Debtor) under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate, partnership, limited liability company, or similar authority to enter into this Agreement and carry out the transactions contemplated hereby and perform its obligations hereunder. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, limited liability company, partnership, or other similar action on its part (other than, in the case of the Debtors, any required approvals or authorizations of the Bankruptcy Court);

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(ii) the execution, delivery, or performance by such Party of this Agreement does not and will not (A) violate any material provision of law, rule, or regulation applicable to it or its charter, constitution or bylaws (or other similar governing documents), or (B) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party (provided, however, that with respect to the Debtors, it is understood that commencing the Chapter 11 Cases may have resulted in a breach of or constituted a default under such obligations);

(iii) this Agreement is (subject to Legal Reservations) the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, examinership, receivership, liquidation, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, including the filing of the Chapter 11 Cases or the initiation of court proceedings in respect of the Canadian Process or any Other Ancillary Process; and

(iv) it has (A) sufficient knowledge and experience to evaluate properly the terms and conditions of this Agreement and the Restructuring and (B) it has made its own analysis and decision to enter into this Agreement.

(b) The Debtors represent and warrant to the Consenting First Lien Creditors that as of the date of the Original RSA:

(i) other than by the Bankruptcy Court, the execution and delivery by the Debtors of this Agreement does not and will not require any material registration or filing with, consent or approval of, or notice to, or other action, with or by, any federal, state, or governmental authority or regulatory body;

(ii) they have not entered into any material agreement, arrangement, or undertaking (including with any individual creditor, equity holder, stakeholder, or third party) that is materially inconsistent with the terms of this Agreement or constitutes an Alternative Proposal, in each case, that has not been disclosed to Gibson Dunn; and

(iii) to the best of their knowledge, no order has been made, petition presented, or resolution passed for the winding up of or appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, examiner, or other similar officer in respect of them or any of their respective assets, and no analogous procedure has been commenced in any jurisdiction.

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(c) Each Consenting First Lien Creditor severally (and not jointly) represents and warrants to the Debtors that as of the later of the date such Party first became a party to the Original RSA or the A&R RSA, if applicable, and the date such Party becomes a Party hereto:

(i) such Consenting First Lien Creditor (A) is or, after taking into account the settlement of any pending assignments or trades of Loans (pursuant to the Credit Documents), First Lien Notes, Second Lien Notes, and/or Unsecured Notes to which such Consenting First Lien Creditor is a party as of the date of this representation, will be the beneficial owner of (or investment manager, advisor, or subadvisor to one or more beneficial owners of) the aggregate outstanding principal amount of Loans, First Lien Notes, Second Lien Notes, or Unsecured Notes set forth below its name on the signature page hereto (or below its name on the signature page of the Original RSA, the A&R RSA, or a joinder ~~thereto~~to either of the foregoing for any Consenting First Lien Creditor that does not execute this Agreement or a Joinder Agreement for any Consenting First Lien Creditor that becomes a party hereto after the date hereof), as the case may be, or (B) has or, after taking into account the settlement of any pending assignments or trades of Loans (pursuant to the Credit Documents), First Lien Notes, Second Lien Notes, and/or Unsecured Notes to which such Consenting First Lien Creditor is a party as of the date of this representation, will have with respect to the beneficial owner(s) of such Loans, First Lien Notes, Second Lien Notes, or Unsecured Notes (as may be set forth on a schedule to such Consenting First Lien Creditor’s signature page), (x) sole investment or voting discretion (including any such discretion delegated to its investment advisor) with respect to such Loans, First Lien Notes, Second Lien Notes, or Unsecured Notes, (y) full power and authority to vote on and consent to matters concerning such Loans, First Lien Notes, Second Lien Notes, or Unsecured Notes, and to exchange, assign, and transfer such Loans, First Lien Notes, Second Lien Notes, or Unsecured Notes, and (z) full power and authority to bind or act on the behalf of, such beneficial owner(s);

(ii) other than pursuant to this Agreement, such Loans, First Lien Notes, Second Lien Notes, or Unsecured Notes are free and clear of any pledge, lien, security interest, charge, claim, option, proxy, voting restriction, right of first refusal, or other limitation on disposition or encumbrance of any kind, that would prevent in any way such Consenting First Lien Creditor’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed; provided that notwithstanding anything to the contrary herein, the Consenting First Lien Creditors that are entering into this Agreement by an undersigned investment manager and/or investment advisor shall not be deemed to have breached this Agreement as a result of any swap, borrowing, hypothecation or re-hypothecation of the First Lien Notes, Second Lien Notes, or Unsecured Notes (each, a “Lending Arrangement”); provided, further, that each of the undersigned investment managers and/or investment advisors shall use commercially best efforts to ensure the Consenting First Lien Creditors holding First Lien Notes, Second Lien Notes, or Unsecured Notes subject to a Lending Arrangement comply with the terms of this Agreement and shall promptly notify the Debtors in the event that they become aware that such Consenting First Lien Creditor has not complied with the terms of this Agreement;

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(iii) such Consenting First Lien Creditor is not the beneficial owner of (or investment manager, advisor, or subadvisor to one or more beneficial owners of) any other Loans, First Lien Notes, Second Lien Notes, or Unsecured Notes that are not set forth on its signature page hereto (or on its signature page to the Original RSA or the A&R RSA or a joinder thereto for any Consenting First Lien Creditor that does not execute this Agreement or on the signature page of a Joinder Agreement for any Consenting First Lien Creditor that becomes a party hereto after the date hereof);

(iv) to the best of its knowledge, such Consenting First Lien Creditor does not hold any interest in any litigation claim (including an Opioid Claim) asserted against any Debtor (including any right to receive proceeds in connection with the prosecution of such litigation claim, whether by way of litigation financing or otherwise);

(v) except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements relating to the Debtors or any Claims against the Debtors that have not been disclosed to Skadden; and

(vi) (x) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) an institutional accredited investor (as defined in Rule 501(a)(1), (2), (3), or (7) under the Securities Act), or (C) for a holder located outside of the U.S. (within the meaning of Regulation S under the Securities Act), a non-U.S. person under Regulation S under the Securities Act, and (y) any securities of the Debtors acquired by the Consenting First Lien Creditor in connection with the Restructuring will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.

6. DEFINITIVE DOCUMENTS; GOOD FAITH COOPERATION; FURTHER ASSURANCES.

(a) Subject to the terms and conditions hereof, during the Restructuring Support Period, each Party, severally and not jointly, hereby covenants and agrees to cooperate with each other in good faith in connection with, and shall exercise commercially reasonable efforts with respect to the pursuit, approval, negotiation, execution, delivery, implementation and consummation of the Restructuring, as well as the negotiation, drafting, execution, and delivery of the Definitive Documents, as applicable, and such Definitive Documents shall, upon completion, contain terms, conditions, representations, warranties, and covenants consistent in all material respects with the terms of this Agreement and be in form and substance ~~reasonably~~ acceptable to the Debtors and the Required Consenting Global First Lien Creditors (except as set forth in definition of Definitive Documents ~~with respect to those documents that shall be acceptable to the Required Consenting Global First Lien Creditors and the Debtors~~).

(b) Subject to the terms and conditions hereof, during the Restructuring Support Period, each of the Parties shall take such action as may be reasonably necessary or reasonably requested by the other Parties to carry out the purposes and intent of this Agreement, including making and filing any required regulatory filings, and shall refrain from taking any action that would frustrate the purposes and intent of this Agreement; provided that no Party shall be required to take any action (or refrain from taking any action, as the case may be) that is not compliant with applicable local law or fiduciary duties.

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7. TERMINATION OF AGREEMENT.

This Agreement shall automatically terminate after delivery of written notice (i) to the Debtors (in accordance with Section 23) from the Required Consenting Global First Lien Creditors or, with respect to Section  7(a)(~~xxi~~xx ), the Required Consenting First Lien Creditors, and with respect to Section  7(a)(~~xxii~~xxi ), the Required Consenting Other First Lien Creditors, in each case, at any time after and during the continuance of any applicable Consenting Global First Lien Creditor Termination Event; or (ii) from Parent to the Required Consenting Global First Lien Creditors or Gibson Dunn (in accordance with Section 23) at any time after the occurrence and during the continuance of any Debtor Termination Event. Notwithstanding any provision to the contrary in this Section 7, no Party may exercise any of its respective termination rights as set forth herein if such Party has failed to perform or comply in all material respects with the terms and conditions of this Agreement (unless such failure to perform or comply arises as a result of another Party’s actions or inactions in breach of this Agreement), if such failure to perform causes, or results in, the occurrence of a Consenting Global First Lien Creditor Termination Event or Debtor Termination Event, as applicable. This Agreement shall terminate automatically on the Plan Effective Date or, in the event of a Standalone Sale Toggle, the Closing Date without any further required action or notice.

Notwithstanding the foregoing, any of the dates set forth in this Section 7 may be extended by written agreement among the Debtors and the Required Consenting Global First Lien Creditors.

(a) A “Consenting Global First Lien Creditor Termination Event” shall mean the occurrence of any of the following:

(i) The breach, in any material respect, by any Debtor of any of the undertakings or covenants of the Debtors set forth herein that, if capable of being cured, remains uncured for a period of seven (7) Business Days after the receipt of written notice from the Required Consenting Global First Lien Creditors to the Debtors detailing such breach pursuant to this Section 7 and in accordance with Section 23 (as applicable).

(ii) Any representation or warranty in this Agreement made by any Debtor shall have been untrue in any material respect when made, and such breach remains uncured (to the extent curable) for a period of seven (7) Business Days after the receipt of written notice from the Required Consenting Global First Lien Creditors to the Debtors detailing such breach pursuant to this Section 7 and in accordance with Section 23 (as applicable).

(iii) Entry of an order granting relief from the automatic stay imposed by section 362 of the Bankruptcy Code authorizing any party to proceed against any material asset of the Debtors that would have a Material Adverse Effect on (x) the Debtors’ ability to operate its businesses in the ordinary course or (y) the ability of either ~~party to the PSA~~the Debtors or the Consenting First Lien Creditors to consummate the ~~Sale Transaction~~Restructuring.

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(iv) Any Debtor files any motion, pleading, petition, or related document with the Bankruptcy Court or any other court of competent jurisdiction (including the Irish Court) that is materially inconsistent with this Agreement, the Restructuring ~~Term Sheet, the Bidding Procedures, the Sale Process~~Terms, the Cash Collateral Order, or ~~the~~any other applicable Definitive Documents (or any amendment, modification or supplement to any of the foregoing, as applicable) and such motion, pleading, petition, or related document has not been withdrawn or amended to cure such inconsistency within seven (7) Business Days after the Debtors receive written notice from the Required Consenting Global First Lien Creditors (in accordance with Section 23) that such motion, petition, or pleading is materially inconsistent with this Agreement.

(v) Any Definitive Document (or any amendment, modification or supplement thereto) filed by a Debtor or any related order entered by the Bankruptcy Court, in the Chapter 11 Cases, is inconsistent with the terms and conditions set forth in this Agreement or is otherwise not in accordance with this Agreement, in each case to the extent material, or, which remains uncured for seven (7) Business Days after the receipt by the Debtors of written notice from the Required Consenting Global First Lien Creditors pursuant to Section 23.

(vi) ~~If~~ (A)(1) Solely in the event of a Plan Transaction Process, if the Cash Collateral Order, Disclosure Statement Order, the order or orders approving the Backstop Commitment Agreements and/or the Subscription Materials, or the Confirmation Order is reversed, dismissed, vacated, reconsidered, modified, or amended without the consent of the Required Consenting Global First Lien Creditors, or (2) solely in the event of a Standalone Sale Toggle, the Cash Collateral Order, the Bidding Procedures Order, or the Sale Order is reversed, dismissed, vacated, reconsidered, modified, or amended without the consent of the Required Consenting Global First Lien Creditors (with such consent not to be unreasonably withheld), or (B) a motion for reconsideration, reargument, or rehearing with respect to any such order has been filed and the Debtors have failed to object timely to such motion.

(vii) Except as permitted or the subject of a reservation of rights in this Agreement or in the Definitive Documents, any Debtor files or supports another party in filing (A) a motion, application, pleading, or proceeding challenging the amount, validity, enforceability, extent, perfection, or priority of, or seeking avoidance or subordination of, any Claims held by any Consenting First Lien Creditor against the Debtor or any liens or security interests securing such Claim, (B) any plan of reorganization, liquidation, dissolution, administration, moratorium, receivership, winding up, bankruptcy, or sale of all or substantially all of any Debtor’s assets other than as contemplated by the ~~Sale Process, the PSA~~Restructuring Terms and this Agreement, (C) a motion, application, pleading, or proceeding asserting (or seeking standing to assert) any purported Claims or causes of action against any of the Consenting First Lien Creditors, or (D) takes any corporate action for the purpose of authorizing any of the foregoing, which event remains uncured for a period of ten (10) Business Days following the Debtors’ (as applicable) receipt of notice from counsel to the Required Consenting Global First Lien Creditors pursuant to Section 23.

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(viii) The Bankruptcy Court enters an order granting relief against any Consenting First Lien Creditor (or the First Lien Collateral Trustee, Administrative Agent, or First Lien Notes Indenture Trustee, each in its representative capacity on behalf of holders of Prepetition First Lien Indebtedness) with respect to (A) a motion, application, pleading, or proceeding challenging the amount, validity, enforceability, extent, perfection, or priority of, or seeking avoidance or subordination of, any Claims held by any Consenting First Lien Creditor against any Debtor or any liens or security interests securing such Claims or (B) a motion, application, pleading or proceeding asserting any purported Claims or causes of action against any of the Consenting First Lien Creditors (or the First Lien Collateral Trustee, Administrative Agent, or First Lien Notes Indenture Trustee, each in its representative capacity on behalf of the applicable holders of Prepetition First Lien Indebtedness), in each case, which would (i) impede the ~~Sale Transaction~~Restructuring, (ii) require the ~~Stalking Horse Bidder~~Purchaser to expend more than a de minimis amount of cash in connection therewith as compared to its obligations under the Restructuring ~~Term Sheet~~Terms or the PSA ~~(as applicable)~~, or (iii) render the obligations of the ~~Stalking Horse Bidder~~Consenting First Lien Creditors under the Plan, or Purchaser under the PSA, incapable of performance.

(ix) Without the prior consent of the Required Consenting Global First Lien Creditors (not to be unreasonably withheld) or otherwise as consistent with this Agreement, the Debtors (A) voluntarily commence any case or files any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief under any federal, state, or foreign bankruptcy, insolvency, administrative receivership, or similar law now or hereafter in effect other than as required to implement the Restructuring, including the Reconstruction Steps, (B) consent to the institution of, or fail to contest in a timely and appropriate manner, any involuntary proceeding or petition described below, (C) file an answer admitting the material allegations of a petition filed against it in any proceeding, (D) apply for or consent to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official, trustee, or an examiner pursuant to section 1104 of the Bankruptcy Code in any of the Chapter 11 Cases, (E) make a general assignment or arrangement for the benefit of creditors, or (F) take any corporate action for the purpose of authorizing any of the foregoing.

(x) The Debtors shall have failed to achieve any of the following milestones (each, a “Milestone” and, collectively, the “Milestones”), as applicable, unless otherwise expressly and mutually agreed in writing (including by email, including by Gibson Dunn as authorized by the Required Consenting Global First Lien Creditors) by the Required Consenting Global First Lien Creditors unless such failure is the result of a breach of this Agreement by the Required Consenting Global First Lien Creditors:

(A)

not later than 11:59 p.m. prevailing Eastern Time on ~~April 11~~January 17, ~~2023~~2024, the Bankruptcy Court shall have entered ~~the Bidding Procedures Order~~one or more orders approving the Disclosure Statement and the Solicitation Materials;

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(B)

not later than 11:59 p.m. prevailing Eastern Time on ~~September 13~~March 22, ~~2023~~2024, the Bankruptcy Court shall have entered the ~~Sale Order (the entry date of the Sale Order, the “Sale Order Date”)~~Confirmation Order; ~~and~~

~~(C)~~

~~not later than 11:59 p.m. prevailing Eastern Time on September 13, 2023 (the “Outside Date”), the Closing Date shall have occurred; provided that: (w) if the Debtors make a Sale Acceleration Election (as defined in the Bidding Procedures) and the Sale Order Date occurs prior to September 13, 2023, then the Outside Date shall be thirty (30) calendar days after the Sale Order Date, (x) to the extent that a milestone in subsections (A) or (B) above are extended in accordance with the terms of this Agreement or by an order of the Bankruptcy Court, or otherwise take longer to satisfy then is set forth in the applicable Milestone and the Consenting First Lien Creditors do not terminate this Agreement on account thereof, then the Outside Date shall in each instance automatically be extended by an equivalent number of days; (y) to the extent that the Stalking Horse Bidder is not the prevailing bidder at an auction, but the purchase agreement with respect to the prevailing bidder is terminated and the Debtors either seek to close the Sale Transaction with the Stalking Horse Bidder as a backup bidder or an alternative Sale with another backup bidder, the Outside Date shall be automatically extended to the date that is one-hundred eighty (180) calendar days from the date that the purchase agreement with the prevailing bidder is terminated; and (z) to the extent the Closing Date is not achieved by the Outside Date (after giving effect to any modifications pursuant to clause (w) above, if applicable, or any extensions) due to any regulatory or third-party approval or consent remaining outstanding, the Outside Date shall be extended by (i) if a Sale Acceleration Election is made and the Outside Date is determined pursuant to clause (w) above, ninety (90) additional calendar days and (ii) if a Sale Acceleration Election is not made, one hundred twenty (120) additional calendar days;~~

(C)

not later than 11:59 p.m. prevailing Eastern Time on March 22, 2024, the Bankruptcy Court shall have entered one or more orders approving the Backstop Commitment Agreements and the Subscription Materials;

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(D)	not later than 11:59 p.m. prevailing Eastern Time on April 22, 2024, the Plan Effective Date shall have occurred;

(E)

solely in the event of a Standalone Sale Toggle, not later than 11:59 p.m. prevailing Eastern Time on the date that is forty-five (45) days after an election to pursue a Standalone Sale Toggle, the Bankruptcy Court shall have entered the Sale Order; and

(F)

solely in the event of a Standalone Sale Toggle, not later than 11:59 p.m. prevailing Eastern Time on the date that is thirty (30) days after the entry of the Sale Order (the “Outside Date”), the Closing Date shall have occurred; provided that to the extent the Closing Date is not achieved by the Outside Date (after giving effect to any extensions thereof) due solely to any regulatory or third-party approval or consent remaining outstanding, the Outside Date shall be automatically extended by forty-five (45) additional calendar days;

provided that any failure to achieve a Milestone shall be deemed cured upon the achievement of such Milestone.

(xi) The occurrence of a Material Adverse Effect.

(xii) The occurrence of an Other Termination Event.

(xiii) The occurrence of a “Termination Event” under, and as defined in, the Cash Collateral Order.

(xiv) The waiver, modification, amendment, or supplement to this Agreement in a manner that has a disproportionate adverse effect on the Prepetition First Lien Indebtedness held by, or rights or economic recoveries of, a Consenting First Lien Creditor or its treatment relative to the rights, economic recoveries or treatment of, or in respect of, the Prepetition First Lien Indebtedness held by all other Consenting First Lien Creditors hereunder or as set forth in the Restructuring ~~Term Sheet~~Terms; provided that, notwithstanding anything else to the contrary herein, only such adversely affected Consenting First Lien Creditor shall have the right to terminate this Agreement on the basis of this Consenting Global First Lien Creditor Termination Event and such termination shall terminate this Agreement only with respect to such Consenting First Lien Creditor and this Agreement shall remain in effect as to other Consenting First Lien Creditors.

(xv) The waiver, modification, amendment, or supplement to this Agreement in a manner that has a disproportionate adverse effect on the Prepetition Second Lien Notes Indebtedness or Prepetition Unsecured Notes Indebtedness held by, or rights or economic recoveries of, a Consenting First Lien Creditor or its treatment

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relative to the rights, economic recoveries or treatment of, or in respect of, the Prepetition Second Lien Notes Indebtedness or Prepetition Unsecured Notes Indebtedness, respectively held by all other Consenting First Lien Creditors hereunder or as set forth in the ~~Amended~~ Restructuring ~~Term Sheet~~Terms; provided that, notwithstanding anything else to the contrary herein, only such adversely affected Consenting Other First Lien Creditor shall have the right to terminate this Agreement on the basis of this Consenting Global First Lien Creditor Termination Event and such termination shall terminate this Agreement only with respect to such Consenting Other First Lien Creditor and this Agreement shall remain in effect as to other Consenting First Lien Creditors.

(xvi) The (1)(i) entry by any Debtor into any settlement or other agreement or (ii) motion, proceeding, or other action that is commenced, supported, or encouraged by any Debtor seeking, or otherwise consenting to any settlement of, or other agreement, in each case, with respect to any claims, clauses of action, or other rights related to, or in connection with, (x) any Opioid Claims or holders of Opioid Claims or (y) other than with respect to trade creditors in the ordinary course of business, any administrative expense Claim in excess of $5,000,000 individually or $20,000,000 in the aggregate or (2) the entry of an order of the Bankruptcy Court allowing any of the claims described in the immediately preceding clauses (x) and (y), in each case of clauses (1) and (2), without the consent of the Required Consenting Global First Lien Creditors not to be unreasonably withheld~~,~~; provided that it shall not constitute a Consenting Global First Lien Creditor Termination Event if the Debtors settle any claim for an amount in excess of the consent thresholds set forth herein in accordance with the ~~Wind-Down Budget~~Plan Administration Estimate without such consent of the Required Consenting Global First Lien Creditors if (x) such settled claim is not payable prior to the Closing Date, and (y) to the extent such claim is otherwise contemplated to be payable from the ~~Wind-Down Budget~~Plan Administration Estimate, the Debtors provide to Gibson Dunn written notice of their election to reduce the ~~Wind-Down Budget~~Plan Administration Estimate by the amount payable pursuant to such settlement, in which case the ~~Wind-Down Budget~~Plan Administration Estimate shall be reduced, upon payment of such settlement, in an amount equal to such settlement payment.

(xvii) Except as a result of any terms or conditions imposed by the Bankruptcy Court, the failure of the Debtors to pay all accrued and unpaid fees and out-of-pocket expenses in accordance with Section 27 and such fees and expenses remain outstanding following a period of five (5) Business Days after receipt by a Debtor of written notice from a Consenting First Lien Creditor or Gibson Dunn detailing such failure.

(xviii) The Debtors enter into any commitment or agreement to receive or obtain, or the Bankruptcy Court enters any order approving, debtor in possession financing, cash collateral usage, exit financing, and/or other financing arrangements, other than as expressly contemplated in the Restructuring Terms or the Cash Collateral Order or the Debtors incur any liens, security interests or Claims that are made senior to, or pari passu with, the liens, security interests, and Claims granted with respect to the Prepetition First Lien Indebtedness, other than any liens and security interests incurred in ordinary course of business and that (A) would not require the approval of the Bankruptcy Court to be effective and (B) would not constitute a Termination Event under the Cash Collateral Order.

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(xix) The Debtors (i) publicly announce their intention not to support the ~~Sale Transaction or the~~ Restructuring, (ii) provide notice to Gibson Dunn of the exercise of their Fiduciary Out, or (iii) publicly announce, or execute a definitive written agreement with respect to, an Alternative Proposal.

~~(xx) The Required Consenting Global First Lien Creditors reasonably determine that they are unable to direct the First Lien Collateral Trustee to implement the credit bid without granting any indemnity (other than an indemnity by the Stalking Horse Bidder) or incurring any material unreimbursed out-of-pocket costs or material liabilities similar to an indemnity (or any unreimbursed out-of-pocket costs or liabilities similar to an indemnity prohibited by a sufficient number of Consenting First Lien Creditors’ organizational or constitutional documents to prevent issuance of a direction) that are not acceptable to the Required Consenting Global First Lien Creditors; provided that this Consenting Global First Lien Creditor Termination Event may only be exercised until the date on which the Bidding Procedures Order has been entered by the Bankruptcy Court.~~

(~~xxi~~xx)The Required Consenting First Lien Creditors shall be entitled to terminate this Agreement upon the occurrence of any waiver, modification, amendment, or supplement to the RSA Resolution Fundamental Matters reflected in this Agreement, as of the Amendment Effective Date, that is not consented to by the Required Consenting First Lien Creditors, and the Agreement shall terminate as to all Parties.

(~~xxii~~xxi) The Required Consenting Other First Lien Creditors shall be entitled to terminate this Agreement upon the occurrence of any waiver, modification, amendment, or supplement to the RSA Resolution Fundamental Matters reflected in this Agreement, as of the Amendment Effective Date, that is not consented to by the Required Consenting Other First Lien Creditors; provided that the Agreement shall remain in force and effect as to the then non-terminating Parties hereto.

(b) A “Debtor Termination Event” shall mean the occurrence of any of the following:

(i) The breach, in any material respect, by one or more of the Consenting First Lien Creditors of any of the undertakings or covenants of the Consenting First Lien Creditors set forth herein which, if capable of being cured, remains uncured for a period of seven (7) Business Days after the receipt of written notice of such breach pursuant to this Section 7 and in accordance with Section 23 (as applicable) and, as a result, as of the date that is five (5) Business Days after the Consenting First Lien Creditors’ receipt of the aforementioned written notice from the Debtors, the non-breaching Consenting First Lien Creditors hold, in the context of the Plan Transaction Process, less than two-thirds, and in the context of a Standalone Sale Process, less than fifty percent (50% ~~or less~~), of the aggregate principal amount of the Prepetition First Lien Indebtedness then outstanding; provided that the Debtors may, at their option, terminate this Agreement solely as to any Consenting First Lien Creditor

49

that breaches, in any material respect, any of the undertakings or covenants set forth herein (to the extent breach remains uncured for a period of five (5) Business Days after the receipt of written notice of such breach pursuant to this Section 7 and in accordance with Section 23 (as applicable)), whether or not such breach would entitle the Debtors to terminate this Agreement with respect to all Consenting First Lien Creditors.

(ii) Any representation or warranty in this Agreement made by any Consenting First Lien Creditors shall have been untrue in any material respect when made, and such breach remains uncured (to the extent curable) for a period of seven (7) Business Days after the receipt of written notice from the Debtors to the Required Consenting Global First Lien Creditors detailing such breach pursuant to this Section 7 and in accordance with Section 23 (as applicable) and, as a result, as of the date that is ten (10) Business Days after the Consenting First Lien Creditors’ receipt of the aforementioned written notice from the Debtors, the non-breaching Consenting First Lien Creditors hold, in the context of the Plan Transaction Process, less than two-thirds, and in the context of a Standalone Sale Process, less than fifty percent (50% ~~or less~~), of the aggregate principal amount of the Prepetition First Lien Indebtedness then outstanding; provided that the Debtors may, at their option, terminate this Agreement solely as to any Consenting First Lien Creditor that breaches, in any material respect, any of the representations or warranties set forth herein (to the extent breach remains uncured for a period of five (5) Business Days after the receipt of written notice of such breach pursuant to this Section 7 and in accordance with Section 23 (as applicable)), whether or not such breach would entitle the Debtors to terminate this Agreement with respect to all Consenting First Lien Creditors.

(iii) The board of directors or other governing body of any Debtor determines in good faith after consultation with counsel that continued performance under this Agreement~~, the PSA,~~ or the Definitive Documents (including taking any action or refraining from taking any action) would be inconsistent with the exercise of its fiduciary duties under applicable law.

(iv) The Cash Collateral Order, the Disclosure Statement Order, Confirmation Order, or, solely in the event of a Standalone Sale Toggle, the Bidding Procedures Order or the Sale Order is reversed, stayed, dismissed, vacated, reconsidered or is modified or amended after entry in a manner that is not ~~reasonably~~ acceptable to the Debtors.

(v) ~~The~~Solely in the event of a Standalone Sale Toggle, the occurrence of the Outside Date if the Closing Date has not occurred; provided that either (i) the Sale Order has not yet been entered by the Bankruptcy Court, (ii) the Sale Order has been entered by the Bankruptcy Court and the Stalking Horse Bidder was designated as the Successful Bidder or Back-Up Bidder (each such term as defined in the Bidding Procedures), or (iii) the Sale Order has been entered by the Bankruptcy Court and the Debtors have used commercially reasonable efforts to engage in a Standalone Sale Transaction with the Stalking Horse Bidder in connection with termination of the applicable purchase agreement with the Successful Bidder and the Back-Up Bidder.

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(vi) The occurrence of an Other Termination Event.

~~(vii) From and after the date that is five (5) Business Days prior to the hearing to approve the Bidding Procedures Order (the “Bidding Procedures Hearing”), the failure of the Required Consenting Global First Lien Creditors to reach agreement with the First Lien Collateral Trustee (or, if applicable, the Administrative Agent, the First Lien Notes Indenture Trustees) on a form of Direction Letter or to deliver any necessary consent with respect to the Sale Transaction; provided that upon the Debtors’ delivery of written notice of their intent to exercise this termination right, (A) if the Bidding Procedures Hearing has not yet occurred, at Gibson Dunn’s request the Debtors shall adjourn the Bidding Procedures Hearing to a date that is at least fifteen (15) Business Days after the original scheduled date for the Bidding Procedures Hearing, during which fifteen (15) Business Day period the Required Consenting Global First Lien Creditors may cure this termination right; provided, further, that in the event the Bidding Procedures Hearing is adjourned to a later date as a result of the immediately preceding proviso, each of the Milestones shall be automatically extended by a number of days equal to the number of days between such original scheduled date for the Bidding Procedures Hearing and the adjourned date of the Bidding Procedures Hearing (inclusive of such adjourned date); and (B) if the Bidding Procedures Hearing has not occurred, the Required Consenting Global First Lien Creditors may cure this termination right during the fifteen (15) Business Day period after the delivery of such notice.~~

(~~viii~~vii ) The Consenting First Lien Creditors hold, in the context of the Plan Transaction Process, less than two-thirds, and in the context of a Standalone Sale Process, less than fifty percent (50% ~~or less~~), of the aggregate principal amount of the Prepetition First Lien Indebtedness then outstanding; provided that the Consenting First Lien Creditors shall have ten (10) Business Days from the date of the delivery by the Debtors of notice of this Termination Event pursuant to Section 23 to cure this Termination Event.

(c) Other Termination Events. An “Other Termination Event” shall mean the occurrence of any of the following:

(i) Any Governmental Authority, including any regulatory authority or court of competent jurisdiction, issues any ruling, judgment, or order enjoining the consummation of, or rendering illegal, a material portion of the Restructuring (including consummation of the Plan and/or closing of the Sale), which ruling, judgment, or order has not been not stayed, reversed, or vacated within fifteen (15) Business Days after such issuance.

(ii) At 11:59 p.m. on the date that an order is entered by the Bankruptcy Court or a court of competent jurisdiction either: (A) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (B) involuntarily dismissing any of the Chapter 11 Cases, (C) appointing of a trustee, liquidator or analogous officeholder or examiner with expanded powers (as such term is used in the Bankruptcy Code) in one or more of the Chapter 11 Cases, (D) winding up any Debtor

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and/or appointing a provisional or official liquidator to any Debtor pursuant to the Irish Companies Act, (E) appointing an examiner (including an interim examiner) to any Debtor pursuant to the Irish Companies Act, (F) enforcing any right to (1) appoint one or more receivers and/or receivers and managers over any of the shares and/or assets of any Debtor or (2) enforce security over any of the shares or assets of any Debtor, or (G) any other order that is analogous to any of the foregoing under the laws of any jurisdiction, the effect of which would render the ~~Sale Transaction~~Restructuring incapable of consummation on the material terms set forth in this Agreement; provided that no right to terminate will arise if such order is entered or any of steps (A) through (G) (subject to Bankruptcy Court approval) is taken for the purpose of completing the ~~Sale Transaction~~Restructuring; and provided further that if such termination is the result of any act or omission on the part of a Party or any representative thereof in violation of its obligations under this Agreement, then this Other Termination Event shall not be available to such Party as a basis for termination of this Agreement.

(iii) The PSA is not entered into by the Debtors or the ~~Stalking Horse Bidder~~Purchaser in accordance with the Plan or the Bidding Procedures Order, as applicable; provided that entry into the PSA by the parties thereto shall be deemed a waiver of this Other Termination Event.

(iv) The PSA is terminated pursuant to the terms set forth therein other than with respect to the Debtors’ acceptance of a higher or better bid pursuant to this Agreement or the Bidding Procedures; provided that if such termination is the result of any act, omission or delay on the part of a Party or any representative thereof in violation of its obligations under this Agreement, then this Other Termination Event shall not be available to such Party as a basis for termination of this Agreement.

(d) Mutual Termination; Automatic Termination.

(i) This Agreement may be terminated as to all Parties by the mutual, written agreement of the Debtors and the Required Consenting Global First Lien Creditors.

(ii) This Agreement shall automatically terminate (A) as to any Consenting First Lien Creditor, upon its transfer of all (but not less than all) of its Claims in accordance with Section 8 (provided that this Agreement shall terminate only with respect to such Consenting First Lien Creditor on the date of such transfer and shall remain in effect as to other Consenting First Lien Creditors) or (B) on the earlier of the Plan Effective Date and the Closing Date.

(e) Effect of Termination. Subject to the provisions contained in Section 14, upon the termination of this Agreement in accordance with this Section 7, this Agreement shall become void and of no further force or effect and each Party shall, except as otherwise provided in this Agreement, be immediately released from its respective liabilities, obligations, commitments, undertakings, and agreements under or related to this Agreement, shall have no further rights, benefits, or privileges hereunder, and shall have all the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the Restructuring

52

or otherwise, that it would have been entitled to take had it not entered into this Agreement and no such rights or remedies shall be deemed waived pursuant to a claim of laches or estoppel by virtue of such Party’s compliance with the terms of this Agreement in respect of such rights or remedies during the Restructuring Support Period; provided in no event shall any such termination relieve a Party from liability for its breach or non-performance of its obligations hereunder before such termination or any obligations under this Agreement which by their terms expressly survive termination.

(f) Automatic Stay. The Debtors acknowledge that the giving of notice of termination by any Party pursuant to this Agreement shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code; provided that nothing herein shall prejudice any Party’s rights to argue that the giving of notice of termination was not proper under the terms of this Agreement.

8. TRANSFER OF CLAIMS.

(a) Each Consenting First Lien Creditor agrees that, during the Restructuring Support Period, it shall not sell, transfer, loan, issue, pledge, hypothecate,1 assign, or otherwise dispose of (each, a “Transfer”, provided that any pledge, lien, security interest, or other encumbrance in favor of a bank or broker dealer at which a Consenting First Lien Creditor maintains an account, where such bank or broker dealer holds a security interest in or other encumbrances over property in the account generally shall not be deemed a “Transfer” for any purposes hereunder) any of its Claims or any option thereon or any right or interest therein or any other Claims against or interests in the Debtors at any time acquired or managed by such Consenting First Lien Creditor (such Claims, the “Subject Claims”) (including, other than as set forth herein, grant any proxies, deposit any Subject Claims into a voting trust or enter into a voting agreement with respect to any such Subject Claims), unless the transferee thereof either (i) is a Consenting First Lien Creditor or (ii) before such Transfer, agrees in writing for the benefit of the Parties to become a Consenting First Lien Creditor and to be bound by all of the terms of this Agreement applicable to the Consenting First Lien Creditors (including with respect to any and all Subject Claims it already may hold against or in the Debtors before such Transfer) by executing a joinder agreement substantially in the form attached hereto as Exhibit ~~B~~E (a “Joinder Agreement”) (and such joinder agreement may be used for both Transfers hereunder and under the Transaction Support Agreement and Direction Letter), and, in each case (including, for the avoidance of doubt, Transfers under clauses (i) and (ii) above), both the transferor and the transferee deliver notice of such Transfer, which notice shall disclose the principal amount of Subject Claims transferred and the identities of both the transferor and the transferee of the Subject Claims transferred, and an executed copy of the Joinder Agreement, if applicable, within two (2) Business Days following such Transfer, to (x) Skadden and (y) Gibson Dunn (provided that the timely delivery of such notice of Transfer and Joinder Agreement, if applicable, by either the transferor or the transferee shall be deemed effective for purposes of this

[1]

Provided that the prohibition with respect to pledges and hypothecations set forth in this Section 8(a) shall not apply with respect to any pledges or hypothecations that are granted as part of a collateralized loan obligation structure by any Consenting First Lien Creditor that is a collateralized loan obligation issuer or manager.

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Section 8(a); provided, further, that the timely delivery of such notice of Transfer and Joinder Agreement, if applicable, to Gibson Dunn and Skadden by a Consenting First Lien Creditor shall be deemed effective for purposes of this Section 8(a)), in which event (1) the transferee shall be deemed to be a Consenting First Lien Creditor hereunder to the extent of such transferred rights and obligations and all other Subject Claims it may own or control, and (2) the transferor shall be deemed to relinquish its rights (and be released from its obligations, except for any claim for breach of this Agreement that occurs prior to such Transfer and any remedies with respect to such claim) under this Agreement to the extent of such transferred rights and obligations; provided, however, that with respect to any Transfer by a Consenting First Lien Creditor to the ~~Stalking Horse Bidder~~Purchaser (to the extent applicable) for purposes of effecting a credit bid for the Debtors’ assets as part of the ~~Sale~~Restructuring Transaction, any such transferor shall also remain obligated under this Agreement until the end of the Restructuring Support Period. Each Consenting First Lien Creditor agrees that any Transfer of any Subject Claims that does not comply with the terms and procedures set forth herein shall be deemed void ab initio, and each other Party shall have the right to enforce the voiding of such Transfer; provided, however, for the avoidance of doubt, that upon any purchase, acquisition, or assumption by any Consenting First Lien Creditor of any Loans, First Lien Notes, Second Lien Notes, or Unsecured Notes, or by ~~the Stalking Horse Bidder~~Purchaser (to the extent applicable), such Claims shall automatically be deemed to be subject to all the terms of this Agreement. Notwithstanding anything herein, from and after the Amendment Effective Date, the form of Joinder Agreement attached hereto as Exhibit ~~B-1~~E shall be the only form of Joinder Agreement that shall be utilized by holders of Loans, First Lien Notes, Second Lien Notes, and Unsecured Notes to effect Transfers of such Subject Claims under this Agreement, the Transaction Support Agreement, and the Direction Letter.

(b) Notwithstanding anything to the contrary herein, a Consenting First Lien Creditor may Transfer its Subject Claims (pursuant to this Agreement) to an entity that is acting in its capacity as a Qualified Marketmaker solely with the purpose and intent of acting as a Qualified Marketmaker for such Subject Claims without the requirement that the Qualified Marketmaker become a Party only if (i) such transferor provides notice to Gibson Dunn and Skadden of such Transfer within two (2) business days of such Transfer, which notice shall disclose the principal amount of Subject Claims transferred and the identities of the transferor and the Qualified Marketmaker to whom the Subject Claims or any right or interest therein has been transferred; (ii) (A) such Qualified Marketmaker subsequently Transfers such Subject Claims within five (5) Business Days of its acquisition to a transferee that is not an affiliate, affiliated fund, or affiliated entity with a common investment advisor of such Qualified Marketmaker (provided that any Subject Claims that are the subject of a pending trade, assignment, and/or Transfer as of the execution date of this Agreement shall comply with this Section 8(b) within ten (10) Business Days of this Agreement), and (B) such transferee of such Subject Claims from the Qualified Marketmaker is or shall become a Consenting First Lien Creditor hereunder and comply in all respects with the terms of this Agreement (including executing and delivering a Joinder Agreement); provided that, if a Qualified Marketmaker fails to comply with its obligations in this Section 8(b), such Qualified Marketmaker shall be deemed, without further action, to have acceded to this Agreement solely with respect to such Subject Claims and shall be obligated to perform the obligations under this Agreement with respect to such Subject Claims; provided further that the Qualified Marketmaker shall automatically, and without further notice or action, no longer be deemed to have acceded to this Agreement with

54

respect to such Subject Claims at such time that the Qualified Marketmaker Transfers such Subject Claims in accordance with this Section 8(b); and (iii) notwithstanding anything to the contrary in this Agreement, to the extent that a Consenting First Lien Creditor, acting in its capacity as a Qualified Marketmaker, acquires any Subject Claims from a holder of such Subject Claims that is not a Consenting First Lien Creditor, such Qualified Marketmaker may Transfer such Subject Claims without the requirement that the transferee be or become a Consenting First Lien Creditor.

(c) Additional Subject Claims. Each Consenting First Lien Creditor agrees that if a Consenting First Lien Creditor acquires or owns additional Subject Claims (other than in its capacity as a Qualified Marketmaker), then without any further action such Subject Claims shall be subject to this Agreement (including the obligations of the Consenting First Lien Creditors under this Section 8).

(d) Forbearance. During the Restructuring Support Period, each Consenting First Lien Creditor agrees to forbear from the exercise of its rights (including any right of set-off) or remedies it may have under any of the Indentures, each other Notes Document, the Credit Agreement, each other Credit Document and any agreement contemplated thereby or executed in connection therewith, as applicable, and under applicable U.S. or non-U.S. law or otherwise, in each case, with respect to any breaches, defaults, events of defaults or potential defaults by the Debtors. Each Consenting First Lien Creditor specifically agrees that this Agreement constitutes a direction to the First Lien Notes Indenture Trustee, the First Lien Collateral Trustee, the Second Lien Collateral Trustee, the Unsecured Notes Indenture Trustee and the Administrative Agent, as applicable, to refrain from exercising any remedy available or power conferred to such Persons against the Debtors or any of its assets except as necessary to effectuate the terms of this Agreement~~, the Restructuring~~ and/or the ~~Sale~~Restructuring . The Original RSA constituted a request and notice under Section 2.08(e) of the Credit Agreement that as of the Petition Date (i) no outstanding Borrowing may be converted or continued as a Eurocurrency Borrowing or a Borrowing of CDOR Loans and (ii) (A) each Eurocurrency Borrowing shall be converted to an ABR Borrowing (and any such Eurocurrency Borrowing denominated in a Foreign Currency shall be redenominated in Dollars, based on the Dollar Amounts thereof, at the time of such conversion) at the end of the Interest Period applicable thereto and (B) each Borrowing of CDOR Loans shall be converted at the end of the Interest Period applicable thereto to a Canadian Prime Rate Borrowing (each capitalized term in this sentence not defined herein shall have the meaning set forth in the Credit Agreement). For the avoidance of doubt, nothing in this paragraph (d) shall restrict or limit the Consenting First Lien Creditors, the First Lien Notes Indenture Trustee, the First Lien Collateral Trustee, the Second Lien Collateral Trustee, the Unsecured Notes Indenture Trustee or the Administrative Agent, as applicable, from taking any action permitted or required to be taken hereunder for the purposes of the Restructuring.

(e) For the avoidance of doubt, nothing in this Agreement shall impose any obligation on the Debtors to issue any “cleansing” letter or otherwise publicly disclose information for the purpose of enabling a Consenting First Lien Creditor to Transfer any Subject Claims.

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9. DISCLOSURE; PUBLICITY. To the extent reasonably practicable, the Debtors shall submit drafts to Gibson Dunn of any press releases regarding the Restructuring ~~or the Sale~~ at least one (1) Business Day prior to making any such disclosure; provided that, the Debtors shall not include the name of any Consenting First Lien Creditor in a press release or any other public filing without the express written consent (email being sufficient) of such Consenting First Lien Creditor or as required by applicable law, rule, or regulation. Except as required by applicable law, rule, or regulation and notwithstanding any provision of any other agreement between the Debtors and such Consenting First Lien Creditor to the contrary, no Party or its advisors shall disclose to any Person (including, for the avoidance of doubt, any other Consenting First Lien Creditor), other than advisors to the Debtors, the Ad Hoc First Lien Group, and the Ad Hoc Cross-Holder Group, the principal amount or percentage of any Claims against the Debtors held by any Consenting First Lien Creditor without such Consenting First Lien Creditor’s prior written consent; provided that (a) if such disclosure is required by law, subpoena, or other legal process or regulation, the disclosing Party shall afford the relevant Consenting First Lien Creditor a reasonable opportunity to review and comment before such disclosure and shall take commercially reasonable measures to limit such disclosure, (b) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate outstanding principal amount of Loans, First Lien Notes, Second Lien Notes, or Unsecured Notes held by all Consenting First Lien Creditors, and (c) any Party may disclose information requested by a regulatory or self-regulatory authority with jurisdiction over its operations to such authority on a confidential basis without limitation or notice to any other Party. All signature pages executed by Consenting First Lien Creditors shall (a) to the extent delivered to other Consenting First Lien Creditors, be delivered in a redacted form that removes such Consenting First Lien Creditors’ beneficially owned outstanding principal amount of Loans, First Lien Notes, Second Lien Notes, and Unsecured Notes, and (b) be delivered to the Debtors, Skadden, and the Debtors’ other advisors in an unredacted form, but which shall be held confidentially by such recipients to the maximum extent permitted by applicable law, including the Bankruptcy Code, unless otherwise agreed by the applicable Consenting First Lien Creditor.

10. AMENDMENTS AND WAIVERS.

(a) Except as otherwise expressly set forth herein, this Agreement (including any exhibits or schedules hereto) may not be waived, modified, amended, or supplemented except in a writing signed by the Debtors and the Required Consenting First Lien Creditors (with an email from Skadden and Gibson Dunn being sufficient with respect to each such party).

(b) Notwithstanding Section 10(a):

(i) any waiver, modification, amendment, or supplement to Section 3(d)(vi), this Section 10 or the definitions of “Required Consenting First Lien Creditors” shall require the written consent of each Consenting First Lien Creditor and the Debtors; and

(ii) any waiver, modification, amendment, or supplement to this Agreement in a manner that has a material, disproportionate, and adverse effect on the Prepetition First Lien Indebtedness held by, or rights or economic recoveries of, a Consenting First Lien Creditor or its treatment relative to the rights or economic recoveries or treatment of all other Consenting First Lien Creditors hereunder or as set forth in the Restructuring Term Sheet shall require the prior written consent of such disproportionately and adversely affected Consenting First Lien Creditor to effectuate such modification, amendment, supplement, or waiver.

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(c) Amendments to any Definitive Document that is in full force and effect shall be governed as set forth in such Definitive Document.

11. EFFECTIVENESS. This Agreement shall become effective and binding upon the occurrence of the Second Amendment Effective Date. Notwithstanding anything else to the contrary herein, after the Amendment Effective Date, this Agreement (including any exhibits or schedules hereto) may not be waived, modified, amended, or supplemented except in a writing signed by the Debtors and the Required Consenting Global First Lien Creditors (with an email to or from Skadden to or from Gibson Dunn, as applicable, being sufficient with respect to each such party).

12. GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL.

(a) This Agreement shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the State of New York, without giving effect to the conflict of laws principles thereof. The Parties irrevocably agree that any legal action, suit, or proceeding (each, a “Proceeding”) arising out of or relating to this Agreement brought by any Party or its successors or assigns shall be brought and determined exclusively in the Bankruptcy Court, and the Parties hereby irrevocably and generally submit to the exclusive jurisdiction of the Bankruptcy Court with respect to any Proceeding arising out of or relating to this Agreement or the Restructuring. The Parties agree not to commence any Proceeding relating hereto or thereto except in the Bankruptcy Court. The Parties further agree that notice as provided in Section 23 shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. The Parties hereby irrevocably and unconditionally waive and agree not to assert that a Proceeding in the Bankruptcy Court is brought in an inconvenient forum, the venue of such Proceeding is improper, or that the Bankruptcy Court lacks authority to enter a final order pursuant to Article III of the United States Constitution.

(b) THE PARTIES HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

13. SPECIFIC PERFORMANCE/REMEDIES. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (including attorneys’ fees and costs) as a remedy of any such breach, without the necessity of proving the inadequacy of money damages as a remedy. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a Party from pursuing other rights and remedies to the extent available under this Agreement, at law, or in equity. The Parties hereby

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waive any requirement for the security or posting of any bond in connection with such remedies. Notwithstanding anything to the contrary in this Agreement, none of the Parties will be liable for, and none of the Parties shall claim or seek to recover on the basis of anything in this Agreement, any punitive, special, indirect, or consequential damages or damages for lost profits, in each case against any other Party to this Agreement.

14. SURVIVAL. Notwithstanding the termination of this Agreement pursuant to Section 7, Sections 1, 12 – 29 shall survive such termination and shall continue in full force and effect in accordance with the terms hereof; provided that any liability of a Party for failure to comply with the terms of this Agreement shall survive such termination.

15. HEADINGS. The headings of the sections, paragraphs, and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

16. NO WAIVER OF PARTICIPATION AND PRESERVATION OF RIGHTS. Nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights, remedies, claims, and defenses or any waiver of any rights such Party may have under any subordination or intercreditor agreement, and the Parties expressly reserve any and all of their respective rights, remedies, claims, and defenses, except as expressly provided herein and subject to the transactions contemplated hereby.

17. SUCCESSORS AND ASSIGNS; SEVERABILITY. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors, administrators, and representatives; provided that nothing contained in this Section 17 shall be deemed to permit Transfers of any Claims other than in accordance with the express terms of this Agreement. If any provision of this Agreement, or the application of any such provision to any Person or circumstance, shall be held invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement shall continue in full force and effect. Upon any such determination of invalidity, the Parties shall negotiate in good faith to modify this Agreement so as to effectuate the original intent of the Parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

18. SEVERAL, NOT JOINT, OBLIGATIONS. The agreements, representations, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

19. ACCESSION. After the Second Amendment Effective Date or the date hereof, as applicable, additional holders of Loans and/or First Lien Notes (which holders may also hold Second Lien Notes, or Unsecured Notes) may become Consenting First Lien Creditors by executing a Joinder Agreement and delivering such Joinder Agreement in accordance with Section 8.

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20. RELATIONSHIP AMONG PARTIES. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other Person shall be a third-party beneficiary hereof. It is understood and agreed that no Consenting First Lien Creditor has any fiduciary duty, duty of trust or confidence in any kind or form with any other Consenting First Lien Creditor, the Debtors, the Committees, or any other stakeholder of the Debtors and, except as expressly provided in this Agreement or any Definitive Document, there are no commitments among or between them. No Party shall have any responsibility for the transfer, sale, purchase, or other disposition of securities by any other entity (other than any beneficial owner with respect to which it has investment or voting discretion over such security) by virtue of this Agreement. No prior history, pattern, or practice of sharing confidences among the Parties shall in any way affect or negate this understanding and agreement. The Parties have no agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any securities of the Debtors and do not constitute a “group” within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended.

21. PRIOR NEGOTIATIONS; ENTIRE AGREEMENT. This Agreement, including the exhibits and schedules hereto (including the ~~Amended~~ Restructuring ~~Term Sheet~~Terms), constitutes the entire agreement of the Parties, and supersedes all other prior negotiations regarding the subject matters hereof and thereof, except that the Parties acknowledge that any confidentiality agreements executed between the Debtors and each Consenting First Lien Creditor before the execution of this Agreement and all intercreditor agreements shall continue in full force and effect.

22. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this Agreement delivered by PDF shall be deemed to be an original for the purposes of this paragraph.

23. NOTICES. All notices hereunder shall be deemed given if in writing and delivered, if contemporaneously sent by electronic mail, courier or by registered or certified mail (return receipt requested) to the following addresses or such other addresses of which notice is given pursuant hereto:

(a) if to the Debtors, to:

Endo International plc

1400 Atwater Drive

Malvern, PA 19355

Attn: Chief Legal Officer

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

Attention:     Paul Leake, Lisa Laukitis, and Shana Elberg

E-mail:         paul.leake@skadden.com, lisa.laukitis@skadden.com, shana.elberg@skadden.com

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(b) if to a First Lien Creditor or a transferee thereof, to the addresses, facsimile numbers, or e-mail addresses set forth below such First Lien Creditor’s signature hereto (or as directed by any transferee thereof), as the case may be, with copies (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Ave

New York, New York 10166

Attention:     Scott Greenberg, Michael J. Cohen, Joshua K. Brody, and Christina Brown

E-mail:         SGreenberg@gibsondunn.com, MCohen@gibsondunn.com, JBrody@gibsondunn.com,

                      christina.brown@gibsondunn.com

and, solely to the extent such First Lien Creditor is a Consenting Other First Lien Creditor, to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention:     Andrew Rosenberg, Alice Eaton, and Andrew Parlen

Email:           arosenberg@paulweiss.com, aeaton@paulweiss.com, aparlen@paulweiss.com

Any notice given by mail, or courier shall be effective when received. Any notice given by facsimile or electronic mail shall be effective upon transmission.

24. NO SOLICITATION; REPRESENTATION BY COUNSEL.

(a) This Agreement is not and shall not be deemed to be a solicitation for consents to any chapter 11 plan. The votes of the holders of Claims against the Debtors will not be solicited unless and until such holders that are entitled to vote on a chapter 11 plan have received such plan, the disclosure statement approved by the Bankruptcy Court with respect thereto, related ballots, and other required solicitation materials.

(b) Each Party acknowledges that it, or its advisors, has had an opportunity to receive information from the other Parties and that it has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.

(c) Each party hereby waives the application of any law, regulation, holding, or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

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25. NO ADMISSION. Pursuant to Rule 408 of the Federal Rules of Evidence, any applicable state rules of evidence, and any other applicable Law, foreign or domestic, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms. This Agreement shall in no event be construed as, or deemed to be evidence of, an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims and defenses which it has asserted or could assert.

26. MAKE-WHOLE RESERVATION OF RIGHTS. ~~Neither this Agreement nor the Restructuring~~The Standalone Sale Term Sheet does not provide for the treatment of the Make-Whole Claims, and in the event of a Standalone Sale Toggle all Parties’ rights related thereto are fully reserved. Notwithstanding anything to the contrary in this Agreement, it is expressly understood and agreed that a Consenting First Lien Creditor may hold Loans, First Lien Notes, Second Lien Notes and/or Unsecured Notes and that the entry into this Agreement does not limit, waive, impair, or otherwise affect any Consenting First Lien Creditor’s right to negotiate for and seek allowance of, or to object to and seek disallowance of, any Make-Whole Claims in ~~the Chapter 11 Cases or in~~ connection with ~~the Restructuring or~~ the Sale. Nothing contained herein or in the Cash Collateral Order limits, waives, impairs, or otherwise affects the Debtors’ right to object to, or seek disallowance of, any Make-Whole Claims in ~~the Chapter 11 Cases or in~~ connection with ~~the Restructuring or~~ the Sale and any such actions taken in connection with defending or objecting to the Make-Whole Claims is not inconsistent with the Debtors’ obligations under this Agreement. Any settlement and/or compromise of any Make-Whole Claim in the event of a Standalone Sale Toggle shall be acceptable to the Debtors and the Required Consenting Global First Lien Creditors, and any documents evidencing such settlement and/or compromise shall be in form and substance acceptable to the Debtors and the Required Consenting Global First Lien Creditors.

27. FEES AND EXPENSES.

(a) The Debtors shall reimburse all reasonable and documented fees and out-of-pocket expenses (including success or completion fees) (regardless of whether such fees and expenses were incurred before or after the Petition Date and, in each case, in accordance with any applicable engagement letter or fee reimbursement letter with the Debtors, which agreements shall not be terminated by the Debtors before the termination of this Agreement) of the following professionals and advisors within eight (8) Business Days of the delivery to the Debtors of any invoice in respect thereto: (a) Gibson Dunn, (b) Evercore, and (c) FTI; provided that to the extent that the Debtors terminate this Agreement under Section 7(b), the Debtors’ reimbursement obligations under this Section 27 shall survive with respect to any and all such fees and expenses incurred on or prior to the Termination Date.

(b) Pursuant to the Cash Collateral Order, from and after the Amendment Effective Date through and including the Closing Date, the Debtors shall reimburse all reasonable and documented fees and out-of-pocket expenses (including success or completion fees) set forth on invoices delivered to the Debtors no more frequently than monthly, of (i) the Ad Hoc Cross-Holder Advisors, up to an aggregate amount of $7,500,000 (including success or completion fees); and (ii) the Second Lien Notes Indenture Trustee, up to an aggregate amount of $200,000.

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(c) The Consenting First Lien Creditors agree that the Sale Order approving the Sale Transaction shall provide that the holders of over 50% in amount of Prepetition First Lien Indebtedness agree, effective as of Closing, not to enforce, and to waive, any turnover, or payment over or transfer rights under the Intercreditor Agreement against any Prepetition Second Lien Secured Notes Parties (as defined in the Cash Collateral Order) in respect of any Voluntary GUC Creditor Trust Consideration provided by the Stalking Horse Bidder to the Voluntary GUC Creditor Trust (and to which any Voluntary GUC Trust Beneficiary may be entitled on or after Closing) as contemplated by the UCC Resolution Term Sheet (the Sale Order provision set forth herein, the “ICA Provision”).

28. BUSINESS DAY CONVENTION. When a period of days under this agreement ends on a Saturday, Sunday, or any legal holiday as defined in Bankruptcy Rule 9006(a), then such period shall be extended to the specified hour of the next Business Day.

29. FIDUCIARY DUTIES.

(a) Notwithstanding anything to the contrary herein, nothing herein shall require the Debtors or their subsidiaries or affiliates or any of their respective directors, managers, officers or members, as applicable (each in such person’s capacity as a director, manager, officer or member), to take any action, or to refrain from taking any action, to the extent that taking such action or refraining from taking such action would be inconsistent with, or cause such party to breach, such party’s fiduciary obligations under applicable law. Notwithstanding anything to the contrary herein, except as required under applicable law, nothing in this Agreement shall create any additional fiduciary obligations on the part of the Parties, or any members, partners, managers, managing members, officers, directors, employees, advisors, principals, attorneys, professionals, accountants, investment bankers, consultants, agents or other representatives of the same or their respective affiliated entities, in such person’s capacity as a member, partner, manager, managing member, officer, director, employee, advisor, principal, attorney, professional, accountant, investment banker, consultant, agent or other representative of such Party or its affiliated entities, that such entities did not have prior to the execution of this Agreement. Nothing in this Agreement shall (i) impair or waive the rights of the Parties to assert or raise any objection permitted under this Agreement in connection with the Restructuring or ~~the Sale or~~ (ii) prevent the Parties from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

(b) Notwithstanding anything to the contrary in this Agreement~~, through the acceptance of a Successful Bid,~~ the Debtors and their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the right to: (i) consider, respond to, and facilitate Alternative Proposals; (ii) subject to the terms and conditions of this Agreement, provide access to non-public information concerning the Debtors to any entity or enter into confidentiality agreements or nondisclosure agreements with any entity; (iii) maintain or continue discussions or negotiations with respect to any Alternative Proposal; (iv) otherwise cooperate with, assist, participate in, or facilitate any inquiries, proposals, discussions, or negotiation of each Alternative Proposal; and (v) enter into or continue discussions or negotiations with holders of claims against or equity interests in a Debtor, any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee), or any other entity regarding each Alternative Proposal.

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30. ACTION BY THE REQUIRED CONSENTING GLOBAL FIRST LIEN CREDITORS. Each Consenting First Lien Creditor agrees and acknowledges that any action, approval, direction, consent or waiver taken, provided or approved by the Required Consenting Global First Lien Creditors, the Required Consenting Other First Lien Creditors, or the Required Consenting First Lien Creditors, as applicable, under this Agreement and all Exhibits hereto (including, for the avoidance of doubt, any orders entered by the Bankruptcy Court the forms of which are attached as Exhibits hereto) shall be deemed to constitute the action, approval, direction, consent or waiver of, or by, each Consenting First Lien Creditor, whether or not such Consenting First Lien Creditor has assented to such action, approval, direction, consent or waiver. In furtherance of the foregoing, subject to the consent rights set forth in Section 10, each Consenting First Lien Creditor agrees to take any action or inaction as may be reasonably requested in respect of the Restructuring by (i) the Debtors and consented to by the Required Consenting Global First Lien Creditors, the Required Consenting Other First Lien Creditors, or the Required Consenting First Lien Creditors, as applicable, or (ii) the Required Consenting Global First Lien Creditors, the Required Consenting Other First Lien Creditors, or the Required Consenting First Lien Creditors, as applicable, in each case in order to effectuate any action, approval, direction, consent or waiver taken, provided or approved by the Required Consenting Global First Lien Creditors, the Required Consenting Other First Lien Creditors, or the Required Consenting First Lien Creditors, as applicable.

[Signature pages intentionally omitted.]

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Exhibit A-1

~~Amended Restructuring Term Sheet~~

Plan Filed at Docket No. 3355

Exhibit A-2

Certain Agreed Revisions to Plan Filed at Docket No. 3355

The Plan remains subject to continuing negotiations and the attached revisions are not intended to comprehensively address all open issues. Indeed, subject to the terms of this Agreement, the final version of the Plan may contain additional material revisions. For the avoidance of doubt, neither the Debtors nor the Required Consenting Global First Lien Creditors has consented to any version of the Plan as the final form, and the respective rights of the foregoing with respect to the Plan and all related documents is expressly preserved and reserved.

Exhibit B

First Lien Backstop Commitment Agreement

Exhibit C

GUC Backstop Commitment Agreement

Exhibit D

Plan Administration Estimate

Exhibit ~~B~~E

Form of Joinder Agreement for Restructuring Support Agreement, Transaction Support Agreement, and Direction Letter

This joinder agreement (this “Joinder Agreement”) to the

(1)

Second Amended and Restated Restructuring Support Agreement dated as of ~~March 24~~December 28, 2023 (as amended, modified, or otherwise supplemented from time to time, the “Agreement”), among Endo International plc and certain of its subsidiaries party thereto (collectively the “Debtors”), certain holders of Loans, First Lien Notes, Second Lien Notes, and Unsecured Notes (each as defined in the Agreement) (together with their respective successors and permitted assigns, the “Consenting First Lien Creditors” and, each, a “Consenting First Lien Creditor”),

(2)

Transaction Support Agreement ~~dated as of March 24, 2023~~ (as amended, modified, or otherwise supplemented from time to time, the “Transaction Support Agreement”),[1] among certain holders of Loans, First Lien Notes, Second Lien Notes, and Unsecured Notes and certain Consenting Governmental Entities (as defined in the Transaction Support Agreement), and

(3)

Letter of Direction Regarding Credit Bid for the Collateral dated November 22, 2022 (as amended, modified, or otherwise supplemented from time to time, the “Direction Letter”), by certain holders of Loans and Notes (as defined in the Direction Letter)

is executed and delivered by                                                               (the “Joining Party”) as of             , 202__. Each capitalized term used herein but not otherwise defined shall have the meaning set forth in the Agreement.

1. Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Agreement, the Transaction Support Agreement, and the Direction Letter (as the same has been or may be hereafter amended, restated or otherwise modified from time to time in accordance with the provisions hereof and thereof, as applicable) and to complete the Direction Letter joinder attached hereto as Annex 1. The Joining Party shall hereafter be deemed to be a “Consenting First Lien Creditor” and a “Party” for all purposes under the Agreement and the Transaction Support Agreement and with respect to any and all Claims held by such Joining Party.

2. Representations and Warranties. With respect to the aggregate outstanding principal amount of debt obligations set forth below its name on the signature page hereto, the Joining Party hereby makes the representations and warranties of the Consenting First Lien Creditors set forth in Section 5 of the Agreement.

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To the extent the Transaction Support Agreement has not yet been executed and/or become effective as of the date of this Joinder Agreement, this Joinder Agreement shall be deemed to be held in escrow solely with respect to the Transaction Support Agreement and shall become immediately effective with respect to the Transaction Support Agreement upon and concurrent with the execution and effectiveness of the Transaction Support Agreement.

3. Governing Law. This Joinder Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflict of laws provisions which would require the application of the law of any other jurisdiction.

4. Notice. All notices and other communications given or made pursuant to the Agreement shall be sent to:

The Joining Party at: [JOINING [ADDRESS] Attention: E-mail:	PARTY]

[Signature pages follow.]

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IN WITNESS WHEREOF, the Joining Party has caused this Joinder Agreement to be executed as of the date first written above.

[CONSENTING FIRST LIEN
CREDITOR]

By:
Name:
Title:

Principal Amount of Beneficially Owned Term Loans: $

Principal Amount of Beneficially Owned Revolving Loans: $

Principal Amount of Beneficially Owned 5.875% First Lien Notes due 2024 : $

Principal Amount of Beneficially Owned 7.500% First Lien Notes due 2027 : $

Principal Amount of Beneficially Owned 6.125% First Lien Notes due 2029: $

Principal Amount of Beneficially Owned Second Lien Notes: $

Principal Amount of Beneficially Owned Unsecured Notes: $

Notice Address:

___________________________________

___________________________________

Fax:_______________________________

Attention:___________________________

E-mail:_____________________________

[Signature Page to Joinder Agreement]

Annex 1 to Joinder Agreement

                , ~~2023~~202_

Wilmington Trust, National Association,

as Collateral Trustee

1100 North Market Street

Wilmington, Delaware 19890

Attention: Andrew Lennon

Re:	Joinder Agreement to Letter of Direction Regarding Credit Bid for the Collateral

Dear Ladies and Gentlemen:

1. Reference is made to that certain:

(a)

Credit Agreement, dated as of April 27, 2017 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, including by, without limitation, that certain Amendment and Restatement Agreement, dated as of March 25, 2021, the “Credit Agreement”), among Endo International plc, a company incorporated in the Republic of Ireland (Registered Number 534814) (“Parent” and, together with certain of its subsidiaries, the “Company”), Endo Luxembourg Finance Company I S.à r.l., a société à responsabilité limitée (private limited liability company) incorporated under the laws of Luxembourg, having its registered office at 18, Boulevard de Kockelscheuer, Luxembourg L-1821 and registered with the Luxembourg Register of Commerce and Companies under number B182645 (“Lux Borrower”), Endo LLC, a limited liability company formed under the laws of the State of Delaware (the “Co-Borrower” and, together with Lux Borrower, the “Borrowers”), the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), issuing bank, and swingline lender;

(b)

Indenture, dated as of April 27, 2017 (as supplemented, amended, restated, or otherwise modified from time to time, the “2024 Notes Indenture”), by and among Endo Designated Activity Company, a designated activity company incorporated under the laws of the Republic of Ireland (“Endo DAC”), Endo Finance LLC, a limited liability company formed under the laws of the State of Delaware (“Endo Finance”), and Endo Finco Inc., a corporation organized under the laws of the State of Delaware (“Endo Finco” and, together with Endo DAC and Endo Finance, the “2024 Notes Issuers”), each of the guarantors party thereto, and Wells Fargo Bank, National Association (in its capacity as trustee under the Indentures (as defined below), the “Indenture Trustee”), as trustee, providing for the issuance of 5.875% Senior Secured Notes due 2024 (the “2024 Notes”);

(c)

Indenture, dated as of March 28, 2019 (as supplemented, amended, restated, or otherwise modified from time to time, the “2027 Notes Indenture”), by and among Par Pharmaceuticals, Inc., a New York corporation, each of the guarantors party thereto, and the Indenture Trustee, as trustee, providing for the issuance of 7.500% Senior Secured Notes due 2027 (the “2027 Notes”);

1

(d)

Indenture, dated as of March 25, 2021 (as supplemented, amended, restated, or otherwise modified from time to time, the “2029 Notes Indenture” and, together with 2024 Notes Indenture and the 2027 Note Indenture, the “Indentures”), by and among Lux Borrower, Endo U.S. Inc., a corporation organized under the laws of the State of Delaware, each of the guarantors party thereto, and the Indenture Trustee, as trustee, providing for the issuance of 6.125% Senior Secured Notes due 2029 (the “2029 Notes”);

(e)

Collateral Trust Agreement, dated as of April 27, 2017 (as amended, restated, supplemented, amended and restated, or otherwise modified from time to time, the “Collateral Trust Agreement”), among Parent, the Borrowers, the 2024 Notes Issuers, the other grantors from time to time party thereto, the Administrative Agent, the Indenture Trustee, and Wilmington Trust, National Association, as collateral trustee (in such capacity, the “Collateral Trustee”);

(f)

Receivables Pledge Agreements, by and between the Collateral Trustee and, respectively, the Lux Borrower, Endo Luxembourg Finance Company II S.à r.l., Endo Luxembourg Holding Company S.à r.l., Luxembourg Endo Speciality Pharmaceuticals Holding I S.à r.l., Luxembourg Endo Speciality Pharmaceuticals Holding II S.à r.l., Endo US Holdings Luxembourg I S.à r.l., and Endo US Holdings Luxembourg II S.à r.l., each dated as of April 27, 2017 (each, a “Receivables Pledge Agreement” and, collectively, the “Receivables Pledge Agreements”); and

(g)	Letter of Direction regarding Credit Bid for the Collateral, dated as of November 22, 2022 (the “Letter of Direction”).

2. Unless otherwise specified herein, capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Letter of Direction, the Credit Agreement, the Indentures, or the Collateral Trust Agreement, as applicable.

3. [Each of the][The] undersigned holder of Secured Debt hereto (each such holder, a “Joinder Holder”) hereby represents, warrants and covenants[, severally and not jointly,] that:

(a)

Such Joinder Holder, as a Lender under the Credit Agreement or a Holder under the applicable Indenture, is a holder of Secured Debt under the Collateral Trust Agreement and that it has the power and authority to enter into this agreement to accede to the Letter of Direction (this “Joinder Agreement”);

(b)	such Joinder Holder owns the amount of the Loans and/or Notes set forth opposite its name on its signature page hereto;

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(c)

such Joinder Holder shall not sell, transfer, convey, charge, loan, issue, pledge, hypothecate (provided that the prohibition with respect to pledges and hypothecations set forth in this Section 3(c) shall not apply with respect to any pledges or hypothecations that are granted as part of a collateralized loan obligation structure by any Joinder Holder that is a collateralized loan obligation issuer or manager), assign, or otherwise dispose (each, a “Transfer,”provided that any pledge, lien, security interest, or other encumbrance in favor of a bank or broker dealer at which a Joinder Holder maintains an account, where such bank or broker dealer holds a security interest in or other encumbrances over property in the account generally shall not be deemed a “Transfer” for any purposes hereunder; provided, further that each of the undersigned investment managers and/or investment advisors executing this Joinder Agreement on behalf of any Joinder Holder shall use commercially best efforts to ensure such Joinder Holder holding any Secured Obligation subject to any swap, borrowing, hypothecation or re-hypothecation of any Secured Obligation comply with the terms of the Direction Letter and this Joinder Agreement and shall promptly notify the Secured Parties Counsel (as defined below) to the attention of the contacts mentioned below, in the event that such undersigned investment managers and/or investment advisors become aware that such Joinder Holder has not complied with the terms of the Direction Letter or this Joinder Agreement) of any of its Secured Obligation or any right or interest therein, unless such transferee thereof is a Permitted Transferee. A “Permitted Transferee” shall mean:

(i)

a transferee that is either a Required Secured Party or a holder who has previously acceded to the Letter of Direction pursuant to a previously executed and delivered joinder agreement (such holder, an “Existing Joinder Holder”), in which case, within two (2) business days of such Transfer, both the transferor and such Permitted Transferee shall provide written notice of such Transfer to the Secured Parties Counsel (as defined below) to the attention of:

Joshua K. Brody (at jbrody@gibsondunn.com),

Michael J. Cohen (at mcohen@gibsondunn.com),

Christina M. Brown (at christina.brown@gibsondunn.com), and

Rodrigo Surcan (at rsurcan@gibsondunn.com),

which notice shall disclose the principal amount of Secured Obligations transferred and the identities of the transferor and the Permitted Transferee; or

(ii)

if neither a Required Secured Party nor an Existing Joinder Holder, a transferee that, (x) on the date of such Transfer, accedes to the Letter of Direction by executing and delivering to the attention of the aforementioned contacts at the Secured Parties Counsel a joinder agreement substantially in the form attached as Exhibit A to the Letter of Direction, and (y) on the date of such Transfer, provides written notice of such Transfer to the attention of the aforementioned contacts at the Secured Parties Counsel, which notice shall disclose the principal amount of the Secured Obligations transferred and the identities of the transferor and the Permitted Transferee; provided that the transferor shall also have the independent obligation to provide the aforementioned notice of such Transfer to the attention of the aforementioned contacts at the Secured Parties Counsel;

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provided that, the timely delivery by either such transferor or such Permitted Transferee of such notice of Transfer or Joinder Agreement, as applicable, shall be deemed effective for purposes of this Section 3(c), in which event (x) the Permitted Transferee shall be deemed to have acceded to the Letter of Direction to the extent of such transferred rights and obligations and all other Secured Obligations it may own or control, and (y) the transferor shall be deemed to relinquish its rights (and be released from its obligations) under the Letter of Direction to the extent of such transferred rights and obligations. Each undersigned Joinder Holder agrees that any Transfer of any Secured Obligations that does not comply with the terms and procedures set forth herein shall be deemed void ab initio, and each other Required Secured Party and Existing Joinder Holder shall have the right to enforce the voiding of such Transfer; provided, however, for the avoidance of doubt, that upon any purchase, acquisition, or assumption after the execution date of this Joinder Agreement by any Joinder Holder of any Secured Obligations shall automatically be deemed to be subject to all the terms of the Letter of Direction.

Notwithstanding anything to the contrary in this Section 3(c), a Required Secured Party or an Existing Joinder Holder, as applicable, may Transfer its Secured Obligations to an entity that is acting in its capacity as a Qualified Marketmaker (as defined below) solely with the purpose and intent of acting as a Qualified Marketmaker for such Secured Obligations without the requirement that the Qualified Marketmaker accede to the Letter of Direction with respect to such Secured Obligations, only if (A) such transferor provides notice to the aforementioned contacts at the Secured Parties Counsel of such Transfer within two (2) business days of such Transfer, which notice shall disclose the principal amount of Secured Obligations transferred and the identities of the transferor and the Qualified Marketmaker to whom the Secured Obligations or any right or interest therein has been transferred; (B) such Qualified Marketmaker subsequently Transfers such Secured Obligations within the earlier of (w) five (5) business days of its acquisition to a transferee that is not an affiliate, affiliated fund, or affiliated entity with a common investment advisor of such Qualified Marketmaker (provided that any Secured Obligations that are the subject of a pending trade, assignment, and/or Transfer as of the execution date of this Joinder Agreement shall comply with this Section 3(c)), (x) if Transferred to the Qualified Marketmaker prior to the date on which the hearing to consider entry of the Sale Order is set, the date of such hearing, (y) if Transferred to the Qualified Marketmaker after such hearing has occurred but the Sale Order has not yet been entered, the same day as the Transfer, or (z) if Transferred to the Qualified Marketmaker after the Sale Order is entered but before the sale

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approved thereunder has closed, at least two (2) business days before the scheduled date of such closing; and (C) such transferee of such Secured Obligations from the Qualified Marketmaker is a Permitted Transferee because it is a Required Secured Party or an Existing Joinder Holder or, in connection with and on the date of such Transfer, accedes to the Letter of Direction by executing a joinder agreement substantially in the form attached as Exhibit A to the Letter of Direction, which executed joinder agreement shall be delivered by the Qualified Marketmaker on such date to the attention of the aforementioned contacts at the Secured Parties Counsel; provided that, if a Qualified Marketmaker fails to comply with its obligations in this Section 3(c), such Qualified Marketmaker shall be deemed, without further action, to have acceded to the Letter of Direction solely with respect to such Secured Obligations and shall be obligated to perform the obligations under the Letter of Direction with respect to such Secured Obligations; provided, further that the Qualified Marketmaker shall automatically, and without further notice or action, no longer be deemed to have acceded to the Letter of Direction with respect to such Secured Obligations at such time that the Qualified Marketmaker Transfers such Secured Obligations to a Permitted Transferee in accordance with the aforementioned procedures; provided, further that each undersigned Joinder Holder agrees that any Transfer of any Secured Obligations that does not comply with the foregoing terms and procedures shall be deemed void ab initio, and each other Required Secured Party and Existing Joinder Holder shall have the right to enforce the voiding of such Transfer; provided, further that, notwithstanding anything to the contrary in this Letter of Direction, to the extent that a Required Secured Party or an Existing Joinder Holder, in each case, acting in its capacity as a Qualified Marketmaker, acquires after the date of this Joinder Agreement any Secured Obligations from a holder of such Secured Obligations that is not a Consenting First Lien Creditor (as defined in the Restructuring Support Agreement (defined below)), a Required Secured Party or an Existing Joinder Holder, such Qualified Marketmaker may Transfer such Secured Obligations without the requirement that the transferee accede to this Letter of Direction with respect to such Secured Obligations.

For purposes of this Letter of Direction, the term “Qualified Marketmaker” means an entity that (i) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from and sell to customers Secured Obligations, or enter with customers into long or short positions in Secured Obligations, in its capacity as a dealer or market maker in such Secured Obligations, and (ii) is, in fact, regularly in the business of making a market in claims, interests or securities of issuers or borrowers (including debt securities or other debt).

(d)	that item (a) and (b) above is and, subject to item (c) above, shall remain true at all times through the Closing Date.

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4. [Each of the][The] Joinder Holder[s] signatory hereto hereby confirms and agrees that neither the Letter of Direction nor this Joinder Agreement shall be revoked by such Joinder Holder; provided, however that the Letter of Direction and this Joinder Agreement shall be (a)(i) automatically revoked in relation to any Required Secured Party or any Joinder Holder (and the Letter of Direction shall remain in effect as to other Required Secured Parties and Joinder Holders) if the Restructuring Support Agreement, dated as of August 16, 2022, by and among Parent and each of its subsidiaries signatories thereunder, and each of the Required Secured Parties that signed the Direction Letter (together with the parties that accede to such Restructuring Support Agreement) (as amended and restated by that certain Amended and Restated Restructuring Support Agreement, dated March 24, 2023, and as may be further amended, modified, or otherwise supplemented from time to time, the “Restructuring Support Agreement”), is terminated with respect to such Required Secured Party or such Joinder Holder, as applicable, solely pursuant to Section 7(a)(xiv) of the Restructuring Support Agreement due to a waiver, modification, amendment or supplement to the “Newco Capitalization” or “Newco Governance” sections of the Term Sheet attached as Exhibit A to the Restructuring Support Agreement (as amended by that certain Amended Restructuring Term Sheet, dated March 24, 2023, and as may be further amended, modified, or otherwise supplemented from time to time, the “Restructuring Term Sheet”) or (ii) revocable by any Required Secured Party or any Joinder Holder (and the Letter of Direction shall remain in effect as to other Required Secured Parties and Joinder Holders) if the Restructuring Support Agreement has been terminated with respect to all Required Secured Parties and Joinder Holders and a transaction is agreed in principle in writing by holders of at least a majority in amount of the Secured Debt that would have otherwise given such Required Secured Party or such Joinder Holder, as applicable, a right to terminate the Restructuring Support Agreement pursuant to Section 7(a)(xiv) of the Restructuring Support Agreement solely with respect to the “Newco Capitalization” or “Newco Governance” sections of the Restructuring Term Sheet had the Restructuring Support Agreement then been in effect, (b) automatically revoked if the Purchase Agreement has been executed by the parties thereto, upon the termination of the Purchase Agreement pursuant to Section 8.1 thereof, or (c) automatically revoked if the Purchase Agreement has not been executed by the parties thereto, upon the termination of the Restructuring Support Agreement, and, in each case, prompt written notice shall be delivered to the Collateral Trustee by the Secured Parties Counsel or, in the event of revocation pursuant to Section 10(a)(ii) of the Letter of Direction or Section 4(a)(ii) hereof, by the applicable Required Secured Party or Joinder Holder as soon as reasonably practicable after the Secured Parties Counsel or such applicable Required Secured Party or Joinder Holder becomes aware of (and in any event within two (2) business days after becoming aware of) such termination of the Restructuring Support Agreement or Purchase Agreement, as applicable.

5. Except as set forth herein, this Joinder Agreement does not cancel, extinguish, limit or otherwise adversely affect any right or obligation of the parties under the Letter of Direction, the Credit Agreement, the Indentures, or the Collateral Trust Agreement. The parties hereto acknowledge and agree that all of the provisions of the Letter of Direction shall remain in full force and effect.

6. This Joinder Agreement shall be interpreted and enforced under the laws of the State of New York without regard to the conflict of laws principles thereof and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and permitted assigns of the Joinder Holders and the Collateral Trustee.

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7. This Joinder Agreement may be executed by the Joinder Holders in separate counterparts and the Collateral Trustee is hereby instructed to accept the signature pages of such counterparts. Facsimile or electronically transmitted signature pages shall constitute originals for all purposes.

8. If any of this Joinder Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Joinder Agreement and the Letter of Direction will remain in full force and effect. Any provision of this Joinder Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. This Joinder Agreement is delivered pursuant to and shall be governed in accordance with the Letter of Direction and the Collateral Trust Agreement.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the undersigned have executed this Joinder Agreement effective as of the date first written above.

JOINDER HOLDER: [Name of Holder of Secured Debt]

By:
Name:	[•]
Title:	[•]

Contact Information for Notices:
Address:	[•]
[•]
Tel. No.:	[•]
Fax. No.:	[•]
E-Mail:	[•]
Attention:	[•]

Secured Debt Held	Identifiers	Outstanding Principal Amount Held
Term Loans*	ID Number: BL3569235	$	[•]
FIGI: BBG00ZJYCXF5
ISIN: XAL2968EAE22
Revolving Loan*	ID Number: BL2967133	$	[•]
due 2024	FIGI: BBG00NRG5x06
ISIN: XAL2968EAD49
Revolving Loans*	ID Number: BL3589456	$	[•]
due 2026	FIGI: BBG00zV75F03
ISIN: N/A
LC Exposure*†		$	[•]
5.875% Senior Secured Notes due 2024	CUSIP: 29273D AA8 (Rule 144A) / G30407 AA1 (Reg. S) ISIN: US29273DAA81 (Rule 144A) / USG30407AA14 (Reg. S)	$	[•]
7.500% Senior Secured Notes due 2027	CUSIP: 69888X AA7 (Rule 144A) / U7024R AA2 (Reg. S) ISIN: US69888XAA72 (Rule 144A) / USU7024RAA24 (Reg. S)	$	[•]
6.125% Senior Secured Notes due 2029	CUSIP: 29280B AA3 (Rule 144A) / L2969B AA5 (Reg. S) ISIN: US29280BAA35 (Rule 144A) / USL2969BAA54 (Reg. S)	$	[•]

*	As defined in the Credit Agreement.
†	Including the face amount of outstanding letters of credit whether or not available or drawn.

[Signature Page to Joinder Agreement]

[Signature Page to Joinder Agreement]